UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________________

SCHEDULE 14A

______________________________________

Information Required in Proxy Statement
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NESCO HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

___________________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NESCO HOLDINGS, INC.
6714 Pointe Inverness Way, Suite 220
Fort Wayne, Indiana

Dear Nesco Holdings, Inc. Stockholder:

We cordially invite you to attend a special meeting of the stockholders of Nesco Holdings, Inc., a Delaware corporation (“we,” “us,” “our” the “Company” or “Nesco”), which will be held on February 18, 2021, at 10:00 a.m., Eastern time at www.virtualshareholdermeeting.com/NSCO2021SM (the “special meeting”). In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, Nesco has determined that the special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit questions during the special meeting by visiting www.virtualshareholdermeeting.com/NSCO2021SM and using a control number printed on your proxy card. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement.

At the special meeting, our stockholders will be asked to consider and vote upon:

1.      a proposal to approve, for purposes of complying with applicable New York Stock Exchange listing rules, (I) the issuance, (a) pursuant to the Investment Agreement of (i) between 140,000,000 and 152,600,000 newly issued shares of common stock, at a purchase price of $5.00 per share, and (ii) up to an additional 20,000,000 newly issued shares of common stock, at a purchase price of $5.00 per share, as a backstop to the Supplemental Equity Financing, in each case, to Platinum; (b) pursuant to the Investment Agreement, of shares of common stock in (i) a private placement, (ii) a registered public offering and/or (iii) a rights offering to its stockholders, in each case, for the aggregate amount of up to $200,000,000 (for the avoidance of doubt, including the Supplemental Equity Financing) and (c) pursuant to the Rollover Agreements, of an aggregate of 20,000,000 newly issued shares of common stock, at a purchase price of $5.00 per share, to Blackstone and certain other direct and/or indirect equity holders of Custom Truck One Source, L.P. (“Custom Truck”) and (II) the change of control resulting from the foregoing (collectively, the “NYSE Proposal”);

2.      four separate proposals to approve Nesco’s proposed amended and restated certificate of incorporation (the “Proposed Charter”), in the form attached to the proxy statement as Annex B, in connection with the Transaction (collectively, the “Charter Proposals,” together with the NYSE Proposal, the “Condition Precedent Proposals”); and

3.      a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals (the “Adjournment Proposal”). The Adjournment Proposal will be presented at the special meeting only if there are not sufficient votes to approve the Condition Precedent Proposals.

Each of these proposals is more fully described in the proxy statement, which you are encouraged to read carefully. The Closing is subject to the requisite Stockholder Approval of the NYSE Proposal and the Charter Proposals.

We are providing the proxy statement and proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Information about the special meeting, the Transaction and other related business to be considered by Nesco’s stockholders at the special meeting is included in the proxy statement. Whether or not you plan to attend the special meeting, we urge all of our stockholders to read the proxy statement, including the Annexes and the accompanying financial statements of Nesco and Custom Truck, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors.”

After careful consideration, the board of directors of Nesco (the “Board”) unanimously approved the Transaction and determined that the Transaction Agreements and the transactions contemplated thereby, including the Issuance and the adoption of the Proposed Charter, are advisable, fair to and in the best interests of Nesco and its stockholders, and the Board unanimously recommends that our stockholders vote “FOR” the approval of the NYSE Proposal, “FOR” the approval of each of the Charter Proposals and “FOR” the approval of the Adjournment Proposal. In considering the recommendation of our Board to vote in favor of the Transaction, stockholders should be aware that aside from their interests as stockholders, certain members of our Board and officers have interests in the Transaction that are different from, or in addition to, those of our other stockholders. Stockholders should take these interests into account in deciding whether to approve the Transaction. For additional information, please see the section entitled “Interests of Certain Persons in the Transaction.”

Your vote is very important.    Whether or not you plan to attend the special meeting, please vote as soon as possible by following the instructions in the proxy statement to make sure that your shares are represented at the special meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. Even if you have voted by proxy, you may still vote during the special meeting by visiting www.virtualshareholdermeeting.com/NSCO2021SM. To participate in the special meeting, you will need the 16-digit control number included on your proxy card.

If you submit your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the special meeting. If you fail to return your proxy card, and do not virtually attend the special meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you are a stockholder of record and you attend the special meeting and wish to vote during the special meeting, you may withdraw your proxy and vote at the special meeting.

On behalf of the Board, we would like to thank you for your support of Nesco Holdings, Inc. and look forward to a successful completion of the Transaction.

January 20, 2021 Sincerely,

/s/ Dyson Dryden	/s/ William Plummer
Dyson Dryden Co-Chairman	William Plummer Co-Chairman

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement is dated January 20, 2021, and is expected to be first mailed to our stockholders on or about January 20, 2021.

NOTICE OF SPECIAL MEETING OF
STOCKHOLDERS OF NESCO HOLDINGS, INC.

TO BE HELD ON, FEBRUARY 18, 2021

To the Stockholders of Nesco Holdings, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Nesco Holdings, Inc., a Delaware corporation (“Nesco”), will be held on February 18, 2021, at 10:00 a.m., Eastern time at www.virtualshareholdermeeting.com/NSCO2021SM. You are cordially invited to attend the special meeting to conduct the following items of business:

•        NYSE Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable New York Stock Exchange listing rules, (I) the issuance, (a) pursuant to the Investment Agreement of (i) between 140,000,000 and 152,600,000 newly issued shares of common stock, at a purchase price of $5.00 per share, and (ii) up to an additional 20,000,000 newly issued shares of common stock, at a purchase price of $5.00 per share, as a backstop to the Supplemental Equity Financing, in each case, to Platinum; (b) pursuant to the Investment Agreement, of shares of common stock in (i) a private placement, (ii) a registered public offering and/or (iii) a rights offering to its stockholders, in each case, for the aggregate amount of up to $200,000,000 (including, for the avoidance of doubt the consummation of the Supplemental Equity Financing); and (c) pursuant to the Rollover Agreements, of an aggregate of 20,000,000 newly issued shares of common stock, at a purchase price of $5.00 per share, to Blackstone and certain other direct and/or indirect equity holders of Custom Truck and (II) the change of control resulting from the foregoing.

•        Charter Proposals — To consider and vote upon four separate proposals to approve the Proposed Charter, in the form attached to the proxy statement as Annex B, in connection with the Transaction.

•        Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals. The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the Condition Precedent Proposals.

The above matters are more fully described in the proxy statement, which also includes, as Annex A and Annex D, respectively, a copy of each of the Purchase Agreement and the Investment Agreement. We urge you to read carefully the proxy statement in its entirety, including the Annexes and accompanying financial statements of Nesco and Custom Truck.

In light of ongoing developments related COVID-19, after careful consideration, Nesco has determined that the special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit questions during the special meeting by visiting www.virtualshareholdermeeting.com/NSCO2021SM and using the control number printed on your proxy card. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement. The record date for the special meeting is, January 19, 2021. Only stockholders of record at the close of business on that date may vote at the special meeting or any adjournment thereof. A complete list of our stockholders of record entitled to vote at the special meeting will be available for 10 days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Approval of the NYSE Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the shares of common stock present (in person or by proxy) at the special meeting entitled to vote thereon at the special meeting. Approval of the Charter Proposals requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of common stock entitled to vote thereon at the special meeting.

A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the Charter Proposals will have the same effect as a vote “AGAINST” any such proposal. An abstention from voting on any of the NYSE Proposal or the Adjournment Proposal will have the same effect as a vote “AGAINST” any such proposal. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting) and a broker non-vote on either of the NYSE Proposal or the Adjournment Proposal will have no effect on the outcome of any such proposal.

The Board unanimously recommends that you vote “FOR” each of these proposals.

January 20, 2021 By Order of the Board of Directors,

/s/ Dyson Dryden	/s/ William Plummer
Dyson Dryden Co-Chairman	William Plummer Co-Chairman

i

SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, and the other documents referred to herein, for a more complete understanding of the matters to be considered at the Special Meeting. In addition, for definitions used commonly throughout this proxy statement, including this summary term sheet, please see the section entitled “Certain Defined Terms.”

•        Nesco Holdings, Inc., a Delaware corporation, serves as the parent for our primary operating company, NESCO, LLC. NESCO, LLC, an Indiana limited liability company, together with its wholly owned subsidiaries, is one of the largest specialty equipment rental providers to the growing electric utility transmission and distribution, telecom and rail industries in North America. Nesco offers its specialized equipment to a diverse customer base used primarily for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems. For more information about Nesco Holdings, Inc. and its affiliates that are party to the transactions described in this proxy statement, please see the section entitled “Information About Nesco.”

•        Custom Truck One Source, L.P., a Delaware limited partnership, is a leading provider of specialty equipment, primarily serving the electric utility transmission and distribution, rail and other infrastructure-related end-markets in North America. Its equipment is used primarily for the maintenance, repair, upgrade, and installation of critical infrastructure. Custom Truck One Source, L.P., operates with a differentiated “one-stop-shop” business model, offering equipment rental, new and used equipment sales, and aftermarket parts and service out of 26 locations across the U.S. and Canada. Custom Truck One Source, L.P. and its customers also benefit from its sophisticated sourcing model and large-scale integrated production and customization capabilities, which enhance the quality and diversity of its equipment offerings, reduce both cost and lead times for equipment sales and provide greater flexibility to optimize its rental fleet. These attributes, together with a strong reputation built over many years, position Custom Truck One Source, L.P. to capitalize on attractive secular growth trends across its end-markets. For more information about Custom Truck One Source, L.P. and its affiliates that are party to the transactions described in this proxy statement, please see the section entitled “Information About Custom Truck.”

•        On December 3, 2020, Nesco Holdings, Inc. and Nesco Holdings II, Inc., a subsidiary of Nesco Holdings, Inc., certain affiliates of The Blackstone Group Inc. (direct and indirect equity holders of Custom Truck One Source, L.P.) and other direct and indirect equity holders of Custom Truck One Source, L.P., among other parties, entered into a purchase and sale agreement pursuant to which Nesco Holdings, Inc. will indirectly acquire 100% of the partnership interests of Custom Truck One Source, L.P. See “The Transaction and the Transaction Agreements — The Purchase Agreement — General Description of the Purchase Agreement.”

•        In connection with its acquisition of Custom Truck One Source, L.P., Nesco Holdings, Inc. entered into a common stock purchase agreement, dated December 3, 2020 with PE One Source Holdings, LLC providing for the sale of common stock to PE One Source Holdings, LLC, the proceeds of will be between $700 million and $763 million, and which proceeds will be used in part to fund the purchase of Custom Truck One Source, L.P. Pursuant to such common stock purchase agreement, Nesco Holdings, Inc. also agreed to use its reasonable best efforts to sell shares of common stock to investors other than PE One Source Holdings, LLC in (i) a private placement, (ii) a registered public offering and/or (iii) a rights offering to its stockholders, in each case, for the aggregate amount of up to $200,000,000. Such common stock purchase agreement provides for the additional issuance of common stock yielding proceeds of no more than $100,000,000, if necessary, to backstop such third party issuance. See “The Transaction and the Transaction Agreements — Common Stock Purchase Agreement.”

•        In connection with its obligations under the common stock purchase agreement described in the prior paragraph, Nesco Holdings, Inc. entered into subscription agreements providing for the sale of 28,000,000 shares of common stock in a private placement at a price of $5.00 per share to investors other than PE One Source Holdings, LLC. See “The Transaction and the Transaction Agreements — Common Stock Purchase Agreement — Other Covenants and Agreements.”

•        In connection with its acquisition of Custom Truck One Source, L.P., Nesco Holdings, Inc. entered into certain rollover and contribution agreements, each dated December 3, 2020, by and between Nesco Holdings, Inc. and certain direct and indirect equity holders of Custom Truck One Source, L.P., entered into in connection with the rollover of equity in Custom Truck One Source, L.P. with a value of approximately $100 million in exchange for Nesco Holdings, Inc. common stock at a price of $5.00 per share. See “The Transaction and the Transaction Agreements — Rollover Agreements.”

•        In connection with its acquisition of Custom Truck One Source, L.P., Nesco Holdings, Inc. entered into a debt commitment letter, dated December 3, 2020, with Bank of America, N.A., BofA Securities, Inc. and PE One Source Holdings, LLC, providing for, subject to the satisfaction of certain conditions, an asset-based revolving credit facility in an aggregate principal amount of $750.0 million, $400.0 million of which shall be available on the closing date to finance the purchase price or, when determined, for working capital adjustments payable under the purchase agreement; and an issuance of secured high yield notes yielding $1.0 billion in gross cash proceeds and/or to the extent that the issuance of such notes yields less than $1.0 billion in gross cash proceeds or such cash proceeds are otherwise unavailable to consummate the transactions contemplated by this proxy statement, loans under a senior secured bridge facility yielding up to $1.0 billion in gross cash proceeds (less the gross cash proceeds received from the notes and available for use, if any). See “Note 4 to Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.”

•        In connection with the acquisition of Custom Truck One Source, L.P., the largest stockholders of Nesco Holdings, Inc. (collectively representing approximately 70% of Nesco Holdings, Inc.’s outstanding common stock) agreed to vote in favor of the transactions contemplated by this proxy statement, subject to certain conditions, including the “ratchet down” of the aggregate number of shares required to vote in favor of the transaction to 39.0% of the total number of Nesco’s outstanding shares of common stock upon a change of recommendation by the board of directors of Nesco Holdings, Inc. See “The Transaction and the Transaction Agreements — The Voting Agreement.”

•        As of January 19, 2021, the record date for the Special Meeting, there were 49,156,753 shares of Nesco Holdings, Inc. common stock issued and outstanding.

•        On the terms and conditions set forth in the investment agreement, Nesco Holdings, Inc. expects to issue 147,800,000 shares of common stock to PE One Source Holdings, LLC or certain of its affiliates at a price per share of $5.00.

•        On the terms and conditions set forth in the subscription agreements described above, Nesco Holdings, Inc. expects to issue 28,000,000 shares of common stock at a price of $5.00 per share.

•        Nesco Holdings, Inc. anticipates entering into an asset-based revolving credit facility in an aggregate principal amount of $750.0 million and anticipates drawing initial borrowings of up to $400.0 million in order to consummate the transactions described in this proxy statement.

•        Nesco Holdings, Inc. anticipates issuing $960 million in senior secured high yield notes, the proceeds of which will be used to consummate the transactions described in this proxy statement.

•        It is anticipated that, upon completion of the Transactions: (i) Nesco Holdings, Inc.’s current shareholders and investors in the Supplemental Equity Financing will own approximately 31% of Nesco Holdings, Inc., (ii) affiliates of PE One Source holdings, LLC, will own approximately 60% of Nesco Holdings, Inc. and (iii) affiliates of the Blackstone Group Inc. will own approximately 7% of Nesco Holdings, Inc. (in each case excluding warrants).

•        The board of directors of Nesco Holdings, Inc. conducted an overall review of the factors identified in this proxy statement that relate to the transaction described herein and considered the factors overall to be favorable to and to support its determination to approve the transactions described herein. See “The Transactions and the Transaction Related Agreements — Nesco’s Reason for the Transaction; Recommendation of the Nesco Board of Directors.”

•        At the Special Meeting, the shareholders of the Company will be asked to consider and vote upon:

•        NYSE Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable New York Stock Exchange listing rules, (I) the issuance, (a) pursuant to the investment agreement described above of (i) between 140,000,000 and 152,600,000 newly issued shares of common stock, at a purchase price of $5.00 per share, and (ii) up to an additional 20,000,000 newly issued shares of common stock, at a purchase price of $5.00 per share, as a backstop to the additional equity financing described above, in each case, to Platinum; (b) pursuant to the investment agreement described above, of shares of common stock in (i) a private placement, (ii) a registered public offering and/or (iii) a rights offering to its stockholders, in each case, for the aggregate amount of up to $200,000,000 (including, for the avoidance of doubt the consummation of the Supplemental Equity Financing); and (c) pursuant to the rollover agreements described above, of an aggregate of 20,000,000 newly issued shares of common stock, at a purchase price of $5.00 per share, to affiliates of The Blackstone Group Inc. and certain other direct and/or indirect equity holders of Custom Truck and (II) the change of control resulting from the foregoing;

•        Charter Proposals — four separate proposals to approve the proposed charter, in the form attached to the proxy statement as Annex B, in connection with the transactions described in this proxy statement; and

•        Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the two forgoing proposals. The adjournment proposal will only be presented at the special meeting if there are not sufficient votes to approve the two forgoing proposals.

•        Certain of Nesco’s stockholders holding approximately 70% of Nesco’s outstanding shares have entered into a voting support agreement to vote in favor of the proposals described above. Accordingly, unless the Board changes its recommendation (in which case the percentage of common stock bound by the Voting Agreement decreases to 39.0%, as explained in the section entitled “The Transactions and Transaction Agreement — The Voting Agreement”), the vote of such stockholders is sufficient for the adoption of the proposals, regardless of how any other Nesco stockholder votes. Please see the sections entitled “Proposal No. 1 — The NYSE Proposal,” “Proposal No. 2 — Charter Proposal A — Approval of Change to Authorized Capital Stock, As Set Forth in the Proposed Charter,” “Proposal No. 3 — Charter Proposal B — Approval of Change to Permit Stockholder Action By Written Consent,” “Proposal No. 4 — Charter Proposal C — Approval of Certain Business Combination Provisions in the Proposed Charter,” “Proposal No. 5 — Charter Proposal D — Approval of the Proposed Charter,” and “Proposal No. 6 — The Adjournment Proposal.”

•        Unless waived by the parties to the transaction agreements, and subject to applicable law, the closing of the transactions described in this proxy statement are subject to a number of conditions set forth in the applicable agreements. See “The Transactions and Transaction Agreements — The Purchase Agreement — Conditions to the Closing” and “The Transactions and Transaction Agreements — Common Stock Purchase Agreement — Conditions to the Subscription.”

•        The transaction agreements may be terminated at any time prior to the consummation of the transactions upon agreement of the parties thereto or in specified circumstances. See “The Transactions and Transaction Agreements — The Purchase Agreement — Termination of the Purchase Agreement” and “The Transactions and Transaction Agreements — Common Stock Purchase Agreement — Termination of the Investment Agreement” and “The Transaction and Transaction Agreements — The Voting Agreement — Termination.”

•        The proposed transactions involve numerous risks. See “Risk Factors” beginning on page 18 of this proxy statement.

CERTAIN DEFINED TERMS

In this proxy statement, unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “Nesco” refer to Nesco Holdings, Inc.

In this proxy statement:

“Acquisition” means the acquisition of 100% of the partnership interests of Custom Truck and the Blocker Companies pursuant to the Purchase Agreement.

“Adjournment Proposal” means the proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals.

“Amended and Restated Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement to be entered into by Nesco, Platinum, Blackstone, certain affiliates of ECP and Capitol.

“Blackstone” means collectively, the investment funds associated with The Blackstone Group Inc.

“Board” means the board of directors of Nesco.

“Buyer” means Nesco Holdings II, Inc., a subsidiary of Nesco.

“Capitol” means collectively Capitol Acquisition Founder IV, LLC and Capitol Acquisition Management IV, LLC.

“Charter Proposals” means the proposals to approve Nesco’s Proposed Charter, in the form attached to this proxy statement as Annex B and detailed in Proposal No. 2 through Proposal No. 5 of this proxy statement, in connection with the Transaction.

“Closing” means the closing of the Transaction.

“Closing Date” means the closing date of the Transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“combined business” means the combined business of Custom Truck and Nesco and its subsidiaries following the consummation of the Transaction.

“common stock” means the shares of common stock, par value $0.0001 per share, of Nesco.

“Condition Precedent Proposals” means the NYSE Proposal and the Charter Proposals.

“Custom Truck” means Custom Truck One Source, L.P.

“Current Bylaws” means the bylaws of Nesco that are currently in effect, as of the date of this proxy statement.

“Current Charter” means the certificate of incorporation, dated July 30, 2019, of Nesco that is currently in effect, as of the date of this proxy statement.

“Debt Commitment Letter” means the debt commitment letter dated December 3, 2020, by and among Bank of America, N.A., BofA Securities, Inc., Nesco Holdings, Inc. and PE One Source Holdings, LLC, as amended and/or supplemented from time to time.

“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter necessary to fund a portion of the consideration to be paid pursuant to the terms of the Purchase Agreement, to repay, redeem, defease or otherwise discharge third-party indebtedness of Nesco and Custom Truck and to pay fees and expenses related to the foregoing.

“DGCL” means the General Corporation Law of the State of Delaware.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Floorplan Financing” means (a) the Inventory Loan, Guaranty and Security Agreement, dated as of August 15, 2017, by and among Custom Truck & Equipment, LLC, the other credit parties, the lenders and PNC Equipment Finance, LLC, as amended by the First Amendment to Inventory Loan, Guaranty and Security Agreement, dated as

v

of May 4, 2018, the Second Amendment to Inventory Loan, Guaranty and Security Agreement, dated as of May 4, 2018, the Third Amendment to Inventory Loan, Guaranty and Security Agreement, dates as of June 4, 2018, the Fourth Amendment to Inventory Loan, Guaranty and Security Agreement, dated as of November 30, 2018, the Fifth Amendment to Inventory, Loan, Guaranty and Security Agreement, dated as of August 5, 2019, and the Sixth Amendment to Inventory Loan, Guaranty and Security Agreement, dated as of August 30, 2019, (b) the Wholesale Financing Agreement, dated as of March 13, 2006 between Custom Truck & Equipment, LLC and Mercedes-Benz Financing Services USA LLC (successor in interest to DaimlerChrysler Financial Services Americas LLC), as amended by the Amendment to Wholesale Financing Agreement, dated as of January 30, 2015 and the Terms and Conditions to Wholesale Financing Agreement, dated as of January 30, 2019, and (c) the Inventory Financing Agreement, dated as of June 2, 2020, between Custom Truck & Equipment, LLC and PACCAR Financial Corp.

“Floorplan Financing Facilities” means those certain financing agreements governing the Floorplan Financing.

“GAAP” means generally accepted accounting principles in the United States.

“Investment Agreement” means the Common Stock Purchase Agreement, dated December 3, 2020, by and between Nesco and Platinum, as the same may be amended or supplemented from time to time.

“Issuance” means, collectively, the issuance of shares of common stock in the Subscription, the Supplemental Equity Financing and the Rollover.

“New ABL Facility” means that certain ABL Facility providing for aggregate commitments of up to $750 million, subject to a borrowing base, $400 million of which is available to be drawn at Closing, expected to be entered into in connection with the Debt Financing.

“Notes” means senior secured notes pursuant to Rule 144A or other private placement issued by Nesco or one of its subsidiaries, the proceeds of which are used to consummate the Transaction.

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” means the proposal to approve, for purposes of Section 312.03 of the NYSE Listed Company Manual, the issuance of the shares of common stock pursuant to the Issuance, and related change of control.

“OEC” means original equipment cost.

“Proposed Bylaws” means the proposed amended and restated bylaws of Nesco, substantially in the form attached hereto as Annex C, which will become Nesco’s bylaws upon the Closing.

“Proposed Charter” means the proposed amended and restated certificate of incorporation of Nesco, in the form attached hereto as Annex B, which will become Nesco’s certificate of incorporation upon the approval of the Charter Proposal, assuming the consummation of the Transaction.

“PTA” means parts, tools and accessories.

“Purchase Agreement” means the Purchase and Sale Agreement, dated December 3, 2020, by and among Nesco and Nesco Holdings II, Inc., a subsidiary of Nesco, certain affiliates of Blackstone and other direct and indirect equity holders of Custom Truck, Sellers’ Representative and, solely with respect to Section 9.04 of the Purchase Agreement, Platinum, as the same may be amended or supplemented from time to time.

“Platinum” means PE One Source Holdings, LLC.

“Platinum Fund V” means Platinum Equity Capital Partners V, L.P., a Delaware limited partnership.

“Rollover” means the contribution by certain equity holders of Custom Truck and/or the Blocker Companies, as applicable, of a portion of their equity interests in Custom Truck and/or the Blocker Companies, as applicable, with an aggregate value of approximately $100 million in exchange for shares of Nesco’s common stock, valued at $5.00 per share together with such other Sellers, to the extent any additional Sellers elect to similarly contribute their equity interests in Custom Truck and/or the Blocker Companies, as applicable, in exchange for shares of Nesco common stock and execute a rollover agreement in substantially the same form as the Rollover Agreements.

“Rollover Agreements” means those certain Rollover and Contribution Agreements, each dated December 3, 2020, by and between Nesco and certain direct and indirect equity holders of Custom Truck, entered into in connection with the Rollover together with such other rollover agreements entered into with any Seller in connection with the Rollover.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means the direct and indirect equity holders of Custom Truck.

“Sellers’ Representative” means Blackstone Capital Partners VI-NQ L.P.

“special meeting” means the special meeting of the stockholders of Nesco that is the subject of this proxy statement.

“Stockholder Approval” means, collectively, the approval at the special meeting by (i) with respect to the NYSE Proposal, the affirmative vote of a majority of the shares of common stock present in person, which would include voting at the virtual special meeting, or by proxy at the special meeting entitled to vote thereon at the special meeting and (ii) with respect to the Charter Proposals, the affirmative vote in person, which would include voting at the virtual special meeting, or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote thereon at the special meeting.

“Subscription” means the issuance and sale to Platinum of (i) common stock, for an aggregate purchase price in the range of $700 million to $763 million, with the specific amount to be calculated in accordance with the Investment Agreement based upon the total equity funding required to fund the consideration to be paid pursuant to the terms of the Purchase Agreement, and (ii) additional shares of common stock for an aggregate purchase price of not more than $100 million, if necessary, in connection with the Supplemental Equity Financing.

“Supplemental Equity Financing” means the sale of 28,000,000 shares of common stock in a private placement at a price per share of $5.00 for aggregate proceeds of $140 million.

“Transaction” means, collectively, the Acquisition, the Rollover, the Subscription, the Supplemental Equity Financing and the Debt Financing.

“Transaction Agreements” mean, collectively, the Purchase Agreement, the Investment Agreement, the Rollover Agreements and the Debt Commitment Letter.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Voting Agreement” means the Voting and Support Agreement, dated as of December 3, 2020, by and among Platinum, ECP and Capitol, as the same may be amended or supplemented from time to time.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements made in this proxy statement and the documents incorporated herein by reference that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations of Nesco and Custom Truck, including descriptions of Nesco’s and Custom Truck’s business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” and other similar expressions. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this proxy statement and the documents incorporated herein by reference, you should understand that these statements are not guarantees of performance or results. The forward looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. Some important factors that may materially affect such forward-looking statements and projections include:

•        that the financial condition and results of operations of the combined business may be adversely affected by the recent COVID-19 pandemic or other similar outbreaks;

•        the risk that a condition to closing of the Transaction may not be satisfied or that one of more of the Transaction Agreements may be terminated in accordance with its terms and the Transaction may not be completed, including the risk that we may be unable to obtain governmental and regulatory approvals required for the Transaction, or that required governmental and regulatory approvals may delay the Transaction or result in the imposition of conditions that could reduce the anticipated benefits from the proposed Transaction or cause the parties to abandon the proposed Transaction;

•        the cyclical demand for our services and vulnerability to industry downturns and regional and national downturns;

•        fluctuations in our revenue and operating results;

•        our ability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner;

•        competition from existing and new competitors;

•        increases in the cost of new equipment and our ability to procure such equipment in a timely fashion;

•        our ability to successfully integrate acquired businesses;

•        our ability to recruit and retain experienced personnel;

•        the impact of the current or additional unionization of our work force;

•        the effect of disruptions in our information technology systems, including our customer relationship management system;

•        our ability to obtain additional capital on commercially reasonable terms;

•        our ability to renew our leases upon their expiration;

•        our ability to keep pace with technological developments;

•        potential disruptions at our production and manufacturing locations;

•        the potential impact of material weaknesses in our system of internal controls;

•        the impact of third party reports on market perception of our financial performance;

•         unfavorable conditions or further disruptions in the capital and credit markets;

•        our relationships with equipment suppliers and dependence on key suppliers to obtain adequate or timely equipment;

•        our dependence on third-party contractors to provide us with various services;

•        a need to recognize additional impairment charges related to goodwill, identified intangible assets and fixed assets;

•        our ability to collect on accounts receivable;

•        risks related to our international operations;

•        risks related to legal proceedings or claims, including liability claims;

•        laws and regulatory developments that may fail to result in increased demand for our services;

•        safety and environmental requirements that may subject us to unanticipated liabilities; and

•        the complexity of complying with multiple regulatory regimes due to our geographic breadth;

•        the length of time necessary to consummate the Transaction, which may be longer than anticipated for various reasons;

•        the diversion of management time on transaction-related issues;

•        the impact of a failure to consummate the Transaction;

•        expenses associated with the Transaction and a potential inability to integrate the combined business;

•        impacts of the accounting treatment applicable to the Transaction;

•        the risk that the cost savings, synergies and growth from the Transaction may not be fully realized or may take longer to realize than expected;

•        the uncertainty associated with our pro forma condensed combined financial information;

•        the amount and nature of the debt incurred to finance the Transaction; and

•        other factors discussed under the heading “Risk Factors” or elsewhere in this proxy statement.

These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this proxy statement. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the Transaction. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the Annexes and the other documents referred to herein, to fully understand the Transaction and the voting procedures for the special meeting, which will be held on February 18, 2021, at 10:00 a.m., Eastern time, at www.virtualshareholdermeeting.com/NSCO2021SM.

Q:     Why am I receiving this proxy statement?

A:     Nesco stockholders are being asked to consider and vote upon, among other things, proposals to (a) approve, for purposes of Section 312.03 of the NYSE Listed Company Manual, the issuance of the shares of common stock pursuant to the Issuance, and related change of control and (b) approve Nesco’s Proposed Charter in connection with the Transaction. In addition, Nesco stockholders are being asked to consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals. The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the Condition Precedent Proposals.

This proxy statement and its annexes contain important information about the proposed Transaction and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:     When and where is the special meeting?

A:     The special meeting will be held on February 18, 2021, at 10:00 a.m., Eastern time at www.virtualshareholdermeeting.com/NSCO2021SM.

In light of ongoing developments related to COVID-19, and the related protocols that governments have implemented, the Board determined that the special meeting will be a virtual meeting conducted exclusively via live webcast. The Board believes that this is the right choice for Nesco and its stockholders at this time, as it permits stockholders to attend and participate in the special meeting while safeguarding the health and safety of Nesco’s stockholders, directors and management team. You will be able to attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting www.virtualshareholdermeeting.com/NSCO2021SM. To participate in the virtual meeting, you will need a 16-digit control number printed on your proxy card. The meeting webcast will begin promptly at 10:00 a.m., Eastern time. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures. Because the special meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend.

Q:     What are the specific proposals on which I am being asked to vote at the special meeting?

A:     Nesco’s stockholders are being asked to approve the following proposals:

•        NYSE Proposal — A proposal to approve, for purposes of Section 312.03 of the NYSE Listed Company Manual, the issuance of the shares of common stock pursuant to the Issuance, and related change of control.

•        Charter Proposals — Four separate proposals to approve Nesco’s Proposed Charter, in the form attached to this proxy statement as Annex B, in connection with the Transaction, which proposals relate to approval of (i) increasing the authorized capital stock of Nesco, (ii) permitting stockholder action by written consent in certain circumstances, (iii) including certain business combination provisions analogous to Section 203 of the DGCL and (iv) the adoption of the Proposed Charter generally.

x

•        Adjournment Proposal — A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals. The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the Condition Precedent Proposals.

Q:     Are the proposals conditioned on one another?

A:     Yes, the Closing is conditioned on the approval of the NYSE Proposal and each of the Charter Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

Q:     What will happen in the Transaction?

A:     On December 3, 2020, Nesco and Nesco Holdings II, Inc., a subsidiary of Nesco (“Buyer”), entered into the Purchase Agreement with certain affiliates of Blackstone and other direct and indirect equity holders (collectively, “Sellers”) of Custom Truck, Blackstone Capital Partners VI-NQ L.P. (“Sellers’ Representative”) and, solely with respect to Section 9.04 of the Purchase Agreement, Platinum, pursuant to which Buyer has agreed to acquire, directly and indirectly, 100% of the partnership interests of Custom Truck (collectively, the “Acquisition”). Upon consummation of the Acquisition, Sellers will receive a base purchase price of $1.475 billion, subject to customary adjustments in respect of the cash, indebtedness, net working capital, and transaction expenses of Custom Truck as of the Closing (as described below), as well as an adjustment on the basis of the original equipment cost of the rental fleet inventory owned by Custom Truck as of the Closing Date. In connection with the Acquisition, Nesco and certain Sellers entered into Rollover and Contribution Agreements (“Rollover Agreements”), pursuant to which such Sellers agreed to contribute a portion of their direct and indirect equity interests in Custom Truck with an aggregate value of $100 million in exchange for shares of Nesco’s common stock, valued at $5.00 per share. The contributions of equity interests in exchange for shares of common stock contemplated by the Rollover Agreements will be consummated immediately prior to the Closing.

On December 3, 2020, Nesco also entered into the Investment Agreement with Platinum, relating to the issuance and sale (the “Subscription”) to Platinum of (i) common stock, for an aggregate purchase price in the range of $700 million to $763 million, with the specific amount to be calculated in accordance with the Investment Agreement based upon the total equity funding required to fund the consideration to be paid pursuant to the terms of the Purchase Agreement, and (ii) additional shares of common stock for an aggregate purchase price of not more than $100 million, if necessary, in connection with the Supplemental Equity Financing (as defined below). The shares of common stock issued and sold to Platinum will have a purchase price of $5.00 per share. Nesco has also entered into subscription agreements in connection with the Supplemental Equity Financing. The proceeds of the Subscription and the Supplemental Equity Financing will be used to pay a portion of the purchase price in the Acquisition and other fees and expenses. To the extent the proceeds of the Subscription, the Supplemental Equity Financing and the Debt Financing exceed the amount required to pay the purchase price, fees and expenses related to the Transaction and indebtedness required to be discharged in connection therewith, the amount of any Debt Financing will be correspondingly reduced.

In connection with entering into the Purchase Agreement, Nesco and Platinum entered into a debt commitment letter dated December 3, 2020, as amended and/or supplemented from time to time (the “Debt Commitment Letter”), with Bank of America, N.A. and BofA Securities, Inc. (the “Commitment Parties”), pursuant to which the Commitment Parties have agreed to provide a portion of the financing necessary to fund (to the extent not funded with the proceeds of the Notes) the consideration to be paid pursuant to the terms of the Purchase Agreement, to repay, redeem, defease or otherwise discharge third-party indebtedness of Nesco and Custom Truck and to pay fees and expenses related to the foregoing.

The Debt Financing is anticipated to consist of the following:

•        an asset-based revolving credit facility in an aggregate principal amount of $750.0 million, $400.0 million of which shall be available on the closing date to finance the purchase price or, when determined, for working capital adjustments payable under the Purchase Agreement; and

•        an issuance of Notes yielding $1.0 billion in gross cash proceeds and/or to the extent that the issuance of such Notes yields less than $1.0 billion in gross cash proceeds or such cash proceeds are otherwise unavailable to consummate the Transaction, loans under a senior secured bridge facility yielding up to $1.0 billion in gross cash proceeds (less the gross cash proceeds received from the Notes and available for use, if any).

Q:     How will the Transaction impact the shares of Nesco common stock?

A:     Other than the dilutive impact described in the following sentence, the Transaction will have no impact on the shares of Nesco outstanding prior to the Closing. In the Transaction, (i) between 140,000,000 and 152,600,000 shares of common stock will be issued to Platinum in the Subscription, (ii) 20,000,000 shares of common stock will be issued in the aggregate to Blackstone and other Custom Truck sellers in the Rollover and (iii) 28,000,000 shares of common stock will be issued in the Supplemental Equity Financing.

Q:     Will the Board or management of Nesco change in the Transaction?

A:     Yes, at Closing, the Board will be reconstituted to include up to 11 directors, with up to 7 directors designated by Platinum, 1 director designated by each of ECP, Capitol and Blackstone and the chief executive officer of Nesco. Three of the directors will be independent directors. Fred Ross, chief executive officer of Custom Truck, is expected to serve as chief executive officer of Nesco following the Closing. In addition, Ryan McMonagle, chief operating officer of Custom Truck, is expected to serve as chief operating officer of Nesco following the Closing. Platinum’s director designees will have a majority of the voting power of the Board at Closing. See “Management and Directors After the Transaction.”

Q:     What conditions must be satisfied to complete the Transaction?

A:     There are a number of closing conditions in the Purchase Agreement and the Investment Agreement, including the approval by Nesco’s stockholders of the NYSE Proposal and the Charter Proposals. For a summary of the conditions that must be satisfied or waived prior to completion of the Transaction, see the sections entitled “The Transaction and the Transaction Agreements — The Purchase Agreement — Conditions to the Closing” and “The Transaction and the Transaction Agreements — Common Stock Purchase Agreement — Conditions to the Subscription.”

Q:     Why is Nesco proposing the NYSE Proposal?

A:     We are proposing the NYSE Proposal because Nesco’s common stock is listed on the NYSE and, as a result, Nesco is subject to certain NYSE listing rules and regulations. Pursuant to Section 312.03(c) of the NYSE Listed Company Manual, subject to certain exceptions, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. In addition, pursuant to Section 312.03(d) of the NYSE Listed Company Manual, stockholder approval is required for any issuance that will result in a change of control of the issuer. We are seeking stockholder approval of the Issuance (including the Subscription, the Supplemental Equity Financing and the Rollover), under Section 312.03(c) and Section 312.03(d) of the NYSE Listed Company Manual. For additional information, please see the section entitled “Proposal No. 1 — The NYSE Proposal.”

Q:     Why is Nesco proposing the Charter Proposals?

A:     We are proposing the Charter Proposals because the adoption of the Proposed Charter requires Nesco stockholder approval under the DGCL. For additional information, please see the section entitled “The Charter Proposals.”

Q:     Why is Nesco proposing the Adjournment Proposal?

A:     We are proposing the Adjournment Proposal to allow our Board to adjourn the special meeting to a later date or dates to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals. The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the Condition Precedent Proposals. For additional information, please see the section entitled “Proposal No. 6 — The Adjournment Proposal.”

Q:     What happens if I sell my shares of common stock before the special meeting?

A:     The record date for the special meeting is earlier than the date that the Transaction is expected to be completed. If you transfer your shares of common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. If you transfer your shares of common stock prior to the record date, you will have no right to vote those shares at the special meeting.

Q:     What vote is required to approve the proposals presented at the special meeting?

A:     Approval of each of the NYSE Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the shares of common stock present in person, which would include voting at the virtual special meeting, or by proxy at the special meeting entitled to vote thereon at the special meeting. This means that there must be more votes “FOR” such proposal than the aggregate of votes “AGAINST” such proposal at the special meeting. Abstentions will be counted as votes cast “AGAINST” such proposal. “Broker non-votes” will have no effect on the outcome of each proposal.

Approval of the Charter Proposals requires the affirmative vote in person, which would include voting at the virtual special meeting, or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote thereon at the special meeting. Abstentions, broker non-votes and failures to vote by proxy or to vote in person at the special meeting will have the same effect as a vote “AGAINST” this proposal.

Q:     How will ECP and Capitol vote?

A:     Pursuant to the Voting Agreement, except in the case of a change of recommendation by the Board in accordance with the Investment Agreement, each of ECP and Capitol has agreed to vote all of its shares of common stock in favor of each proposal. The shares of common stock held by ECP and Capitol represent approximately 70% of the outstanding shares of common stock. Accordingly, unless the board changes its recommendation (in which case the percentage of common stock bound by the Voting Agreement decreases to 39.0%, as explained in the section entitled “The Transactions and Transaction Agreement — The Voting Agreement”), the vote by ECP and Capitol in favor of the proposals is sufficient for the adoption of each proposal, regardless of how any other Nesco stockholder votes.

Q:     How many votes do I have at the special meeting?

A:     Our stockholders are entitled to one vote on each proposal presented at the special meeting for each share of common stock held of record as of January 19, 2021, the record date for the special meeting. As of the close of business on the record date, there were 49,156,753 outstanding shares of our common stock.

Q:     What constitutes a quorum at the special meeting?

A:     A majority of the issued and outstanding shares of Nesco’s common stock entitled to vote as of the record date at the special meeting must be present, in person (which would include presence at the virtual special meeting) or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. As of the record date for the special meeting, shares of our common stock would be required to achieve a quorum.

Q:     Did Nesco’s Board obtain a third-party fairness opinion in determining whether or not to proceed with the Transaction?

A:     Yes, Nesco obtained a fairness opinion from J.P. Morgan Securities LLC (“J.P. Morgan”), which concluded that, based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by JP Morgan, the Transaction (as defined in the section titled “The Transaction and the Transaction Agreements — Opinion of Nesco’s Financial Advisor”) was fair, from a financial point of view, to Nesco. For additional information, please see the section entitled “The Transaction and the Transaction Agreements — Opinion of Nesco’s Financial Advisor.”

Q:     Do I have appraisal rights if I object to the Transaction?

A:     No. Appraisal rights are not available to holders of our common stock in connection with the Transaction.

Q:     When is the Transaction expected to be completed?

A:     Nesco is working to complete the Transaction as soon as practicable and expects the Closing to occur in the first quarter of 2021. However, the Transaction is subject to various regulatory clearances and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Nesco could result in the Transaction being completed at a later time or not at all. There may be a substantial amount of time between the special meeting and the completion of the Transaction.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement, including the Annexes, and to consider how the Transaction will affect you as a stockholder.

         You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     Voting of Shares by Holders of Record

Voting by Telephone, Internet or Mail

If you were the record holder of shares of our common stock as of the record date, you may submit your proxy in one of the following ways:

•        use the toll-free number shown on your proxy card;

•        visit the website shown on your proxy card to vote via the internet; or

•        complete, sign, date and return the enclosed proxy card in the postage-paid envelope.

Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the special meeting, please vote by telephone, internet or mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the special meeting.

Voting at the Special Meeting

We encourage you to vote by telephone, internet or mail. If you attend the special meeting (which would include voting at the virtual special meeting), you may also submit your vote at the special meeting via the special meeting website at www.virtualshareholdermeeting.com/NSCO2021SM, in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the special meeting. If your proxy is properly completed and submitted, and if you do not revoke it prior to or at the special meeting, your shares will be voted at the special meeting in the manner set forth in proxy statement or as otherwise specified by you. Your proxy must be received by mail no later than February 17, 2021 at 11:59 p.m.

Voting of Shares Held in Street Name

If your shares are held in an account at a broker, bank, or nominee (i.e., in “street name”), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank, or nominee. See the section entitled “Special Meeting of Stockholders — Voting Your Shares — Beneficial Owners” for more information.

Q:     What is the difference between a stockholder of record and a “street name” holder?

A:     If your shares are registered directly in your name with Nesco’s Transfer Agent, you are considered the stockholder of record with respect to those shares, and the proxy materials are being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” The proxy materials are being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee.

We believe that all of the proposals presented to the stockholders at this special meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. Accordingly, if your broker submits a proxy for your shares but you do not provide instructions on the proposals with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares on such other proposals; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purposes of determining the existence of a quorum. A broker non-vote will have the same effect as a vote “AGAINST” the Charter Proposals. A broker non-vote will have no effect on the outcome of the NYSE Proposal and the Adjournment Proposal. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     What will happen if I abstain from voting or fail to vote at the special meeting?

A:     A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the Charter Proposals will have the same effect as a vote “AGAINST” any such proposal. An abstention from voting on any of the NYSE Proposal or the Adjournment Proposal will have the same effect as a vote “AGAINST” any such proposal. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting) and a broker non-vote on either of the NYSE Proposal and the Adjournment Proposal will have no effect on the outcome of any such proposal.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q:     May I change my vote after I have returned my proxy card or voting instruction form?

A:     Yes. If you are a holder of record of our common stock as of the close of business on the record date, you can change or revoke your proxy before it is voted at the special meeting by:

•        delivering a signed written notice of revocation to our Secretary at Nesco Holdings, Inc. 6714 Pointe Inverness Way, Suite 220, Fort Wayne, Indiana 46804, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•        timely delivering a new, valid proxy relating to the same shares and bearing a later date by submitting instructions via telephone, internet or mail as described in your proxy card; or

•        attending and voting at the special meeting and voting, although attendance at the special meeting will not, by itself, revoke a proxy.

         If you are a beneficial owner of our common stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies for the special meeting?

A:     Nesco will pay the cost of soliciting proxies for the special meeting. Nesco has engaged Broadridge Financial Solutions, Inc. to assist in the solicitation of proxies for the special meeting. Nesco has agreed to pay Broadridge Financial Solutions, Inc. a fee of $21,000, plus disbursements, and will reimburse Broadridge Financial Solutions, Inc. for its reasonable out-of-pocket expenses and indemnify Broadridge Financial Solutions, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. Nesco will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Nesco’s common stock for their expenses in forwarding soliciting materials to beneficial owners of Nesco’s common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

Nesco Holdings, Inc.
6714 Pointe Inverness Way, Suite 220
Fort Wayne, Indiana 46804
Telephone: (800) 252-0043
Attention: Investor Relations

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you have questions regarding the certification of your position or delivery of your stock, please contact our Transfer Agent:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Henry Farrell
Email: hfarrell@continentalstock.com

SUMMARY OF THIS PROXY STATEMENT

This summary highlights selected information contained in this proxy statement and does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the Annexes and accompanying financial statements of Nesco and Custom Truck, to fully understand the Transaction (as described below) before voting on the proposals to be considered at the special meeting. Please see the section entitled “Where You Can Find More Information” beginning on page 198 of this proxy statement. Unless the context otherwise requires, for purposes of this “Summary of this Proxy Statement,” all references to “we,” “us,” and “our” refer to Nesco Holdings, Inc. and its consolidated subsidiaries.

Parties to the Transaction

Nesco

Nesco Holdings, Inc., a Delaware corporation, serves as the parent for our primary operating company, NESCO, LLC. NESCO, LLC, an Indiana limited liability company, together with its wholly owned subsidiaries, is one of the largest specialty equipment rental providers to the growing electric utility transmission and distribution (“T&D”), telecom and rail industries in North America. Nesco offers its specialized equipment to a diverse customer base used primarily for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems.

Nesco has a coast-to-coast rental fleet of more than 4,500 units with an original equipment cost (“OEC”) of $638 million and a young age of 3.9 years as of September 30, 2020. Nesco’s diverse specialty fleet offering includes insulated and non-insulated bucket trucks, digger derricks, line equipment, cranes, pressure diggers and underground equipment, with all-terrain options such as all-wheel drive, track mounting and rail mounting. In addition to renting its fleet, Nesco opportunistically sells both new and used specialty equipment, which fosters strong customer relationships, facilitates fleet management and strengthens supplier relationships.

Through its parts, tools and accessories (“PTA”) segment, Nesco provides its customers a total job-site solution, offering a range of parts, tools and accessories for rent or sale to fully equip their equipment and crews for activity in the field. Nesco’s large PTA inventory includes stringing blocks, augers, insulated hotline tools, hoist and rigging equipment and grounding clamps. Nesco’s comprehensive PTA offering expands opportunities to serve its equipment rental and sales customers through the convenience of a single vendor for all of their specialty equipment and PTA needs.

Custom Truck

Custom Truck One Source, L.P., a Delaware limited partnership, is a leading provider of specialty equipment, primarily serving the electric utility T&D, rail and other infrastructure-related end-markets in North America. Its equipment is used primarily for the maintenance, repair, upgrade, and installation of critical infrastructure. Custom Truck operates with a differentiated “one-stop-shop” business model, offering equipment rental, new and used equipment sales, and aftermarket parts and service out of 26 locations across the U.S. and Canada. Custom Truck and its customers also benefit from its sophisticated sourcing model and large-scale integrated production and customization capabilities, which enhance the quality and diversity of its equipment offerings, reduce both cost and lead times for equipment sales and provide greater flexibility to optimize its rental fleet. These attributes, together with a strong reputation built over many years, position Custom Truck to capitalize on attractive secular growth trends across its end-markets.

Custom Truck owns one of the industry’s largest fleets of specialty rental equipment focused on electric utility T&D, rail, and infrastructure end-markets. As of September 30, 2020, its fleet is comprised of approximately 4,300 units with an original equipment cost (“OEC”) of $705 million and an average unit age of approximately 2.9 years, which is young by typical rental fleet standards and compares favorably to the long useful life of the equipment. Custom Truck’s rental fleet is managed on a national level, which allows the company to efficiently reposition equipment in response to shifts in regional demand and thereby sustain strong utilization levels. Custom Truck’s rental arrangements with customers are governed by written agreements and typically billed on a 28-day cycle but the average duration of its rentals is approximately 11 months.

As is customary among equipment rental companies, Custom Truck sells used equipment out of its rental fleet to end user customers. A significant portion of these sales are made on an opportunistic basis in response to specific customer requests and at a price that yields an attractive return for Custom Truck. These sales offer customers an opportunity to buy well-maintained equipment with long remaining useful lives and enable Custom Truck to effectively manage the age and mix of its rental fleet to match current market demand. Custom Truck also employs rental purchase option contracts (“RPOs”) on a select basis, which provide a buyout option with an established purchase price that decreases over time as rental revenue is collected.

Custom Truck offers a broad variety of new equipment for sale across its end-markets, often highly customized to meet its customers’ specific needs. Management believes that Custom Truck’s integrated production capabilities and extensive knowledge gained over a long history of selling equipment have positioned it uniquely in the market as a trusted partner for customers seeking tailored solutions with short lead times. In support of these activities, Custom Truck primarily employs a direct-to-customer sales model, leveraging over 100 salespeople, including dedicated industry and product managers focused on driving national and local sales.

Custom Truck employs over 250 trained service technicians throughout North America, enabling it to quickly and cost-effectively provide service to its deployed rental fleet and select customer-owned equipment with in-house resources. Custom Truck maintains an ample supply of aftermarket parts inventory to ensure their customers are served as quickly as possible. Custom Truck maintains a call-in center in Kansas City, Missouri staffed by experienced technicians on a 24-hour, 7-day a week basis to rapidly respond to customer needs.

Custom Truck offers third-party financing and leasing solutions through its partners, for which it receives fees and does not take credit risk.

Platinum

Platinum is a Delaware limited liability company that was formed by Platinum Fund V solely for the purpose of entering into the Investment Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated thereby.

Description of the Transaction

Reasons for the Transaction

In evaluating the Transaction, the Board consulted with Nesco’s management and legal and financial advisors, and in reaching its decision to unanimously approve the Transaction and recommend the approval of NYSE Proposal, the Charter Proposals and the Adjournment Proposal by Nesco stockholders, the Board considered a number of factors and a substantial amount of information, including the following:

•        the combined company will have a substantially increased scale, including an increased geographic footprint and increased capital and operating resources, a new business mix and models, an expanded customer base, and greater revenue diversity, with pro forma OEC of $1,342 as of September 30, 2020 and an average fleet age of 3.4 years;

•        the combined company is projected to have a stronger financial profile with a significant decrease in the ratio of indebtedness to Adjusted EBITDA, which is expected to facilitate faster long-term earnings growth due to a stronger balance sheet, a more flexible capital structure, and increased free cash flows that position the combined company for expanded growth reinvestments, increased return of capital to stockholders and an enhanced platform to pursue potential M&A opportunities;

•        Custom Truck includes an integrated platform with large scale assembly and customization capabilities, and the Board believes the combined company will be an integrated “one-stop-shop” with a differentiated customer value proposition and enhanced operational flexibility;

•        the Transaction would result in an increased number of outstanding shares of common stock with greater expected liquidity for Nesco stockholders over time;

•        that Platinum has a deep knowledge and a strong track record in the equipment rental industry, including as a previous owner of Nesco, and is expected to bring significant expertise and resources to the combined company;

•        that Blackstone and other Custom Truck equity holders are receiving a substantial amount of Nesco common stock as part of their consideration, which the Board believes reflects their confidence in the combined company, its business strategy and its future prospects;

•        that the $5.00 per share value of common stock issued by Nesco to Platinum and the Custom Truck rollover holders in the Transaction represented a 14.9% premium to Nesco’s closing share price on December 2, 2020;

•        the belief, after a thorough review of the Transaction, Nesco’s standalone business plan and other strategic alternatives reasonably available to Nesco, that the Transaction represents the best strategic option for the Company and its stockholders;

•        that the combined company is projected to realize approximately $50 million in annual cost synergies within two years of completion of the Transaction and $10 million in annual capex synergies within four years of completion of the Transaction, together with certain fleet optimization for Nesco which is expected to reduce capital expenditures and generate higher cash flows while reducing used equipment sales, which synergies and fleet optimization Nesco would not be able to achieve without completing the Transaction;

•        the projection that the combined company will have additional upside opportunities, including those from identified revenue synergies via expanded service offerings and cross-selling opportunities and fleet synergies;

•        the belief that, based on the successful history of M&A by Nesco and Custom Truck, the combined company will have the ability to identify the employees best suited to execute the integration plan for the combined company and the management teams of Nesco and Custom Truck will successfully integrate the two businesses to provide a strong foundation for the combined company management team to accelerate growth;

•        the fact that Nesco’s largest stockholders, ECP and Capitol, supported the Transaction and delivered the Voting Agreement under which they agreed to vote in favor of the Transaction, subject to certain conditions, as summarized under “The Voting Agreement,” which the Board believes reflects their confidence in the combined company, its business strategy and its future prospects;

•        the financial presentation and written opinion, dated December 3, 2020, of J.P. Morgan to the Board that the proposed Transaction (as defined in the section titled “The Transaction and the Transaction Agreements — Opinion of Nesco’s Financial Advisor”) is fair, from a financial point of view, to Nesco, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by J.P. Morgan as more fully described under the caption “The Transactions and the Transaction Agreements — Opinion of Nesco’s Financial Advisor.”

In addition to considering the factors described above, the Board also considered the following factors:

•        its knowledge of Nesco’s business, financial condition, results of operations and prospects, as well as its review of the results of Nesco’s due diligence review of Custom Truck reflecting Custom Truck’s business, financial condition, results of operations and prospects;

•        the financial projections prepared by Nesco management for Nesco as a standalone company through 2025, the financial projections prepared by Nesco management for Custom Truck as a standalone company through 2025, and the pro forma financial projections for the combined company, including the impact of the estimated synergies for the combined company, in each case, as summarized under “The Transactions and the Transaction Agreements — Certain Financial Projections”;

•        the review by the Board, in consultation with Nesco’s advisors, of the structure of the Transaction and terms and conditions of the Transaction Agreements;

•        the limited number and nature of the conditions to the parties’ obligations to complete the Transaction and the belief of the Board of the likelihood of satisfying such conditions, as well as the firmly committed nature of the equity and debt financing required to complete the Transaction;

•        that, in certain circumstances, the Board has the right under the Investment Agreement to change its recommendation to Nesco’s stockholders as summarized under “The Investment Agreement — Obligations of the Board with Respect to Its Recommendation”;

•        that Nesco’s stockholders will have an opportunity to vote on the approval of the Transaction, as well as the fact that the number of shares of Nesco common stock that are subject to the Voting Agreement will be reduced to 39.0% of the total number of outstanding shares of Nesco common stock following a change of recommendation by the Board; and

•        that the Board had considered certain alternatives to the Transaction, including continuing to operate as a standalone public company in its current configuration, pursuing acquisitions as a standalone public company and pursuing alternative strategic transactions with strategic or financial buyers.

The Board also weighed the factors described above against a number of risks and other factors identified in its deliberations as weighing negatively against the Transaction:

•        the challenges inherent in combining the businesses, operations and workforces of Nesco and Custom Truck, including: (i) the possible diversion of management focus and resources from operational matters and other strategic opportunities for an extended period of time and (ii) difficulties in integrating and retaining management and employees, including from the two companies’ respective labor groups;

•        that Platinum will hold a majority of Nesco’s outstanding shares after completion of the Transaction and that Platinum’s designees to the Board will represent a majority in voting power on the Board, as well as the other terms and conditions of the amended and restated stockholders’ agreement, as summarized under “The Transactions and the Transaction Agreements — Amended and Restated Stockholders’ Agreement”;

•        that forecasts of future results of operations and synergies are necessarily estimates based on multiple assumptions, the risk of not realizing anticipated synergies and cost savings between Nesco and Custom Truck and the risk that other anticipated benefits are not guaranteed and might not be realized;

•        the substantial costs to be incurred in connection with the Transaction, including the substantial cash and other costs of integrating the businesses of Nesco and Custom Truck, as well as the transaction expenses arising from the Transaction and the annual fee payable to Platinum under the corporate advisory services agreement;

•        the potential effect of the Transaction on Nesco’s and Custom Truck’s respective businesses and relationships with employees, customers, suppliers, regulators and the communities in which they operate;

•        the risk that governmental entities may not approve the Transaction or may impose conditions on Nesco or Custom Truck in order to gain approval for the Transaction that may adversely impact the ability of the combined company to realize the projected financial results and synergies in connection with the Transaction;

•        the terms of the Transaction Agreements, including covenants relating to Nesco’s conduct of its business prior to the completion of the Transaction;

•        that Nesco is obligated to pay termination fees in certain circumstances as summarized under “The Transactions and the Transaction Agreements — The Purchase Agreement — Expenses; Termination Fees” and “The Transactions and the Transaction Agreements — The Investment Agreement — Expenses; Termination Fees,” which termination fee under the investment agreement represents 6.2% of the equity value of Nesco and 1.5% of the enterprise value of Nesco, which the Board believed would not significantly prevent a superior proposal in the context of the Transaction;

•        that pursuant to the terms of the management agreement to be entered into between Platinum and Nesco at Closing, Nesco will be required to pay certain advisory fees to Platinum;

•        that Nesco is obligated to reimburse Platinum and Custom Truck for certain fees and expenses up to $2.425 million under certain circumstances as summarized under “The Transactions and the Transaction Agreements — The Investment Agreement — Expenses; Termination Fees”;

•        that ECP and Capitol had entered into the Voting Agreement and had agreed to (i) share a portion of the upside from an alternative transaction with Platinum and Custom Truck and (ii) not take certain actions with respect to an alternative transaction involving Custom Truck prior to June 30, 2021, in each case, as summarized under “The Transactions and the Transaction Agreements — The Voting Agreement”;

•        the risk that the Transaction might not be completed, or that completion might be unduly delayed, for reasons beyond Nesco’s control and the potential negative impact that may have on Nesco’s business and relationships with employees, customers, suppliers, regulators and the communities in which it operates; and

•        the risks of the type and nature described under “Risk Factors” and the matters described under “Cautionary Note Regarding Forward-Looking Statements.”

In considering the recommendation of the Board to recommend that Nesco stockholders vote in favor of the proposals to be considered in connection with the Transaction, Nesco’s stockholders should be aware that the executive officers and directors of Nesco have certain interests in the Transaction that may be different from, or in addition to, the interests of Nesco’s stockholders generally. The Board was aware of these interests and considered them when approving the Transaction and recommending that Nesco stockholders vote in favor of the proposals to be considered in connection with the Transaction as discussed in “ — Interests of Nesco’s Directors and Officers in the Transaction.”

This discussion of the information and factors considered by the Board in reaching its conclusions and recommendation summarizes the material factors considered by the Board, but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Transaction and the complexity of these matters, the Board did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Transaction and to recommend that Nesco stockholders vote in favor of the proposals to be considered in connection with the Transaction.

The Board conducted an overall review of the factors described above and considered the factors overall to be favorable to and to support its determination. In considering the factors described above, individual members of the Board may have given differing weights to different factors.

The Board unanimously approved the Transaction and determined that the Transaction Agreements and the transactions contemplated thereby are advisable, fair to and in the best interests of Nesco and its stockholders. The Board unanimously recommends that Nesco stockholders vote “FOR” the approval of the NYSE Proposal, the Charter Proposals and the Adjournment Proposal.

Opinion of Nesco’s Financial Advisor

Pursuant to an engagement letter, Nesco retained J.P. Morgan Securities LLC (“J.P. Morgan”) as its financial advisor in connection with the proposed Transaction and to deliver a fairness opinion in connection with the proposed Transaction. At the meeting of the Board on December 3, 2020, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Transaction (as defined in the section titled “The Transaction and the Transaction Agreements — Opinion of Nesco’s Financial Advisor”) was fair, from a financial point of view, to Nesco. J.P. Morgan confirmed its December 3, 2020 oral opinion by delivering its written opinion to the Board, dated December 3, 2020, that, as of such date, the Transaction (as defined in the section titled “The Transaction and the Transaction Agreements — Opinion of Nesco’s Financial Advisor”) was fair, from a financial point of view, to Nesco. The full text of the written opinion of J.P. Morgan dated December 3, 2020, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex F to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Nesco’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Transaction, was directed only to the proposed Transaction (as defined in the section titled “The Transaction and the Transaction Agreements — Opinion of Nesco’s Financial Advisor”), taken as a whole, and did not address any individual aspect or component of the Transaction (as defined in the section titled “The Transaction and the Transaction Agreements — Opinion of Nesco’s Financial Advisor”). J.P. Morgan expressed no opinion as to the fairness of the Transaction (or the consideration to be paid therein) to the holders of any class of securities, creditors or other constituencies of Nesco or as to the underlying decision by Nesco to engage in the proposed Transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Nesco as to how such stockholder should vote with respect to the proposed Transaction or any other matter.

Overview of the Purchase Agreement

On December 3, 2020, Nesco Holdings, Inc., Nesco Holdings II, Inc., certain affiliates of The Blackstone Group and other direct and indirect equity holders of Custom Truck One Source, L.P., Blackstone Capital Partners VI-NQ L.P., and PE One Source Holdings, LLC, an affiliate of Platinum Equity Advisors, LLC, entered into a Purchase and Sale Agreement, pursuant to which Buyer has agreed to acquire 100% of the limited partnership interests of Custom Truck and 100% of the limited liability company interests of Custom Truck’s general partner.

Upon consummation of the Acquisition, Sellers will receive a base purchase price of $1,475,000,000, subject to customary working capital adjustments, indebtedness and transaction expenses of Custom Truck as of Closing, as well as an adjustment on the basis of the target original equipment cost of the rental fleet inventory owned by Custom Truck as of the Closing Date, if any.

Conditions under the Purchase Agreement

The obligation of each party to the Purchase Agreement to consummate the transactions contemplated thereby is subject to the satisfaction or, if permissible, waiver of the following conditions as of the Closing:

•        no governmental authority having issued, enacted, entered, promulgated or enforced any final non-appealable law or order that has not been vacated, withdrawn or overturned, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Purchase Agreement; and

•        all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) having expired or been terminated.

The obligation of Nesco to consummate the transactions contemplated by the Purchase Agreement is subject to the satisfaction or, if permissible, waiver of the following conditions as of the Closing:

•        subject to qualifiers in certain instances, the accuracy of the representations and warranties of the Sellers and Custom Truck contained in the Purchase Agreement;

•        each Seller (or, with respect to deliveries to be made at the Closing, Sellers’ Representative on each Seller’s behalf, as applicable, to the extent permitted by the purchase agreement) must have complied with and performed in all material respects all of the covenants and agreements under the purchase agreement required to be complied with or performed by them at or prior to the Closing;

•        each Seller (or Sellers’ Representative on each seller’s behalf, as applicable) must have delivered or caused to be delivered to Nesco all of the items required to be delivered at or prior to the Closing under the purchase agreement;

•        no effect, event, development or change shall have occurred or arisen since the date of the purchase agreement that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Custom Truck;

•        the contemplated pre-Closing reorganization must have occurred;

•        Nesco must have received joinders to the Purchase Agreement executed by each Seller who did not execute the Purchase Agreement at the time of its signing or by the Custom Truck general partner on behalf of any such Seller;

•        Nesco shall have either received all consents or waivers necessary under or refinanced the Floorplan Financing Facilities such that the parties thereto do not have any continuing right to consent to the Purchase Agreement or the transactions contemplated thereby or to terminate or amend or modify the Floorplan Financing Facilities or any terms thereof as a result of the Purchase Agreement or the transactions contemplated thereby, which consents or replacement financing, as applicable, shall be in form and substance reasonably satisfactory to Nesco; and

•        Nesco must have obtained the debt financing described in the Debt Commitment Letter and Platinum’s investment under the Investment Agreement, each on the terms set forth therein in an amount that (together with the net proceeds Nesco may have obtained from the Supplemental Equity Financing) is sufficient to satisfy Nesco’s obligations to pay the purchase price under the purchase agreement and all expenses and payments required to be made by Nesco thereunder.

The obligation of the Sellers to consummate the transactions contemplated by the Purchase Agreement is subject to the satisfaction or, if permissible, waiver of the following conditions as of the Closing:

•        subject to qualifiers in certain instances, the accuracy of the representations and warranties of Nesco contained in the Purchase Agreement;

•        Nesco must have complied in all material respects with all of the covenants and agreements in the purchase agreement required to be complied with by it at or prior to the Closing;

•        the shares of Nesco common stock issuable pursuant to the rollover agreements must be approved for listing on the NYSE, subject only to official notice of issuance thereof; and

•        Nesco must have delivered or caused to be delivered to the sellers or Sellers’ Representative the items required to be delivered at or prior to the Closing under the purchase agreement.

See the section entitled “The Purchase Agreement — Conditions to the Closing” for a discussion of these and other conditions to closing of the purchase agreement.

Termination of the Purchase Agreement

Nesco and Sellers’ Representative may mutually agree to terminate the Purchase Agreement. Either Nesco or Custom Truck may also terminate the Purchase Agreement if the transaction is not completed by June 3, 2021, subject to extension under certain conditions (regardless of whether such date is before or after the stockholders meeting). See the section entitled “The Purchase Agreement — Termination of the Purchase Agreement” for a discussion of these and other rights of each of Nesco and Custom Truck to terminate the purchase agreement.

Termination Fees under the Purchase Agreement

Generally, all fees and expenses incurred in connection with the Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this proxy statement where (i) Nesco may be required to pay a termination fee of $10,000,000, and (ii) Platinum may be required to pay a termination fee of either (a) $10,000,000, (b) $34,250,000, (c) $44,250,000 or (d) $88,500,000 under certain circumstances. See the section entitled “The Purchase Agreement — Expenses; Termination Fees” for a discussion of the circumstances under which such termination fees will be required to be paid.

Overview of the Investment Agreement

On December 3, 2020, Nesco entered into a Common Stock Purchase Agreement with Platinum, relating to the issuance and sale to Platinum of (i) Nesco common stock, for an aggregate purchase price in the range of $700,000,000 to $763,000,000, with the specific amount to be calculated in accordance with the Investment Agreement based upon the total equity funding required to fund the consideration to be paid pursuant to the terms of the Purchase Agreement, and (ii) additional shares of Nesco common stock for an aggregate purchase price of not more than $100,000,000, if necessary, in connection with the Supplemental Equity Financing. The shares of Nesco common stock issued and sold to Platinum will have a purchase price of $5.00 per share. Promptly following the execution of the Investment Agreement and subject to the terms thereof, Nesco has agreed to use its reasonable best efforts to sell shares of Nesco common stock in (i) a private placement, (ii) a registered public offering and/or (iii) a rights offering to its stockholders, in each case, for the aggregate amount of up to $200,000,000 and expects to satisfy such obligation by closing the Supplemental Equity Financing. The proceeds of the Subscription and the Supplemental Equity Financing will be used to pay a portion of the purchase price in the Acquisition and other fees and expenses. To the extent the proceeds of the Subscription, the Supplemental Equity Financing and the Debt Financing exceed the amount required to pay the purchase price, fees and expenses related to the Transaction and indebtedness required to be discharged in connection therewith, the amount of any Debt Financing will be correspondingly reduced.

Conditions under the Investment Agreement

Nesco’s and Platinum’s respective obligations to effect the investment are subject to the satisfaction (or, to the extent permitted by applicable law, mutual waiver by Nesco and Platinum) of the following conditions:

•        no suspension of trading in Nesco’s common stock by the SEC or NYSE shall be in effect;

•        no governmental authority of competent jurisdiction having issued or entered any order that is in effect and renders the investment illegal or prohibits, enjoins or otherwise prevents the Transaction;

•        the closing of the other components of the Transaction substantially simultaneously with the Closing;

•        Nesco having received Nesco stockholder approval and the filing of the Proposed Charter with the Delaware Secretary of State; and

•        any applicable waiting period (or any extensions thereof) applicable to the investment under the HSR Act having expired or terminated.

The obligations of Nesco to effect the investment are also subject to the satisfaction or waiver by Nesco at or prior to the effective time of the following additional conditions:

•        subject to qualifiers in certain instances, the accuracy of the representations and warranties of Platinum; and

•        Platinum having performed or complied in all material respects with all agreements and covenants as required by the Investment Agreement at or prior to the effective time.

The obligations of Platinum to effect the investment are also subject to the satisfaction or waiver by Platinum at or prior to the effective time of the following additional conditions:

•        subject to qualifiers in certain instances, the accuracy of the representations and warranties of Nesco;

•        Nesco having performed or complied in all material respects with all agreements and covenants as required by the Investment Agreement at or prior to the effective time;

•        the reconstitution of the Nesco board of directors effective as of the Closing;

•        the approval for listing on NYSE of the shares being issued in connection with the Subscription;

•        the delivery to Platinum of (i) certain financial statements of Custom Truck and its subsidiaries as of December 31, 2020 and (ii) certain financial statements of Nesco and its subsidiaries as of December 31, 2020;

•        Nesco not having closing net debt in excess of $773 million; and

•        no circumstance, change, fact, event, effect, action, omission, occurrence, development or circumstance (collectively, “Investment Changes”) having occurred or arisen since the date of execution of the Investment Agreement, that individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect (see definition of “Investment Changes” in “The Transaction and the Transaction Agreements — Common Stock Purchase Agreement”).

See the section entitled “The Investment Agreement — Conditions to the Closing” for a discussion of these and other conditions to closing of the Investment Agreement.

No Solicitation of Alternative Proposals

The Investment Agreement prohibits Nesco from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for a competing transaction, including the acquisition of a significant interest in Nesco common stock or assets. However, if, prior to obtaining Stockholder Approval, Nesco receives an unsolicited written proposal from a third party for a competing transaction and the Board, among other things, determines in good faith (i) after consultation with its outside legal and financial advisors, that such proposal is reasonably likely to lead to a proposal that is superior and (ii) after consultation with its outside legal advisors, that the failure to enter discussions regarding such proposal would be a breach of its fiduciary obligations under applicable law, Nesco may furnish non-public information to and enter into discussions with, and only with, that third party regarding such competing transaction. See the section entitled “The Investment Agreement — Restriction on Solicitation of Competing Proposals” for a discussion of the restriction of solicitation of alternative proposals.

Termination of the Investment Agreement

Nesco and Platinum may mutually agree to terminate the Investment Agreement, subject to the Sellers’ Representative’s consent under certain circumstances. Either company may also terminate the Investment Agreement if the Transaction is not completed by June 30, 2021 (regardless of whether such date is before or after the stockholders meeting). See the section entitled “The Investment Agreement — Termination of the Investment Agreement” for a discussion of these and other rights of each of Nesco and Platinum to terminate the Investment Agreement.

Termination Fees Under the Investment Agreement

Generally, all fees and expenses incurred in connection with the Investment Agreement and the transactions contemplated by the Investment Agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this proxy statement where (i) Nesco may be required to pay a termination fee of $15,250,000, one-half to Platinum and one-half to Custom Truck, and (ii) Nesco may be required to reimburse Platinum and Custom Truck for transaction-related expenses of up to $1,225,000 each ($2,450,000 in the aggregate) under certain circumstances. See the section entitled “The Investment Agreement — Expenses; Termination Fees” for a discussion of the circumstances under which such termination fee will be required to be paid.

Overview of the Voting Agreement

Concurrently with and as a condition to Platinum entering into the Investment Agreement, ECP and Capitol, owning approximately 70% of Nesco’s outstanding shares of common stock as of the date hereof, have entered into a Voting and Support Agreement with Platinum, which provides, among other things, that ECP and Capitol will vote all shares of Nesco common stock such stockholder beneficially owns in favor of the Transaction and against any alternative proposal. In the event of a Change of Recommendation (as described below), the number of shares which ECP and Capitol shall be required to vote in favor of the Transaction pursuant to the Voting Agreement shall be reduced pro rata amongst the stockholders party to the Voting Agreement, such that the aggregate number of shares required to vote in favor of the Transaction is equal to 39.0% of the total number of Nesco’s outstanding shares of common stock. See the section entitled “The Voting Agreement” for more information.

Overview of the Ancillary Agreements

In connection with the Acquisition and the Subscription, Nesco, Platinum, Blackstone and certain affiliates of ECP and Capitol intend to enter into an Amended and Restated Stockholders’ Agreement (the “Proposed Stockholders’ Agreement”). Under the Proposed Stockholders’ Agreement, Platinum shall have the right to designate a majority in voting power of the board of directors of Nesco, and each of Blackstone, ECP and Capitol shall have the right to designate one director. The Proposed Stockholders’ Agreement includes customary registration rights for the parties and provides Platinum, in its capacity as stockholder, with consent rights over certain actions of Nesco while Platinum owns 30% or more of Nesco common stock and is the largest stockholder in Nesco. In addition, in connection with the Acquisition and the Subscription, Nesco intends to adopt the Proposed Charter and Proposed Bylaws. The Proposed Charter provides for, among other things, an increase in the number of authorized shares of Nesco common stock to facilitate the Subscription. The Proposed Bylaws provide certain preferred director nomination rights for Platinum. Nesco also intends to enter into a Corporate Advisory Services Agreement with Platinum Equity Advisors, LLC, an affiliate of Platinum, pursuant to which Platinum Equity Advisors, LLC will provide certain transactional and corporate advisory services to Nesco and Nesco will pay to Platinum Equity Advisors, LLC an advisory fee. See the sections entitled “Amended and Restated Stockholders’ Agreement”, “Amended and Restated Certificate of Incorporation”, “Amended and Restated Bylaws” and “Corporate Advisory Services Agreement” for more information.

Regulatory Approvals

Nesco, Custom Truck and Platinum have each agreed to take certain actions in order to obtain the regulatory clearances required to complete the Transaction. Required regulatory clearances include expiration or termination of the required waiting period under the HSR Act, following required notifications and review by either the Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”). On December 14, 2020, each of Nesco, Custom Truck and Platinum filed its initial notification under the HSR Act, and voluntarily refiled its HSR notification on January 15, 2021. The statutory HSR waiting period for the HSR Act is set to expire on February 16, 2021.

While Nesco expects to obtain all required regulatory clearances, Nesco cannot assure you that these regulatory clearances will be obtained or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the Transaction, including the requirement to divest assets, or require changes to the terms of the Purchase Agreement or Investment Agreement. These conditions or changes could result in the conditions to the Transaction not being satisfied.

Anticipated Accounting Treatment

The acquisition is expected to be accounted for using the acquisition method of accounting under the provisions of ASC 805, Business Combinations, with Nesco as the accounting acquirer of Custom Truck. In identifying Nesco as the accounting acquirer, management considered the structure of the transaction and other actions contemplated by the Purchase Agreement, including the composition of purchase consideration that will be issued to the selling equity holders of Custom Truck (consisting of cash from Nesco and Nesco Common Shares). Nesco also considered the relative outstanding share ownership and the composition of the combined company board following completion of the Acquisition. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. Nesco has provided unaudited pro forma condensed combined financial information in this proxy statement, which information presents the allocation of the purchase consideration to the assets acquired and liabilities assumed of Custom Truck based upon management’s preliminary estimate of their fair values as of September 30, 2020. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Management of Nesco Following the Transaction

The combined company’s management team will include executives from each of Nesco and Custom Truck. Fred Ross, chief executive officer of Custom Truck, is expected to serve as chief executive officer of Nesco following the Closing. In addition, Ryan McMonagle, chief operating officer of Custom Truck, is expected to serve as chief operating officer of Nesco following the Closing. As of the date of this proxy statement, other than Mr. Ross and Mr. McMonagle, neither Nesco nor Custom Truck has made a determination as to which officers will be appointed to the management team of the combined company. Nesco also intends to enter into a Corporate Advisory Services Agreement with an affiliate of Platinum, pursuant to which Platinum will provide certain transactional and corporate advisory services to Nesco and Nesco will pay to Platinum an advisory fee.

Board of Directors of Nesco Following the Transaction

At Closing, the Board will be reconstituted to include up to eleven directors, with up to seven directors designated by Platinum, one director designated by each of ECP, Capitol and Blackstone and the chief executive officer of Nesco. See “Management and Directors After the Transaction.”

Interests of Nesco’s Directors and Officers in the Transaction

In considering the recommendation of our Board to vote in favor of the Transaction, stockholders should be aware that aside from their interests as stockholders, certain members of our Board and officers, have interests in the Transaction that are different from, or in addition to, those of our other stockholders. Stockholders should take these interests into account in deciding whether to approve the Transaction. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transaction and Transaction Agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting. These interests include the following:

•        certain of our non-employee directors and executive officers hold outstanding Nesco stock options, restricted stock units and performance stock units that will, in the case of non-employee directors, accelerate and vest upon the closing of the Transactions or, in the case of our executive officers, accelerate and vest (or, in the case of performance stock units, remain eligible to vest) upon a qualifying termination within twelve months following the closing of the Transactions; and

•        certain of our executive officers are parties to employment agreements with Nesco that provide for severance benefits in the event of certain qualifying terminations of employment in connection with the Transaction.

If the NYSE Proposal is approved by our stockholders and the Transaction closes, any shares of our common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of our common stock held by all other Nesco stockholders.

The Proposals

At the special meeting the stockholders of Nesco will be asked to vote on:

•        A proposal to approve, for purposes of complying with applicable NYSE rules, (I) the issuance, (a) pursuant to the Investment Agreement of (i) between 140,000,000 and 152,600,000 newly issued shares of common stock, at a purchase price of $5.00 per share, and (ii) up to an additional 20,000,000 newly issued shares of common stock, at a purchase price of $5.00 per share, as a backstop to the Supplemental Equity Financing, in each case, to Platinum; (b) pursuant to the Investment Agreement, of shares of common stock in (i) a private placement, (ii) a registered public offering and/or (iii) a rights offering to its stockholders, in each case, for the aggregate amount of up to $200,000,000 (including, for the avoidance of doubt, the consummation of the Supplemental Equity Financing); and (c) pursuant to the Rollover Agreements, of an aggregate of 20,000,000 newly issued shares of common stock, at a purchase price of $5.00 per share, to Blackstone and certain other direct and/or indirect equity holders of Custom Truck and (II) the change of control resulting from the foregoing;

•        Four separate proposals to approve Nesco’s Proposed Charter, in the form attached to this proxy statement as Annex B;

•        A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals. This proposal will only be presented at the special meeting if there are not sufficient votes to approve the Condition Precedent Proposals.

For additional information, please see the sections entitled “Proposal No. 1 — The NYSE Proposal,” “Proposal No. 2 — Charter Proposal A,” “Proposal No. 3 — Charter Proposal B,” “Proposal No. 4 — Charter Proposal C,” “Proposal No. 5 — Charter Proposal D,” and “Proposal No. 6 — The Adjournment Proposal.”

Date, Time and Place of Special Meeting

The special meeting will be a virtual meeting conducted exclusively via live webcast starting at 10:00 a.m., Eastern time, on February 18, 2021, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. Stockholders may attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting www.virtualshareholdermeeting.com/NSCO2021SM and entering your 16-digit control number included on the proxy card you received. Because the special meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person. No representative from Deloitte & Touche LLP will be present at the special meeting, so there will be no statement made by Nesco’s auditors and no opportunity to ask questions of Nesco’s auditors.

Voting Power; Record Date

Only stockholders of record at the close of business on January 19, 2021, the record date for the special meeting, will be entitled to vote at the special meeting. You are entitled to one vote for each share of common stock that you owned as of the close of business on the record date.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were shares of common stock outstanding and entitled to vote.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Nesco has engaged Broadridge Financial Services, Inc. to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares at the special meeting if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting of Stockholders — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy (which would include presence at the virtual special meeting).

Approval of the NYSE Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the shares of common stock present (in person or by proxy) at the special meeting entitled to vote thereon at the special meeting. Approval of the Charter Proposals requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of common stock entitled to vote thereon at the special meeting.

The Closing is conditioned on, among other things, the approval of the NYSE Proposal and each of the Charter Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement. It is important for you to note that in the event that the NYSE Proposal or any of the Charter Proposals does not receive the requisite vote for approval, we will not consummate the Transaction.

Recommendation of the Board of Nesco

After careful consideration, the Board unanimously approved the Transaction and determined that the Transaction Agreements and the transactions contemplated thereby, including the Issuance and the adoption of the Proposed Charter, are advisable, fair to and in the best interests of Nesco and its stockholders. For more information regarding the factors considered by the Board in reaching its decision to unanimously approve the Transaction and recommend the approval of the Issuance and the adoption of the Proposed Charter, see the section entitled “The Transaction and the Transaction Agreements — Nesco’s Reasons for the Transaction; Recommendation of the Nesco Board of Directors.”

Comparison of Stockholders Rights

The rights of Nesco stockholders will be different following completion of the Transaction due to differences between the governing corporate documents of Nesco following completion of the Transaction. Please see the section entitled “Charter Proposals — Comparison of Current Charter to Proposed Charter” for a discussion of these differences.

Risk Factor Summary

In evaluating the Transaction and the proposals to be considered and voted on at the special meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 18 of this proxy statement. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of Nesco to complete the Transaction, and (ii) the business, cash flows, financial condition and results of operations of Nesco following consummation of the Transaction. These important risks include risks associated with the following:

•        that the financial condition and results of their operations of the combined business may be adversely affected by the recent COVID-19 pandemic or other similar outbreaks;

•        the cyclical demand for our services and vulnerability to industry downturns and regional and national downturns;

•        fluctuations in our revenue and operating results;

•        our ability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner;

•        competition from existing and new competitors;

•        increases in the cost of new equipment and our ability to procure such equipment in a timely fashion;

•        our ability to successfully integrate acquired businesses;

•        our ability to recruit and retain experienced personnel;

•        our ability to obtain additional capital on commercially reasonable terms;

•        our ability to renew our leases upon their expiration;

•        our ability to keep pace with technological developments;

•        potential disruptions at our production and manufacturing locations;

•        the potential impact of material weaknesses in our system of internal controls;

•        the impact of third party reports on market perception of our financial performance;

•         unfavorable conditions or further disruptions in the capital and credit markets;

•        our relationships with equipment suppliers and dependence on key suppliers to obtain adequate or timely equipment;

•        our dependence on third-party contractors to provide us with various services;

•        a need to recognize additional impairment charges related to goodwill, identified intangible assets and fixed assets;

•        our ability to collect on accounts receivable;

•        risks related to legal proceedings or claims, including liability claims;

•        laws and regulatory developments that may fail to result in increased demand for our services;

•        safety and environmental requirements that may subject us to unanticipated liabilities; and

•        the risk that we may be unable to obtain governmental and regulatory approvals required for the Transaction, or that required governmental and regulatory approvals may delay the Transaction or result in the imposition of conditions that could reduce the anticipated benefits from the proposed Transaction or cause the parties to abandon the proposed Transaction;

•        the length of time necessary to consummate the Transaction, which may be longer than anticipated for various reasons;

•        the diversion of management time on transaction-related issues;

•        the impact of a failure to consummate the Transaction;

•        expenses associated with the Transaction and a potential inability to integrate the combined business;

•        the risk that the cost savings, synergies and growth from the Transaction may not be fully realized or may take longer to realize than expected; and

•        the amount and nature of the debt incurred to finance the Transaction.

SELECTED HISTORICAL FINANCIAL INFORMATION

Nesco is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Acquisition.

Nesco’s consolidated balance sheet data as of September 30, 2020 and consolidated statement of operations and cash flow data for the nine months ended September 30, 2020 and 2019 is derived from Nesco’s unaudited condensed consolidated financial statements, included elsewhere in this proxy statement.

Nesco’s consolidated balance sheet data as of December 31, 2019 and December 31, 2018 and statement of operations and cash flow data for each of the three years in the period ended December 31, 2019 is derived from Nesco’s audited consolidated financial statements, included elsewhere in this proxy statement. The consolidated balance sheet data as of December 31, 2017 is derived from Nesco’s 2017 audited consolidated financial statements as of and for the year then ended, not included in this proxy statement.

Custom Truck’s consolidated balance sheet data as of September 30, 2020 and consolidated statement of operations and cash flow data for the nine months ended September 30, 2020 and 2019 is derived from Custom Truck’s unaudited condensed consolidated financial statements, included elsewhere in this proxy statement.

Custom Truck’s consolidated balance sheet data as of December 31, 2019 and December 31, 2018 and statement of operations and cash flow data for each of the three years in the period ended December 31, 2019 is derived from Custom Truck’s audited consolidated financial statements, included elsewhere in this proxy statement. The consolidated balance sheet data as of December 31, 2017 is derived from Custom Truck’s 2017 audited consolidated financial statements as of and for the year then ended, not included in this proxy statement.

The information presented below is only a summary and should be read in conjunction with each of Nesco’s and Custom Truck’s consolidated financial statements and related notes and “Information Related to Nesco — Nesco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information Related to Custom Truck — Custom Truck’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of Nesco or Custom Truck. All amounts are in US dollars.

Selected Historical Financial Information — Nesco

	Nine Months Ended September 30,		Year Ended December 31
(in $000s, except share and per share data)	2020	2019	2019	2018	2017
Statement of Operations Data
Revenue	$219,484	$186,789	$264,035	$246,297	$203,767
Cost of revenue	$166,108	$124,528	$177,487	$164,679	$146,022
Gross profit	$53,376	$62,261	$86,548	$81,618	$57,745
Operating expenses	$39,102	$38,162	$50,530	$38,454	$34,257
Operating income (loss)	$14,274	$24,099	$36,018	$43,164	$23,488
Interest expense	$47,816	$46,376	$63,361	$56,698	$53,710
Other (income) expense	$6,245	$6,550	$5,695	$287	$366
Net income (loss)	$(13,946)	$(30,157)	$(27,052)	$(15,526)	$(27,095)
Net income (loss) per share – basic and diluted	$(0.28)	$(1.09)	$(0.82)	$(0.72)	$(1.25)
Weighted average shares – basic and diluted	49,033,903	27,743,586	33,066,165	21,660,638	21,660,638

	Nine Months Ended September 30,		Year Ended December 31
(in $000s)	2020	2019	2019	2018	2017
Statement of Cash Flow Data
Net cash provided by (used in):
Operating activities	$14,866	$714	$18,792	$41,040	$17,219
Investing activities	$(29,869)	$(62,260)	$(129,679)	$(27,438)	$(21,366)
Financing activities	$10,341	$59,607	$115,049	$(12,422)	$3,783
(in $000s)	As of September 30, 2020	As of December 31,
		2019	2018	2017
Balance Sheet Data
Current assets	$94,904	$115,843	$68,617	$62,720
Rental equipment, net	$348,932	$383,420	$320,722	$331,175
Total assets	$769,456	$815,284	$691,556	$697,506
Total debt, including current portion	$754,373	$742,385	$792,687	$782,239
Stockholders’ deficit	$(24,407)	$(12,130)	$(158,756)	$(143,964)

Selected Historical Financial Information — Custom Truck

	Nine Months Ended September 30,		Year Ended December 31
(in $000s)	2020	2019	2019	2018	2017
Statement of Operations Data
Revenue	$731,518	$756,986	$1,029,917	$858,867	$660,019
Cost of revenue	$603,826	$607,490	$831,541	$694,630	$551,564
Gross profit	$127,692	$149,496	$198,376	$164,237	$108,455
Operating expenses	$97,251	$101,611	$141,935	$119,529	$103,821
Operating income (loss)	$30,441	$47,885	$56,441	$44,708	$4,634
Interest expense	$45,163	$52,234	$70,507	$56,259	$40,775
Other (income) expense	$(7,777)	$(4,392)	$(5,778)	$(3,298)	$(1,132)
Net income (loss)	$(6,945)	$43	$(8,288)	$(8,253)	$(35,009)
	Nine Months Ended September 30,		Year Ended December 31
(in $000s)	2020	2019	2019	2018	2017
Statement of Cash Flow Data
Net cash provided by (used in):
Operating activities	$86,257	$(32,012)	$(28,905)	$64,828	$65,419
Investing activities	$(52,394)	$(114,783)	$(134,474)	$(131,892)	$(126,295)
Financing activities	$(43,172)	$116,260	$134,600	$68,093	$104,484
(in $000s)	As of September 30, 2020	As of December 31,
		2019	2018	2017
Balance Sheet Data
Current assets	$708,429	$756,337	$541,444	$419,619
Rental equipment, net	$380,202	$411,763	$381,533	$368,113
Total assets	$1,536,389	$1,618,859	$1,359,971	$1,216,697
Total debt, including current portion	$645,213	$655,463	$585,410	$531,829
Partners’ equity	$346,275	$351,858	$358,779	$412,569

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables show selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of the combined company after giving effect to the Acquisition and related transactions as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The selected unaudited pro forma condensed combined balance sheet data as of September 30, 2020 give effect to the Acquisition and related transactions as if they occurred on September 30, 2020. The selected unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2020 and year ended December 31, 2019 give effect to the Transaction as if it occurred on January 1, 2019, the first day of Nesco’s 2019 fiscal year.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement and the accompanying notes to the pro forma financial information. Additionally, the unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the section entitled “Notes to Unaudited Pro Forma Condensed Combined Financial Information.” In addition, the pro forma financial information was based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of Nesco and Custom Truck for the applicable periods, which have been included in this proxy statement. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Where You Can Find More Information” for additional information.

	Nine Months Ended September 30, 2020			Year Ended December 31, 2019
(in $000s, except share and per share data)	Nesco	Custom Truck (reclassified)	Pro Forma Combined	Nesco	Custom Truck (reclassified)	Pro Forma Combined
Statement of Operations Data
Revenue	$219,484	$731,518	$951,002	$264,035	$1,029,917	$1,293,952
Operating income	$14,274	$30,441	$19,514	$36,018	$55,548	$48,434
Net income (loss)	$(13,946)	$(6,945)	$(35,847)	$(27,052)	$(8,288)	$(113,432)
Net income (loss) per share – basic and diluted	$(0.28)		$(0.15)	$(0.82)		$(0.50)
Weighted average shares – basic and diluted	49,033,903		244,833,903	33,066,165		228,866,165
	As of September 30, 2020
(in $000s)	Nesco	Custom Truck (reclassified)	Pro Forma Combined
Balance Sheet Data
Current assets	$94,904	$708,429	799,150
Rental equipment, net	$348,932	$380,202	933,232
Total assets	$769,456	$1,536,389	2,891,144
Total debt, including current portion	$754,373	$645,213	1,409,555
Stockholders’ equity	$(24,407)	$346,275	907,160

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement, including the financial statements and notes to the financial statements included herein, in evaluating the Transaction and the proposals to be voted on at the special meeting. The following risk factors apply to the business and operations of Nesco and its consolidated subsidiaries and will also apply to the combined business and operations of Custom Truck and Nesco following the completion of the Transaction. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Transaction, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Nesco. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Unless the context otherwise requires, for purposes of this “Risk Factors” section all references in this subsection to the “combined business,” “we,” “us” and “our” refer to the combined business of Custom Truck and Nesco and its subsidiaries following the consummation of the Transaction.

Risks Related to the Combined Business

The financial condition and results of operations of the combined business may be adversely affected by the recent COVID-19 pandemic or other similar outbreaks.

Health concerns arising from the outbreak of a health epidemic or pandemic, including COVID-19, may have an adverse effect on our business. Our business could be materially and adversely affected by the outbreak of a widespread health epidemic or pandemic, including arising from various strains of coronavirus, such as COVID-19, or avian flu, or swine flu, such as H1N1, particularly if located in regions where inputs for our supply chain are manufactured. COVID-19 has spread to a significant number of countries and has had a global economic impact on the financial markets and economies of many countries. Our financial condition and results of operations could be adversely affected to the extent that the United States and Canada impose widespread quarantines that may limit our ability to offer our products and services to our customers. As a result of the COVID-19 pandemic, states in which we operate imposed restrictions on travel and other measures designed to control the spread of COVID-19. To the extent states maintain or reimpose similar measures our financial condition and results of operations may be adversely affected. Furthermore, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect our operating results. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

Demand for the combined business’s products and services is cyclical and vulnerable to industry downturns and regional and national downturns, which may result from the current economic conditions.

The demand for specialty equipment in the electric utility T&D, telecommunications, rail and private non-residential construction industries has been, and will likely continue to be, cyclical in nature and vulnerable to downturns specific to the industry, as well as to the United States economy in general. If the general level of economic activity were to decrease below historic norms, or the time frames for updating the electricity, telecommunications, and rail infrastructure, or compliance periods for government-regulated reliability levels were extended, financing conditions for our industry could be adversely affected and our customers may delay commencement of work on or cancel new projects or maintenance activity on existing projects. A number of other factors, including changes in government infrastructure spending programs, outside of our control could adversely affect electric utility T&D, telecommunications, and rail project spending, which could result in lower demand from our customers for our products and services. As a result, demand for our products and services could decline for extended periods, which could have a material adverse effect on our business, financial condition or results of operations. Additionally, each of electric utility T&D, telecommunication rail and private non-residential construction industries may be affected at different times from market fluctuations specific to those industries. A worsening of economic conditions, in particular with respect to industrial activities, could cause weakness in our end markets and adversely affect our revenues and operating results.

Nesco’s and Custom Truck’s revenue and operating results have historically fluctuated and may continue to fluctuate, which could result in a decline in the combined business’s profitability and make it more difficult for the combined business to grow.

Nesco’s and Custom Truck’s revenue and operating results have historically varied from quarter to quarter. Periods of decline could result in an overall decline in profitability and make it more difficult for us grow the combined business. We expect the combined business quarterly results to continue to fluctuate in the future due to a number of factors, including:

•        general economic conditions in the markets where we operate;

•        the cyclical nature of the industries in which our customers operate (electric utility T&D, telecommunications, rail and non-residential construction);

•        severe weather and seismic conditions temporarily affecting the regions where we operate;

•        changes in governmental regulations specific to the industries in which we operate;

•        changes in government spending for infrastructure projects;

•        the effectiveness of integrating acquired businesses and new start-up businesses;

•        the cost and availability of capital to make acquisitions;

•        the cost and availability of equipment to replenish and grow our rental fleet;

•        changes in demand for, or utilization of, our equipment or in the prices we charge due to changes in economic conditions, competition or other factors;

•        increases in interest rates and related increases in our interest expense and our debt service obligations;

•        currency risks and other risks associated with international operations;

•        an overcapacity of fleet in the equipment rental industry;

•        changes in the size of our rental fleet and/or in the rate at which we sell our used equipment; and

•        the impact of changes in tax regulation on the economic benefits of leasing equipment compared to buying equipment.

Effective management of our rental equipment is vital to our business and inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner would adversely affect our ability to manufacture and market our products.

Our rental equipment has a long economic life and managing this equipment is a critical element to our business. We must successfully maintain and repair our equipment cost-effectively to maximize the economic life of our products and the level of proceeds from the sale of such products. As the needs of our customers change, we may need to incur costs to relocate or remanufacture our assets to better meet shifts in demand. If the distribution of our assets is not aligned with regional demand, we may be unable to take advantage of opportunities despite excess inventory in other regions. If we are not able to successfully manage our assets, our business, results of operations and financial condition may be materially adversely affected.

We purchase raw materials, component parts and finished goods to be used in the manufacturing and sale of our products. In addition, we may incorporate vehicle chassis provided directly by our customers in our production process. Although the vast majority of our raw materials and component parts are sourced domestically, certain of our suppliers are based overseas, and certain of our domestic suppliers may source subcomponents from overseas. Outbreaks of communicable diseases have been known to occur in certain of these international regions, resulting in public health crises. Changes in our relationships with suppliers, shortages in availability of materials, production delays, regulatory restrictions, public health crises, or other supply chain disruptions, whether due to our suppliers or customers, could have a material adverse effect on our ability to timely manufacture and market products. Increases in the costs of purchased raw materials, component parts or finished goods could result in manufacturing interruptions, delays, inefficiencies or our inability to market products. In addition, our profit margins would decrease if prices of purchased raw materials, component parts or finished goods increase and we are unable to pass on those increases to our customers.

We are subject to competition, which may have a material adverse effect on our business by reducing our ability to increase or maintain revenues or profitability.

The specialty equipment industry, especially as it relates to rental companies, is highly competitive and highly fragmented. Many of the markets in which we operate are served by numerous competitors, ranging from national and regional equipment rental companies to small, independent businesses with a limited number of locations. We generally compete on the basis of availability, quality, reliability, delivery, price and customer service. Some of our competitors have significantly greater financial, marketing and other resources than we do, and may be able to reduce rental rates or sale prices. In addition, we cannot be certain that our existing or prospective customers will continue to rent or purchase equipment in the future.

The cost of new equipment that we purchase for use in our rental fleet or for our sales inventory may increase and therefore we may spend more for such equipment, and in some cases, we may not be able to procure equipment on a timely basis due to supplier constraints.

The cost of new equipment from manufacturers that we purchase for use in our rental fleet or for our sales inventory may increase as a result of factors beyond our control, such as inflation, trade tariffs, higher interest rates and increased raw material costs, including increases in the cost of steel, which is a primary material used in most of the equipment we use. Such increases could materially impact our financial condition or results of operations in future periods if we are not able to pass such cost increases through to our customers in the form of higher prices. In addition, based on changing demands of our customers, the types of equipment we rent to our customers may become obsolete resulting in a negative impact to our financial condition based on the increased capital expenditures required to replace the obsolete equipment, and our potential inability to sell the obsolete equipment in the used equipment market. In addition, we may incur losses upon dispositions of our rental fleet due to residual value risk.

If the average age of our fleet of rental equipment were to increase, the cost of maintaining our equipment, if not replaced within a certain period of time, will likely increase. If our operating costs increase as our rental equipment fleet ages and we are unable to pass along such costs, our earnings will decrease. As of December 31, 2019, the average age of our rental equipment fleet excluding Mexico was approximately 3.6 years, compared to 3.7 years at December 31, 2018, and 3.5 years at December 31, 2017. As of May 31, 2019, the average age of Custom Truck’s rental fleet was approximately 2.5 years. The costs of maintenance may materially increase in the future. Any significant increase in such costs could have a material adverse effect on our business, financial condition or results of operations.

In addition, the market value of any given piece of rental equipment could be less than its depreciated value at the time it is sold. The market value of used rental equipment depends on several factors, including:

•        the market price for new equipment of a like kind;

•        wear and tear on the equipment relative to its age;

•        the time of year that it is sold (prices are generally higher during the construction seasons);

•        worldwide and domestic demands for used equipment;

•        the supply of used equipment on the market; and

•        general economic conditions.

We include in operating income the difference between the sales price and the depreciated value of equipment sold. Changes in our assumptions regarding depreciation could change our depreciation expense, as well as the gains or losses realized upon disposal of equipment. We cannot assure that used equipment selling prices will not decline. Any significant decline in the selling prices for used equipment could have a material adverse effect on our business, financial condition or results of operations.

The combined business may be unsuccessful at acquiring companies or at integrating companies that we acquire and, as a result, may not achieve expected benefits, which could have a material adverse effect on our business, financial condition or results of operations.

One of our growth strategies is to selectively pursue, on an opportunistic basis, acquisitions of additional companies that will allow us to continue to expand our service offering and geographic footprint. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. We may not be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses without substantial costs, delays or other operational or financial problems. Further, acquisitions involve certain risks, including failure of the acquired business to achieve expected results, diversion of management’s attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on our business, financial condition or results of operations. In addition, we may not be able to obtain the necessary acquisition financing or we may have to increase our indebtedness in order to finance an acquisition. Furthermore, general economic conditions or unfavorable global capital and credit markets could affect the timing and extent to which we implement our strategy and limit our ability to successfully acquire new businesses. Our future business, financial condition and results of operations could suffer if we fail to successfully implement our acquisition strategy.

The combined business might not be able to recruit and retain the experienced personnel we need to compete in our industries.

Our future success depends on our ability to attract, retain and motivate highly skilled personnel. Competition for personnel in our industry is intense and we must have talented personnel to succeed. Our ability to meet our performance goals depends upon the personal efforts and abilities of the principal members of our senior management, who provide strategic direction, develop the business, manage our operations, and maintain a cohesive and stable work environment. We cannot provide assurance that the combined business will retain or successfully recruit senior executives, or that their services will remain available to us. We will evaluate our senior management capabilities on an ongoing basis in consideration of, among other things, our business strategy, changes to our capital structure, developments in our industry and markets and our ongoing financial performance and consider, where appropriate, supplementing, changing or otherwise enhancing our senior management team and operational and financial management capabilities in order to maximize our performance. Accordingly, our organizational structure and senior management team may change in the future. Changes to our senior management team could result in a material business interruption resulting from the loss of their services.

A small portion of our workforce is unionized, and more of our work force could become unionized in the future, which could negatively impact the stability of our production, materially reduce our profitability and increase the risk of work stoppages.

Our employees have the right at any time under the National Labor Relations Act to form or affiliate with a union, and unions may conduct organizing activities in this regard. If our employees choose to form or affiliate with a union and the terms of a union collective bargaining agreement are significantly different from our current compensation and job assignment arrangements with our employees, these arrangements could negatively impact the stability of our production, materially reduce our profitability and increase the risk of work stoppages. In addition, even if our managed operations remain non-union, our business may still be adversely affected by work stoppages at any of our suppliers that are unionized. The stoppage of work for a prolonged period of time at one, or several, of our principal manufacturing facilities resulting from union or non-union matters, could materially adversely affect our business.

As a small portion of our workforce is unionized, we are subject to risk of work stoppages and other labor relations matters. As of December 31, 2019, approximately 5% of the U.S. hourly workers of Custom Truck were represented by a labor union and were covered by a collective bargaining agreement. Any strikes, threats of strikes or other organized disruptions in connection with the negotiation of new labor agreements or other negotiations could materially adversely affect our business as well as impair our ability to implement further measures to reduce costs and improve production efficiencies.

Disruptions in our information technology systems or a compromise of security with respect to our systems could adversely affect our operating results by limiting our ability to effectively monitor and control our operations, adjust to changing market conditions, implement strategic initiatives.

Our information technology systems facilitate our ability to monitor and control our operations and adjust to changing market conditions. Any disruption of these systems or the failure of any of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations and adjust to changing market conditions. In addition, because our systems may contain information about individuals and businesses, our failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities leading to lower revenues, increased costs and other potential material adverse effects on our results of operations.

We may experience threats to our data and systems, including malware and computer virus attacks. We have implemented a multi-layered approach to protect our data and systems from software attacks and conduct annual security awareness training sessions for all of our employees. Additionally, we support web filters in place that prevent users from accessing suspect sites and deploy endpoint protection on user computers in addition to multiple mail filters that are in place to help manage spam and phishing attempts. We rely on our security software layer vendors to stay current with threats, and if any of these breaches of security occur or there are new threats that are not covered by our current software, we could be required to expend additional capital and other resources, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants. In addition, because our systems sometimes contain information about individuals and businesses, our failure to appropriately maintain the security of the data we hold, whether as a result of our own error or the malfeasance or errors of others, could lead to unauthorized release of confidential or otherwise protected information or corruption of data. Our failure to appropriately maintain the security of the data we hold could also violate applicable privacy, data security and other laws and subject us to lawsuits, fines and other means of regulatory enforcement. Complying with any new regulatory requirements could force us to incur substantial expenses or require us to change our business practices in a manner that could harm our business. Further, any compromise or breach of our systems could result in adverse publicity, harm our reputation, lead to claims against us and affect our relationships with our customers and employees, any of which could have a material adverse effect on our business. Certain of our software applications are also utilized by third parties who provide outsourced administrative functions, which may increase the risk of a cybersecurity incident. Although we maintain insurance coverage for various cybersecurity risks, there can be no guarantee that all costs or losses incurred will be fully insured.

We have observed a global increase in information technology security threats and more sophisticated cyber-attacks. Our business could be impacted by such disruptions, which in turn could pose a risk to the security of our systems and networks and the confidentiality, accessibility and integrity of information stored and transmitted on those systems and networks. We have adopted measures to address cyber-attacks and mitigate potential risks to our systems from these information technology-related disruptions. However, given the unpredictability of the timing, nature and scope of such disruptions, our systems and networks remain potentially vulnerable to attacks. Depending on their nature and scope, such attacks could potentially lead to the compromising of confidential information, misuse of our systems and networks, manipulation and destruction of data, misappropriation of assets or production stoppages and supply shortages, which in turn could adversely affect our operating results by limiting our ability to effectively monitor and control our operations, adjust to changing market conditions, implement strategic initiatives.

If we are unable to obtain additional capital as required, we may be unable to fund the capital outlays required for the success of our business.

If the cash that we generate from our business, together with cash that we may borrow under any debt facilities we have or may enter into in the future is not sufficient to fund our capital requirements, we will require additional debt and/or equity financing. However, we may not succeed in obtaining the requisite additional financing or such financing may include terms that are not satisfactory to us. We may not be able to obtain additional debt financing as a result of prevailing interest rates or other factors, including the presence of covenants or other restrictions under the agreements governing our current and future debt, including debt facilities entered into in connection with the Debt Financing. In the event we seek to obtain equity financing, our stockholders may experience dilution as a result of the issuance of additional equity securities. This dilution may be significant depending upon the number of equity securities that we issue and the prices at which we issue such securities. If we are unable to obtain sufficient additional capital in the future, we may be unable to fund the capital outlays required for the success of our business, including those relating to purchasing equipment, growth plans and refinancing existing indebtedness.

Our business may be adversely affected if we are unable to renew our leases upon their expiration.

We lease from third parties a substantial majority of the square footage of the facilities utilized in our operations, including with respect to certain of our manufacturing plants and our sales, service, warehousing and office locations. If we are unable to renew the existing leases on terms acceptable to us, we may be forced to relocate the affected operations. Alternatively, we may decide to relocate operations. Relocation could result in material disruptions to our business (including potential changes to our workforce if the new location does not allow for our existing workforce to service it) and our incurrence of significant capital and other expenses, which in turn could have an adverse effect on our financial condition, results of operations or cash flow.

Failure to keep pace with technological developments may adversely affect our operations.

We are engaged in an industry that will be affected by future technological developments. The introduction of products or processes utilizing new technologies could render our existing products or processes obsolete or unmarketable. Our success will depend upon our ability to develop and introduce new products, applications and processes that keep pace with technological developments and address increasingly sophisticated customer requirements in a timely and cost-effective basis. We may not be successful in identifying, developing and marketing new products, applications and processes and product or process enhancements. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new products, applications, processes or enhancements. Our products, applications or processes may not adequately meet the requirements of the marketplace and achieve market acceptance. Our financial condition, results of operations or cash flow could be materially and adversely affected if we were to incur delays in developing new products, applications, processes or enhancements, or if our products do not gain market acceptance.

A material disruption to one of our production and manufacturing locations could adversely affect our ability to generate revenue.

We have several significant production and manufacturing locations. If operations at any of these production and manufacturing locations were disrupted as a result of public health concerns, equipment failures, natural disasters, work stoppages, power outages or other reasons, our business, financial conditions and results of operations could be adversely affected. Interruptions in production could increase costs and delay delivery of units in production. Production capacity limits could cause us to reduce or delay sales efforts until production capacity is available.

We are currently an emerging growth company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies, including use of the extended the transition period for complying with new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. We anticipate losing our emerging growth company status in 2021 should the transactions covered hereby, be consummated. As an emerging growth company, our securities may be less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. For a description of applicable new or revised financial accounting standards, refer to Note 2, Summary of Significant Accounting Polices, to our 2019 audited consolidated financial statement included in this proxy statement. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

As a result of the Acquisition and the related transactions, we currently anticipate that we will lose our “emerging growth company” status. A company continues to be an emerging growth company until one of the following occurs: (i) annual revenue exceeds $1.07 billion; (ii) non-convertible debt of more than $1.0 billion is issued in the past three years; or, (iii) the company becomes a large accelerated filer, as defined in Exchange Act Rule 12b-2. As a result of losing such status, we will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, and the requirements of the Sarbanes-Oxley Act, increases costs and distracts management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we are subject to laws, regulations and requirements, certain corporate governance provisions, related regulations of the SEC and the requirements of the NYSE. We rely on a small number of key personnel to manage compliance with these regulations, and compliance with such regulations causes additional costs to our operations and diverts management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal control over financial reporting, accounting systems disclosure controls and procedures, auditing functions and other procedures related to public reporting in order to meet our reporting obligations as a public company.

Nesco and Custom Truck may identify material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of their financial statements or cause a failure to meet their reporting obligations.

In connection with the preparation of Nesco’s consolidated financial statements for the year ended December 31, 2018, Nesco identified a material weakness in its internal control over financial reporting related to accounting for rental equipment. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of an entity’s annual or interim financial statements will not be prevented or detected on a timely basis. As of December 31, 2018, Nesco did not have adequate controls in place to ensure that it has adequate review, including evidence of reviews in a sufficient amount of detail, of the activity in its rental equipment accounts.

Beginning in the second quarter of 2019, management developed a remediation plan, whereby Nesco implemented changes to its internal control to add a suite of key controls regarding the review of the activity in its rental equipment accounts, including lease financing activities. The changes in controls included, but were not limited to, supplementing the internal rental equipment accounting personnel with three additional and experienced supervisory and managerial employees. Nesco implemented changes to the design of controls to separately identify several key controls regarding the verification and reconciliation of activity related to its rental equipment that is processed and recorded in its books and records, including reconciliation activities over the subsidiary system utilized for calculating depreciation and cost of equipment sold expense. The modifications to the design of internal controls and the additional resources addressed the purchasing and receiving of rental equipment, calculations of depreciation expense, analysis and reconciliation of costs associated with Nesco’s maintenance of the rental equipment (including amounts capitalized), and costs recognized as “cost of equipment sales” expense from sales of our rental equipment, including the purchase and sale of rental equipment that had been acquired under a capital lease. The material weakness was remediated as of December 31, 2019, as the applicable controls and procedures implemented through the remediation plan operated for a sufficient period of time.

Effective internal controls are necessary for the combined company to provide reliable financial reports and prevent fraud. If the combined company is unable to successfully remediate existing or any future material weakness in its internal control over financial reporting, or identify any additional material weaknesses that may exist, the accuracy and timing of its financial reporting may be adversely affected. Additionally, the combined company may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports as well as applicable stock exchange listing requirements. The combined company may be unable to prevent fraud, investors may lose confidence in its financial reporting, and the stock price may also decline. The combined company’s reporting obligations as a public company could place a significant strain on its management, operational and financial resources and systems for the foreseeable future and may cause it to fail to timely achieve and maintain the adequacy of its internal control over financial reporting.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate. Because of its inherent limitations, internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. As a result, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. Nesco and Custom Truck cannot assure you that the measures they are currently undertaking or may take in the future will be sufficient to maintain effective internal controls or to avoid potential future deficiencies in internal control, including material weaknesses.

Neither management of Nesco or Custom Truck, nor an independent accounting firm has ever performed an evaluation of Nesco’s or Custom Truck’s internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act because no such evaluation has been required. Had either company or its independent accounting firm performed an evaluation of internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified. Nesco’s independent registered public accounting firm or Custom Truck’s independent auditor is not required to attest to and report on the effectiveness of internal control over financial reporting until after it is no longer an emerging growth company, which we expect will occur in 2021 as a result of the transactions contemplated hereby. At that time, the independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which internal controls over financial reporting are documented, designed, or operating. Failing to maintain effective disclosure controls and internal controls over financial reporting could have a material and adverse effect on the combined company’s business and operating results and could cause a decline in the price of their securities.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of common stock.

We currently expect that securities research analysts will establish and publish their own periodic projections for our business. However, there is no assurance that they will in fact publish reports on our company. Any projections included in research analyst reports may vary widely and may not accurately predict the results we actually achieve. Our stock price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline. We cannot assure you that any research analysts will cover our securities and if no analysts commence coverage of us, the trading price and volume for our common stock could be adversely affected.

We do not intend to pay dividends on our common shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not intend to declare and pay dividends on our common shares for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth and potentially reduce our indebtedness. Therefore, you are not likely to receive any dividends on your common shares for the foreseeable future and the success of an investment in our common shares will depend upon any future appreciation in their value. There is no guarantee that our common shares will appreciate in value or even maintain the price at which our shareholders have purchased their shares. The payment of future dividends, however, will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant.

Risks Related to Third Parties

Unfavorable conditions or disruptions in the capital and credit markets may adversely impact industry conditions and the availability of credit to the combined business’s customers and suppliers, which may have a material adverse effect on our organic growth strategies, financial condition or results of operations.

Disruptions in the global capital and credit markets as a result of economic downturns, economic uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our customer’s ability to access capital. Additionally, unfavorable market conditions could impede the rate of economic recovery, which may depress demand for our products and services or make it more difficult for our customers to obtain financing and credit on reasonable terms. Also, more of our customers may be unable to meet their payment obligations to us, increasing delinquencies and credit losses. Moreover, our suppliers may be adversely impacted, causing disruption or delay of product availability.

In addition, if the financial institutions that commit to lend us money under any debt facilities we have entered into or may enter into in the future are adversely affected by the conditions of the capital and credit markets, they may become unable to fund borrowings under those commitments, which could have an adverse impact on our financial condition and our ability to borrow funds, if needed, for working capital, acquisitions, capital expenditures and other corporate purposes. These events could negatively impact our business, financial condition or results of operations.

The combined business will purchase a significant amount of our equipment from a limited number of manufacturers and suppliers. An adverse change in or termination of our relationships with any of those manufacturers or suppliers could result in our inability to obtain equipment on an adequate or timely basis, negatively impacting our relationships with our customers and having a material adverse effect on our business, financial condition or results of operations.

We purchase most of our equipment from a limited group of leading original equipment manufacturers (“OEMs”). For the year ended December 31, 2019, three vendors, on a combined basis, accounted for more than 10% of purchases. We rely on these suppliers and manufacturers to provide us with equipment that we will either rent or sell to customers. To the extent we are unable to rely on these suppliers and manufacturers, due to an adverse change in our relationships with them, if they fail to continue operating as a going concern, if they significantly raise their costs, if a large amount of our rental equipment is subject to simultaneous recalls that would prevent us from obtaining such equipment for a significant period of time, or such suppliers or manufacturers simply are unable to supply us with equipment or needed replacement parts in a timely manner, our business could be adversely affected through higher costs or the resulting potential inability to provide products or services to our customers. We may experience delays in receiving equipment from some manufacturers due to factors beyond our control, including parts and material shortages, and, to the extent that we experience any such delays, our customer relationships could be damaged by the resulting inability to meet our customers’ needs. In addition, the payment terms we have negotiated with the suppliers that provide us with the majority of our equipment may not be available to us at a later time. Although we believe that we have alternative sources of supply for the rental equipment we purchase in each of our core product categories, termination of one or more of our relationships with any of these major suppliers could have a material adverse effect on our business, financial condition or results of operations.

The combined business has, and in the future may have, operations outside the United States which are subject to changes in political or economic conditions and regulations in that country. Additionally, the combined business may incur losses from currency conversions and have higher costs than it otherwise would have due to the need to comply with foreign laws.

Our operations in Canada and Mexico as well as our future international operations are subject to the risks normally associated with international operations. These include the need to convert currencies, which could result in a gain or loss depending on fluctuations in exchange rates and the need to comply with foreign laws and regulations, as well as U.S. laws and regulations applicable to our operations in foreign jurisdictions. The effect of these factors cannot be accurately predicted and may adversely impact us and our operations.

Nesco has had operations in Mexico. Nesco began commencing activities for the closure of its Mexican operations in 2019, although the closure is not yet complete. As a result, Nesco is subject to risks of doing business internationally, including changes in the economic strength of Mexico, difficulties in enforcing contractual obligations and intellectual property rights, burdens of complying with a wide variety of international and U.S. laws, economic sanctions and social, political and economic instability. Nesco must also comply with applicable anti-corruption and anti-bribery laws such as the U.S. Foreign Corrupt Practices Act and local laws prohibiting corrupt payments to government officials. Nesco cannot guarantee compliance with all applicable laws, and violations could result in substantial fines, sanctions, civil or criminal penalties, competitive or reputational harm, litigation or regulatory action and other consequences that might adversely affect our results of operations and our consolidated performance. Factors that substantially affect the operations of our business in Mexico may have a material adverse effect on our overall results of operations.

The risks with respect to Mexico or other developing countries include, but are not limited to: nationalization of properties, military repression, extreme fluctuations in currency exchange rates, criminal activity, lack of personal safety or ability to safeguard property, labor instability or militancy and high rates of inflation. We may be affected in varying degrees by government regulation with respect to price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation and opposition from non-governmental organizations. The effect of these factors cannot be accurately predicted and may adversely impact our operations.

In recent years, incidents of security disruptions throughout many regions of Mexico have increased. Drug-related gang activity has grown in Mexico. Certain incidents of violence have occurred in regions in which we operate and have resulted in the interruption of our operations, and these interruptions could increase in the future.

Our business relies to some extent on third-party contractors to provide us with various services to assist us with conducting our business, which could adversely affect our business upon the termination or disruption of our third-party contractor relationships.

Our operations rely on third-party contractors to provide us with timely services to assist us with conducting our business. Any material disruption, termination, or substandard provision of these services could adversely affect our brand, customer relationships, operating results and financial condition. In addition, if a third-party contractor relationship is terminated, we may be adversely affected if we are unable to enter into a similar agreement with alternate providers in a timely manner or on terms that we consider favorable. Further, in the event a third-party relationship is terminated and we are unable to enter into a similar relationship, we may not have the internal capabilities to perform such services in a cost-effective manner.

We may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets, which would negatively impact our operating results.

We have substantial balances of goodwill and identified intangible assets as a result of prior acquisitions and the merger and other transactions consummated in connection with the acquisition of us by Energy Capital Partners III, LP and certain of its affiliates. The Acquisition of Custom Truck is estimated to result in additional goodwill and intangible assets. We are required to test goodwill and other intangible assets with an indefinite life for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. We are also required to evaluate amortizable intangible assets and fixed assets for impairment if there are indicators of a possible impairment.

There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases. We may determine that one or more of our long-lived assets is impaired. An impairment charge would be determined based on the estimated fair value of the assets and any such impairment charge could have a material adverse effect on our financial position and results of operations.

If we are unable to collect on contracts with customers, our operating results would be adversely affected.

One of the reasons some of our customers choose to rent equipment rather than own equipment is the need to deploy their capital elsewhere. Some of our customers may have liquidity issues and ultimately may not be able to fulfill the terms of their rental agreements with us. If we are unable to manage credit risk issues adequately, or if a large number of customers should have financial difficulties at the same time, our credit losses could increase above historical levels and our operating results would be adversely affected. Further, delinquencies and credit losses generally can be expected to increase during economic slowdowns or recessions.

Risks Related to Government Regulation and Litigation

Changes to international trade agreements, tariffs, import and excise duties, taxes or other governmental rules and regulations could adversely affect our business and results of operations.

The U.S. federal government or other governmental bodies may propose changes to international trade agreements, tariffs, taxes and other government rules and regulations. Any changes to the international trading system, or the emergence or escalation of an international trade dispute, could significantly impact our business and have a negative impact on our revenues. In addition, the U.S. and other countries from which materials used heavily in the industries that we serve may impose import and excise duties, tariffs and other taxes on products in varying amounts. Any significant increases in import and excise duties or other taxes on products that ultimately impact and are used in the industries in which we operate could have a material adverse effect on our business, liquidity, financial condition and/or results of operations.

In the United States and globally, international trade policy is undergoing review and revision, introducing significant uncertainty with respect to future trade regulations and existing international trade agreements. These major revisions include the negotiation of the United States-Mexico-Canada Agreement (“USMCA”) (in Canada, known as the Canada-United States-Mexico Agreement (“CUSMA”)), which is intended to supersede the North American Free Trade Agreement (“NAFTA”). USMCA/CUSMA has been signed but not ratified by the legislature of each of the United States, Canada and Mexico. NAFTA provides protection against tariffs, duties and other charges or fees and assures access by the signatories. The impact of USMCA/CUSMA, if ratified, on the industries in which we operate is uncertain but could have a material adverse effect on our business, financial condition or results of operations.

We are exposed to various risks related to legal proceedings or claims that could adversely affect our operating results. The nature of our business exposes us to various liability claims, including product liability claims, which may exceed the level of our insurance coverage and thereby not fully protect us.

We are a party to lawsuits in the normal course of our business. Litigation in general can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. Responding to lawsuits brought against us, or legal actions that we may initiate, can often be expensive and time-consuming. Unfavorable outcomes from these claims and/or lawsuits could adversely affect our business, financial condition or results of operations, and we could incur substantial monetary liability and/or be required to change our business practices.

Our business exposes us to claims for personal injury, death or property damage resulting from the use of the equipment we rent or sell and from injuries caused in motor vehicle accidents in which our delivery and service personnel are involved and other employee related matters. Our business also exposes us to product liability claims related to our certain manufactured products. Additionally, we could be subject to potential litigation associated with compliance with various laws and governmental regulations at the federal, state or local levels, such as those relating to the protection of persons with disabilities, employment, health, safety, security and other regulations under which we operate.

We carry comprehensive insurance, subject to deductibles, at levels we believe are sufficient to cover existing and future claims made during the respective policy periods. However, we may be exposed to multiple claims that do not exceed our deductibles and, as a result, we could incur significant out-of-pocket costs that could adversely affect our financial condition and results of operations. In addition, the cost of such insurance policies may increase significantly upon renewal of those policies as a result of general rate increases for the type of insurance we carry, as well as our historical experience and experience in our industry. Our existing or future claims may exceed the coverage level of our insurance, and such insurance may not continue to be available on economically reasonable terms. If we are required to pay significantly higher premiums for insurance, are not able to maintain insurance coverage at affordable rates, or if we must pay amounts in excess of claims covered by our insurance, or if we are exposed to multiple claims that do not exceed our deductibles, we could experience higher costs that could adversely affect our financial condition and results of operations.

Federal and state legislative and regulatory developments that we believe should encourage electric power transmission infrastructure spending may fail to result in increased demand for our equipment.

In recent years, federal and state legislation has been passed and resulting regulations have been adopted that could significantly increase spending on electric power transmission infrastructure, including the Energy Act of 2005 and the American Recovery and Reinvestment Act of 2009 (the “ARRA”). However, much fiscal, regulatory and other uncertainty remains as to the impact this legislation and related regulations will ultimately have on the demand for our rental equipment and, as such, the effect of these regulations is uncertain and may not result in increased spending on the electric power transmission infrastructure. Continued uncertainty regarding the implementation of the Energy Act of 2005 and ARRA may result in slower growth in demand for our rental equipment.

Renewable energy initiatives, including ARRA, may not lead to increased demand for our equipment. In addition, we cannot predict when programs under ARRA will be implemented or the timing and scope of any investments to be made under these programs, particularly in light of capital constraints on potential developers of these projects. In addition, some of these programs have expired, which may affect the economic feasibility of future projects. Investments for renewable energy and electric power infrastructure under ARRA may not occur, may be less than anticipated or may be delayed, or any resulting contracts may not be awarded to us, any of which could negatively impact demand for our equipment.

We are subject to, and could be adversely affected by, safety and environmental requirements, which could force us to increase significant capital and other operational costs and may subject us to unanticipated liabilities.

Our operations are subject to federal, state and local occupational health and safety and environmental laws and regulations. We are subject to potential civil or criminal fines or penalties if we fail to comply with any of these requirements. We have made and will continue to make capital and other expenditures in order to comply with these laws and regulations. However, the requirements of these laws and regulations are complex, change frequently, and could become more stringent in the future. It is possible that these requirements will change or that liabilities will arise in the future in a manner that could have a material adverse effect on our business, financial condition or results of operations.

We have made, and will continue to make, expenditures to comply with environmental, health and safety laws and regulations, including, among others, expenditures for the investigation and cleanup of contamination at or emanating from currently and formerly owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. Some of these laws impose strict, and in certain circumstances joint and several liability on current and former owners or operators of contaminated sites and other potentially responsible parties for investigation, remediation and other costs.

Environmental laws and regulations and the costs of complying with them, or any liability or obligation imposed under them, could materially adversely affect our results of operations, financial condition, liquidity and cash flows.

We are subject to federal, state and local environmental laws and regulations with respect to the ownership and operation of tanks for the storage of petroleum products, such as gasoline, diesel fuel and motor and waste oils. We cannot assure you that our tanks will remain free from leaks at all times or that the use of these tanks will not result in significant spills or leakage. If leakage or a spill occurs, it is possible that the resulting costs of cleanup, investigation and remediation, as well as any resulting fines, could be significant. We cannot assure you that compliance with existing or future environmental laws and regulations will not require material expenditures by us or otherwise have a material adverse effect on our consolidated financial condition, results of operations, liquidity or cash flows.

The U.S. Congress and other federal and state legislative and regulatory authorities in the U.S. and internationally have considered, and will likely continue to consider, numerous measures related to climate change and greenhouse gas emissions. Should rules establishing limitations on greenhouse gas emissions or rules imposing fees on entities deemed to be responsible for greenhouse gas emissions become effective, demand for our services could be affected, our vehicle, and/or other, costs could increase, and our business could be adversely affected.

We have operations, and rent equipment, throughout the United States, which exposes us to multiple state and local regulations, in addition to federal law and requirements as a government contractor. Changes in applicable law, tax regimes, regulations or requirements, or our material failure to comply with any of them, can increase our costs and have other negative impacts on our business.

We are geographically diverse and, as of September 30, 2020 operate 46 leased facilities and maintain access to over 100 third-party service locations geographically dispersed across the U.S. and Canada, which exposes us to a host of different state and local regulations, in addition to federal law and regulatory requirements. These laws and requirements address multiple aspects of our operations, such as state and local taxes, worker safety, consumer rights, privacy, employee benefits and more, and there are often different requirements in different jurisdictions. Changes in these requirements, or any material failure by us or our branches to comply with them, can increase our costs, affect our reputation, limit our business, occupy management time and attention and otherwise impact our operations in adverse ways.

Risks Related to the Transaction

The Transaction is subject to the receipt of consents and clearances from regulatory authorities that may impose conditions that could have an adverse effect on Nesco, Custom Truck or the combined company or, if not obtained, could prevent completion of the Transaction.

Before the Transaction may be completed, applicable waiting periods must expire or terminate under antitrust and competition laws. In deciding whether to grant regulatory clearances, the relevant governmental entities will consider the effect of the Transaction on competition within their relevant jurisdiction. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. The Purchase Agreement may require Nesco and/or Custom Truck to comply with conditions imposed by regulatory entities and, in certain circumstances, either company may refuse to close the Acquisition on the basis of those regulatory conditions. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the Transaction or imposing additional material costs on or materially limiting the revenues of the combined company following the Acquisition. In addition, neither Nesco nor Custom Truck can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the Transaction. For a more detailed description of the regulatory review process, see the sections entitled “The Transactions and the Transaction Agreements—The Purchase Agreement—Regulatory Approvals” and “The Transactions and the Transaction Agreements—The Investment Agreement—Other Covenants and Agreements.”

Any delay in completing the Transaction may reduce or eliminate the benefits expected to be achieved thereunder.

In addition to the required regulatory clearances, the Transaction is subject to a number of other conditions beyond Nesco’s, Platinum’s and Custom Truck’s control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the Transaction for a significant period of time or prevent it from occurring. Any delay in completing the Transaction could cause the combined company not to realize, or to be delayed in realizing, some or all of the synergies that we expect to achieve if the Transaction is successfully completed within its expected time frame. See “The Transactions and the Transaction Agreements—The Purchase Agreement—Conditions to the Closing” and “The Transactions and the Transaction Agreements—The Investment Agreement—Conditions to the Subscription.”

Uncertainties associated with the Transaction may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of the combined company.

Nesco and Custom Truck are dependent on the experience and industry knowledge of their respective officers and other key employees to execute their business plans. The combined company’s success after the Transaction will depend in part upon the ability of Nesco and Custom Truck to retain key management and other key employees. Current and prospective employees of Nesco and Custom Truck may experience uncertainty about their roles within the combined company following the Transaction, which may have an adverse effect on the ability of each of Nesco and Custom Truck to attract or retain key management and other key employees. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management and other key employees of Nesco and Custom Truck to the same extent that Nesco and Custom Truck have previously been able to attract or retain their own employees. A failure by Nesco, Custom Truck or, following the completion of the Acquisition, the combined company to attract, retain and motivate key management and other key employees during the period prior to or after the completion of the Transaction could have a negative impact on their respective businesses.

Failure to complete the Transaction could negatively impact the stock price and the future business and financial results of Nesco.

Completion of the Transaction is not assured and is subject to risks, including the risks that approval of the Transaction by stockholders of Nesco or by governmental entities will not be obtained or that certain other closing conditions will not be satisfied. If the Transaction is not completed, the ongoing businesses and financial results of Nesco may be adversely affected and Nesco will be subject to several risks, including the following:

•        having to pay certain significant costs relating to the Acquisition without receiving the benefits of the Acquisition, including, in certain circumstances, a termination fee of $10 million;

•        having to pay certain significant costs relating to the Subscription without receiving the benefits of the Subscription, including, in certain circumstances, a termination fee of $15.25 million;

•        the potential loss of key personnel during the pendency of the Transaction as employees may experience uncertainty about their future roles with the combined company;

•        Nesco will have been subject to certain restrictions on the conduct of its business which may have prevented them from making certain acquisitions or dispositions or pursuing certain business opportunities while the Transaction was pending; and

•        having had the focus management on the Transaction instead of on pursuing other opportunities that could have been beneficial to Nesco.

If the Transaction is not completed, Nesco cannot provide assurance that these risks will not materialize and will not materially adversely affect the business, financial results and stock prices of Nesco.

The Investment Agreement contains provisions that could discourage a potential competing transaction involving Nesco.

The Investment Agreement contains a “no shop” provision that, subject to limited exceptions, restricts Nesco’s ability to solicit, initiate or encourage and induce, or take any other action designed to facilitate competing third-party proposals relating to a merger, reorganization or consolidation of the company or an acquisition of a significant portion of the company’s stock or assets. Further, even if the Board withdraws or qualifies its recommendation with respect to the Transaction, Nesco will still be required to submit each of the proposals to a vote at the special meeting. In addition, Platinum generally has an opportunity to offer to modify the terms of the Subscription in response to any competing acquisition proposals before the Board may withdraw or qualify its recommendation with respect to the Transaction. See “The Investment Agreement—Restriction on Solicitation of Competing Proposals”, “The Investment Agreement—Termination of the Investment Agreement” and “The Investment Agreement—Expenses; Termination Fees”.

These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of Nesco from considering or proposing that acquisition, including as a result of the added expense of the termination fees that may become payable in certain circumstances.

Nesco’s executive officers and directors have certain interests in the Transaction that may be different from, or in addition to, the interests of Nesco stockholders generally.

Nesco’s executive officers and directors have certain interests in the Transaction that may be different from, or in addition to, the interests of Nesco stockholders generally. Nesco’s executive officers negotiated the terms of the Purchase Agreement and the Investment Agreement. The executive officers of Nesco have arrangements with Nesco that provide for severance benefits if their employment is terminated under certain circumstances following the completion of the Transaction. There will be accelerated vesting of equity awards held by some or all of our non-employee directors who will not continue as directors of the combined company after the Transaction. Nesco may act before completion of the Transaction to amend certain terms of equity awards held by employees and to enter into certain compensatory arrangements related to the Transaction. Executive officers and directors also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the Acquisition.

At Closing, the Board will be reconstituted to include up to eleven directors, with up to seven directors designated by Platinum, 1 director designated by each of ECP, Capitol and Blackstone and the chief executive officer of Nesco.

The Nesco board of directors was aware of these interests at the time it approved the Transaction. These interests, including the continued employment of certain executive officers of Nesco by the combined company, the continued positions of certain directors of Nesco as directors of the combined company and the indemnification of former directors and officers by the combined company, may cause Nesco’s directors and executive officers to view the Acquisition proposal differently and more favorably than you may view it. See “The Transactions and the Transaction Agreements—Interests of Nesco’s Directors and Officers in the Transaction.”

Subsequent to the completion of our Acquisition, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence in connection with the Acquisition, we cannot assure you that this diligence will surface all material issues that may arise as a result of the consummation of the Acquisition. As a result of these factors, we may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the post-combination company or its securities.

Nesco and Custom Truck will incur significant transaction and transition costs in connection with the Transaction.

Nesco and Custom Truck have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Transaction. Nesco and Custom Truck may also incur additional costs to retain key employees. In general, all expenses incurred in connection with the Transaction (including the Acquisition), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by the party incurring such expense.

Integration of the Nesco and Custom Truck businesses may be difficult, costly and time-consuming, and the anticipated benefits and cost savings of the Transaction may not be realized or may be less than expected.

Even if the Transaction is completed, our ability to realize the anticipated benefits of the Transaction will depend, to a large extent, on our ability to integrate the two businesses. The combination of two independent businesses is a complex, costly and time-consuming process and we cannot assure you that we will be able to successfully integrate Nesco and Custom Truck or, if the integration is successfully accomplished, that the integration will not be more costly or take longer than presently contemplated. If we cannot successfully integrate and manage the two businesses within a reasonable time following the Transaction, we may not be able to realize the potential and anticipated benefits of the Transaction, which could have a material adverse effect on our business, financial condition and operating results.

Our ability to realize the expected synergies and benefits of the Transaction is subject to a number of risks and uncertainties, many of which are outside of our control. These risks and uncertainties could adversely impact our business, financial condition and operating results, and include, among other things:

•        our ability to complete the timely integration of operations and systems, organizations, standards, controls, procedures, policies and technologies, as well as the harmonization of differences in the business cultures of Nesco and Custom Truck;

•        our ability to minimize the diversion of management attention from ongoing business concerns during the integration process;

•        our ability to retain the service of key management and other key personnel;

•        our ability to preserve customer, supplier and other important relationships and resolve potential conflicts that may arise;

•        the risk that certain customers and suppliers will opt to discontinue business with the combined business or exercise their right to terminate their agreements as a result of the Transaction pursuant to change of control provisions in their agreements or otherwise;

•        the risk that Custom Truck may have liabilities that we failed to or were unable to discover in the course of performing due diligence;

•        difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination; and

•        difficulties in managing the expanded operations of a significantly larger and more complex combined business.

We may encounter additional integration-related costs, fail to realize all of the benefits anticipated in the Transaction or be subject to other factors that adversely affect preliminary estimates. In addition, even if the operations of the two businesses are integrated successfully, the full benefits of the Transaction may not be realized, including the synergies, cost savings or sales or growth opportunities that we expect. The occurrence of any of these events, individually or in combination, could have a material adverse effect on the combined business’, financial condition and operating results.

Our public stockholders will experience dilution as a consequence of the Transaction, including the Issuance. Having a minority share position may reduce the influence that our current stockholders have on the management of the post-combination company.

The Issuance will dilute the equity interest of our existing stockholders and may adversely affect prevailing market prices for our public shares and/or public warrants.

It is anticipated that, upon completion of the Transaction, the Company’s public stockholders (other than the Platinum, ECP, Capitol and Blackstone but including purchasers in the Supplemental Equity Offering) will retain an ownership interest of approximately 17% in the post-combination company. Additionally, following the completion of the Transaction, and subject to the approval by the Company’s public stockholders and the approval of the applicable award agreements by the post-Transaction Board, Nesco may alter or supplement existing equity compensation plans. In connection with the Issuance, it is expected that (a) pursuant to the Investment Agreement (i) between 140,000,000 and 152,600,000 shares of common stock, at a purchase price of $5.00 per share will be issued, and (ii) up to an additional 20,000,000 shares of common stock, at a purchase price of $5.00 per share, will be issued in the event the backstop to the Supplemental Equity Financing is utilized, in each case, to Platinum; (b) pursuant to the Investment Agreement, purchase shares of common stock in (i) a private placement, (ii) a registered public offering and/or (iii) a rights offering to its stockholders, in each case, for the aggregate amount of up to $200,000,000 (for the avoidance of doubt, including the Supplemental Equity Financing); and (c) pursuant to the Rollover Agreements, an aggregate of 20,000,000 shares of common stock, at a purchase price of $5.00 per share, will be issued to Blackstone and certain other direct and/or indirect equity holders of Custom Truck.

Resales of the shares issued pursuant to the Issuance could depress the market price of Nesco’s common stock.

The shares issued pursuant to the Issuance will be subject to registration rights. Following the effectiveness of the registration statement that we have agreed to file pursuant to such registration rights such shares will be freely tradeable. We also expect that such shares will be subject to potential resale pursuant to Rule 144. Resales of such shares following the expiration of any applicable lock-up agreement could depress the market price of our common stock.

We may not achieve all of the expected benefits from the items reflected in the unaudited financial projections included in this proxy statement including the estimated cost synergy, fleet optimization measures and other items.

The unaudited financial projections, pro forma cost synergy estimates and pro forma unaudited financial projections for the combined company include several measures, including Revenue, Adjusted EBITDA, Net Capex, Unlevered Free Cash Flow and Adjusted Unlevered Free Cash Flow. The assumptions and estimates underlying the financial projections are inherently uncertain and, although considered reasonable by Nesco management as of the date of their preparation, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in Nesco’s or Custom Truck’s, or the pro forma combined company’s, respective businesses, financial condition or results of operations, and other risks and uncertainties described in this “Risk Factors” section.

In particular, our projections include pro forma cost synergy estimates totaling $50 million that we currently expect to be fully achieved within two years of the Closing Date. We also expect to incur integration and restructuring costs of approximately $50 million to achieve these synergies, with $40 million of these costs incurred in the first two years following the Closing Date. The anticipated synergies are based upon assumptions about our ability to implement integration measures in a timely fashion and within certain cost parameters. Our ability to achieve the planned synergies is dependent upon a significant number of factors, many of which are beyond our control, such as our ability to integrate businesses that we acquire (including the integration of Nesco and Custom Truck), operating difficulties, increased operating costs, delays in implementing initiatives and general economic, competitive or industry conditions. For example, we may be unable to eliminate duplicative costs in a timely fashion or at all. Additionally, achieving these benefits may require certain related one-time costs, charges and expenses, which may be material. We can provide no assurance that we will be successful in generating growth, maintaining or increasing our cash flows or profitability or achieving cost savings and revenue enhancements in connection with the items reflected by these adjustments, and our inability to do so could have a material adverse effect on our business, cash flows, results of operations and financial position.

The unaudited pro forma condensed combined financial information presented herein is not intended to reflect what our actual results of operations and financial condition would have been had the Transaction actually occurred at the times presented therein, and therefore these results may not be indicative of our future operating performance.

The unaudited pro forma condensed combined financial information presented herein is for illustrative purposes only and is not intended, and does not purport, to represent what our actual results or financial condition would have been if the Transaction had occurred on the relevant dates. In addition, the unaudited pro forma condensed combined financial information is based in part on certain assumptions regarding the Transaction that we believe are reasonable. These assumptions, however, are only preliminary and will be finalized after the Transaction is completed. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting with respect to the Acquisition, with Nesco considered the acquirer of Custom Truck. Under the acquisition method of accounting, the acquisition date fair value of the consideration transferred will be allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The purchase price allocation utilized in preparing the unaudited pro forma condensed combined financial information was based on estimates of the fair market value of the tangible and intangible assets and liabilities of Custom Truck, as described further in the notes to our unaudited pro forma condensed combined financial information. In arriving at the estimated fair values, we have considered the preliminary appraisals of independent consultants, which were based on a preliminary and limited review of the assets and liabilities of Custom Truck to be acquired by us in the Acquisition. We expect to complete the purchase price allocation after considering the fair market value of Custom Truck’s assets and liabilities at the level of detail necessary to finalize the purchase price allocation. The final purchase price allocation will be based, in part, on third-party appraisals and may be different than that reflected in the pro forma purchase price allocation presented herein, and any such differences may be material. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Following the consummation of the Transaction we will have, and may incur in the future, significant indebtedness and may be unable to service our debt. This indebtedness could adversely affect our financial position, limit our available cash and our access to additional capital and prevent us from growing our business.

Following the consummation of the Transaction, we expect to have a significant amount of indebtedness and may incur additional indebtedness in the future. As of September 30, 2020, after giving effect to the Transaction, our total indebtedness (including capital leases and excluding obligations under the Floorplan Financing Facilities) would have been approximately $1,385 million, consisting of the $960 million of Notes, $400 million of borrowings under our New ABL Facility and approximately $25 million of other indebtedness. In addition, as of  September 30, 2020, after giving effect to the Transaction, we would have had an additional $350 million of availability under our New ABL Facility (subject to a borrowing base). Although the indenture that will govern the Notes and the credit agreement that will govern the New ABL Facility will contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant exceptions and qualifications, and the additional indebtedness incurred in compliance with these restrictions could be substantial. Moreover, the indenture that will govern the Notes is not anticipated to impose any limitation on our incurrence of certain liabilities or obligations that are not considered “Indebtedness” under such indenture (such as operating leases), nor does it impose any limitation on the amount of liabilities incurred by our subsidiaries, if any, that might be designated as “unrestricted subsidiaries” under such indenture. Similarly, the credit agreement that will govern the New ABL Facility will not impose any limitation on our incurrence of certain liabilities or obligations that are not considered “Indebtedness” under such credit agreement (such as operating leases).

The level of our indebtedness could have important consequences, including:

•        a portion of our cash flow from operations is dedicated to debt service and may not be available for other purposes;

•        limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•        limiting our ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes, including acquisitions, and potentially impeding our ability to secure favorable lease terms;

•        exposing us to the risk of increased interest rates as borrowings under our New ABL Facility will be subject to variable rates of interest;

•        making us more vulnerable to economic downturns and industry conditions and possibly limiting our ability to withstand competitive pressures;

•        placing us at a competitive disadvantage compared to our competitors with less indebtedness;

•        making it more difficult for us to satisfy our obligations with respect to the Notes and our other debt;

•        limiting our flexibility in planning for and reacting to changes in the industry in which we compete; and

•        increasing our cost of borrowing.

If new debt is added to our current debt levels, the risks that we face would intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors, some of which are beyond our control. An inability to service our indebtedness could lead to a default under the indenture that will govern the Notes or the credit agreement that will govern our New ABL Facility, which may result in an acceleration of our indebtedness.

To service our indebtedness, we will require a significant amount of cash. Our ability to pay interest and principal in the future on our indebtedness and to fund our capital expenditures and acquisitions will depend upon our future operating performance and the availability of refinancing indebtedness, which will be affected by prevailing economic conditions, the availability of capital, as well as financial, business and other factors, some of which are beyond our control. Our future cash flow may not be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. These actions may not be effected on a timely basis or on satisfactory terms or at all, and these actions may not enable us to continue to satisfy our capital requirements. In addition, our future debt agreements, including the indenture that will govern the Notes and the credit agreement that will govern our New ABL Facility, may contain restrictive covenants prohibiting us from adopting any of these alternatives. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

The indenture that will govern the Notes and the credit agreement that will govern our New ABL Facility will impose significant operating and financial restrictions on our company and our subsidiaries, which may prevent us from capitalizing on business opportunities.

The indenture that will govern the Notes and the credit agreement that will govern our New ABL Facility will impose significant operating and financial restrictions on us. These restrictions will limit our ability, among other things, to:

•        incur additional indebtedness;

•        pay dividends or certain other distributions on our capital stock or repurchase our capital stock;

•        make certain investments or other restricted payments;

•        place restrictions on the ability of subsidiaries to pay dividends or make other payments to us;

•        engage in transactions with stockholders or affiliates;

•        sell certain assets or merge with or into other companies, reorganize our companies, or suspend or go out of a substantial portion of our business;

•        prepay or modify the terms of our other indebtedness;

•        guarantee indebtedness; and

•        create liens.

The ability to borrow the full $750 million of commitments under the New ABL Facility will be limited by borrowing base capacity based on the sum of specified percentages of eligible accounts receivable, eligible parts inventory, eligible fleet equipment and unrestricted cash and cash equivalents, in each case, subject to customary reserves. The borrowing base will be calculated monthly (or, in certain circumstances, more frequently). As a result, our ability to borrow under the New ABL Facility is potentially subject to significant fluctuations, depending on the value of the borrowing base-eligible assets as of any measurement date.

In addition, the New ABL Facility will include a springing financial covenant, which will require us to, on any date on which specified excess availability falls below a certain threshold, maintain a minimum fixed charge coverage ratio, tested for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which financials have been delivered and quarterly thereafter until specified excess availability exceeds that threshold for a specified period. Our ability to meet the required ratio may be affected by events beyond our control, and we may not meet this ratio. The inability to borrow under the New ABL Facility may adversely affect our liquidity, financial position and results of operations.

These restrictions could limit our ability to obtain future financing, make strategic acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. A failure to comply with the restrictions in the indenture that will govern the Notes and the credit agreement that will govern our New ABL Facility could result in an event of default under such instruments or credit agreement. Our future operating results may not be sufficient to enable compliance with the covenants in such indenture or credit agreement or to remedy any such default. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to refinance our indebtedness or make any accelerated payments, including those under the notes and under our New ABL Facility. Also, we may not be able to obtain new financing. Even if we were able to obtain new financing, we cannot guarantee that the new financing will be on commercially reasonable terms or terms that are acceptable to us. If we default on our indebtedness, our business, financial condition or results of operations could be materially and adversely affected. If we fail to maintain compliance with these covenants in the future, we cannot assure you that we will be able to obtain waivers from the lenders and/or amend the covenants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 3, 2020, the parties thereto entered into the Purchase and Sale Agreement, dated December 3, 2020, pursuant to which Buyer has agreed to acquire 100% of the partnership interests of Custom Truck. Upon consummation of the Acquisition, Sellers will receive a base purchase price of $1.475 billion, subject to customary adjustments in respect of the cash, indebtedness and transaction expenses of Custom Truck as of the closing of Closing, as well as an adjustment on the basis of the original equipment cost of the rental fleet inventory owned by Custom Truck as of the Closing Date. In connection with the Acquisition, Nesco and certain Sellers entered into Rollover Agreements, pursuant to which such Sellers agreed to contribute a portion of their equity interests in Custom Truck in exchange for 20,000,000 shares of Nesco’s common stock. The contributions of equity interests in exchange for shares of common stock contemplated by the Rollover Agreements will be consummated immediately prior to the Closing Date.

On December 3, 2020, Nesco also entered into the Investment Agreement with Platinum. Pursuant to the terms of the Investment Agreement, Nesco will issue and sell shares of its common stock to Platinum for an aggregate purchase price in the range of $700 million to $763 million based upon the total equity funding required to fund the consideration to be paid pursuant to the terms of the Purchase Agreement. Nesco has also agreed to use its reasonable best efforts to sell shares of its common stock in a private placement, a registered public offering, and/or a rights offering to its stockholders, in each case for the aggregate amount of up to $200 million. If necessary as a backstop to the Supplemental Equity Financing, Nesco will issue and sell additional shares of common stock to Platinum for an aggregate purchase price of not more than $100 million. For the purpose of the unaudited pro forma condensed combined financial information, the total Subscription from Platinum is estimated to be $739 million and the Supplemental Equity Financing is estimated to be $140 million, both at a price of $5.00 per share. The proceeds from the Subscription and the Supplemental Equity Financing will be used to pay a portion of the purchase price in the Acquisition and other fees and expenses. To the extent the proceeds of the Subscription, the Supplemental Equity Financing and the Debt Financing exceed the amount required to pay the purchase price, fees and expenses related to the Transaction and indebtedness required to be discharged in connection therewith, the amount of any Debt Financing will be correspondingly reduced.

In connection with entering into the Purchase Agreement, Nesco and Platinum entered into a Debt Commitment Letter pursuant to which the Commitment Parties have agreed to provide a portion of the financing necessary to fund the consideration to be paid pursuant to the terms of the Purchase Agreement. The Debt Financing is anticipated to consist of the following: (i) an asset-based revolving credit facility in an aggregate principal amount of up to $750 million, $400 million of which shall be available on the closing date to finance the purchase price or, when determined, for working capital adjustments payable under the Purchase Agreement (the “New ABL”); and (ii) an issuance of senior secured notes (the “Notes”) yielding $1.0 billion in gross cash proceeds and/or to the extent that the issuance of the Notes yields less than $1.0 billion in gross cash proceeds or such cash proceeds are otherwise unavailable to consummate the Acquisition, loans under a senior secured bridge facility yielding up to $1.0 billion in gross cash proceeds (less the gross cash proceeds received from the Notes and available for use, if any). For purposes of the unaudited pro forma condensed combined financial information, the amount estimated to be drawn under the Notes at close of the Transaction is $960 million.

The unaudited pro forma condensed combined financial information presented herein gives effect to the following transactions:

•        the Subscription;

•        the Supplemental Equity Financing;

•        the extinguishment of Nesco’s existing 2019 Credit Facility and its Senior Secured Notes (each as defined in “Nesco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”) and the contemporaneous Debt Financing (referred to with the Subscription and the Supplemental Equity Financing, collectively as the “Financing”); and

•        the estimated effects of the acquisition of Custom Truck, inclusive of the estimated effects of debt repaid and the Rollover (collectively, the “Transaction Accounting Adjustments”).

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Nesco and Custom Truck described below. In preparing the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and year ended December 31, 2019, certain reclassifications were made to conform the historical reported financial information of Custom Truck to the reporting presentation of Nesco.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and the unaudited pro forma condensed balance sheet as of September 30, 2020 are based on, derived from, and should be read in conjunction with, Nesco’s historical condensed consolidated financial statements as set forth in Nesco’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 is based on, derived from, and should be read in conjunction with, Nesco’s historical audited consolidated financial statements included elsewhere in this proxy statement. The aforementioned unaudited pro forma financial information is also based on, derived and reclassified from Custom Truck’s historical unaudited condensed consolidated financial statements for the nine months ended September 30, 2020 and should be read in conjunction with Custom Truck’s historical unaudited condensed consolidated financial statements included elsewhere in this proxy statement. The aforementioned unaudited pro forma financial information is also based on and derived from Custom Truck’s historical audited consolidated financial statements for the year ended December 31, 2019 and should be read in conjunction with Custom Truck’s historical audited consolidated financial statements included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and year ended December 31, 2019 assumes that the Transaction occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Transaction occurred on September 30, 2020. The historical financial statements of Nesco and Custom Truck have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are transaction accounting adjustments which are necessary to account for the Acquisition and related to the financing of the Acquisition, in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and does not purport to represent or be indicative of the combined financial position or results of operations that would have been realized had the transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations of the combined company. In addition, the unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the transactions.

Nesco Holdings, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2020

(in $000s)	Historical Nesco	Historical Custom Truck reclassified (Note 3)	Transaction Accounting Adjustments – Financing (Note 4)		Transaction Accounting Adjustments – Acquisition (Note 5)		Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$1,640	$24,866	$1,392,217	4.a(i)	$(1,396,400)	5.a(i)	$22,323
Accounts receivable, net	56,471	94,399	—		—		150,870
Financing receivables, net	—	18,277	—		—		18,277
Inventory	30,623	566,102	—		—		596,725
Prepaid expenses and other	6,170	4,785	—		—		10,955
Total current assets	94,904	708,429	1,392,217		(1,396,400)		799,150
Property and equipment, net	6,373	87,940	—		—		94,313
Rental equipment, net	348,932	380,202	—		204,098	5.a(ii)	933,232
Goodwill and other intangibles, net	305,977	342,607	—		375,133	5.a(iii)	1,023,717
Deferred income taxes	12,708	—	—		—		12,708
Notes receivable	562	—	—		—		562
Other assets	—	17,211	11,250	4.a(ii)	(999)	5.a(iv)	27,462
Total Assets	$769,456	$1,536,389	$1,403,467		$(818,168)		$2,891,144
Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$14,826	$53,994	$—		$—		$68,820
Accrued expenses	15,806	20,719	(9,411)	4.a(iii)	(551)	5.a(v)	26,563
Deferred income and deposits	1,000	11,570	—		—		12,570
Floor plan payables – trade	—	189,189	—		—		189,189
Floor plan payables – non-trade	—	264,355	—		—		264,355
Current maturities of long-term debt	1,280	20,666	—		—		21,946
Current portion of capital lease obligations	7,975	256	—		—		8,231
Other liabilities	—	1,413	—		—		1,413
Total current liabilities	40,887	562,162	(9,411)		(551)		593,087
Long-term debt, net	733,270	620,607	606,911	4.a(iv)	(596,942)	5.a(vi)	1,363,846
Capital leases	11,848	3,684	—		—		15,532
Other liabilities	7,858	3,661	—		—		11,519
Total long-term liabilities	752,976	627,952	606,911		(596,942)		1,390,897
Stockholders’ Equity
Common stock	5	—	18	4.a(v)	2	5.a(vii)	25
Class A interest	—	569,964	—		(569,964)	5.a(vii)	—
Additional paid-in capital	434,246	11,527	878,982	4.a(v)	135,471	5.a(vii)	1,460,226
Accumulated deficit	(458,658)	(235,216)	(73,033)	4.a(v)	213,816	5.a(vii)	(553,091)
Total stockholders’ equity	(24,407)	346,275	805,967		(220,675)		907,160
Total Liabilities and Stockholders’ Equity	$769,456	$1,536,389	$1,403,467		$(818,168)		$2,891,144

See accompanying notes to unaudited pro forma condensed combined financial information.

Nesco Holdings, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2020

(in $000s, except share and per share data)	Historical Nesco	Historical Custom Truck reclassified (Note 3)	Transaction Accounting Adjustments – Financing (Note 4)		Transaction Accounting Adjustments – Acquisition (Note 5)		Pro Forma Combined
Revenue
Rental revenue	$144,103	$157,022	$—		$—		$301,125
Sales of rental equipment	19,585	108,092	—		—		127,677
Sales of new equipment	19,043	408,265	—		—		427,308
Parts sales and services	36,753	58,139	—		—		94,892
Total Revenue	219,484	731,518	—		—		951,002
Cost of Revenue
Cost of rental revenue	41,193	38,109	—		—		79,302
Depreciation of rental equipment	59,275	73,566	—		14,079	5.b(i)	146,920
Cost of rental equipment sales	16,454	81,150	—		—		97,604
Cost of new equipment sales	16,841	362,472	—		—		379,313
Cost of parts sales and services	30,839	48,529	—		—		79,368
Major repair disposals	1,506	—	—		—		1,506
Total cost of revenue	166,108	603,826	—		14,079		784,013
Gross Profit	53,376	127,692	—		(14,079)		166,989
Operating Expenses
Selling, general and administrative expenses	31,269	84,769	—		—		116,038
Licensing and titling expenses	2,243	2,540	—		—		4,783
Amortization and non-rental depreciation	2,308	9,942	—		7,372	5.b(ii)	19,622
Transaction expenses	1,073	—	—		—		1,073
Other operating expenses	2,209	—	3,750	4.b(iii)	—		5,959
Total Operating Expenses	39,102	97,251	3,750		7,372		147,475
Operating Income	14,274	30,441	(3,750)		(21,451)		19,514
Other Expense
Interest expense, net	47,816	45,163	23,155	4.b(i)	(28,145)	5.b(iv)	87,989
Other (income) expense, net	6,245	(7,777)	—		—		(1,532)
Total other expense	54,061	37,386	23,155		(28,145)		86,457
Loss Before Income Taxes	(39,787)	(6,945)	(26,905)		6,694		(66,943)
Income Tax Expense (Benefit)	(25,841)	—	(6,995)	4.b(iv)	1,740	5.b(v)	(31,096)
Net Income (Loss)	$(13,946)	$(6,945)	$(19,910)		$4,954		$(35,847)

Earnings (Loss) Per Share:
Basic and diluted	$(0.28)						$(0.15)
Weighted-Average Common Shares Outstanding (Note 6):
Basic and diluted	49,033,903						244,833,903

See accompanying notes to unaudited pro forma condensed combined financial information.

Nesco Holdings, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2019

(in $000s, except share and per share data)	Historical Nesco	Historical Custom Truck reclassified (Note 3)	Transaction Accounting Adjustments – Financing (Note 4)		Transaction Accounting Adjustments – Acquisition (Note 5)		Pro Forma Combined
Revenue
Rental revenue	$197,996	$233,522	$—		$—		$431,518
Sales of rental equipment	23,767	117,549	—		—		141,316
Sales of new equipment	10,308	599,923	—		—		610,231
Parts sales and services	31,964	78,923	—		—		110,887
Total Revenue	264,035	1,029,917	—		—		1,293,952
Cost of Revenue
Cost of rental revenue	50,829	44,330	—		—		95,159
Depreciation of rental equipment	70,568	105,548	—		11,312	5.b(i)	187,428
Cost of rental equipment sales	20,302	86,527	—				106,829
Cost of new equipment sales	8,520	525,518	—		—		534,038
Cost of parts sales and services	25,052	69,618	—		—		94,670
Major repair disposals	2,216	—	—		—		2,216
Total cost of revenue	177,487	831,541	—		11,312		1,020,340
Gross Profit	86,548	198,376	—		(11,312)		273,612
Operating Expenses
Selling, general and administrative expenses	34,667	121,591	—		—		156,258
Licensing and titling expenses	2,617	3,151	—		—		5,768
Amortization and non-rental depreciation	3,122	17,193	—		5,420	5.b(ii)	25,735
Transaction expenses	7,641	—	—		21,400	5.b(iii)	29,041
Asset impairment	657	893	—		—		1,550
Other operating expenses	1,826	—	5,000	4.b(iii)	—		6,826
Total Operating Expenses	50,530	142,828	5,000		26,820		225,178
Operating Income	36,018	55,548	(5,000)		(38,132)		48,434
Other Expense
Loss (gain) on extinguishment of debt	4,005	(1,654)	58,033	4.b(ii)	—		60,384
Interest expense, net	63,361	70,507	52,496	4.b(i)	(48,130)	5.b(iv)	138,234
Other (income) expense, net	1,690	(5,017)	—		—		(3,327)
Total other expense	69,056	63,836	110,529		(48,130)		195,291
Loss Before Income Taxes	(33,038)	(8,288)	(115,529)		9,998		(146,857)
Income Tax Expense (Benefit)	(5,986)	—	(30,038)	4.b(iv)	2,599	5.b(v)	(33,425)
Net Income (Loss)	$(27,052)	$(8,288)	$(85,491)		$7,399		$(113,432)

Earnings (Loss) Per Share (Note 6):
Basic and diluted	$(0.82)						$(0.50)
Weighted-Average Common Shares Outstanding (Note 6):
Basic and diluted	33,066,165						228,866,165

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of pro forma presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X, “Pro Forma Financial Information,” as amended by the SEC’s Final Rule Release No. 33-10786, “Amendments to Financial Disclosures About Acquired and Disposed Businesses,” as adopted by the SEC on May 21, 2020 (“Article 11”). The amended Article 11 was effective January 1, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 combine the historical consolidated statements of operations of Nesco and Custom Truck, giving effect to the transactions as if they had been completed on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical consolidated balance sheets of Nesco and Custom Truck, giving effect to the transactions as if they had been completed on September 30, 2020.

Nesco’s and Custom Truck’s historical financial statements were prepared in accordance with U.S. GAAP, presented in U.S. dollars, and there were no material intercompany transactions and balances between Nesco and Custom Truck as of and for the nine months ended September 30, 2020 and for the year ended December 31, 2019. As discussed in Note 3, certain reclassifications were made to align Nesco’s and Custom Truck’s financial statement presentation. Nesco has not identified all adjustments necessary to conform Custom Truck’s accounting policies to Nesco’s accounting policies. Upon completion of the transactions, or as more information becomes available, Nesco will complete a more detailed review of Custom Truck’s accounting policies. As a result of that review further differences could be identified between the accounting policies of the two companies.

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with Nesco as the accounting acquirer of Custom Truck. In identifying Nesco as the accounting acquirer, management considered the structure of the transaction and other actions contemplated by the Purchase Agreement, including the composition of purchase consideration that will be issued to the selling equity holders of Custom Truck (consisting of cash from Nesco and Nesco common stock). Nesco also considered the relative outstanding share ownership and the composition of the combined company board following completion of the Acquisition. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated purchase consideration has been allocated to the assets acquired and liabilities assumed of Custom Truck based upon management’s preliminary estimate of their fair values as of September 30, 2020. Nesco has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of the Custom Truck assets to be acquired or liabilities assumed, other than a preliminary estimate for rental equipment and certain intangible assets. Accordingly, apart from these assets, Custom Truck assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value.

All amounts presented within these notes to the unaudited pro forma condensed combined financial information are in thousands, except share and per share data.

2. The Acquisition

On December 3, 2020, the parties thereto entered into the Purchase and Sale Agreement, pursuant to which the Buyer has agreed to acquire 100% of the partnership interests of Custom Truck. The estimated cash consideration may be adjusted for customary adjustments in respect of the cash, indebtedness, net working capital, and transaction expenses of Custom Truck as of the closing of the Acquisition, as well as an adjustment on the basis of the original equipment cost of the rental fleet inventory owned by Custom Truck as of the closing date of the Acquisition. These adjustments, if any, will affect the preliminary estimated total acquisition consideration.

Estimated total acquisition consideration

The following table summarizes the components of the estimated total acquisition consideration included in the unaudited pro forma condensed combined financial statements as if the Acquisition had been completed on September 30, 2020:

(in $000s, except share and per share data)	Shares	Nesco share price January 15, 2021
Estimated cash consideration(i)			$771,680
Estimated repayment of Custom Truck debt(ii)			603,320
Estimated value of Nesco common stock to be issued to Custom Truck equity holders(iii)	20,000,000	$7.35	147,000
Preliminary estimated fair value of total acquisition consideration			$1,522,000

____________

(i)      The estimated cash consideration paid by Nesco for the outstanding partnership interests of Custom Truck.

(ii)     The estimated cash paid by Nesco to retire the Custom Truck Term Loan B ($595,500), borrowings on the Custom Truck Revolver ($7,269), and payment of accrued interest ($551).

(iii)    20,000,000 shares of Nesco newly issued common stock will be issued as pursuant to the Rollover Agreements to certain Sellers. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated value of Nesco common stock for the acquisition consideration is based upon the $7.35 per share closing Nesco common stock price as of January 15, 2021. The final acquisition consideration at closing may change materially from the amount shown. A 25% change in the closing price per share of Nesco common stock would increase or decrease the estimated fair value of share acquisition consideration by approximately $36,750.

The following table presents a reconciliation from the “base purchase price,” as defined in the Purchase and Sale Agreement, which is based on a $5.00 per share value of Nesco’s common stock, to the estimated value of the equity consideration to be issued, which is based upon the $7.35 per share closing Nesco common stock price as of January 15, 2021:

(in $000s)
Base purchase price per Purchase and Sale Agreement	$1,475,000
Adjusted for:
Rollover Agreement and share price difference as of January 15, 2021	47,000
Preliminary estimated fair value of total acquisition consideration	$1,522,000

Preliminary purchase price allocation

The estimated total acquisition consideration as shown above is allocated to the assets acquired and liabilities assumed based on their preliminary estimated fair values. As mentioned in Note 1, Nesco has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of the Custom Truck assets to be acquired or liabilities assumed, other than a preliminary estimate for rental equipment and certain intangible assets. Such fair values are based on currently available information and certain assumptions that Nesco believes are reasonable. The estimates and underlying assumptions will be revised as additional information becomes available and those changes could be significant. Accordingly, certain assets acquired and liabilities assumed are presented at their respective carrying amounts as of September 30, 2020, and should be treated as preliminary values. The final determination of these estimated fair values, the assets’ useful lives and the amortization methods are subject to completion of an ongoing assessment and will be available as soon as practicable but no later than one year after the consummation of the Acquisition.

The following table summarizes the preliminary purchase price allocation, as if the Acquisition had been completed on September 30, 2020:

(in $000s)
Inventory	$566,102
Current assets (excluding inventory)	142,327
Property and equipment	87,940
Rental equipment	584,300
Intangible assets(i)	352,446
Other assets	16,212
Total identifiable assets acquired	1,749,327
Current liabilities	(561,611)
Long-term debt	(23,665)
Other liabilities	(7,345)
Total identifiable liabilities assumed	(592,621)
Goodwill	365,294
Preliminary estimated purchase price	$1,522,000

____________

(i)      Refer to Note 5(a)(iii) for information on the intangible assets acquired.

3. Accounting Policies and Reclassifications

During the preparation of this unaudited pro forma condensed combined financial information, Nesco performed a preliminary assessment of Custom Truck’s financial information to identify differences in accounting policies as compared to those of Nesco and differences in financial statement presentation as compared to the presentation of Nesco. At the time of preparing this unaudited pro forma condensed combined financial information, Nesco has not identified all adjustments necessary to conform Custom Truck’s accounting policies to Nesco’s accounting policies. Following the Acquisition, the combined company will finalize the review of accounting policies, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

Refer to the table below for a summary of adjustments made to present Custom Truck’s balance sheet as of September 30, 2020 to conform with that of Nesco:

(in $000s) Nesco Presentation	Custom Truck Presentation	Historical Custom Truck as of September 30, 2020	Accounting policy and reclassification adjustments	Note	Historical Custom Truck reclassified
Cash and cash equivalents	Cash and cash equivalents	$24,866	$—		$24,866
Accounts receivable, net	Accounts receivable, net	94,399	—		94,399
	Financing receivables, net	18,277	—		18,277
Inventory	Inventories, net	566,102	—		566,102
Prepaid expenses and other	Prepaid expenses and other	4,785	—		4,785
Property and equipment, net	Property and equipment, net	87,940	—		87,940
Rental equipment, net	Rental equipment, net	380,202	—		380,202
Goodwill and other intangibles, net		—	342,607	(i)	342,607
	Intangibles, net	74,795	(74,795)	(i)	—
	Goodwill	267,812	(267,812)	(i)	—
	Other assets	17,211	—		17,211
Accounts payable	Trade accounts payable	53,994	—		53,994
Accrued expenses	Accrued expenses	20,719	—		20,719
Deferred income and deposits	Customer deposits	11,570	—		11,570
	Floor plan payables – trade	189,189	—		189,189
	Floor plan payables – non-trade	264,355	—		264,355

(in $000s) Nesco Presentation	Custom Truck Presentation	Historical Custom Truck as of September 30, 2020	Accounting policy and reclassification adjustments	Note	Historical Custom Truck reclassified
Current maturities of long-term debt	Current maturities of long-term debt	20,922	(256)	(ii)	20,666
Current portion of capital lease obligations		—	256	(ii)	256
	Other liabilities	1,413	—		1,413
Long-term debt, net	Long-term debt, net of current maturities	624,291	(3,684)	(iii)	620,607
Capital leases		—	3,684	(iii)	3,684
Deferred income taxes		—	—		—
Other liabilities	Other long-term liabilities	3,661	—		3,661

____________

(i)      Represents a combination of Intangibles, net and Goodwill to a single financial statement line item.

(ii)     Represents a reclassification of Current portion of capital lease obligations from current maturities of long-term debt.

(iii)    Represents a reclassification of Capital leases from Long-term debt, net of current maturities.

Refer to the table below for a summary of adjustments made to present Custom Truck’s statement of operations for the nine months ended September 30, 2020 to conform with that of Nesco:

(in $000s) Nesco Presentation	Custom Truck Presentation	Historical Custom Truck for the nine months ended September 30, 2020	Accounting policy and reclassification adjustments	Note	Historical Custom Truck reclassified
Rental revenue	Rental revenue	$157,022	$—		$157,022
Sales of rental equipment	Used sales revenue	108,092	—		108,092
Sales of new equipment	New sales revenue	408,265	—		408,265
Parts sales and services	Parts and service revenue	58,139	—		58,139
Cost of rental revenue	Cost of rental revenue	38,109	—		38,109
Depreciation of rental equipment	Depreciation of rental equipment	73,566	—		73,566
Cost of new equipment sales	Cost of new sales	362,472	—		362,472
Cost of rental equipment sales	Cost of used sales	81,150	—		81,150
Cost of parts sales and services	Cost of parts and service	48,529	—		48,529
Major repair disposals		—	—		—
Selling, general and administrative expenses	Selling, general and administrative	87,309	(2,540)	(i)	84,769
Licensing and titling expenses		—	2,540	(i)	2,540
Amortization and non-rental depreciation		—	9,942	(ii)	9,942
	Non-rental depreciation	3,551	(3,551)	(ii)	—
	Amortization	6,391	(6,391)	(ii)	—
Interest expense, net	Interest expense	45,163	—		45,163
Other (income) expense, net		—	(7,777)	(iii)	(7,777)
	Financing income	3,564	(3,564)	(iii)	—
	Other income, net	4,213	(4,213)	(iii)	—

____________

(i)      Represents a reclassification of Selling, general and administrative expenses to Licensing and titling expenses.

(ii)     Represents a combination of Non-rental depreciation and Amortization into a single financial statement line item.

(iii)    Represents a reclassification of Financing income and Other income, net to Other (income) expense.

Refer to the table below for a summary of adjustments made to present Custom Truck’s statement of operations for the year ended December 31, 2019 to conform with that of Nesco:

(in $000s) Nesco Presentation	Custom Truck Presentation	Historical Custom Truck for the year ended December 31, 2019	Accounting policy and reclassification adjustments	Note	Historical Custom Truck reclassified
Rental revenue	Rental revenue	$233,522	$—		$233,522
Sales of rental equipment	Used sales revenue	117,549	—		117,549
Sales of new equipment	New sales revenue	599,923	—		599,923
Parts sales and services	Parts and service revenue	78,923	—		78,923
Cost of rental revenue	Cost of rental revenue	44,330	—		44,330
Depreciation of rental equipment	Depreciation of rental equipment	105,548	—		105,548
Cost of new equipment sales	Cost of new sales	525,518	—		525,518
Cost of rental equipment sales	Cost of used sales	86,527	—		86,527
Cost of parts sales and services	Cost of parts and service	69,618	—		69,618
Major repair disposals		—	—		—
Selling, general and administrative expenses	Selling, general and administrative	124,742	(3,151)	(i)	121,591
Licensing and titling expenses		—	3,151	(i)	3,151
Amortization and non-rental depreciation		—	17,193	(ii)	17,193
	Non-rental depreciation	4,263	(4,263)	(ii)	—
	Amortization	12,930	(12,930)	(ii)	—
Asset impairment		—	893	(iii)	893
Loss (gain) on extinguishment of debt		—	(1,654)	(iv)	(1,654)
Interest expense, net	Interest expense	70,507	—		70,507
Other (income) expense, net		—	(5,017)	(iii)(iv)(v)	(5,017)
	Financing income	2,710	(2,710)	(v)	—
	Other income, net	3,068	(3,068)	(v)	—

____________

(i)      Represents a reclassification of Selling, general and administrative expenses to Licensing and titling expenses.

(ii)     Represents a combination of Non-rental depreciation and Amortization into a single financial statement line item.

(iii)    Represents a reclassification of Custom Truck asset impairment recorded in Other income, net to Asset impairment.

(iv)    Represents a reclassification of Custom Truck gain on debt extinguishment recorded in Other income, net to Loss (gain) on extinguishment of debt.

(v)      Represents a reclassification of Financing income and Other income, net to Other (income) expense.

4. Transaction Accounting Adjustments — Financing

The following summarizes the pro forma adjustments related to the Financing. Proceeds from the Financing will be used to (1) repay borrowings outstanding under the 2019 Credit Facility, (2) repay the Senior Secured Notes, (3) purchase the partnership interests of Custom Truck in connection with the Acquisition, and (4) repay certain borrowings of Custom Truck outstanding debt upon consummation of the Acquisition. The Transaction Accounting Adjustments related to the Acquisition, including repayment of Custom Truck’s existing borrowings, are presented in Note 5, Transaction Accounting Adjustments — Acquisition.

Nesco has assumed the repayment of the 2019 Credit Facility and the Senior Secured Notes will be accounted for as a debt extinguishment. This presentation is preliminary and subject to change as additional information becomes available to finalize the accounting treatment.

a.      Financing Related Pro Forma Condensed Combined Balance Sheet Adjustments

i.       Adjustment to Cash and cash equivalents consists of the following:

(in $000s)	As of September 30, 2020
Proceeds from Nesco common stock issued to Platinum	$739,000
Proceeds from Supplemental Equity Financing	140,000
Proceeds from issuance of the New ABL	400,000
Proceeds from issuance of the Notes	960,000
Debt issuance costs on new Debt Financing	(47,350)
Repayment of the 2019 Credit Facility	(269,022)
Repayment of the Senior Secured Notes	(475,000)
Early redemption premium on the Senior Secured Notes	(46,000)
Payment of accrued interest on the 2019 Credit Facility and Senior Secured Notes	(9,411)
Net Adjustment to Cash and cash equivalents	$1,392,217

ii.      Adjustment to Other assets for the debt issuance costs related to the New ABL.

iii.     Adjustment to Accrued expenses for the payment of accrued interest on the 2019 Credit Facility and Senior Secured Notes.

iv.      Adjustment to Long-term debt, net consists of the following:

(in $000s)	As of September 30, 2020
Proceeds from issuance of the New ABL	$400,000
Proceeds from issuance of the Notes	960,000
Deferred issuance costs on new Debt Financing	(21,100)
Repayment of the 2019 Credit Facility	(269,022)
Repayment of the Senior Secured Notes	(475,000)
Elimination of deferred financing fees related to Nesco’s existing long-term debt	12,033
Net Adjustment to Long-term debt, net	$606,911

v.       Adjustment to Total stockholders’ equity consists of the following:

	As of September 30, 2020
(in $000s)	Common stock	Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
Proceeds from Nesco common stock issued to Platinum	$15	$738,985	$—	$739,000
Proceeds from Supplemental Equity Financing	3	139,997	—	140,000
Senior secured bridge facility commitment fees(a)	—	—	(15,000)	(15,000)
Early redemption premium on Senior Secured Notes(b)	—	—	(46,000)	(46,000)
Elimination of Deferred financing fees related to Nesco’s existing Long-term debt(c)	—	—	(12,033)	(12,033)
	$18	$878,982	$(73,033)	$805,967
__________ (a) Adjustment of $15.0 million for commitment fees paid to secure the senior secured bridge facility.

(b)      Payment of the early redemption premium to redeem the Senior Secured Notes.

(c)      Elimination of unamortized deferred financing fees associated with the 2019 Credit Facility and the Senior Secured Notes.

b.      Financing Related Pro Forma Condensed Combined Statements of Operations Adjustments

i.       The net adjustment to interest expense is as follows:

(in $000s)	Nine months ended September 30, 2020	Year ended December 31, 2019
Interest expense on the New ABL	$5,913	$7,884
Interest expense on the Notes	57,600	76,800
Amortization of deferred financing costs on Debt Financing	4,853	6,470
Senior secured bridge facility commitment fees(a)	—	15,000
Elimination of interest expense on the 2019 Credit Facility	(7,398)	(9,898)
Elimination of interest expense on the Senior Secured Notes	(35,625)	(40,847)
Elimination of amortization of deferred financing fees related to Nesco’s existing long-term debt	(2,188)	(2,913)
Net Adjustment to Interest expense, net	$23,155	$52,496

__________

(a)      Adjustment to recognize the commitment fees related to the senior secured bridge facility. The income tax effect of this adjustment is estimated to be $3.9 million. These costs will not affect the combined statements of operations beyond twelve months after the acquisition date.

A 2.0% interest rate was used in calculating the pro forma adjustments under the New ABL, which was derived from an assumed LIBOR rate as of January 13, 2021 of 0.2% plus a margin of 1.8%. An 8.0% interest rate was used in calculating the pro forma adjustments under the Notes. The following table presents a sensitivity analysis with a 12.5 basis points change on variable interest expense for the nine months ended September 30, 2020 and the year ended December 31, 2019.

(in $000s)	Nine months ended September 30, 2020	Year ended December 31, 2019
Increase of 0.125%	$1,275	$1,700
Decrease of 0.125%	$(1,275)	$(1,700)

ii.      Adjustment to recognize the loss on the extinguishment of debt aggregating $58.0 million, comprised of the early redemption premium of $46.0 million on the Senior Secured Notes and the write-off of $12.0 million of unamortized deferred financing fees related to Nesco’s existing long-term debt. The income tax effect of this adjustment is estimated to be $15.1 million. These costs will not affect the combined statements of operations beyond twelve months after the acquisition date.

iii.     Adjustment to record management fees pursuant to the Corporate Advisory Services Agreement.

iv.      Adjustment to recognize the income tax impacts of the pro forma adjustments for which a tax expense is recognized using a U.S. federal and state statutory rate of 26.0% for the nine months ended September 30, 2020 and year ended December 31, 2019. These rates may vary from the effective tax rates of the historical and combined business.

5. Transaction Accounting Adjustments — Acquisition

a. Acquisition Related Pro Forma Condensed Combined Balance Sheet Adjustments

The following summarizes the Transaction Accounting Adjustments to give effect as if the Acquisition had been completed on September 30, 2020 for the purposes of the unaudited pro forma condensed combined balance sheet.

i.       Adjustment to Cash and cash equivalents consists of the following:

(in $000s)	As of September 30, 2020
Repayment of Custom Truck’s Term Loan B and revolving credit facility	$603,320
Estimated cash paid for Custom Truck partnership interests	771,680
Transaction expenses	21,400
Net adjustment to Cash and cash equivalents	$1,396,400

ii.      Adjustment to Rental equipment to recognize the estimated step-up in fair value of rental equipment acquired. The fair value estimate was determined based on assumptions that market participants would use in pricing an asset. The calculated value is preliminary and subject to change could vary materially from the final purchase allocation.

iii.     Adjustment to Goodwill and intangible assets, net to recognize (a) the estimated fair value of intangible assets acquired consisting of customer relationships and trade names, and (b) the resulting goodwill that would have been recorded if the Acquisition occurred on September 30, 2020. The estimates and underlying assumptions for intangible assets will be revised as additional information becomes available and those changes could be significant. Accordingly, all fair value amounts should be treated only as a preliminary purchase price allocation.

(in $000s)	As of September 30, 2020
Customer relationships	$190,000
Trade names	160,000
Software and product designs	2,446
Fair value of intangible assets acquired	352,446
Historical carrying value of intangible assets of Custom Truck	(74,795)
Total adjustment to intangible assets, net	277,651
Goodwill resulting from the Acquisition	365,294
Historical goodwill of Custom Truck	(267,812)
Total adjustment to goodwill	97,482
Total adjustment to Goodwill and intangible assets, net	$375,133

The fair value estimates for identifiable intangible assets are preliminary and are based upon assumptions that market participants would use in pricing an asset. The fair value of the customer relationships intangible asset was valued using a multi-period excess earnings method, a form of the income approach, which incorporates the estimated future cash flows to be generated from Custom Truck’s existing customer base. The Custom Truck trade name was valued using the relief from royalty method, which considers both the market approach and the income approach. The calculated value is preliminary and subject to change could vary materially from the final purchase allocation.

iv.      Adjustment to Other assets to reflect the elimination of Custom Truck’s unamortized debt issuance costs related to its revolving credit facility.

v.       Adjustment to Accrued expenses to reflect the repayment of accrued interest on Custom Truck’s Term Loan B and revolving credit facility.

vi.     Adjustment to Long-term debt, net to reflect the repayment of Custom Truck’s Term Loan B and revolving credit facility.

vii.    Adjustment to Total stockholders’ equity consists of the following:

	As of September 30, 2020
(in $000s)	Common stock	Class A interest	Additional paid-in capital	Accumulated deficit	Total stockholders’ equity
Shares of Nesco common stock to be issued in exchange for Custom Truck partnership interests	$2	$—	$146,998	$—	$147,000
Elimination of Custom Truck’s historical equity	—	(569,964)	(11,527)	235,216	(346,275)
Transaction expenses(a)	—	—	—	(21,400)	(21,400)
	$2	$(569,964)	$135,471	$213,816	$(220,675)
__________
(a) This adjustment represents transaction expenses incurred in connection with the Acquisition.

b.      Acquisition Related Pro Forma Condensed Combined Statement of Operations Adjustments

The following summarizes the Transaction Accounting Adjustments to give effect as if the Acquisition had been completed on January 1, 2019 for the purposes of the unaudited pro forma condensed combined statements of operations:

i.       Adjustment to Depreciation of rental equipment associated with the estimated fair value of rental equipment acquired. The estimated weighted average remaining useful life of rental equipment acquired is five years. The table below presents the adjustments to Depreciation of rental equipment:

(in $000s, except estimated useful life (in years))	Estimated weighted average useful life (in years)	Estimated Fair Value	Nine months ended September 30, 2020	Year ended December 31, 2019
Rental equipment	5	$584,300	$87,645	$116,860
Historical depreciation of rental equipment of Custom Truck			(73,566)	(105,548)
Pro forma adjustment for Depreciation of rental equipment			$14,079	$11,312

ii.      Adjustment to Amortization based on the estimated fair values of intangible assets acquired amortized over the respective useful lives. The table below presents the adjustments to Amortization:

(in $000s, except estimated useful life (in years))	Estimated useful life (in years)	Estimated Fair Value	Nine months ended September 30, 2020	Year ended December 31, 2019
Customer relationships	10.5	$190,000	$13,500	$18,000
Trade names	Indefinite	160,000	—	—
Software and product designs	7	2,446	263	350
Historical amortization of Custom Truck			(6,391)	(12,930)
Pro forma adjustment for Amortization			$7,372	$5,420

Amortization expense related to customer relationships has been calculated on a preliminary basis using a straight-line method over the midpoint of a nine to twelve year estimated useful life. Trade names are an indefinite life intangible asset and are not amortized. Amortization expense relating to software and product designs have been calculated on a preliminary basis using a straight-line method over a weighted average useful life of seven years.

iii.     Adjustment to Transaction expenses for estimated transaction costs and fees incurred in connection with the Acquisition. The income tax effect of this adjustment is estimated to be $5.6 million. These costs will not affect the combined statements of operations beyond twelve months after the acquisition date.

iv.      Adjustment to Interest expense, net to eliminate historical Custom Truck interest expense associated with its historical long-term debt repaid in connection with the Acquisition.

v.       Adjustment to record the income tax impacts of the pro forma adjustments using a statutory tax rate of 26.0% for the nine months ended September 30, 2020 and year ended December 31, 2019. This rate does not reflect the combined company’s effective tax rate, which may differ from the rates assumed for purposes of preparing these statements. Because the tax rates used for these unaudited pro forma condensed combined financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Acquisition. Further, the combined company’s ability to use net operating (“NOL”) carryforwards to offset future taxable income for U.S. federal and state income tax purposes is subject to limitations. In general, under Section 382 of the U.S. Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. As of the date hereof, Nesco has not made a determination of the ability to utilize all tax attributes, which determination will be subject to a formal Section 382 analysis upon consummation of the Acquisition.

6. Pro Forma Earnings (Loss) Per Share

Pro forma earnings (loss) per common share for the nine months ended September 30, 2020 and year ended December 31, 2019, has been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted average number of common shares outstanding has been calculated as if the shares issued in the transactions had been issued and outstanding on January 1, 2019. The following table sets forth the computation of pro forma weighted average common and diluted shares outstanding for the nine months ended September 30, 2020 and year ended December 31, 2019:

	Nine months ended September 30, 2020	Year ended December 31, 2019
Historical Nesco weighted average shares	49,033,903	33,066,165
Shares of Nesco common stock issued to Platinum	147,800,000	147,800,000
Shares of Nesco common stock issued in Supplemental Equity Financing	28,000,000	28,000,000
Rollover interest common stock issued as Acquisition consideration	20,000,000	20,000,000
Pro forma weighted average shares used in computing net loss per share – basic and diluted	244,833,903	228,866,165

Nesco’s historical consolidated statements of operations for the nine months ended September 30, 2020 and year ended December 31, 2019 were in a net loss position, thus Nesco’s stock options, stock awards and outstanding warrants were excluded from the computation of diluted earnings (loss) per share because their effect would have been anti-dilutive. There is no adjustment for the dilutive impact of stock options, stock awards and outstanding warrants in the pro forma condensed combined financial statements due to the combined results being in a net loss position.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth certain historical, unaudited pro forma condensed combined financial information and reflects:

•        Nesco and Custom Truck Historical Data: the historical Nesco net income (loss) and book value per share of common stock and the historical Custom Truck net income (loss) and book value per unit;

•        Combined company Pro Forma Data: the unaudited pro forma combined company net income (loss) per share after giving effect to the Transaction if the Acquisition had been completed on January 1, 2019.

You should read the below table in conjunction with Nesco’s and Custom Truck’ financial statements included elsewhere in this proxy statement and the related notes thereto. In addition, please refer to the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	Nine months ended September 30, 2020	Year ended December 31, 2019
Nesco Historical Data
Net income (loss) per share – basic and diluted	$(0.28)	$(0.82)
Net book value per share	$(0.50)	$(0.37)
Custom Truck Historical Data
Net income (loss) per Class A interest unit – basic and diluted	$(0.01)	$(0.01)
Net book value per Class A interest unit	$1.41	$1.54
Combined Company Pro Forma Data
Net income (loss) per share – basic and diluted	$(0.15)	$(0.50)

SPECIAL MEETING OF STOCKHOLDERS

This proxy statement is being provided to our stockholders as part of a solicitation of proxies by the Board for use at the special meeting of our stockholders to be held on February 18, 2021, and at any adjournment or postponement thereof. This proxy statement contains important information regarding the special meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement is being first mailed on or about January 20, 2021 to all stockholders of record of Nesco as of January 19, 2021, the record date for the special meeting. Stockholders of record who owned common stock at the close of business on the record date are entitled to receive notice of, attend and vote at the special meeting. On the record date, there were shares of common stock outstanding. No representative from Deloitte & Touche LLP will be present at the special meeting, so there will be no statement made by Nesco’s auditors and no opportunity to ask questions of Nesco’s auditors.

Date, Time and Place of Special Meeting

The special meeting will be a virtual meeting conducted exclusively via live webcast starting at 10:00 a.m., Eastern time, on February 18, 2021, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. Stockholders may attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting www.virtualshareholdermeeting.com/NSCO2021SM and entering the 16-digit control number included on the proxy card you received. Because the special meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.

Voting Power; Record Date

As a stockholder of Nesco, you have a right to vote on certain matters affecting Nesco. The proposals that will be presented at the special meeting and upon which you are being asked to vote are summarized below and fully set forth in this proxy statement. You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on January 19, 2021, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were shares of common stock outstanding and entitled to vote.

Proposals at the Special Meeting

At the special meeting, our stockholders will vote on the following proposals:

•        NYSE Proposal — A proposal to approve, for purposes of complying with applicable NYSE rules, (I) the issuance (a) pursuant to the Investment Agreement of (i) between 140,000,000 and 152,600,000 newly issued shares of common stock, at a purchase price of $5.00 per share, and (ii) up to an additional 20,000,000 newly issued shares of common stock, at a purchase price of $5.00 per share, as a backstop to the Supplemental Equity Financing, in each case, to Platinum; (b) pursuant to the Investment Agreement, of shares of common stock in (i) a private placement, (ii) a registered public offering and/or (iii) a rights offering to its stockholders, in each case, for the aggregate amount of up to $200,000,000 (for the avoidance of doubt including the Supplemental Equity Financing) and (c) pursuant to the Rollover Agreements, of an aggregate of 20,000,000 newly issued shares of common stock, at a purchase price of $5.00 per share, to Blackstone and certain other direct and/or indirect equity holders Custom Truck and (II) the change of control resulting from the foregoing.

•        Charter Proposal — Four separate proposals to approve Nesco’s Proposed Charter, in the form attached to this proxy statement as Annex B.

•        Adjournment Proposal — A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals. The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the Condition Precedent Proposals.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy (which would include presence at the virtual special meeting).

Approval of the NYSE Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the shares of common present (in person or by proxy) at the special meeting entitled to vote thereon at the special meeting. Approval of the Charter Proposals requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of common stock entitled to vote thereon at the special meeting.

The Closing is conditioned on, among other things, the approval of the NYSE Proposal and each of the Charter Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement. It is important for you to note that in the event that the NYSE Proposal or any of the Charter Proposals does not receive the requisite vote for approval, we will not consummate the Transaction.

Pursuant to the Voting Agreement, except in the case of a change of recommendation by the Board in accordance with the Investment Agreement, each of ECP and Capitol has agreed to vote all of its shares of common stock in favor of the Adjournment Proposal. The shares of common stock held by ECP and Capitol represent approximately 70% of the outstanding shares of common stock. Accordingly, unless the Board changes its recommendation (in which case the percentage of common stock bound by the Voting Agreement decreases to 39.0%, as explained in the section entitled “The Transactions and Transaction Agreement — The Voting Agreement”), the vote by ECP and Capitol in favor of the proposals is sufficient for the adoption of each proposal, regardless of how any other Nesco stockholder votes.

Recommendation to Stockholders

Our Board believes that each of the NYSE Proposal, the Charter Proposals and the Adjournment Proposal to be presented at the special meeting is in the best interests of Nesco and our stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

In considering the recommendation of our Board to vote in favor of the Transaction, stockholders should be aware that aside from their interests as stockholders, certain members of our Board and officers, have interests in the Transaction that are different from, or in addition to, those of our other stockholders. Stockholders should take these interests into account in deciding whether to approve the Transaction. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transaction and Transaction Agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the special meeting. For additional information, please see the section entitled “The Transaction and the Transaction Agreements—Interests of Nesco’s Directors and Officers in the Transaction.”

Broker Non-Votes and Abstentions

A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting) or an abstention from voting on any of the Charter Proposals will have the same effect as a vote “AGAINST” any such proposal. An abstention from voting on any of the NYSE Proposal or the Adjournment

Proposal will have the same effect as a vote “AGAINST” any such proposal. Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting) on the NYSE Proposal or the Adjournment Proposal will have no effect on the outcome of any such proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. A broker non-vote will have the same effect as a vote “AGAINST” each of the Charter Proposals. A broker non-vote will have no effect on the outcome of the NYSE Proposal and the Adjournment Proposal. All of the proposals at the special meeting are non-routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the special meeting.

Voting Your Shares—Stockholders of Record

If you are a stockholder of record, you may vote by proxy or at the special meeting. Each share of our common stock that you own in your name entitles you to one vote on each of the proposals on which you are entitled to vote at the special meeting. Your one or more proxy cards show the number of shares of our common stock that you own.

Voting by Proxy.    If you are a holder of record, a proxy card is enclosed for your use. Nesco requests that you submit a proxy via internet by logging onto www.virtualshareholdermeeting.com/NSCO2021SM and following the instructions on your proxy card or by telephone by dialing 1-800-690-6903 and listening for further directions or by signing the proxy and returning it promptly in the enclosed postage-paid envelope. By submitting a proxy card, you are authorizing the individuals named on the proxy card to vote your shares at the special meeting in the manner you indicate. We encourage you to submit a proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please submit all proxy cards to ensure that all of your shares are voted. If you submit a proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our Board. Our Board recommends voting “FOR” the NYSE Proposal, “FOR” the Charter Proposals, and “FOR” the Adjournment Proposal. If you vote by internet or telephone, you need not return a proxy card by mail, but your vote must be received by February 17, 2021 at 11:59 P.M. Votes submitted by mail must be received by February 17, 2021 at 11:59 P.M.

Voting at the Special Meeting.    If you attend the special meeting, you may also submit your vote at the special meeting via the special meeting website at www.virtualshareholdermeeting.com/NSCO2021SM, in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the special meeting. See “— Registering for the Special Meeting” above for further details on how to attend the special meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at the special meeting by doing any one of the following:

•        delivering a signed written notice of revocation to our Secretary at Nesco Holdings, Inc., 6714 Pointe Inverness Way, Suite 220, Fort Wayne, Indiana 46804, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•        timely delivering a new, valid proxy relating to the same shares and bearing a later date by submitting instructions via telephone, internet or mail as described in your proxy card; or

•        virtually attending and voting at the special meeting and voting, although attendance at the special meeting will not, by itself, revoke a proxy.

If you are a beneficial owner of our common stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

No Additional Matters

The special meeting has been called only to consider the approval of the NYSE Proposal, the Charter Proposals and the Adjournment Proposal. Under our Current Bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, please visit www.proxyvote.com.

Appraisal Rights

Appraisal rights are not available to holders of shares of our common stock in connection with the Transaction.

Proxy Solicitation Costs

Nesco is soliciting proxies on behalf of the Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. Nesco has engaged Broadridge Financial Solutions, Inc. to assist in the solicitation of proxies for the special meeting. Nesco and its directors, officers and employees may also solicit proxies in person. Nesco will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

Nesco will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Nesco will pay Broadridge Financial Solutions, Inc, a fee of $21,000, plus disbursements, reimburse Broadridge Financial Solutions, Inc. for its reasonable out-of-pocket expenses and indemnify Broadridge Financial Solutions, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to our stockholders. Directors, officers and employees of Nesco who solicit proxies will not be paid any additional compensation for soliciting proxies.

THE TRANSACTION AND THE TRANSACTION AGREEMENTS

Background of the Transaction

The following chronology summarizes the material meetings and events that led to the Transaction. The following chronology does not purport to catalogue every conversation among Nesco, Platinum, Custom Truck, Blackstone and their respective directors, officers and other advisors or other parties.

The Board, with the assistance of Nesco’s management and advisors, regularly evaluates Nesco’s strategic direction, potential operational changes and ongoing business plans and opportunities, including in light of Nesco’s performance, competitive dynamics, macroeconomic developments and industry trends, all with a view toward maximizing stockholder value.

On July 16, 2019, Platinum Equity Advisors, LLC, an affiliate of Platinum, and Custom Truck entered into a confidentiality agreement with respect to a potential acquisition of Custom Truck by an affiliate of Platinum Equity Advisors, LLC as part of a sale process being undertaken by Custom Truck. Platinum Equity Advisors, LLC thereafter conducted due diligence on Custom Truck subject to the confidentiality agreement. In November 2019, Platinum Equity Advisors, LLC submitted a proposal to acquire Custom Truck, including a markup of an auction draft Purchase and Sale Agreement. Custom Truck subsequently terminated its sale process because the parties could not agree on the purchase price.

On December 16, 2019, Louis Samson and David Glatt, representatives of Platinum, and Mark Ein, a representative of Capitol and director of Nesco, held an initial meeting to discuss a potential transaction among Nesco, Platinum and Custom Truck, based on publicly available information only. In addition, on January 15, 2020, Mr. Ein and J.P. Munfa of Blackstone held an initial meeting to discuss a potential transaction, based on publicly available information only. After these initial discussions, Mr. Samson and Mr. Ein held additional meetings on February 8, 2020 and February 18, 2020, as well as additional telephonic conversations, where they continued to discuss the terms of a potential transaction.

On February 27, 2020, Mr. Ein spoke with Rahman D’Argenio, a representative of ECP and a director of Nesco, to discuss a potential transaction with Platinum and Custom Truck in order to seek ECP’s preliminary perspective given that ECP was the largest stockholder of Nesco and would need to approve the transaction. Mr. D’Argenio indicated that he was supportive of further exploration of a potential transaction with Platinum and Custom Truck, but noted Blackstone’s and Custom Truck’s prior decision not to pursue transaction discussions with Nesco. Messrs. Ein and D’Argenio noted that subsequent discussions should be treated as preliminary and exploratory in nature until there was a basis to conclude that Blackstone would be willing to move forward with a specific transaction proposal, which could then be presented to the Board for consideration.

On March 26, 2020, Platinum completed a preliminary summary of a possible structure for a potential transaction among Platinum, Nesco and Custom Truck (the “March 26 Summary”) substantially in the structure of the Transaction. Mr. Ein received the March 26 Summary on April 9, 2020 and provided it to Dyson Dryden, a representative of Capitol and a director of Nesco.

On or about April 9, 2020 and April 21, 2020, representatives of Platinum and Capitol held meetings to discuss, among other things, the March 26 Summary.

In April 2020, Platinum and Nesco determined that, in order to explore whether a potential transaction may be of interest to the parties, Platinum should enter into a confidentiality agreement and conduct preliminary due diligence of Nesco in order to, among other things, begin to form a preliminary view on the potential synergies between Nesco and Custom Truck.

In May 2020, Platinum Equity Advisors, LLC, and Nesco negotiated the terms of a confidentiality agreement, with Latham & Watkins LLP, counsel to Nesco (“Latham”), participating in such negotiations. On May 20, 2020, Platinum Equity Advisors, LLC and Nesco executed the confidentiality agreement, which included a twelve-month standstill period with respect to certain acquisition transactions by Platinum Equity Advisors, LLC (and certain of its affiliates) involving Nesco. Platinum thereafter commenced due diligence on Nesco subject to the confidentiality agreement. In connection therewith, Platinum provided information requests to Nesco in late May 2020 and June 2020, and a preliminary electronic data room was established by Nesco on or about May 22, 2020 and populated with customary due diligence information on Nesco in response to Platinum’s information requests.

During June 2020, Platinum continued its preliminary due diligence of Nesco and held calls with Mr. Dryden and other representatives of Capitol. On June 12, 2020, Mr. Samson and Mr. Glatt held a call with Fred Ross, CEO of Custom Truck, to get a general business update and discuss the outlook for the remainder of Custom Truck’s 2020 fiscal year. On June 25, 2020, Mr. Samson and Mr. Ein had a comprehensive discussion about the potential transaction and determined to take the following steps (in order) to continue exploring the possibility of a potential transaction: (i) Platinum would have a discussion with its investment committee on June 30, 2020 about putting forth a proposal to both Nesco and Blackstone, (ii) Mr. Ein would subsequently discuss the same with representatives of ECP and certain members of the Board and (iii) Platinum and Mr. Ein would approach Blackstone about the potential transaction.

On July 1, 2020, subsequent to its investment committee meeting of June 30, 2020, Platinum delivered an initial proposal with respect to a transaction to Messrs. Ein and Dryden via email. This initial proposal consisted of a $750,000,000 private placement of Nesco common stock to Platinum at a per share price of $4.35. In addition, the initial proposal indicated that Nesco would pursue an equity offering for $100,000,000, which would be backstopped by Platinum, at a price per share of Nesco common stock of $4.35. The proceeds of the equity offerings would be used to finance Nesco’s acquisition of Custom Truck for an illustrative purchase price (based on the 2019 Custom Truck sale process) of $1,500,000,000. The illustrative transaction overview also contemplated that Blackstone and other Custom Truck equityholders would exchange $110,000,000 of Custom Truck equity for newly-issued shares of Nesco common stock (the “July 1 Nesco Proposal”). The July 1 Nesco Proposal was provided to certain members of the Board, noting that any proposal was necessarily viewed as preliminary until there was a basis to conclude that Blackstone would be willing to move forward with a specific transaction proposal.

On July 6, 2020, Mr. Samson and Mr. Ein had a discussion in which Mr. Ein indicated Nesco was supportive of making the approach to Blackstone. It was noted that Nesco had not agreed to these proposed terms, but Nesco remained interested in exploring discussions of a transaction.

On July 7, 2020, Mr. Ein had a telephonic meeting with David Blitzer of Blackstone to discuss the potential transaction involving Nesco, Custom Truck and Platinum, during which Mr. Ein indicated that Platinum would be presenting a proposal for Blackstone’s consideration.

On July 14, 2020, representatives of Platinum and Nesco held a meeting to discuss, among other things, the July 1 Nesco Proposal.

Also on July 14, 2020, Mr. Samson and Mr. Glatt of Platinum and Mr. Munfa of Blackstone held a meeting to discuss the framework of a potential transaction. Platinum provided Blackstone with an overview of a potential transaction, including (i) the price of Platinum’s investment in Nesco was proposed to be a volume weighted average price since July 31, 2019, which was $4.35 per share as of July 13, 2020, (ii) that Nesco would pursue an equity offering for $100,000,000, which would be backstopped by Platinum, (iii) that Blackstone would be offered the option rollover a portion of its equity interests in Custom Truck into Nesco equity interests and (iv) that the Custom Truck purchase price would be determined based on updated diligence of Custom Truck. It was noted that Nesco had not agreed to these proposed terms, but Nesco remained interested in exploring discussions of a transaction. During these discussions, Platinum requested a meeting with management of Custom Truck and access to due diligence information in advance of providing an indicative proposal to Blackstone.

On July 16, 2020, Mr. Munfa agreed to explore the transaction and to provide Platinum access to due diligence information regarding Custom Truck.

During July and August 2020, Mr. Samson and Mr. Ein had various conversations in which they discussed the potential transaction framework. Mr. Ein noted that they would need to confirm Blackstone’s willingness to move forward with a transaction and Board approval would be required.

Also during July and August 2020, Platinum conducted a due diligence review of Custom Truck which included a meeting between Platinum and Custom Truck representatives on August 19, 2020.

On August 28, 2020, Platinum provided Blackstone with a transaction proposal which included, among other things, (i) a $800,000,000 private placement of Nesco common stock to Platinum at $4.27 per share, which represented the volume weighted average price per share of Nesco common stock since July 31, 2019 through August 27, 2020, (ii) a subsequent equity offering of $100,000,000, which would be backstopped by Platinum, and (iii) the proceeds of the equity offerings would be used to finance Nesco’s acquisition of Custom Truck for a purchase price of $1,435,000,000 (the “August 28 Custom Truck Proposal”).

On September 23, 2020, Blackstone responded to the August 28 Custom Truck Proposal to Platinum requesting, among other things, (i) a commitment to pursue a larger subsequent equity offering and (ii) an increased purchase price of $1,535,000,000 for the acquisition of Custom Truck. Platinum updated Nesco on Blackstone’s proposal.

On September 30, 2020, Platinum provided Nesco with an illustrative transaction structure, valuation perspectives and an outline of the proposed process for due diligence by Nesco and Platinum on Custom Truck. The Platinum proposal outline, among other things, included (i) a $746,000,000 private placement of Nesco common stock to Platinum at $4.26 per share, which represented the volume weighted average price per share of Nesco common stock since July 31, 2019 through September 29, 2020, (ii) a subsequent equity offering of $150,000,000, with the first $100,000,000 of such subsequent equity offering being backstopped by Platinum at a price per share of Nesco common stock of $4.26, and (iii) the proceeds of the equity offerings would be used to finance Nesco’s acquisition of Custom Truck for a purchase price of $1,500,000,000.

On October 4, 2020, Nesco suggested to Platinum, among other things, a per share valuation of $5.00 for the Nesco common stock to be issued in the potential transaction. Nesco and Platinum also discussed the amount of the subsequent equity offering that would be pursued in light of the expected benefits associated with additional shares of Common Stock being issued to stockholders other than Platinum. It was noted that Blackstone would need to be supportive of a transaction before Nesco would convene the Board to consider a proposed transaction when and if the principal terms of the Acquisition had come to rest.

On October 6, 2020, after consultation with Nesco, Platinum provided a revised proposal to Blackstone which included, among other things, (i) that Nesco would pursue a subsequent equity offering of $200,000,000 and (ii) the proceeds of the equity offerings would be used to finance Nesco’s acquisition of Custom Truck for a purchase price of $1,475,000,000 (the “October 6 Custom Truck Proposal”).

On October 13, 2020, Blackstone provided a response to the October 6 Custom Truck Proposal in which it proposed additional transaction terms upon which Blackstone would be willing to move forward with a transaction in which Nesco acquired Custom Truck for a purchase price of $1,475,000,000. These additional terms included, among other things, (i) an OEC target of $710,000,000 with a $5,000,000 collar, (ii) a closing net working capital target of $125,000,000 and (iii) issuance of 10,000,000 warrants with an exercise price of $7.50 and a term of 5 years. Blackstone stated that the proposed $5.00 per share value for Nesco common stock was subject to completion of satisfactory diligence. Platinum subsequently updated Nesco on this Blackstone proposal.

On October 14, 2020, Platinum provided a response to Blackstone in which it (i) accepted the proposed OEC target and $5,000,000 collar, (ii) proposed a closing net working capital target of $130,000,000 with a $5,000,000 collar and (iii) rejected the issuance of any warrants. In addition, Platinum proposed that the $5.00 per share value for Nesco common stock would be subject only to material due diligence findings.

On October 15, 2020, Blackstone and Platinum determined to move forward with the consideration of the potential transaction based on the terms described above, except that the working capital target would be $127,000,000.

On October 16, 2020, Platinum provided Nesco an updated transaction summary outlining the potential transaction, including a proposed transaction timeline and a draft exclusivity letter. The updated proposal (the “October 16 Proposal”) consisted of a $733,000,000 private placement of Nesco common stock to Platinum at $5.00 per share. In addition, the October 16 Proposal indicated that Nesco would pursue a subsequent equity offering of $150,000,000, with the first $100,000,000 of such subsequent equity offering being backstopped by Platinum at a price per share of Nesco common stock of $5.00. The proceeds of the equity offerings would be used to finance Nesco’s acquisition of Custom Truck for a purchase price of $1,475,000,000. The illustrative transaction overview also contemplated that Blackstone and other Custom Truck equityholders would exchange $110,000,000 of Custom Truck equity for newly-issued shares of Nesco common stock at $5.00 per share. Platinum proposed a 28-day exclusivity period between Platinum and each of Custom Truck and Nesco, with automatic 7-day extensions of the exclusivity period as long as Platinum continue to work in good faith on the proposed transaction.

On October 18, 2020, Nesco provided Platinum with initial comments to the draft exclusivity letter, subject to review and approval by the Nesco Board. The markup included, among other things, the requirement that Nesco consent to any extension of the exclusivity period and the removal of the requirement that Nesco notify Platinum of the receipt of any proposal related to an alternative transaction.

On October 19, 2020, the Board held a special meeting regarding the potential transaction. Members of management and representatives of Latham were present for portions of the meeting. Mr. Ein briefed the Board about the on-going discussions with Platinum and Custom Truck and the Board reviewed and discussed the proposed transaction, including the principal proposed terms of the transaction, Platinum’s request for exclusivity, the Board’s role with regard to the potential transaction and the engagement of a financial advisor with respect to the potential transaction. The Board discussed the exclusivity request, received legal advice from Latham regarding the terms of the exclusivity agreement and determined to grant exclusivity to Platinum given the limited time frame of 28 days, the fact that Platinum had required exclusivity in order to move forward and that Nesco would have control over subsequent extensions of the exclusivity period. The Board also determined to engage J.P. Morgan Securities LLC (“J.P. Morgan”) as financial advisor to Nesco based upon J.P. Morgan’s qualifications, knowledge of the specialty rental equipment industry and respective businesses of Nesco and Custom Truck and ongoing working relationship with Nesco. Later that same day Nesco received a revised draft of the exclusivity letter from Platinum that provided for, among other things, an automatic extension of the exclusivity period as initially requested by Platinum.

On October 20, 2020, Platinum and Nesco entered into the Exclusivity Agreement, which provided for an exclusivity period ending November 17, 2020, which could only be extended with Nesco’s consent, during which time Nesco agreed that it would not (i) solicit any proposal or enter into or participate in any discussions (other than with Platinum, Blackstone and Custom Truck) regarding an alternative transaction involving Nesco, (ii) provide any non-public information relating to Nesco to any person other than Platinum, Blackstone or Custom Truck, (iii) grant any waiver or release of any standstill agreement with respect to the acquisition of any Nesco securities, or (iv) enter into an alternative transaction involving Nesco.

On October 22, 2020, Nesco engaged J.P. Morgan as financial advisor to Nesco for the potential transaction. Nesco and J.P. Morgan negotiated a written engagement letter in due course, which was subsequently executed on November 18, 2020.

Also on October 22, 2020, Platinum, Blackstone and Custom Truck entered into an exclusivity agreement providing for an exclusivity period ending November 19, 2020, during which time Custom Truck and Blackstone agreed not to solicit any proposal or enter into or participate in any discussions (other than with Platinum and Nesco) regarding an alternative transaction involving Custom Truck, provide any non-public information relating to Custom Truck to any person other than Platinum and Nesco or enter into an alternative transaction involving Custom Truck. The exclusivity agreement included a preliminary, non-binding term sheet providing for terms for a potential transaction, including, among other things, (i) a purchase price of $1,475,000,000, (ii) a rollover of $100,000,000 of Custom Truck equity interests into shares of Nesco common stock at a price of $5.00 per share (subject to material diligence findings), (iii) a closing net working capital target of between $122,000,000 and $132,000,000, (iv) a closing OEC target of between $705,000,000 and $715,000,000, (v) a subsequent equity offering of up to $200,000,000 by Nesco and (vi) that Platinum would commit to purchase shares of Nesco common stock at a price of $5.00 per share in an amount sufficient, together with the proceeds of the debt financing and subsequent equity offering, to complete the proposed transaction.

Later on October 22, 2020, Mr. Ein provided an update to the Board, via email, regarding various developments to the potential transaction, including the discussions with J.P. Morgan regarding its engagement as financial advisor to Nesco and Mr. Ein’s discussion with a representative of Platinum regarding the potential transaction, which included a discussion of Blackstone’s increased engagement on the potential transaction.

Between October 23, 2020 and October 26, 2020, Nesco and Custom Truck negotiated the terms of a confidentiality agreement, with Latham and Kirkland & Ellis LLP (“Kirkland”), counsel to Blackstone, participating in such negotiations. On October 26, 2020, Nesco and Custom Truck executed the confidentiality agreement, which included mutual confidentiality obligations and a 12-month standstill period with respect to certain acquisition transactions by Custom Truck involving Nesco.

On October 27, 2020, Custom Truck, Nesco and Platinum entered into a Clean Team Addendum and Information Sharing Agreement which governed the sharing of confidential information among Custom Truck, Nesco and Platinum during the course of the potential transaction. Later that day, Nesco, Platinum, Latham and Hughes Hubbard & Reed LLP (“Hughes Hubbard”), counsel to Platinum, held an initial telephonic meeting to discuss the next steps of the potential transaction, including the responsibilities of the various parties and the proposed timing of the potential transaction.

On October 31, 2020, representatives of Hughes Hubbard provided Latham with a term sheet proposing certain post-closing governance arrangements with respect to Nesco (the “Governance Term Sheet”). The Governance Term Sheet contemplated, among other things, (i) that the post-closing Board would have up to 11 directors, consisting of, subject to certain ownership thresholds, four directors nominated by Platinum (each having one and a half votes), one nominated by each of Blackstone, ECP and Capitol, the chief executive officer of Nesco and three independent directors nominated by Platinum, (ii) certain approval rights which Platinum would hold as a stockholder over significant actions by Nesco, (iii) the ability of Platinum to call a meeting of the stockholders of Nesco, (iv) the ability of the stockholders of Nesco to act by written consent and (v) the establishment of a Nesco operating council composed of members nominated by Platinum for the oversight of day-to-day operations of Nesco.

During the period from October 31, 2020 to November 10, 2020, Nesco and representatives of Latham, together with representatives of ECP and Capitol, discussed the Governance Term Sheet, including board nomination rights, the scope of Platinum’s stockholder consent rights and potential requirements with respect to any “take private” transaction by Platinum.

On November 4, 2020, William Plummer, the Co-Chairman of the Board, and Mr. Dryden, received an unsolicited letter from a potential counterparty that we refer to as “Party A” containing a non-binding proposal pursuant to which Party A would acquire Nesco in a stock-for-stock merger transaction (the “Party A Proposal”). The Party A Proposal proposed an exchange ratio representing a 20% premium to Nesco’s 30-day volume weighted average price as of November 3, 2020 and one potential representative from Nesco on the board of directors of Party A and requested that Party A and Nesco execute a mutual non-disclosure agreement to commence due diligence. The Party A Proposal was expressly subject to due diligence and negotiation of definitive documentation. The Party A Proposal indicated that it would remain open until the Thanksgiving holiday.

Later on November 4, 2020, certain members of the Board and representatives from Latham held a telephonic meeting to discuss the terms of the Party A Proposal and the obligations of Nesco pursuant to the Exclusivity Agreement.

On November 5, 2020, following discussions among Platinum, Nesco, Latham and Hughes Hubbard, representatives of Latham sent the first draft of the Purchase Agreement to Kirkland, which was based on the draft purchase agreement that Platinum had submitted to Blackstone in Fall 2019 as described above.

Later on November 5, 2020, representatives of Latham and Hughes Hubbard held a telephonic meeting to discuss Platinum’s request for deal protection provisions to be included in the Investment Agreement. Hughes Hubbard indicated it did not see a basis for including a provision that allowed the Nesco Board to change its recommendation to shareholders in the context of the proposed transaction, a position which Latham indicated would not be acceptable to the Board.

On November 10, 2020, Nesco provided a revised draft of the Governance Term Sheet to Platinum, which provided for, among other things, (i) more limited board designation rights for Platinum, (ii) Blackstone and ECP having the right to nominate one director as long as each party owned at least 5% of Nesco’s common stock, (iii) more limited stockholder approval rights for Platinum that would sunset at 50% ownership, (iv) restrictions on certain take-private transactions by Platinum and (v) requirements regarding the composition of the Nesco operating council.

On November 12, 2020, the Board held a special meeting. Members of management and representatives of Latham were present for portions of the meeting. Representatives of Latham reviewed the fiduciary duties of director under Delaware law with respect to the proposed transaction and alternative transactions, including the Party A Proposal. The Board discussed the Party A Proposal, including Nesco’s obligations under the exclusivity agreement with Platinum and the business, financial and strategic considerations of both the potential transaction and the Party A Proposal. Mr. Ein and representatives of Latham provided an update on the transaction process, including updated timing for the proposed transaction and the current status of negotiation of the various transaction documents. The Board determined to continue to move forward with the proposed transaction with Platinum and Custom Truck at that time given, among other reasons, (i) the Board’s view that the Party A Proposal did not provide the same potential strategic benefits, synergy opportunities and long-term value, (ii) the fact that the Party A Proposal was preliminary, subject to due diligence and was perceived to carry significant execution risk relative to the proposed transaction at that time, (iii) the fact that Nesco remained under exclusivity with Platinum and (iv) the risk that pursuing the Party A Proposal would disrupt the ongoing process with Platinum and Custom Truck.

On November 15, 2020, representatives of Kirkland sent a revised draft of the Purchase Agreement to Latham. The revised draft contemplated, among other things, (i) Platinum becoming a party to the agreement, (ii) a reverse termination fee of 6% of the base purchase price payable to Blackstone under certain circumstances, (iii) Platinum being responsible for such reverse termination fee and providing a guarantee of certain obligations under the Purchase Agreement and (iv) “hell or high water” regulatory provisions. The inclusion of a reverse termination fee and “hell or high water” regulatory provisions, while in the 2019 Custom Truck auction draft, were not included in Latham’s initial draft of the Purchase Agreement. In addition, the parties had not previously discussed Platinum becoming a party to or having any obligations under the Purchase Agreement.

On November 17, 2020, representatives of Hughes Hubbard sent Latham the initial draft of the Investment Agreement. The initial draft contemplated, among other things, (i) an irrevocable voting agreement from ECP and Capitol, (ii) no right for the Board to consider potential unsolicited transaction proposals or change its recommendation of the transaction in any circumstance and (iii) a twelve month survival period for representations and warranties.

On November 18, 2020, the Board held a special meeting. Members of management, representatives of Latham and representatives of J.P. Morgan were present for portions of the meeting. Representatives of Latham first reviewed customary disclosures furnished by J.P. Morgan regarding its relationships with each of Blackstone and Platinum, after which the Board determined to move forward with J.P. Morgan as its financial advisor. Representatives of J.P. Morgan then joined the special meeting and reviewed with the Board certain preliminary analyses regarding the financial aspects of the Transaction and the Party A Proposal, including analyses at various exchange ratios of (i) the implied equity value of the combined company after the hypothetical completion of the Party A Proposal, (ii) the implied per share equity values of Nesco common stock and (iii) the accretion to pro forma earnings per share of the combined company after the hypothetical completion of the Party A Proposal. Neither J.P. Morgan nor any other financial advisor was engaged to advise on, and no financial advisor advised on, the Party A Proposal as the Board determined (a) the Party A Proposal did not provide the same potential strategic benefits, synergy opportunities and long-term value as the Transaction, (b) the Party A Proposal was preliminary, subject to due diligence and carried significant execution risk relative to the Transaction at that time, and (c) there was significant risk that pursuing the Party A Proposal would disrupt the ongoing process with Platinum and Custom Truck. Mr. Ein and Mr. Dryden also provided updates on the status of discussions among Platinum, Custom Truck and Blackstone, including the various transaction documents. The Board provided guidance regarding the appropriate time to notify Platinum of the existence of the Party A Proposal, the potential extension of the exclusivity period with Platinum and the Board’s view that it should retain the right to change its recommendation of the transaction in light of the existence of the Party A Proposal.

Also on November 18, 2020, representatives of Latham and Hughes Hubbard held a telephonic meeting to further discuss the scope of deal protection provisions proposed by Platinum to be included in the Investment Agreement. The Latham representatives reiterated that the deal protection proposed by Platinum would not be acceptable to the Board.

On November 19, 2020, representatives of Latham sent Hughes Hubbard a summary of a deal protection framework for the Investment Agreement that was expected to be acceptable to the Board. The deal protection framework contemplated, among other things, (i) Nesco agreeing to not solicit competing proposals, while maintaining the Board’s ability to consider and respond to unsolicited competing proposals that could reasonably be expected to lead to a superior proposal, (ii) the ability for the Board to, upon the occurrence of a superior proposal or an intervening event, change its recommendation, (iii) customary matching rights for Platinum, (iv) the ability of Platinum to “force the vote” of Nesco stockholders with respect to the transaction, (v) a voting agreement from ECP and Capitol pursuant to which ECP and Capitol agree to vote all of their shares of Nesco common stock in favor of the Transaction, with such requirement “ratcheting back” to 30% of the total outstanding shares of Nesco common stock in the event the Board changes its recommendation, and (vi) a termination fee equal to 1.5% of Nesco’s enterprise value and 6.0% of Nesco’s equity value (approximately $15,000,000) payable one-half to Platinum and one-half to Blackstone, in certain circumstances following a change of recommendation by the Board. The deal protection framework was subsequently provided to Kirkland.

Later on November 19, 2020, representatives of Nesco and Platinum agreed to extend the exclusivity period until November 27, 2020, which had been agreed by the Board.

On November 22, 2020, representatives of Latham and Kirkland, together with special Delaware counsel, held a telephonic meeting to discuss the deal protection framework provided by Latham on November 19, 2020. Kirkland indicated that, consistent with the views expressed by Hughes Hubbard, Kirkland did not see a basis for including a provision that allowed the Board to change its recommendation to shareholders in the context of the proposed transaction, a position which Latham indicated would not be acceptable to the Board.

On November 23, 2020, Mr. Plummer, on behalf of the Nesco Board, responded to Party A by acknowledging that the Board had received the Party A Proposal, given that the Party A Proposal had requested a response in advance of the Thanksgiving holiday.

That same day, on November 23, 2020, Platinum, ECP, Capitol and Blackstone, along with representatives of Latham and Kirkland, held a telephonic meeting to discuss the terms of the Purchase Agreement and the open issues in the Purchase Agreement.

On November 24, 2020, representatives of Latham, Hughes Hubbard and Kirkland, together with special Delaware counsel, held a telephonic meeting to further discuss Platinum’s and Blackstone’s proposed deal protection provisions to be included in the Investment Agreement, as well as the Voting Agreement proposed to be entered into by ECP and Capitol . Among other things, Hughes Hubbard and Kirkland indicated that Platinum’s and Blackstone’s proposal for the ECP and Capitol voting agreement should include an obligation for ECP and Capitol to share a portion of the upside received in an alternative transaction in the event that the Board changes its recommendation and Nesco enters into an alternative transaction.

Also on November 24, 2020, the Board held a special meeting. Members of management and representatives of Latham were present for portions of the meeting. Members of management reviewed the preliminary, draft financial projections for Nesco and Custom Truck, together with synergies estimates for the combined company in the proposed transaction, in each case, prepared by management. Nesco management’s financial projections for Custom Truck were derived from projections prepared by Platinum in connection with its potential acquisition of Custom Truck. The Board observed that management’s financial projections for Custom Truck were based upon more conservative assumptions than Platinum’s financial projections for Custom Truck. After discussion, the Board instructed management to confer with Platinum regarding sensitivities and risks underlying certain assumptions that Platinum and Nesco management had made regarding Custom Truck’s possible future results and provide final financial projections for further review and approval by the Board. Mr. Dryden and Mr. Ein provided an update on the ongoing discussions with Platinum, Blackstone and Custom Truck regarding the proposed transaction, including the progression of the various transaction documents. The Board also discussed the status of the Party A Proposal and confirmed the Board’s view that (i) the Party A Proposal did not provide the same potential strategic benefits, synergy opportunities and long-term value as the proposed transaction, (ii) the Party A Proposal was preliminary, subject to due diligence and carried significant execution risk relative to the proposed transaction at that time, and (iii) there was significant risk that pursuing the Party A Proposal would disrupt the ongoing process with Platinum and Custom Truck.

Later on November 24, 2020, representatives of Latham and Hughes Hubbard held a telephonic meeting to discuss the open issues in the Investment Agreement.

On November 25, 2020, members of management of Nesco provided the Board with financial projections for Nesco, Custom Truck and the combined company, reflecting the results of their discussions with Platinum regarding certain assumptions underlying the financial projections. These financial projections remained more conservative than the financial projections provided to Nesco by Platinum. The Board approved the use by J.P. Morgan of these financial projections in its financial analysis of the proposed transaction. See “The Transaction and the Transaction Agreements – Certain Financial Projections”.

Also on November 25, 2020, representatives of Latham sent a revised draft of the Purchase Agreement to Kirkland, which included, among other things, the removal of Platinum as a party to the Purchase Agreement, the addition of an indemnity for certain matters and the replacement of the reverse termination fee under the Purchase Agreement with the combination of a termination fee payable by Platinum to Blackstone under the Investment Agreement and an express right of Blackstone to seek monetary damages from Nesco for its intentional breach of the Purchase Agreement. Representatives of Hughes Hubbard sent drafts of an equity commitment letter, limited guaranty, voting and support agreement, amended and restated bylaws of Nesco and amended and restated certificate of incorporation of Nesco, as well as a revised draft of the Governance Term Sheet. The revised Governance Term Sheet included, among other things, (i) director designation rights and stockholder approval rights for Platinum that were more expansive than in Nesco’s draft of the Governance Term Sheet of November 10, 2020, (ii) restrictions around take-private transactions involving Platinum that would expire 18 months after closing and (iii) “drag-along”

rights for Platinum as long as it owned more than 50% of the Nesco common stock. The voting and support agreement included an obligation of ECP and Capitol to vote in favor of the proposed transaction and did not include a reduction in the number of covered shares in the event of a change of recommendation by the Board. Thereafter, Nesco and representatives of Latham, together with representatives of ECP and Capitol, discussed the revised Governance Term Sheet and the voting and support agreement.

Also on November 25, 2020, the Board, through a telephonic conversation between Mr. Ein and a representative of Platinum, informed Platinum of the existence of the Party A Proposal. Mr. Ein did not disclose the name of Party A or any key terms of the proposal, but did indicate that, having reviewed the Party A Proposal, the Board had determined to continue to move forward with Platinum on the proposed transaction. Mr. Ein emphasized that, regardless of Platinum’s and Blackstone’s perspective on the legal aspects of deal protection provisions, the Board would not accept deal protection provisions that did not allow the Board to consider and, if applicable, to change its recommendation in favor of a superior proposal.

On November 26, 2020, representatives of Latham, Kirkland and Hughes Hubbard held a telephonic meeting to discuss the deal protection provisions in the Investment Agreement, and representatives of Kirkland and Hughes Hubbard indicated that Platinum and Blackstone would agree to a provision to allow the Board to change its recommendation in favor of a superior proposal.

On November 27, 2020, the Board held a special meeting. Members of management, representatives of Latham and representatives of J.P. Morgan were present for portions of the meeting. J.P. Morgan reviewed with the Board the financial aspects of the Transaction, including certain preliminary financial analyses. Representatives of Latham also reviewed the current status of the transaction documents and the material open issues related to these documents. The Board provided guidance to Nesco management and its advisors regarding the open issues and directed them to continue to negotiate the open issues with Platinum and Blackstone.

Also on November 27, 2020, representatives of Latham sent Hughes Hubbard a revised draft of the Governance Term Sheet, which included, among other things, (i) restrictions on certain take-private transactions by Platinum that would not sunset and (ii) additional limitations regarding the Nesco operating council relative to the Board’s authority. The parties also had a series of telephonic meetings to discuss the principal open issues in the Purchase Agreement, Investment Agreement and Governance Term Sheet. Representatives of Latham also sent a draft of the Rollover Agreement to Kirkland.

On November 29, 2020, the Board held a special meeting. Members of management, representatives of Latham and representatives of J.P. Morgan were present for portions of the meeting. Mr. Ein and Mr. Dryden provided an update as to the status of the proposed transaction and the open issues in the transaction documents, including Platinum’s proposal for a termination fee equal to approximately 1.5% of Nesco’s enterprise value and 6.2% of Nesco’s equity value if the Investment Agreement was terminated in certain circumstances following a change in recommendation, the terms of the Voting Agreement and other matters related to the deal protection and related provisions in the Investment Agreement. The Board also discussed extending the exclusivity period with Platinum and Custom Truck.

On November 29, 2020, representatives of Hughes Hubbard sent Latham a draft of the Stockholders’ Agreement, which was subsequently provided to representatives of ECP and Capitol. The draft Stockholders’ Agreement included, among other things, (i) director nomination rights for Platinum, Blackstone, ECP and Capitol, (ii) an 18-month lock-up applicable to Platinum, (iii) certain consent rights for Platinum in its capacity as a stockholder with respect to certain Nesco corporate actions and (iv) customary registration rights for Platinum, Blackstone, ECP and Capitol.

Later on November 29, 2020, representatives of Latham and Hughes Hubbard held a telephonic meeting to discuss the remaining open items in the Investment Agreement.

Following the call between Latham and Hughes Hubbard, Platinum, ECP and Capitol, along with representatives from Latham and Hughes Hubbard, held a telephonic meeting to discuss the open issues in the Investment Agreement and Voting Agreement. Among other things, with respect to the Investment Agreement, the parties discussed, (i) technical aspects of the deal protection provisions, (ii) the representations and warranties and related liability matters, and (iii) the conditions to closing of the Investment Agreement, including the addition of a condition to closing that Nesco have net debt at Closing of no more than $740,000,000. Among other things, with respect to the Voting Agreement, the parties discussed (a) the percentage of Nesco common stock owned by ECP and Capitol that would be required to vote in favor of the proposed transaction after a change in recommendation and (b) the methodology to be used in calculating the profit of ECP and Capitol related to an alternative transaction.

On December 1, 2020, representatives of Kirkland sent Latham and Hughes Hubbard revised drafts of the Purchase Agreement, Rollover Agreement, Equity Commitment Letter, Limited Guaranty, Voting and Support Agreement and Proposed Charter.

Later on December 2, 2020, the Board held a special meeting. Members of management, representatives of Latham and representatives of J.P. Morgan were present for portions of the meeting. Mr. Dryden provided an update as to the status of the proposed transaction, including a summary of the material remaining open items and the status of the transaction documents. Mr. Dryden also provided an overview of Nesco’s strategic rationale for the proposed transaction. J.P. Morgan reviewed with the Board the financial aspects of the Transaction, including certain updated preliminary financial analyses. J.P. Morgan reviewed market precedent for termination fees, and Latham provided legal advice regarding the legal aspects of termination fees in the context of deal protection provisions. Representatives of Latham also provided a detailed summary of the terms of the proposed transaction, including the Purchase Agreement, Investment Agreement, post-Closing governance documents and financing documents.

The Board reconvened later on December 2, 2020 for a special meeting. Members of management, representatives of Latham and representatives of J.P. Morgan were present for portions of the meeting. Representatives of Latham provided an update as to the status of the proposed transaction and the transaction documents.

Throughout the remainder of December 2, 2020 and into the morning of December 3, 2020, Nesco, Blackstone, Custom Truck and Platinum, with the assistance of their respective advisors, worked to finalize the transaction documents.

Later that morning, on December 3, 2020, the Board held a special meeting. Members of management and representatives of Latham and J.P. Morgan were present at the meeting. Latham also reviewed the outcome of the remaining open issues on the transaction agreements. J.P. Morgan reviewed its financial analysis of the Transaction and, at the request of the Board, rendered an oral opinion, confirmed by delivery of a written opinion dated December 3, 2020, to the Board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Transaction (as defined in the section titled “The Transaction and the Transaction Agreements — Opinion of Nesco’s Financial Advisor”) was fair, from a financial point of view, to Nesco. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction, was directed only to the Transaction (as defined in the section titled “The Transaction and the Transaction Agreements — Opinion of Nesco’s Financial Advisor”), taken as a whole, and did not address any individual aspect or component of the Transaction (as defined in the section titled “The Transaction and the Transaction Agreements — Opinion of Nesco’s Financial Advisor”). J.P. Morgan expressed no opinion as to the fairness of the Transaction (or the consideration to be paid therein) to the holders of any class of securities, creditors or other constituencies of Nesco or as to the underlying decision by Nesco to engage in the Transaction. Following discussion, and considering, among other things, the factors described under “The Transaction and the Transaction Agreements — Nesco’s Reasons for the Transaction; Recommendation of the Nesco Board of Directors”, the Board determined that the Transaction was fair to and in the best interest of Nesco and its stockholders, including relative to the other strategic alternatives reviewed by the Board. The Board noted that stockholders representing approximately 70% of the outstanding common stock, ECP and Capitol, supported the Transaction and would enter into the Voting Agreement to vote in favor of the Transaction. The Board then unanimously (i) approved the entry into the Purchase Agreement, the Rollover Agreements, the debt financing agreements, the Investment Agreement, the Proposed Charter, the Proposed Bylaws and the other Transaction documents, (ii) approved the Supplemental Equity Financing and Nesco entering into definitive arrangements with respect thereto and (iii) approved the submission of the NYSE Proposal, the Charter Proposals and the Adjournment Proposal to Nesco’s stockholders and resolved to recommend the approval of the NYSE Proposal, the Charter Proposals and the Adjournment Proposal by Nesco’s stockholders.

Immediately following the Board meeting, on December 3, 2020 (i) Nesco, Custom Truck, Platinum and Blackstone entered into the applicable transaction documents and stockholders signed their respective voting agreements and (ii) Nesco issued a press release announcing execution of the transaction documents.

Later on December 3, 2020, Nesco filed a form 8-K announcing the entrance into the Transaction and attaching the relevant press release and investor presentation.

On December 14, 2020, Nesco launched the Supplemental Equity Financing as a private placement of shares of Nesco common stock in an aggregate amount of $100,000,000. Based on the high level of investor interest and other strategic benefits to Nesco, the parties determined that the amount of the Supplemental Equity Financing would be increased to $140,000,000. On December 21, 2020, Nesco entered into subscription agreements with 15 investors, and subsequently entered into subscription agreements with certain related parties (as further described under “Certain Relationships and Related Transactions”), for the private placement of 28,000,000 shares of Nesco common stock, in the aggregate, at a price of $5.00 per share. On December 22, 2020, Nesco filed a form 8-K announcing the Supplemental Equity Financing and attaching the relevant press release and investor presentation.

Nesco’s Reasons for the Transaction; Recommendation of the Nesco Board of Directors

In evaluating the Transaction, the Board consulted with Nesco’s management and legal and financial advisors, and in reaching its decision to unanimously approve the Transaction and recommend the approval of NYSE Proposal, the Charter Proposals and the Adjournment Proposal by Nesco stockholders, the Board considered a number of factors and a substantial amount of information, including the following:

•        the combined company will have a substantially increased scale, including an increased geographic footprint and increased capital and operating resources, a new business mix and models, an expanded customer base, and greater revenue diversity, with pro forma OEC of $1,342 as of September 30, 2020 and an average fleet age of 3.4 years;

•        the combined company is projected to have a stronger financial profile with a significant decrease in the ratio of indebtedness to Adjusted EBITDA, which is expected to facilitate faster long-term earnings growth due to a stronger balance sheet, a more flexible capital structure, and increased free cash flows that position the combined company for expanded growth reinvestments, increased return of capital to stockholders and an enhanced platform to pursue potential M&A opportunities;

•        Custom Truck includes an integrated platform with large scale assembly and customization capabilities, and the Board believes the combined company will be an integrated “one-stop-shop” with a differentiated customer value proposition and enhanced operational flexibility;

•        the Transaction would result in an increased number of outstanding shares of common stock with greater expected liquidity for Nesco stockholders over time;

•        that Platinum has a deep knowledge and a strong track record in the equipment rental industry, including as an affiliate of a previous owner of Nesco, and is expected to bring significant expertise and resources to the combined company;

•        that Blackstone and other Custom Truck equity holders are receiving a substantial amount of Nesco common stock as part of their consideration, which the Board believes reflects their confidence in the combined company, its business strategy and its future prospects;

•        that the $5.00 per share value of common stock issued by Nesco to Platinum and the Custom Truck rollover holders in the Transaction represented a 14.9% premium to Nesco’s closing share price on December 2, 2020;

•        the belief, after a thorough review of the Transaction, Nesco’s standalone business plan and other strategic alternatives reasonably available to Nesco, that the Transaction represents the best strategic option for the Company and its stockholders;

•        that the combined company is projected to realize approximately $50 million in annual cost synergies within two years of completion of the Transaction and $10 million in annual capex synergies within four years of completion of the Transaction, together with certain fleet optimization for Nesco which is expected to reduce capital expenditures and generate higher cash flows while reducing used equipment sales, which synergies and fleet optimization Nesco would not be able to achieve without completing the Transaction;

•        the projection that the combined company will have additional upside opportunities, including those from identified revenue synergies via expanded service offerings and cross-selling opportunities and fleet synergies;

•        the belief that, based on the successful history of M&A by Nesco and Custom Truck, the combined company will have the ability to identify the employees best suited to execute the integration plan for the combined company and the management teams of Nesco and Custom Truck will successfully integrate the two businesses to provide a strong foundation for the combined company management team to accelerate growth;

•        the fact that Nesco’s largest stockholders, ECP and Capitol, supported the Transaction and delivered the Voting Agreement under which they agreed to vote in favor of the Transaction, subject to certain conditions, as summarized under “The Voting Agreement,” which the Board believes reflects their confidence in the combined company, its business strategy and its future prospects;

•        the financial presentation and written opinion, dated December 3, 2020, of J.P. Morgan to the Board that the proposed Transaction (as defined in the section titled “The Transaction and the Transaction Agreements —Opinion of Nesco’s Financial Advisor”) is fair, from a financial point of view, to Nesco, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by J.P. Morgan as more fully described under the caption “— Opinion of Nesco’s Financial Advisor.”

In addition to considering the factors described above, the Board also considered the following factors:

•        its knowledge of Nesco’s business, financial condition, results of operations and prospects, as well as its review of the results of Nesco’s due diligence review of Custom Truck reflecting Custom Truck’s business, financial condition, results of operations and prospects;

•        the financial projections prepared by Nesco management for Nesco as a standalone company through 2025, the financial projections prepared by Nesco management for Custom Truck as a standalone company through 2025, and the pro forma financial projections for the combined company, including the impact of the estimated synergies for the combined company, in each case, as summarized under “— Certain Financial Projections”;

•        the review by the Board, in consultation with Nesco’s advisors, of the structure of the Transaction and terms and conditions of the Transaction Agreements;

•        the limited number and nature of the conditions to the parties’ obligations to complete the Transaction and the belief of the Board of the likelihood of satisfying such conditions, as well as the firmly committed nature of the equity and debt financing required to complete the Transaction;

•        that, in certain circumstances, the Board has the right under the Investment Agreement to change its recommendation to Nesco’s stockholders as summarized under “The Investment Agreement — Obligations of the Board with Respect to Its Recommendation”;

•        that Nesco’s stockholders will have an opportunity to vote on the approval of the Transaction, as well as the fact that the number of shares of Nesco common stock that are subject to the Voting Agreement will be reduced to 39.0% of the total number of outstanding shares of Nesco common stock following a change of recommendation by the Board; and

•        that the Board had considered certain alternatives to the Transaction, including continuing to operate as a standalone public company in its current configuration, pursuing acquisitions as a standalone public company and pursuing alternative strategic transactions with strategic or financial buyers.

The Board also weighed the factors described above against a number of risks and other factors identified in its deliberations as weighing negatively against the Transaction:

•        the challenges inherent in combining the businesses, operations and workforces of Nesco and Custom Truck, including: (i) the possible diversion of management focus and resources from operational matters and other strategic opportunities for an extended period of time and (ii) difficulties in integrating and retaining management and employees, including from the two companies’ respective labor groups;

•        that Platinum will hold a majority of Nesco’s outstanding shares after completion of the Transaction and that Platinum’s designees to the Board will represent a majority in voting power on the Board, as well as the other terms and conditions of the amended and restated stockholders’ agreement, as summarized under “— Amended and Restated Stockholders’ Agreement”;

•        that forecasts of future results of operations and synergies are necessarily estimates based on multiple assumptions, the risk of not realizing anticipated synergies and cost savings between Nesco and Custom Truck and the risk that other anticipated benefits are not guaranteed and might not be realized;

•        the substantial costs to be incurred in connection with the Transaction, including the substantial cash and other costs of integrating the businesses of Nesco and Custom Truck, as well as the transaction expenses arising from the Transaction and the annual fee payable to Platinum Equity Advisors, LLC under the corporate advisory services agreement;

•        the potential effect of the Transaction on Nesco’s and Custom Truck’s respective businesses and relationships with employees, customers, suppliers, regulators and the communities in which they operate;

•        the risk that governmental entities may not approve the Transaction or may impose conditions on Nesco or Custom Truck in order to gain approval for the Transaction that may adversely impact the ability of the combined company to realize the projected financial results and synergies in connection with the Transaction;

•        the terms of the Transaction Agreements, including covenants relating to Nesco’s conduct of its business prior to the completion of the Transaction;

•        that Nesco is obligated to pay termination fees in certain circumstances as summarized under “— The Purchase Agreement — Expenses; Termination Fees” and “— The Investment Agreement — Expenses; Termination Fees,” which termination fee under the investment agreement represents 6.2% of the equity value of Nesco and 1.5% of the enterprise value of Nesco, which the Board believed would not significantly prevent a superior proposal in the context of the Transaction;

•        that pursuant to the terms of the corporate advisory service agreement to be entered into between Platinum Equity Advisors, LLC and Nesco at Closing, Nesco will have to pay certain advisory fees to Platinum Equity Advisors, LLC;

•        that Nesco is obligated to reimburse Platinum and Custom Truck for certain fees and expenses up to $2.425 million under certain circumstances as summarized under “— The Investment Agreement — Expenses; Termination Fees”;

•        that ECP and Capitol had entered into the Voting Agreement and had agreed to (i) share a portion of the upside from an alternative transaction with Platinum and Custom Truck and (ii) not take certain actions with respect to an alternative transaction involving Custom Truck prior to June 30, 2021, in each case, as summarized under “— The Voting Agreement”;

•        that Platinum and Blackstone have entered into a side letter pursuant which Blackstone is prohibited from participating in an alternative transaction involving Nesco and Custom Truck through the earlier of the Closing and June 30, 2021;

•        the risk that the Transaction might not be completed, or that completion might be unduly delayed, for reasons beyond Nesco’s control and the potential negative impact that may have on Nesco’s business and relationships with employees, customers, suppliers, regulators and the communities in which it operates; and

•        the risks of the type and nature described under “Risk Factors” and the matters described under “Cautionary Note Regarding Forward-Looking Statements.”

In considering the recommendation of the Board to recommend that Nesco stockholders vote in favor of the proposals to be considered in connection with the Transaction, Nesco’s stockholders should be aware that the executive officers and directors of Nesco have certain interests in the Transaction that may be different from, or in addition to, the interests of Nesco’s stockholders generally. The Board was aware of these interests and considered them when approving the Transaction and recommending that Nesco stockholders vote in favor of the proposals to be considered in connection with the Transaction as discussed in “— Interests of Nesco’s Directors and Officers in the Transaction.”

This discussion of the information and factors considered by the Board in reaching its conclusions and recommendation summarizes the material factors considered by the Board, but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Transaction and the complexity of these matters, the Board did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Transaction and to recommend that Nesco stockholders vote in favor of the proposals to be considered in connection with the Transaction.

The Board conducted an overall review of the factors described above and considered the factors overall to be favorable to and to support its determination. In considering the factors described above, individual members of the Board may have given differing weights to different factors.

The Board unanimously approved the Transaction and determined that the Transaction Agreements and the transactions contemplated thereby are advisable, fair to and in the best interests of Nesco and its stockholders. The Board unanimously recommends that Nesco stockholders vote “FOR” the approval of the NYSE Proposal, the Charter Proposals and the Adjournment Proposal.

Opinion of Nesco’s Financial Advisor

Pursuant to an engagement letter, Nesco retained J.P. Morgan as its financial advisor in connection with the proposed Transaction and to deliver a fairness opinion in connection with the proposed Transaction.

At the meeting of the Board on December 3, 2020, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Transaction was fair, from a financial point of view, to Nesco. J.P. Morgan has confirmed its December 3, 2020 oral opinion by delivering its written opinion to the Board, dated December 3, 2020, that, as of such date, the Transaction was fair, from a financial point of view, to Nesco. For the purposes of its opinion, “Transaction” means the following:

•        the Sellers will sell to Buyer (1) 100% of the limited partnership interests of Custom Truck (other than the limited partnership interests of Custom Truck held by the Blocker Companies), (2) 100% of the limited liability company interests of Utility One Source GP LLC, (3) 100% of the limited partnership interests of Blackstone UOS Feeder Fund BEP L.P. (“BEP Blocker”), (4) 100% of the general partnership interests of BEP Blocker, (5) 100% of the limited partnership interests of Blackstone UOS Feeder Fund VI L.P. (“VI Blocker” and together with BEP Blocker, the “Blocker Companies” ) and (6) 100% of the general partnership interests of VI Blocker (the “Acquisition”);

•        concurrently with the consummation of the Acquisition and the Supplemental Equity Financing (as defined below), Platinum will purchase from Nesco, and Nesco will issue to Platinum, in each case, at a purchase price of $5.00 per share, a contingent number of shares of Nesco common stock that ranges between 140,000,000 and 152,600,000 shares (the “Subscription”);

•        prior to the consummation of the Acquisition, Nesco will pursue a sale of Nesco common stock in a private placement, a registered public offering and/or a rights offering to the shareholders of Nesco, in each case, for the aggregate amount of up to $200,000,000 (the “Supplemental Equity Financing”); provided that, in connection with the Supplemental Equity Financing and at Nesco’s option, Platinum will purchase, at a purchase price of $5.00 per share, a number of shares of Nesco common stock representing the lower of (A) the positive amount by which (x) $100,000,000 exceeds (y) the aggregate cash proceeds actually received by Nesco pursuant to the Supplemental Equity Financing, if any, and (B) an amount determined by Nesco; provided further that Platinum shall not be required to purchase more than $100,000,000 of Nesco common stock in the Supplemental Equity Financing;

•        certain of the Sellers will enter into Rollover Agreements with Nesco pursuant to which such Sellers will be entitled to exchange their limited partnership interests of Custom Truck and/or the Blocker Companies, as applicable, for Nesco common stock, in each case, at a purchase price of $5.00 per share; and

•        the Buyer will pay to the Sellers cash consideration in the aggregate amount of $1,475,000,000 (the “Custom Truck Base Purchase Price”), subject to certain adjustments set forth in the Acquisition Agreement.

The full text of the written opinion of J.P. Morgan dated December 3, 2020, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex F to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Nesco’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Transaction, was directed only to the proposed Transaction, taken as a whole, and did not address any individual aspect or component of the Transaction (including the proposed Debt Financing). J.P. Morgan expressed no opinion as to the fairness of the Transaction (or the consideration to be paid therein) to the holders of any class of securities, creditors or other constituencies of Nesco or as to the underlying decision by Nesco to engage in the proposed Transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Nesco as to how such stockholder should vote with respect to the proposed Transaction or any other matter.

In arriving at its opinions, J.P. Morgan, among other things:

•        reviewed a draft dated December 3, 2020 of the Purchase Agreement;

•        reviewed a draft dated December 3, 2020 of the Investment Agreement;

•        reviewed a draft dated December 2, 2020 of the form Rollover Agreement between Nesco and each applicable Seller;

•        reviewed certain publicly available business and financial information concerning the Acquired Companies and the industries in which they operate;

•        compared the financial and operating performance of the Acquired Companies with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Nesco common stock and certain publicly traded securities of such other companies;

•        reviewed certain internal financial analyses and forecasts prepared by the managements of the Acquired Companies and Nesco relating to their respective businesses, as well as Nesco management’s estimated amount and timing of cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and

•        performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Acquired Companies and Nesco with respect to certain aspects of the Transaction, and the past and current business operations of the Acquired Companies and Nesco, the financial condition and future prospects and operations of the Acquired Companies and Nesco, the effects of the Transaction on the financial condition and future prospects of Nesco, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion (and with the consent of the Board), J.P. Morgan assumed that the Transaction will be consummated, if at all, in its entirety. J.P. Morgan’s opinion related exclusively to the fairness, from a financial point of view, of the proposed Transaction, taken as a whole, and expressed no opinion as to the fairness, from a financial point of view, of the Acquisition, the Subscription or any other component part of the Transaction (or the consideration to be paid therein), in each case, on an individual basis.

At the direction of the Board, J.P. Morgan also made the following assumptions:

•        the consummation of the Acquisition, the Subscription and the Supplemental Equity Financing shall occur substantially concurrently;

•        pursuant to the Subscription, Platinum will purchase from Nesco, and Nesco will issue to Platinum, 148,600,000 shares of Nesco common stock;

•        Nesco will sell $100,000,000 to $200,000,000 of Nesco common stock at a purchase price of $5.00 per share pursuant to the Supplemental Equity Financing;

•        pursuant to the Rollover Agreements, the Sellers will exchange certain limited partnership interests of the Acquired Companies and/or the Blocker Companies, as applicable, for, in lieu of cash, $100,000,000 in aggregate of Nesco common stock at a purchase price of $5.00 per share;

•        the Purchase Price will reflect that the Custom Truck Base Purchase Price will be reduced by an amount of indebtedness, and increased by an amount of cash, in each case, that is consistent with estimates provided by management of Nesco;

•        the Purchase Price will not reflect any net adjustment to the Custom Truck Base Purchase Price in respect of the working capital adjustment, the OEC adjustment and transaction expenses;

•        the Buyer will incur new debt in an aggregate amount that is consistent with estimates provided by management of Nesco to, among other things, facilitate the consummation of the Transaction; and

•        the current and pro forma capital structure (including cash, debt and share count) of Nesco and the Acquired Companies (taken as a whole), in each case on a standalone basis, is consistent with estimates provided by management of Nesco.

J.P. Morgan expressed no opinion as to the fairness of the proposed Transaction to the extent the Transaction diverges in any way material to its analyses from any of the aforementioned assumptions.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Sellers, Blackstone Management Partners L.L.C. (“Blackstone Management”), the Acquired Companies and Nesco or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Sellers, the Acquired Companies or Nesco or the Buyer under any applicable laws relating to bankruptcy, insolvency or similar matters. At the direction of Nesco, J.P. Morgan did not rely on any forecasts prepared by management of the Acquired Companies and, instead, relied exclusively on forecasts prepared by management of Nesco relating to the respective businesses of Nesco and the Acquired Companies. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of Nesco as to the expected future results of operations and financial condition of the Acquired Companies and Nesco to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Transaction and the other transactions contemplated by the Transaction Agreements will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Nesco, and will be consummated as described in the Transaction Agreements, and that the definitive Transaction Agreements will not differ in any material respects from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Nesco, the Buyer, Platinum and the Sellers in the Purchase Agreement, the Investment Agreement and the related agreements are and will be true and correct in all respects material to its analysis, and that the adjustments to the Custom Truck Base Purchase Price will not result in any adjustment to the Purchase Price that is material to its analysis. J.P Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Nesco with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Acquired Companies or Nesco or on the contemplated benefits of the Transaction.

The financial analyses and forecasts furnished to J.P. Morgan were prepared or approved by Nesco’s management. Nesco does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Transaction, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Nesco’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “— Certain Financial Projections.”

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to Nesco of the proposed Transaction, and J.P. Morgan has expressed no opinion as to the fairness of the Transaction (or any consideration to be paid therein) to the holders of any class of securities, creditors or other constituencies of Nesco or as to the underlying decision by Nesco or the Buyer to engage in the Transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Transaction (or the consideration to be paid therein) or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Nesco’s common stock will trade at any future time.

J.P. Morgan was not authorized to, and did not, solicit any expressions of interest from any other parties with respect to the Transaction or any other alternative transaction.

The terms of the Transaction Agreements were determined through arm’s length negotiations among Nesco, Platinum and the Sellers, and the decision to enter into the Transaction Agreements was solely that of the Board. J.P. Morgan’s opinion and financial analyses were one of the many factors considered by the Board in its evaluation of the proposed Transaction and should not be viewed as determinative of the views of the Board or management of Nesco with respect to the proposed Transaction (or the consideration to be paid therein).

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Board on December 3, 2020 and as contained in the presentation delivered to the Board on such date in connection with the rendering of such opinion. The summaries of the financial analyses set forth below do not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples

In connection with its evaluation of Nesco on a standalone basis, using publicly available information, J.P. Morgan compared selected financial data of Nesco with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous. In particular, J.P. Morgan compared selected financial data of Nesco with similar data for (i) selected publicly traded specialty rental companies, including WillScot Mobile Mini Holdings Corp., McGrath RentCorp and General Finance Corporation (collectively referred to as “Specialty Rental Selected Companies”) and (ii) selected publicly traded general rental companies, including United Rentals, Inc. and Ashtead Group plc (collectively referred to as “General Rental Selected Companies”).

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered sufficiently similar to those of Nesco based on business sector participation, operation characteristics and financial metrics. However, none of the selected companies reviewed is identical to Nesco and the selected companies may have financial and operating characteristics that are materially different from those of Nesco. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Nesco.

For each of the following analyses performed by J.P. Morgan, estimated financial data for the Specialty Rental Selected Companies and the General Rental Selected Companies was based on information J.P. Morgan obtained from public filings, equity research, and publicly available information obtained from FactSet Research Systems. The multiples for each of the Specialty Rental Selected Companies and the General Rental Selected Companies were based on such information.

For each of the Specialty Rental Selected Companies and the General Rental Selected Companies, J.P. Morgan calculated and compared, among other things, the multiple of firm value (“FV”) to equity research analyst estimates of such company’s 2021 earnings before interest, taxes, depreciation and amortization (“EBITDA”) which were calendarized to adjust each of the Specialty Rental Selected Companies’ and the General Rental Selected Companies’ fiscal years to end on December 31, 2021 (such multiple, “FV/2021E EBITDA”).

Selected Companies	FV/2021E EBITDA
Specialty Rental Selected Companies
• WillScot Mobile Mini Holdings Corp.	11.5x
• McGrath RentCorp	7.6x
• General Finance Corporation	7.4x
Median	7.6x
Mean	8.8x
General Rental Selected Companies
• United Rentals, Inc.	6.9x
• Ashtead Group plc	8.3x
Median	7.6x
Mean	7.6x

Based on the results of J.P. Morgan’s analysis with respect to FV/2021E EBITDA, and other considerations that J.P. Morgan deemed relevant in its professional judgment and experience, J.P. Morgan selected a multiple reference range of 6.5x – 8.0x for FV/2021E EBITDA. After applying such ranges to Nesco’s forecasted EBITDA for the calendar year 2021, based on Nesco management’s projections on a stand-alone basis (i.e., without synergies) (calendarized for calendar year 2021) (See “— Certain Financial Projections” below for a description of the projections) (“Adj. EBITDA”) the analysis resulted in the following implied per share equity values of Nesco common stock, as compared to (i) the closing price per share of Nesco common stock of $4.51 as of December 1, 2020 and (ii) the Platinum per share Subscription price of $5.00 per share of Nesco common stock:

Implied Value Per Share (rounded to the nearest $0.05)
FV/2021E Adj. EBITDA	$3.90 – 8.35

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis of Nesco and of the Acquired Companies (taken as a whole), in each case on a standalone basis. For references purposes only, and not as part of its valuation analysis, J.P. Morgan conducted a discounted cash flow analysis of the combined company after completion of the Transaction. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flow generated by the asset and taking into consideration the risk of generating such future cash flows, and the time value of money with respect to those future cash flows to calculate their present value. The unlevered free cash flows refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow represents unlevered earnings before interest expense and after tax, adjusted for depreciation and amortization, capital expenditures and changes in net working capital. Present value refers to the current value of the future cash flows generated by an asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. Terminal value refers to the capitalized value of all cash flows generated by an asset for periods beyond the projections period.

Discounted Cash Flow Analysis of Nesco.    J.P. Morgan calculated the present value of Unlevered Free Cash Flows that Nesco is expected to generate on a standalone basis beginning with fiscal year ended 2021 through the end of fiscal year 2025 (calculated both including and excluding the present value of estimated net operating losses of Nesco) based upon Nesco management’s projections for Nesco on a stand-alone basis (i.e., without synergies), as described below under the heading “— Certain Financial Projections”. At the direction of Nesco management, J.P. Morgan’s calculation of the present value of the terminal value was calculated based on (i) Unlevered Free Cash Flows of Nesco of $81 million in the terminal year and (ii) Nesco’s revenue of $457 million in the terminal year to which J.P. Morgan applied a growth rate of 1.5% to 2.5% as directed by Nesco management. The Unlevered Free Cash Flows and the range of terminal values were then discounted to present values as of December 31, 2020 using a discount rate range of 9.0% to 10.0%, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Nesco derived using the capital asset pricing model and J.P. Morgan’s professional judgment and experience. The present value of Unlevered Free Cash Flows and range of terminal values were then adjusted for Nesco’s net debt of $741 million as of December 31, 2020, and then divided by the number of fully diluted shares of

Nesco common stock outstanding as of December 31, 2020 as provided by Nesco management (adjusted to reflect the impact of dilutive securities calculated in accordance with the treasury stock method), to arrive at a range of implied equity values per share of Nesco common stock on a standalone basis of $2.10 to $6.95 using Nesco management’s projections exclusive of the present value of the estimated net operating losses of Nesco, and $3.10 to $8.00 using Nesco management’s projections inclusive of the present value of the estimated net operating losses of Nesco (in each case, rounded to the nearest $0.05), as compared to (i) the closing price per share of Nesco Common Stock of $4.51 as of December 1, 2020 and (ii) the Platinum per share Subscription price of $5.00 per share of Nesco common stock.

Discounted Cash Flow Analysis of the Acquired Companies.    J.P. Morgan calculated the present value of Unlevered Free Cash Flows that the Acquired Companies are expected to generate on a standalone basis beginning with fiscal year ended 2021 through the end of fiscal year 2025 (calculated excluding the present value of estimated net operating losses of the Acquired Companies) based upon Nesco management’s projections for the Acquired Companies on a stand-alone basis (i.e., without synergies), as described below under the heading “— Certain Financial Projections”. At the direction of Nesco management, J.P. Morgan’s calculation of the present value of the terminal value was calculated based on (i) Unlevered Free Cash Flows of the Acquired Companies of $117 million in the terminal year and (ii) the Acquired Companies’ revenue of $1,322 million in the terminal year to which J.P. Morgan applied a growth rate of 1.5% to 2.5% as directed by Nesco management. The Unlevered Free Cash Flows and the range of terminal values were then discounted to present values as of December 31, 2020 using a discount rate range of 8.25% to 9.25%, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Acquired Companies derived using the capital asset pricing model and J.P. Morgan’s professional judgment and experience. The present value of Unlevered Free Cash Flows and range of terminal values were then adjusted for the Acquired Companies’ net debt of $605 million as of December 31, 2020, to arrive at a range of implied equity value of the Acquired Companies (taken as a whole) on a standalone basis from $678 million to $1,090 million using Nesco management’s projections exclusive of the present value of the estimated net operating losses of the Acquired Companies.

Value Creation Analysis

J.P. Morgan prepared a value creation analysis that compared the equity value of Nesco (implied by the standalone discounted cash flow analysis, calculated both including and excluding the present value of estimated net operating losses of Nesco) to the pro forma implied combined company equity value. J.P. Morgan determined the pro forma combined company equity value by calculating the value of (i) the implied equity value of Nesco using the midpoint value (exclusive of the present value of the estimated net operating losses of Nesco) determined in J.P. Morgan’s standalone discounted cash flow analysis described above in “— Discounted Cash Flow Analysis of Nesco”, plus (ii) the implied equity value of the Acquired Companies using the midpoint value (exclusive of the present value of the estimated net operating losses of the Acquired Companies) determined in J.P. Morgan’s standalone discounted cash flow analysis described above in “— Discounted Cash Flow Analysis of the Acquired Companies”, plus (iii) $100 million on account of the proceeds which J.P. Morgan had been directed to assume would result from the Supplemental Equity Financing, plus (iv) $743 million on account of the proceeds which J.P. Morgan had been directed to assume would result from the Subscription, (v) $563 million being the midpoint of the range of present values of the potential combined company cost synergies and capex synergies, plus (vi) $62 million being the midpoint of the range of present values of the potential combined company net operating losses, less (vii) $770 million on account of the aggregate Purchase Price which J.P. Morgan had been directed to assume would be paid by Nesco, less (viii) the aggregate transaction expenses of $127 million which J.P. Morgan had been directed to assume. For the purposes of calculating the range of present values of the potential combined company cost synergies and capex synergies, at the direction of Nesco management, J.P. Morgan made various adjustments to the estimated cost synergies and capex synergies set forth in the section entitled “Certain Financial Projections” on account of certain costs to achieve such synergies, the payment of monitoring fees to Platinum, the impact on depreciation and amortization expense and the tax impact beginning with fiscal year ended 2021 through the end of fiscal year 2025, which resulted in the figures summarized in the following table:

	For Fiscal Year Ending on December 31,
($ in millions)	2021E	2022E	2023E	2024E	2025E	Terminal Year
Net Cost Synergies	$1	$18	$25	$34	$35	$37
Net Capex Synergies	$1	$5	$7	$9	$8	$8

The value creation analysis yielded accretion to the holders of Nesco Common Stock of 31% relative to the midpoint of the implied equity value range calculated based on the analysis conducted using the estimates included in Nesco management’s projections for Nesco on a stand-alone basis (i.e., without synergies) and calculated including the present value of estimated net operating losses of Nesco.

Other Information.

J.P. Morgan observed certain additional information that was not considered part of J.P. Morgan’s financial analysis with respect to its opinion but was noted for informational purposes, including the following:

Historical Trading Range.    J.P. Morgan reviewed the 52-week trading range of Nesco’s share prices for the period ending December 1, 2020, which was $1.80 per share to $5.15 per share of Nesco common stock, and compared it to (i) the closing price per share of Nesco common stock of $4.51 as of December 1, 2020 and (ii) the Platinum per share Subscription price of $5.00 per share of Nesco common stock. J.P. Morgan noted that the historical trading range analyses were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Analyst Price Targets.    J.P. Morgan reviewed the price targets of certain publicly available equity research analyst price targets for Nesco common stock available as of December 1, 2020, which provided a reference range of $5.50 to $8.00 per share of Nesco common stock. J.P. Morgan compared the analyst price targets analysis to (i) the closing price per share of Nesco common stock of $4.51 as of December 1, 2020 and (ii) the Platinum per share Subscription price of $5.00 per share of Nesco common stock. J.P. Morgan noted that the analyst price targets were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Discounted Cash Flow Analysis of the Combined Company.    For references purposes only, and not as part of its valuation analysis, J.P. Morgan calculated the present value of Unlevered Free Cash Flows that the combined company after completion of the Transaction is expected to generate beginning with fiscal year ended 2021 through the end of fiscal year 2025 (calculated both including and excluding the present value of estimated net operating losses of the combined company) based upon Nesco management’s projections, as described below under the heading “— Certain Financial Projections”. At the direction of Nesco management, J.P. Morgan’s calculation of the present value of the terminal value was calculated based on (i) Unlevered Free Cash Flows of the combined company of $246 million in the terminal year and (ii) the combined company’s pro forma revenue of $1,765 million in the terminal year to which J.P. Morgan applied a growth rate of 1.5% to 2.5% as directed by Nesco management. The Unlevered Free Cash Flows and the range of terminal values were then discounted to present values as of December 31, 2020 using a discount rate range of 8.25% to 9.25%, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Acquired Companies derived using the capital asset pricing model and J.P. Morgan’s professional judgment and experience. The present value of Unlevered Free Cash Flows and range of terminal values were then adjusted based on Nesco management’s estimate of the pro forma net debt of the combined company of $1,400 million as of December 31, 2020, and then divided by 235.9 million, which represents the number of shares of the combined company outstanding as of December 31, 2020, as provided Nesco management, to arrive at a range of implied equity values per share of the combined company of $5.91 to $9.63 using Nesco management’s projections exclusive of the present value of the estimated net operating losses of the combined company, and $6.18 to $9.90 using Nesco management’s projections inclusive of the present value of the estimated net operating losses of the combined company. J.P. Morgan noted that the discounted cash flow analysis of the combined company was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Illustrative Present Value of Future Share Price of Nesco.    J.P. Morgan performed an illustrative analysis of the implied present value of the future value per share of Nesco common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of that company’s estimated future Adj. EBITDA and the multiple derived from dividing FV by Adj. EBITDA (“FV/Adj. EBITDA”). As used in this analysis, FV means the market value of Nesco common stock, plus any debt, less cash and cash equivalents, adjusted for minority interest positions and equity interest positions, as appropriate. For Nesco, at the direction of Nesco management, J.P. Morgan assumed that shares of Nesco common stock outstanding would be consistent with estimates provided by Nesco management (excluding the impact of any future dividends or share repurchases). For this analysis, J.P. Morgan used Nesco management’s projections for Nesco on a stand-alone basis (i.e., without synergies), as described below under the heading “— Certain Financial Projections”, as well as net debt estimates provided by Nesco management, to calculate the implied future values per share of Nesco common stock by applying the then-current Nesco multiple of next-12-month FV/Adj. EBITDA of 6.8x to fiscal years 2020, 2021 and 2022 estimates for Nesco’s Adj. EBITDA (See “— Certain Financial Projections” below for a description of the projections), and then discounting to present values the implied future values per share of Nesco common stock using a cost of equity of 12.2% (reflecting the midpoint of the range of estimates of Nesco’s cost of equity as calculated by J.P. Morgan). This analysis indicated a present value of the implied per share price for Nesco common stock of $4.68 as of December 31, 2020, $6.84 as of December 31, 2021 and $7.85 as of December 31, 2022. J.P. Morgan noted that the illustrative present value of future share price analyses were presented merely for reference purposes only, were not relied upon for valuation purposes and were merely illustrative of the impact hypothetical trading at assumed multiples and should not be interpreted as a stock price prediction by J.P. Morgan.

Illustrative Present Value of Future Share Price of the Combined Company.    J.P. Morgan performed an illustrative analysis of the implied present value of the future value per share of the combined company after the completion of the Transaction. As used in this analysis, FV means the estimated market value of shares of the combined company, plus any debt, less cash and cash equivalents, adjusted for minority interest positions and equity interest positions. For the combined company, at the direction of Nesco management, J.P. Morgan assumed the combined company would achieve $25 million of run-rate synergies by 2021 and, in the alternative, that the combined company would achieve $50 million of run-rate synergies by 2021, in each case, taking into account certain costs to achieve such synergies and the payment of monitoring fees to Platinum beginning with fiscal year ended 2021 through the end of fiscal year 2025, and assumed that shares of the combined company outstanding would be consistent with estimates provided by Nesco management (excluding the impact of any future dividends or share repurchases). For this analysis, J.P. Morgan used Nesco management’s projections for the combined company, as described below under the heading “— Certain Financial Projections”, as well as net debt estimates provided by Nesco management, to calculate the implied future values per share of the combined company by applying illustrative next-12-month FV/Adj. EBITDA multiples of 6.8x to 9.0x to fiscal years 2020 (on a pro forma basis), 2021 and 2022 estimates for the combined company’s Adj. EBITDA (See “— Certain Financial Projections” below for a description of the projections), and then discounting to present values using a cost of equity of 10.9% (reflecting the midpoint of the range of estimates of the combined company’s cost of equity as calculated by J.P. Morgan) the implied future values per share of the combined company. This analysis indicated a present value of the implied per share price for the combined company of $4.58 to $7.94 (assuming $25 million of run-rate synergies in 2021), $5.28 to $8.87 (assuming $50 million of run-rate synergies in 2021), in each case, as of December 31, 2020, $5.90 to $9.42 as of December 31, 2021, and $6.43 to $9.66 as of December 31, 2022. In connection with its illustrative analysis of the implied present value of the future value per share of the combined company after the completion of the Transaction and using publicly available information, J.P. Morgan used the same methodology and sources as discussed above in the section entitled “Public Trading Multiples” to choose and compare selected financial data of the Acquired Companies (taken as a whole) with similar data for the Specialty Rental Selected Companies, General Rental Selected Companies and selected publicly traded dealer companies (collectively referred to as “Dealers Selected Companies”). The multiple of FV to equity research analyst estimates of each Dealer Selected Company’s 2021 EBITDA, which were calendarized to adjust each of the Dealer Selected Companies’ fiscal years to end on December 31, 2021, are summarized in the following table:

Selected Companies	FV/2021E EBITDA
Dealers Selected Companies
• Toromont Industries Ltd.	12.4x
• Finning International Inc.	7.5x
• Rush Enterprises, Inc.	10.8x
Median	10.8x
Mean	10.3x

J.P. Morgan noted that the illustrative present value of future share price analyses were presented merely for reference purposes only, were not relied upon for valuation purposes and were merely illustrative of the impact hypothetical trading at assumed multiples and should not be interpreted as a stock price prediction by J.P. Morgan.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary of its analyses must be considered as a whole and that selecting portions of the foregoing summary of its analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the valuations or ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Nesco on a standalone basis or pro forma for the Transaction. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. J.P. Morgan’s analyses are not and do not purport to be an evaluation of the price at which Nesco could be sold or the price at which the Acquired Companies could be acquired or sold. Moreover, none of the Specialty Rental Selected Companies or the General Rental Selected Companies reviewed as described in the above summary is identical to Nesco. However, the Specialty Rental Selected Companies and the General Rental Selected Companies were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Nesco. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the Specialty Rental Selected Companies and the General Rental Selected Companies and other factors that could affect the Specialty Rental Selected Companies or the General Rental Selected Companies compared to Nesco.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Nesco with respect to the Transaction on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Nesco, the Acquired Companies and the industries in which they operate.

For services rendered in connection with the Transaction, Nesco has agreed to pay J.P. Morgan a fee of up to $10 million, including a fee of $2 million that became payable upon delivery by J.P. Morgan of its opinion.

In addition, Nesco has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with certain affiliates of each of Platinum, Blackstone Management, a significant shareholder of Custom Truck, and ECP ControlCo and Capitol Acquisition Management IV, LLV (“CAM IV”), each significant shareholders of Nesco, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as sole lead arranger and bookrunner on the credit facility and an offering of debt securities of an affiliate of CAM IV, each of which closed in July 2019, relating to CAM IV’s transaction with Nesco and in various roles for portfolio company affiliates, including joint lead arranger and bookrunner on syndicated credit facilities, joint lead bookrunner on offerings of debt securities, joint lead bookrunner on offerings of equity securities and M&A financial advisor on transactions, of each of Platinum, Blackstone, ECP ControlCo and CAM IV, unrelated to the Transaction. In addition, a commercial banking affiliate of J.P. Morgan is an agent bank and a lender under the outstanding credit facilities of certain of such affiliates, for which it receives compensation or other financial benefits. During the two year period preceding delivery of its opinion, the aggregate fees recognized by J.P. Morgan from Nesco were approximately $6.5 million, from Custom Truck were approximately $178,000, from Platinum were approximately $51 million, from Blackstone were approximately $235 million and from ECP ControlCo were approximately $17 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding Nesco common stock. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Nesco or the Sellers for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Certain Financial Projections

Nesco does not, as a matter of course, make public projections as to future sales, earnings, or other results. However, the management of Nesco has prepared certain financial projections set forth below to present management’s expectations about future operating results. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information; however, in the view of Nesco’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Nesco. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. The unaudited financial projections for Nesco and Custom Truck (in each case, on a stand-alone basis) set forth below, as well as the pro forma synergies estimates and pro forma unaudited financial projections for the combined company after completion of the Transaction set forth below, were made available to the Board in its review and evaluation of the proposed Transaction and to Nesco’s financial advisor for its use and reliance in connection with its financial analyses and opinion to the Board described under “The Transaction and the Transaction Agreements — Opinion of Nesco’s Financial Advisor.” The summary of these financial projections is not being included in this proxy statement to influence any stockholder’s voting decision with respect to the Transaction, but instead because these financial projections were provided to the Board and Nesco’s advisors in connection with the proposed Transaction.

Neither Nesco’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The financial projections set forth below constitute forward-looking statements. The financial projections should not be relied upon as necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the financial projections. The assumptions and estimates underlying the financial projections are inherently uncertain and, although considered reasonable by Nesco management as of the date of their preparation, are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in Nesco’s or Custom Truck’s, or the pro forma combined company’s, respective businesses, financial condition or results of operations, and other risks and uncertainties described under the heading “Risk Factors.” Accordingly, the financial projections may not necessarily be indicative of the actual future performance of Nesco or Custom Truck, or the pro forma combined company after completion of the Transaction, and actual results may differ materially from those presented. Inclusion of the financial projections in this proxy statement should not be regarded as a representation by any person that the results projected in the financial projections will necessarily be achieved. Furthermore, the financial projections may differ from publicized analyst estimates and forecasts and do not take into account any circumstances or events occurring after the date they were prepared.

Nesco does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Nesco does not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Nesco does not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

Additional information relating to the principal assumptions used in preparing the projections is set forth below.

The unaudited financial projections for Nesco and Custom Truck (in each case, on a stand-alone basis), pro forma synergies estimates and pro forma unaudited financial projections for the combined company include several measures, including Revenue, Adj. EBITDA, Net Capex, Unlevered Free Cash Flow and Adj. Unlevered Free Cash Flow. “Revenue” refers to the applicable company’s revenue. “Adj. EBITDA” refers to earnings before interest, taxes, depreciation and amortization, adjusted, in the case of Nesco, for non-cash purchase accounting impacts, transaction and process improvement costs, major repairs, share-based compensation, other non-recurring items and changes in fair value of derivatives and, in the case of Custom Truck, for equity-based compensation, sales-type lease adjustments, sponsor management fees, new site and product development, accounting policy changes, consulting and acquisition costs, legacy entity and purchase accounting and other non-recurring items. “Net Capex” refers to the applicable company’s gross capital expenditures less net fleet acquisitions or disposals. “Unlevered Free Cash Flow” refers to the applicable company’s Adj. EBITDA, less gain on rental equipment sales, less non-cash purchase accounting impacts, minus/plus increase/decrease in net working capital, less net capex, less cash taxes at an assumed marginal tax rate. “Adj. Unlevered Free Cash Flow” refers to the applicable company’s Unlevered Free Cash Flow, but assuming neither company will be a cash tax payer in the next five years, which management of Nesco believes is an appropriate estimate of unlevered free cash flow.

Unaudited Financial Projections for Nesco

Nesco’s management prepared unaudited financial projections for Nesco on a stand-alone basis (i.e., without synergies), exclusive of net operating losses for Nesco, for the fiscal years ending December 31, 2020 through 2025. Assumptions for these financial projections include Nesco management’s view of OEC on rent, rental rate growth, equipment sales, margin, capital expenditures, changes in net working capital and cash tax rate. The Board reviewed these financial projections in connection with its review and evaluation of the proposed Transaction, and authorized Nesco management to make these financial projections available to Nesco’s financial advisor for its use in connection with its financial analyses and opinion.

These financial projections are summarized in the following table:

	For Fiscal Year Ending on December 31,
($ in millions)	2020E	2021E	2022E	2023E	2024E	2025E
Revenue	$299	$341	$377	$407	$426	$448
Adj. EBITDA	$118	$142	$160	$173	$183	$194
Net Capex	$26	$63	$69	$85	$90	$94
Unlevered Free Cash Flow		$67	$52	$47	$49	$53
Adj. Unlevered Free Cash Flow		$84	$72	$69	$74	$79

Unaudited Financial Projections for Custom Truck

Nesco’s management prepared unaudited financial projections for Custom Truck on a stand-alone basis (i.e., without synergies), exclusive of net operating losses of Custom Truck, for the fiscal years ending December 31, 2020 through 2025. Assumptions for these financial projections include Nesco management’s view of OEC on rent, rental rate growth, equipment sales, margin, capital expenditures, changes in net working capital and cash tax rate. The Board reviewed these financial projections in connection with its review and evaluation of the proposed Transaction, and authorized Nesco management to make these financial projections available to Nesco’s financial advisor for its use in connection with its financial analyses and opinion.

These financial projections are summarized in the following table:

	For Fiscal Year Ending on December 31,
($ in millions)	2020E	2021E	2022E	2023E	2024E	2025E
Revenue	$997	$1,049	$1,121	$1,185	$1,249	$1,296
Adj. EBITDA	$170	$200	$222	$245	$264	$281
Net Capex	$81	$91	$116	$126	$115	$122
Unlevered Free Cash Flow		$56	$50	$58	$84	$90
Adj. Unlevered Free Cash Flow		$74	$71	$83	$112	$120

Unaudited Pro Forma Synergies Estimates for the Combined Company

Nesco’s management prepared unaudited pro forma synergies estimates for the combined company after completion of the Transaction for the fiscal years ending December 31, 2020 through 2025. Assumptions for these estimates include Nesco management’s view of, among other things, the amount and timing synergies and costs to achieve the synergies. The Board reviewed these pro forma synergies estimates in connection with its review and evaluation of the proposed Transaction, and authorized Nesco management to make these pro forma synergies estimates available to Nesco’s financial advisor for its use in connection with its financial analyses and opinion.

These financial projections are summarized in the following table:

	For Fiscal Year Ending on December 31,
($ in millions)	2020E	2021E	2022E	2023E	2024E	2025E
Cost Synergies(1)	$0	$25	$50	$50	$50	$50
Capex Synergies(2)	$0	$1	$5	$8	$10	$10
Costs to Achieve Synergies	$0	$20	$20	$10	$0	$0

____________

(1)      Cost synergies comprised of back office consolidation, procurement, service and production optimization and other SG&A opportunities.

(2)      Capex synergies comprised of procurement and build optimization.

Unaudited Pro Forma Financial Projections for the Combined Company

Nesco’s management prepared unaudited pro forma financial projections for the combined company after completion of the Transaction for the fiscal years ending December 31, 2020 through 2025. These financial projections combine the financial projections for Nesco and Custom Truck, after giving effect to pro forma synergy estimates, together with estimated fleet optimization for Nesco as part of the combined company, which reduce capital expenditures and generate higher cash flows but reduce used equipment sales, and the estimated impact of costs to achieve the synergies and the Platinum monitoring fees to the combined company. The Board reviewed the pro forma financial projections prepared by Nesco’s management in connection with its review and evaluation of the proposed Transaction, and authorized Nesco management to make such pro forma financial projections available to Nesco’s financial advisor for its use in connection with its financial analyses and opinion.

The unaudited pro forma financial projections for the combined company prepared by Nesco’s management are summarized in the following table:

	For Fiscal Year Ending on December 31,
($ in millions)	2020E	2021E	2022E	2023E	2024E	2025E
Revenue	$1,296	$1,390	$1,493	$1,580	$1,664	$1,730
Adj. EBITDA	$287	$367	$427	$462	$491	$518
Net Capex	$107	$153	$168	$179	$169	$180
Unlevered Free Cash Flow		$125	$137	$162	$206	$217
Adj. Unlevered Free Cash Flow		$159	$184	$218	$270	$285

Interests of Nesco’s Directors and Officers in the Transaction

In considering the recommendation of our Board to vote in favor of the Transaction, stockholders should be aware that aside from their interests as stockholders, certain members of our Board and officers, have interests in the Transaction that are different from, or in addition to, those of our other stockholders. Stockholders should take these interests into account in deciding whether to approve the Transaction. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transaction and Transaction Agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting. You should take these interests into account in deciding whether to vote “FOR” the NYSE Proposal.

The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

Note that, in accordance with SEC rules we are required to include this information on behalf of any individual who was an executive officer of Nesco at any time since January 1, 2019, and therefore includes information with respect to Bruce Heinemann, who previously was an executive officer but who is no longer employed by Nesco.

Treatment of Nesco Equity Awards in the Transaction

Certain of our directors and executive officers hold outstanding Nesco stock options, restricted stock units and performance stock units under Nesco’s Amended and Restated 2019 Omnibus Incentive Plan. While the Transaction Documents do not provide for any specific treatment of outstanding Nesco stock options, restricted stock units or performance stock units, the Transaction will be a “Change in Control” for purposes of Nesco’s Amended and Restated 2019 Omnibus Incentive Plan. Accordingly, any stock options and restricted stock units held by our directors will accelerate and vest in full upon the closing of the Transaction and if an executive officer is terminated from employment without “cause” or resigns from employment for “good reason” within twelve months following the closing of the Transaction, his outstanding equity awards will vest in full (or, in the case of any outstanding performance stock units, remain eligible to vest in accordance with the applicable performance criteria for one year following termination).

The following table sets forth for each executive officer and non-employee director the aggregate number of outstanding shares of our common stock owned or subject to vested and unvested Nesco stock options with an exercise price that does not exceed $7.35 per share (which was the closing price of a share of our common stock on January 15, 2021) and outstanding restricted stock units (including performance stock units), in each case as of January 15, 2021. Refer to Beneficial Ownership of Securities elsewhere in this proxy statement for information regarding shares of our common stock and Warrants beneficially owned by our non-employee directors and officers.

Name	Vested Stock Options (#)(1)	Value of Vested Stock Options(2)	Unvested Stock Options (#)(3)	Value of Unvested Stock Options(4)	Restricted Stock Units (#)(5)	Value of Restricted Stock Units(6)
Current or Former Non-Employee Directors
Dyson Dryden			20,000	$67,000	15,000	$110,250
William Plummer	33,333	$12,333	86,667	$91,667	15,000	$110,250
Rahman D’Argenio			20,000	$67,000	15,000	$110,250
Mark Ein			20,000	$67,000	15,000	$110,250
Jennifer Gray			20,000	$67,000	15,000	$110,250
Matt Himler			20,000	$67,000	15,000	$110,250
Gerard Holthaus			120,000	$500,000	15,000	$110,250
Doug Kimmelman			20,000	$67,000	15,000	$110,250
Jeffrey Stoops	33,333	$12,333	86,667	$91,667	15,000	$110,250
Name	Vested Stock Options (#)(1)	Value of Vested Stock Options(2)	Unvested Stock Options (#)(3)	Value of Unvested Stock Options(4)	Restricted Stock Units (#)(5)	Value of Restricted Stock Units(6)
Current or Former Executive Officers
Lee Jacobson			37,761	$126,499	153,881	$1,131,025
Robert Blackadar			26,250	$87,938	88,125	$647,719
Joshua Boone			500,000	$1,930,000	200,000	$1,470,000
Kevin Kapelke			19,801	$66,333	64,900	$477,015
R. Todd Barrett			13,333	$44,666	6,667	$49,002
Bruce Heinemann(7)

____________

(1)      Non-employee directors and executive officers also hold the following outstanding vested stock options that have a per share exercise price greater than $7.35:

Name	Vested Stock Options (#)	Weighted Average Exercise Price
Lee Jacobson	90,000	$10.00
Robert Blackadar	50,000	$10.00
Kevin Kapelke	36,667	$10.00

(2)      Dollar values are calculated based on the difference between $7.35 per share and the per share exercise price of each vested stock option that is less than $7.35 per share.

(3)      Non-employee directors and executive officers also hold the following outstanding unvested stock options that have a per share exercise price greater than $7.35:

Name	Unvested Stock Options (#)	Weighted Average Exercise Price
Lee Jacobson	270,000	$10.00
Robert Blackadar	150,000	$10.00
Kevin Kapelke	110,000	$10.00

(4)      Dollar values are calculated based on the difference between $7.35 per share and the per share exercise price of each outstanding unvested stock option that is less than $7.35 per share.

(5)      Represents all unvested restricted stock units and performance stock units.

(6)      Dollar values are calculated based on $7.35 per share.

(7)      Mr. Heinemann is no longer employed by us; accordingly, information related to Mr. Heinemann’s current ownership of shares, if any, is not readily determinable.

Director and Executive Officer Compensation Arrangements

Emerging Growth Company Status

Nesco qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Startups Act of 2012. As a result, Nesco is permitted to rely on, and does rely on, exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Specifically, as an emerging growth company, Nesco is not required to conduct votes seeking shareholder approval on an advisory basis of (1) the compensation of Nesco’s “named executive officers” or the frequency with which such votes must be conducted or (2) compensation arrangements and understandings in connection with merger transactions, known as “golden parachute” arrangements. Accordingly, Nesco has not included a tabular compensation information for such “golden parachute” arrangements. As a result of the Acquisition and the related transactions, we currently anticipate that we will lose our “emerging growth company” status. See “Risk Factors — We are currently an emerging growth company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies, including use of the extended the transition period for complying with new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. We anticipate losing our emerging growth company status in 2021 should the transactions covered hereby, be consummated. As an emerging growth company, our securities may be less attractive to investors and may make it more difficult to compare our performance with other public companies.”

Employment Agreements

Each of our current executive officers identified below is a party to an employment agreement. Mr. Heinemann is party to a Severance Agreement and Release of Claims. The following summary sets forth the material terms of these employment agreements.

Lee Jacobson

Mr. Jacobson is party to an employment agreement, dated February 26, 2014, which provides for at-will employment and for Mr. Jacobson to serve as our Chief Executive Officer. Pursuant to his employment agreement, Mr. Jacobson is generally entitled to an annual base salary, currently $400,000, and is eligible to earn a target bonus of 50% of his annual base salary based on achievement of performance metrics.

In the event of termination of Mr. Jacobson’s employment for any reason, he would generally be entitled to receive earned but unpaid salary and the prior year’s earned, but unpaid bonus (if any), any owed accrued vacation and expenses, as well as amounts payable under any benefit plans, programs or arrangements that Mr. Jacobson participates in or benefits from. In the event that Mr. Jacobson’s employment is terminated by us without “cause” or by Mr. Jacobson for “good reason”, subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described below, Mr. Jacobson would be entitled to: (i) salary continuation for 18 months, and (ii) payment for 18 months’ of Mr. Jacobson’s premiums incurred for participation in COBRA coverage pursuant to a Nesco sponsored group health plan. Mr. Jacobson is subject to certain restrictive covenants, provided in his restrictive covenant agreement, including but not limited to confidentiality, non-disparagement and 18-month post-termination noncompete and nonsolicitation covenants, under his restrictive covenant agreement.

Robert Blackadar

On May 13, 2019, Nesco entered into an employment agreement and restrictive covenant agreement with Mr. Blackadar, pursuant to which Mr. Blackadar serves as our President. Pursuant to the terms of Mr. Blackadar’s employment agreement, Mr. Blackadar is generally entitled to an annual base salary of $360,000, and is eligible to earn an annual cash bonus with a target of 50% of his annual base salary, based on achievement of performance metrics. Mr. Blackadar is subject to certain restrictive covenants provided in his restrictive covenant agreement, including confidentiality, non-disparagement and 12-month post-termination noncompete and non-solicitation covenants.

In the event of termination of Mr. Blackadar’s employment for any reason, he would generally be entitled to receive earned but unpaid salary and the prior year’s earned, but unpaid bonus (if any), any owed accrued vacation and expenses, as well as amounts payable under any benefit plans, programs or arrangements that Mr. Blackadar participates in or benefits from. In the event that Mr. Blackadar’s employment is terminated either by us without “cause” or by Mr. Blackadar for “good reason”, subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described above, Mr. Blackadar would be entitled to: (i) salary continuation for 12 months, and (ii) payment for 12 months’ of Mr. Blackadar’s premiums incurred for participation in COBRA coverage pursuant to a Nesco sponsored group health plan.

Joshua Boone

On May 15, 2020, Nesco entered into an employment agreement with Mr. Boone in connection with his appointment as Chief Financial Officer. Pursuant to the employment agreement, Mr. Boone receives an annual base salary of $385,000 (increasing to $400,000 beginning January 1, 2021) and a target annual cash bonus opportunity of 50% of his annual base salary, based on achievement of performance metrics. Mr. Boone is subject to certain restrictive covenants provided in his restrictive covenant agreement, including confidentiality, non-disparagement and 12-month post-termination noncompete and 24-month post-termination non-solicitation covenants.

In the event of termination of Mr. Boone’s employment for any reason, he would generally be entitled to receive earned but unpaid salary and the prior year’s earned, but unpaid bonus (if any), any owed accrued vacation and expenses, as well as amounts payable under any benefit plans, programs or arrangements that Mr. Boone participates in or benefits from. In the event that Mr. Boone’s employment is terminated either by us without “cause” or by Mr. Boone for “good reason”, subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described above, Mr. Boone would be entitled to: (i) salary continuation for (A) 6 months if such termination occurs prior to June 15, 2022, (B) 9 months if such termination occurs between June 15, 2022 and June 15, 2023, and (C) 12 months if such termination occurs either on June 15, 2023 or thereafter or upon or following a change in control (including the Transaction), (ii) payment of continued healthcare premiums to obtain COBRA coverage pursuant to a Nesco sponsored group health plan during the time Mr. Boone receives continued base salary severance, (iii) accelerated vesting of any equity awards that vest solely based on service-based criteria and which are scheduled to vest within one year following such termination, and (iv) continued vesting eligibility for one year following such termination for any equity awards that vest based on performance-based criteria (clauses (iii) and (iv), the “Vesting Acceleration Benefit”). Under the agreement, in the event of Mr. Boone’s death or disability, Nesco will provide Mr. Boone with a pro-rated portion of his annual bonus, determined based on the actual achievement of performance goals, and the Vesting Acceleration Benefit.

Kevin Kapelke

Mr. Kapelke is party to an employment agreement, dated February 26, 2014, which provides for at-will employment and for Mr. Kapelke to serve as our Chief Operating Officer. Pursuant to his employment agreement, Mr. Kapelke is generally entitled to an annual base salary, currently $272,824, and is eligible to earn a target bonus of 50% of his annual base salary based on achievement of performance metrics.

In the event of termination of Mr. Kapelke’s employment for any reason, he would generally be entitled to receive earned but unpaid salary and the prior year’s earned, but unpaid bonus (if any), any owed accrued vacation and expenses, as well as amounts payable under any benefit plans, programs or arrangements that Mr. Kapelke participates in or benefits from. In the event that Mr. Kapelke’s employment is terminated by us without “cause” or by Mr. Kapelke for “good reason”, subject to his execution and non-revocation of a general release of claims and continued compliance with his restrictive covenant obligations, as described below, Mr. Kapelke would be entitled to: (i) salary continuation for 18 months, and (ii) payment for 18 months’ of Mr. Kapelke’s premiums incurred for participation in COBRA coverage pursuant to a Nesco sponsored group health plan. Mr. Kapelke is subject to certain restrictive covenants, provided in his restrictive covenant agreement, including but not limited to confidentiality, non-disparagement and 18-month post-termination noncompete and nonsolicitation covenants.

Bruce Heinemann

Pursuant to the terms of a Severance Agreement and Release of Claims entered into between Mr. Heinemann and Nesco on August 11, 2020, Mr. Heinemann is continuing to receive base salary payments through August 2021 and payment of COBRA premiums from Nesco through August 2021. Mr. Heinemann is subject to certain restrictive covenants, including but not limited to, confidentiality, non-disparagement and 18-month post-termination noncompete and nonsolicitation covenants, under his restrict covenant agreement.

Treatment of Equity Awards in the Event of Change of Control

The grant agreements between Nesco and each of Messrs. Jacobson, Blackadar, Boone, Kapelke and Barrett governing the treatment of all outstanding stock options and restricted stock units subject solely to time-based vesting conditions provide for accelerated vesting of any outstanding awards in the event of the executive’s termination of employment without “cause” or resignation from employment for “good reason” within twelve months following a “change in control” (which would include the Transaction). In the case of performance vesting restricted stock units granted to Mr. Boone, pursuant to the terms of his employment agreement and the grant agreement, the time-vesting component will accelerate and the performance stock units will remain outstanding and eligible to vest in accordance with the performance criteria set forth in the grant agreement for 12 months if Mr. Boone is terminated without “cause” or resigns for “good reason” within 12 months following a “change in control” (which would include the Transaction).

The Purchase Agreement

The following describes certain provisions of the Purchase Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference herein. The descriptions in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the Purchase Agreement. This summary does not purport to be complete and may not contain all of the information about the Purchase Agreement that is important to you. You should carefully read the Purchase Agreement in its entirety before making any decisions regarding the transaction because it, along with the Investment Agreement, are the principal documents governing the Transaction.

The Purchase Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Purchase Agreement and are not intended to provide any factual information about Nesco, Custom Truck or Blackstone or its affiliates or to modify or supplement any factual disclosures about Nesco, Custom Truck or Blackstone contained in this proxy statement or in Nesco’s public reports filed with the SEC. In particular, the Purchase Agreement and this summary are not intended to be, and should not be relied upon as, disclosures regarding the actual state of any facts and circumstances relating to Nesco, Custom Truck, Blackstone or their respective affiliates. The Purchase Agreement contains representations and warranties by and covenants of Sellers (as described below), Custom Truck and the Acquired Companies (as described below) that were made only for purposes of the Purchase Agreement and as of specified dates. The representations, warranties and covenants in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement, were qualified and subject to important limitations in connection with negotiating the terms of the Purchase Agreement (including by being qualified by confidential disclosure schedules exchanged between the parties to the Purchase Agreement) and may be subject to a contractual standard of materiality which may differ from what may be viewed as material by investors. In particular, in your review of the representations and warranties contained in the Purchase Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the Purchase Agreement may have the right not to close the transaction if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Purchase Agreement, rather than establishing matters as facts. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Purchase Agreement.

General Description of the Purchase Agreement

The Purchase Agreement, by and among (a) Blackstone Energy Management Associates NQ L.L.C., a Delaware limited liability company (“Blackstone Energy Management Associates NQ”), Blackstone Management Associates VI-NQ L.L.C., a Delaware limited liability company, (“Blackstone Management Associates VI-NQ”, and, with Blackstone Energy Management Associates NQ, collectively, the “BlockerCo GP Sellers”), Blackstone Energy Partners NQ L.P., a Delaware limited partnership (“Blackstone Energy Partners NQ”), Blackstone Capital Partners VI-NQ L.P., a Delaware limited partnership (“Blackstone Capital Partners VI-NQ”), Blackstone Energy Family Investment Partnership SMD L.P., a Delaware limited partnership (“BX Energy Family Investment Partnership SMD”), Blackstone Energy Family Investment Partnership NQ ESC L.P., a Delaware limited partnership (“BX Energy Family Investment Partnership NQ ESC”), Blackstone Family Investment Partnership VI-NQ ESC L.P., a Delaware limited partnership (“BX Family Investment Partnership VI NQ ESC”), Fred M. Ross, Jr. Irrevocable Trust (“Ross Trust” and, with Blackstone Energy Partners NQ, BX Energy Family Investment Partnership SMD, BX Energy Family Investment Partnership NQ ESC, Blackstone Capital Partners VI-NQ, BX Family Investment Partnership VI NQ ESC and the BlockerCo GP Sellers, collectively, the “Custom Truck Sellers”), (b) BEP UOS Feeder Holdco L.P., a Delaware limited partnership (“BEP UOS Feeder Holdco”), and BCP VI UOS Feeder Holdco L.P., a Delaware limited partnership (“BCP VI UOS Feeder Holdco” and, together with BEP UOS Feeder Holdco and the BlockerCo GP Sellers, collectively, “BlockerCo Sellers”), (c) Blackstone Capital Partners VI-NQ, solely in its capacity as the representative of Sellers (the “Sellers’ Representative”), (d) Nesco, (e) Nesco Holdings II, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Nesco (“Buyer”), and (f) Platinum, solely with respect to its obligations under Section 9.04 of the Purchase Agreement, is dated as of December 3, 2020.

Purchase and Sale

The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, at the Closing, Buyer will purchase (i) all of Custom Truck Sellers’ right, title and interest in and to the Custom Truck limited partnership interests and the limited liability company interests of the general partner of Custom Truck (together, the “Custom Truck Company Interests”), (ii) all of BlockerCo Sellers’ right, title and interest in and to the limited partnership interests of Blackstone UOS Feeder Fund BEP L.P., a Delaware limited partnership (“BEP Blocker”) and Blackstone UOS Feeder Fund VI L.P., a Delaware limited partnership (“VI Blocker” and together with BEP Blocker, the “Blocker Companies”), and (iii) all of BlockerCo GP Sellers’ right, title and interest in and to the general partnership interests of the Blocker Companies, in each case other than any equity interests that are part of the rollover (as further described in “— The Rollover Agreements”) and free and clear of all liens (other than liens arising under applicable securities laws) (together, the “Blocker Company Interests,” and together with the Custom Truck Company Interests, the “Company Interests”).

Purchase Price

Subject to the terms of the Purchase Agreement and customary adjustments set forth therein, the aggregate amount of purchase price to be paid in connection with the Acquisition will be approximately $1,475,000,000, which amount will be (i) increased by the amount, if any, that Custom Truck’s working capital exceeds $132,000,000, (ii) decreased by the amount, if any, that Custom Truck’s working capital is less than $122,000,000, (iii) increased by the amount, if any, that the OEC of Custom Truck’s rental fleet exceeds $715,000,000, (iv) decreased by the amount, if any, that the OEC is less than $705,000,000, (v) decreased by an amount of cash that will be used to repay a portion of Custom Truck’s indebtedness (excluding indebtedness relating to Custom Truck’s Floorplan Financing Facilities), and (vi) decreased by the amount of certain transaction fees and expenses of Custom Truck (other than up to $10,000,000 of costs, fees and expenses incurred in connection with the transaction) (such amount, the “Purchase Price”).

At the Closing, upon the terms and subject to the conditions set forth in the Purchase Agreement, Buyer shall (A) deposit to an account designated by the Sellers’ Representative an amount equal to the Purchase Price, (i) decreased by $7,500,000, which amount is to be deposited with the escrow agent in respect of any post-Closing purchase price adjustments (the “Adjustment Escrow Amount”), (ii) decreased by $10,000,000, the amount to be held in escrow for any indemnity obligations of the Sellers (the “Indemnity Escrow Amount”), (iii) decreased by $8,500,000, the amount to be held in escrow for certain tax indemnity obligations of the Sellers (the “Tax Indemnity Escrow Amount”), (iv) decreased by the lesser of the dollar amount to be withheld for Sellers’ Representative’s expenses and $10,000,000, (v) decreased by the amount of any adjustment related to working capital, transaction expenses, or the OEC (the “Deferred Closing Adjustment Amount”), (vi) decreased by the Rollover Amount (as defined in “— Rollover

Agreement”) and (vii) decreased by the amount of any of such purchase price amount attributable to any Sellers that have been dragged in accordance with the Custom Truck limited partnership agreement but have not executed and delivered a joinder to the Purchase Agreement, (B) deposit into an account designated by the escrow agent an amount equal to the Adjustment Escrow Amount, the Indemnity Escrow Amount, and the Tax Indemnity Escrow Amount, (C) deposit into an account designated by the Sellers’ Representative an amount equal to the Sellers’ Representative Expense Amount, (D) the applicable portion of any transaction expenses for which Sellers Representative delivers invoices, and (E) the applicable portion of any indebtedness for which a payoff letter has been provided to Buyer.

Within five business days of the Closing Date, Buyer shall pay to Sellers an aggregate amount to an account designated by Sellers’ Representative in accordance with the Purchase Agreement in cash equal to the Deferred Closing Adjustment Amount (if any).

Closing

The Closing will take place (i) at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, TX 77002 (or remotely via the electronic exchange of Closing deliveries), commencing at 9:00 a.m. Central time, on the date that is three business days following the date on which the satisfaction or, if permissible, waiver of the last of the conditions set forth in Article VIII of the Purchase Agreement (other than any such conditions that by their terms will not be satisfied until deliveries are made at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing) takes place; provided, however, that if the Marketing Period (as defined in the Purchase Agreement and summarized below) has not ended at the time of satisfaction or waiver of all of the conditions set forth in Article VIII (other than any such conditions that by their terms will not be satisfied until deliveries are made at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the Closing shall occur on the earlier of (A) a date during the Marketing Period specified by Buyer on no less than two business days’ notice to Custom Truck and (B) the second business day after the end of the Marketing Period (subject to in each case, the satisfaction or waiver of all of the conditions set forth in Article VIII of the Purchase Agreement) or (ii) on such other date or at such other time or place as the parties to the Purchase Agreement may mutually agree in writing. The Closing shall be deemed to have been consummated at 12:01 a.m. Central time on the Closing Date, and all actions required to be taken pursuant hereto at the Closing (including the delivery of all Closing deliveries) shall occur and shall be deemed to take place simultaneously.

Nesco is not obligated to close the Acquisition until the lapsing of a period that Nesco may use to complete its debt financing for the Acquisition. Subject to certain exceptions, this period (the “Marketing Period”) is the first period of 17 consecutive business days after the earlier to occur of March 31, 2020 and the date on which audited financial statements for the 2020 fiscal years for both of Nesco and Custom Truck are completed and delivered by the applicable auditors of such Persons and throughout and on the last day of which (a) Buyer has received certain specified information (the “Required Information”), and such Required Information is and remains Compliant (as specified in the Purchase Agreement) and (b) certain conditions of Nesco to consummate the Acquisition (other than the condition that it has obtained the financing) have been satisfied or waived and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied or waived assuming the Closing were to be scheduled for any time during such period.

Representations and Warranties

The Purchase Agreement includes representations and warranties made by (i) Sellers, (ii) Custom Truck, its general partner, and Custom Truck’s subsidiaries (the “Group Companies”) and (iii) the Blocker Companies (together with the Group Companies, the “Acquired Companies”).

In the Purchase Agreement, Sellers have made customary representations and warranties to Buyer that are subject, in some cases, to specified exceptions and qualifications contained in the Purchase Agreement. These representations and warranties relate to, among other things:

•        organization, qualification and good standing;

•        the absence of conflicts with, or violations of, laws, organizational documents or certain material contracts and instruments, in each case as a result of the execution, delivery and performance of the Purchase

Agreement, or the consummation of the transactions contemplated by the Purchase Agreement, except, in certain cases, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as defined in the Purchase Agreement and summarized below) on such Seller;

•        required governmental and regulatory approvals;

•        the due authorization and execution of such Seller and enforceability of the Purchase Agreement and other documents contemplated therein;

•        ownership of the Company Interests;

•        the absence of an agreement with any agent, broker, investment banker or financial advisor; and

•        litigation matters.

In the Purchase Agreement, the Group Companies have made customary representations and warranties to Buyer that are subject, in some cases, to specified exceptions and qualifications contained in the Purchase Agreement. These representations and warranties relate to, among other things:

•        organization, qualification and good standing;

•        the absence of conflicts with, or violations of, laws, organizational documents or certain material contracts and instruments, in each case as a result of the execution, delivery and performance of the Purchase Agreement, or the consummation of the transactions contemplated by the Purchase Agreement, except, in certain circumstances, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as defined in the Purchase Agreement and summarized below) on such Seller;

•        required governmental and regulatory approvals;

•        the Company Interests and the Group Companies;

•        the financial statements of Custom Truck and its subsidiaries;

•        the absence of undisclosed liabilities of the Group Companies;

•        operation of the business in the ordinary course and the absence of certain changes of the business since September 30, 2020 and the absence of a Material Adverse Effect since December 31, 2019;

•        the absence of an agreement with any agent, broker, investment banker or financial advisor;

•        the absence of any proceedings or orders against the Group Companies;

•        environmental matters;

•        Custom Truck’s material contracts;

•        real and personal property;

•        employee matters;

•        tax matters;

•        compliance with applicable laws;

•        affiliate arrangements;

•        insurance;

•        permits;

•        intellectual property and data privacy;

•        Custom Truck’s material customers and suppliers;

•        accounts receivable;

•        the condition of the rental fleet;

•        inventory; and

•        the absence of any untrue statement of material fact or omission of a material fact required to be stated therein or necessary to make the statements in the proxy statement with respect to the Acquired Companies not materially misleading.

In the Purchase Agreement, BlockerCo Sellers have made customary representations and warranties to Buyer that are subject, in some cases, to specified exceptions and qualifications contained in the Purchase Agreement. These representations and warranties relate to, among other things:

•        organization, qualification and good standing;

•        the absence of conflicts with, or violations of, laws, organizational documents or certain material contracts and instruments, in each case as a result of the execution, delivery and performance of the Purchase Agreement, or the consummation of the transactions contemplated by the Purchase Agreement, except, in certain circumstances, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as defined in the Purchase Agreement and summarized below) on such Blocker Company;

•        required governmental and regulatory approvals;

•        the due authorization and execution of such Seller and enforceability of the Purchase Agreement and other documents contemplated therein;

•        the Blocker Companies’ equity interests;

•        the absence of any proceedings or orders against the Blocker Companies; and

•        tax matters.

Certain of the representations and warranties are qualified by knowledge or by a materiality or “Material Adverse Effect” standard. For purposes of the Purchase Agreement, “Material Adverse Effect” means any circumstance, change, fact, event, effect, occurrence or development (collectively, “Acquisition Changes”) that, alone, or together with any other Acquisition Changes, has had a material adverse effect on: (a) with respect to the Acquired Companies, the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Acquired Companies, taken as a whole; (b) with respect to a Seller, the ability of such Seller to consummate the transactions contemplated by the Purchase Agreement or perform its obligations under the agreement or the other Transaction Documents; and (c) with respect to Buyer and Nesco (the “Buyer Parties”), the ability of the Buyer Parties, collectively, to consummate the transactions contemplated by the Purchase Agreement; provided that, in the case of clause (a), Acquisition Changes shall not constitute or be deemed to contribute to a “Material Adverse Effect” or be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent they are:

•        Acquisition Changes generally affecting the industries in which any of the Acquired Companies operate, whether international, national, regional, state, provincial or local (except to the extent such Acquisition Changes have a disproportionate impact on the Acquired Companies);

•        Acquisition Changes in international, national, regional, state, provincial or local markets for or costs of commodities, raw materials or other supplies, products or services used or provided by any of the Acquired Companies, including those due to or arising out of actions by competitors and regulators (except to the extent such Acquisition Changes have a disproportionate impact on the Acquired Companies);

•        Acquisition Changes in general regulatory or global, national or regional political conditions (including any trade disputes, the outbreak or escalation of war (whether or not declared) or acts of terrorism), or in general economic, business, regulatory, political or market conditions, or governmental lockdown, shutdown or slowdown or other governmental intervention, including any worsening thereof, failure to raise the borrowing limit of any governmental authority or the results of any elections for government office or the appointment of any person to any governmental authority (except to the extent such Acquisition Changes have a disproportionate impact on the Acquired Companies);

•        Acquisition Changes relating to disease outbreaks, pandemics, epidemics, public health events or human health crisis (including COVID-19), including resultant actions or inactions that are reasonably prudent or reasonably necessary to mitigate the effects thereof (except to the extent such Acquisition Changes have a disproportionate impact on the Acquired Companies);

•        earthquakes, hurricanes, floods, acts of God or other effects of weather, meteorological events or natural disasters (except to the extent such Acquisition Changes have a disproportionate impact on the Acquired Companies);

•        Acquisition Changes in law or regulatory policy or the interpretation or enforcement thereof (except to the extent such Acquisition Changes have a disproportionate impact on the Acquired Companies);

•        Acquisition Changes or adverse conditions in the currency, financial, banking or securities markets in general, in each case, including any disruption thereof and any decline in the price of any security or any market index, including devaluations of currency or any changes in the exchange rate of any currency as measured against any other currency (except to the extent such Acquisition Changes have a disproportionate impact on the Acquired Companies);

•        the announcement, negotiation, execution or delivery of the Purchase Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of Buyer or any of its Affiliates or any communication by Buyer or any of its Affiliates regarding its plans, proposals or projections with respect to any Acquired Company (including, to the extent resulting therefrom, any impact on the relationship of any Acquired Company, contractual or otherwise, with its customers, suppliers, service providers, contractors, lenders, partners, directors, managers, officers, employees or other agents), provided that the exceptions set forth in this clause shall not apply in connection with any representation or warranty set forth in the Purchase Agreement expressly addressing the execution, announcement, performance or consummation of the Purchase Agreement or the consummation of the transactions contemplated by the Purchase Agreement, or any condition as it relates to any such representation or warranty;

•        Acquisition Changes in the accounting principles generally accepted in the United States (“GAAP”) (except to the extent such Acquisition Changes have a disproportionate impact on the Acquired Companies), or

•        any failure of any Seller or any Acquired Company to meet any projections, forecasts or estimates of revenues, earnings or any other financial performance or results of operations of all or any portion of any Acquired Company (except to the extent such Acquisition Changes have a disproportionate impact on the Acquired Companies) (provided however, that the clause does not exclude any Acquisition Change giving rise to such failure to the extent any such Acquisition Change is not otherwise excluded from clause (a) of the definition of Material Adverse Effect).

Buyer’s representations and warranties under the Purchase Agreement, relate to, among other things:

•        organization, qualification and good standing;

•        the absence of conflicts with, or violations of, laws, organizational documents or certain material contracts and instruments, in each case as a result of the execution, delivery and performance of the Purchase Agreement, or the consummation of the transactions contemplated by the Purchase Agreement, except, in certain circumstances, as would not, individually or in the aggregate, be material to the Buyer Parties (taken as a whole) or materially impair the ability of the Buyer Parties (taken as a whole) to operate in the ordinary course of business or the consummation of the transactions contemplated by the Purchase Agreement and the other agreements named therein;

•        the absence of any proceedings or orders against Buyer;

•        the due authorization and execution of Buyer and enforceability of the Purchase Agreement and other documents contemplated therein;

•        the sufficiency of the proceeds of Buyer’s financing to fund the Acquisition;

•        solvency of Buyer and the Acquired Companies immediately after Closing;

•        acknowledgment that Buyer has relied upon its own investigation of Custom Truck and that there are no representations and warranties other than as contained in the respective articles of the Purchase Agreement;

•        Buyer’s representations and warranties insurance policy;

•        the absence of an agreement with any agent, broker, investment banker or financial advisor;

•        tax matters;

•        Nesco’s shares; and

•        the absence of a Material Adverse Effect on Nesco since December 31, 2019.

Interim Operating Covenants

Prior to the Closing, except as required by applicable law, as Buyer may agree in writing (which consent may not be unreasonably withheld, delayed or conditioned), as expressly permitted or required by any provision of the Purchase Agreement or as set forth in the Custom Truck disclosure schedules, Custom Truck will, and will cause each of its subsidiaries to (i) conduct its operations in the ordinary course of business consistent with past practice and (ii) not take certain actions certain specified actions, including, among other matters:

•        amend, modify or otherwise supplement any existing contract with an affiliate or enter into any new contract with an affiliate;

•        take certain actions with respect to taxes;

•        other than in the ordinary course, purchase or acquire or make any material investment in any Person or business, line of business or any material portion of the assets of any Person or business or line of with a value greater than $1,000,000, in the aggregate;

•        sell, assign, transfer, lease, license, mortgage or otherwise dispose of, or grant or impose any liens (other than permitted liens) on, any assets (other than intellectual property) of the Acquired Companies to any Person (as defined in the Purchase Agreement) (other than in the ordinary course of business among the Acquired Companies) having a value, individually or in the aggregate (with respect to such Person) in excess of $1,000,000, except for (A) sales of obsolete, damaged or broken equipment or (B) sales or leases of the rental fleet, equipment or inventory, in each case, in the ordinary course of business;

•        amend in any material respect any material contract, terminate any material contract, or enter into any agreement which would be required to be disclosed as a material contract under the Purchase Agreement;

•        establish, amend or terminate any benefit plan or any other benefit or compensation plan or increase the salaries, bonuses, benefits or other compensation payable to certain of its employees;

•        sell, lease, license, mortgage or take any other action that would subject to a lien (other than permitted liens) any real property owned by the Acquired Companies as of the Execution Date;

•        incur or guarantee any indebtedness, other than, among other specified matters, borrowings under the Custom Truck Credit Agreement or Floorplan Financing or not in excess of $2,000,000 in the aggregate incurred in the ordinary course of business and disclosed to Buyer at least ten business days prior to the Closing Date;

•        cancel or forgive any indebtedness in excess of $500,000 in the aggregate owed to any Acquired Companies;

•        settle or compromise any litigation in excess of $500,000 in the aggregate or that imposes material restrictions on the Group Companies’ businesses taken as a whole;

•        amend or fail to maintain in full force and effect any material policy of insurance;

•        other than in certain specified circumstances, make or authorize any capital expenditures (other than any unit of rental fleet which is addressed in the next item) in excess of $500,000 in the aggregate;

•        make or authorize any acquisition of any item of rental fleet other than in the ordinary course of business or within certain limits; or

•        authorize, commit to or agree to take any of the foregoing actions.

Access

During the Interim Period (as defined in the Purchase Agreement), Sellers are required to provide Buyer, its affiliates and its and their respective representatives with reasonable access during normal business hours and upon reasonable advance notice to the properties, personnel, books and records of the Acquired Companies as may be reasonably requested by Buyer from time to time for a purpose reasonably related to the consummation of the transactions contemplated by the Purchase Agreement, so long as such access does not unreasonably disrupt the personnel, or unreasonably interfere with the operations, of any Seller or the Acquired Companies. Buyer, its affiliates and its and their respective representatives must use commercially reasonable efforts to conduct all communications with personnel and all on-site investigations in an expeditious manner. However, Sellers are not required to provide such access to the extent that it (i) would reasonably be expected to jeopardize any attorney-client, attorney work-product protection or other legal privilege, (ii) would reasonably be expected to contravene any applicable law or permit of any Seller or any Acquired Company, (iii) is pertinent to any litigation in which any Seller or any of their affiliates, on the one hand, and Buyer or any of its affiliates, on the other hand, are adverse parties (without limiting any rights of any party to such litigation to discovery in connection therewith), or (iv) relates to any bids or offers received by any Seller, any of their affiliates or any of its or their respective representatives in connection with the sale process for the transaction; provided, that, in the event that the foregoing restrictions apply, Sellers’ Representative must provide or cause to be provided to Buyer a reasonably detailed description of the information not provided (in the case of clauses (i) or (ii)).

Regulatory Approvals

The parties to the Purchase Agreement and their respective Affiliates are required to (i) request expedited treatment of any filings with (including early termination of any applicable waiting periods under the HSR Act), if available, (ii) use reasonable best efforts to promptly make any subsequent amended or supplemental filings or other submissions to and (iii) use reasonable best efforts to respond promptly to any reasonable requests for information and documents and other inquiries from, all governmental authorities, and cooperate with one another in the preparation and review of such filings and other submissions, in each case, in such manner as is necessary and advisable to consummate, as soon as practicable, the transactions contemplated by the Purchase Agreement. In addition, each party is required to use reasonable best efforts not to (and shall cause their respective subsidiaries to use reasonable best efforts not to) acquire (or agree to acquire) any business that would reasonably be expected to prevent, materially delay or otherwise adversely affect any consent required to be obtained from any governmental authority under the HSR Act or any other antitrust law in connection with the transactions contemplated by the Purchase Agreement; provided, however, that Buyer and its subsidiaries will not be required to dispose, or cause to be disposed, of assets that would (if not disposed), in the aggregate, represent more than $25,000,000 in fair market value of the combined assets of Nesco and the Acquired Companies immediately following the Closing.

Letter of Credit and Guaranties

Buyer is required to procure the release of Sellers and their applicable affiliates from certain specified credit support obligations in support of the Acquired Companies and procure substitute arrangements if required by the beneficiary thereof.

Affiliate Contracts

Other than with respect to certain specified contracts, Sellers are required to cause all affiliate contracts (i.e., contracts between the Acquired Companies, on the one hand, and Sellers and their affiliates, on the other hand) with no further liability to Buyer or any of the Acquired Companies from and after the Closing.

D&O Indemnified Parties

Pursuant to the Purchase Agreement, from and after the Closing Date until the sixth anniversary thereof, the Acquired Companies are required to maintain the provisions with respect to indemnification, expense advancement and exculpation of the current and former directors, managers and officers of the Acquired Companies as set forth in the organizational documents of the Acquired Companies, and any claims for indemnification, advancement of expenses or exculpation pursuant to such organizational documents received before the sixth anniversary of the Closing Date will survive until such claims have been finally adjudicated, settled or otherwise resolved. In addition, during such period, the Acquired Companies are required to maintain in effect directors’ and officers’ liability insurance or a tail insurance policy at substantially the same level and scope of coverage as provided by the directors’ and officers’ liability insurance policy of the Acquired Companies as of the signing of the Purchase Agreement with respect to claims arising from facts or events that occurred on or before the Closing; provided, however, that the Acquired Companies are not required to obtain coverage to the extent the cost of such coverage would exceed 250% of the annual premiums paid as of the signing date of the Purchase Agreement by the Acquired Companies.

Financing

Under the Purchase Agreement, Buyer is obligated to use its reasonable best efforts to arrange its debt and equity financing on the terms and conditions described in the Debt Commitment Letter and Investment Agreement. If any portion of the debt financing becomes unavailable on the terms and conditions set forth in the debt commitment letter, Buyer is obligated to use commercially reasonable efforts to obtain substitute debt financing from alternative sources on terms and conditions that are no less favorable to Buyer than those set forth in the Debt Commitment Letter or are otherwise acceptable to Buyer and sufficient to consummate the transactions contemplated by the Purchase Agreement, in each case so long as such terms and conditions do not materially delay or impact the funding of the debt financing, materially and adversely impact the ability of Buyer to enforce the its rights against the sources of the debt financing or add new or modify any existing conditions to the debt financing in a manner that would reasonably be expected to prevent, imped or materially delay the consummation of the transactions contemplated by the Purchase Agreement.

Subject to certain exceptions, on or prior to the Closing, Sellers are required to cause the Acquired Companies to use reasonable best efforts to provide, and to cause its representatives to, provide customary cooperation and information reasonably requested by Buyer in connection with the arrangement of the debt financing and the Supplemental Equity Financing by Nesco, or any permitted replacement, amended, modified or alternative debt financing. Buyer has agreed to reimburse the Sellers and their affiliates (including the Acquired Companies) for all reasonable and documented out-of-pocket costs incurred by them and their representatives in connection with such cooperation, and, if the financing is consummated, to indemnify them against losses incurred in connection with the financing (other than with respect to willful misconduct or gross negligence of Sellers, their Affiliates or their respective representatives or information provided for the express purpose of the financing).

Pre-Closing Reorganization

Prior to the Closing, BlockerCo Sellers will cause certain reorganization steps to be completed. Sellers’ Representative is required to keep Buyer informed of the status of such reorganization steps, and to provide Buyer with a reasonable opportunity to review and comment on the documents to effect such steps (and consider in good faith Buyer’s comments thereon). Sellers are to bear all costs and expenses of such reorganization and ensure that such reorganization is effected without any continuing liability or obligations (including in respect of taxes) to Buyer or its affiliates, including the Acquired Companies, after the Closing.

Drag-Along Notice

The Sellers that are affiliates of Blackstone are required to take all action reasonably necessary to enforce their drag-along rights under the Custom Truck limited partnership agreement. Such actions include obtaining joinders from (or having Custom Truck’s general partner execute joinders on behalf of) any Custom Truck Seller who did not execute the Purchase Agreement.

Exclusivity

Sellers are required to and to cause their affiliates to cease and terminate any existing activities, including discussions or negotiations, with any person (other than Buyer and its affiliates) regarding any acquisition proposal for Custom Truck. In furtherance of the foregoing, Sellers, their affiliates and their respective representatives are not permitted to directly or indirectly solicit, initiate or knowingly facilitate the submission of any acquisition proposal for Custom Truck or enter into any agreement with respect to any such proposal. Sellers are also required to promptly notify Buyer of any such proposal received by or on behalf of any Seller or Acquired Company.

Restrictive Covenants

Subject to certain exceptions, the Sellers will be subject to two-year non-solicitation and non-hire restrictions with respect to certain employees of the Acquired Companies. In addition, certain Sellers will also be prohibited from soliciting or encouraging customers, suppliers or other business relations of the Acquired Companies to cease doing business or otherwise adversely alter their relationship with Buyer, the Acquired Companies or any of their subsidiaries for two years after the Closing, and, subject to certain exceptions, from engaging in any activity in competition with the Acquired Companies for three years after the Closing.

Other Covenants and Agreements

Under the Purchase Agreement, the Sellers and Buyer have made certain other covenants to and agreements with each other regarding various other matters, including:

•        confidentiality obligations from and after the date of the Purchase Agreement through the date that is three years after the Closing;

•        access by Sellers to the books and records of the Acquired Companies after the Closing;

•        public statements and disclosure concerning the Purchase Agreement and the transactions contemplated by the Agreement;

•        the issuance of the representations and warranties insurance policy for the transactions contemplated by the Purchase Agreement;

•        the obtaining of waivers and equity holder approval with respect to any payments or benefits that would constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code; and

•        compliance with the applicable requirements of the New Jersey Industrial Site Recovery Act with respect to specified leased real property located in Cinnaminson, New Jersey.

Conditions to the Closing

Conditions to All Parties’ Obligations

The obligation of each party to the Purchase Agreement to consummate the transactions contemplated thereby is subject to the satisfaction or, if permissible, waiver of the following conditions as of the Closing:

•        no governmental authority having issued, enacted, entered, promulgated or enforced any final non-appealable law or order, that has not been vacated, withdrawn or overturned restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Purchase Agreement; and

•        all applicable waiting periods (and any extensions thereof) under the HSR Act having expired or been terminated.

Conditions to Buyer’s Obligations

The obligation of Buyer to consummate the transactions contemplated by the Purchase Agreement is subject to the satisfaction or, if permissible, waiver of the following conditions as of the Closing:

•        (i) the representations of Sellers with respect to organization and authority, execution, delivery and enforceability of the Purchase Agreement, ownership of the equity interests in the Acquired Companies, the absence of agent, broker, investment banker, financial advisor or other finder’s or similar fees, capitalization of the Acquired Companies and the absence of obligations with respect to the issuance, sale, pledging, transfer, redemption or other acquisition or disposal of equity interests in the Acquired Companies must true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date; (ii) the representations and warranties regarding the nature of the Blocker Companies (disregarding all qualifications as to “materiality,” “Material Adverse Effect” or similar qualifications) must be true and correct in all material respects as of the Closing Date; (iii) the representation and warranty that there has been no material adverse effect on the Acquired Companies or the Sellers’ ability to consummate the transactions contemplated by the Purchase Agreement since December 31, 2019 must be true and correct in all respects as of the Closing Date; and (iv) all other representations and warranties of the Sellers and Custom Truck must be true and correct as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on such date (disregarding all qualifications as to “materiality,” “Material Adverse Effect” or similar qualifications), except where the failure of such representations and warranties to be true and correct, would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the Acquired Companies or the Sellers’ ability to consummate the transactions contemplated by the Purchase Agreement;

•        each Seller having complied with and performed in all material respects all of the covenants and agreements under the Purchase Agreement required to be complied with or performed by them at or prior to the Closing;

•        each Seller having delivered or caused to be delivered to Buyer all of the items required to be delivered at or prior to the Closing under the Purchase Agreement;

•        no effect, event, development or change shall have occurred or arisen since the date of the Purchase Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Acquired Companies;

•        the contemplated pre-Closing reorganization must have occurred;

•        Buyer having received joinders to the Purchase Agreement executed by each Seller who did not execute the Purchase Agreement at the time of its signing or by the Custom Truck general partner on behalf of any such Seller;

•        Buyer having either received all consents or waivers necessary under (or otherwise amended or refinanced) the Floorplan Financing Facilities of the Acquired Companies such that the parties thereto do not have any continuing right to consent to the Purchase Agreement or the transactions contemplated thereby or to terminate or amend or modify the Floorplan Financing Facilities or any terms thereof as a result of the Purchase Agreement or the transactions contemplated hereby, which consents or replacement financing, as applicable, shall be in form and substance reasonably satisfactory to Buyer; and

•        Buyer having obtained the debt financing described in the Debt Commitment Letter and Platinum’s investment under the Investment Agreement, each on the terms set forth therein in an amount that (together with the net proceeds Nesco may have obtained from the Subscription and the Supplemental Equity Financing) is sufficient to satisfy Buyer’s obligations to pay the purchase price under the Purchase Agreement and all expenses and payments required to be made by Buyer thereunder.

Conditions to Sellers’ Obligations

The obligation of Sellers to consummate the transactions contemplated by the Purchase Agreement is subject to the satisfaction or, if permissible, waiver of the following conditions as of the Closing:

•        (i) the representations of Buyer with respect to the organization and authority of Nesco and Buyer, the absence of proceedings or orders that have or reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by the Purchase Agreement, execution, delivery and enforceability of the Purchase Agreement, the sufficiency of Buyer’s contemplated financing to satisfy Buyer’s obligations to pay the purchase price under the Purchase Agreement and all expenses and payments required to be made by Buyer thereunder, the absence of additional arrangements between

Nesco, Buyer and Platinum or their respective affiliates that would reasonably be expected to adversely affect the transactions contemplated by the Purchase Agreement, the Investment Agreement or the Rollover Agreements, the solvency of Buyer, and the due authorization of the Nesco shares to be issued pursuant to the Rollover Agreements must be true and correct in all material respects as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date); (ii) the representation and warranty that there has been no material adverse effect on the ability of Nesco and Buyer to perform their obligations under the Purchase Agreement since December 31, 2019 must be true and correct in all respects as of the closing date; and (iii) the other representations and warranties of Buyer in the Purchase Agreement must be true and correct as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on such date (disregarding all qualifications as to “materiality,” “Material Adverse Effect” or similar qualifications), except where the failure of such representations and warranties to be true and correct as of such date, would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect with respect to Nesco and Buyer, taken as a whole;

•        each of Buyer and Nesco having complied in all material respects with all of the covenants and agreements in the Purchase Agreement required to be complied with by it at or prior to the Closing;

•        the shares of Nesco common stock issuable pursuant to the Rollover Agreements must be approved for listing on the NYSE, subject only to official notice of issuance thereof; and

•        Buyer having delivered or caused to be delivered to Sellers or Sellers’ Representative the items required to be delivered at or prior to the Closing under the Purchase Agreement.

Survival and Remedies

The representations and warranties in the Purchase Agreement do not survive closing, pre-closing covenants survive for nine months after closing, and post-closing covenants survive until performed. Buyer and its representatives are indemnified (i) out of a $10 million escrow fund for breaches of Sellers’ covenants, (ii) out of a $8.5 million escrow fund with respect to pre-closing federal excise taxes and certain other indemnified tax matters and (iii) out of the combined $18.5 million of the foregoing escrow funds for losses incurred in connection with the exercise of drag rights by Sellers affiliated with Blackstone.

Termination of the Purchase Agreement

The Purchase Agreement may be terminated at any time prior to the Closing as follows:

•        by mutual written consent of Buyer and Sellers’ Representative;

•        by Buyer or Sellers’ Representative (in each case, so long as the terminating party’s breach of the Purchase Agreement has not been primary cause of the failure of the Closing to occur), by written notice to the other party, if the Closing has not occurred on or prior to June 3, 2021, unless extended by written agreement of Buyer and Sellers’ Representative (the “Termination Date”); provided, that if the Marketing Period has not begun by such date, then Buyer may elect to extend the Termination Date to the last day of the Marketing Period;

•        by Buyer or Sellers’ Representative (in each case, so long as the terminating party’s breach of the Purchase Agreement has not been primary cause of the termination of the Investment Agreement), by written notice to the other Party, upon the termination of the Investment Agreement in accordance with its terms;

•        by Buyer or Sellers’ Representative, by written notice to the other Party, if any governmental authority has issued, enacted, entered, promulgated or enforced any law or order that is final, non-appealable, and has not been vacated, withdrawn or overturned restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Purchase Agreement;

•        by Buyer (so long as it is not in breach of the Purchase Agreement such that Sellers’ conditions to Closing would not be satisfied), by written notice to Sellers’ Representative, if Sellers are in breach of any representation, warranty or covenant under the Purchase Agreement such that a condition to Buyer’s obligation to close would not be satisfied, and such breach is not curable or is not cured by the earlier of 30 days after written notice thereof or two business days prior to the Termination Date;

•        by Sellers’ Representative (so long as it is not in breach of the Purchase Agreement such that Buyer’s conditions to Closing would not be satisfied), by written notice to Buyer, if Buyer is in breach of any representation, warranty or covenant under the Purchase Agreement such that a condition to Sellers’ obligation to close would not be satisfied, and such breach is not curable or is not cured by the earlier of 30 days after written notice thereof or two business days prior to the Termination Date;

•        by Sellers’ Representative, by written notice to Buyer, if there has been a breach by Platinum of its covenants under the Investment Agreement that results in the failure of Nesco stockholder approval to be obtained or applicable antitrust waiting periods to be terminated, or Nesco’s closing conditions under the Investment Agreement to be satisfied, and, in each case, such breach is not curable or is not cured by the earlier of 30 days after written notice thereof or two business days prior to the Termination Date;

•        by Sellers’ Representative, by written notice to Buyer, if (i) the Marketing Period has ended and the conditions to Buyer’s obligations to close have been satisfied (other than the condition for receipt of Buyer’s financing and those conditions that by their terms are to be satisfied by deliveries made at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur), (ii) the conditions under Buyer’s Debt Commitment Letter have been satisfied, (iii) Sellers’ Representative delivers to Buyer an irrevocable written notice on or after the date that the Closing is required to occur under the Purchase Agreement acknowledging and agreeing that all conditions to Buyer’s obligations under the Purchase Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied by deliveries made at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur) and Sellers are ready, willing and able to proceed with Closing in accordance with the Purchase Agreement and (iv) by the end of the earlier to occur of (A) the fourth business day after Sellers’ Representative’s delivery of such notice to Buyer and (B) the business day immediately preceding the Termination Date, Buyer fails to deliver the payments required to be made by Buyer under the Purchase Agreement to consummate the Closing as a result of a breach of Platinum’s funding obligations under the Investment Agreement (and neither the Sellers’ Representative nor any of the Sellers caused the failure of Buyer to consummate the Closing on a date prior to such termination of the Purchase Agreement); or

•        by Sellers’ Representative, by written notice to Buyer, if the Purchase Agreement cannot be terminated pursuant to the immediately preceding bullet and (i) the Marketing Period has ended and the conditions to Buyer’s obligations under the Purchase Agreement are satisfied or waived (other than the condition for receipt of Buyer’s financing and those conditions that by their terms are to be satisfied by deliveries made at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur), (ii) the conditions under Buyer’s Debt Commitment Letter have been satisfied, (iii) Sellers’ Representative delivers to Buyer an irrevocable written notice on or after the date that the Closing is required to occur under the Purchase Agreement acknowledging and agreeing that all conditions to Buyer’s obligations under the Purchase Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied by deliveries made at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur) and Sellers are ready, willing and able to proceed with Closing in accordance with the Purchase Agreement and (iv) by the end of the earlier of (A) the fourth business day after Sellers’ Representative’s delivery of such notice to Buyer and (B) the business day immediately preceding the Termination Date, Buyer fails to deliver the payments required to be made by Buyer under the Purchase Agreement to consummate the Closing as a result of a breach of the Buyer’s debt financing sources’ obligations under Buyers’ Debt Commitment Letter (and neither the Sellers’ Representative nor any of the Sellers did, in fact, prevent Buyer from consummating the Closing on a subsequent date prior to such termination of the Purchase Agreement).

Effect of Termination

If the Purchase Agreement is terminated by Buyer or Sellers’ Representative, there will be no liability on the part of any party or any other person in respect of the Purchase Agreement, except that no party shall be relieved from liability for any breach of the Purchase Agreement prior to such termination (but subject to the conditions and limitations with respect to the termination fees described below), and the following provisions will survive such termination:

•        the parties’ obligations with respect to access to the to the properties, personnel, books and records of the Acquired Companies during the Interim Period;

•        the confidentiality obligations of the parties under the Purchase Agreement or the applicable confidentiality and clean team agreements;

•        Buyer’s obligation to indemnify Sellers and their affiliates from and against losses suffered in connection with Buyer’s financing, and Buyer’s obligation to reimburse their reasonable and documented out-of-pocket costs in connection therewith; and

•        the terms of the miscellaneous provisions.

Expenses; Termination Fees

Unless otherwise expressly provided for in the Purchase Agreement, each party to the Purchase Agreement is required to pay, without right of reimbursement or offset from any other party, all costs and expenses incurred by it or any of its affiliates in connection with the negotiation, preparation, execution and delivery of the Purchase Agreement and the consummation of the transactions contemplated thereby, whether or not such transactions are consummated.

If Sellers’ Representative terminates the Purchase Agreement as described in the sixth bullet or the ninth bullet in the section entitled “— Termination of the Purchase Agreement” above, Nesco has agreed to pay to Sellers’ Representative for the benefit of the Sellers a termination fee equal to $10,000,000, in each case, within three business days following the date of termination.

Platinum has agreed to pay to Sellers’ Representative for the benefit of the Sellers the following termination fees under the Purchase Agreement (in each case, within three business days following the date of termination):

•        if Sellers’ Representative terminates the Purchase Agreement as described in the seventh bullet in the section entitled “— Termination of the Purchase Agreement” above, $44,250,000, unless such termination is on the basis of Platinum’s failure to use requisite efforts under the Investment Agreement to cooperate with Nesco’s financing of the transactions contemplated thereby, in which case the termination fee payable by Platinum will be $10,000,000;

•        if Sellers’ Representative terminates the Purchase Agreement as described in the eighth bullet in the section entitled “— Termination of the Purchase Agreement” above, $88,500,000; and

•        if Sellers’ Representative terminates the Purchase Agreement as described in the ninth bullet in the section entitled “— Termination of the Purchase Agreement” above, $34,250,000.

If the Purchase Agreement is terminated as described in the section entitled “— Termination of the Purchase Agreement” above, the termination fees described above in this section will be the sole and exclusive remedy of Sellers and their affiliates against Platinum, Nesco, Buyer, their respective affiliates, Buyer’s debt financing sources and their respective representatives for any losses or liabilities suffered as a result of the failure of the Closing under the Purchase Agreement or otherwise for any breach or failure to perform under the Purchase Agreement, the Investment Agreement, the guaranty provided by Platinum Fund V or the financing agreements. In no event are Sellers permitted to obtain any recovery or judgment in excess of the termination fees specified above. Notwithstanding the foregoing, Sellers are entitled to seek specific performance of the Purchase Agreement, subject to the limitations on specific performance described in the section entitled “— Miscellaneous — Specific Performance” below.

Miscellaneous

Specific Performance

The parties are entitled to seek an injunction, specific performance and other equitable relief and to enforce specifically the provisions of the Purchase Agreement to prevent non-performance or other breach or threatened breach, in each case, prior to the termination of the Purchase Agreement. However, Sellers are not entitled to seek specific performance to cause the equity financing under the Investment Agreement to be funded or to cause Buyer to effect the Closing of the transactions contemplated by the Purchase Agreement unless (i) each of the conditions to Buyer’s obligations to close under the Purchase Agreement have been and remain satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur) at the time when the Closing would have been required to occur but for the failure of the equity financing to be funded, (ii) Buyer fails to consummate the Closing on the date that the Closing is required to occur under the Purchase Agreement, (iii) the proceeds of the debt financing contemplated by Buyer’s Debt Commitment Letter (or Buyer’s substitute financing) has been funded in accordance with the terms thereof or would be funded in accordance with the terms thereof at the Closing if the equity financing is funded at the closing, and (iv) Sellers’ Representative delivers to Buyer an irrevocable written notice on or after the date that the Closing is required to occur pursuant to the Purchase Agreement that the conditions to Buyer’s obligations to close under the Purchase Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur) and, if the equity financing and Buyer’s debt financing are funded, Sellers are ready, willing and able to proceed with Closing in accordance with the Purchase Agreement. In no event are Sellers permitted to obtain both specific performance to require Buyer to consummate the Closing under the Purchase Agreement and payment of the termination fees described in the section entitled “— Expenses; Termination Fees” above.

Amendment of the Purchase Agreement

The Purchase Agreement may be amended by the parties at any time only in a writing signed by Buyer and Sellers’ Representative, subject to certain provisions the amendment of which requires the consent of Buyer’s debt financing sources or Platinum as the case may be.

Governing Law; Consent to Jurisdiction and Service of Process; Waiver of Jury Trial

The Purchase Agreement is governed by Delaware law. Each of the parties has irrevocably submitted to the exclusive jurisdiction of the state courts of the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware (and, in each case, any applicable appellate courts therefrom) for purposes of any proceeding directly or indirectly arising out of or related in any way to the Purchase Agreement or the transactions contemplated thereby, and the interpretation and enforcement of the rights and duties of the parties under the Purchase Agreement (and agrees not to commence or support any person in any such proceeding relating thereto except in such courts). In addition, each of the parties to the Purchase Agreement has irrevocably and unconditionally waived any right it may have to a trial by jury in respect of any proceeding directly or indirectly arising out of or related in any way to the Purchase Agreement, Buyer’s debt financing or the transactions contemplated by the Purchase Agreement.

Rollover Agreements

Concurrently with the execution of the Purchase Agreement, each of the Sellers under the Purchase Agreement affiliated with Blackstone and Fred Ross agreed to contribute a portion of their respective equity interests in Custom Truck and the Blocker Companies, as applicable, with an aggregate value of up to $100,000,000 in exchange for shares of Nesco common stock issued at a price of $5.00 per share, in lieu of receiving cash for such equity interests under the Purchase Agreement. Such contributions will take place immediately prior to the Closing of the transactions contemplated by the Purchase Agreement. The rollover commitment of the Blackstone-affiliated Sellers comprises $90,000,000 of such $100,000,000 aggregate amount, and is subject to reduction to the extent additional Sellers elect to similarly contribute their equity interests in Custom Truck in exchange for shares of Nesco common stock (which would also be issued at a price of $5 per share). However, in no event will any such reduction in the rollover commitment of the Blackstone-affiliated Sellers result in an aggregate rollover commitment across all Sellers that does not equal $100,000,000 without Buyer’s consent. If the Purchase Agreement is terminated, the rollover agreements will also terminate and not be of any further or force or effect, and no party thereunder will have any further liability or obligation (except with respect to willful breach prior to such termination). If the contributions under the rollover agreements occur prior to the termination of the Purchase Agreement and the Purchase Agreement is subsequently terminated, then the contributed Custom Truck or Blocker Company interests will be returned to the applicable Sellers and the shares of Nesco common stock issued to such Sellers will be returned to Nesco.

Common Stock Purchase Agreement

The following describes certain provisions of the Investment Agreement, which is attached as Annex D to this proxy statement and which is incorporated by reference herein. The descriptions in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the Investment Agreement. This summary does not purport to be complete and may not contain all of the information about the Investment Agreement that is important to you. You should carefully read the Investment Agreement in its entirety before making any decisions regarding the transaction because it, along with the Purchase Agreement, are the principal documents governing the transaction.

The Investment Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Investment Agreement and are not intended to provide any factual information about Nesco or Platinum or to modify or supplement any factual disclosures about Nesco or Platinum contained in this proxy statement or in Nesco’s public reports filed with the SEC. In particular, the Investment Agreement and this summary are not intended to be, and should not be relied upon as, disclosures regarding the actual state of any facts and circumstances relating to Nesco or Platinum. The Investment Agreement contains representations and warranties by and covenants of Nesco or Platinum that were made only for purposes of the Investment Agreement and as of specified dates. The representations, warranties and covenants in the Investment Agreement were made solely for the benefit of the parties to the Investment Agreement, were qualified and subject to important limitations in connection with negotiating the terms of the Investment Agreement (including by being qualified by confidential disclosure schedules exchanged between the parties to the Investment Agreement) and may be subject to a contractual standard of materiality which may differ from what may be viewed as material by investors. In particular, in your review of the representations and warranties contained in the Investment Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the Investment Agreement may have the right not to close the transaction if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Investment Agreement, rather than establishing matters as facts. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Investment Agreement.

Sale and Purchase of the Shares

The Investment Agreement provides for the issuance and sale (the “Subscription”) to Platinum of (i) common stock, for an aggregate purchase price in the range of $700 million to $763 million, with the specific amount to be calculated in accordance with the Investment Agreement based upon the total equity funding required to fund the consideration to be paid pursuant to the terms of the Purchase Agreement, and (ii) additional shares of common stock for an aggregate purchase price of not more than $100 million, if necessary, in connection with the Supplemental Equity Financing (as described below). The shares of common stock issued and sold to Platinum will have a purchase price of $5.00 per share. Promptly following the execution of the Investment Agreement and subject to the terms thereof, Nesco agreed to use its reasonable best efforts to sell shares of common stock in (i) a private placement, (ii) a registered public offering and/or (iii) a rights offering to its stockholders, in each case for the aggregate amount of up to $200 million and expects to satisfy such obligation by closing the Supplemental Equity Financing. The proceeds of the Subscription and the Supplemental Equity Financing will be used to pay a portion of the purchase price in the acquisition and other fees and expenses. To the extent the proceeds of the Subscription, the Supplemental Equity Financing and the Debt Financing exceed the amount required to pay the purchase price, fees and expenses related to the Transaction and indebtedness required to be discharged in connection therewith, the amount of any Debt Financing will be correspondingly reduced. In the event that at any time during the one year period following the Closing Date, Nesco’s representation and warranty regarding capitalization is determined not to have been true as of December 3, 2020, or it is determined that during the period between signing of the Investment Agreement and Closing Nesco issued equity interests in violation of certain provisions of the Investment Agreement, Nesco will issue to Platinum, at no cost to Platinum, an additional number of shares of common stock such that Platinum is issued, in the aggregate with the shares issued to Platinum at the Closing, the same percentage of shares of common stock, calculated on a fully diluted basis.

Representations and Warranties

Nesco, on the one hand, and Platinum, on the other hand, have each made representations and warranties to each other in the Investment Agreement. The representations and warranties referenced below and included in the Investment Agreement were made only for purposes of the Investment Agreement and as of specific dates, were solely for the benefit of the parties to the Investment Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to Nesco stockholders and may be subject to limitations agreed upon by the parties, including being qualified by disclosures filed with or furnished to the SEC and confidential disclosures made by Nesco to Platinum in the disclosure schedules delivered Nesco in connection with the Investment Agreement (which we refer to as the “Nesco Investment Agreement disclosure schedules”). The representations and warranties contained in the Investment Agreement should not be relied upon as characterizations of the actual state of facts or conditions of Nesco, Platinum or any of their respective subsidiaries, affiliates or businesses. The representations and warranties of each of the parties to the Investment Agreement will expire at the effective time.

Each of Nesco and Platinum made customary representations and warranties in the Investment Agreement, in each case, subject to customary qualifications and limitations, including representations and warranties relating to the following:

•        organization, qualification and good standing;

•        the absence of conflicts with, or violations of, laws, organizational documents or certain material contracts and instruments, in each case as a result of the execution, delivery and performance of the Investment Agreement, or the consummation of the transactions contemplated by the Investment Agreement;

•        required governmental and regulatory approvals;

•        authority to enter into, and consummate the transactions contemplated by the Investment Agreement;

in the case of Nesco, matters related to Nesco’s business, including:

•        capital structure;

•        Nesco’s SEC filings since July 31, 2019 and financial statements;

•        the absence of undisclosed liabilities;

•        the absence of any material adverse effect and certain other changes or events since December 31, 2019;

•        the absence of pending or threatened litigation or outstanding orders;

•        environmental matters;

•        material contracts and permits;

•        owned and leased real property;

•        labor and employee benefits matters;

•        compliance with laws, including anti-corruption laws and sanctions and export control laws;

•        intellectual property;

•        affiliate arrangements;

•        the absence of undisclosed broker’s, finder’s or investment banker’s fees;

•        customary securities law matters regarding the Subscription, including the shares of common stock to be issued in Subscription;

•        the debt financing commitment letter and the debt financing; and

•        the vote of holders of Nesco common stock required to approve the Subscription.

In the case of Platinum, matters related to Platinum’s business, including:

•        Platinum’s “accredited investor” status; and

•        Platinum’s financial capability to consummate the Subscription, including the equity financing commitment letter provided by Platinum Fund V.

Some of Nesco’s representations and warranties are qualified by the concept of a “material adverse effect.” Under the terms of the Investment Agreement, a material adverse effect means any circumstance, change, fact, event, effect, action, omission, occurrence, development or circumstance (each of which, we refer to as an “Investment

Change”) that, alone, or together with any other Investment Changes, has had or would reasonably be expected to (a) have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), or results of operations of Nesco, Custom Truck and their respective subsidiaries, taken as a whole or (b) materially impair or materially delay the ability of Nesco to perform its obligations under the Investment Agreement or to consummate the transaction. However, none of the following, and no effect to the extent arising out of or resulting from the following, will constitute or be taken into account in determining whether there has been a material adverse effect:

•        Investment Changes generally affecting the industries in which Nesco or any of its subsidiaries and Custom Truck and any of its subsidiaries operate, whether international, national, regional, state, provincial or local;

•        Investment Changes in international, national, regional, state, provincial or local markets for or costs of commodities, raw materials or other supplies, products or services used or provided by Nesco or any of its subsidiaries and Custom Truck and any of its subsidiaries, including those due to or arising out of actions by competitors and regulators;

•        Investment Changes in general regulatory or global, national or regional political conditions (including any trade disputes, the outbreak or escalation of war (whether or not declared) or acts of terrorism), or in general economic, business, regulatory, political or market conditions, or governmental lockdown, shutdown or slowdown or other governmental intervention, including any worsening thereof, failure to raise the borrowing limit of any governmental authority or the results of any elections for government office or the appointment of any person to any governmental authority;

•        Investment Changes relating to disease outbreaks, pandemics, epidemics, public health events or human health crisis (including COVID-19), including resultant actions or inactions (i) that are reasonably prudent or reasonably necessary to mitigate the effects thereof or (ii) otherwise taken by any third party, including any governmental authority,

•        Investment Changes relating to earthquakes, hurricanes, floods, acts of God or other effects of weather, meteorological events or natural disasters;

•        Investment Changes in law or regulatory policy or the interpretation or enforcement thereof;

•        Investment Changes or adverse conditions in the currency, financial, banking or securities markets in general, in each case, including any disruption thereof and any decline in the price of any security or any market index, including devaluations of currency or any changes in the exchange rate of any currency as measured against any other currency;

•        Investment Changes relating to the announcement, negotiation, execution or delivery of the Investment Agreement or the pendency or consummation of the transactions contemplated thereby, including the identity of Platinum or any of its affiliates or any communication by Platinum or any of its affiliates regarding its plans, proposals or projections with respect to Nesco or any of its subsidiaries (including, to the extent resulting therefrom, any impact on the relationship of Nesco or any of its subsidiaries, contractual or otherwise, with its customers, suppliers, service providers, contractors, lenders, partners, directors, managers, officers, employees or other agents), provided that the exceptions set forth herein shall not apply in connection with any representation or warranty set forth in the Investment Agreement expressly addressing the execution, announcement, performance or consummation of the Investment Agreement or the consummation of the transactions contemplated by the Investment Agreement, or any condition as it relates to any such representation or warranty;

•        Investment Changes in GAAP;

•        any failure of Nesco or any of its subsidiaries to meet any projections, forecasts or estimates of revenues, earnings or any other financial performance or results of operations of all or any portion of Nesco or any of its subsidiaries (it being understood that this shall not exclude any Investment Change giving rise to such failure to the extent any such Investment Change is not otherwise excluded from the definition of “material adverse effect” contained in the Investment Agreement and applying to Nesco).

However, with respect to the exceptions described in the first, second, third, fourth, fifth, sixth, seventh, ninth and tenth bullets above, any Investment Change shall be taken into account to the extent such Investment Change has a disproportionate impact (but solely to the extent of such disproportionate impact) on Nesco or any of its subsidiaries and Custom Truck or any of its subsidiaries relative to other participants (x) located in the geographic locations and (y) in the industries, businesses, or markets, in each case, in which Nesco or any of its subsidiaries and Custom Truck or any of its subsidiaries conduct business.

Except with respect to claims for fraud by a party to the Investment Agreement in making a representation and warranty contained therein, the representations and warranties of the parties pursuant to the Investment Agreement shall not survive the Closing.

Conditions to the Subscription

Conditions to Each Party’s Obligations

Nesco’s and Platinum’s respective obligations to effect the investment are subject to the satisfaction (or, to the extent permitted by applicable law, mutual waiver by Nesco and Platinum) of the following conditions:

•        no suspension of trading in Nesco’s common stock by the SEC or NYSE shall be in effect;

•        no governmental authority of competent jurisdiction having issued or entered any order that is in effect and renders the investment illegal or prohibits, enjoins or otherwise prevents the transactions;

•        the closing of the other components of the transaction substantially simultaneously with the Closing;

•        Nesco having received Nesco stockholder approval and the filing of the Proposed Charter with the Delaware Secretary of State; and

•        any applicable waiting period (or any extensions thereof) applicable to the investment under the HSR Act having expired or terminated.

Conditions to Nesco’s Obligations

•        The obligations of Nesco to effect the investment are also subject to the satisfaction or waiver by Nesco at or prior to the effective time of the following additional conditions:

•        each of the representations and warranties of Platinum contained in the Investment Agreement being true and correct in all respects as of the date of the Investment Agreement and as of the effective time as though made on and as of the effective time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period), except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to materially impair or materially delay the ability of Platinum to perform its obligations under the Investment Agreement; and

•        Platinum having performed or complied in all material respects with all agreements and covenants as required by the Investment Agreement at or prior to the effective time.

Conditions to Platinum’s Obligations

The obligations of Platinum to effect the investment are also subject to the satisfaction or waiver by Platinum at or prior to the effective time of the following additional conditions:

•        each of Nesco’s representations and warranties contained in the Investment Agreement related to (i) the organization, qualification to do business and good standing of Nesco; (ii) Nesco’s authority to enter into, and, subject to Nesco’s stockholder approval, consummate the transactions contemplated by the Investment Agreement; (iii) the absence of conflicts with, or violations of the organizational documents; (iv) the stockholders agreements, Voting Agreement and registration rights agreements of Nesco and its subsidiaries; (v) the absence of financial advisor’s, broker’s, finder’s or investment banker’s fees, other than those payable to J.P. Morgan, in connection with the transactions contemplated by the Investment Agreement; and (vi) the due authorization and the lack of preemptive rights, rights of first refusal and similar arrangements with respect to the shares being issued pursuant to the Subscription, being true and correct in all material respects as of the effective time as though made on and as of the effective time (except to the extent expressly made as of a specific date, in which case as of such specific date);

•        Nesco’s representation and warranty contained in the Investment Agreement related to the capitalization of Nesco being true and correct in all respects other than de minimis exceptions as of the effective time as though made on and as of the effective time;

•        Nesco’s representation and warranty contained in the Investment Agreement related to the absence of any material adverse effect and certain other changes or events since December 31, 2019 being true and correct in all respects as of the effective time as though made on and as of the effective time;

•        each of Nesco’s representations and warranties contained in the Investment Agreement (other than those representations and warranties described in the first, second and third bullets above), without regard to materiality or material adverse effect qualifiers (other than those representations and warranties regarding Nesco’s SEC filings since July 31, 2019 and the financial statements contained in such filings and the absence of undisclosed liabilities) contained within such representations and warranties, being true and correct except for any failure of such representations and warranties to be true and correct as of the effective time as though made on and as of the effective time (except to the extent expressly made as of a specific date, in which case as of such specific date) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•        Nesco having performed or complied in all material respects with all agreements and covenants as required by the Investment Agreement at or prior to the effective time;

•        the reconstitution of the Nesco board of directors effective as of the Closing;

•        the approval for listing on NYSE of the shares being issued in connection with the Subscription;

•        the delivery to Platinum of (i) certain financial statements of Custom Truck and its subsidiaries as of December 31, 2020 and (ii) certain financial statements of Nesco and its subsidiaries as of December 31, 2020;

•        Nesco not having Closing net debt in excess of $773 million; and

•        no Investment Changes having occurred or arisen since the date of execution of the Investment Agreement, that individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect.

Covenants Regarding Conduct of Business by Nesco Prior to the Closing

Under the Investment Agreement, Nesco agreed that, until the effective time, except as required by applicable law, as Platinum may agree in writing (which agreement in certain circumstances may not be unreasonably withheld, delayed or conditioned), as expressly permitted or required by any provision of the Investment Agreement or as set forth in the Nesco disclosure schedules, Nesco will and cause each of its subsidiaries to (i) conduct its operations in the ordinary course of business consistent with past practice and (ii) not take certain actions prohibited by the Amended and Restated Stockholders’ Agreement to be entered into as of the Closing, and Nesco will use reasonable best efforts to, and will cause each of its subsidiaries to use reasonable best efforts to:

•        preserve intact its business organization;

•        maintain its assets and properties in the ordinary course of business consistent with past practice;

•        retain the services of its executive officers; and

•        maintain the goodwill and satisfactory relationships with suppliers, clients and others having business relationships with it.

Nesco agreed that, until the effective time, except as required by applicable law, as Platinum may agree in writing (which agreement in certain circumstances may not be unreasonably withheld, delayed or conditioned), as expressly permitted or required by any provision of the Investment Agreement or as set forth in the Nesco disclosure schedules, Nesco will not, and will cause each of its subsidiaries not to:

•        amend in any material respect any material contract, terminate any material contract, or enter into any agreement which would be required to be disclosed as a material contract under the Investment Agreement;

•        settle or compromise any litigation that requires payment in excess of $1,000,000 in the aggregate, or imposes material restrictions on the business of Nesco or its subsidiaries;

•        cancel allow to expire any material permit;

•        amend or fail to maintain in full force and effect any material insurance policy;

•        make or authorize capital expenditures other than in accordance with certain agreed capital expenditure commitments;

•        make material changes to current policies with respect to the extension of customer credit, accounts payable, accounts receivable, or sales or acquisitions of inventory or rental fleet;

•        sell, encumber, license or sublicense, modify, grant rights to, terminate, fail to renew or allow to lapse any owned intellectual property owned except (A) for non-exclusive licenses in the ordinary course of business consistent with past practice or (B) if such action is not material to Nesco or any of its subsidiaries, taken as a whole;

•        commit to or undertake remounts or major repairs of Nesco’s rental fleet in an amount in excess of (i) $2,000,000 in the aggregate with respect to the period beginning on the date of execution of the Investment Agreement and ending on April 30, 2021, and (ii) an additional $1,000,000 with respect to the period thereafter; or

•        authorize, commit to or agree to take any of the foregoing actions.

Further, Nesco agreed that until the effective time, Nesco will use reasonable best efforts to limit the aggregate indebtedness (net of cash and cash equivalents) of Nesco and its subsidiaries in order to satisfy the Closing indebtedness condition to Closing.

Board Matters

At or prior to the Closing, Nesco agreed to take all actions necessary so that, immediately following the Closing the required board actions shall have been completed.

Access

From the date of the Investment Agreement to the effective time, Nesco agreed that it will, and will cause its subsidiaries to provide to Platinum reasonable access during normal business hours and upon reasonable advance notice to the properties, personnel, books and records of Nesco and its subsidiaries as may be reasonably requested by Platinum for a purpose reasonably related to the consummation of the transaction; provided, that such access does not unreasonably disrupt the personnel, or unreasonably interfere with the operations, of Nesco or any of its subsidiaries. However, subject to certain exceptions, Nesco will not be required to afford such access or furnish such information to the extent that Nesco believes in good faith that doing so: (i) would reasonably be expected to jeopardize any attorney-client, attorney work-product protection or other legal privilege, (ii) would reasonably be expected to contravene any applicable law or permit, (iii) is pertinent to any litigation in which Nesco and Platinum are adverse parties (without limiting any rights of any party to such litigation to discovery in connection therewith), or (iv) would involve environmental investigations (including subsurface soil and/or groundwater sampling).

Restriction on Solicitation of Competing Proposals

Nesco has agreed, and agreed to cause its controlled affiliates and representatives to, (i) immediately cease any existing activities, including solicitations, discussions or negotiations with, any person (other than Platinum, Custom Truck, Blackstone and their respective representatives and affiliates) conducted prior to or on the date of signing of the Purchase Agreement (including access to any physical or electronic data rooms), with respect to any acquisition proposal (as described below) (other than the transaction) and (ii) promptly send “return or destroy” letters to all persons (other than Platinum, Custom Truck, Blackstone and their respective representatives and affiliates) to whom Nesco or any of its subsidiaries disclosed confidential information prior to the date of the Investment Agreement with respect to any acquisition proposal (other than the transaction).

An “acquisition proposal” is defined in the Investment Agreement to mean any proposal or offer from any person (other than Platinum and its representatives) with respect to (a) any merger, business combination, plan of arrangement, amalgamation, reorganization, share issuance or share exchange, consolidation or similar transaction, and (b) any direct or indirect acquisition by any person or “group” (as defined in the Exchange Act) (other than Platinum and its representatives), in each of cases (a) and (b), which, if consummated in one or a series of related transactions, would result in (i) 15% or more of the total voting power or of any class of equity interests of Nesco or any of its subsidiaries or any surviving entity of such transaction or (ii) 15% or more of the consolidated assets, net revenues, net income or earnings before tax, depreciation and amortization of Nesco or any of its subsidiaries, in each of cases (i) and (ii), being held by any person.

Nesco agreed that it will not, and will cause its controlled affiliates and their respective representatives not to, directly or indirectly:

•        solicit, initiate, or knowingly take any action to facilitate or encourage any inquiries or the making of any indication of interest, proposal or offer that constitutes, or is reasonably likely to result in the submission of any acquisition proposal;

•        enter into or participate in any discussions or negotiations with any person or group of persons regarding an acquisition proposal (except to provide notice of the existence of these restrictions);

•        furnish to any person any non-public information with respect to Nesco or its subsidiaries, their assets or business (including by way of access to any data room), or afford access to the assets, business, properties, books or records of Nesco or its subsidiaries to any person for the purpose of such person using such information to evaluate a proposal for an acquisition proposal; or

•        enter into any agreement with respect to any acquisition proposal.

Notwithstanding the non-solicitation provisions described above, if, at any time following the date of the Investment Agreement and prior to the receipt of Nesco stockholder approval, (i) Nesco receives a bona fide written acquisition proposal that did not result from a breach of the non-solicitation provisions described above and (ii) the Board determines in good faith, after consultation with its financial advisor and outside counsel, that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal (as described below) and that failure to take the actions described in the subsequent clauses (A) or (B) would reasonably be expected to result in a breach of the fiduciary duties of the Board to the stockholders of Nesco under applicable law, then Nesco may (A) furnish information with respect to Nesco and its subsidiaries to the person making such acquisition proposal and its representatives and (B) participate in discussions or negotiations with the person making such acquisition proposal and its representatives regarding such acquisition proposal; provided, however, that Nesco will not disclose non-public information regarding Nesco to such person without Nesco first entering into an acceptable confidentiality agreement (as described below) with such person. Nesco has agreed that it will promptly (and in any event within 24 hours) provide notice to Platinum of the receipt of any acquisition proposal, which notice will include the identity of the person or persons making such acquisition proposal, an unredacted copy of such acquisition proposal, if made in writing (or a written summary of the material terms of such acquisition proposal if not made in writing), any relevant proposed transaction agreements, a copy of any financing commitments (including redacted fee letters), and, substantially concurrently with the delivery thereof to the person (or its representatives) making the acquisition proposal, any information concerning Nesco, Nesco’s subsidiaries or their businesses, assets or properties provided or made available to such other person (or its representatives) by Nesco after receipt by Nesco of the acquisition proposal that was not previously provided or made available to Platinum. Nesco has agreed to keep Platinum reasonably informed on a prompt basis of any material change in the terms and conditions of any such acquisition proposal.

A “superior proposal” is defined in the Investment Agreement to mean bona fide written acquisition proposal (with all percentages in the definition of acquisition proposal increased to 65% that was made by any person (provided that such acquisition proposal was not obtained or made as a direct or indirect result of a breach of the non-solicitation provisions described above) on terms that the Board determines in good faith, after consultation with Nesco’s financial advisors and outside legal counsel, and considering all financial, legal, financing and other aspects of such acquisition proposal (including the financing terms thereof, the conditionality, regulatory aspects and the timing and likelihood of consummation of such acquisition proposal and any changes to the Investment Agreement that may be proposed by Platinum in response to such acquisition proposal), (a) is reasonably likely to be consummated in accordance with its terms and (b) if so consummated, would result in a transaction that is more favorable to Nesco’s stockholders (solely in their capacity as such) from a financial point of view than the transaction (including taking into account any applicable termination fee (as described below)).

Obligations of the Board with Respect to Its Recommendation

The Investment Agreement provides that, subject to certain exceptions described below, the Board will not: (i) adopt, authorize or approve any acquisition proposal; (ii) recommend or otherwise declare advisable (or publicly propose to recommend) any acquisition proposal; (iii) withhold, withdraw, modify, qualify or amend, in a manner adverse to Platinum, the recommendation by the Board that Nesco stockholders adopt the Investment Agreement (which, such recommendation, we refer to as the “Board recommendation”) (or publicly propose to take any of the foregoing actions); (iv) fail to publicly reaffirm the Board recommendation within ten business days after Platinum so requests in writing if an acquisition proposal is pending, (v) if a tender offer or exchange offer for shares of capital stock of Nesco that constitutes an acquisition proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by Nesco’s stockholders within ten business days (including, for these purposes, by disclosing that it is taking no position with respect to acceptance of such tender offer or exchange offer by Nesco’s stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) or (vi) make any public announcement inconsistent with the Board recommendation (any such action set forth in the foregoing clauses (i) through (vi), we refer to as a “change of recommendation”); (vii) allow or authorize Nesco or any of its subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, investment agreement, purchase agreement, acquisition agreement or other similar agreement relating to any acquisition proposal (other than a confidentiality agreement that contains terms and conditions that are no less favorable to Nesco than those contained in the confidentiality agreement with Platinum (which we refer to as an “acceptable confidentiality agreement”)); (viii) make the provisions of any antitakeover or similar statute or regulation inapplicable to any transactions contemplated by an acquisition proposal; or (ix) publicly propose to do any of the foregoing.

Notwithstanding the obligations of the Board described above, at any time prior to the receipt of Nesco stockholder approval, the Board may make a change of recommendation of the type described in (ii) through (vi) of the paragraph immediately above if: (i)(A) a bona fide written acquisition proposal (that did not result from a breach of the non-solicitation provisions described above) is made to Nesco by a third person and (B) the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal and that failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board to Nesco’s stockholders under applicable law; (ii) Nesco provides Platinum prior written notice of Nesco’s intention to make a change of recommendation at least five days prior to making such change of recommendation (which such notice we refer to as a “notice change of recommendation”), which notice is required to identify the person making such superior proposal and include an unredacted draft of the definitive agreement to effect such superior proposal and any financing documents (which may be redacted in a customary manner) relating thereto and shall identify the terms and conditions of such acquisition proposal that are the basis of the proposed action by the Board and specify the reasons therefor; (iii) if requested by Platinum, Nesco has negotiated in good faith, and directed any applicable Nesco representatives to negotiate in good faith, with Platinum for at least five days following receipt by Platinum of such notice of recommendation change with respect to any changes to the terms of the Investment Agreement proposed by Platinum in a written offer; and (iv) taking into account any changes to the terms of the Investment Agreement agreed to by Platinum in a written offer to Nesco pursuant to clause (iii) above, the Board or any committee thereof has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (A) such acquisition proposal would continue to constitute a superior proposal if such changes agreed to in writing by Platinum were to be given effect, and (B) failure to accept the acquisition proposal would reasonably be expected to result in a breach of the fiduciary duties of the Board to the stockholders of Nesco under applicable law; provided, that any amendment to the amount or form of consideration contemplated by such acquisition proposal or any other material amendment to the terms of such acquisition proposal or any other material amendment to the terms of such acquisition proposal (whether or not in response to any changes proposed by Platinum pursuant to clause (iii) above) will require a new notice of change of recommendation and an additional five business day period from the date of such notice during which the terms of clauses (ii), (iii) and (iv) above will apply again in the same manner.

Other than in connection with an acquisition proposal as described above, nothing in the Investment Agreement prohibits or restricts the Board from making a change recommendation of the types described in (ii) through (vi) of the second paragraph above if there is an intervening event (as described below), as a result of which, the Board determines in good faith, after consultation with Nesco’s outside legal counsel and financial advisors, that the failure of the Board or any committee thereof to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board to Nesco’s stockholders under applicable law; provided, that: (i) Nesco gives Platinum at least five business days advance written notice of its intention to take such action, which notice will include a reasonably detailed summary of the relevant intervening event (such notice, an “intervening event notice”); (ii) Nesco will give Platinum at least five business days following receipt by Platinum of such intervening event notice (or make another proposal) and will, and will have directed the applicable Nesco representatives to, negotiate in good faith with Platinum with respect to such proposed revisions or other proposal, if any, during such five business day period; and (iii) following the end of such five business day period, the Board or any committee thereof determines in good faith, after taking into account any changes to the terms of the Investment Agreement offered by Platinum in a written offer to Nesco pursuant to clause (ii) above and in consultation with Nesco’s outside legal counsel and financial advisors, that the failure of the Board or any committee thereof to effect a Board recommendation change would reasonably be expected to result in a breach of the fiduciary duties of the Board to Nesco’s stockholders under applicable law.

An “intervening event” is defined in the Investment Agreement to mean any event or development material to Nesco or its subsidiaries, taken as a whole, and first occurring or arising after the date of the Investment Agreement and prior to the receipt of the Nesco stockholder vote to the extent that such event or development was not known by, or reasonably foreseeable to, the Board prior to the date of the Investment Agreement; provided, however, that the receipt, existence or terms of an acquisition proposal does not constitute an intervening event.

Obligations with Respect to this Proxy Statement and the Special Meeting

Nesco agreed to, as promptly as reasonably practicable following the date of the Investment Agreement, file with the SEC a preliminary proxy statement containing the Board recommendation to be sent to Nesco stockholders in connection with the stockholder meeting. Platinum is required to cooperate with Nesco in the preparation of the proxy statement, among other things. The parties are required to use their respective reasonable best efforts to have the proxy statement cleared by the SEC as promptly as reasonably practicable after filing with the SEC.

Nesco is further required to, as promptly as reasonably practicable after the proxy statement is cleared by the SEC for mailing to Nesco’s stockholders (and in any event no more than 35 days after such clearance) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting on, among other things, the NYSE Proposal and the Charter Proposals. Pursuant to the terms of the Investment Agreement, Nesco agreed that the Board would recommend that Nesco stockholders approve the NYSE Proposal and Charter Proposals, and Nesco is required to use its reasonable best efforts to solicit from Nesco stockholders proxies in favor of those actions.

Director and Officer Indemnification and Insurance

Pursuant to the Investment Agreement, Nesco agreed to indemnify, defend and hold harmless, and advance expenses as incurred, to the fullest extent permitted under (i) applicable law, (ii) Nesco’s organizational documents in effect as of the date of the Investment Agreement and (iii) any indemnification contract of Nesco or any of its subsidiaries in effect as of the date of the Investment Agreement, each present and former director and officer of Nesco or any of its subsidiaries (in each case, when acting in such capacity) (each, an “indemnitee” and, collectively, the “indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgements, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, including in connection with the Investment Agreement or the transaction.

Nesco further agreed that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Closing (including in connection with the Investment Agreement or the transaction) existing in favor of an indemnitee as provided in its certificate of incorporation, bylaws or other organizational documents will survive the Closing and continue in full force and effect in accordance with their terms. For a period of six years from the Closing, Nesco agreed to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the organizational documents of Nesco or any of its subsidiaries, and not to amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of individuals who immediately before the Closing agreement were current or former directors or officers of Nesco or any of its subsidiaries.

For six years after the Closing, Nesco also agreed to maintain for the benefit of the indemnitees, a D&O insurance policy that provides coverage for events occurring prior to the Closing (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of Nesco; provided, that Nesco is not required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by Nesco prior to the date of the Investment Agreement (it being agreed that, if the requisite coverage is not available for an annual premium less than or equal to 300% of such last annual premium, Nesco will nevertheless be obligated to provide the best available coverage as may be obtained for 300% of such last annual premium). The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid “tail” policies are obtained prior to the Closing, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Closing, including in respect of the transaction.

If Nesco or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Nesco shall cause proper provision to be made so that such successor or assign shall expressly assume the D&O Insurance obligations set forth above.

Other Covenants and Agreements

Under the Investment Agreement, Nesco and Platinum have made certain other covenants to and agreements with each other regarding various other matters, including:

•        control of the defense of litigation brought by Nesco stockholders against Nesco or its directors or officers arising out of or relating to the investment;

•        filing of Form D and obtaining exemption from Blue Sky laws;

•        public statements and disclosure concerning the Investment Agreement and the transaction;

•        termination of certain affiliate agreements;

•        efforts to close the transaction;

•        regulatory approvals;

•        preparation of this proxy statement;

•        the acquisition agreement;

•        the Supplemental Equity Financing; and

•        financing cooperation.

Termination of the Investment Agreement

Termination Rights Exercisable by Nesco and Platinum

The Investment Agreement may be terminated at any time prior to the effective time, whether before or after receipt of Nesco stockholder approval:

•        by mutual written consent of Platinum and Nesco (with the prior written consent of the sellers’ representative, unless Nesco or Platinum could terminate pursuant to the terms set forth below);

•        upon the termination of the acquisition agreement in accordance with its terms prior to the Closing;

•        if the effective time does not occur on or before June 30, 2021;

•        if Nesco did not obtain Nesco stockholder approval upon a vote taken at the stockholder meeting, including any adjournments or postponements thereof; or

•        any law or final and non-appealable order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed applicable to the transaction by any governmental authority of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Closing.

Termination Rights Exercisable by Platinum

Platinum may also terminate the Investment Agreement:

•        if (i) Nesco breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Investment Agreement, in any case such that an applicable condition to the Subscription would not be satisfied, (ii) Platinum delivers to Nesco written notice of such breach or failure to perform and (iii) either such breach or failure to perform is not capable of cure or at least 30 days elapse after the date of delivery of such written notice to Nesco without such breach or failure to perform having been cured; provided, however, that the right to terminate the Investment Agreement is not available if Platinum breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Investment Agreement, in any case such that an applicable condition to the Subscription described above would not be satisfied; or

•        if, at any time prior to Nesco stockholder approval, the Board effects a change of recommendation (as more fully described in the section entitled “— Obligation of the Board with Respect to Its Recommendation”).

Termination Rights Exercisable by Nesco

Nesco may also terminate the Investment Agreement if (i) Platinum breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Investment Agreement, in any case such that an applicable condition to the investment described above would not be satisfied, (ii) Nesco delivers to Platinum written notice of such breach or failure to perform and (iii) either such breach or failure to perform is not capable of cure or at least 30 days elapse after the date of delivery of such written notice to Platinum without such breach or failure to perform having been cured; provided, however, that the right to terminate the Investment Agreement is not available if Nesco breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the Investment Agreement, in any case such that an applicable condition to the investment described above would not be satisfied.

Effect of Termination

If the Investment Agreement is terminated by Nesco or Platinum, the Investment Agreement will become void and there will be no liability or obligations on the part of Platinum or Nesco or their respective subsidiaries, officers or directors, except that the following obligations would survive the termination:

•        except as otherwise provided in the Investment Agreement in the event of a payment of certain termination fees, any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or agreements set forth in the Investment Agreement; and

•        the terms of certain miscellaneous provisions.

Expenses; Termination Fees

Except as otherwise provided in the Investment Agreement, all costs and expenses incurred in connection with the Investment Agreement and the transaction will be paid by the party incurring such expense.

Nesco has agreed to pay $15,250,000 (the “termination fee”), one-half to Platinum and one-half to Blackstone if the Investment Agreement is terminated by (i) Platinum as described in second bullet in the section entitled “— Termination of the Investment Agreement — Termination Rights Exercisable by Platinum,” above, or (ii) either Platinum or Nesco as described in the fourth bullet in the section entitled “— Termination of the Investment Agreement — Termination Rights Exercisable by Nesco and Platinum” if (A) prior to the Nesco stockholders meeting a change of recommendation has occurred as a result of a superior proposal and (B) within 12 months after the termination of the Investment Agreement, Nesco enters into a definitive agreement with respect to such superior proposal.

Further, Nesco has agreed to pay to each of Platinum and Blackstone their respective expenses in an amount not to exceed $1,225,000 (representing an aggregate amount of up to $2,450,000) if the Investment Agreement is terminated as described in the fourth bullet in the section entitled “— Termination of the Investment Agreement — Termination Rights Exercisable by Nesco and Platinum” above. If previously paid to Platinum and Blackstone, these expenses will credited against the termination fee otherwise paid as described in the immediately preceding paragraph.

If the Investment Agreement is terminated as described in the section entitled “— Termination of the Investment Agreement” above, the termination fees and expense reimbursement described above in this section will be the sole and exclusive remedy of Platinum and its representatives against Nesco and its representatives for any losses or liabilities suffered as a result of the failure of the closing under the Investment Agreement or otherwise for any breach or failure to perform under the Investment Agreement.

Specific Performance

The parties are entitled to an injunction, specific performance or other equitable relief to prevent such non-performance or other breaches or threatened breaches of the Investment Agreement and to enforce specifically the terms and provisions of the Investment Agreement, in addition to any other remedy to which they are entitled under the Investment Agreement. If in the reasonable opinion of Blackstone, Nesco fails to enforce its rights under the Investment Agreement to the extent failure to so enforce such rights would reasonably be expected to result in a failure of the conditions to the Closing described above and Nesco does not enforce such rights within five days after being notified in writing by Blackstone of such purported failure, Blackstone shall have the right, as an express third-party beneficiary to enforce such right on behalf of Nesco. In no event is Platinum permitted to obtain both specific performance to require Nesco to consummate the closing under the Investment Agreement and payment of the termination fees described in the section entitled “— Expenses; Termination Fees” above.

Amendment of the Investment Agreement

The Investment Agreement may be amended by the parties at any time by an instrument in writing signed on behalf of each of the parties, except that the Sellers’ Representative’s consent is required with respect to certain amendments relating to the ability to complete the Acquisition.

Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

The Investment Agreement is governed by Delaware law. Each of the parties has irrevocably agreed that any legal action or proceeding arising out of or relating to the Investment Agreement brought by any other party or its successors or assigns will be brought and determined in the Court of Chancery and any state appellate court therefrom within the State of Delaware (unless such court will decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware). In addition, each of the parties to the Investment Agreement has irrevocably and unconditionally waived any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to the Investment Agreement or the investment.

The Voting Agreement

The following section summarizes material provisions of the voting and support agreement, dated as of December 3, 2020, by and among Platinum, ECP, Capitol. The Voting Agreement is attached to this proxy statement as Annex E and is incorporated by reference herein in its entirety, and qualifies the following summary in its entirety. The rights and obligations of Platinum, ECP and Capitol are governed by the Voting Agreement and not by this summary or any other information contained in or incorporated by reference into this proxy statement. Nesco stockholders are urged to read the Voting Agreement carefully and in its entirety, as well as this proxy statement and the information incorporated by reference into this proxy statement, before making any decisions regarding the proposals.

The following summary of the Voting Agreement is included in this proxy statement to provide you with information regarding the terms of the Voting Agreement and is not intended to provide any factual information about Platinum, ECP or Capitol. Such information can be found elsewhere in this proxy statement and in the other public filings Nesco has made and will make with the SEC. See “Other Information Related to Nesco.”

As of March 1, 2020, (i) Capitol, in aggregate, is the beneficial owner and/or record holder of 12,245,438 shares of Nesco common stock and (ii) ECP, in aggregate is the beneficial owner and/or record holder of 28,131,796 shares of Nesco common stock (collectively, the “Stockholder Shares”). At the close of business on April 17, 2020, there were 49,033,903 shares of Nesco common stock outstanding. Accordingly, as of the close of business on April 17, 2020, (i) Capitol, in aggregate, has the power to vote approximately 24% of the outstanding shares of Nesco common stock and (ii) ECP, in aggregate, has the power to vote approximately 54.7% of the outstanding shares of Nesco common stock.

Voting of Stockholder Shares

ECP and Capitol have agreed to:

•        appear at any meeting of the Nesco stockholders (in person or by proxy), and at every adjournment or postponement thereof, and cause all of the Stockholder Shares to be counted as present for purposes of calculating a quorum;

•        vote (or cause to be voted) all the Stockholder Shares in favor of (i) the transaction and (ii) any proposal to adjourn or postpone such meeting of the Nesco stockholders to a later date if there are not sufficient votes to approve and, as applicable, adopt any portion of the transaction on the date on which such meeting of the Nesco stockholders is held; and

•        vote (or cause to be voted) against any action, proposal, transaction or agreement that is intended or that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, prevent or delay the consummation of, or otherwise be inconsistent with, the Subscription or any of the other components of the transaction or any of the other agreements related to the Subscription or any of the other components of the transaction.

Change of Recommendation

In the event of a change of recommendation, the number of shares which ECP and Capitol have agreed to be required to vote in favor of the transaction pursuant to the Voting Agreement will be reduced pro rata among ECP and Capitol, such that the aggregate number of shares required to vote in favor of the transaction is equal to 39.0% of the total number of outstanding shares of Nesco common stock.

If (i) the Investment Agreement is terminated in circumstances under which Nesco is or may become obligated to pay each of Platinum and Blackstone a termination fee under the Investment Agreement and (ii) a definitive agreement is subsequently entered into with respect to a superior proposal within nine months of the termination of the Investment Agreement and such superior proposal is subsequently consummated, each of ECP and Capitol have agreed to pay to Platinum and Blackstone 10% (or 20% in the aggregate) of their applicable profit (as described below). The “profit” is defined in the Voting Agreement to mean the excess (if any) of the value of the consideration received in such superior proposal over the value of the current transaction (measured as the volume weighted average price of the Nesco common stock for the ten trading days following announcement of the transaction).

Standstill

ECP and Capitol have agreed that, during the period beginning upon the execution of the Voting Agreement and terminating on June 30, 2021, ECP and Capitol will not (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage any inquiries or the making of any proposal from a person or group of persons that may constitute an alternative transaction involving Nesco and Custom Truck, (ii) enter into or participate in any discussions or negotiations with any person or group of persons regarding an alternative transaction involving Nesco and Custom Truck, (iii) provide any non-public information relating to Custom Truck or afford access to the assets, business, properties, books or records of Custom Truck to any person, for the purpose of such person using such information to evaluate a proposal for an alternative transaction involving Nesco and Custom Truck, or (iv) enter into or approve an alternative transaction involving Nesco and Custom Truck or any agreement, arrangement or understanding with respect thereto.

Restrictions on Transfer

ECP and Capitol have agreed to certain restrictions on the transfer of Stockholder Shares, including that ECP and Capitol will not, directly or indirectly:

•        sell, tender pursuant to a tender or exchange offer, assign, encumber, gift or otherwise transfer (by operation of law or otherwise), either voluntary or involuntary, any Stockholder Shares or any interest (including any beneficial ownership interest); or

•        enter into any swap, derivative or other agreement, transaction or series of transactions with respect to the Stockholder Shares, in each case that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, the Stockholder Shares, and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such Stockholder Shares or interest therein (including any beneficial ownership interest), whether any such transaction, swap, derivative or series of transactions is to be settled by delivery of securities, in cash or otherwise.

Notwithstanding the foregoing, ECP and Capitol are permitted to transfer (A) Stockholder Shares to a controlled affiliate (each such transferee a “Permitted Transferee” and each such transfer, a “Permitted Transfer”), or (B) Stockholder Shares after receipt of the Nesco stockholder approval.

Termination

Except with respect to the obligation to pay a percentage of the profits to each of Platinum and Blackstone, the Voting Agreement terminates on the earlier of:

•        the mutual agreement of the parties to the Voting Agreement;

•        the consummation of the Subscription and the Acquisition; and

•        the termination of the Investment Agreement.

Amendment and Waiver

The Voting Agreement may only be amended with the written consent of Platinum and any one or more of the stockholders party thereto, which amendment shall be effective against each of the parties that has signed such amendment.

Amended and Restated Stockholders’ Agreement

In connection with the transaction, Nesco, Platinum, Blackstone, ECP, Capitol and certain members of Nesco’s management have agreed to replace the existing Stockholders’ Agreement of Nesco, dated as of July 31, 2019 (the “Original Stockholders’ Agreement”) with the Amended and Restated Stockholders’ Agreement. The Original Stockholders’ Agreement will remain in effect until the Closing, at which time the Amended and Restated Stockholders’ Agreement will become effective.

The Amended and Restated Stockholders’ Agreement provides that Platinum will have the right to designate up to seven nominees for the election to Nesco’s Board, three of which are required to be independent directors. In addition, while Platinum beneficially owns 50% or more of the outstanding shares of Nesco common stock, the Amended and Restated Stockholders’ Agreement does not restrict Platinum from nominating additional directors and soliciting stockholders outside of Nesco’s proxy statement, subject to the rights of the other parties to the Amended and Restated Stockholders’ Agreement. Each Platinum designee director who is not an independent director will have two votes on the Board. For so long as Platinum beneficially owns less than 50% but more than 30% of the Nesco common stock, Platinum will have the right (but not the obligation) to designate any number of directors, who are not independent directors, having one or two votes each, so long as the total number of votes of all such designees does not exceed the difference of the total number of votes constituting a majority of all votes of all directors minus one. The number of designees who are not independent directors that Platinum is entitled to nominate decreases from four to one, and such director’s voting power decreases to one vote, if Platinum beneficially owns less than 30% but more than 4.5% of the Nesco common stock. All such rights to designate nominees, including independent directors, shall cease if Platinum fails to beneficially own more than 4.5% of the Nesco common stock.

The Amended and Restated Stockholders’ Agreement further provides that (i) each of Blackstone and ECP will have the right to designate one nominee for the election to Nesco’s Board so long as such investor beneficially owns at least 4.5% of the Nesco common stock, (ii) Capitol will have the right to designate one nominee for the election to Nesco’s Board so long as it beneficially owns at least 50% the Nesco common stock it holds as of the Closing and (iii) the chief executive officer of Nesco shall hold a seat on the Board.

While Platinum beneficially owns 30% or more of Nesco common stock and is the largest stockholder in Nesco, Platinum, in its capacity as stockholder, will have consent rights over the following actions of Nesco or any of its subsidiaries:

•        entering into or effecting a change in control;

•        entering into agreements providing for the acquisition or divestiture of assets or equity security of any person, with aggregate consideration in excess of $50,000,000;

•        entering into any joint venture or similar business alliance having a fair market value in excess of $50,000,000;

•        any liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding;

•        any material change in the nature of the business;

•        share repurchases, except for repurchases pursuant to a repurchase plan or certain repurchases from employees which are approved by the Board;

•        declaration of dividends or reclassification of equity securities or securities convertible into equity securities;

•        incurrence of indebtedness for borrowed money in an aggregate principal amount in excess of $50,000,000, other than borrowings under the existing revolving credit facility;

•        granting of security interests or guaranties other than in the ordinary course;

•        terminating or hiring chief executive officer, chief financial officer and chief operating officer;

•        amendment of charter or bylaws;

•        designation of any class of stock;

•        any issuance of equity securities or rights to acquire equity securities, other than equity issued pursuant to employee equity plans that shall have been approved by the Board;

•        establishment or change of employee incentive plans;

•        changes to accounting policies other than required in accordance with GAAP, and any material tax elections;

•        hiring or terminating of principal outside counsel or auditor; and

•        enter into any contracts not specifically listed above involving aggregate payments to or by Nesco in excess of $50,000,000 per annum.

Pursuant to the terms of the Amended and Restated Stockholders’ Agreement, certain shares of Nesco common stock held by ECP and Capitol continue to be designated “Earnout Shares” and such Earnout Shares are subject to restrictions on (i) transfer of such shares of Nesco common stock and (ii) forfeiture of such shares of Nesco common stock tied to both time and performance that the other shares of Nesco common stock are not subject to.

If, at any time while Platinum beneficially owns more than 50% of Nesco common stock, Platinum receives a bona fide offer from a third party to purchase or otherwise desires to transfer shares of Nesco common stock to a third party on arm’s length terms including shares of Nesco common stock owned by Blackstone, ECP, Capitol or Nesco management (the “Drag Shares”), and (i) such sale proposal, if consummated, would result in a change in control of Nesco (taking into account all shares of Nesco common stock being “dragged”), (ii) such sale proposal does not involve the transfer of Drag Shares to Platinum or an affiliate of Platinum and (iii) in such sale proposal, if consummated, Platinum would receive the same form of consideration as the other stockholders in Nesco (a “Required Sale”), then Platinum may deliver a written notice with respect to such Sale Proposal at least ten business days prior to the anticipated Closing Date of such Required Sale to Blackstone, ECP, Capitol and Nesco management requiring them to sell or otherwise transfer their shares of Nesco common stock to the proposed transferee.

For a period of 18 months following the Closing (the “Lockup Period”), Platinum may not transfer any of its shares of Nesco common stock other than pursuant to the following exceptions:

•        in the context of customary permitted transfers,

•        upon unanimous approval by the Board,

•        upon approval by each of Blackstone and ECP (each, while it owns 5% or more of Nesco common stock, and in such capacity a “Qualifying Shareholder”), or

•        in the context of a transaction that results a price of $8.00 per share or more (the “Trigger Price”).

In addition, during the Lockup Period, Platinum shall not vote any of its shares of Nesco common stock for any change of control transaction (which shall include any take-private transaction involving Platinum) other than pursuant to the following exceptions:

•        with the consent of the Qualifying Shareholders,

•        upon unanimous approval by the Board, or

•        in the context of a transaction at or above the Trigger Price, provided that the consideration received by Blackstone, ECP and Capitol consists of either cash or publicly-traded securities.

In the event of one or multiple follow-on offerings that close at or above the Trigger Price during the Lockup Period, for the first $200,000,000 of aggregate proceeds sold (the “First Tranche”), each Qualifying Shareholder, alongside Platinum, shall have the right to sell up to one third of the First Tranche (Platinum and each Qualifying Shareholder may sell proportionally more to the extent a Qualifying Shareholder doesn’t participate in such transaction up to a third). Capitol will have the right to participate alongside ECP (on a pro rata basis) within ECP’s allocable portion of the First Tranche. For any amount raised at or above the Trigger Price in addition to the First Tranche during the Lockup Period, Platinum, Capitol and each Qualifying Shareholder shall participate on a pro rata basis.

Any acquisition proposal by Platinum (or an affiliate thereof) or any acquisition in which Platinum does not receive the same form of consideration as the other stockholders of Nesco will, in each case, require approval by both (i) a majority of the disinterested directors or a special committee of independent directors and (ii) while ECP owns 5% or more of the shares of Nesco common stock on a fully diluted basis (calculated using the treasury stock method), a majority of Nesco’s stockholders that are independent of Platinum and otherwise disinterested.

Platinum, ECP, Capitol and Blackstone will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of Nesco common stock held by them, subject to certain conditions set forth therein.

Nesco agreed to certain indemnification rights for the benefit of Platinum, ECP, Capitol, Blackstone and certain of their representatives and affiliates in connection with their purchase or ownership of Nesco equity interests or their involvement in litigation in their capacity as a stockholder of Nesco (or as a representative or Affiliate of any of Platinum, ECP, Capitol or Blackstone, as the case may be).

Amended and Restated Certificate of Incorporation

The Nesco Board has approved, subject to the Stockholder Approval and completion of the transaction, an amended and restated certificate of incorporation to, among other things, (i) increase the number of authorized shares of Nesco common stock to facilitate the Subscription, (ii) provide that Platinum shall have the right to call special meetings of the Nesco stockholders for so long as Platinum maintains the right to designate one nominee to the Board and (iii) provide that the stockholders can only act by written consent for any action which may be taken at a special or annual meeting of the Nesco stockholders for so long as Platinum holds at least 50% of the Nesco common stock. The form of Proposed Charter is included in this proxy statement as Annex B. The adoption of Proposed Charter by

Nesco’s stockholders is a condition to completion of the transaction. If the Charter Proposals are approved by Nesco’s stockholders, but the transaction is not completed, the Proposed Charter will not be filed with the Secretary of State of the State of Delaware and will not become effective.

Amended and Restated Bylaws

The Nesco Board has approved, subject to completion of the Transaction, amended and restated bylaws to, among other things, provide that (i) any two directors or the chairperson may call special meetings of the Board, (ii) a quorum of the Board shall require the presence of at least a majority of the non-independent directors nominated by Platinum, for so long as Platinum maintains the right to designate a nominee to the Board and (iii) the Board shall establish an operating council responsible for day-to-day oversight of the business. The form of Proposed Bylaws is included in this proxy statement as Annex C. If the Transaction is not completed, the Proposed Bylaws will not become effective.

Corporate Advisory Services Agreement

Pursuant to the Investment Agreement, at the Closing, Nesco will enter into a Corporate Advisory Services Agreement with Platinum Equity Advisors, LLC, an affiliate of Platinum, pursuant to which, among other things, Platinum Equity Advisors, LLC will provide certain transactional and corporate advisory services to Nesco and Nesco will pay to Platinum Equity Advisors, LLC an advisory fee of $5,000,000 per each of the calendar years 2021 through 2023 (pro-rated for calendar year 2021), $2,500,000 for calendar year 2024 and $1,250,000 per annum for each calendar year thereafter.

Anticipated Accounting Treatment

The acquisition is expected to be accounted for using the acquisition method of accounting under the provisions of ASC 805, Business Combinations, with Nesco as the accounting acquirer of Custom Truck. In identifying Nesco as the accounting acquirer, management considered the structure of the transaction and other actions contemplated by the Purchase Agreement, including the composition of purchase consideration that will be issued to the selling equity holders of Custom Truck (consisting of cash from Nesco and Nesco Common Shares). Nesco also considered the relative outstanding share ownership and the composition of the combined company board following completion of the Acquisition. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. Nesco has provided unaudited pro forma condensed combined financial information in this proxy statement, which information presents the allocation of the purchase consideration to the assets acquired and liabilities assumed of Custom Truck based upon management’s preliminary estimate of their fair values as of September 30, 2020.

Regulatory Approvals

Under the HSR Act, Nesco, Custom Truck and Platinum must file notifications with the FTC and the Antitrust Division and observe a mandatory pre-merger waiting period before completing the transaction. On December 14, 2020, each of Nesco, Custom Truck and Platinum filed its initial notification under the HSR Act, and voluntarily refiled its HSR notification on January 15, 2021. The statutory HSR waiting period for the HSR Act is set to expire on February 16, 2021.

Nesco cannot assure you that the FTC, the Antitrust Division, competition authorities outside the United States or private parties will not initiate actions to challenge the transaction before or after it is completed. Any such challenge to the transaction could result in a court order enjoining the transaction or in restrictions or conditions that would have a material adverse effect on the combined company if the transaction is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses. No additional stockholder approval is expected to be required or sought for any decision by Nesco to agree to any terms and conditions necessary to resolve any regulatory objections to the transaction.

Nesco currently expects to obtain all antitrust and other regulatory approvals that are required for the completion of the transaction during the first quarter of 2021, however, we cannot guarantee when any such approvals will be obtained, or that they will be obtained at all.

Management Following the Transaction

The combined company’s management team will include executives from each of Nesco and Custom Truck. Fred Ross, chief executive officer of Custom Truck, is expected to serve as chief executive officer of Nesco following the Closing. In addition, Ryan McMonagle, chief operating officer of Custom Truck, is expected to serve as chief operating officer of Nesco following the Closing. As of the date of this proxy statement, other than Mr. Ross and Mr. McMonagle, neither Nesco nor Custom Truck has made a determination as to which officers will be appointed to the management team of the combined company. Nesco also intends to enter into a Corporate Advisory Services Agreement with an affiliate of Platinum, pursuant to which Platinum Equity Advisors, LLC will provide certain transactional and corporate advisory services to Nesco and Nesco will pay to Platinum Equity Advisors, LLC an advisory fee. See the section entitled “Corporate Advisory Services Agreement.”

Board of Directors Following the Transaction

At Closing, the Board will be reconstituted to include up to eleven directors, with up to seven directors designated by Platinum, 1 director designated by each of ECP, Capitol and Blackstone and the chief executive officer of Nesco. See “Management and Directors After the Transaction.”

PROPOSAL NO. 1 — THE NYSE PROPOSAL

Overview

In connection with and to provide equity financing for the Acquisition, on December 3, 2020, Nesco entered into the Investment Agreement with Platinum, pursuant to which Nesco agreed to issue and sell to Platinum (a) between 140,000,000 and 152,600,000 newly issued shares of common stock, at a purchase price of $5.00 per share, and (b) up to an additional 20,000,000 newly issued shares of common stock, at a purchase price of $5.00 per share, as a backstop to the Supplemental Equity Financing (collectively, the “Subscription”). In addition, pursuant to the Investment Agreement, Nesco has agreed to use its reasonable best efforts to sell shares of common stock in (i) a private placement, (ii) a registered public offering and/or (iii) a rights offering to its stockholders, in each case for the aggregate amount of up to $200,000,000 (including, for the avoidance of doubt, the Supplemental Equity Financing). Finally, pursuant to the Rollover Agreements, Nesco agreed to issue and sell to Blackstone and certain other direct and/or indirect equity holders Custom Truck an aggregate of 20,000,000 newly issued shares of common stock, at a purchase price of $5.00 per share (the “Rollover” and, together with the Subscription and the Supplemental Equity Financing, the “Issuance”).

We are asking our stockholders to consider and vote on a proposal to approve, for purposes of Section 312.03 of the NYSE Listed Company Manual, the issuance of the shares of common stock pursuant to the Issuance, and related change of control.

The terms of the Investment Agreement, the Purchase Agreement and the Rollover Agreements were previously reported in the Current Report on Form 8-K filed with the SEC by Nesco on December 4, 2020. The Issuance was approved by the Board on December 3, 2020.

Reasons for the Approval of the NYSE Proposal

Nesco’s common stock is listed on the NYSE and, as a result, Nesco is subject to certain NYSE listing rules and regulations. Pursuant to Section 312.03(c) of the NYSE Listed Company Manual, subject to certain exceptions, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. In addition, pursuant to Section 312.03(d) of the NYSE Listed Company Manual, stockholder approval is required for any issuance that will result in a change of control of the issuer. We are seeking stockholder approval of the Issuance (including the Subscription, the Supplemental Equity Financing and the Rollover), under Section 312.03(c) and Section 312.03(d) of the NYSE Listed Company Manual.

Effect of Proposal on Current Stockholders

While our Board believes that the NYSE Proposal is advisable and in the best interest of Nesco and our stockholders, you should consider the following factors, together with the other information included in this proxy statement, in evaluating this proposal.

The issuance of the shares of common stock in the Issuance would have a dilutive effect on current stockholders in that the percentage ownership of Nesco held by such current stockholders will decline as a result of the issuance. This means that our existing stockholders will own a smaller interest in Nesco as a result of such issuance and therefore have less ability to influence significant corporate decisions requiring stockholder approval. Following the Subscription and assuming the consummation thereof as described under “Unaudited Pro Forma Condensed Combined Financial Information,” Platinum will hold approximately 60% of the outstanding voting power of Nesco. As a result, Platinum will have significant voting power as well as significant influence over our business and affairs.

Vote Required for Approval

Pursuant to the rules of the NYSE, the approval of the NYSE Proposal requires the affirmative vote of a majority of the shares of common stock present in person, which would include voting at the virtual special meeting, or by proxy at the special meeting. This means that there must be more votes “FOR” the proposal than the aggregate of votes “AGAINST” the proposal at the special meeting entitled to vote thereon at the special meeting.

The NYSE Proposal is conditioned on the approval of the Charter Proposals.

Pursuant to the Voting Agreement, except in the case of a change of recommendation by the Board in accordance with the Investment Agreement, each of ECP and Capitol has agreed to vote all of its shares of common stock in favor of the NYSE Proposal. The shares of common stock held by ECP and Capitol represent approximately 70% of the outstanding shares of common stock. Accordingly, unless the Board changes its recommendation (in which case the percentage of common stock bound by the Voting Agreement decreases to 39.0%, as explained in the section entitled “The Transactions and Transaction Agreement — The Voting Agreement”), the vote by ECP and Capitol in favor of the NYSE Proposal is sufficient for the adoption of the NYSE Proposal, regardless of how any other Nesco stockholder votes.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NYSE PROPOSAL.

CHARTER PROPOSALS

In connection with the Transaction, Nesco is asking its stockholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex B, to be effective upon the consummation of the Transaction. Nesco’s stockholders are asked to consider and vote upon the Charter Proposals. If the Charter Proposals are approved and the Closing occurs, the Proposed Charter would replace the Current Charter, and the Proposed Charter would become effective immediately concurrently with the Closing. Completion of the Transaction is conditioned upon approval of the Charter Proposals.

Comparison of Current Charter to Proposed Charter

The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter. This summary is qualified in its entirety by reference to the full text of the Current Charter and the Proposed Charter, a copy of which is included as Annex B.

Current Charter	Proposed Charter
Charter Proposal A — Authorized Capital Stock
Nesco is currently authorized to issue 250,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.	Nesco is authorized to issue 500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.
Charter Proposal B — Stockholder Action by Written Consent

No action that is required or permitted to be taken by the stockholders of Nesco at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders except where such consent is signed by the holders of all shares of stock of Nesco then outstanding and entitled to vote thereon.

At any time when Platinum and its affiliates collectively beneficially own, in the aggregate, at least 50% in voting power of the stock of Nesco entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of Nesco may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Charter Proposal C — Business Combination Provisions
Nesco expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

Nesco expressly elects not to be governed by Section 203 of the DGCL. However, the Proposed Charter includes provisions that are substantially the same as Section 203 of the DGCL, except that Platinum, ECP, Capitol, Blackstone and certain permitted transferees thereof are exempt.

Charter Proposal D — Proposed Charter

Nesco’s Current Charter includes a waiver of corporate opportunities in favor of certain exempted persons, which include ECP and Capitol, and incorporates by reference the provisions of the current stockholders’ agreement of Nesco, dated July 31, 2019.

Nesco’s Proposed Charter includes certain ministerial amendments, including extension of the waiver of corporate opportunities in favor of certain exempted persons, which includes Platinum, ECP, Capitol and Blackstone, and incorporates by reference the provisions of the stockholders’ agreement of Nesco to be entered into in connection with the Transaction.

PROPOSAL NO. 2 — CHARTER PROPOSAL A — APPROVAL OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED CHARTER

Overview

To ensure that Nesco has sufficient authorized capital for the issuance of common shares in the Transaction and for future issuances, the Board has approved, subject to stockholder approval, that the Proposed Charter change the authorized capital stock of Nesco from 250,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, to 500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Reasons for the Approval of Charter Proposal A

The principal purpose of this proposal is to provide for an authorized capital structure of Nesco that will enable it to consummate the Transaction and continue as an operating company governed by the DGCL. Our Board believes that it is important for Nesco to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support growth and to provide flexibility for future corporate needs.

Vote Required for Approval

The approval of Charter Proposal A requires the affirmative vote (in person (which would include voting at the virtual special meeting) or by proxy) of holders of a majority of the outstanding shares of common stock entitled to vote thereon at the special meeting. Abstentions, broker non-votes and failures to vote by proxy or to vote in person (which would include voting at the virtual special meeting) at the special meeting will have the same effect as a vote “AGAINST” this proposal.

Charter Proposal A is conditioned on the approval of the NYSE Proposal and the other Charter Proposals.

Pursuant to the Voting Agreement, except in the case of a change of recommendation by the Board in accordance with the Investment Agreement, each of ECP and Capitol has agreed to vote all of its shares of common stock in favor of Charter Proposal A. The shares of common stock held by ECP and Capitol represent approximately 70% of the outstanding shares of common stock. Accordingly, unless the Board changes its recommendation (in which case the percentage of common stock bound by the Voting Agreement decreases to 39.0%, as explained in the section entitled “The Transactions and Transaction Agreement — The Voting Agreement”), the vote by ECP and Capitol in favor of the Charter Proposal A is sufficient for the adoption of the Charter Proposal A, regardless of how any other Nesco stockholder votes.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” CHARTER PROPOSAL A.

PROPOSAL NO. 3 — CHARTER PROPOSAL B — APPROVAL OF CHANGE TO PERMIT STOCKHOLDER ACTION BY WRITTEN CONSENT

Overview

Under the Current Charter, stockholder action by written consent is not permitted except where such consent is signed by the holders of all shares of stock of Nesco then outstanding and entitled to vote thereon. Under the Proposed Charter, at any time when Platinum and its affiliates collectively beneficially own, in the aggregate, at least 50% in voting power of the stock of Nesco entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of Nesco may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Reasons for the Approval of Charter Proposal B

Following consummation of the Transaction, Platinum will hold a majority of the outstanding shares of common stock. The proposal to permit stockholder action by written consent for so long as Platinum and its affiliates collectively beneficially own, in the aggregate, at least 50% in voting power of the stock of Nesco allows stockholder action to be taken in a more efficient manner at a time when Platinum and its affiliates control the outcome of stockholder action.

Vote Required for Approval

The approval of Charter Proposal B requires the affirmative vote (in person (which would include voting at the virtual special meeting) or by proxy) of holders of a majority of the outstanding shares of common stock entitled to vote thereon at the special meeting. Abstentions, broker non-votes and failures to vote by proxy or to vote in person (which would include voting at the virtual special meeting) at the special meeting will have the same effect as a vote “AGAINST” this proposal.

Charter Proposal B is conditioned on the approval of the NYSE Proposal and the other Charter Proposals.

Pursuant to the Voting Agreement, except in the case of a change of recommendation by the Board in accordance with the Investment Agreement, each of ECP and Capitol has agreed to vote all of its shares of common stock in favor of Charter Proposal B. The shares of common stock held by ECP and Capitol represent approximately 70% of the outstanding shares of common stock. Accordingly, unless the Board changes its recommendation (in which case the percentage of common stock bound by the Voting Agreement decreases to 39.0%, as explained in the section entitled “The Transactions and Transaction Agreement — The Voting Agreement”), the vote by ECP and Capitol in favor of the Charter Proposal B is sufficient for the adoption of the Charter Proposal B, regardless of how any other Nesco stockholder votes.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” CHARTER PROPOSAL B.

PROPOSAL NO. 4 — CHARTER PROPOSAL C — APPROVAL OF CERTAIN BUSINESS COMBINATION PROVISIONS IN THE PROPOSED CHARTER

Overview

Under the Current Charter, Nesco elects not to be governed by Section 203 of the DGCL. Under the Proposed Charter, Nesco would continue to elect not to be governed by Section 203 of the DGCL. However, the Proposed Charter would include provisions that are substantially equivalent to Section 203 of the DGCL, except that Platinum, ECP, Capitol, Blackstone and certain permitted transferees thereof would be exempt. Section 203 of the DGCL is a default provision of the DGCL that restricts certain “business combinations” with “interested stockholders” for three years following the date that a person becomes an “interested stockholder,” unless (1) before such stockholder becomes an “interested stockholder,” the Board of Directors approves the “business combination” or the transaction that resulted in the stockholder becoming an “interested stockholder,” (2) upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the outstanding stock of the corporation at the time of the transaction (excluding stock owned by certain persons), or (3) at the time or after the stockholder became an “interested stockholder,” the Board of Directors and at least 66 2/3% of the disinterested outstanding voting stock of the corporation approves the transaction.

Reasons for the Approval of Charter Proposal C

Our Board believes that including a provision that is equivalent to Section 203 of the DGCL has potential benefits to Nesco, including (i) it will encourage any potential acquiror to negotiate with the Board and, therefore, provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of Nesco, (ii) it will provide some measure of protection against an interested shareholder that is proposing a two-tiered transaction structure that is unduly coercive, but it would not ultimately prevent a potential takeover that enjoys the support of shareholders, and (iii) it will help to prevent a third party from acquiring “creeping control” of Nesco without paying a fair premium to all shareholders.

Vote Required for Approval

The approval of Charter Proposal C requires the affirmative vote (in person (which would include voting at the virtual special meeting) or by proxy) of holders of a majority of the outstanding shares of common stock entitled to vote thereon at the special meeting. Abstentions, broker non-votes and failures to vote by proxy or to vote in person (which would include voting at the virtual special meeting) at the special meeting will have the same effect as a vote “AGAINST” this proposal.

Charter Proposal C is conditioned on the approval of the NYSE Proposal and the other Charter Proposals.

Pursuant to the Voting Agreement, except in the case of a change of recommendation by the Board in accordance with the Investment Agreement, each of ECP and Capitol has agreed to vote all of its shares of common stock in favor of Charter Proposal C. The shares of common stock held by ECP and Capitol represent approximately 70% of the outstanding shares of common stock. Accordingly, unless the Board changes its recommendation (in which case the percentage of common stock bound by the Voting Agreement decreases to 39.0%, as explained in the section entitled “The Transactions and Transaction Agreement — The Voting Agreement”), the vote by ECP and Capitol in favor of the Charter Proposal C is sufficient for the adoption of the Charter Proposal C, regardless of how any other Nesco stockholder votes.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” CHARTER PROPOSAL C.

PROPOSAL NO. 5 — CHARTER PROPOSAL D — APPROVAL OF THE PROPOSED CHARTER

Overview

Nesco is asking its stockholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex B, to be effective upon the consummation of the Transaction. In addition to the amendments described in Charter Proposal A, Charter Proposal B and Charter Proposal C, the Proposed Charter will include certain ministerial amendments, including extension of the waiver of corporate opportunities in favor of certain exempted persons, which includes Platinum, ECP, Capitol and Blackstone, and incorporates by reference the provisions of the Amended and Restated Stockholders’ Agreement of Nesco to be entered into in connection with the Transaction as opposed to the current stockholders’ agreement of Nesco.

Reasons for the Approval of Charter Proposal D

Our Board believes that the Proposed Charter is necessary and appropriate to address the needs of Nesco in connection with the Transaction, including for the reasons set forth above with respect to Charter Proposal A, Charter Proposal B and Charter Proposal C.

Vote Required for Approval

The approval of Charter Proposal D requires the affirmative vote (in person (which would include voting at the virtual special meeting) or by proxy) of holders of a majority of the outstanding shares of common stock entitled to vote thereon at the special meeting. Abstentions, broker non-votes and failures to vote by proxy or to vote in person (which would include voting at the virtual special meeting) at the special meeting will have the same effect as a vote “AGAINST” this proposal.

Charter Proposal D is conditioned on the approval of the NYSE Proposal and the other Charter Proposals.

Pursuant to the Voting Agreement, except in the case of a change of recommendation by the Board in accordance with the Investment Agreement, each of ECP and Capitol has agreed to vote all of its shares of common stock in favor of Charter Proposal D. The shares of common stock held by ECP and Capitol represent approximately 70% of the outstanding shares of common stock. Accordingly, unless the Board changes its recommendation (in which case the percentage of common stock bound by the Voting Agreement decreases to 39.0%, as explained in the section entitled “The Transactions and Transaction Agreement — The Voting Agreement”), the vote by ECP and Capitol in favor of the Charter Proposal D is sufficient for the adoption of the Charter Proposal D, regardless of how any other Nesco stockholder votes.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” CHARTER PROPOSAL D.

PROPOSAL NO. 6 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow our Board to adjourn the special meeting to a later date or dates to permit further solicitation and vote of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the proposals.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our Board may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the proposals. In such event, the Transaction would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of common stock present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon at the special meeting.

Abstentions will be counted as votes cast “AGAINST” this proposal. Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting) or a broker non-vote will have no effect on the outcome of the Adjournment Proposal.

The Adjournment Proposal is not conditioned on the approval of any other proposal.

Pursuant to the Voting Agreement, except in the case of a change of recommendation by the Board in accordance with the Investment Agreement, each of ECP and Capitol has agreed to vote all of its shares of common stock in favor of the Adjournment Proposal. The shares of common stock held by ECP and Capitol represent approximately 70% of the outstanding shares of common stock. Accordingly, unless the Board changes its recommendation, the vote by ECP and Capitol in favor of the Adjournment Proposal is sufficient for the adoption of the Adjournment Proposal, regardless of how any other Nesco stockholder votes.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT NESCO

For purposes of this “Information about Nesco” section, unless otherwise indicated, for periods prior to the consummation of the merger (the “Capitol Merger”) with Capitol Investment Corp. IV (“Capitol”), references to “we,” “our,” “us,” “Nesco” or the “Company” are to NESCO, LLC and for periods following the consummation of the Capitol Merger, such terms refer to Holdings.

Company Overview

Nesco Holdings, Inc., a Delaware corporation, serves as the parent for our primary operating company, NESCO, LLC. NESCO, LLC, an Indiana limited liability company, and its wholly owned subsidiaries, is one of the largest specialty equipment rental providers to the growing electric utility T&D, telecom and rail industries in North America. Nesco offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade and installation of critical infrastructure assets including electric lines, telecommunications networks and rail systems.

With a young, coast-to-coast rental fleet of more than 4,500 units as of September 30, 2020, Nesco has a diverse specialty fleet offering that includes insulated and non-insulated bucket trucks, digger derricks, line equipment, cranes, pressure diggers and underground equipment, with all-terrain options such as all-wheel drive, track mounting and rail mounting. Nesco’s rental fleet has an average unit age of approximately 3.9 years at September 30, 2020 compared to an average expected useful life of 15 to 25 years. The long useful life of Nesco’s equipment assets is a key driver of attractive asset economics. Nesco expects that a combination of highly attractive asset economics and long rental periods will continue to drive strong profit margins. In addition to renting its fleet, Nesco opportunistically sells both new and used specialty equipment, which fosters strong customer relationships, facilitates fleet management and strengthens supplier relationships.

Through its PTA segment, Nesco provides its customers a total job-site solution, offering a range of parts, tools and accessories for rent or sale to fully equip their equipment and crews for activity in the field. Nesco’s large PTA inventory includes stringing blocks, augers, insulated hotline tools, hoist and rigging equipment and grounding clamps. Nesco’s comprehensive PTA offering expands opportunities to serve its equipment rental and sales customers through the convenience of a single vendor for all of their specialty equipment and PTA needs.

Nesco has an extensive geographic footprint which allows it to supply equipment and services to major electric utility T&D, telecom and rail customers throughout the U.S. and Canada. Nesco has over 60 locations, including third party facilities. This expansive footprint allows Nesco to opportunistically position its fleet in high-demand regions and across multiple end-markets, which drives high fleet utilization and results in superior customer connectivity. Nesco serves a diverse base of more than 2,000 customers as of September 30, 2020, including many of the top national and regional electric utilities, telecoms, railroads and related contractors.

Nesco’s three primary end-markets (electric utility T&D, telecom and rail) present large and compelling opportunities. Investment spend in these end-markets has exceeded the rate of GDP growth and shown resiliency through the economic cycle. Continued growth is supported by multiple important and transformative long-term trends. The electric utility market is in the early years of a secular upcycle, driven by utilities’ investment to replace or strengthen an aging electric grid, to integrate growing gas and renewable generation mandated by regulation and to meet the expanded demand from electric vehicles and electric heating with a growing focus on decarbonization. The 5G upgrade cycle is driving a new wave of telecom infrastructure spending. Urban congestion and increased freight transportation needs have driven a nationwide investment in improving rail infrastructure with many major projects approved and under development across the U.S. See “End-Market Overview” for additional detail.

Demand for Nesco’s equipment expanded from 2016 to 2019, as demonstrated by high levels of fleet utilization over this period. Prior to the Capitol Merger, Nesco’s ability to invest in its fleet to meet growing end-market demand was limited by the Company’s capital structure. As a result, Nesco turned away rental opportunities due to lack of fleet availability. With a strengthened capital structure following the consummation of the Capitol Merger, Nesco was able to make a significant investment into its fleet in 2019 to capture existing unmet demand as well as expected continued growth in demand from its end-markets.

Company History

Nesco was founded in 1988 as a family-owned equipment sales and rental company in Bluffton, Indiana, focused on the electric utility market. Following its acquisition by Energy Capital Partners III, LP and its parallel and co-invest funds (“ECP”) in early 2014, Nesco expanded and diversified its operations with the launch of the PTA business in late 2015 and the entry into the telecom and rail markets in 2016. The PTA business allowed Nesco to cross-sell a complementary product offering to its existing customer base. The expansion into the telecom and rail industries represented a natural extension given that a significant portion of Nesco’s equipment has applications across the electric utility T&D, rail and telecom end-markets. Nesco’s telecom and rail expansion was facilitated by Nesco’s acquisition of V&H Leasing Services, a rail equipment rental business, in 2016. The acquisitions of Bethea Tool and Equipment Company (“Bethea”) in 2017 and N&L Line Equipment (“N&L”) in 2018 further enhanced the PTA segment and positioned it for nationwide expansion. Bethea added manufacturing capacity of stringing blocks, the most significant product within the PTA portfolio. N&L added certified expertise in dielectric testing and manufacturing of certified live-line tools. In November 2019, Nesco closed the acquisition of Truck Utilities, Inc. (“Truck Utilities”), expanding Nesco’s presence in the Upper Midwest and bringing with it a young, underutilized fleet as well as upfit and service capabilities.

Merger with Capitol

On April 7, 2019, NESCO Holdings I, Inc. (which was the ultimate parent holding company prior to the Capitol Merger described below) (“Holdings I”) entered into a definitive agreement with Capitol, a public investment vehicle, whereby the parties agreed to merge, resulting in Nesco becoming a publicly listed company.

Capitol Investment Corp. IV was originally incorporated under the laws of the Cayman Islands on May 1, 2017 as a blank check company under the name Capitol Investment Corp. IV to acquire, through a merger, share exchange, asset acquisition, stock purchase, plan of arrangement, recapitalization, reorganization or other similar business combination, one or more businesses or entities.

On July 31, 2019, we completed the Capitol Merger whereby Holdings I, became our wholly owned subsidiary and the entity (along with its subsidiaries) through which we operate our business. In connection with the Capitol Merger, we changed our name to Nesco Holdings, Inc.

Segments

Nesco operates in two segments:

•        Equipment Rental and Sales.    The Equipment Rental and Sales (“ERS”) segment principally provides specialty equipment rental solutions to customers including electric utilities, telecom operators, railroad operators and related contractors. These customers use Nesco’s equipment in performing maintenance, repair, upgrade and installation services on critical infrastructure assets. Nesco also sells new and used equipment through this segment.

•        Parts, Tools and Accessories.    The PTA business was launched in 2015. Through this segment, Nesco offers customers sale and rental solutions for parts, tools and accessories to complement Nesco’s specialty equipment fleet. Customers include equipment rental customers, industry contractors and select distributors.

End-Market Overview

Nesco’s core end-markets are electric utility T&D, telecom and rail.

General End-Market Trends

On a pro forma basis including both Nesco and Custom Truck, combined annual capital expenditures in Nesco’s end-markets exceeds $350 billion and grew 7.3% annually from 2001 to 2019 compared to 4.0% annual growth in U.S. GDP over the same period. Nesco’s pro forma end-markets have demonstrated limited correlation with GDP growth and resiliency through the recent economic cycle, with 0.52 correlation to GDP from 2001 to 2019 compared to the construction end-market’s 0.70 correlation with GDP in the same period. These metrics are based on pro forma end-market revenue breakdowns for both Nesco and Custom Truck of 58% electric utility T&D, 18% Infrastructure, 6% Rail and 3% Telecom, and exclude other end-markets.

The North American market has experienced a secular shift from equipment ownership to rental. Rental penetration of the broader equipment fleet in North America increased from 42% in 2009 to 57% in 2019 and is expected to reach 65% by the mid-2020s1. In comparison, other developed markets recorded higher rental penetration rates in 2017, including Europe at 65%, Japan at 80% and the U.K. at 80%, demonstrating the future potential of the North American market.2 Nesco believes that customers’ growing preference for equipment rental is driven by several factors including the avoidance of significant capital outlay, improved asset utilization, reduced storage and maintenance, access to a wider range of modern productive equipment, dedicated customer care and operational efficiencies.

Electric Utility T&D End-Market

Maintaining safe and effective transmission and distribution lines is critical to national infrastructure, as they carry the electricity that powers the nation. Transmission lines carry high voltage electricity long distances, while distribution lines carry electricity from local transformers to houses and businesses. Nesco’s specialty equipment is used in the maintenance and repair of live lines and installation of new lines. Capital expenditure spend in the electric utility transmission and distribution end-market is approximately $70 billion annually.3 This spend is driven by a number of attractive dynamics, demonstrating that the U.S. is likely in the very early stages of a multi-year electric utility T&D spending cycle.

Aging and Underinvested Electric Utility T&D Infrastructure.    Electricity delivery in the U.S. depends on an aging and complex patchwork system of power generation facilities, transmission grids, local distribution lines and substations. Most electric utility T&D lines were constructed in the 1950s and 1960s with a 50-year life expectancy and were not originally engineered to meet today’s load demands. Today, approximately 40% to 50% of existing electric utility T&D infrastructure is at or beyond its engineered life.4 Due in part to this aging infrastructure, costly electric emergency incidents and disturbances have increased more than sevenfold since 2000.5 Multiple costly fires have also been caused by aging and undermaintained transmission and distribution lines. As an example, in February 2019, Pacific Gas & Electric, an electric utility in California, announced that it is probable that its transmission line equipment caused the catastrophic fires in Paradise, CA three months prior, resulting in the deaths of eighty-five people. Maintenance work on the line had been delayed for several years.6 The company, which filed for bankruptcy protection in January 2019, recorded a $10.5 billion charge in anticipation of damage claims. California fire investigators have determined that Pacific Gas & Electric’s equipment also played a role in starting 18 blazes in 2017.7 The prevention of additional incidents associated with the continued operations of aging electric utility T&D infrastructure is expected to continue to drive increasing levels of maintenance and repair and replacement spend by utilities.

Changing Generation Landscape.    The ongoing transition from coal to gas and renewables continues to drive changes in the generation landscape and transmission project development. Twenty-nine states and Washington, D.C. have adopted renewable portfolio standards, which mandate that a certain percentage — most states target 10% to 45% — of electricity sold by a utility must come from renewable sources.8 Approximately 786 gigawatts of new renewables and natural gas-fired generating capacity is expected to be added through 2050.9 As a result, significant spend for new transmission lines will be required to interconnect these new sources of power with the electrical grid.

Increased Focus on Decarbonization.    With an increased societal focus on decarbonization, major fossil fuel driven sectors are shifting towards electrification. The electrification of vehicles, heating technology and industrial processes is expected to drive a significant increase in electricity demand and require a transmission investment of up to $90 billion by 2030.10

____________

1          ARA/IHS Global Insight and Morgan Stanley research.

2          Jefferies research.

3          Evercore research.

⁴          Harris Williams research.

5          U.S. Department of Energy.

6          Wall Street Journal.

7          Wall Street Journal.

8          National Conference of State Legislatures.

9          EIA’s 2019 Annual Energy Outlook.

10        The Brattle Group.

Increased Outsourcing by Utilities.    Utilities are increasingly turning to specialized third-party contractors to fulfill construction and maintenance needs. This outsourcing trend is driven by the challenge of an aging workforce and desire to shift the management and responsibilities of non-core activities to external service providers. Outsourcing is a favorable trend for Nesco, given its rental penetration among electric utility T&D contractors who prefer to rent due to lower initial capital outlay, increased flexibility, improved asset utilization and productivity and significantly reduced storage and maintenance costs.

Nesco’s longstanding relationships, national scale and diverse fleet of specialty rental equipment makes Nesco a key supplier to many companies in the electric utility T&D end-market. Approximately 76.3% and 76.4% of Nesco’s revenue was generated from the electric utility T&D end-market for the nine months ended September 30, 2020 and year ended December 31, 2019, respectively.

Telecom End-Market

Telecommunications infrastructure, including telecom cells, towers and wirelines, are the backbone of telephonic interaction and the transportation of mobile data. Nesco provides the specialty equipment required to maintain and install telecom cells, towers and communication lines. Construction spend on telecommunications infrastructure is approximately $80 billion annually.11 This spend is expected to grow significantly into 2020 and continue throughout the next decade due largely to the advent of 5G technology.

Rapid technological advancements, including advanced digital and video service offerings, continue to increase demand for greater wireline and wireless network capacity and reliability. Data traffic is at an all-time high and is expected to substantially increase in the future. United States data traffic is expected to grow at a 21% CAGR from 2017 to 2022.12 In response to this demand, Verizon Wireless, AT&T Inc., T-Mobile US and Sprint Corporation (the “Big 4 U.S. Telecom Operators”) are planning to increase speed and capacity through the deployment of 5G technology.

5G technology will require the installation of numerous higher bandwidth small cells to “densify” wireless networks and enhance performance. This is because small cells only deliver coverage within approximately a quarter mile of their location, compared to approximately five miles for the existing 4G and predecessor macro cells.13 As a result, approximately 20 times more small cells will need to be installed in order to provide the same level of coverage as the existing macro cells.14

The spend required by the Big 4 Telecom Operators to deploy 5G technology is expected to grow at a 40% CAGR from 2019 to 2023, continuing into 2030 with total 2019 to 2030 spend of approximately $240 billion.15

Emerging wireless technologies are also driving significant wireline deployments. A complementary wireline investment cycle is underway to facilitate the deployment of fully converged wireless and wireline networks. Continued recurring maintenance will be required on existing wireline infrastructure and new 5G infrastructure.

Approximately 13.7% and 12.9% of Nesco’s revenue was generated from the telecom end-market in both the nine months ended September 30, 2020 and year ended December 31, 2019, respectively.

Rail End-Market

Freight and commuter rail are responsible for transporting products and people across the nation. Nesco’s rail mounted equipment is used for a variety of tasks including the installation of new rail and maintenance of the existing rail lines. The hi-rail equipment is utilized in projects for both installation and repair of track, electric lines, signal crossings and signs. The equipment is also often used for working on older infrastructure such as repairing bridges and terminals with more antiquated track and systems that are in need of upgrades with more modern systems like Positive Train Control (“PTC”) and others. The six largest public railroads spend more than $10 billion annually in capital expenditures, which is expected to continue to grow as freight demands increase.16 In addition to freight rail, spend on active commuter rail projects is significant with a growing pipeline.

____________

11              UBS research.

12              Cisco VNI Complete Forecast Highlights.

13              Deutsche Bank research.

14              Deutsche Bank research.

15              Morgan Stanley research.

16              BMO research and Loop research.

Freight Rail.    Freight rail, one of the most cost-effective, energy-efficient modes of transport, carries about 40% of intercity freight as measured by ton-miles, more than any other mode of transportation.17 Total U.S. freight movements are expected to rise from around 18.0 billion tons in 2015 to around 25.3 billion tons in 2045 — a 41% increase.18 Nesco’s North American customers are principally Class I railroads and related contractors. Class I railroads operate in 44 states across the U.S. and account for 94% of freight rail revenues in North America.19

Commuter Rail.    Trends such as population growth, increasing urbanization, a focus on sustainability, environmental awareness and increasing highway congestion are expected to drive continued investment in commuter rail. Furthermore, as a result of years of insufficient funding, transit systems across the U.S. are struggling to cope with aging infrastructure, creating a massive and increasing backlog. The most recent federal estimate quantifies the backlog of projects required to attain a “state of good repair”, meaning public transit is repaired to an age within its average service life, at $90 billion — projected to grow to $122 billion by 2032.20 In August 2018, the U.S. Senate approved a fiscal-year 2019 appropriations bill that provides $16.1 billion for public transit and intercity passenger rail. Also in 2018, the Los Angeles County Metropolitan Transportation Authority’s board adopted the Twenty-Eight by ’28 plan, which calls for completing 28 transportation projects at an estimated cost of $26 billion ahead of the 2028 Summer Olympics and Paralympics in Los Angeles.

Approximately 7.3% and 5.2% of Nesco’s revenue was generated from the rail end-market in the nine months ended September 30, 2020 and year ended December 31, 2019, respectively.

Other End-Markets

Approximately 2.7% and 5.5% of Nesco’s revenue was generated from other end-markets in the nine months ended September 30, 2020 and year ended December 31, 2019, respectively, primarily from lighting and signage.

Product and Services

Equipment Rental and Sales.    Nesco’s equipment rental fleet consists of more than 4,500 units, which management believes is among the largest specialty equipment rental fleets in North America. Nesco’s fleet consists of more than 250 product variations to serve the specialized needs of its customers including various terrain options such as truck mounted, rail mounted, track mounted and all-wheel drive. Nesco’s equipment can reach transmission lines and cell sites in excess of 200 feet in the air, dig to a depth of 60 feet to install telephone and power line poles, provide power line and fiber line pulling capacity of up to 40,000 pounds and reach remote and inaccessible areas for rail maintenance. A large percentage of Nesco’s fleet is insulated, which allows customers to safely work on live electric lines. Nesco’s equipment is regularly tested for safety, which includes regulation-mandated dielectric testing of all insulated units to ensure safe operations near electrical wiring. The majority of Nesco’s equipment can be used across a variety of end-markets and many of Nesco’s customers operate in multiple end-markets. Rental rates vary depending on product type, geography, demand and other factors.

Examples of Nesco’s equipment rental products include:

•        Bucket Trucks.    Trucks equipped with a bucket mounted on an insulated or non-insulated hydraulic lifting aerial device used to maintain and construct utility, rail or telecommunication lines.

•        Digger Derricks.    Trucks equipped with a boom and auger used to dig holes and set utility, rail and telephone poles.

•        Line Equipment.    Equipment used to string new and re-conduct overhead utility, rail, telecom or cable lines including pole trailers, reel handling trailers and other material handling trailers.

•        Cranes.    Trucks equipped with a boom crane used for large-scale transmission line repair and construction and in multiple rail applications for material handling and lifting.

•        Pressure Diggers.    Trucks equipped with a pressure drill used to dig holes for utility poles, structure bases and foundations through hard materials such as rock.

____________

17              Railroads of New York.

18              U.S. Department of Transportation.

19              Association of American Railroads.

•        Underground Equipment.    Variety of equipment used to place and remove underground utility and telecom lines without disruption to the surface.

•        Trucks/Miscellaneous Equipment.    Hi-rail equipment including hi-rail service trucks, grapples, roto-dumps, PTC trucks, etc.

In addition to equipment rentals, Nesco opportunistically sells used equipment from its own fleet and new equipment as a qualified dealer for 17 of its suppliers.

Parts, Tools and Accessories.    Nesco’s parts, tools and accessories rental inventory consists of approximately 46,000 units, which management believes is the second largest PTA rental fleet in North America. Nesco also has a broad inventory of PTA available for purchase, including Nesco-manufactured stringing blocks and insulated tools as well as other OEM direct products. Nesco’s PTA products are a natural extension of Nesco’s core equipment rental offering and can be rented or purchased on an individual basis or in packaged specialty kits. A typical crew on assignment will require a collection of parts, tools and accessories of between $25,000 and $80,000 per crew.

The technical nature of certain PTA, such as insulated tools, requires periodic testing in a certified lab and expertise in specialized repairs, which Nesco provides at its test and repair facilities. Nesco is expanding its test and repair services nationwide and expects to increase its number of locations. These locations will serve as hubs for technical test and repair as well as PTA rental and sales.

Examples of Nesco’s PTA products and services include:

•        Stringing Blocks.    Stringing dollies and accessories used to string powerline, telephone line (including fiber), or cable, above ground or underground in the new construction, rebuild or maintenance of the lines.

•        Augers.    Tool used to dig holes for power, telephone or cable poles and also used to dig holes for structure bases, pilings and foundation supports.

•        Insulated Tools.    Extension arms, temp arms, insulated ladders, etc., used to insulate and dielectrically protect workers and temporarily reposition powerlines for safe execution of tasks while working at height in live line circumstances.

•        Other PTA.    Crimping tools and dies, pumps/motors, underground fiber laying tools and various other tools used in either utility, telecom or rail applications.

•        Test and Repair Services.    Regulatory requirements of not more than one year for specialized PTA including testing and inspections, design requirements, rubber testing, etc. and repair services for replacement parts.

Competitive Strengths

Nesco believes that the following competitive strengths have been instrumental in its success and position Nesco for continued growth:

Market Leader Across Compelling End-Markets.    We believe Nesco is a leader in each of the electric utility T&D, telecom and rail end-markets that Nesco serves with a fleet of more than 4,500 units of specialty equipment. Nesco has established this position by leveraging its expansive fleet, national sales and service network, longstanding customer relationships and operational expertise. All three end-markets are in the early years of a secular upcycle that is expected to persist for years to come. Nesco is well positioned to benefit from this projected growth.

Comprehensive Product Offering.    Nesco has a broad product offering, including both a wide array of specialized rental equipment and a diverse range of ancillary parts, tools and accessories. Nesco believes that its diverse and comprehensive offering make it a specialty equipment provider of choice for its customers. Its “onestop-shop” value proposition sets Nesco apart from its competitors and strengthens customer relationships.

Focus on Rental.    Nesco has a rent-first business model. Nesco’s singular focus is on providing high quality specialty rental equipment and related products with best-in-class service. In comparison, for many of Nesco’s competitors, equipment manufacturing and sales is the primary focus with secondary attention given to servicing rental customers. Nesco’s rental-centric sales and service organization is highly responsive to all needs of its rental customers. Nesco provides price quotes within 30 minutes and ensures swift equipment delivery and timely service support, either in the field or in the shop. Nesco believes its rent-first model enables Nesco to provide superior customer service and a best-in-class rental experience relative to competitors.

Expansive Geographic Footprint.    Nesco’s geographic presence spans the United States and Canada with a network of more than 60 locations, including third party facilities. Nesco’s strategically allocated fleet and wide-reaching service capabilities allow it to quickly respond to both equipment and service requests from customers. The Company’s broad reach also represents a competitive advantage in serving customers with nationwide operations who may prefer the convenience of interacting with a limited number of equipment providers.

Established Customer Relationships and Industry Expertise.    Nesco has longstanding relationships with its large and diverse group of customers. The Company has built strong expertise of the equipment and product requirements in its end-markets and works closely with its customers to determine their needs by projects. Nesco’s top ten customers have an average of an 18-year tenure with the Company. These established relationships represent a competitive advantage for Nesco.

Strong Financial Profile.    Robust growing demand for Nesco’s equipment and strong asset-level returns enabled the Company to achieve a 12% revenue CAGR and a 12% Adjusted EBITDA CAGR from 2016 to 2020. Following the consummation of the Capitol Merger, our financial flexibility was improved to pursue strategic growth opportunities through investments in the fleet, expansion of the PTA business and selective strategic activity, while still maintaining prudent capital management. Nesco will also benefit from the use of certain attractive tax attributes, including a federal net operating loss carryforwards of $366.0 million and a state net operating losses carryforward of nearly $228.7 million, both as of September 30, 2020.

Growth Strategies

Nesco intends to maintain its leading market position and drive continued revenue and Adjusted EBITDA growth by pursuing the following strategies:

Invest in Fleet to Meet Growing Excess Demand.    As a result of increasing demand from customers and a lack of equipment availability in Nesco’s fleet, the Company had to turn away more than 6,000 rental opportunities from 2017 to 2019. Nesco had limited ability to invest in its fleet during this period due to capital structure constraints. The number of rental opportunities that Nesco was unable to service due to a lack of product availability grew from 810 rental opportunities in 2015 to 1,999 rental opportunities in 2019 indicating a growing need for increased capital investment. Nesco tracks information on rental opportunities, including the reasons for opportunities not serviced, in its customer relationship management system.

With a strengthened capital structure, Nesco made a significant investment in its fleet in 2019, growing the fleet size by approximately 700 additional units. The Company expects to address the existing and growing end-market demand with a targeted investment in product lines that have demonstrated the greatest excess demand, highest utilization and shortest payback periods. Nesco’s investments in its fleet will allow the Company to leverage its highly attractive unit economics, with unlevered internal rates of return of approximately 30%.

Increase Customer Penetration in Parts, Tools and Accessories.    Since its launch in 2015, the parts, tools and accessories business has demonstrated significant growth, indicating the strong appeal of the product offering to Nesco’s customer base. PTA revenue as a percentage of equipment rental revenue increased from 17% in 2018, when only two locations were opened with a limited product offering at each of those locations, to 24% in 2019, excluding Truck Utilities after Nesco opened four full service locations and a warehouse facility and added certified test and repair services to all of is full service locations. Nesco believes PTA revenue as a percentage of equipment rental revenue demonstrates the level of cross-sell of the PTA segment into its existing customer base and believes there is ample opportunity to increase this percentage over time.

Following the acquisitions of Bethea and N&L in 2017 and 2018, Nesco is now well positioned to expand the PTA segment. N&L and Bethea added manufacturing capabilities of key PTA products, including stringing blocks and hotline tools, both of which are long-lived assets that represent the largest share of PTA rentals. N&L also added certified test and repair capabilities. Management believes the integration of these two operations provides Nesco a cost and expertise advantage compared to competitors.

Nesco increased the number of PTA full-service locations and warehouses from two in 2018 to eight by the end of the third quarter of 2020. Each full-service location provides certified test and repair services and an expanded product offering of both insulated and non-insulated tools.

Selectively Pursue Strategic Acquisitions.    Nesco has successfully sourced, executed and integrated seven strategic acquisitions since 2012. These seven accretive acquisitions have bolstered Nesco’s market leadership, fleet diversity, end market reach, product offerings and geographic footprint. The companies were acquired for a weighted average EBITDA multiple of 5.5x or 4.0x, including realized synergies and 100% or more of the expected synergies were realized in each acquisition, demonstrating management’s ability to effectively source, execute and integrate acquisitions. Management is actively evaluating additional acquisition opportunities to allow Nesco to leverage its national platform and act as a preferred consolidator in a fragmented industry with many regional and local players.

Customers

Nesco serves a large base of more than 2,000 customers, including many of the top national and regional electric utilities, telecoms, railroads and related contractors.

Rental Contracts

In excess of 95% of new rental orders use Nesco’s standard rental agreement, pre-negotiated master lease or national account agreements. The initial duration of Nesco’s rentals is 28 days or one month. Thereafter, the contract is automatically renewed in increments of 28 days or one month until the customer returns the equipment. Customers are billed on a monthly basis. The average rental duration of Nesco’s rental portfolio was approximately 13 months as of September 30, 2020 and December 31, 2019. In addition to the monthly rental rates, customers are responsible for the costs of delivery and return to Nesco’s service locations, preventative maintenance and consumables, and any loss or damage beyond normal wear and tear. Nesco’s rentals require customers to maintain liability and property insurance covering the units during the rental term and to indemnify Nesco from losses caused by the negligence of the customer, their employees or contractors. Nesco also provides rental customers the opportunity to enter into RPO contracts, when requested, which allow the customer to earn credit towards the purchase of the equipment based on the rental payments made.

Fleet Management

Nesco employs a disciplined and strategic approach to fleet management and optimization. The fleet management process includes the development of an annual plan for procurement, submission of purchase orders with key suppliers, monitoring and tracking maintenance and repair requirements and end of rental life decisions regarding remount or sale for each unit in the fleet. Nesco utilizes a third-party web-based fleet management information system for enhanced visibility into the transportation and service phases of the rental cycle, enabling it to effectively manage service cost, uptime and utilization. The system provides Nesco’s sales and operations teams with remote access to real-time information, enabling fleet optimization and improving responsiveness. Nesco actively tracks utilization for each unit in its fleet and type to forecast availability and inform fleet investment decisions, while sales representatives and management closely follow developing projects and remain in constant communication with customers to forecast their equipment needs.

Nesco’s dedication to maintaining its fleet in like-new condition provides customers with more reliable, readily available equipment. Nesco’s expansive geographic footprint enables it to quickly turn around newly off-rent equipment which supports high utilization levels. Fleet maintenance that occurs in a service facility is executed either at a Nesco operated service location, or a third-party outsourced location. Fleet maintenance that occurs in the field is executed either by a Nesco employed technician or third-party field service technician. Major overhaul and repair jobs are typically performed by Nesco’s highly skilled internal service team. Third-party service providers typically perform routine maintenance work, including standard checks as equipment comes off rent, but are equipped to handle larger overhaul and repair jobs as needed. This unique service network improves Nesco’s maintenance response time, equipment reliability and utilization levels while allowing it to minimize fixed costs.

As units approach the targeted end of rental lives, based upon expected increasing maintenance cost curves and customers’ preference for newer equipment, Nesco’s technical fleet management team will evaluate each individual unit for potential retention, remount on a new chassis or sale. Dynamic review of aged fleet to determine remount applicability on key product lines occurs as a first screen for each unit. Nesco will look to sell equipment if a unit is not suitable for remount. Nesco realizes attractive used equipment sale values, driven by Nesco’s significant purchasing power with suppliers, industry leading maintenance programs and lead times associated with new equipment orders. Generally, fleet sales are executed with long standing rental customers looking to satisfy permanent fleet needs.

Suppliers

Nesco sources the specialty equipment and parts, tools and accessories it rents and sells from a limited number of middle market suppliers including Terex, S.D.P. Manufacturing and Versalift. Nesco is one of the largest customers for most of its key suppliers, making Nesco an important and highly strategic sales channel for OEMs. Management believes Nesco receives preferential pricing terms and production priority unavailable to smaller competitors. Nesco’s senior leadership maintains strong relationships with key suppliers. Some of these were established when certain members of Nesco’s management worked in supplier organizations prior to joining Nesco, including Lee Jacobson, CEO, who worked at Terex for 10 years. The Company maintains a resilient supply chain network by sourcing equipment product lines from multiple manufacturers, keeping the market competitive and eliminating risk of disruptions from a single supplier.

Competition

Nesco’s competitors include local, regional and national companies within the electric utility T&D, telecom or rail end-markets. The national competitors within the specialty equipment rental segment include Altec Industries, Custom Truck One Source and Danella Companies. In most cases, these competitors focus on a primary activity other than rental such as manufacturing, truck upfitting or construction services. The only national competitor within the comparable parts, tools and accessories segment is Wagner-Smith Equipment Co. Outside of Nesco, no national provider has a comprehensive offering of both specialty equipment and adjacent parts, tools and accessories. In addition to national competitors, there are numerous local or regional competitors that serve Nesco’s target end-markets. These smaller competitors lack the scope of fleet, sales coverage, service coverage and PTA offering that is a part of Nesco’s customer value proposition.

Sales and Marketing

Sales

Nesco operates with a nationwide direct sales team to address the specialized needs of its customer base and cultivate strategic partnerships with key customers in the industry. The more than 35-member sales organization is led by members of the senior management team including Presidents and Regional Vice Presidents. The average years of experience in the industry of our sales personnel is more than 20 years. Nesco’s field sales organization has developed “first-call” relationships with several of its largest customers while providing significant expertise in the technical nature of the equipment and projects.

For key national or regional accounts, Nesco employs a top to bottom sales approach with a focus on building partnerships at all levels within these key accounts and securing commitments to use Nesco as a preferred supplier. Strategic Account Managers are responsible for establishing and managing these relationships along with direct involvement from senior leadership to create more contact and touch points between the key decision makers and Nesco.

Nesco divides the remainder of its sales organization into regional go-to market teams for the equipment rental and PTA segments consisting of Territory Managers supported by Inside Rental Representatives and Assistants. Territory Managers are responsible for developing new relationships and maintaining communication with key decision makers at customer organizations and working with employees at both the corporate office and on individual job sites to ensure customer satisfaction. After a rental opportunity is generated, Inside Rental Representatives and Assistants serve in a support role by working directly with customers to finalize orders, schedule delivery, coordinate payment and handle inbound requests. This direct communication helps expedite future orders with an industry leading turnaround time of 30 minutes on rental equipment availability and rate quotes.

Marketing

Nesco utilizes targeted advertising, tradeshows, focused email distributions, a comprehensive equipment catalog and a company website for marketing its products and services. The rental catalog contains detailed technical information and diagrams for all Nesco products, while the website offers easy access to equipment specifications and rental listings. Nesco supplements these materials with ten to twelve major marketing publications annually.

In addition to print and online publications, Nesco participates in national and select regional trade shows, which represent important customer touch points for the sales team to both approach new customers and maintain strong relationships with existing customers.

Facilities

Nesco headquarters is based in Fort Wayne, IN where it houses executive management, accounting, finance, information technology, human resources, marketing and procurement professionals. Nesco maintains a diverse geographic footprint in the U.S. and Canada, with 28 leased facilities operated by Nesco. All Nesco operated facilities are leased which enhances operational flexibility. Nesco operates 13 facilities for the servicing of its core equipment rental fleet. Additionally, the Company partners with more than 50 third-party service locations geographically disbursed throughout the U.S. and Canada. Nesco currently operates 8 PTA facilities in New Haven, IN, Poulsbo, WA, El Monte, CA, Yuma, AZ, Bluffton, IN, Wilkes Barre, PA, Alvarado, TX and Tallahassee, FL.

Intellectual Property

Nesco does not own or license any patents, patent applications or registered copyrights. Nesco owns a number of trademarks and domain names important to the business. Its material trademarks are registered or pending applications for registrations in the U.S. Patent and Trademark Office and various non-U.S. jurisdictions. The Company uses “Nesco” and “Truck Utilities” as unregistered trademarks and “Nesco Specialty Rentals”, “Nesco Rentals” and “Bethea” as registered trademarks. Additionally, pursuant to an agreement with Terex, Nesco has a revocable, royalty-free, limited license to use certain Terex trademarks to promote the sale and servicing of Terex products, subject to certain conditions of use. Nesco believes it owns or licenses, or could obtain on reasonable terms, any intellectual property rights needed to conduct its business.

Governmental Regulation

Nesco is subject to various governmental, including environmental, laws and regulations. Regulations affecting our operations principally relate to the licensing, permitting and inspection requirements for vehicles in our rental fleet. Additionally, we are subject to environmental regulations governing the discharge of pollutants into the air or water, the management, storage and disposal of, or exposure to, hazardous substances and wastes, the responsibility to investigate and clean up contamination, and occupational health and safety. Our operations generally do not raise significant risks related to our rental fleet, including environmental risks. Fines and penalties may be imposed for non-compliance with applicable environmental, health and safety requirements and the failure to have or to comply with the terms and conditions of required permits. The Company is not aware of any material instances of non-compliance with respect to environmental regulations.

Employees

As of September 30, 2020, Nesco had approximately 365 employees across North America. Nesco has a non-union workforce and believes that relations with its employees are excellent. Nesco’s operations are generally organized into regions. These regions are managed by regional vice presidents or the executive management team in Fort Wayne. Geographic territories include assigned customer relationship managers, service center and warehouse managers. Employees are provided with operational and budgetary guidelines in order to make day-to-day decisions that are aligned with Nesco’s strategic objectives. Nesco’s management team monitors operational performance using various performance benchmarks, as well as conducts detailed monthly operating reviews. All employees receive training and development, including safety training, sales and leadership training, equipment-related training from Nesco’s suppliers and online courses covering a variety of relevant subjects.

Legal Proceedings and Insurance

From time to time, Nesco is subject to various lawsuits, claims and legal proceedings, the vast majority of which arise out of the ordinary course of business. The nature of Nesco’s business is such that disputes related to vehicles and accidents occasionally arise. Nesco assesses these matters on a case-by-case basis as they arise and it establishes reserves as and if required, based on its assessment of exposure. Nesco has insurance policies to cover general liability and workers’ compensation related claims. Management believes that none of the existing legal matters will have a material adverse effect on Nesco business or financial condition upon their final disposition. See Nesco’s audited consolidated financial statements and the notes thereto included in this proxy statement for additional detail.

NESCO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted “we,” “us,” “our,” “Company,” or “Nesco” refers to Nesco Holdings, Inc. and its consolidated subsidiaries. The following discussion contains forward-looking statements. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management. For further information on items that could impact our future operating performance or financial condition, see the section herein entitled “Cautionary Note Regarding Forward-Looking Statements” and the section entitled “Risk Factors”.

Overview of Markets and Related Industry Performance

Nesco continued to be negatively impacted by the COVID-19 pandemic during the third quarter of 2020, particularly during July and August and began to see a normal seasonal uptick take hold starting in late August and continuing past the end of the quarter. While Nesco has not yet reached the same levels as a year ago, and remains cautious about the continuing impact of the COVID-19 pandemic, OEC on rent improved significantly from the beginning of the quarter to the end of the quarter.

Nesco serves critical infrastructure sectors that have been identified by the by the United States Cybersecurity and Infrastructure Security Agency (“CISA”) as vital to the U.S. Accordingly, we have continued to meet the needs of our customers during the pandemic. We continue to adhere to protocols designed to maintain the health and safety of our employees and their families, as well as our customers, vendors and communities. These protocols have allowed the Company to keep all business and service locations operational throughout the pandemic with little to no disruption.

Starting in March, we saw a decline in demand from customers as planned projects were delayed in response to the uncertainty caused by the onset of the pandemic. These delays were most pronounced in electric utility T&D customers close to population centers in efforts to promote social distancing. Electric transmission customers also delayed planned new project starts. This led to a decline in OEC on rent during the second quarter and into the beginning of the third quarter. As projects ended or were delayed, equipment was returned and there was little offsetting demand from new projects. This trend began to reverse starting in late August. Nesco started to service new electric distribution projects and then benefited from a normal seasonal uptick of new electric transmission projects in August that has continued through September and October. Electric utility T&D customers continue to have large backlogs of projects that must be undertaken to maintain an aged grid, to reduce fire hazards, to ensure the uninterrupted supply of electricity and to meet growing electricity demands of the future tied to increased household usages and vehicle electrification. We have experienced relative stability in the rail and telecom sectors. Telecom end-customers have announced intentions to continue to invest in 5G infrastructure and additional network enhancements designed to address deficiencies that became apparent with increased traffic during pandemic stay-at-home orders.

The unprecedented nature of the COVID-19 pandemic continues to make it difficult to predict our future business and financial performance. However, our customers continue to reiterate record or near-record backlogs and capital investment plans. We are not aware of any significant project cancellations by our customers during the pandemic at this time. Customer projects that we are aware of were merely delayed. Many projects that were previously delayed have now been rescheduled. Following the project delays from March to August, we are now experiencing an increase in demand as customers work to fulfill backlogs. Like Nesco, our customers have become more adept at working safely within the pandemic environment.

At the onset of the pandemic, our focus was on delivering upon the needs of our customers, managing costs and cash flows, and preparing for a future recovery. We reduced our capital spending, our working capital balances and undertook cost reduction efforts including limited headcount reductions. As part of these efforts we reduced our service costs by limiting repairs on equipment coming off-rent to levels required to meet demand. We are now beginning to pivot towards a recovery. In the near-term, this will drive service cost increases as we seek to rapidly deploy equipment to meet customer demand. As we look ahead to 2021, we are formulating a disciplined capital investment strategy that will support long term growth. At the same time, we are focused on maintaining a financial position and liquidity level that provides flexibility in the face of ongoing uncertainty.

Financial Overview

We use a variety of operational and financial metrics, including non-GAAP financial measures, such as Adjusted EBITDA, to enable us to analyze our performance and financial condition. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are the most relevant measures of performance. Some of these measures are commonly used in our industry to evaluate performance. We believe these non-GAAP measures provide expanded insight to assess performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, our non-GAAP financial measures may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. You should read this discussion and analysis of our results of operations and financial condition together with the consolidated financial statements and the related notes thereto also included within.

Measures Related to our Fleet

We consider the following key operational measures when evaluating our performance and making day-to-day operating decisions:

OEC on rent — OEC on rent is the original equipment cost of units rented to customers at a given point in time. Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period. OEC represents the original equipment cost, exclusive of the effect of adjustments to rental equipment fleet acquired in business combinations, and is the basis for calculating certain of the measures set forth below. This adjusted measure of OEC is used by our creditors pursuant to our credit agreements, wherein this is a component of the basis for determining compliance with our financial loan covenants. Additionally, the pricing of our rental contracts and equipment sales prices for our equipment is based upon OEC, and we measure a rate of return from our rentals and sales using OEC. OEC is a widely used industry metric to compare fleet dollar value independent of depreciation.

Fleet utilization — Fleet utilization is defined as the total numbers of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC. Utilization is a measure of fleet efficiency expressed as a percentage of time the fleet is on rent and is considered to be an important indicator of the revenue generating capacity of the fleet.

OEC on rent yield — OEC on rent yield (“ORY”) is a measure of return realized by our on rental fleet during a 12-month period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on Rent for the same period. For period less than 12 months, the ORY is adjusted to an annualized basis.

Gross Profit, Income from Operations and Cash Flow from Operations

Gross profit, income from operations and cash flow from operations are financial performance measures that we use to monitor our results from operations and to measure our performance against our debt covenants. Additionally, from time to time we separately describe two components included in our measure of gross profit, depreciation of rental equipment and major repairs disposal expenses, each of which represents non-cash items. Refer to our discussion of Adjusted EBITDA for further information.

Adjusted EBITDA

Adjusted EBITDA is also a non-GAAP financial performance measure that we use to monitor our results from operations, to measure our performance against our debt covenants and in measuring our performance relative to that of our competitors.

We believe the presentation of Adjusted EBITDA enhances an investor’s understanding of our financial performance because it is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. Such items are excluded pursuant to the definition of Adjusted EBITDA in the 2019 Credit Facility and the Indenture Adjusted EBITDA is the basis for several financial loan covenants contained in the 2019 Credit Facility. We believe that Adjusted EBITDA provides investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, service debt and undertake capital expenditures. We use these financial measures for business planning purposes, for loan compliance purposes, and in measuring our performance relative to that of our competitors.

Our use of the terms EBITDA and Adjusted EBITDA may vary from that of others in its industry and therefore are limited in their usefulness as comparative measures. These financial measures should not be considered as alternatives to net income (loss), operating income (loss) or any other performance measures derived in accordance with GAAP as measures of operating performance, operating cash flows or as measures of liquidity. Non-GAAP financial measures should not be relied upon to the exclusion of U.S. GAAP financial measures. We encourage investors to review our non-GAAP financial measures together with our U.S. GAAP results and historical consolidated financial statements, and not in isolation. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies.

Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of used equipment sold. When equipment is purchased in connection with a business combination, the equipment is revalued to its then current fair value for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair value of equipment as of the acquisition date, with depreciation recorded thereafter following our accounting policies; however, this may not be indicative of our actual cost to acquire new equipment that we add to our fleet apart from a business acquisition. Additionally, the pricing of our rental contracts and equipment sales prices for our equipment is based upon OEC, and we measure a rate of return from our rentals and sales using OEC. As indicated above, the agreements governing our indebtedness define this adjustment to EBITDA, as such, and we believe this metric is a better indication of our true cost of equipment sales due to the removal of the purchase accounting adjustments.

Operating Results — Nine Months Ended September 30, 2020 and 2019

Consolidated Operating Results — Nine Months Ended September 30, 2020 and 2019

(in $000s)	Nine Months Ended September 30, 2020	% of revenue	Nine Months Ended September 30, 2019	% of revenue
Rental revenue	$144,103	65.7%	$143,871	77.0%
Sales of rental equipment	19,585	8.9%	15,167	8.1%
Sales of new equipment	19,043	8.7%	8,076	4.3%
Parts sales and services	36,753	16.7%	19,675	10.5%
Total Revenue	219,484	100.0%	186,789	100.0%
Cost of revenue	106,833	48.7%	73,159	39.2%
Depreciation of rental equipment	59,275	27.0%	51,369	27.5%
Gross Profit	53,376	24.3%	62,261	33.3%
Operating expenses	39,102		38,162
Operating Income	14,274		24,099
Other Expense	54,061		52,926
Loss Before Income Taxes	(39,787)		(28,827)
Income Tax Expense (Benefit)	(25,841)		1,330
Net Income (Loss)	$(13,946)		$(30,157)

Total Revenue.    Total revenue for the nine months ended September 30, 2020, increased by $32.7 million, or 17.5%, compared to the same period in 2019. Rental revenue increased $0.2 million, or 0.2%, compared to the same period in 2019 driven by investments made in 2019 and partially offset by delays in projects resulting from the COVID-19 pandemic in the second and third quarters. Sales of rental equipment increased $4.4 million, or 29.1%, and sales of new equipment increased $11.0 million, or 135.8%, compared to the same period in 2019. Parts sales and service revenue increased $17.1 million, or 86.8%, compared to the same period in 2019 primarily due to the acquisition of Truck Utilities.

Cost of Revenue.    Cost of revenue, excluding depreciation of $59.3 million, for the nine months ended September 30, 2020, increased by $33.7 million, or 46.0%, compared to the same period in 2019 ($41.6 million, or 33.4%, including depreciation). The majority of the increase in cost of revenue for the nine months ended September 30, 2020 is attributed to incremental costs aligned with the increases in parts sales and service revenue and in equipment sales revenue.

Operating Expenses.    Operating expenses for the nine months ended September 30, 2020 increased $0.9 million, or 2.5%, compared to the same period in 2019. The increase for the nine month period is partially due to increased selling, general and administrative expenses as a result of increased headcount with the expansion of the organization and additional expenses incurred as a result of being a public company. Offsetting the increase is a reduction in transaction expenses of $6.3 million for the nine month period ended September 30, 2020 compared to the same period in 2019, which were directly related to the merger with Capitol in 2019.

Other Expense.    Other expense for the nine months ended September 30, 2020 increased $1.1 million, or 2.1%, compared to the same period in 2019. Other expense in the nine months ended September 30, 2019 includes loss of extinguishment of debt of $4.0 million directly related to the transactions with Capitol, which closed on July 31, 2019. Additionally, the changes in fair value of an interest rate collar, which is an undesignated hedging instrument, resulted in $6.1 million of expense for the nine month period ended September 30, 2020.

Income Tax Expense.    Income tax expense was a benefit of $25.8 million for the nine months ended September 30, 2020. We recorded a reduction of our deferred tax valuation allowance related to federal and state net operating loss carryforwards as well as disallowed interest expense deduction carryforwards. Final regulations issued by the US Treasury and Internal Revenue Service prompted a reassessment of how we had established valuation allowances in prior interim and annual periods, which were based on interpretations regarding the impacts of the interest limitation rules. In our revised assessment, we estimate that we are more likely than not, able to realize certain of our federal and state deferred tax assets within the period that the carryforwards expire.

Financial Performance

We believe that our operating model, together with our highly variable cost structure, enables us to sustain high margins, strong cash flow generation and stable financial performance throughout various economic cycles. We are able to generate free cash flow through our earnings, as well as sales of used equipment. Our highly variable cost structure adjusts with the utilization of our equipment, thereby reducing our costs to match our revenue. We principally evaluate financial performance based on the following measurements: Adjusted EBITDA, OEC on rent, fleet utilization and OEC on rent yield. The following table summarizes these operating metrics.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Financial performance for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
(in $000s)	2020	2019	change	(%)
Adjusted EBITDA(a)	$86,249	$91,900	$(5,651)	(6.1)%
Average OEC on rent(b)	$475,038	$467,178	$7,860	1.7%
Fleet utilization(c)	73.6%	85.0%	(11.4)%	(13.4)%
OEC on rent yield	36.0%	37.0%	(1.0)%	(2.7)%

____________

(a)      EBITDA represents net income (loss) before interest, provision for income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted for (1) non-cash purchase accounting impact, (2) transaction and process improvement costs, including the effect of the cessation of operations in Mexico, (3) major repairs, (4) share-based payments, and (5) the change in fair value of derivative instruments. These metrics are subject to certain limitations. See “Financial Overview—Adjusted EBITDA” and the reconciliation of Adjusted EBITDA to U.S. GAAP net income (loss) below.

(b)      Average OEC on rent is the average original equipment cost of units on rent during the period. The measure provides a value dimension to the fleet utilization statistics. This metric has been adjusted to exclude Mexico, which the Company commenced exit activities in the third quarter of 2019. As of September 30, 2020, June 30, 2020 and March 31, 2020, the point in time amount of OEC on rent was $493.8 million, $450.3 million and $486.1 million, respectively.

(c)      Fleet utilization for the period is calculated by dividing the amount of time an asset is on rent by the amount of time the asset has been owned during the year. Time on rent is weighted by original equipment cost. This metric has been adjusted to exclude Mexico, which the Company commenced exit activities in the third quarter of 2019.

Adjusted EBITDA. Adjusted EBITDA decreased $5.7 million, or 6.1%, to $86.2 million for the nine months ended September 30, 2020 compared to the same period in 2019. This decrease is primarily due to the increase in selling, general and administrative expenses, partially offset by a $1.0 million decrease in gross profit, excluding depreciation of $59.3 million.

The following is a reconciliation from U.S. GAAP net loss to Adjusted EBITDA for the nine months ended September 30, 2020 and 2019.

	Nine Months Ended September 30,
(in $000s)	2020	2019
Net income (loss)	$(13,946)	$(30,157)
Interest expense	47,816	46,376
Income tax expense (benefit)	(25,841)	1,330
Depreciation expense	60,080	52,104
Amortization expense	2,233	2,172
EBITDA	70,342	71,825
Adjustments:
Non-cash purchase accounting impact(1)	1,485	862
Transaction and process improvement costs(2)	5,098	14,676
Major repairs(3)	1,506	1,522
Share-based payments(4)	1,669	463
Change in fair value of derivative(5)	6,149	2,552
Adjusted EBITDA	$86,249	$91,900

The following is a reconciliation from Adjusted EBITDA to net cash flow from operating activities for the nine months ended September 30, 2020 and 2019.

	Nine Months Ended September 30,
(in $000s)	2020	2019
Adjusted EBITDA	$86,249	$91,900
Adjustments:
Change in fair value of derivative(5)	(6,149)	(2,552)
Share-based payments(4)	(1,669)	(463)
Major repairs(3)	(1,506)	(1,522)
Transaction and process improvement costs(2)	(5,098)	(14,676)
Non-cash purchase accounting impact(1)	(1,485)	(862)
EBITDA	70,342	71,825
Add:
Interest expense	(47,816)	(46,376)
Income tax benefit (expense)	25,841	(1,330)
Amortization – financing costs	2,188	2,099
Share-based payments	1,669	463
Loss (gain) on sale of rental equipment and parts	(4,231)	(3,930)
Gain on insurance proceeds – damaged equipment	(714)	(570)
Major repair disposal	1,506	1,522
Loss on extinguishment of debt	—	4,005
Change in fair value of derivative	6,149	2,552
Asset impairment	—	657
Deferred tax (benefit) expense	(24,417)	816
Provision for losses on accounts receivable	1,813	3,472

	Nine Months Ended September 30,
(in $000s)	2020	2019
Changes in assets and liabilities:
Accounts receivable	9,258	(13,728)
Inventory	(3,797)	(13,742)
Prepaid expenses and other	(953)	(2,211)
Accounts payable	(8,920)	4,792
Accrued expenses	(11,782)	(4,770)
Deferred rental income	(1,270)	(4,832)
Net cash flow from operating activities	$14,866	$714

Notes to EBITDA and Adjusted EBITDA reconciliations:

____________

(1)      Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment sold. The equipment acquired received a purchase step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our credit agreement.

(2)      2020: Represents transaction costs related to Nesco’s acquisition of Truck Utilities (which include post-acquisition integration expenses incurred during the nine month period ended September 30, 2020); 2019: Represents transaction expenses related to merger activities associated with the transaction with Capitol that was consummated on July 31, 2019. These expenses are comprised of professional consultancy, legal, tax and accounting fees. Also included are costs of startup activities (which include training, travel, and process setup costs) associated with the rollout of new PTA locations that occurred throughout the prior year into the current period. Finally, the expenses associated with the Company’s closure of its Mexican operations, which closure activities commenced in the third quarter of 2019, are included for the nine month period periods ended September 30, 2020 and 2019. Pursuant to Nesco’s credit agreement, the cost of undertakings to affect such cost savings, operating expense reductions and other synergies, as well as any expenses incurred in connection with acquisitions, are amounts to be included in the calculation of Adjusted EBITDA.

(3)      Represents the undepreciated cost of replaced vehicle chassis and components from heavy maintenance, repair and overhaul activities associated with our fleet, which is an adjustment pursuant to our credit agreement.

(4)      Represents non-cash stock compensation expense associated with the issuance of stock options and restricted stock units.

(5)      Represents the charge to earnings for our interest rate collar (which is an undesignated hedge).

OEC on Rent.    Average OEC on rent for the nine months ended September 30, 2020 was $475.0 million up from $467.2 million for the same period in 2019. The increase is due to fleet investments made in 2019 and continued demand from customers during the first quarter, offset by project delays related to COVID-19 in the second and third quarters.

Fleet Utilization.    Fleet utilization was 73.6% for the nine months ended September 30, 2020, compared to 85.0% the same period of 2019. The decrease is primarily due to COVID-19 related customer project delays.

OEC On Rent Yield.    OEC on rent yield was 36.0% for the nine months ended September 30, 2020, compared to 37.0% in the same period of 2019. Relatively flat ORY was driven by the mix of equipment types on rent and holding rental rates steady during the COVID-19 economic slowdown.

Fleet Composition.    We own a diverse selection of equipment in order to meet the needs of our customers. Bucket trucks, digger derricks, line equipment and rail-mounted equipment make up a significant percentage of our fleet portfolio. We also carry cranes, pressure diggers, underground equipment, and other miscellaneous fleet items, making us a full-service specialty equipment provider. All of our equipment is available for rent and our used equipment sales and new equipment purchases are partially driven by our desire to keep an optimal product mix and maintain a competitive fleet age.

The OEC of our ERS fleet was $638.3 million as of September 30, 2020, a $44.6 million, or 7.5%, increase from $593.7 million at September 30, 2019.

Operating Results by Segment — Nine Months Ended September 30, 2020 and 2019

The Company manages its operations through two business segments: ERS, and the rental and sale of PTA. See Note 3, Segments, to our unaudited condensed consolidated financial statements for additional information.

Equipment Rental and Sales Segment

	Nine Months Ended September 30,
(in $000s)	2020	2019	$ change	% change
Rental revenue	$132,693	$134,684	$(1,991)	(1.5)%
Sales of rental equipment	19,585	15,167	4,418	29.1%
Sales of new equipment	19,043	8,076	10,967	135.8%
Total revenues	171,321	157,927	13,394	8.5%
Cost of revenue	72,211	55,306	16,905	30.6%
Depreciation of rental equipment	56,065	48,186	7,879	16.4%
Gross Profit	$43,045	$54,435	$(11,390)	(20.9)%

Total Revenues.    Revenue in our ERS segment represented 78.1% and 84.5% of our consolidated revenue for the nine months ended September 30, 2020 and 2019, respectively. ERS segment revenue increased by $13.4 million or 8.5%, for the nine months ended September 30, 2020 compared to the same period last year. Rental revenue decreased by $2.0 million over the prior period primarily due to pandemic-related project delays in the second and third quarters. New equipment sales increased by $11.0 million, or 135.8%, compared to the same period in 2019. Used equipment sales increased by $4.4 million due in part to disposals of aged and under-utilized units.

Cost of Revenue.    Cost of revenue, excluding depreciation, increased by $16.9 million year over year for the nine months ending September 30, 2020, primarily due to an increase in cost of sales of new and rental equipment.

Depreciation.    Depreciation of our rental fleet increased by $7.9 million for the nine months ended September 30, 2020, compared to the same period in 2019, primarily due to growth in fleet equipment value.

Gross Profit.    Gross profit for the nine months ended September 30, 2020, excluding depreciation of $56.1 million decreased by $3.5 million in the first three quarters of 2020 compared to the first three quarters of 2019. The decrease in the nine month period ended September 30, 2020 was due primarily to a reduction in high margin rental revenue.

Parts, Tools, and Accessories Segment

	Nine Months Ended September 30,
(in $000s)	2020	2019	$ change	% change
Rental revenue	$11,410	$9,187	$2,223	24.2%
Parts sales and services	36,753	19,675	17,078	86.8%
Total revenues	48,163	28,862	19,301	66.9%
Cost of revenue	34,622	17,853	16,769	93.9%
Depreciation of rental equipment	3,210	3,183	27	0.8%
Gross Profit	$10,331	$7,826	$2,505	32.0%

Total Revenues.    For the nine months ended September 30, 2020, PTA segment revenue increased by $19.3 million, or 66.9%. The increase in revenue are primarily due to the acquisition of Truck Utilities. The PTA segment experienced headwinds from COVID-19 social distancing measures in the last part of the first quarter and throughout the second and third quarters as a result of new project delays. Similar to ERS, PTA began to see a positive increase in sales and services revenue starting late in the third quarter.

Cost of Revenue.    Cost of revenue, excluding depreciation, in the PTA segment increased $16.8 million for the nine months ended September 30, 2020 as a direct result of the increase in parts sales volume, as well as the expansion of operations from two PTA locations to seven over the course of 2019 with an eighth location partially opening during the second quarter of 2020. This expanded footprint was designed to service growth that has not yet eventuated due to COVID-19. Similar to ERS, as a recovery takes hold, we have significant capacity in place within the PTA segment to support growth with limited new investments.

Gross Profit.    PTA gross profit, excluding $3.2 million of depreciation, increased $2.5 million, or 23.0%, for the nine months ended September 30, 2020, compared to the same period in 2019. The changes in gross profit were driven by higher revenue in the segment, but offset by higher costs as a result of expanded geographic footprint.

Operating Results — Years Ended December 31, 2019, 2018 and 2017

Consolidated Operating Results — Years Ended December 31, 2019, 2018 and 2017

(in $000s)	2019	% of revenues	2018	% of revenues	2017	% of revenues
Rental revenue	$197,996	75.0%	$184,563	74.9%	$160,888	79.0%
Sales of rental equipment	23,767	9.0%	26,019	10.6%	17,162	8.4%
Sales of new equipment	10,308	3.9%	18,349	7.4%	10,093	5.0%
Parts sales and services	31,964	12.1%	17,366	7.1%	15,624	7.7%
Total revenue	264,035	100.0%	246,297	100.0%	203,767	100.0%
Cost of revenue	106,919	40.5%	100,586	40.8%	84,149	41.3%
Depreciation	70,568	26.7%	64,093	26.0%	61,873	30.4%
Total gross profit	86,548	32.8%	81,618	33.1%	57,745	28.3%
Operating expenses	50,530		38,454		34,257
Operating income	36,018		43,164		23,488
Other expense	69,056		56,985		54,076
Loss before income taxes	(33,038)		(13,821)		(30,588)
Income tax expense (benefit)	(5,986)		1,705		(3,493)
Net loss	$(27,052)		$(15,526)		$(27,095)

Total Revenue.    Total revenue for the year ended December 31, 2019, increased by $17.7 million, or 7.2%, compared to the same period in 2018. This increase was primarily due to an increase in rental revenue which increased $13.4 million, or 7.3%, compared to the same period in 2018, driven by an increase in average OEC on rent, which grew to $479.0 million in 2019, compared to $450.2 million in 2018. Parts sales and service revenue also increased $14.6 million, or 84.1%, compared to the same period in 2018. This is the result of increased penetration of our equipment rental customer base and a ramping of revenues at the newer parts, tools and accessories locations, as well as the acquisition of Truck Utilities, which contributed $4.2 million to PTA revenue. This was partially offset by equipment sales which decreased $10.3 million for the year ended December 31, 2019 compared to the same period in 2018. Truck Utilities contributed $8.5 million to revenue since the acquisition was completed in November 2019, split nearly evenly between both segments.

Total revenues increased by $42.5 million, or 20.9%, from $203.8 million for 2017 to $246.3 million in 2018. This increase is primarily due to increases in rental revenue and equipment sales ($40.2 million or 94.6% of the year over year increase). This is a result of an increase in demand across our key end markets of: electric utility T&D, telecom and rail, supplemented by demand from the storm and fire recovery end markets.

Cost of Revenue, excluding depreciation of rental equipment.    Total cost of revenue, excluding depreciation of rental equipment, for the year ended December 31, 2019, increased by $6.3 million, or 6.3%, compared to the same period in 2018. The increase is primarily due to an increase in cost of parts sales and services of $12.7 million, or 103.0%, and an increase in cost of rental revenue of $1.8 million, or 3.7%, compared to the same period in 2018. The increase in cost was driven by our increased sales volume compared to the prior year. This was partially offset by a decrease in cost of equipment sales of $9.0 million, or 23.7%, due to lower sales.

Total cost of revenue, excluding depreciation of rental equipment, increased $16.4 million, or 19.5%, from $84.1 million for 2017 to $100.6 million for 2018. The increase is primarily due to a $13.3 million increase in cost of equipment sales.

Overall, results from our equipment and parts rental operations improved in each of the three years ended December 31, 2019, which is a direct result of our growth in our rental fleet and capitalization of the continuing demand in customers serving transmission and distribution, as well as telecom and rail end markets. Total gross profit margin from our rental operations was 74.3%, 73.4% and 70.5% excluding depreciation (38.7%, 38.7% and 32.1% including depreciation) in 2019, 2018 and 2017, respectively.

Depreciation.    Depreciation for the year ended December 31, 2019, increased $6.5 million, or 10.1%, as compared to the same period in 2018. This increase is primarily due to our increase in rental equipment as compared to the prior year.

Depreciation for the year ended December 31, 2018, increased $2.2 million, or 3.6%, as compared to the same period in 2017. This increase is primarily due to our increase in purchases of rental equipment as compared to the prior year.

Operating Expenses.    Operating expenses for the year ended December 31, 2019, increased $12.1 million, or 31.4%, as compared to the same period in 2018. The increases are primarily due to an increase in transaction related expenses of $7.2 million, asset impairment of $0.8 million and an increase in selling, general, and administrative expenses of $1.9 million, or 6.0%, as compared to the same period in 2018. Excluding transaction and site opening expenses, expenses related to going public were the primary driver of the increase in expenses.

Operating expenses increased $4.2 million, or 12.3%, from $34.3 million for 2017 to $38.5 million for 2018, primarily due to a selling, general, and administrative expense increase of $5.2 million. The Company also incurred $2.5 million in acquisition related expenses in 2018 compared to $1.9 million in 2017. The increase in selling, general, and administrative expenses in 2018 was led by a $3.2 million rise in selling expenses, primarily due to investment in sales teams focused on telecom, rail and PTA. An increase of $0.4 million in commissions was also recognized as a result of the $42.5 million increase in revenue compared to 2017.

Other Expense.    Other expense for the year ended December 31, 2019, increased by $12.1 million, or 21.2%, as compared to the same period in 2018. This increase is primarily due to an increase in net interest expense of $6.7 million, or 11.8%, and loss on extinguishment of debt of $4.0 million, as compared to the same periods in 2018.

Other expense increased by $2.9 million from $54.1 million for 2017 to $57.0 million in 2018. This increase is primarily due to an increase in interest expense of $3.0 million, or 5.6%, from $53.7 million in 2017 to $56.7 million in 2018.

Income tax expense (benefit).    Income tax benefit for the year ended December 31, 2019 increased by $7.7 million from an income tax expense of $1.7 million for 2018 to an income tax benefit of $6.0 million in 2019. The provision for income taxes in 2019 was a benefit, as compared to tax expense in 2018, which is the result of utilization of a portion of our federal and state NOLs. Our acquisition of Truck Utilities is expected to provide us with additional future taxable income allowing us to further utilize a portion of the NOLs.

Due to our valuation allowance on our NOL and interest deduction limitation carryforwards, we are generally unable to recognize a deferred tax benefit when we report pretax losses because we have determined the realization of tax benefits for the carryforwards to be uncertain. Our income tax expense or benefit reflects changes in our deferred tax liabilities associated with our non-tax deductible tradename intangible asset and goodwill, as well as, foreign taxes incurred in Canada and Mexico.

Income tax expense increased $5.2 million from a tax benefit of $3.5 million for 2017 to a tax expense of $1.7 million for 2018. The change in income tax expense recorded from 2017 to 2018 is due to the reduction of the U.S. federal corporate tax rate from 35% to 21% as a result of the U.S. Tax Cuts and Jobs Act.

Financial Performance

We believe that our operating model, across both the Equipment Rental and Sales and Parts, Tools and Accessories segments, together with our variable cost structure, enables us to sustain high margins, strong cash flow generation and stable financial performance throughout various economic cycles. We are able to generate substantial cash flow through our operating earnings. Our highly variable cost structure adjusts with the utilization of our equipment, thereby reducing our costs to match our revenue resulting in strong Adjusted EBITDA over the past three years. Our financial performance is principally evaluated based on the following measurements: Adjusted EBITDA, average OEC on rent, and fleet utilization and OEC on rent yield. The following table summarizes these operating metrics.

Financial performance for the year ended December 31, 2019, 2018 and 2017:

	Year Ended December 31,
(in $000s, except rate per day)	2019	2018	change	(%)	2017	change	(%)
Adjusted EBITDA(a)	$127,486	$121,657	$5,829	4.8%	$98,604	$23,053	23.4%
Average OEC on rent(b)	$478,996	$450,195	$28,801	6.4%	$403,786	$46,409	11.5%
Fleet utilization(c)	84.7%	86.9%	(2.2)%	(2.5)%	81.9%	5.0%	6.1%
OEC on rent yield	36.9%	37.1%	(0.2)%	(0.5)%	36.4%	0.7%	1.9%

____________

(a)      EBITDA represents net income (loss) before interest, provision for income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted for (1) non-cash purchase accounting impact, (2) transaction and process improvement costs, including the effect of the cessation of operations in Mexico, (3) major repairs, (4) share-based payments, (5) other non-recurring items, and (6) the change in fair value of derivative instruments. These metrics are subject to certain limitations. See “Financial Overview—Adjusted EBITDA.”

(b)      Average OEC on rent is the average original equipment cost of units on rent during the period. The measure provides a value dimension to the fleet utilization statistics. This metric has been adjusted to exclude Mexico, for which the Company commenced exit activities in 2019.

(c)      Fleet utilization for the period is calculated by dividing the amount of time an asset is on rent by the amount of time the asset has been owned during the year. Time on rent is weighted by original equipment cost. This metric has been adjusted to exclude Mexico, for which the Company commenced exit activities in 2019.

Adjusted EBITDA.    Adjusted EBITDA increased $5.8 million, or 4.8%, from $121.7 million for the year ended December 31, 2018 to $127.5 million for the year ended December 31, 2019. The year over year increase in Adjusted EBITDA was primarily driven by an $11.6 million, or 8.6%, increase in core rental gross profit, excluding depreciation to $147.2 million ($76.6 million, including depreciation), compared to $135.5 million ($71.4 million, including depreciation) in 2018. This increase was partially offset by an increase in selling, general and administrative expenses due largely to increased expenses related to becoming a public company.

Adjusted EBITDA increased $23.1 million, or 23.4%, from $98.6 million for 2017 to $121.7 million for 2018. This increase can be primarily attributed to an $26.1 million or 21.8% increase in gross profit, excluding depreciation to $145.7 million for the year ended December 31, 2018, driven by an increased level of OEC on rent compared to the prior year and growth in PTA. This increase was partially offset by a $1.3 million reduction in equipment sales gross profit and a $1.8 million reduction in purchase accounting adjustments related to those sales as well as an increase in selling, general and administrative expenses due largely to increased expenses related to becoming a public company.

The following is a reconciliation from U.S. GAAP net loss to Adjusted EBITDA for the years ended December 31, 2019, 2018 and 2017 and a reconciliation from Adjusted EBITDA to U.S. GAAP net cash from operating activities for the years ended December 31, 2019, 2018 and 2017.

	Year Ended December 31,
(in $000s)	2019	2018	2017
Net loss	$(27,052)	$(15,526)	$(27,095)
Interest expense	63,361	56,698	53,710
Income tax expense (benefit)	(5,986)	1,705	(3,493)
Depreciation expense	71,548	64,312	62,083
Amortization expense	3,008	2,826	2,646
EBITDA	104,879	110,015	87,851
Adjustments:
Non-cash purchase accounting impact(1)	1,802	3,631	4,284
Transaction and process improvement costs(2)	15,866	2,536	1,910
Major repairs(3)	2,216	1,436	2,758
Share-based payments(4)	1,014	1,130	1,101
Other non-recurring items(5)	—	2,909	700
Change in fair value of derivative(6)	1,709	—	—
Adjusted EBITDA	$127,486	$121,657	$98,604

	Year Ended December 31,
(in $000s)	2019	2018	2017
Adjusted EBITDA	$127,486	$121,657	$98,604
Adjustments:
Change in fair value of derivative(6)	(1,709)	—	—
Other non-recurring items(5)	—	(2,909)	(700)
Share-based payments(4)	(1,014)	(1,130)	(1,101)
Major repairs(3)	(2,216)	(1,436)	(2,758)
Transaction and process improvement costs(2)	(15,866)	(2,536)	(1,910)
Non-cash purchase accounting impact(1)	(1,802)	(3,631)	(4,284)
EBITDA	104,879	110,015	87,851
Add:
Interest expense	(63,361)	(56,698)	(53,710)
Income tax benefit (expense)	5,986	(1,705)	3,493
Amortization – financing costs	2,913	3,537	2,907
Share-based payments	1,014	1,130	1,101
Loss (gain) on sale of equipment – rental fleet	(5,542)	(3,644)	(1,792)
Gain on insurance proceeds – damaged equipment	(538)	—	—
Major repair disposal	2,216	1,436	—
Loss on extinguishment of debt	4,005	—	—
Change in fair value of derivative	1,709	—	—
Asset impairment and loss on asset acquisition	657	—	833
Deferred tax (benefit) expense	(6,861)	1,096	(4,339)
Bad debt expense, net of recoveries	3,292	4,302	2,774
Other assets	—	—	(2,130)
Changes in assets and liabilities:
Accounts receivable	(17,073)	(5,185)	(20,500)
Inventory	(22,683)	(8,023)	(8,739)
Prepaid expenses and other	(2,578)	351	(466)
Accounts payable	7,547	(4,307)	5,573
Accrued expenses	6,560	(1,203)	3,935
Deferred rental income	(3,350)	(62)	428
Net cash from operating activities	$18,792	$41,040	$17,219

Notes to EBITDA and Adjusted EBITDA reconciliations:

____________

(1)      Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment sold. The equipment acquired received a purchase step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to the credit agreement governing the Company’s asset-based lending facility (the “credit agreement”).

(2)      For the years ended December 31, 2019 and 2018, represents transaction costs related to the agreement and plan of merger with Capitol, which are comprised of professional consultancy fees, transaction costs, and the loss on extinguishment of debt. Additionally, pursuant to the credit agreement, the cost of undertakings to effect such cost savings, operating expense reductions and other synergies, as well as any expenses incurred in connection with acquisitions, are amounts to be included in the calculation of Adjusted EBITDA. For the year ended December 31, 2019, these costs include start-up expenses associated with the new PTA locations (which include training, travel, and process setup costs), transaction expenses related to the acquisition of Truck Utilities, Inc. and expenses associated with the Company’s closure of its Mexican equipment rental and sales operations.

(3)      Represents the undepreciated cost of replaced chassis components from heavy maintenance, repair and overhaul activities associated with the Company’s fleet, which is an adjustment pursuant to the credit agreement.

(4)      Represents non-cash stock compensation expense associated with the issuance of stock options and restricted stock units in 2019 and the Class B Profits Interest Awards by NESCO Holdings, LP (the Company’s then ultimate parent) on February 26, 2014, which is an adjustment pursuant to the credit agreement. See Note 13, Share-Based Compensation Plans, to the Audited Consolidated Financial Statements included in this proxy statement, for additional information.

(5)      For the years ended December 31, 2018 and 2017, represents other adjustments pursuant to the credit agreement: Rental expense incurred in 2018 for fleet equipment that had been rented under the terms of an operating lease that was terminated in 2018. The 2017 adjustment is comprised of a state tax audit settlement and write-downs of inventory items.

(6)      Represents the charge to earnings for the Company’s interest rate collar (which is an undesignated hedge) in the year ended December 31, 2019.

OEC on rent.    Average OEC on rent was $479.0 million for the year ended December 31, 2019, an increase of $28.8 million, or 6.4% over the same period in 2018. The increase in both periods is due to increased fleet size and continued demand from our equipment rental customers.

The average OEC on rent was $450.2 million for 2018, an increase over 2017 of $46.4 million, or 11.5%. The increase was due to increased fleet size and sustained higher utilization.

Fleet utilization.    Fleet utilization was 84.7% for the year ended December 31, 2019, compared to 86.9% in the same period of 2018. After adjusting for new units that have not yet entered into service, Truck Utilities and the prior year’s benefit from storm recovery in Puerto Rico, utilization was down slightly year-over-year.

Average utilization rates increased across all equipment categories in 2018 compared to 2017, driving our average overall utilization rate up to 86.9% from 81.9%. We expect our utilization levels to return to these high levels as the economy recovers from the effects of the pandemic as demand for equipment by customers serving electric utility T&D end-markets and growth in the telecom and rail markets continues.

OEC On Rent Yield.    OEC on rent yield was 36.9% for the year ended December 31, 2019, compared to 37.1% in the same period of 2018. OEC on rent yield was 36.4% for the year ended December 31, 2017. ORY has remained relatively steady.

Fleet composition.    We own a diverse selection of equipment in order to meet the needs of our customers. Bucket trucks, digger derricks, line equipment and rail-mounted equipment make up a significant percentage of our fleet portfolio. We also carry cranes, pressure diggers, underground equipment, and other miscellaneous fleet items, making us a full-service specialty equipment provider. All of our equipment is available for rent and our used equipment sales and new equipment purchases are partially driven by our desire to keep an optimal product mix and maintain a competitive fleet age.

Rental equipment cost for our fleet excluding Mexico and parts was $628.9 million as of December 31, 2019, a $116.7 million or 22.8% increase, from $512.3 million at December 31, 2018. The bucket trucks category represented the largest increase for the year ended December 31, 2019 and is driven by increased demand across end markets of electric utility T&D, Rail and Telecom, as these can be used across markets.

Rental equipment cost for our fleet excluding Mexico and parts has grown $30.3 million, or 6.3%, from $482.0 million at December 31, 2017 to $512.3 million as of December 31, 2018. The 28’ to 49’ sized bucket trucks category represented the largest increase for 2018, followed by cranes and diggers.

Operating Results by Segment — Years Ended December 31, 2019, 2018 and 2017

The Company manages its operations through two business segments: ERS, and the rental and sale of PTA. See Note 3, Segments, to our consolidated financial statements for additional information.

Equipment Rental and Sales Segment

Our ERS segment primarily provides equipment to contractors who install, repair and maintain infrastructure assets, including electric utility T&D electric cabling (above and below ground), telecommunications networks and rail systems in addition to installing lighting and signage.

	Year Ended December 31,
	2019	2018	Change	(%)	2017	Change	(%)
Rental revenue	$182,720	$173,267	$9,453	5.5%	$152,993	$20,274	13.3%
Sales of rental equipment	23,767	26,019	(2,252)	(8.7)%	17,162	8,857	51.6%
Sales of new equipment	10,308	18,349	(8,041)	(43.8)%	10,093	8,256	81.8%
Total revenue	216,795	217,635	(840)	(0.4)%	180,248	37,387	20.7%
Cost of revenue	76,573	84,509	(7,936)	(9.4)%	69,463	15,046	21.7%
Depreciation of rental equipment	66,228	60,436	5,792	9.6%	58,878	1,558	2.6%
Total gross profit	$73,994	$72,690	$1,304	1.8%	$51,907	$20,783	40.0%

Years ended December 31, 2019 and 2018

Total Revenue.    Revenue in our ERS segment represented 82.1% and 88.4% of Nesco’s consolidated revenues for the years ended December 31, 2019 and 2018, respectively. Total revenue in our ERS segment decreased by $0.8 million for the year ended December 31, 2019 compared to the same period in 2018. The decrease was primarily due to a decline of rental sales and new equipment sales of $10.3 million. New and used equipment sales can vary and be difficult to predict. Timing differences in used sales provides the opportunity to continue to rent equipment and defer associated capital expenditures for fleet replacement. This decrease was partially offset by an increase in rental revenue of $9.5 million or 5.5%. Rental revenue growth was driven by the expansion of our rental fleet and the continued demand for equipment in the electric utility T&D, telecom and rail markets.

Cost of Revenue.    Cost of revenue, excluding depreciation of rental equipment, decreased by $7.9 million for the year ended December 31, 2019, compared to the same period in 2018, primarily due to a decrease in the cost of equipment sales driven by lower sales volumes for the year ended December 31, 2019, compared to the same period in 2018.

Depreciation.    Depreciation of our rental fleet increased by $5.8 million for the year ended December 31, 2019, respectively, compared to the same period in 2018, primarily due to increase in fleet count.

Gross Profit.    Our increase in gross profit of $1.3 million for the year ended December 31, 2019, compared to the same period in 2018, was primarily driven by the $7.9 million decrease in ERS cost of revenue, excluding depreciation, which was partially offset by an increase in depreciation expense of $5.8 million. Excluding depreciation, ERS gross profit increased $7.1 million or 5.3% compared to 2018.

Years ended December 31, 2018 and 2017

Total Revenue.    Rental and sales revenues of equipment grew by approximately $37.4 million or 20.7% between fiscal years 2017 and 2018. As reported above, this is a result of an increase in demand from our end markets including: market share gains in rail and telecom, supplemented by storm and fire recovery activity in areas including Puerto Rico. Revenue from Equipment Rental and Sales represented approximately 88% of Nesco’s revenues in both 2017 and 2018.

Cost of Revenue.    Cost of revenue, excluding depreciation of rental equipment, increased by $15.0 million or 21.7% between 2017 and 2018.

Depreciation.    Depreciation of our rental fleet represented a 2.6% increase over 2017 due to an increase in fleet count of 6%.

Gross Profit.    Our increase in gross profit of $20.8 million or 40.0% between 2017 and 2018 was driven by the $37.4 million increase in rental and sales revenue partially offset by a $15.0 million increase in cost of revenue, excluding depreciation. Excluding depreciation, ERS gross profit increased $22.3 million or 20.2% compared to 2017.

Parts, Tools, and Accessories Segment

The PTA segment of our business complements products and services provided by our ERS operating segment. PTA is a natural adjunct to our specialty equipment rental offering and is a one stop shop for parts, tools, and accessories to the Nesco customer base.

	Year Ended December 31,
(in $000s)	2019	2018	change	(%)	2017	change	(%)
Rental revenue	$15,276	$11,296	$3,980	35.2%	$7,895	$3,401	43.1%
Parts sales and services	31,964	17,366	14,598	84.1%	15,624	1,742	11.1%
Total revenue	47,240	28,662	18,578	64.8%	23,519	5,143	21.9%
Cost of revenue	30,346	16,077	14,269	88.8%	14,686	1,391	9.5%
Depreciation of rental equipment	4,340	3,657	683	18.7%	2,995	662	22.1%
Total gross profit	$12,554	$8,928	$3,626	40.6%	$5,838	$3,090	52.9%

Years ended December 31, 2019 and 2018

Total Revenue.    PTA revenues increased by $18.6 million for the year ended December 31, 2019 compared to the same period in 2018. The majority of this increase in each period was driven by increased market penetration driven by our added PTA locations and inventory investment, capturing increased spend from our existing customers. The added locations, from two at the end of 2018 to seven at the end of 2019, provide local repair and test services, significantly decreased delivery time, and reduced freight expenses for rental and sales of parts, tools and accessories to our customers in these local markets. We believe this establishes a strong platform for future market share gains.

Cost of Revenue.    Cost of revenue, excluding depreciation, for this segment increased $14.3 million for the year ended December 31, 2019, respectively, compared to the same period in 2018, primarily due to an increase in parts sales cost with the increased sales revenue, and costs that were driven by our added PTA locations.

Depreciation.    Depreciation expense increased $0.7 million for the year ended December 31, 2019, respectively, compared to the same period in 2018, related to parts and tools acquisition costs.

Gross Profit.    Total gross profit of $12.6 million for the year ended December 31, 2019, respectively, represented an increase of $3.6 million or 40.6% as compared to the same period in 2018.

Years ended December 31, 2018 and 2017

Total Revenue.    PTA revenues increased by $5.1 million or 21.9% from approximately $23.5 million in 2017 to $28.7 million in 2018. The majority of this increase is reflective of our acquisition of N&L Equipment in 2018 and Bethea Tool and Equipment in 2017. These strategic acquisitions provide a complete PTA product offering for the electric utility T&D end markets and enable entrance into our other core markets. In addition, these acquisitions provided the needed supply chain and service expertise enabling expansion into new geographic regions, including new locations, to improve responsiveness.

Cost of Revenue.    Cost of revenue, excluding depreciation, for this segment increased $1.4 million or 9.5% primarily due to increased sales.

Depreciation.    Depreciation increased $0.7 million or 22.1% from 2017 to 2018 related to parts and tools acquisition costs.

Gross Profit.    Total gross profit of $8.9 million in 2018 represented an increase of $3.1 million or 52.9%, as compared to 2017.

Liquidity and Capital Resources

Historical Liquidity

Our principal sources of liquidity include cash generated by operating activities and borrowings under our secured asset based loan agreement that we entered into on July 31, 2019, as amended on March 10, 2020, consisting of a $385.0 million first lien senior secured asset based revolving credit facility with a maturity of five years, which includes borrowing capacity available for letters of credit and borrowings on same-day notice (our “2019 Credit Facility”). We believe that our liquidity sources and operating cash flows are sufficient to address our operating, debt service and capital requirements over the next twelve months, however, we are continuing to monitor the impact of COVID-19 on our business and the financial markets. We have proactively reduced our planned 2020 net capital expenditures (which we define to be purchases of rental and other property and equipment, net of proceeds from disposals of such assets) to help manage liquidity and optimize utilization. As of September 30, 2020, we had $1.6 million in cash compared to $6.3 million as of December 31, 2019 and $2.1 million as of December 31, 2018. As of September 30, 2020, we had $269.0 million of outstanding borrowings under our 2019 Credit Facility with an additional $67.4 million in availability (subject to a borrowing base) compared to $250.0 million of outstanding borrowing under the 2019 Credit Facility as of December 31, 2019. In connection with the Transaction, we expect to refinance the 2019 Credit Facility and the indenture governing the Senior Secured Notes.

2019 Credit Facility

On July 31, 2019, we entered into the 2019 Credit Facility, which provides us with $350.0 million in aggregate principal amount of commitments pursuant to a first lien senior secured asset based revolving credit facility. On March 10, 2020, we entered into an agreement (the “Incremental Agreement”) that amended the syndicate of banks for a new participant that increased the maximum amount of the 2019 Credit Facility by $35.0 million to a total of $385.0 million.

The 2019 Credit Facility has a five-year term and a floating rate of interest based on either the federal funds rate plus a margin ranging between 50 and 100 basis points or LIBOR plus a margin ranging between 150 and 200 basis points, in each case, depending on excess availability under the facility. Our availability under the 2019 Credit Facility is a percentage of the value of our accounts receivable, our parts inventory, our fleet inventory, and our cash, in each case, subject to certain eligibility criteria and periodic collateral evaluations. A portion of the 2019 Credit Facility may be used for the issuance of letters of credit. The 2019 Credit Facility is guaranteed by our wholly owned domestic subsidiaries, subject to customary exceptions, and is secured by substantially all of our assets and the guarantors. We can reduce the aggregate commitments under the 2019 Credit Facility without premium or penalty. The 2019 Credit Facility contains covenants which, among other things, limit the occurrence of additional indebtedness (including acquired indebtedness), issuance of certain preferred stock, the payment of dividends, making restricted payments and investments, the purchase or acquisition or retirement for value of any equity interests, the provision of loans or advances to restricted subsidiaries, the sale or lease or transfer of any properties to any restricted subsidiaries, the transfer or sale of assets, and the creation of certain liens. In addition, the 2019 Credit Facility requires the Company to comply with a financial maintenance covenant requiring the Company and its restricted subsidiaries to maintain a fixed charge coverage ratio of at least 1.00; provided, that this covenant shall only be tested if availability under the 2019 Credit Facility is less than the greater of (i) 10% of the Line Cap and (ii) $30 million, and shall be tested until availability is no longer less than such amounts for 20 consecutive calendar days.

Senior Secured Notes due 2024

In connection with the closing of the Capitol Merger, on July 31, 2019 we completed a private offering for Senior Secured Second Lien Notes due 2024 (the “Senior Secured Notes”) issued by Capitol Investment Merger Sub 2, LLC, our wholly owned and indirect subsidiary (the “Issuer”). The aggregate principal amount of the Senior Secured Notes was $475.0 million. The Senior Secured Notes bear interest at a rate of 10.0% per annum payable semi-annually, in cash in arrears, on February 1 and August 1 of each year, commencing on February 1, 2020. The Senior Secured Notes do not have registration rights.

A summary of the key provisions are as follows:

Guarantors — The Senior Secured Notes are guaranteed (the “Guarantees”) by Capitol Intermediate Holdings, LLC, our wholly owned subsidiary and the wholly owned domestic subsidiaries of the Issuer (together, “Guarantors”) that guarantee obligations under the 2019 Credit Facility or any future debt of Nesco or any other Guarantors.

Security — The Senior Secured Notes and the Guarantees are secured on a second-priority basis by all of our assets and the Guarantors that secure our obligations under the 2019 Credit Facility.

Ranking — The Senior Secured Notes and the Guarantees are general senior secured obligations. The Senior Secured Notes rank equally in right of payment with all of our existing and future senior debt and rank senior in right of payment to all of our future subordinated obligations. The Guarantees rank equally in right of payment with all of the Guarantors’ existing and future senior obligations and rank senior in right of payment to all of the Guarantors’ existing and future subordinated obligations. The Senior Secured Notes and the Guarantees rank effectively subordinated to all of the Guarantors’ and our first-priority secured debt, including borrowings under the 2019 Credit Facility.

Redemption and Repurchase — The Senior Secured Notes are redeemable, in whole or in part, at any time on or after the Closing Date at specified redemption prices. At any time prior to August 1, 2021, we may redeem all or part of the notes at a redemption price equal to 100.0% of the principal amount, plus an applicable premium, plus accrued and unpaid interest, if any, to the redemption date. We may also redeem some or all of the notes: from August 1, 2021, but before July 31, 2022, at a redemption price of 105.0% of the principal amount plus accrued and unpaid interest, if any, to the redemption date; from August 1, 2022, but before July 31, 2023, at a redemption price of 102.5% of the principal amount plus accrued and unpaid interest, if any, to the redemption date; and after August 1, 2023, at a redemption price of 100.0% of the principal amount plus accrued and unpaid interest, if any, to the redemption date. In addition, we may redeem up to 40.0% of the Senior Secured Notes until August 1, 2021, at a redemption price of 110.0% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds from one or more equity offerings. In addition, we may be required to make an offer to purchase the Senior Secured Notes upon the sale of certain assets and upon a change of control.

Covenants — The Senior Secured Notes contain various restrictive covenants.

As of September 30, 2020 and December 31, 2019, we were in compliance with all of the covenants and other provisions of the 2019 Credit Facility and the indenture governing the Senior Secured Notes disclosed above. Any failure to be in compliance with any material provision or covenant of these agreements could have a material adverse effect on our liquidity and operations.

Due to the condition and relatively young age of our fleet, we have the ability to significantly reduce or suspend capital expenditures during difficult economic times, to generate additional cash flow during these periods. We believe that cash generated by our rental operations and cash received from the sale of equipment, as well as funds available under the 2019 Credit Facility will be adequate to meet our operating, investing and financing needs for the foreseeable future. To the extent additional funds are necessary to meet our long-term liquidity needs as we continue to execute our business strategy, we anticipate that they will be obtained through the incurrence of additional indebtedness, additional equity financings or a combination of these potential sources of funds. Our ability to meet our operating, investing and financing needs depends to a significant extent on our future financial performance, which will be subject in part to general economic, competitive, financial, regulatory and other factors that are beyond our control. In addition to these general economic and industry factors, the principal factors in determining whether our cash flows will be sufficient to meet our liquidity requirements will be changes in governmental regulations for the electric utility transmission and distribution industry, weather, and our customers’ ability to secure materials. In the event that we need access to additional cash, we may not be able to access the credit markets on commercially acceptable terms or at all. We expect to continually assess our performance, the economic environment and market conditions to guide our decisions regarding our uses of cash, including capital expenditures.

We may, from time to time, refinance, reprice, extend, retire or otherwise modify our outstanding debt to lower our interest payments, reduce our debt or otherwise improve our financial position. These actions may include repricing amendments, extensions, and/or opportunistic refinancing of debt. The amount of debt that may be refinanced, re-priced, extended, retired or otherwise modified, if any, will depend on market conditions, trading levels of our debt, our cash position, compliance with debt covenants and other considerations.

Historical Cash Flows

Nine Months Ended September 30, 2020 and 2019

The following table summarizes our sources and uses of cash for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
(in $000s)	2020	2019
Net cash flow from operating activities	$14,866	$714
Net cash flow from investing activities	(29,869)	(62,260)
Net cash flow from financing activities	10,341	59,607
Net change in cash	$(4,662)	$(1,939)

As of September 30, 2020, we had cash of $1.6 million, a decrease of $4.7 million from December 31, 2019. Generally, we manage our cash flow by using any excess cash, after considering our working capital and capital expenditure needs, to pay down the outstanding balance under our 2019 Credit Facility.

Cash Flows from Operating Activities

Net cash provided by operating activities was $14.9 million for the nine months ended September 30, 2020, as compared to net cash provided by operating activities of $0.7 million in same period of 2019. The increase in cash from operations was driven by prudent working capital management.

Cash Flows from Investing Activities

Net cash used in investing activities was $29.9 million for the nine months ended September 30, 2020, as compared to cash used in investing activities of $62.3 million in 2019. The decrease in net cash used in investing activities is primarily due to decreased property and equipment investments, increased proceeds from the sale of rental equipment and parts and from increased insurance recoveries, partially offset by increased investments in rental equipment during the first quarter.

Cash Flows from Financing Activities

Net cash provided by financing activities was $10.3 million for the nine months ended September 30, 2020, as compared to cash provided by financing activities of $59.6 million in 2019. Financing activities in the prior year reflect the refinancing of long-term debt in connection with the transactions with Capitol that closed on July 31, 2019.

Years Ended December 31, 2019, 2018 and 2017

The following table summarizes Nesco’s sources and uses of cash for the years ended December 31, 2019, 2018, and 2017:

(in $000s)	Year Ended December 31,
	2019	2018	2017
Net cash flow from operating activities	$18,792	$41,040	$17,219
Net cash flow from investing activities	(129,679)	(27,438)	(21,366)
Net cash flow from (used in) financing activities	115,049	(12,422)	3,783
Net change in cash	$4,162	$1,180	$(364)

As of December 31, 2019, we had cash of $6.3 million, an increase of $4.2 million from December 31, 2018. Generally, we manage our cash flow by using any excess cash, after considering our working capital and capital expenditure needs, to pay down the outstanding balance of the 2019 Credit Facility.

Cash Flows from Operating Activities

Net cash provided by operating activities was $18.8 million for the year ended December 31, 2019, as compared to net cash provided by operating activities of $41.0 million in the same period of 2018. The decrease is due to a $11.5 million increase in net loss from 2018 to 2019 and a $13.1 million decrease in cash flows from operations from 2018 to 2019 due to working capital changes. Investments in inventory for the new PTA locations contributing to the 64.8% increase in PTA revenue, along with an increase in accounts receivable due to a general increase in revenue growth were major contributors. The decrease in cash flows from operating activities from 2018 to 2019 is partially offset by a $2.4 million increase in non-cash expenses. The increase in non-cash expenses is primarily due to $7.2 million of additional depreciation, $0.8 million of additional major repair disposal and $4.0 million of loss from extinguishment of debt offset by a decrease of $8.0 million in deferred tax expense in 2018 compared to 2019.

Net cash provided by operating activities was $41.0 million in 2018 as compared to net cash provided by operating activities of $17.2 million in 2017. The increase is due to an $11.6 million reduction in net loss from 2017 to 2018, as well as a $7.3 million increase in non-cash expenses. The increase in non-cash items is primarily due to a $1.9 million increase in gain on sale of rental equipment offset by a $5.4 million increase in deferred tax expense from 2017 to 2018. This was offset by $2.2 million of additional depreciation in 2018 compared to 2017. Finally, there was a $5.0 million increase in cash flows from operations from 2017 to 2018 due to working capital changes.

Cash Flows from Investing Activities

Net cash used in investing activities was $129.7 million for the year ended December 31, 2019, as compared to cash used in investing activities of $27.4 million in 2018. The increase in net cash used in investing activities for 2019 is primarily due to an increase in the Company’s cash outlay for acquisitions (Truck Utilities, Inc. in 2019) of $46.9 million, an increase in purchases of rental equipment fleet of $48.1 million, an increase in purchases of other property and equipment of $2.3 million and a decrease in proceeds from equipment sales of $6.5 million compared to the prior year, offset by an increase in insurance proceeds from damaged equipment of $1.7 million.

Net cash used in investing activities was $27.4 million during 2018, primarily consisting of cash paid for the acquisition of N&L Line Equipment of $1.5 million, net of cash acquired, and $58.5 million of rental equipment fleet purchases offset by $33.3 million of equipment sales proceeds. Net cash used in investing activities was $21.4 million during 2017, primarily consisting of cash paid for an acquisition of $0.5 million, net of cash acquired, and $47.1 million of rental equipment fleet purchases offset by $26.6 million of equipment sales proceeds.

Cash Flows from Financing Activities

Net cash provided by financing activities was $115.0 million for the year ended December 31, 2019, as compared to cash used by financing activities of $12.4 million in 2018. The increase is primarily due to proceeds from issuing the Senior Secured Notes due 2024, of $475.0 million, proceeds from the merger and recapitalization undertaken in connection with the Capitol Merger of $147.3 million and an increase in new borrowings under the revolving credit facility, net of repayments of $42.0 million, offset by an increase in repayments of notes payable of $525.9 million and an increase of finance fees paid of $13.8 million.

Net cash used in financing activities was $12.4 million in 2018. This included $1.0 million of repayments, net of new borrowings, under the revolving credit facility, in addition to $8.1 million of capital lease financing payments and $1.6 million finance costs paid. Net cash provided by financing activities was $3.8 million in 2017. This included $8.0 million of borrowings, net of repayments, under revolving commitments under a previous credit facility, offset by $3.9 million of capital lease financing payments.

Contractual Obligations

The table below summarizes our contractual obligations as of December 31, 2019. Since December 31, 2019 there have been no material changes to our contractual obligations other than a $35.0 million increase to the 2019 Credit Facility described above.

	Payments due by period
(in $000s)	Total	Less than 1 year (2020)	1 to less than 3 years (2021 – 2022)	3 to less than 5 years (2023 – 2024)	More than 5 years (2024 and after)
Debt:
2019 Credit Facility	$250,000	$—	$—	$250,000	$—
Senior Secured Notes due 2024	475,000	—	—	475,000	—
Notes payable	3,525	1,234	1,763	528	—
Interest on debt(1)	267,641	58,650	117,299	91,692	—
Purchase obligations	6,800	6,800	—	—	—
Capital leases	35,147	9,376	23,204	2,567	—
Operating leases	9,526	2,707	4,502	2,317	—
Total contractual obligations	$1,047,639	$78,767	$146,768	$822,104	$—

____________

(1)      Interest on debt is comprised of contractually required interest payments calculated using the interest rate in effect as of December 31, 2019, on our 2019 Credit Facility (4.2%) and semi-annual interest payments required under our Senior Secured Notes at 10.0%.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets, or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any nonfinancial assets.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). In applying accounting principles it is often required to use estimates. These estimates consider the facts, circumstances, and information available, and may be based on subjective inputs, assumptions, and information known and unknown to us. Material changes in certain of the estimates that we use, could potentially affect, by a material amount, our consolidated financial position and results of operations. Although results may vary, we believe our estimates are reasonable and appropriate. See Note 2 to our consolidated financial statements for a summary of our significant accounting policies. The following describes certain of our significant accounting policies that involve more subjective and complex judgments where the effect on our consolidated financial position and operating performance could be material.

Revenue Recognition

Rental Revenue. Our rental contracts are for various equipment, parts, tools, and accessories under 28 day or monthly agreements which include automatic renewal provisions. The majority of our rental payments are due monthly. Revenue is recognized ratably over the rental agreement period and in accordance with Accounting Standards Codification 840, Leases (“Topic 840”). Unearned revenue is reported in our deferred rent income line of our Consolidated Balance Sheet. We had deferred revenue of $1.0 million, $2.3 million and $4.8 million as of September 30, 2020, December 31, 2019 and December 31, 2018, respectively.

Sales of Rental Equipment and New Equipment.    We sell both new and used equipment. Our new equipment products are sold at list price. We do not discount or offer other pricing incentives or concessions. The contractual sales price for each individual product represents the standalone selling price. Our used equipment is of a sufficiently unique nature — based on the specifics of its age, usage, etc. — that it does not have an observable standalone selling price. Equipment sales revenue is recognized when vehicles are delivered, which is when the transfer of title, risks and rewards of ownership, and control are considered passed to the customer. Payment is usually due and collected within 30 days subsequent to transfer of control of the vehicle. There are no rights of return or warranties offered on equipment sales.

Parts Sales and Services.    We sell parts, tools and accessories in addition to services. We record revenue as parts and services are delivered. The amount of consideration we receive for parts is based upon a list price net of discounts and incentives. The amount of consideration received for service is based upon labor hours expended and parts utilized to perform and complete the necessary services for our customers. There are no rights of return or warranties offered on parts sales. Payment is usually due and collected within 30 days subsequent to delivery of parts or performance of service.

Useful Lives and Residual Values of Rental Equipment and Property and Equipment

Our rentable equipment consists of parts, tools and accessories and specialized rental equipment. Purchases of our equipment are recorded at cost, the OEC and we depreciate OEC to an estimated residual value. We depreciate our parts, tools, and accessories over their estimated useful rentable life of five years. We depreciate our rental equipment over its estimated useful rentable life of seven years with an estimated residual value of 15% of the OEC, using the straight-line method. Useful life is estimated based upon the expected period the equipment will be in the fleet as a rentable unit. A residual value is estimated to approximate the value of the equipment at the end of its useful (i.e., rentable) life, allowing for a reasonable profit margin on the sale of the equipment when we remove the unit from the fleet. In establishing useful lives and residual values, we consider factors related to customer demand of differing types of equipment in order for us to hold and maintain an optimal mix of equipment types in our fleet. We also continuously evaluate factors related to the condition and serviceability of the equipment in our fleet in order to make estimates of useful life and expected end-of-life value. Depreciation of our equipment is recognized as a component of our cost of revenue. For sold equipment, the carrying value of an item is recognized as cost of equipment sale within cost of revenue. Changes in estimated useful life and/or residual value would impact our gross profit in our consolidated financial statements. To the extent that the useful lives of our rental equipment were to increase or decrease by one year, we estimate that our annual depreciation expense would increase or decrease by approximately $8 million, respectively. Similarly, to the extent the estimated residual values of our rental equipment were to increase or decrease by one percentage point, we estimate that our annual depreciation expense would change by approximately $1 million. Any change in depreciation expense as a result of a hypothetical change in either useful lives or residual values would generally result in a proportional increase or decrease in the gross profit we would recognize upon the ultimate sale of the asset.

Business Combinations

We have made acquisitions in the past and may continue to make acquisitions in the future. We allocate the cost of the acquired enterprise to the assets acquired and liabilities assumed based on their respective fair values at the date of acquisition. Rental equipment generally represents the largest component and was 62% of total assets acquired over the last three years followed by other intangible assets at 10% and goodwill at 23%. Goodwill is attributable to the synergies and economies of scale expected from the combination of the businesses.

In addition to long-lived fixed assets, we also acquire other assets and assume liabilities. These other assets and liabilities typically include, but are not limited to, parts inventory, accounts receivable, accounts payable, deferred revenue and other working capital items. Because of their short-term nature, the fair values of these other assets and liabilities generally approximate the carrying values reflected on the acquired entities’ balance sheets. However, when appropriate, we adjust these carrying values for factors such as collectability and existence. The intangible assets that we have acquired are primarily goodwill, customer relationships, trade names, and non-compete agreements. Goodwill is calculated as the excess of the cost of the acquired entity over the fair value of the net assets acquired. Customer relationships, trade names, and non-compete agreements are valued based on an excess earnings or income approach with consideration to projected cash flows.

Our estimates of the values of tangible assets from our business combinations, principally rental equipment, utilize data that reflect quoted prices for similar assets available in active markets (such as the used equipment market). For this reason, estimates of the fair values of these items is not considered to be highly subjective or complex. However, to estimate the values of intangible assets we utilize income methods that involve forecasting future cash flow related to the acquired businesses. The estimates of future cash flow require us to establish expectations about customer demand, investments in maintaining or expanding infrastructure for the markets the businesses serve, and the supply and capacity of equipment in the rental market, among others. Additionally, we are required to establish expectations for the businesses’ cost of capital and ability to acquire and maintain equipment in the future. Changes in these assumptions would have an impact on the amount of intangible assets recorded and the resulting amortization expense.

Goodwill and the Evaluation of Goodwill Impairment

Goodwill represents the excess of cost over the fair value of identifiable net assets of businesses acquired. We review goodwill for impairment at least annually or more frequently as warranted by triggering events that indicate potential impairment. Goodwill is tested for impairment at the reporting unit level, which we have determined to be ERS and PTA. We use a variety of methodologies in conducting impairment assessments, including qualitative analysis, income and market approaches. The market value approach compares current and projected financial results to entities of similar size and industry to determine market value. The income approach utilizes assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These cash flows consider factors regarding expected future operating income and historical trends.

Factors that management must estimate when performing impairment tests include sales volume, prices, inflation, discount rates, tax rates and capital spending. Significant management judgment is involved in estimating these factors, and they include inherent uncertainties. The estimates of future cash flow require us to establish expectations about customer demand, investments in maintaining or expanding infrastructure for the markets each reporting unit serves, and the supply and capacity of equipment in the rental market, among others. Additionally, we are required to establish expectations for the businesses’ cost of capital and ability to acquire and maintain equipment in the future. Measurement of the recoverability of these assets is dependent upon the accuracy of the assumptions used in making these estimates, as well as how the estimates compare to our eventual future operating performance. Changes in these estimates could change our conclusion regarding the impairment of goodwill assets and potentially result in a non-cash impairment in the future period.

Recent Accounting Pronouncements

Refer to Note 2, Summary of Significant Accounting Policies, to our 2019 audited consolidated financial statements and to our unaudited condensed consolidated financial statements for nine months ended September 30, 2020, for a discussion of recently issued and adopted accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

Interest rate risk

We are subject to interest rate market risk in connection with our long-term debt. Our principal interest rate exposure relates to outstanding amounts under the 2019 Credit Facility, which provides for variable rate borrowings of up to $385.0 million, subject to a borrowing base. Interest rate changes generally impact the amount of our interest payments and, therefore, our future net income and cash flows, assuming other factors are held constant. Assuming the 2019 Credit Facility is fully drawn, each one-eighth percentage point increase or decrease in the applicable interest rates would correspondingly change our interest expense on the 2019 Credit Facility by approximately $0.3 million per year. As of September 30, 2020, we had $269.0 million of outstanding borrowings against the 2019 Credit Facility.

We manage a portion of our risks from exposures to fluctuations in interest rates as part of our risk management program through the use of derivative financial instruments. The objective of controlling these risks is to limit the impact on earnings and cash flows caused by fluctuations, our primary exposure is from our variable-rate debt. We currently have an interest rate collar agreement in place as a hedge against fluctuations in the required interest payments due on our 2019 Credit Facility. All of our derivative activities are for purposes other than trading.

Fair values of our derivatives can change significantly from period to period based on, among other factors, market movements and changes in our positions. We manage counterparty credit risk (the risk that counterparties will default and not make payments to us according to the terms of our standard master agreements) on an individual counterparty basis.

Our interest rate collar contract (currently our only derivative contract) was executed under a standard master agreement that contains a cross-default provision to our borrowing agreement with the counterparty, which provides the ability of the counterparty to terminate the interest rate collar agreement upon an event of default under the borrowing agreement.

Exchange rate risk

During the nine months ended September 30, 2020, we generated $1.8 million and $4.1 million of U.S. dollar denominated revenues in Canadian dollars, respectively, and $1.8 million Mexican pesos during the nine months ended September 30, 2020. Each 100 basis point increase or decrease in the average Canadian dollar to U.S. dollar exchange rate or Mexican peso to U.S. dollar exchange rate for the year would have correspondingly changed our revenues by less than $0.1 million. We do not currently hedge our exchange rate exposure.

INFORMATION ABOUT CUSTOM TRUCK

Custom Truck’s Business Overview

Company Overview

Custom Truck is a leading provider of specialty equipment, primarily serving the electric utility T&D, rail and other infrastructure-related end-markets in North America. Its equipment is used for the maintenance, repair, upgrade, and installation of critical infrastructure. Custom Truck operates with a differentiated “one-stop-shop” business model, offering equipment rental, new and used equipment sales, and aftermarket parts and service out of 26 locations across the U.S. and Canada, excluding third party locations. Custom Truck and its customers also benefit from its sophisticated sourcing model and large-scale integrated production and customization capabilities, which enhance the quality and diversity of its equipment offerings and reduce both cost and lead times for equipment sales and provide greater flexibility to optimize its rental fleet. These attributes, together with a strong reputation built over many years, position Custom Truck to capitalize on attractive secular growth trends across its end-markets.

Products & Services

Overview of Custom Truck’s Products.    As set forth below, Custom Truck’s “one stop shop” provides specialty equipment to its customers and gives them the option to renting or purchasing such equipment depending on the customer’s particular needs and capital allocation preferences. This equipment, and its primary functions, includes:

•        Digger Derricks — used to dig holes, hoist and set utility and telephone poles

•        Bucket Trucks — maintain and construct utility or telecommunications lines

•        Boom Trucks — primarily used to lift in utility and industrial applications

•        Rail Trucks — specialty equipment designed to drive on rail tracks

•        Cable Placers — assist in the construction and maintenance of telecommunications lines

•        Roll-offs — transportation of waste containers

•        Knuckleboom Trucks — used to lift in utility, construction and building materials applications

•        Vacuum Trucks — safely dig holes and transport materials by vacuuming materials or liquids

•        Dump Trucks — transportation of materials

•        Service Trucks — support truck used across multiple end markets to service large fleets of equipment

Equipment Rental.    Custom Truck owns one of the industry’s largest fleets of specialty rental equipment focused on T&D, rail, and infrastructure end-markets. Its fleet is comprised of approximately 4,300 units with an OEC of $705 million and an average unit age of approximately 2.9 years, which is young by typical rental fleet standards and compares favorably to the long useful life of the equipment. Custom Truck’s rental fleet is managed on a national level, which allows the company to efficiently reposition equipment in response to shifts in regional demand and thereby sustain strong utilization levels. Custom Truck’s rental arrangements with customers are governed by written agreements and typically billed on a 28-day cycle, but the average duration of its rentals is approximately 11 months.

Rental and Used Equipment Sales.    As is customary among equipment rental companies, Custom Truck sells used equipment out of its rental fleet to end user customers. A significant portion of these sales are made on an opportunistic basis in response to specific customer requests and at a price that yields an attractive return for Custom Truck. These sales offer customers an opportunity to buy well-maintained equipment with long remaining useful lives and enable Custom Truck to effectively manage the age and mix of its rental fleet to match current market demand. Custom Truck also employs RPOs on a select basis, which provide a buyout option with an established purchase price that decreases over time as rental revenue is collected. Customers are given credit against such purchase price for a portion of the amounts paid over the life of the rental, allowing customers the flexibility of a rental with the option to purchase at any time at a known price. The terms of these contracts are set by Custom Truck such that they yield attractive asset economics and allow for proper fleet management. Finally, Custom Truck engages opportunistically in the sale of used equipment which it purchases from third parties or receives via trade-ins from new equipment sales customers. In all of these cases, and unlike many of its competitors, Custom Truck primarily sells rental and used equipment directly to customers, not relying on auctions, which charge incremental fees and often result in lower sales prices.

New Equipment Sales.    Custom Truck offers a broad variety of new equipment for sale across its end-markets, often highly customized to meet its customers’ specific needs. Management believes that Custom Truck’s integrated production capabilities and extensive knowledge gained over a long history of selling equipment have positioned it uniquely in the market as a trusted partner for customers seeking tailored solutions with short lead times. In support of these activities, Custom Truck primarily employs a direct-to-customer sales model, leveraging over 100 salespeople, including dedicated industry and product managers focused on driving national and local sales. This coordinated sales approach provides a seamless, “single point of contact” buying experience for customers, which has allowed Custom Truck to become a leading seller of specialty equipment and vocational trucks in the U.S. Custom Truck’s product offering includes equipment from leading OEMs across its end markets, including its own Load King brand.

Aftermarket Parts and Service.    Custom Truck employs over 250 trained service technicians throughout North America, enabling it to quickly and cost-effectively provide service to its deployed rental fleet and select customer-owned equipment with in-house resources. In support of these services, Custom Truck maintains an ample supply of aftermarket parts inventory to ensure their customers are served as quickly as possible. Custom Truck maintains a call-in center in Kansas City, Missouri staffed by experienced technicians on a 24-hour, 7-day a week basis to rapidly respond to customer needs.

Financing and Asset Disposal.    Custom Truck offers financing and leasing solutions through its partners, for which it receives fees and does not take credit risk. Custom Truck also partners with an auction company to assist customers in asset disposal when the customer chooses to sell its owned equipment.

Company History

Custom Truck was formed in early 2015 by affiliates of Blackstone with the acquisition of Custom Truck & Equipment (“CTE”) Utility Fleet Sales and Forestry Equipment of Virginia. CTE was founded in 1996 by Fred Ross, the current Chief Executive Officer of Custom Truck, as a distributor of new and used vocational trucks and was the centerpiece upon which Custom Truck was built. Custom Truck went on to acquire and integrate seven additional businesses in strategic locations while also experiencing significant organic growth, driven by expansion of its specialty rental fleet and its focus on tailoring customized solutions to customers’ unique equipment needs. Custom Truck is headquartered in Kansas City, Missouri, and, as of the date of this proxy statement, has approximately 1,460 employees.

End-Market Overview

Like Nesco, Custom Truck serves the electric utility T&D and Rail end-markets. See “Information about Nesco—End Market Overview.” Custom Truck’s largest end-market is electric utility T&D, where our longstanding relationships, national scale and diverse fleet of specialty rental equipment makes us a key supplier to many companies in the electric utility T&D end-market. Approximately 53% of Custom Truck’s revenue was generated from the electric utility T&D end-market during the twelve months ended September 30, 2020. We also focus on the rail end-market which accounted for 6% of Custom Truck’s revenue during the twelve months ended September 30, 2020.

In addition to the forgoing, we serve the general infrastructure end-market. General infrastructure includes surface transportation, national highway performance, highway safety, metropolitan transit, and other key infrastructure systems, including residential and non-residential waste and water. According to FMI Research, total infrastructure capex spend annually exceeds $200 billion and the infrastructure end market outlook remains positive. We anticipate the recent change in administration and growing bipartisan support will result in additional federal funds being allocated to infrastructure investment.

Custom Truck also considers the waste end market as part of the general infrastructure industry. Long-term, secular growth in this market is driven by growing waste volumes generated by increasing waste generation per capita. Population and income growth drive municipal solid waste generation. Municipal solid waste revenue grew at a compounded annual growth rate of 3.5% from 2003 to 2018. Waste is generally considered to be a recession-resistant industry given the non-discretionary nature of waste collection and disposal. Ongoing consolidation amongst waste haulers results in increasing market share for large, well-capitalized companies that have the resources to invest in the latest trucks and equipment. Approximately 23% of Custom Truck’s revenue was generated from the general infrastructure end-market during the twelve months ended September 30, 2020.

Competitive Strengths

Custom Truck believes its platform is unique amongst its competitors and benefits from several significant strengths that will continue to support its leading market position and future growth, including the following:

Market Leader with a Differentiated “One-Stop-Shop” Platform.    Custom Truck’s platform offers its customers a true “one-stop-shop” solution for their needs across the specialty equipment market, including rentals, new and used sales, production and customization, aftermarket parts and services, financing and asset disposal. Custom Truck’s flexibility to meet customer’s capital allocation preferences allows it to develop deeper relationships with its customers and its wide variety of equipment offered enables it to meet more of its customers’ needs than its competitors. Additionally, Custom Truck’s national platform and scale provides the ability to serve both regional and national customers wherever they operate.

Integrated Business Model with Large-Scale Production and Customization Capabilities.    One of Custom Truck’s greatest strengths is its ability provide its customers with highly tailored solutions on an expedited basis, enabled by its extensive internal production and customization operations. Custom Truck deepens its relationships with customers by offering them the ability to customize equipment to meet the specific job demands of their customer. Custom Truck’s large-scale production further offers benefits to customers by reducing lead times for equipment and the ability to change and adapt mid-production should the customer need to modify its order. Maintaining inventory and shorter lead times helps Custom Truck to support its own rental operation and more quickly react to changing customer demands and preferences. Custom Truck is also able to quickly adapt its processes and procedures to enter into new markets and product offerings, such as dump trucks, roll-offs and vacuum trucks which are products that have been added over the past several years. As one of the largest consumers of vocational chassis and attachments in the United States, Custom Truck has a structural cost advantage on purchasing and its production capabilities further lower costs, while providing flexibility to pursue the highest growth portions of the market.

Attractive Long-term End Market Dynamics.    Custom Truck’s customers operate across a diverse set of end markets, including electric utility T&D, telecom, rail and infrastructure, among others, many of which have attractive long-term growth dynamics. These end market dynamics may lead to increased spend on specialty equipment by Custom Truck’s existing customers. Custom Truck is also able to pivot its production and focus to any end market that is experiencing greater demand due to its deep knowledge and expertise in the production of different types of equipment.

Young, Well-Maintained Rental Fleet composed of In-Demand Equipment.    Custom Truck’s rental fleet of over 4,300 units is one of the youngest in the industry, with an average age of 2.9 years. Custom Truck maintains the majority of its fleet using its own trained technicians and locations to ensure consistent repairs, maintenance and delivery of fully functioning, ready-to-work equipment to its customers. Custom Truck adds equipment to its fleet on an ongoing basis to meet customer demands in a changing market landscape. Custom Truck focuses its production capabilities for the equipment that its customers need most in the end markets with the most growth potential. Disciplined fleet maintenance and strict focus on meeting customer and end market requirements has resulted in over 80% utilization on average of Custom Truck’s rental fleet since the beginning of 2017.

Geographical Diversity.    Custom Truck has a large geographic footprint and is able to provide local service throughout North America. Custom Truck’s 26 locations are strategically located to provide access to key high-growth end markets and have sufficient geographic reach to provide a holistic solution to nationwide accounts. Custom Truck’s 24/7 call center, as well as its 70 mobile technicians, ensure that customers can quickly access experienced technicians regardless of geography. Because Custom Truck’s rental fleet is managed nationally, equipment can be deployed strategically across locations in periods of high regional demand. This allows Custom Truck to sustain high utilization rates for its entire rental fleet. Although Custom Truck has an expansive national footprint already, there is significant identified white space in attractive geographic markets for which it can expand into.

Strong, Diverse Client Relationships.    Custom Truck serves over 1,500 customers, with the top 10 customers representing less than 20% of revenue. Of its top 20 largest customers, 15 of them both rent and purchase equipment from Custom Truck. Among industry-leading customers, Custom Truck has very strong brand recognition. Its ability to deliver an unmatched value proposition for customers’ most complex and technical requirements on a tight deadline results in long-tenured relationships with premier customers across end markets. Custom Truck’s ability to offer its customers options to either rent or purchase equipment, along with the breadth of equipment offered, helps meet the customer’s capital allocation preferences and increases customer penetration. Custom Truck has long standing relationships with many of its largest customers.

Attractive Unit Economics Driving High Returns.    Custom Truck’s integrated, “one-stop shop” business model results in both lower costs and higher equipment resale values, driving exceptional unit economics. Management believes that Custom Truck’s ability to purchase equipment components separately and assemble in-house results in a cost advantage over buying fully completed units. Additionally, its direct-to-customer sales channels drive attractive net resale values that management believes are approximately 10% higher than its competitors who typically sell used equipment through auction.

Growth Strategy

Custom Truck provides a full suite of specialty equipment services and a broad portfolio of products, which provides Custom Truck with numerous channels for future growth and opportunities to deepen customer relationships. Custom Truck intends to maintain its leading position and expand its market share by continuing to pursue the following strategies:

Capitalize on Favorable Trends Across a Large Addressable Market.    Because of the highly fragmented industry in which Custom Truck operates, it has significant runway to increase its share of the market. Custom Truck estimates the addressable market to be approximately $30 billion: $15.6 billion in new sales, $9 billion in aftermarket parts and service, and $5 billion in rental and used sales. The new sales addressable market has grown from an estimated $14.4 billion in 2016 to $15.6 billion in 2019. Its differentiated cost position, North American branch network and flexible distribution model position Custom Truck to achieve strong growth in the future. Additionally, several end markets served by Custom Truck including electric utility T&D, telecom, infrastructure, railway and waste disposal, are expanding and spending on capital expenditures is increasing accordingly. Custom Truck’s production and customization capabilities will only serve to bolster its ability to meet the growing demand and changing landscapes in these end markets as Custom Truck can nimbly adapt as necessary to capitalize on opportunities as they present themselves.

Invest in Rental Fleet to Meet Growing Demand.    Custom Truck sees continued opportunity to invest in its rental fleet to serve customer demand. Custom Truck’s rental fleet has grown from the original Custom Truck & Equipment (Custom Truck’s predecessor entity) rental fleet of $275 million in OEC to $705 million in OEC today. Custom Truck believes that by investing in new products and adding to its rental fleet, it can continue to satisfy the growing specialty equipment needs of its customers across end-markets. A large percentage of Custom Truck’s rental fleet is currently focused on serving the electric utility T&D and telecom industries, but Custom Truck sees significant opportunity to continue to grow its fleet of specialty equipment tailored to serve the growing rail, waste disposal and infrastructure end-markets as well.

Grow Equipment Sales Across both Current and New Customers, End Markets, and Product Offerings.    Custom Truck has proven its ability to grow new equipment sales, which have increased from $216 million in 2016 to $596 million in 2019. Custom Truck leverages its national and local sales approach to achieve growth within existing and newly entered product categories. Custom Truck has identified several new product categories that it plans to expand into, where its experience and expertise in production, customization and purchasing should provide favorable returns.

Continue to Invest in Aftermarket Parts and Service.    Today, Custom Truck leverages its 70 field service technicians and 250 total service technicians to service its existing rental fleet and select customer owned equipment. Custom Truck sees an opportunity to grow the size of its internal service organization and external service provider network to increase its ability to service customer-owned equipment. Additionally, Custom Truck launched its e-commerce platform in 2020 to begin to sell proprietary Load King equipment parts and other targeted specialty equipment parts.

Continue to Pursue Domestic Geographic Expansion.    Currently, Custom Truck operates in 26 locations; however, broad sections of the United States and Canada are still outside of its primary operating area. In the past, Custom Truck has expanded into new geographical markets through both strategic acquisitions and through internal growth. Custom Truck plans to continue this measured growth and has targeted eight primary markets for future expansion across the United States. Custom Truck has successfully opened 5 locations in geographic areas where there were no attractive acquisition targets, exemplifying Custom Truck’s ability to expand its reach without the use of acquisitions.

Selectively Pursue Strategic and Accretive Acquisitions.    Custom Truck has a proven ability to execute accretive add-on acquisitions that expand its service offering, product breadth, footprint and workforce. Due to its wide range of service offerings and industry experience, Custom Truck is a logical consolidator in a fragmented market, with numerous attractive near-term acquisition opportunities. Strategic acquisitions represent a highly attractive opportunity to continue diversifying and expanding Custom Truck’s customer base, geographic footprint, and service offerings across the platform.

Since its establishment in 2015, Custom Truck has consummated nine successful acquisitions, all of which were negotiated transactions outside of an auction process. Custom Truck identified targets that would benefit from its purchasing scale and installation expertise to maximize synergies. Because of its strong reputation, financial performance, and founder-involvement, Custom Truck is an acquirer of choice by many in the industry. In the past five years, Custom Truck has acquired, Utility Fleet Sales, Forestry Equipment of Virginia, UCO Equipment, TNT Equipment Sales & Rental, Load King, North American Equipment Upfitters, Equipment Repair Solutions, Great Pacific Equipment, and Terex’s Boom Truck Crane & Crossover Product Lines. These acquisitions cemented Custom Truck as one of the largest providers of specialized truck and heavy equipment solutions in North America.

Customers

Custom Truck generates revenue from over 1,500 customers annually across a diverse set of end markets. Its top 10 customers in 2019 represented less than 20% of revenue, and no single customer represented more than 3% of revenue. Many of its customer relationships span multiple decades. Due to Custom Truck’s “one-stop shop” offering, many customers will both rent and purchase equipment from Custom Truck as well as utilize Custom Truck for their aftermarket parts and service needs.

Suppliers

Custom Truck utilizes a number of different suppliers for the equipment that it rents and sells, as well as manufacturing certain products through its Load King brand. Custom Truck purchases chassis from dealers across the United States, including chassis from Freightliner, Peterbilt, Ford, Kenworth, Dodge, Mack and International dealers, among others. Custom Truck also sources attachments from Terex, S.D.P. Manufacturing, Morooka, IMT, Skylift, Tornado Global, Versalift, Galbreath, Dakota Bodies, Sherman + Reilly, among others. Custom Truck is one of the largest purchasers of vocational trucks in the United States and a large purchaser of attachments, making Custom Truck an important customer to its suppliers. Custom Truck’s senior management believes that it has strong relationships with its primary suppliers and enjoys preferential pricing as well as production priority with the majority of its suppliers. One of Custom Truck’s strengths is having a diverse and deep supply chain network which helps decrease supply chain risks and gives Custom Truck flexibility to pivot to other suppliers if the need arises or customer’s preferences change.

Contracts

The vast majority of Custom Truck’s rental customers execute its standard master rental contract, which provides for the basic structure of a rental arrangement. When a rental unit is requested, a subsequent rental out form is issued that contains the rental rates (containing daily, weekly, and 28-day rates), unit specifications and other important information. Customers are typically billed on a 28-day cycle. Except in certain contracted circumstances, customers are able to return units at any time, but Custom Truck’s average rental duration is approximately 11 months. Pursuant to the master rental contract, customers are responsible for freight costs, loss or damage beyond normal wear and tear and provide indemnities in favor of Custom Truck in the event of injuries, accidents, or damage to people, property or equipment. Prior to any rental, customers must provide proof of adequate insurance (as determined by Custom Truck). Certain customers may also enter into an RPO which allow such customers to earn credit towards the purchase of the equipment based upon rental payments received by Custom Truck. Sales of equipment to customers are made pursuant to a standard retail buyers order. From time to time, Custom Truck does enter into broader national agreements with customers that govern the relationship between the parties as well as the terms of any sales or rental arrangements.

Competition

Custom Truck participates in a competitive and highly fragmented marketplace, with a large number of companies offering a diverse variety of equipment types to customers via sale or rental. Custom Truck’s competitors mostly consist of local or regional companies that have limited geographic coverage and/or breadth of equipment and service offerings and most competitors focus primarily on a more limited set of end markets. Additionally, most competitors are either primarily rental or sales companies and few compete with Custom Truck on both rentals and new sales. On the rental side, Custom Truck competes nationally with Nesco, Altec Industries, Scott Powerline and Ring Power. With respect to new sales, Custom Truck competes with many local and regional truck dealers across North America.

Custom Truck competes with both sales and rental companies across an array of factors, including equipment quality and availability, ability to meet complex and/or broad customer needs, responsiveness, knowledge and expertise of sales and service personnel, and pricing. Custom Truck’s expansive geographic footprint, integrated production capabilities, and diversity of rental fleet and new equipment inventory position it to compete effectively on these criteria, and particularly to be able to do so with large, national customers.

Legal Proceedings

Custom Truck may, at any given time, be named as a defendant in certain lawsuits, investigations and claims arising in the ordinary course business. While the outcome of these potential lawsuits, investigations and claims cannot be predicted with certainty, Custom Truck does not expect these matters to have a material adverse impact on its business, results of operations, cash flows or financial condition. In the opinion of management, there are no pending litigations, disputes or claims against Custom Truck that, if decided adversely, would have a material adverse effect on its financial condition, cash flows or results of operations.

Employees

As of September 30, 2020, Custom Truck had approximately 1,460 employees across North America. This includes 41 employees who are part of a collective bargaining agreement in its Elk Point, South Dakota facility. Custom Truck believes relations with its employees are excellent. Custom Truck’s operations are generally organized into regions. These regions are managed by regional vice presidents or the executive management team in Kansas City, Missouri. Each location typically has a general manager and service manager who run the day to day operations of the branch. The sales and rental teams are managed nationally from Custom Truck’s headquarters in Kansas City, Missouri with support and input from product managers and regional sales managers that are spread throughout the branch locations. Custom Truck’s management team develops budgets for its branches and by sales person so that strategic goals and initiatives are in line with operational and production objectives. Custom Truck monitors and reviews performance against such budgets, as well as gauging performance using various other benchmarks. Employees receive training and development through various initiatives throughout the year, with a focus on safety, career development and leadership training. This training is conducted through a mix of third-party consultants and suppliers and in-house, certified experts.

Facilities

Custom Truck’s executive offices are located at 7701 Independence Avenue, Kansas City, Missouri, 64125. The telephone number of its executive office is (816) 241-4888. In addition to housing the executive offices, the Kansas City property encompasses more than 90 acres and serves as Custom Truck’s largest production location and the primary hub for its rental fleet. Custom Truck also operates production facilities in Lynchburg, Virginia; Union Grove, Wisconsin; Elk Point, South Dakota; Tampa, Florida; Houston, Texas; Sedalia, Missouri; Hooksett, New Hampshire; Fort Worth, Texas; and, Cabot, Arkansas as well as regional branches throughout the United States and Canada.

CUSTOM TRUCK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted, references to “we,” “us,” “our” and “Custom Truck” refer to Custom Truck One Source, L.P. and its consolidated subsidiaries. The following discussion contains forward-looking statements and analysis should be read in conjunction with the financial statements and related notes of Custom Truck included elsewhere in this proxy statement. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management. For further information on items that could impact our future operating performance or financial condition, see the section herein entitled “Cautionary Note Regarding Forward-Looking Statements” and the section entitled “Risk Factors.”

Overview

Custom Truck is a leading provider of specialty equipment, primarily serving the electric utility T&D, rail and other infrastructure-related end-markets in North America. Its equipment is used for the maintenance, repair, upgrade, and installation of critical infrastructure. Custom Truck operates with a differentiated “one-stop-shop” business model, offering equipment rental, new and used equipment sales, and aftermarket parts and service out of 26 locations across the U.S. and Canada. Custom Truck and its customers also benefit from its sophisticated sourcing model and large-scale integrated production and customization capabilities, which enhance the quality and diversity of its equipment offerings and reduce both cost and lead times for equipment sales and provide greater flexibility to optimize its rental fleet. These attributes, together with a strong reputation built over many years, position Custom Truck to capitalize on attractive secular growth trends across its end-markets.

COVID-19 Impact and Response

Custom Truck was negatively impacted by the COVID-19 pandemic during the nine-month period ended September 30, 2020. We experienced declines in revenue across all revenue streams except used sales, particularly during the second and third quarters. Our operations were also impacted, necessitating temporary closures of several facilities. Customer demand started to recover in the third quarter and, as of November 2020, key metrics of the business, such as OEC on rent and fleet utilization, had recovered to pre-COVID-19 levels. While recent performance has been strong, we remain cautious due to the uncertainty caused by the continuing impact of COVID-19.

Custom Truck serves critical infrastructure sectors that have been identified by CISA as vital to the U.S. Accordingly, we have continued to meet the needs of our customers during the pandemic. Custom Truck has designed and continues to adhere to safety protocols to maintain the health and safety of our employees and their families, as well as our customers, vendors and communities. These protocols, along with guidance from state and local authorities, have allowed Custom Truck to continue its operations with minimal disruptions.

Starting in March, we saw a decline in demand from customers as planned projects were delayed in response to the shelter-in-place restrictions implemented across the country. This led to a decline in OEC on rent and a reduction in demand for new equipment sales. This trend began to reverse starting in the third quarter. Electric T&D customers continue to have large backlogs of projects that must be undertaken to maintain an aged grid, to reduce fire hazards, to ensure the uninterrupted supply of electricity and to meet growing electricity demands tied to increased household usages and vehicle electrification. We have experienced relative stability in the rail and telecom sectors. Telecom end-customers have announced intentions to continue to invest in 5G infrastructure and additional network enhancements designed to address deficiencies that became apparent with increased traffic during pandemic stay-at-home orders.

The unprecedented nature of the COVID-19 pandemic continues to make it difficult to predict our future business and financial performance. However, our customers continue to reiterate record or near-record backlogs and capital investment plans. We are not aware of any significant project cancellations by our customers during the pandemic at this time. Customer projects that were impacted were merely delayed and many have now been rescheduled. Following the project delays from March to August, we are now experiencing an increase in demand as our customers work to fulfill backlogs and have become more adept at working safely within the pandemic environment.

At the onset of the pandemic, our focus was on delivering upon the needs of our customers, protecting the health and safety of our employees, managing costs and cash flows, and preparing for a future recovery. We reduced our capital spending and undertook cost reduction efforts, including limited headcount reductions. While working capital improvement initiatives were already identified as a key priority by Custom Truck, additional focus was paid to managing receivables and payables. While rental revenue did decline, we did not defer repair and maintenance activities which resulted in higher costs and lower margins.

Financial Overview

Custom Truck uses a variety of financial and other information in monitoring the financial condition and operating performance of its business. Some of this information is financial information that is prepared in accordance with GAAP, while other information may be financial in nature and may not be prepared in accordance with GAAP. Historical information is periodically compared to budgets, as well as against industry-wide information. Custom Truck uses this information for planning and monitoring its business.

Custom Truck evaluates its overall business performance based primarily on a combination of two financial metrics: Revenue and Adjusted EBITDA. These are key measures used by Custom Truck’s management and board of directors to understand and evaluate Custom Truck’s operational performance, to establish budget and to develop short and long-term operational goals. Management also utilizes certain non-financial metrics in evaluating performance of our rental fleet, including OEC on rent, fleet utilization, and OEC on rent yield.

Measures Related to our Fleet

OEC on Rent — OEC on rent is the OEC of units on rent to third party customers at a given point in time. Average OEC on rent is calculated as the simple average of OEC on rent during the stated period of time. OEC represents the original equipment cost exclusive of the effect of purchase accounting adjustments applied to rental equipment acquired in business combinations. Evaluation of our rate of return from rental is based on OEC. OEC is a widely used industry metric to compare fleet investment independent of depreciation.

Fleet Utilization — Fleet utilization is defined as the total numbers of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC. Utilization is a measure of fleet efficiency expressed as a percentage of time the fleet is on rent and is considered to be an important indicator of the revenue generating capacity of the fleet.

OEC on Rent Yield — OEC on rent yield (“ORY”) is a measure of return realized by our on rental fleet during a 12-month period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the average OEC on rent for the same period. For period less than 12 months, the ORY is adjusted to an annualized basis.

Adjusted EBITDA

Custom Truck views Adjusted EBITDA, which is a non-GAAP financial measure, as an important indicator of performance. Custom Truck defines Adjusted EBITDA as net income before non-Floorplan Financing Facilities interest expense, income taxes, depreciation and amortization. Adjusted EBITDA also reflects adjustments related to equity-based compensation, costs related to acquisitions and divestitures, new location development costs, and other items specifically identified in our credit agreements. Adjusted EBITDA has been a primary metric in determining payouts under the annual incentive plans. For more information on Adjusted EBITDA as well as a reconciliation to the most directly comparable GAAP measure, please see “Non-GAAP Financial Measures.”

Components & Factors Affecting Custom Truck’s Operating Results

Revenue.    As a full-service equipment provider, Custom Truck generates revenue through renting, selling, assembling, upfitting, and servicing new and used heavy-duty trucks and cranes, as well as the sale of related parts. Rental revenue is primarily comprised of revenues from rental agreements and freight charges billed to customers. New and used sales revenue reflects the value of vocational trucks and other equipment sold to customers. Parts and service revenue is derived from maintenance and repair services, light upfit services, and parts sold directly to customers.

Cost of Revenues.    Cost of revenues reflects production and inventory costs associated with new and used units sold, repairs and maintenance costs of rental equipment, depreciation on rental assets, parts costs, labor and other overheads related to parts and services business, and freight associated with the shipping and receiving of equipment and parts.

Selling, General and Administrative.    Selling, general and administrative expenses include sales compensation, fleet licensing fees and corporate expenses, including salaries, insurance, advertising costs, professional services, and information technology costs.

Depreciation and Amortization.    Depreciation and amortization expenses include depreciation on property and equipment, and amortization of intangible assets such as customer list, trade names, etc.

Other Income, net.    Other income or expense reflects the fees earned on customer arranged financing, financing income associated with sales-type lease activity, gains or losses resulting from insurance settlements, foreign currency gains and losses related to our Canadian operations, and other miscellaneous gains or losses from non-operating activities.

Interest Expense.    Interest expense consists of contractual interest expense on outstanding debt obligations, Floorplan Financing Facilities, amortization of deferred financing costs and other related financing expenses.

Operating Results—Nine Months Ended September 30, 2020 and 2019

Consolidated Operating Results—Nine Months Ended September 30, 2020 and 2019

The following table represents the selected results of operations for Custom Truck for the periods indicated.

	Nine Months Ended September 30,
(in $000s)	2020	% of revenue	2019	% of revenue
Rental revenue	$157,022	21.5%	$171,061	22.6%
New sales revenue	408,265	55.8%	436,799	57.7%
Used sales revenue	108,092	14.8%	89,053	11.8%
Parts and service revenue	58,139	7.9%	60,073	7.9%
Total Revenue	731,518	100.0%	756,986	100.0%
Cost of revenue	530,260	72.5%	528,915	69.9%
Deprecation of rental equipment	73,566	10.1%	78,575	10.4%
Gross Profit	127,692	17.5%	149,496	19.7%
Selling, general and administrative	87,309		89,017
Depreciation and amortization	9,942		12,594
Operating Income	30,441		47,885
Other income, net	7,777		4,392
Interest expense	(45,163)		(52,234)
Net income	$(6,945)		$43

Revenue.    Revenue for the nine months ended September 30, 2020 decreased $25.5 million or 3.4% to $731.5 million as compared to $757.0 million for the corresponding period in 2019.

The decrease in revenue for the nine months ended September 30, 2020 was primarily attributable to the effects of COVID-19. Rental revenue decreased $14.0 million or 8.2% driven by a decrease in average OEC on rent from $567.0 million to $523.0 million and a reduction in fleet utilization from 82.3% to 74.5%. New sales revenue decreased $28.5 million or 6.5%. This decrease was primarily driven by lower volumes related to equipment sold into the building supply market, but partially offset by growth in our key product categories, including digger derricks, roll-offs, and dump trucks. These reductions were partially offset by an increase in used sales revenue of $19.0 million or 21.4% due to disposals of equipment from our rental fleet. The increase in rental equipment disposals was primarily the result of us actively managing the fleet size in response to declining utilization caused by COVID-19.

Cost of Revenue.    Cost of revenue for the nine months ended September 30, 2020 increased $1.3 million, or 0.3%, to $530.3 million as compared to $528.9 million for the corresponding period in 2019. The increase in cost of revenue for the nine months ended September 30, 2020 was primarily attributable to increased costs of rental revenue and cost of used sales revenue. Cost of rental revenue increased since we continued to make returned rental equipment rent ready despite an increase in returned equipment as a result of COVID-19. Used sales cost of revenue was higher was due to an increase in corresponding used sales. These increases were partially offset by lower cost of revenue for new sales due to a reduction in new sales.

Depreciation of Rental Equipment.    Depreciation of rental equipment for the nine months ended September 30, 2020 decreased $5.0 million or 6.4%, to $73.6 million as compared to $78.6 million for the corresponding period in 2019. The decrease in depreciation or rental equipment was due to a smaller rental fleet as a result of the disposal of rental equipment during the nine months ended September 30, 2020.

Selling, General and Administrative.    Selling, general and administrative expense for the nine months ended September 30, 2020 decreased $1.7 million, or 1.9%, to $87.3 million as compared to $89.0 for the corresponding period in 2019. The decrease is primarily attributable to cost reduction measures taken in response to the COVID-19 pandemic.

Depreciation and Amortization.    Depreciation and amortization for the nine months ended September 30, 2020 decreased $2.7 million, or 21.1%, to $9.9 million as compared to $12.6 million for the corresponding period in 2019.

The decrease in depreciation and amortization for the nine months ended September 30, 2020 was primarily due to trade names getting fully amortized in the first fiscal quarter of 2020 offset by higher depreciation resulting from buildings, and machinery & equipment capitalized in Q4 2019.

Other Income, Net.    Other income, net for the nine months ended September 30, 2020 increased $3.4 million, or 77.0%, to $7.8 million as compared to $4.4 million for the corresponding period in 2019.

The increase in other income, net for the nine months ended September 30, 2020 was primarily due to increased financing income associated with sales-type lease activity, gains on sales of property and equipment, and the favorable impact of the settlement of a state sales and rental tax audit.

Interest Expense.    Interest expense for the nine months ended September 30, 2020 decreased $7.1 million, or 13.5%, to $45.1 million as compared to $52.2 million for the corresponding period in 2019. The decrease in interest expense for the nine months ended September 30, 2020 was primarily due to a reduction in LIBOR rates and our ability to refinance the Custom Truck Term Loan Facility at a reduced rate from the applicable LIBOR rate (subject to a floor of 1.0%) plus 5.5% to the applicable LIBOR rate (no longer subject to a floor of 1.0%) plus 4.25%.

OEC on Rent.    Average OEC on rent for the nine months ended September 30, 2020 was $523.0 million, a decrease of $44.0 million, or 7.8%, over the same period in 2019. The decrease in average OEC on rent was driven by lower utilization and a smaller fleet size due to the economic slowdown caused by COVID-19. OEC on rent steadily improved during the late summer period. As of September 30, 2020, June 30, 2020 and March 31, 2020, the point in time amount of OEC on rent was $578.0 million, $485.0 million and $530.0 million, respectively.

Fleet Utilization.    Fleet utilization was 74.5% for the nine months ended September 30, 2020, compared to 82.3% in the same period of 2019. The decline in Fleet utilization was driven by the economic slowdown caused by COVID-19.

OEC on Rent Yield.    OEC on rent yield was 40.3% for the nine months ended September 30, 2020, compared to 39.7% in the same period of 2019. Growth in ORY was driven by the mix of equipment types on rent and holding rental rates steady during the COVID-19 economic slowdown.

Operating Results — Years Ended December 31, 2019, 2018 and 2017

Consolidated Operating Results — Years Ended December 31, 2019, 2018 and 2017

	Fiscal Year Ended December 31,
(in $000s)	2019	% of revenue	2018	% of revenue	2017	% of revenue
Rental revenue	$233,522	22.7%	$200,168	23.3%	$163,135	24.7%
New sales revenue	599,923	58.2%	492,049	57.3%	341,147	51.7%
Used sales revenue	117,549	11.4%	99,328	11.6%	87,031	13.2%
Parts and service revenue	78,923	7.7%	67,322	7.8%	68,706	10.4%
Total Revenue	1,029,917	100.0%	858,867	100.0%	660,019	100.0%
Cost of revenue	725,993	70.5%	595,250	69.3%	458,193	69.4%
Deprecation of rental equipment	105,548	10.2%	99,380	11.6%	93,371	14.1%
Gross Profit	198,376	19.3%	164,237	19.1%	108,455	16.4%
Selling, general and administrative	124,742		103,530		87,340
Depreciation and amortization	17,193		15,999		16,481
Operating Income	56,441		44,708		4,634
Other income, net	5,778		3,298		1,132
Interest expense	(70,507)		(56,259)		(40,775)
Net income	$(8,288)		$(8,253)		$(35,009)

Years Ended December 31, 2019 and 2018

Revenue.    Revenue for the year ended December 31, 2019 increased $171.1 million, or 19.9%, to $1,029.9 million as compared to $858.9 million for the corresponding prior year period.

The increase in revenue for the year ended December 31, 2019 was a result of overall growth across all revenue streams. Rental revenue increased $33.4 million or 16.7% driven by an increase in average OEC on rent from $528.9 million to $577.5 million as a result of strong demand in our end markets. New sales revenue grew $107.9 million or 21.9% primarily due to increased sales volume driven by strong demand in our electric utility T&D and infrastructure end markets. Used sales increased $18.2 million or 18.3% as a result of strong customer demand for used rental assets.

Cost of Revenue.    Cost of revenue for the year ended December 31, 2019 increased $130.7 million, or 22.0%, to $726.0 million as compared to $595.3 million for the corresponding prior year period. The increase in cost of revenue for the year ended December 31, 2019 was primarily attributable to growth in revenue.

Depreciation of Rental Equipment.    Depreciation of rental equipment for the year ended December 31, 2019 increased $6.2 million, or 6.2% to $105.6 million as compared to $99.4 million for the corresponding prior year period. The increase in depreciation of rental equipment was due to the growth in our rental fleet.

Selling, General and Administrative.    Selling, general and administrative expense for the year ended December 31, 2019 increased $21.2 million, or 20.5%, to $124.7 million as compared to $103.5 million for the corresponding period in 2018. The increase is primarily attributable to an increase in headcount to support growth in rental and new and used sales, and costs related to evaluating the contemplated sale of the Company.

Depreciation and Amortization.    Depreciation and amortization for the year ended December 31, 2019 increased $1.2 million, or 7.5%, to $17.2 million as compared to $16.0 million the year ended December 31, 2018.

The increase in depreciation and amortization for the year ended December 31, 2019 was primarily due to depreciation of machinery and equipment, and vehicles capitalized in 2019.

Other Income, Net.    Other income, net for the year ended December 31, 2019 increased $2.5 million, or 75.2%, to $5.8 million as compared to $3.3 million for the corresponding prior year period.

The increase in other income for the year ended December 31, 2019 was primarily due to a $1.7 million gain on extinguishment of debt and $0.8 million increase in financing income associated with sales type lease activity.

Interest Expense.    Interest expense for the year ended December 31, 2019 increased $14.2 million, or 25.3%, to $70.5 million as compared to $56.3 million for the corresponding prior year period.

The increase in interest expense for the year ended December 31, 2019 was primarily attributable to higher balances under the Floorplan Financing Facilities needed to support inventory growth, and higher outstanding balances on the Custom Truck Term Loan and Custom Truck Revolver facility.

OEC on Rent.    Average OEC on rent for the year ended December 31, 2019 was $577.5 million, an increase of $48.5 million, or 9.2%, over the same period in 2018. The increase was due to increased fleet size and continued end market demand.

Fleet Utilization.    Fleet utilization was 82.5% for the year ended December 31, 2019, compared to 85.2% in the same period of 2018. Utilization declined slightly as fleet size increased, but overall OEC on rent still increased significantly.

OEC on Rent Yield.    OEC on rent yield was 39.9% for the year ended December 31, 2019, compared to 37.1% in the same period of 2018. Growth in ORY was driven by the mix of equipment types on rent, continued focus on rental rate improvement, and reducing the OEC on new fleet additions.

Years ended December 31, 2018 and 2017

Revenue.    Revenue for the year ended December 31, 2018 increased $198.9 million, or 30.1%, to $858.9 million as compared to $660.0 million for the corresponding prior year period.

The increase in revenue for the year ended December 31, 2018 was driven by growth across all revenue streams. Rental revenue increased $37.0 million or 22.7% due to an increase in average OEC on rent, which went from $446.1 million to $528.1 million and improvement in our fleet utilization from 79.9% to 85.2%. New sales revenue grew $150.9 million or 44.2% primarily due to increased sales volume driven by strong demand in our electric utility T&D, infrastructure, and other end markets. Used sales increased $12.3 million or 14.1% as a result of strong customer demand for used rental equipment.

Cost of Revenue.    Cost of revenue for the year ended December 31, 2018 increased $137.1 million, or 29.9%, to $595.3 million as compared to $458.2 million for the corresponding prior year period. The increase in cost of revenue for the year ended December 31, 2018 was primarily attributable to an increase in revenue.

Depreciation of Rental Equipment.    Depreciation of rental equipment for the year ended December 31, 2018 increased $6.0 million, or 6.4% to $99.4 million as compared to $93.4 million for the corresponding prior year period. The increase in depreciation of rental equipment was due to the growth in our rental fleet.

Selling, General and Administrative.    Selling, general and administrative expense for the year ended December 31, 2018 increased $16.2 million, or 18.5%, to $103.5 million as compared to $87.3 million for the corresponding period in 2017. The increase is primarily attributable to an increase in headcount across all business functions to support growth and higher sales compensation, which was simply driven by the year over year increase in revenue.

Depreciation and Amortization.    Depreciation and amortization for the year ended December 31, 2018 nominally decreased $0.5 million, or 2.9%, to $16.0 million as compared to $16.5 million for the year ended December 31, 2017.

Other Income, Net.    Other income, net for the year ended December 31, 2018 increased $2.2 million, or 191.3%, to $3.3 million as compared to $1.1 million for the corresponding prior year period.

The increase was primarily due to increase in fees generated for customer arranged financing and financing income associated with sales type lease activity.

Interest Expense.    Interest expense for the year ended December 31, 2018 increased $15.5 million, or 38.0%, to $56.3 million as compared to $40.8 million for the corresponding prior year period. The increase was primarily due to a general increase in debt and Floorplan Financing Facilities balances.

OEC on Rent.    Average OEC on rent for the year ended December 31, 2018 was $528.9 million, an increase of $82.9 million, or 18.6%, over the same period in 2017. The increase was due to increased fleet size and higher utilization.

Fleet Utilization.    Fleet utilization was 85.2% for the year ended December 31, 2018, compared to 79.9% in the same period of 2017. Improvement in Fleet Utilization was driven by increased demand for our transmission and distribution related equipment.

OEC on Rent Yield.    OEC on rent yield was 37.1% for the year ended December 31, 2018, compared to 35.9% in the same period of 2017. Growth in ORY was driven by the mix of equipment types on rent and focused on rate improvement across our key categories.

Liquidity and Capital Resources

Custom Truck’s primary sources of liquidity and capital resources are its cash and cash equivalents balances, cash flow from operating activities, borrowings capacity under the Custom Truck Credit Agreement (as defined below), the Custom Truck Term Loan Agreement (as defined below) and access to financial markets. Custom Truck’s principal uses of cash are operating expense, working capital requirements, capital expenditures, and repayment of debt.

Historical Cash Flows

Nine Months Ended September 30, 2020 and 2019

The following table summarizes our sources and uses of cash for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
(in $000s)	2020	2019
Net cash flow from operating activities	$86,257	$(32,012)
Net cash flow from investing activities	(52,394)	(114,783)
Net cash flow from financing activities	(43,172)	116,260
Effect of exchange rate changes on cash	(2)	43
Net increase (decrease) in cash and cash equivalents and restricted cash	$(9,311)	$(30,492)

Cash and Cash Equivalents.    At September 30, 2020 and 2019 Custom Truck had $24.9 million and $32.4 million of cash and cash equivalents and restricted cash, respectively.

Operating Activities.    Net cash provided by operating activities was $86.3 million for the nine months ended September 30, 2020 compared to net cash used in operating activities of $32.0 million for the same period in 2019. The $118.3 million change was driven by a reduction in inventory and improved collections on receivables. The reduction in inventory was planned prior to COVID-19’s impact on operations and is a result of the operational changes we made in response to the supply chain challenges faced during 2019. The decrease in accounts receivable was driven by lower revenues compared to the 2019 period.

Investing Activities.    Net cash used in investing activities was $52.4 million for the nine months ended September 30, 2020, compared to $114.8 million during the same period in 2019. The year over year change in investing activities was driven by a $58.5 million, or 33.6%, reduction in rental fleet additions as a result of lower demand and a focus on liquidity in response to COVID-19.

Financing Activities.    Net cash used in financing activities was $43.2 million for the nine months ended September 30, 2020, compared to net cash provided by financing activities $116.3 million during the same period in 2019. The activity in 2020 was primarily driven by net paydowns of non-trade floor plan payables and contractual principal payments on long-term debt, including the Terex note payable. In addition, we amended our Term Loan B facility in February 2020 resulting additional borrowings of $43.5 million, of which $38.7 million was used to reduce the outstanding balance on the Revolver. Net cash provided by financing activities for the 2019 period was largely driven by net proceeds under our non-trade floorplan financing facilities, which were used to support inventory purchases, and additional borrowings on the Revolver, which were used to support rental fleet growth.

Years Ended December 31, 2019, 2018 and 2017

	Fiscal Year Ended December 31,
(in $000s)	2019	2018	2017
Net cash flow from operating activities	$(28,905)	$64,828	$65,419
Net cash flow from investing activities	(134,474)	(131,892)	(126,295)
Net cash flow from financing activities	134,600	68,093	104,484
Effect of exchange rate changes on cash	38	—	—
Net (decrease) increase in cash and cash equivalents and restricted cash	$(28,741)	$1,029	$43,608

Years Ended December 31, 2019 and 2018

Cash and Cash Equivalents.    At December 31, 2019 and 2018 Custom Truck had $34.2 million and $62.9 million of cash and cash equivalents and restricted cash, respectively.

Operating Activities.    Net cash used in operating activities was $28.9 million for the year ended December 31, 2019, compared to net cash provided by operating activities of $64.8 million in the same period 2018. The $93.7 million change was driven by an increase of inventory levels, partially offset by net proceeds from trade floorplan payable balances. Inventories increased due to growing demand across our end markets. In addition, supply chain challenges caused a disconnect between the expected receipt date of chassis and the attachments to be mounted on those chassis resulting in us carrying more inventory than planned. We have taken steps to improve our operations planning process to reduce the inventory risk associated with the supply chain. Increases in accounts receivable driven by revenue growth had a negative impact compared to 2018.

Investing Activities.    Net cash used in investing activities was $134.5 million for the year ended December 31, 2019, compared to $131.9 million in the same period 2018. Net cash flows from additions and disposals of rental equipment were $123.4 million in 2019, a $17.2 million increase over 2018. Purchases of property and equipment decreased $11.2 million in 2019 compared 2018, due to reduced capital spending on new or expanded facilities.

Financing Activities.    Net cash provided by financing activities was $134.6 million for the year ended December 31, 2019, compared to $68.1 million during the same period 2018. The $66.5 million increase was driven by a $46 million draw on the Custom Truck Revolver used to fund rental fleet growth and an increase in net proceeds from non-trade payables under the Floorplan Financing Facilities used to fund inventory purchases. We did not make any material distributions to shareholders in 2019.

Years Ended December 31, 2018 and 2017

Cash and Cash Equivalents.    At December 31, 2018 and 2017 Custom Truck had $62.9 million and $61.9 million of cash and cash equivalents and restricted cash, respectively.

Operating Activities.    Net cash provided by operating activities was $64.8 million for the year ended December 31, 2018, compared to $65.4 million in the same period 2017. Custom Truck’s net loss, excluding equity-based compensation, improved $32.1 million in 2018 compared 2017, but the cash flow gains from the improved earnings were fully offset by investments made in working capital needed to support overall business growth.

Investing Activities.    Net cash used in investing activities was $131.9 million for the year ended December 31, 2018, compared to $126.3 million in the same period 2017. Net cash flows from additional disposals of rental equipment were $106.2 million in 2018, a $7.1 million decrease compared to 2017. Purchases of other property and equipment were $21.8 million in 2018, which was an $15.8 million increase compared 2017. The increase was driven by the purchase of our Lynchburg facility for $5.9 million from a related party (see Note 17 – Related Party Transaction in the attached audited financial statements) and investments made to expand the Kansas City, Missouri operations.

Financing Activities.    Net cash provided by financing activities was $68.1 million for the year ended December 31, 2018, compared to $104.5 million during the same period 2017. In 2017, Custom Truck’s existing shareholders invested $45.4 million into the business to fund future growth. That same year, Custom Truck put in place a $475 million Custom Truck Term Loan, the proceeds from which were used to repay most of the outstanding debt. In 2018, the term loan was upsized by $50 million, with the proceeds being used to make a distribution to shareholders of $53.8 million. The distribution was approved by the board and used to return the 2017 equity investments.

Financing Arrangements

The Term Loan B

The Company is party to a credit agreement (the “Custom Truck Credit Agreement”) by and among Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) and participating lenders. The Custom Truck Credit Agreement is collateralized by all inventories (except those pledged to secure the Floorplan Financing Facilities), property and equipment, rental equipment, accounts receivables, and financing receivables. The Custom Truck Credit Agreement contains conditions, representations and warranties, events of default, and indemnification provisions that are customary for financings of this type, including, but not limited to, mandatory prepayment obligations, a maximum net leverage ratio covenant, limitations on incurrence of debt, investments, capital expenditures, liens on assets, certain sale and leaseback transactions, transactions with affiliates, mergers, consolidations, purchases and sales of assets, and restricted payments.

The Custom Truck Credit Agreement includes a $600.0 million first-lien B term loan (the “Custom Truck Term Loan B”), which requires annual amortization payments equal to 1% of the issued loan amount made quarterly and matures on April 18, 2025. The Custom Truck Term Loan B bears interest at the applicable LIBOR rate plus 4.25%.

The Custom Truck Credit Agreement also provides a $125.0 million revolving credit facility (the “Custom Truck Revolver”), which matures on April 18, 2023 and bears interest at the applicable LIBOR rate plus up to 4.0%.

PNC Equipment Finance, LLC

Custom Truck has an Inventory Loan, Guaranty and Security Agreement (the “Custom Truck Loan Agreement”) with PNC Equipment Finance, LLC (“PNC”). The Custom Truck Loan Agreement provides the Company with a $295.0 million revolving credit facility, which matures on August 25, 2022 and bears interest at a rate of LIBOR plus 3.05%.

On August 5, 2019, and August 30, 2019, the credit facility was amended with the signing of the fifth and sixth amendments to the Custom Truck Loan Agreement. The fifth and sixth amendment increased the total capacity from $245.0 million to $265.0 million, and from $265.0 million to $295.0 million, respectively. The sixth amendment also extended the maturity date of the Custom Truck Loan Agreement from August 25, 2020 from August 25, 2022.

Daimler Truck Financial

The Wholesale Financing Agreement with Daimler Truck Financial (“Daimler”) bears interest at a rate of Prime plus 0.80% after an initial interest free period of up to 150 days with a capacity of $94.5 million. On January 30, 2019 and March 30, 2020, the Daimler financing agreement was amended, increasing the total capacity to $120.0 million and $175.0 million, respectively. The maturity date and interest rate set forth in the original Loan Agreement were not impacted by these amendments. In response to economic pressures during 2020, Daimler notified the Company that it would be temporarily increasing the interest rate on the applicable Floorplan Financing Facility to a rate of Prime plus 1.30% effective September 1, 2020. As of September 30, 2020 and December 31, 2019 the total capacity under this agreement was $175 million, and $120 million, respectively. The Company can request and receive funding in excess of this capacity without penalty.

Paccar Financial Services

On June 2, 2020 the Company entered into an Inventory Financing Agreement with PACCAR Financial Corp which provides the Company with a line of credit of $50 million to finance inventory purchases of new Peterbilt and/or Kenworth trucks, tractors, and chassis. Amounts borrowed against this line of credit currently incur interest at a rate of LIBOR plus 2.4%.

Contractual Obligations and Commitments

The following table summarizes Custom Truck’s contractual obligations and commercial commitments as of December 31, 2019. Since December 31, 2019, there have been no material changes to Custom Truck’s contractual obligations, other than a $43.5 million increase in the Custom Truck Term Loan B facility and a $38.7 million reduction in the Custom Truck Revolver, both of which are reflected in the Long-Term Debt Obligations presented in the table below. Custom Truck expects to fund these contractual obligations with cash generated from operating activities.

(in $000s)	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
Long-Term Debt Obligations	$658,735	$27,360	$70,202	$558,267	$2,906
Capital Lease Obligations	4,114	236	454	3,424	—
Floor Plan Obligations	505,316	505,316	—	—	—
Operating Lease Obligations	18,407	3,945	5,543	3,989	4,930
Interest Obligations(1)	159,704	56,532	82,970	20,010	192
Total contractual obligations and commitments	$1,346,276	$593,389	$159,169	$585,690	$8,028

____________

(1)      Interest obligations reflect the weighted average interest rate on outstanding debt as of December 31, 2019 to estimate its future interest obligations on long-term debt. The Company used the interest rates in effect as of December 31, 2019 to estimate its future interest obligations on floor plan payables obligations.

Off-Balance Sheet Arrangements

As of September 30, 2020, Custom Truck has no material off-balance sheet arrangements.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is not a financial measure determined in accordance with GAAP. Custom Truck defines Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, equity-based compensation, and other items that Custom Truck does not view as indicative of ongoing performance. Adjusted EBITDA also reflects operating results as though all rental contracts with customers were accounted for as operating leases rather than sales-type leases, as we believe this better reflects the cash flows of these contracts, and excludes additional expense determined to be non-recurring or non-core as permitted for under the Custom Truck Term Loan B and Custom Truck Revolver agreements.

Custom Truck believes Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of Custom Truck’s operating performance when compared to its peers, without regard to its financing methods or capital structure. Custom Truck excludes the items listed above from net income in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Custom Truck’s presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Custom Truck’s computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDA to net income, Custom Truck’s most directly comparable financial measure calculated and presented in accordance with GAAP. All adjustments included in the table below are permitted under the Custom Truck Credit Agreement and have been provided to our lenders as part of our quarterly reporting requirements, as set forth in the Custom Truck Credit Agreement.

	Nine Months Ended September 30,		Fiscal Year Ended December 31,
(in $000s)	2020	2019	2019	2018	2017
Net Income (loss)	$(6,945)	$43	$(8,288)	$(8,253)	$(35,009)
Depreciation and amortization	89,816	96,270	130,210	120,538	114,373
Interest expense (excl. interest under the Floorplan Financing Facilities)	30,343	38,288	50,790	44,851	33,150
EBITDA	113,214	134,601	172,712	157,136	112,514
Adjustments:
Equity-based compensation(1)	1,451	1,487	1,933	5,349	—
Sales-type lease adjustment(2)	1,855	2,386	3,229	1,451	1,200
New site/product development(3)	380	1,599	2,707	—	477
Tax-related matters(4)	(1,809)	3,720	3,720	1,085	—
Consulting and transaction fees(5)	1,277	2,781	4,983	2,711	1,057
Legacy entity/purchase accounting(6)	677	2,146	2,406	2,861	1,923
Other adjustments(7)	2,614	3,791	6,065	334	4,624
Total adjustments	6,445	17,910	25,043	13,791	9,281
Adjusted EBITDA	$119,659	$152,511	$197,755	$170,927	$121,795

____________

(1)      Adjustment represents the non-cash equity-based compensation expense related to Custom Truck’s Class B interests.

(2)      In accordance with the Custom Truck Credit Agreement, Custom Truck has historically adjusted for the impact of sales-type lease accounting for certain leases containing rental purchase options (RPOs), as the application of sales-type lease accounting was not deemed to be representative of the ongoing cash flows of the underlying rental contracts.

(3)      This adjustment reflects the costs incurred to launch new branch locations or products. New product development has not been a core business activity for Custom Truck, as the Company’s primary business activities generally include renting, selling, assembling, upfitting, and servicing new and used heavy-duty trucks and cranes, as well as the sale of related parts.

(4)      This adjustment represents the favorable and unfavorable impacts of specific audits related to Custom Truck’s withholding of state-specific sales, motor vehicle, and rental-related taxes. These items are deemed to be non-recurring in nature due to the fact that these taxes would ordinarily be passed-through to our customers, and, where applicable, Custom Truck has adjusted its withholding percentages to comply with the relevant audit findings.

(5)      This adjustment includes consulting fees and other costs related to the implementation of a new ERP system, business combinations, and the contemplated sale of Custom Truck in 2019.

(6)      In accordance with the Custom Truck Credit Agreement, Custom Truck has historically adjusted for the impact of purchase accounting on sales of rental equipment obtained in conjunction with the 2015 acquisitions through which Custom Truck was formed. This adjustment also includes certain charges incurred by Custom Truck related to conditions or events that existed prior to the 2015 acquisitions, including, but not limited to, settlement of liabilities relating to the pre-acquisition period and subsequent write-downs or impairments of receivables and inventory obtained through the 2015 acquisitions.

(7)      Represents miscellaneous non-recurring gains or losses, as permitted under our credit agreement. Adjustments running through this item include, but are not limited to severance, cleaning and other charges related to COVID-19; costs specific to certain non-routine transactions, such as debt refinancings; miscellaneous gains on the sale of non-rental property and equipment; gains and losses on the extinguishment of debt; sponsor management fees; and other individually immaterial charges as reported under the Custom Truck Credit Agreement.

Adjusted EBITDA

Adjusted EBITDA for the nine months ended September 30, 2020 decreased $32.9 million, or 21.5%, to $119.7 million as compared to $152.5 for the corresponding period in 2019. The decrease in Adjusted EBITDA for the nine months ended September 30, 2020 was primarily due to a $25.5 million decline in revenue caused by COVID 19.

Adjusted EBITDA for the year ended December 31, 2019 increased $26.8, or 15.7%, to $197.8 as compared to $170.9 for the corresponding prior year period. The increase in Adjusted EBITDA for the year ended December 31, 2019 was due to growth in gross profit of $34.1 million, driven by rental revenue. The improvement in gross profit was partially offset by increase in selling, general and administrative costs.

Adjusted EBITDA for the year ended December 31, 2018 increased $49.1 million, or 40.3%, to $170.9 million as compared to $121.8 or the corresponding prior year period. The increase in Adjusted EBITDA for the year ended December 31, 2018 was primarily due to overall growth in the business due to increased demand for our rental equipment.

Critical Accounting Policies

Custom Truck’s financial statements are presented in accordance with GAAP. In connection with preparing its financial statements, Custom Truck is required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expense and the related disclosures. Custom Truck bases its assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time it prepares the combined consolidated financial statements. However, because future events and their effects cannot be determined with certainty, actual results could differ materially from such assumptions and estimates.

Custom Truck’s significant accounting policies are discussed fully in Note 2 of its audited historical combined financial statements included elsewhere in this proxy statement. Management believes that the accounting estimates included below are those most critical to fully understanding and evaluating reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. For the purposes of Custom Truck’s combined financial statements, all intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

Upon the adoption of ASC 606 on January 1, 2019, we recognize revenue in accordance with two different accounting standards: 1) ASC 606 and 2) ASC 840 (which addresses lease accounting). The accounting for each revenue stream pursuant to the relevant accounting guidance is discussed below.

Lease revenues (ASC 840)

Rental revenue:    Rental income is recognized over the period of the related lease agreement. Revenue from leases is recognized on a straight-line basis over the lease term.

Revenues from contracts with customers (ASC 606)

Under ASC 606, revenue from contracts with customers is measured based on the consideration we expect to be entitled to under the contract with the customer. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer. We recognize revenue when we satisfy a performance obligation by transferring control over a product or service to a customer. Substantially all of our revenues under ASC 606 are recognized at a point-in-time rather than over time, while the amount of revenue recognized reflects the consideration we expect to be entitled to in exchange for such products or services.

Rental revenue:    Revenues for transporting rental equipment to and from the customer and other rental ancillary charges, are recognized at the time the services are completed.

New sales revenue:    Revenues from the sales of new commercial vehicles are recognized at the time of delivery to, or pick-up by the customer or the customer’s designee, which is when the customer obtains control of the promised good.

Used sales revenue:    Revenues from the sales of used commercial vehicles, including used rental equipment, are recognized at the time of delivery to, or pick-up by the customer or the customer’s designee, which is when the customer obtains control of the promised good.

Parts and service revenue:    Revenues from the sales of parts are recognized at the time of pick-up by the customer for parts counter sales transactions. Service revenue is derived primarily from maintenance and repair services, and light upfit services. Services revenues include parts sales needed to complete service work. We recognize services revenues over time during which the service is performed.

Inventories

All inventories are stated at the lower of cost or net realizable value. Whole goods inventory is comprised chassis, attachments (i.e., boom cranes, aerial lifts, digger derricks, dump bodies, etc.), and the in-process costs incurred in the final assembly of those units. As part of our business model, we sell unassembled individual whole goods and whole goods with varying levels of customization direct to consumers or other dealers. Cost is determined by specific identification for whole goods inventory. Parts and accessories inventory are recorded at average cost or standard cost, which approximates average cost. The Company periodically reviews inventories on hand and maintains reserves for slow-moving, excess, or obsolete inventories.

Rental Equipment

Rental equipment includes truck-mounted aerial lifts, cranes, trucks, trailers and machinery and equipment. Rental equipment acquired through business combination is recorded at fair market value, and purchased rental equipment is recorded at cost. Generally, we depreciate rental equipment over a five-year useful life with a 15% salvage value. Custom Truck reviews rental equipment for impairment whenever events or changes in business circumstances indicate the carrying values of the assets may not be recoverable, based on undiscounted cash flows. If the carrying value of the asset exceeds the undiscounted cash flows the asset is expected to generate over its estimated useful life, an impairment loss is recognized for the excess of the carrying value over the fair value of the asset.

Goodwill

We have made acquisitions that included recognition of goodwill. Goodwill represents the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair value of identifiable net assets acquired, as required by ASC 350, Intangibles-Goodwill and Other (“ASC 350”).

Custom Truck tests goodwill for impairment annually on October 1 or when indicators of potential impairment exist. These indicators would include a significant change in operating performance or a planned sale or disposition of a significant portion of the business, among other factors. Custom Truck tests for goodwill impairment at the reporting unit level.

Per ASC 350, Custom Truck may elect to perform a qualitative analysis for our reporting units to determine whether it is more likely than not that fair value of the reporting unit is greater than its carrying value. If the qualitative analysis indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or if Custom Truck elects not to perform a qualitative analysis, Custom Truck performs a quantitative analysis to determine whether a goodwill impairment exists.

The quantitative impairment test for goodwill involves comparing the fair value of a reporting unit to its carrying value, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, a second step is required to measure the goodwill impairment loss.

New Accounting Pronouncements and Changes in Accounting

For information on new accounting pronouncements, see Note 2 of Custom Truck’s audited historical combined financial statements included elsewhere in this proxy statement.

Quantitative and Qualitative Disclosure About Market Risks

Market risk is the risk of loss arising from adverse changes in market rates and prices. Custom Truck’s market risk exposure generally is limited to those risks that arise in the normal course of business, as Custom Truck does not engage in speculative, non-operating transactions, nor does it utilize financial instruments or derivative instruments for trading purposes.

Interest Rate Risk

Custom Truck’s primary interest rate exposure relates to the $595.5 million outstanding balance on the Custom Truck Term Loan B. The Custom Truck Term Loan B carries a variable interest rate of LIBOR plus 425 basis points. A 1.0% increase or decrease in the LIBOR would increase or decrease interest expense by approximately $6.0 million per year assuming a consistent debt balance.

Credit Risk

While Custom Truck is exposed to credit risk in the event of non-performance by counterparties, the majority of its customers have a proven track record of operations and consistent payments, hence Custom Truck does not anticipate non-performance. Custom Truck mitigates the associated credit risk by performing credit evaluations and monitoring the payment patterns of its customers.

MANAGEMENT AND DIRECTORS AFTER THE TRANSACTION

The combined company’s management team will include executives from each of Nesco and Custom Truck. Fred Ross, chief executive officer of Custom Truck, is expected to serve as chief executive officer of Nesco following the Closing. In addition, Ryan McMonagle, chief operating officer of Custom Truck, is expected to serve as chief operating officer of Nesco following the Closing.

The following information sets forth the names, ages, proposed titles of each of the proposed directors and executive officers of the combined company upon Closing, their present principal occupation and their business experience during the past five years. In addition to the below, Ryan McMonagle, the current chief operating officer of Custom Truck is expected to serve as chief operating officer of Nesco following the consummation of the Transaction.

Name	Age	Position
Executive Officers:
Fred Ross	62	Chief Executive Officer
Ryan McMonagle	43	Chief Operating Officer

Non-Employee Directors:
Rahman D’Argenio	42	Director
Paul T. Bader	61	Director
Mark D. Ein	56	Director
David Glatt	44	Director
Marshall Heinberg	63	Director
Bryan Kelln	54	Director
John-Paul (JP) Munfa	38	Director
Georgia Nelson	70	Director
Louis Samson	48	Director
David Wolf	45	Director

Fred Ross.    Mr. Ross is expected to join Nesco as its Chief Executive Officer as part of the combination of Nesco and Custom Truck. Mr. Ross founded Custom Truck & Equipment, LLC (“CTE”), the predecessor to Custom Truck, in 1996 and was actively involved in all aspects of the specialty equipment business, including the entry into new markets and product categories, growing CTE to become one of the leading specialty equipment sales and rental companies. Mr. Ross was the Chief Executive Officer of CTE until affiliates of Blackstone purchased a majority interest in CTE in February 2015, along with several other entities, forming Custom Truck. Mr. Ross has served as the Chief Executive Officer of Custom Truck and a member of its board of directors since its acquisition by Blackstone.

Ryan McMonagle.    Mr. McMonagle is expected to join Nesco as its Chief Operating Officer in 2021 as part of the combination of Nesco and Custom Truck One Source, L.P. Mr. McMonagle joined Custom Truck One Source as CFO in 2015, following The Blackstone Group’s investment. He became COO of Custom Truck One Source in 2017. Previously, Mr. McMonagle was CFO of Sound United and DEI Holdings, a portfolio company of Charlesbank Capital Partners, where he was responsible for the continued integration of multiple businesses: Polk Audio, Definitive Technology, and Directed Electronics. Mr. McMonagle was previously CFO and Chief Development Officer for Smashburger, a portfolio company of Consumer Capital Partners. Mr. McMonagle started his career at Bain and Company. Mr. McMonagle received his MBA from Harvard Business School and bachelor’s degree in finance from Southern Methodist University.

Rahman D’Argenio.    Mr. D’Argenio joined Energy Capital Partners in 2010 and is currently a partner and a member of ECP’s Investment Committee where he is involved in all areas of the firm’s investment activities, with particular emphasis on fossil and renewable power generation and energy related services. He also currently serves on the board of directors of Nesco. Prior to joining ECP, Mr. D’Argenio spent seven years at First Reserve Corporation, an international energy-focused private equity firm based in Greenwich, Connecticut where his responsibilities included a leadership role in power, financial services and coal related investments. Prior to that, Mr. D’Argenio worked in the Energy & Utilities Investment Banking Group at Deutsche Bank Securities for approximately three years. Prior to that, Mr. D’Argenio began his career in the structured finance group at Sempra Energy Trading. Mr. D’Argenio currently serves on the boards of Sunnova Energy Corp., CM Energy, Triton Power Partners LP, and PLH Group, Inc. Previously, Mr. D’Argenio served on the boards of Brayton Point Power, LLC, EquiPower Resources Corp.,

Odessa Power Holdings, LLC and Red Oak Power Holdings, LLC. Mr. D’Argenio received a B.A. in Mathematics and Economics from the University of Pennsylvania. Because of his broad knowledge of the industry, we believe Mr. D’Argenio is well qualified to serve on our board of directors.

Paul T. Bader.    Mr. Bader has served as an adjunct professor at the Leventhal School of Accounting at the University of Southern California since January 2018. He was a partner in the New York office of Ernst & Young LLP until his retirement in 2016. Mr. Bader held several roles at Ernst & Young over the course of his career, including Partner in Charge of the NY International Tax Practice, Managing Partner of the NY Tax Practice, Managing Partner of Metro NY area, Vice Chair of the Americas M&A practice, Americas Private Equity practice and the Americas Director of Strategy. Mr. Bader spent the last seven years of his career at Ernst & Young consulting with digital media companies on their global operations. Mr. Bader currently serves on the board of directors and as a member of the nominating and governance committee, the compensation committee and the audit committee chair of both PAE Inc. and Interior Logic Group. He has also served on the boards of Carnegie Hall, the Citizens Budget Commission and the American Red Cross. Mr. Bader received his B.S. in accounting and his M.A. in taxation from the University of Southern California. Mr. Bader is qualified to serve as a director due to his accounting expertise and significant experience advising public companies on accounting and financial reporting matters.

Mark D. Ein.    Ein served as Chairman, Chief Executive Officer and a member of the board of directors of Capitol Investment Corp. IV from inception until the completion of the business combination with Nesco and since such time has served as director and Vice Chairman of Nesco. Mr. Ein is an investor, entrepreneur and philanthropist, who has created, acquired, invested in and built a series of growth companies across a diverse set of industries over the course of his 30-year career. During this time, Mr. Ein has been involved in the founding or early stages of six companies that have been worth over one billion dollars and has led over $1.8 billion of private equity, venture capital and public company investments. Mr. Ein was the Chairman and CEO of Capitol I, II, III and IV. Mr. Ein is currently Chairman of the Board of Lindblad Expeditions (NASDAQ:LIND), a global leader in marine expedition travel and a private sector thought leader on environmental conservation, and Vice-Chairman of the Board of Nesco Holdings, Inc. (NYSE:NSCO), a leading provider of specialty rental equipment to the electric utility, telecom, and rail end-markets. Previously, Mr. Ein was the Vice-Chairman and Co-Founder of Two Harbors Investment Corp (NYSE:TWO), one of the largest residential mortgage REITs that today has a market capitalization of approximately $4.0 billion that was formed through a merger with Capitol I, and Vice-Chairman of Cision (NYSE:CISN), the leading provider of cloud-based software for the communications and PR industries that was formed through a merger with Capitol III. He is also a member of the board of Soho House Limited, one of the leading private members clubs in the world with houses across the globe. Mr. Ein is also the Founder and Chief Executive Officer of Venturehouse Group, LLC and Leland Investment Co., holding companies that create, invest in and build growth businesses in a range of industries. Among the current majority-owned companies in the portfolios are Kastle Systems, LLC, the country’s leading provider of building and office security systems acquired in January 2007 and VSGi, a nationwide provider of videoconferencing solutions acquired in 2001. Mr. Ein is Chairman of both companies. Mr. Ein is the Founder and Owner of the Washington Kastles WTT franchise that has won the league championship six of its eleven years since its founding and set the record for the longest winning streak in US pro team sports history winning 34 straight matches from 2011 through 2013. In September 2018, Mr. Ein founded the Washington Justice esports franchise in the Overwatch League bringing the premier global esports league to the greater Washington, DC region. Also, in 2018, Mr. Ein acquired the Washington City Paper, the renowned weekly paper serving the Washington, DC metropolitan area since 1981. In 2019, Ein took over management and operation of the Citi Open in Washington, DC, one of the five largest tennis events in the U.S. and one of only five major tournaments in the U.S. featuring players from both the ATP and WTA Tours competing simultaneously. A native of the Washington area, he actively supports many community, charitable and cultural organizations and currently serves on the boards of the DC Public Education Fund (as Chairman since 2010, the Fund has raised $130 million of philanthropic support for DC Public Schools), the Smithsonian National Museum of Natural History, DC College Access Program (DC-CAP), and DC Policy Center (Co-Founder). He formerly served on the Board of the United States Tennis Association (USTA) from 2012-2018 (serving as a Vice President of the Board from 2016-2018). Mr. Ein has been a member of the World Economic Forum since 2016, and the Gridiron Club, the oldest and one of the most prestigious journalistic organizations in Washington, DC. He has won numerous awards including the Washington Business Hall of Fame, Washington DC Business Leader of the Year from the Chamber of Commerce in 2011 and 2019, the Jefferson Award (the nation’s highest honor for public service), Washington Business Journal Top Corporation for Philanthropy (Small Companies), Washington Business Journal Power 100, Entrepreneur of the Year Awards from Ernst and Young and the National Foundation for Teaching Entrepreneurship (NFTE). In September 2009, Washington DC Mayor Adrian Fenty presented Mr. Ein with the Key to the City, highlighting his Washington Kastles success on the court and, “for their commitment to the

District’s communities and our youth.” Prior to starting his firm, Mr. Ein worked for The Carlyle Group, Brentwood Associates and Goldman Sachs. He received his BS in Economics with a concentration in finance from The Wharton School of the University of Pennsylvania and his MBA from The Harvard Business School.

David Glatt.    Mr. Glatt joined Platinum Equity in 2008 and is currently a Managing Director. Mr. Glatt leads a team that is responsible for the structuring and execution of transactions as well as post-acquisition monitoring and oversight of operational performance at certain portfolio companies. Mr. Glatt currently oversees Platinum’s investments in United Site Services, Jostens, Hunterstown Power Generation and Electro Rent and previously had responsibility for overseeing Maxim Crane, The San Diego Union-Tribune, American Commercial Lines, PBH Marine Group, NESCO and BlueLine Rental. Prior to joining Platinum in 2008, Mr. Glatt worked in the M&A Group at CIBC World Markets in New York. Mr. Glatt received a Bachelor’s degree from the University of Pennsylvania and a MBA from Columbia University.

Marshall Heinberg.    Mr. Heinberg is the founder of, and since 2012 has served as the Managing Director of, MAH Associates, LLC, which provides strategic advisory and consulting services to various companies and currently serves as Chairman of the board of directors of PAE Inc. Mr. Heinberg served as Senior Advisor to Buford Capital, a litigation finance company until July 2020. Further, he has served as Chairman of the board of directors of Ecology and Environment, Inc. (“EEI”), a subsidiary of WSP Global, Inc. (“WSP”) since April 2017, and served as Executive Chairman from September 2018 until WSP completed its acquisition of EEI on December 31, 2019. Mr. Heinberg began his investment banking career in 1987 in the Corporate Finance Division of Oppenheimer & Co, Inc., which was acquired by Canadian Imperial Bank of Commerce (“CIBC”) in 1997. He served as Head of the Investment Banking Department and as a Senior Managing Director of Oppenheimer from 2008 until 2012, and as the Head of U.S. Investment Banking at CIBC World Markets from 2001 until 2008. Mr. Heinberg currently serves on the board of directors of ChannelAdvisors Corporation and Gaimed Pharmaceuticals Ltd. and as a director of Universal Biosensors, Inc. He also serves on the board of directors of Union Carbide Corporation, a subsidiary of The Dow Chemical Company. Mr. Heinberg received a BS in Economics from the Wharton School of Business at the University of Pennsylvania and a JD from Fordham Law School.

Bryan Kelln.    Bryan Kelln is a Partner at Platinum Equity and the President of Portfolio Operations, a group responsible for overseeing business strategy and operations at Platinum Equity’s portfolio companies. Mr. Kelln joined Platinum Equity in 2008. He works closely with the firm’s Operations Team and portfolio company executive management to drive strategic initiatives and to deploy operational resources. Prior to joining Platinum Equity, Mr. Kelln held senior operations roles at a number of companies including Nortek, Inc., Jacuzzi, Inc., RockShox, Inc. and General Cable Corporation. During a portion of this time, Mr. Kelln was an Operating Executive with The Jordan Company, a private investment firm, where he was involved in acquisitions, divestitures and operations for the firm and served as a board member of various portfolio companies. Mr. Kelln also previously served as a Partner in the Supply Chain Management Practice of Mercer Management Consulting. Mr. Kelln received his bachelor’s degree, summa cum laude, from Washington State University and a Masters of Business Administration from the Ohio State University, Fisher College of Business. Mr. Kelln is currently a director of Verra Mobility Corporation.

Georgia Nelson.    Prior to her retirement in June 2019, Ms. Nelson was President and CEO of PTI Resources, LLC, an independent consulting firm, since 2005. Prior to this role, Ms. Nelson retired in 2005 from Edison International, where she had been President of Midwest Generation EME, LLC since 1999 and General Manager of Edison Mission Energy Americas since 2002. Her business responsibilities have included management of regulated and unregulated power operations and a large energy trading subsidiary as well as the construction and operation of power generation projects worldwide. She has had extensive experience in business negotiations, environmental policy matters and human resources. She has served as a director of Cummins Inc since 2004, Ball Corporation since 2006, TransAlta Corporation since 2014 and Sims Metal Management Limited since 2014. In December 2017, she retired as a director of CH2M Hill Companies Ltd., a privately-held company, where she had served as a director since 2010. She serves on the advisory committee of the Center for Executive Women at Northwestern University. In November 2012, Ms. Nelson was named to the 2012 National Association of Corporate Directors (NACD) Directorship 100 in recognition of exemplary leadership in the boardroom and promoting the highest standards of corporate governance. Ms. Nelson is an NACD Board Fellow.

John-Paul (JP) Munfa.    Mr. Munfa is a Senior Managing Director in the Private Equity Group at Blackstone based in New York. Mr. Munfa worked at Blackstone from 2004 to 2009, and following the completion of an MBA, rejoined Blackstone in 2011. Mr. Munfa has been involved in the execution of Blackstone’s investments in Custom Truck One Source, Cheniere Energy Partners, Global Offshore Wind, EagleClaw Midstream, Caprock Midstream, PBF Energy, GridLiance, Lonestar Generation, Apria Healthcare, TRW Automotive, Seaworld Parks & Entertainment, and other businesses. JP received an AB in Economics from Harvard College and an MBA from the Stanford Graduate School of Business, where he graduated as an Arjay Miller Scholar.

Louis Samson.    Mr. Samson is a Partner at Platinum Equity, where he leads its New York, Greenwich and London- based investment teams, manages the operations of those offices and is a member of Platinum Equity’s Investment Committee. Mr. Samson joined Platinum Equity in 2007. He oversees M&A transactions executed by his teams and, together with Platinum Equity’s Operations Team, also provides oversight to portfolio companies following their acquisition. Prior to joining Platinum Equity, Mr. Samson was a Managing Director in the Mergers & Acquisitions Group at CIBC World Markets, the investment banking subsidiary of the Canadian Imperial Bank of Commerce. Prior to his role at CIBC World Markets, Mr. Samson was a Mergers & Acquisitions attorney at Stikeman Elliot LLP, a Canadian law firm. Mr. Samson is a graduate of Ottawa University Law School and Le Petit Seminaire de Quebec College. Mr. Samson is currently a director of PAE Inc.

David Wolf.    Mr. Wolf joined Platinum Equity in 2009 and is a Managing Director and the M&A Finance Lead of the firm’s East Coast deal team. Mr. Wolf is responsible for due diligence, underwriting, and execution of acquisition and divestiture transactions out of Platinum Equity’s flagship buyout funds in collaboration with other East Coast deal team leadership. Upon acquisition, Mr. Wolf works closely with acquired companies’ management teams to optimize financial operations. Mr. Wolf held past and holds current roles on the Operating Committees of all investments made out of Platinum Equity’s East Coast deal team since its inception. Prior to joining Platinum Equity, Mr. Wolf held senior roles at Ernst & Young for approximately 10 years in their Transaction Advisory Services practice in Chicago, Miami, and New York. At Ernst & Young, Mr. Wolf worked with various leading private equity and corporate clients, advising them on buy and sell side transactions and strategic projects. He is a Certified Public Accountant in the state of Illinois (license currently inactive) and received his bachelor’s degree in Accountancy from the University of Illinois at Champaign-Urbana.

DESCRIPTION OF NESCO CAPITAL STOCK AFTER THE TRANSACTION

The following description of the material terms of the share capital of Nesco following the transaction includes a summary of specified provisions of the charter documents of Nesco that will be in effect upon completion of the transaction. This description is qualified by reference to Nesco’s Proposed Charter and Proposed Bylaws as will be in effect upon consummation of the transaction, copies of which are attached to this proxy statement as Annex B and Annex C, respectively, and are incorporated into this section by reference.

General

Nesco is a Delaware corporation. Nesco’s Proposed Charter will provide for 500,000,000 authorized shares of common stock and 10,000,000 authorized shares of preferred stock.

Common Stock

The holders of common stock will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Holders of common stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the common stock.

The rights, preferences and privileges of the holders of common stock will be subject to those of the holders of any shares of preferred stock Nesco may issue in the future.

Preferred Stock

The Proposed Charter will authorize the issuance of 10,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by the Board. The Board will be empowered, without stockholder approval, to issue the preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Nesco.

Voting Rights

Each holder of Nesco’s common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, unless otherwise provided by the certificate of incorporation of Nesco. The Proposed Bylaws provide that the presence, in person or by proxy, of holders of shares representing a majority of the issued and outstanding shares of capital stock entitled to vote at a stockholders’ meeting shall constitute a quorum. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the organizational documents of Nesco or the stockholders’ agreement. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of our capital stock is entitled to receive such dividends and other distributions in cash, stock or property as may be declared by the Board from time to time out of our assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.

Liquidation Rights

If Nesco is involved in a consolidation, merger, recapitalization, reorganization, voluntary or involuntary liquidation, dissolution or winding up of affairs, or similar event, each holder of common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Warrants

Our warrants are issued under the Amended and Restated Warrant Agreement, dated as of July 31, 2019 between Continental Stock Transfer & Trust Company, as warrant agent, and Nesco. The following summary of certain provisions relating to our warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Amended and Restated Warrant Agreement. Each of our outstanding warrants is exercisable for one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below. The warrants will expire at 5:00 p.m., New York City time, on July 31, 2024 or earlier upon redemption or liquidation.

We may call the warrants for redemption (excluding the private warrants that continue to be held by the holders holding such private warrants as of the date of any such redemption), in whole and not in part, at a price of $0.01 per warrant,

•        at any time while the warrants are exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

The warrants will be forfeited unless exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Nesco common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” will mean the average reported last sale price of the shares of our common stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of shares of our common stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive stock issuances.

The private warrants (including the common stock issuable upon exercise thereof) will not be redeemable by us and may be exercisable for cash or on a cashless basis so long as they are held by the initial holders or their permitted transferees. The holders of the private warrants agreed to additional transfer restrictions relating to its common stock pursuant to the Amended and Restated Stockholders’ Agreement. Otherwise, the private warrants have terms and provisions that are identical to those of the public warrants. If the private warrants are held by holders other than the initial holders thereof or their permitted transferees, the private warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants. If holders of the private warrants elect to exercise them on a cashless basis, they will pay the exercise price by surrendering his, her or its private warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the private warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date of exercise.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of our common stock or any voting rights unless and until they exercise their warrants and receive shares of common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of common stock held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of our common stock outstanding immediately after giving effect to such exercise.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of common stock, we will, upon exercise, follow the requirements of the DGCL.

Transfer Agent and Registrar

The Transfer Agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “NSCO”.

Our warrants are listed on the New York Stock Exchange under the symbol “NSCO WS”.

Certain Anti-Takeover Provisions of Delaware Law and Nesco’s Proposed Charter

Upon consummation of the transaction and assuming approval of the Charter Proposals, Nesco will have certain anti-takeover provisions in place as follows:

Staggered board of directors

The Proposed Charter will provide that the Board be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings. Furthermore, because the board will be classified, directors may be removed only with cause by a majority of our outstanding shares.

Action by Written Consent; Special meeting of stockholders

The Proposed Charter will provide that stockholder action may only be taken by written consent in lieu of a meeting while Platinum and its affiliates collectively beneficially own, in the aggregate, at least 50% in voting power of the stock of Nesco entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation.

The DGCL provides that special meetings of our stockholders may be called by the board of directors. The Proposed Charter will provide that, at any time when Platinum and its affiliates collectively beneficially own, in the aggregate, at least 5% in voting power of the stock of Nesco entitled to vote generally in the election of directors, the Chairman of the Board shall call a special meeting of stockholders at the request of Platinum from time to time.

Advance notice requirements for stockholder proposals and director nominations

The Proposed Bylaws will provide that stockholders seeking to bring business before Nesco’s annual meeting of stockholders, or to nominate candidates for election as directors at Nesco’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at Nesco’s principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding general meeting of stockholders (except that, with respect to Platinum’s nomination of directors, the reference to 90 days shall be 45 days). Such notice also must fulfill certain information requirements with respect to the stockholder delivering such notice and the matter proposed (or director candidate nominated) of which Platinum is partially exempt. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The Proposed Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude Nesco stockholders from bringing matters before the general meeting of stockholders or from making nominations for directors at our general meeting of stockholders.

Authorized but unissued shares

Nesco’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Nesco by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Nesco’s Proposed Charter will require, to the fullest extent permitted by law, that, unless Nesco consents in writing to the selection of an alternative forum, derivative actions brought in Nesco’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction (such as in the case of claims brought to enforce any liability or duty created by the Exchange Act, in which case federal courts have exclusive jurisdiction), the federal district court for the District of Delaware or other state courts of the State of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. This exclusive forum provision will apply to state and federal law claims brought by stockholders (including claims pursuant to the Securities Act and the Exchange Act), although stockholders will not be deemed to have waived Nesco’s compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in the Proposed Charter to be inapplicable or unenforceable. Although we believe this provision benefits our company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Nesco’s directors and officers.

Business Combinations with Interested Stockholders

The Proposed Charter will provide that Nesco is not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, Nesco is not subject to any anti-takeover effects of Section 203. Nevertheless, the Proposed Charter will contain provisions that will have a similar effect to Section 203, except that they will provide that Platinum, ECP, Capitol, Blackstone and their respective direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of Nesco’s voting stock owned by them, and accordingly will not be subject to such restrictions.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter will provide that directors and officers will be indemnified by Nesco to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, the Proposed Charter will provide that directors will not be personally liable for monetary damages to Nesco for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to Nesco or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

The Proposed Bylaws also permit Nesco to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. Nesco has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures it against the obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against Nesco’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Nesco and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Nesco pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Nesco believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Nesco’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Material Differences between Rights of Holders of Nesco Securities Before the Transaction and Rights of Holders of Nesco Securities After the Transaction

The Proposed Charter differs from the Current Charter in certain material respects. See the section titled “Charter Proposals—Comparison of Current Charter to Proposed Charter” for a summary of some significant differences between the corporate governance and stockholder rights before and after the transaction.

Market Price and Dividend Information

The closing price of Nesco common stock on December 2, 2020, the last trading day prior to the public announcement of the Acquisition, was $4.35 per share and the closing price of Nesco’s common stock on January 15, 2021 was $7.35 per share, in each case as reported on the NYSE.

Nesco has never declared or paid, and does not anticipate declaring or paying, any cash dividends on its shares of common stock in the foreseeable future. It is presently intended that Nesco will retain our earnings for use in business operations and, accordingly, it is not anticipated that Nesco’s board of directors will declare dividends in the foreseeable future. In addition, the terms of the 2019 Credit Facility and the Indenture include restrictions on Nesco’s ability to issue dividends.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information with respect to the beneficial ownership of Nesco common stock as of January 19, 2021 by (i) each director of Nesco, (ii) each named executive officer of Nesco, (iii) all current and executive officers of Nesco as a group and (iv) all persons known by Nesco to be beneficial owners of more than five percent of the outstanding Nesco shares, after giving effect to the Transaction.

Beneficial ownership is determined according to the rules of the SEC which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, Nesco believes that all persons named in the table have sole voting and investment power with respect to all common stock beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Approximate Percentage of Outstanding Common Stock
Directors and Executive Officers:
Lee Jacobson(1)	415,219	*
Mark D. Ein(2)(19)	8,163,624	15.8%
L. Dyson Dryden(3)	4,081,814	8.1%
Doug Kimmelman(4)(12)(18)	—
Rahman D’Argenio(4)(12)(18)	—
Gerard E. Holthaus(5)	33,395	*
William Plummer(6)	81,333	*
Jeffrey Stoops(7)	1,200,000	2.4%
Robert Blackadar(8)	82,000	*
Joshua Boone(9)(19)	16,900	*
Kevin Kapelke(10)	111,846	*
R. Todd Barrett(11)	—
Jennifer Gray(12)(18)	—
Matthew Himler(12)	—
All directors and executive officers as a group (ten individuals)	14,186,131	26.3%
Five Percent Holders:
ECP ControlCo, LLC(12)	28,131,796	54.6%
Capitol Acquisition Management IV, LLC(13)	8,163,624	15.8%
Capitol Acquisition Founder IV, LLC(14)	4,081,814	8.1%
Brown Advisory Incorporated(15)	3,739,726	7.6%
Alyeska Investment Group, L.P.(16)	2,842,246	5.8%
Brookfield Asset Management Inc.(17)	2,699,989	5.5%

____________

*        Represents beneficial ownership of less than 1%

(1)      Includes 17,226 shares of Nesco common stock issuable upon exercise of Warrants. Excludes 461,642 shares of Nesco common stock related to grants of stock options and restricted stock units subject to future vesting.

(2)      Represents shares held by Capitol Acquisition Management IV, LLC, an entity controlled by Mr. Ein. Includes 2,457,338 shares issuable upon exercise of Warrants. The address for Mr. Ein is 1300 17th Street, Suite 820, Arlington, Virginia, 20009. Excludes 35,000 shares of Nesco common stock related to grants of stock options and restricted stock units subject to future vesting.

(3)      Represents shares held by Capitol Acquisition Founder IV, LLC, an entity controlled by Mr. Dryden. Includes 1,228,670 shares issuable upon exercise of Warrants. The address for Mr. Dryden is 1300 17th Street, Suite 820, Arlington, Virginia, 20009. Excludes 35,000 shares of Nesco common stock related to grants of stock options and restricted stock units subject to future vesting.

(4)      Excludes the Nesco’s common stock owned by Legacy Nesco Owner (as defined below) that Messrs. Kimmelman and D’Argenio may be deemed to beneficially own as managing members of ECP ControlCo (as defined below) that share power to vote and dispose of the securities beneficially owned by ECP ControlCo, which ultimately controls Legacy Nesco Owner, with the other managing members of ECP ControlCo. Messrs. Kimmelman and D’Argenio each disclaims any such beneficial ownership except to the extent of his indirect pecuniary interest in such shares.

(5)      Excludes 135,000 shares of Nesco common stock related to grants of stock options and restricted stock units subject to future vesting.

(6)      Excludes 101,667 shares of Nesco common stock related to grants of stock options and restricted stock units subject to future vesting.

(7)      Includes of 1,166,667 shares of Nesco common stock issuable upon exercise of Warrants held by Calculated Risk Partners, LP, a family limited partnership the general partner of which is controlled by Mr. Stoops and his wife. Excludes 101,667 shares of Nesco common stock related to grants of stock options and restricted stock units subject to future vesting.

(8)      Excludes 264,375 shares of Nesco common stock related to grants of stock options and restricted stock units subject to future vesting.

(9)      Excludes 700,000 shares of Nesco common stock related to grants of stock options and restricted stock units subject to future vesting.

(10)    Includes 5,742 shares of Nesco common stock issuable upon exercise of Warrants. Excludes 194,701 shares of Nesco common stock related to grants of stock options and restricted stock units subject to future vesting.

(11)    Excludes 20,000 shares of Nesco common stock related to grants of stock options and restricted stock units subject to future vesting.

(12)    Includes (i) 64,450 shares held by Energy Capital Partners III, LP (“ECP III”), (ii) 2,169,601 shares held by Energy Capital Partners III-A, LP (“III-A”), (iii) 262,015 shares held by Energy Capital Partners III-B, LP (“III-B”), (iv) 896,947 shares held by Energy Capital Partners III-C. LP (“III-C”), (v) 1,106,987 shares held by Energy Capital Partners III-D, LP (“III-D”), (vi) 2,392,808 shares issuable to NESCO Holdings, LP (“Legacy Nesco Owner”) upon exercise of Warrants, and (vii) 21,238,988 shares held by Legacy Nesco Owner. The business address of Legacy Nesco Owner is 6714 Pointe Inverness Way, Suite 220, Fort Wayne, Indiana 46804. Excludes 140,000 shares of Nesco common stock related to grants to Messrs. Kimmelman, D’Argenio and Himler, and Ms. Gray, which have been assigned to ECP ControlCo, LLC, of stock options and restricted stock units subject to future vesting. NESCO Holdings GP, LLC is the general partner of Legacy Nesco Owner and as such may be deemed to beneficially own the shares held by Legacy Nesco Owner. ECP III, III-A, III-B, III-C, III-D, LP, and Energy Capital Partners III (NESCO Co-Invest), LP, a Delaware limited partnership (collectively, the “ECP Funds”), collectively own 100% of NESCO Holdings GP, LLC and as such may be deemed to beneficially own the shares held by NESCO Holdings GP, LLC. ECP ControlCo, LLC (“ECP ControlCo”) is the managing member of Energy Capital Partners III, LLC (“ECP III GP LLC”), which is (i) the general partner of Energy Capital Partners GP III, LP (“ECP III GP LP”), which is the general partner of each of the ECP III, III-A, III-B, III-C and III-D, and, (ii) the managing member of Energy Capital Partners GP III Co-Investment (NESCO), LLC, which is the general partner of Energy Capital Partners III (NESCO Co-Invest), LP, and, as such, each of ECP ControlCo, ECP III GP LLC, ECP III GP LP and Energy Capital Partners GP III Co-Investment(NESCO), LLC may be deemed to beneficially own the shares beneficially owned by the ECP Funds, as applicable. Douglas Kimmelman, Andrew Singer, Peter Labbat, Tyler Reeder and Rahman D’Argenio are the managing members of ECP ControlCo and share the power to vote and dispose of the securities beneficially owned by ECP ControlCo. As such, Messrs. Kimmelman, Singer, Labbat, Reeder and D’Argenio disclaim any beneficial ownership of the shares beneficially owned by ECP ControlCo except to the extent of their indirect pecuniary interest in such shares. The address for each person and entity in this footnote is 40 Beechwood Road Summit, New Jersey 07901.

(13)    Includes 2,457,338 shares of Nesco common stock issuable upon exercise of Warrants. The address for this entity is 1300 17th Street, Suite 820, Arlington, Virginia, 20009.

(14)    Includes 1,228,670 shares of Nesco common stock issuable upon exercise of Warrants. The address for this entity is 1300 17th Street, Suite 820, Arlington, Virginia, 20009.

(15)    The business address of this entity is 901 South Bond Street, Suite #400, Baltimore, Maryland 21231. Represents shares held by Brown Investment Advisory & Trust Company and Brown Advisory LLC, two subsidiaries of Brown Advisory Incorporated. Information derived from a Schedule 13G/A filed on February 14, 2020.

(16)    The business address of this entity is 77 West Wacker Drive, 7th Floor, Chicago, IL 60601. Alyeska Investment Group, L.P. is a registered investment advisor. Alyeska Fund GP, LLC is the general partner and control person of Alyeska Master Fund, L.P. Alyeska Fund 2 GP, LLC is the general partner and control person of Alyeska Master Fund 2, L.P. Alyeska Fund 3 GP, LLC, is the general partner and control person of Alyeska Master Fund 3, L.P. Anand Parekh is the chief executive officer and control person of Alyeska Investment Group, L.P. Information derived from a Schedule 13G/A filed on February 14, 2020.

(17)    Includes 2,295,814 shares of Nesco common stock held by Brookfield Credit Opportunities Master Fund, L.P. (“BCOMF”), of which 1,362,480 shares are issuable upon exercise of Warrants held by BCOMF and 404,175 shares of Nesco common stock held by OC 538 Offshore Fund, L.P. (“OC538”), of which 251,970 shares are issuable upon exercise of Warrants held by OC538. Brookfield Credit Opportunities Fund GP, LLC (“BCOF GP”) is the general partner of BCOMF and may be deemed to have shared beneficial ownership of the shares of common stock of which BCOMF is the record owner. OC 538 GP, Ltd. (“OC538 GP”) is the general partner of OC538 and may be deemed to have shared beneficial ownership of the shares of common stock of which OC538 is the record owner. Brookfield Asset Management Private Institutional Capital Adviser

(Credit), LLC (“BAMPIC (Credit)”) is the investment manager of BCOMF and OC538, and may be deemed to share beneficial ownership of the shares of common stock of which BCOMF and OC538 are the record owners, respectively. Brookfield Asset Management Inc. (“BAM”), by virtue of its relationship to BAMPIC (Credit), may be deemed to share beneficial ownership of the shares of common stock over which BAMPIC (Credit) may share beneficial ownership. Partners Limited, by virtue of its relationship with BAM, may be deemed to share beneficial ownership of the shares of common stock of which BAM may share beneficial ownership. The address for each person and entity in this footnote is 181 Bay Street, Suite 300, Brookfield Place, Toronto, Ontario M5J 2T3, Canada. Information derived from a Schedule 13G/A filed on February 19, 2020.

(18)    Each of Jennifer Gray, Rahman D’Argenio, Matthew Himler and Douglas Kimmelman have entered into an agreement with Energy Capital Partners Management, LP (“ECP Management”) pursuant to which each of the foregoing individuals has irrevocably assigned any and all compensation, including the right to receive shares under the equity awards reported above, that he or she may receive from serving as a director of the Company to ECP Management.

(19)    Each of Mark Ein and Josh Boone have entered into subscription agreements to purchase additional shares of our common stock in connection with the Supplemental Equity Financing. See “Certain Relationships and Related Transactions — Nesco — Purchases in Supplemental Equity Financing.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Nesco

ECP and their affiliates have ownership interests in a broad range of companies. Nesco has entered into commercial transactions in the ordinary course of its business with subsidiaries of PLH Group, Inc., a company partially owned by an affiliate of ECP. Revenues derived from these transactions have totaled $11.5 million, $9.9 million and $6.0 million for each of the years ended December 31, 2019, 2018 and 2017, respectively. Accounts receivable at December 31, 2019 and 2018 was $10.2 million and $0.2 million, respectively.

Family Relationships

There are no family relationships between any of Nesco’s executive officers and directors or director nominees.

Purchases in Supplemental Equity Financing

In connection with the Supplemental Equity Financing, Mark Ein entered into a subscription agreement to acquire 1,000,000 shares of our common stock and Joshua Boone entered into a subscription agreement to acquire 50,000 shares of our common stock, in each case, at a price per share of $5.00 and on the same terms offered to the other investors in the Supplemental Equity Financing.

In addition, each of Paul Bader, Georgia Nelson and Marshall Heinberg, each of whom is expected to be a member of the board of directors of Nesco following the Transaction, has entered into a subscription agreement to acquire 25,000, 25,000 and 100,000 shares of our common stock, respectively, in each case, at a price per share of $5.00 and on the same terms offered to the other investors in the Supplemental Equity Financing.

The Supplemental Equity Financing is expected to be consummated concurrently with the Closing.

Custom Truck

Related-Party Payable and Receivables

Custom Truck has related-party payables to Blackstone related to professional fees for monitoring services provided by Blackstone in 2016 and 2017. Payables related to these services are recorded in accrued expenses in the amount of $2.6 million as of September 30, 2020 and December 31, 2019.

Custom Truck also has a number of related-party note receivables from partners in an aggregate balance equal to $0.8 million, as of September 30, 2021 and December 31, 2019.

Related-Party Leases

Custom Truck leases certain facilities from entities owned by partners. For each of the nine months ended September 30, 2020 and 2019, rent expense paid to related-parties totaled approximately $1.5 million.

Related Party Acquisitions

During the nine months ended September 30, 2020, Custom Truck purchased a building owned by a partner. Total consideration paid for the purchase of this assets amounted to $2.3 million.

Related-Party Revenue

Custom Truck sells, rents, and services equipment to R&M Equipment Rental, a partner-owned business. Total revenue attributable to R&M Equipment Rental for the nine months ended September 30, 2020 and 2019 was $5.0 million and $12.4 million, respectively. Amounts due from R&M Equipment Rental were $0.5 million and $0.4 million as of September 30, 2020 and December 31, 2019, which are recorded in trade accounts receivable.

Revenue from transactions with other affiliates of partners or partner-owned entities not explicitly mentioned above were less than $0.1 million for the nine months ended September 30, 2020 and 2019.

Related-Party Goods and Services

Custom Truck rents equipment from R&M Equipment Rental, a partner-owned business that re-sells and re-rents equipment as a minority-owned business. Total rent expense from R&M Equipment Rental for the nine months ended September 30, 2020 was $3.5 million, and $1.9 million for the nine months ended September 30, 2019. This re-rent expense is recorded in Cost of revenue. In addition to re-rent expense, Custom Truck also made purchases of inventory from R&M Equipment Rental totaling $0.6 million and $0.5 million during the nine months ended September 30, 2020 and 2019, respectively. Amounts due to R&M Equipment Rental are recorded in trade accounts payable and totaled $0.7 million and $1.0 million for the periods ended September 30, 2020 and December 31, 2019, respectively.

During the nine months ended September 30, 2020, Custom Truck incurred $0.4 million, in professional fees for certain services provided by Blackstone. Custom Truck incurred no such fees during 2019. These fees are recorded in Selling, general and administrative expenses in the Condensed Consolidated Statements of Income (unaudited).

Purchases in Supplemental Equity Financing

In connection with the Supplemental Equity Financing, Ryan McMonagle, chief operating officer of Custom Truck and, subsequent to the consummation of the Transaction, chief operating officer of Nesco, entered into a subscription agreement to acquire 130,000 shares of our common stock at a price per share of $5.00 and on the same terms offered to the other investors in the Supplemental Equity Financing. The Supplemental Equity Financing is expected to be consummated concurrently with the Closing.

For information on Custom Truck’s related party transactions, see Note 17 of Custom Truck’s audited historical combined financial statements included elsewhere in this proxy statement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated balance sheets of Nesco as of December 31, 2019 and 2018 and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit, and cash flows for the fiscal years ended December 31, 2019, 2018 and 2017, included in this proxy statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein.

INDEPENDENT AUDITORS

The consolidated balance sheets of Custom Truck as of December 31, 2019 and 2018 and the related consolidated statements of income, partners’ equity, and cash flows for each of the years in the periods ended December 31, 2019, 2018 and 2017, included in this proxy statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein.

APPRAISAL RIGHTS

Appraisal rights are not available to holders of our shares of common stock in connection with the Transaction or any of the other proposals in this proxy statement.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•        if the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Nesco Holdings, Inc., 6714 Pointe Inverness Way, Suite 220, Fort Wayne, Indiana 46804 or by telephone at (800) 252-0043, to inform us of his or her request; or

•        if a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Nesco’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement or if you have questions about the Transaction or the proposals to be presented at the special meeting, you should contact Nesco at the following address and telephone number:

Nesco Holdings, Inc.
6714 Pointe Inverness Way, Suite 220
Fort Wayne, Indiana 46804
(800) 252-0043
Attention: Investor Relations

If you are a stockholder of Nesco and would like to request documents, please do so no later than five business days before the special meeting in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to Nesco has been supplied by Nesco, and all such information relating to Custom Truck has been supplied by Custom Truck. Information provided by either Nesco or Custom Truck does not constitute any representation, estimate or projection of any other party. This proxy statement is dated, January 20, 2021. You should not assume that the information contained in this proxy statement is accurate as of any other date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

This document is a proxy statement of Nesco for the special meeting. We have not authorized anyone to give any information or make any representation about the Transaction, Nesco or Custom Truck that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

NESCO HOLDINGS, INC.

CUSTOM TRUCK ONE SOURCE, L.P.

Nesco Holdings, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in $000s, except share data)	September 30, 2020	December 31, 2019
Assets
Current Assets
Cash	$1,640	$6,302
Accounts receivable, net of allowance of $4,821 and $4,654 respectively	56,471	71,323
Inventory	30,623	33,001
Prepaid expenses and other	6,170	5,217
Total current assets	94,904	115,843
Property and equipment, net	6,373	6,561
Rental equipment, net	348,932	383,420
Goodwill and other intangibles, net	305,977	308,747
Deferred income taxes	12,708	0
Notes receivable	562	713
Total Assets	$769,456	$815,284
Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$14,826	$41,172
Accrued expenses	15,806	27,590
Deferred rent income	1,000	2,270
Current maturities of long-term debt	1,280	1,280
Current portion of capital lease obligations	7,975	5,451
Total current liabilities	40,887	77,763
Long-term debt, net	733,270	713,023
Capital leases	11,848	22,631
Deferred income taxes	—	12,288
Interest rate collar	7,858	1,709
Total long-term liabilities	752,976	749,651

Commitments and contingencies (see Note 11)

Stockholders’ Deficit
Common stock – $0.0001 par value, 250,000,000 shares authorized, 49,033,903 shares issued and outstanding, at September 30, 2020 and December 31, 2019	5	5
Additional paid-in capital	434,246	432,577
Accumulated deficit	(458,658)	(444,712)
Total stockholders’ deficit	(24,407)	(12,130)
Total Liabilities and Stockholders’ Deficit	$769,456	$815,284

See accompanying notes to unaudited condensed consolidated financial statements.

Nesco Holdings, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Nine Months Ended September 30,
(in $000s, except share and per share data)	2020	2019
Revenue
Rental revenue	$144,103	$143,871
Sales of rental equipment	19,585	15,167
Sales of new equipment	19,043	8,076
Parts sales and services	36,753	19,675
Total Revenue	219,484	186,789
Cost of Revenue
Cost of rental revenue	41,193	37,445
Depreciation of rental equipment	59,275	51,369
Cost of rental equipment sales	16,454	12,653
Cost of new equipment sales	16,841	6,618
Cost of parts sales and services	30,839	14,921
Major repair disposals	1,506	1,522
Total cost of revenue	166,108	124,528
Gross Profit	53,376	62,261
Operating Expenses
Selling, general and administrative expenses	31,269	24,708
Licensing and titling expenses	2,243	1,926
Amortization and non-rental depreciation	2,308	2,264
Transaction expenses	1,073	7,394
Asset impairment	—	657
Other operating expenses	2,209	1,213
Total Operating Expenses	39,102	38,162
Operating Income	14,274	24,099
Other Expense
Loss on extinguishment of debt	—	4,005
Interest expense, net	47,816	46,376
Other expense, net	6,245	2,545
Total other expense	54,061	52,926
Loss Before Income Taxes	(39,787)	(28,827)
Income Tax Expense (Benefit)	(25,841)	1,330
Net Loss	$(13,946)	$(30,157)

Basic Loss Per Share	$(0.28)	$(1.09)

Weighted-Average Common Shares Outstanding	49,033,903	27,743,586

Diluted Loss Per Share	$(0.28)	$(1.09)

Weighted-Average Common Shares Outstanding	49,033,903	27,743,586

See accompanying notes to unaudited condensed consolidated financial statements.

Nesco Holdings, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss) (unaudited)

	Nine Months Ended September 30,
(in $000s)	2020	2019
Net loss	$(13,946)	$(30,157)
Other comprehensive loss:
Interest rate collar (net of taxes of $285 in the nine months ended September 30, 2019)	—	(388)
Other comprehensive loss	—	(388)
Comprehensive loss	$(13,946)	$(30,545)

There were no reclassifications from accumulated other comprehensive loss reflected in the Unaudited Condensed Consolidated Statements of Operations during the nine months ended September 30, 2020.

During the nine months ended September 30, 2019, $0.8 million (net of taxes of $0.3 million) was reclassified from accumulated other comprehensive loss and recorded in the Unaudited Condensed Consolidated Statements of Operations.

See accompanying notes to unaudited condensed consolidated financial statements.

Nesco Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended September 30,
(in $000s)	2020	2019
Operating Activities
Net loss	$(13,946)	$(30,157)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation	60,080	52,104
Amortization – intangibles	2,233	2,172
Amortization – financing costs	2,188	2,099
Provision for losses on accounts receivable	1,813	3,472
Share-based payments	1,669	463
Gain on sale of rental equipment and parts	(4,231)	(3,930)
Gain on insurance proceeds – damaged equipment	(714)	(570)
Major repair disposal	1,506	1,522
Loss on extinguishment of debt	—	4,005
Change in fair value of derivative	6,149	2,552
Asset impairment	—	657
Deferred tax (benefit) expense	(24,417)	816
Accounts receivable	9,258	(13,728)
Inventory	(3,797)	(13,742)
Prepaid expenses and other	(953)	(2,211)
Accounts payable	(8,920)	4,792
Accrued expenses and other liabilities	(11,782)	(4,770)
Unearned income	(1,270)	(4,832)
Net cash flow from operating activities	14,866	714
Investing Activities
Purchase of equipment – rental fleet	(59,197)	(77,752)
Proceeds from sale of rental equipment and parts	26,108	22,608
Insurance proceeds from damaged equipment	3,747	1,721
Purchase of other property and equipment	(678)	(7,166)
Other	151	(1,671)
Net cash flow from investing activities	(29,869)	(62,260)
Financing Activities
Proceeds from debt	—	475,000
Borrowings under revolving credit facilities	74,042	243,000
Repayments under revolving credit facilities	(55,019)	(259,000)
Repayments of notes payable	(964)	(527,348)
Capital lease payments	(7,718)	(3,830)
Proceeds from merger and recapitalization	—	147,268
Finance fees paid	—	(15,483)
Net cash flow from financing activities	10,341	59,607
Net Change in Cash	(4,662)	(1,939)
Cash at Beginning of Period	6,302	2,140
Cash at End of Period	$1,640	$201
Supplemental Cash Flow Information
Cash paid for interest	$56,815	$47,861
Cash paid for income taxes	156	444
Non-Cash Investing and Financing Activities
Transfer of inventory to leased equipment	6,175	3,767
Rental equipment and property and equipment purchases in accounts payable	4,217	21,227
Rental equipment sales in accounts receivable	902	169
Settlement of note payable with common stock	—	25,000
Insurance recoveries accrued in accounts receivable	—	189

See accompanying notes to unaudited condensed consolidated financial statements.

Nesco Holdings, Inc.

Condensed Consolidated Statements of Stockholders’ Deficit (unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
(in $000s, except share data)	Shares	Amount
Balance, December 31, 2019	49,033,903	$5	$432,577	$(444,712)	$—	$(12,130)
Net loss	—	—	—	(13,946)	—	(13,946)
Share-based payments	—	—	1,669	—	—	1,669
Interest rate collar	—	—	—	—	—	—
Balance, September 30, 2020	49,033,903	$5	$434,246	$(458,658)	$—	$(24,407)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amount
Balance, December 31, 2018	21,660,638	$2	$259,298	$(417,660)	$(396)	$(158,756)
Net loss prior to reverse recapitalization	—	—	—	(23,135)	—	(23,135)
Net loss post reverse recapitalization	—	—	—	(7,022)	—	(7,022)
Reverse capitalization	27,373,265	3	172,266	—	—	172,269
Share-based payments	—	—	463	—	—	463
Interest rate collar	—	—	—	—	784	784
Balance, September 30, 2019	49,033,903	$5	$432,027	$(447,817)	$—	$(15,785)

See accompanying notes to unaudited condensed consolidated financial statements.

Nesco Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1: Business and Organization

Organization

Nesco Holdings, Inc. (“Holdings”), a Delaware corporation, serves as the parent for our primary operating company, NESCO, LLC, an Indiana limited liability company, and its wholly owned subsidiaries (collectively, with Holdings, “we,” “our,” “us,” “Nesco,” or the “Company”), and is engaged in the business of providing a range of services and products to customers through rentals of specialty equipment, sales of parts related to the specialty equipment, and repair and maintenance services related to that equipment.

The wholly-owned subsidiaries of Holdings include: NESCO, LLC, an Indiana limited liability company, NESCO Holdings I, Inc., a Delaware corporation, NESCO Finance Corporation, a Delaware corporation, NESCO Investments, LLC, a Delaware limited liability company, NESCO International, LLC, a Delaware limited liability company, and NESCO El Alquiler S. de R.L. de C.V., an operating company in Mexico.

We are a specialty equipment rental provider to the electric utility transmission and distribution, telecommunications and rail industries in North America. Our core business relates to our fleet of specialty rental equipment that is utilized by service providers in infrastructure improvement work. Specifically, we offer our specialized equipment to a diverse customer base, including utilities and primarily contractors, for the maintenance, repair, upgrade and installation of critical infrastructure assets, including distribution and transmission electric lines, telecommunications networks and rail systems, as well as a small percentage for lighting and signage. We rent and sell a broad range of new and used equipment, including bucket trucks, digger derricks, line equipment, cranes, pressure diggers, and underground equipment, which forms our Equipment Rental and Sales (“ERS”) segment. To complement our fleet, we also provide a one-stop shop for existing and prospective Nesco customers in the same end markets of electric lines, telecommunications networks and rail systems; to purchase or rent parts, tools, and accessories needed to outfit their specialty truck fleet. These activities form our Parts, Tools, and Accessories (“PTA”) segment. We are positioned to serve all 50 U.S. states and 13 Canadian provinces and territories via our network of over 70 locations in the United States and Canada.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim statements of the Company have been prepared in accordance with GAAP for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments and disclosures necessary for a fair statement of these interim statements have been included. The results reported in these interim statements are not necessarily indicative of the results that may be reported for the entire year or for any other period. These interim statements should be read in conjunction with the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Use of Estimates

We prepare our consolidated financial statements in conformity with GAAP, which requires us to use judgment to make estimates that directly affect the amounts reported in our consolidated financial statements and accompanying notes. Significant estimates are used for items including, but not limited to, the useful lives and residual values of our rental equipment, and business combinations. In addition, estimates are used to test both long-lived assets, goodwill and indefinite-lived assets for impairment, and to determine the fair value of impaired assets, if any impairment exists. These estimates are based on our historical experience and on various other assumptions we believe to be reasonable under the circumstances. We review our estimates on an ongoing basis using information currently available, and we

Nesco Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

revise our recorded estimates as updated information becomes available, facts and circumstances change, or actual amounts become determinable. Actual results could differ from our estimates. In the opinion of management, these financial statements reflect all normal recurring adjustments necessary for a fair presentation of the interim period results.

Recently Issued Accounting Pronouncements

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. Accordingly, we have elected to comply with certain reduced public company reporting requirements related to effective dates for the adoption of newly issued standards issued by the Financial Accounting Standards Board (the “FASB”). An emerging growth company is permitted to apply the effective dates applicable to non-public entities, which generally are delayed in comparison to public entities that are non-emerging growth entities.

Leases

The FASB’s new guidance to account for leases (“Topic 842”) by entities that are lessees, requires (1) recognition of lease assets and lease liabilities on the balance sheet and (2) disclosure of key information about leasing arrangements. Topic 842 provides two classifications for leases: financing or operating.

Finance leases — The accounting and recognition for leases qualifying as finance leases is similar to the accounting and recognition required under ASC Topic 840, “Leases (“Topic 840”),” for capital leases. As of September 30, 2020, we have capital lease obligations of approximately $19.8 million. When we make our contractually required payments under the capital leases, we allocate a portion to reduce the capital lease obligation and a portion is recognized as interest expense. The assets leased under the capital leases are included in rental equipment, and depreciation thereon is recognized in cost of rental revenue.

Operating leases — Under Topic 842, operating leases result in the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. ROU assets represent our right to use the leased asset for the lease term and lease liabilities represent our obligation to make lease payments. Under Topic 842, operating lease ROU assets and liabilities are recognized at the lease commencement date and measured based on the present value of lease payments over the lease term. The operating lease ROU assets will also include any lease payments made and exclude lease incentives. Our lease terms may include options to extend or terminate the lease that we are reasonably certain to exercise. Lease expense under Topic 842 will be recognized on a straight-line basis over the lease term. Upon adoption of Topic 842, we expect to recognize operating lease ROU assets and lease liabilities that reflect the present value of these future payments, which we currently estimate to be in the range of $8.0 million to $10.0 million.

The FASB issued new guidance with respect to deferring the effective date of Topic 842 by one year. Accordingly, we will adopt Topic 842 effective January 1, 2022, using the transition method that allows us to recognize a cumulative-effect adjustment to the opening balance of accumulated deficit in the period of adoption. A modified retrospective approach is required for adoption for all leases that exist at or commence after the date of initial application with an option to use certain practical expedients. We expect to use the package of practical expedients that allows us to not reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases.

Under Topic 842, lessor accounting will remain substantially similar to the current accounting; however, certain refinements were made to conform the standard with the recently issued revenue recognition guidance in ASC Topic 606,” Revenue from Contracts with Customers (“Topic 606”),” specifically related to the allocation and recognition of contract consideration earned from lease and non-lease revenue components. On July 30, 2018, the FASB issued ASU 2018-11, which created a practical expedient that provides lessors an option not to separate lease and non-lease components when certain criteria are met and instead account for those components as a single lease component. We

Nesco Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

are currently in the process of evaluating whether our lease arrangements will meet the criteria under the practical expedient to account for lease and non-lease components as a single lease component, which would alleviate the requirement upon adoption of Topic 842 that we reallocate or separately present lease and non-lease components.

Measurement of Current Expected Credit Losses

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” to update the methodology used to measure current expected credit losses (“CECL”). This ASU applies to financial assets measured at amortized cost, including loans, held-to-maturity debt securities, net investments in leases, and trade accounts receivable as well as certain off-balance sheet credit exposures, such as loan commitments. This ASU replaces the current incurred loss impairment methodology with a methodology to reflect CECL and requires consideration of a broader range of reasonable and supportable information to explain credit loss estimates. The guidance must be adopted using a modified retrospective transition method through a cumulative-effect adjustment to retained earnings (deficit) in the period of adoption. For emerging growth companies electing the modified transition dates of non-public entities, this ASU is effective for fiscal years beginning after December 15, 2022. We are currently evaluating the impact of this standard on our consolidated financial statements and related disclosures.

Simplifying the Test for Goodwill Impairment

In January 2017, the FASB issued ASU 2017-04, “Intangibles-Goodwill and Other: Simplifying the Test for Goodwill Impairment (Topic 350),” intended to simplify the subsequent accounting for goodwill acquired in a business combination. Prior guidance required utilizing a two-step process to review goodwill for impairment. A second step was required if there was an indication that an impairment may exist, and the second step required calculating the potential impairment by comparing the implied fair value of a reporting unit’s goodwill (as if purchase accounting were performed on the testing date) to the carrying amount of the goodwill. The new guidance eliminates the second step from the goodwill impairment test. Under the new guidance, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount, and then recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value (although the loss should not exceed the total amount of goodwill allocated to the reporting unit). The guidance requires prospective adoption and will be effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Early adoption of this guidance is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are currently assessing the expected impact on our financial statements.

Revenue Recognition

Following the adoption of Topic 606, as of January 1, 2018, we recognized revenue in accordance with two different accounting standards: 1) Topic 606 and 2) Topic 840, which addresses lease accounting, for which we will adopt an update to this standard using the modified retrospective approach, as described herein. For the nine months ended September 30, 2020 and 2019, we recognized rental revenue in accordance with Topic 840, Leases, which is the lease accounting standard.

Under Topic 606, revenue from contracts with customers is measured based on the consideration specified in the contract with the customer, and excludes any sales incentives and amounts collected on behalf of third parties. A “performance obligation” is a promise in a contract to transfer a distinct good or service to a customer, and is the unit of account under Topic 606. We recognize revenue when we satisfy a performance obligation by transferring control over a product or service to a customer. The amount of revenue recognized reflects the consideration we expect to be entitled to in exchange for such products or services. As reflected below, most of our revenue is accounted for under Topic 840. Our contracts with customers generally do not include multiple performance obligations. The inset below presents our revenue types based on the accounting standard used to determine the accounting.

Nesco Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

	Nine Months Ended September 30, 2020			Nine Months Ended September 30, 2019
(in $000s)	Topic 840	Topic 606	Total	Topic 840	Topic 606	Total
Rental:
Rental revenue	$138,429	$—	$138,429	$137,194	$—	$137,194
Shipping and handling	—	5,674	5,674	—	6,677	6,677
Total rental revenue	138,429	5,674	144,103	137,194	6,677	143,871
Sales and services:
Sales of rental equipment	—	19,585	19,585	—	15,167	15,167
Sales of new equipment	—	19,043	19,043	—	8,076	8,076
Parts and services	—	36,753	36,753	—	19,675	19,675
Total sales and services	—	75,381	75,381	—	42,918	42,918
Total revenue	$138,429	$81,055	$219,484	$137,194	$49,595	$186,789

Rental revenue is primarily comprised of revenues from rental agreements and freight charges billed to customers as well as charges to customers for damaged equipment.

Inventory

Parts, tools and accessories inventory is primarily comprised of items purchased for resale or rent to customers. During the second quarter ended June 30, 2020, in connection with a new inventory management system, we elected to change our method for these inventories, which were previously valued using the first-in, first-out (“FIFO”) method, to the moving average cost method. We believe the change is preferable because it better reflects movement of the inventory and the corresponding value which provides a better reflection of periodic income from operations. This change was not applied retrospectively to prior periods, as the effect of the change was not material to our consolidated financial statements, including interim periods.

Also included within parts, tools and accessories inventory are materials and components that we carry to service our rental fleet and new equipment held for sale. These materials and components are stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis.

Equipment inventory consists of equipment bought specifically for resale to customers. These new purchases are recorded directly to inventory when received. Equipment inventory is stated at the lower of cost or net realizable value, with cost determined on a specific identification basis.

Inventory consisted of the following:

(in $000s)	September 30, 2020	December 31, 2019
Parts, tools and accessories inventory	$26,781	$30,174
Equipment inventory	3,842	2,827
Inventory	$30,623	$33,001

Rental and Property and Equipment

Rental equipment consisted of the following:

(in $000s)	September 30, 2020	December 31, 2019
Rental equipment	$661,153	$658,564
Less: accumulated depreciation	(312,221)	(275,144)
Rental equipment, net	$348,932	$383,420

Nesco Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

Property and equipment consisted of the following:

(in $000s)	September 30, 2020	December 31, 2019
Property and equipment	$11,575	$10,082
Less: accumulated depreciation	(7,921)	(7,168)
Construction in progress	2,719	3,647
Property and equipment, net	$6,373	$6,561

On September 27, 2019, we commenced closure of the Company’s operations in Mexico due to continued delays in contracts from the Mexican government. In the nine month period ended September 30, 2019, an impairment loss of $0.7 million was recorded to reduce the carrying amount of rental equipment to its fair value, which was determined based on a recent analysis of market activity (i.e., Level 3 fair value as defined in Note 9 herein) for the equipment at these operations. This charge is included in Impairment loss on the Unaudited Condensed Consolidated Statements of Operations.

Note 3: Segments

We have two reportable business segments, Equipment Rental and Sales (“ERS”) and Parts, Tools, and Accessories (“PTA”). ERS provides rental solutions to utilities and contractors serving multiple infrastructure end-markets, including electric transmission and distribution, telecom, rail, lighting and signage. We rent and sell specialized equipment to utilities and utility contractors that build and maintain critical transmission and distribution infrastructure. Utilizing our national platform and rental fleet, we expanded our focus on equipment rental to the telecom, rail, lighting and signage end-markets. The majority of our existing equipment can be used across multiple end-markets and many of our customers operate in these multiple end-markets. We rent and sell a broad range of new and used equipment including bucket trucks, digger derricks, line equipment, cranes, pressure diggers, rail mounted equipment and underground equipment. Our PTA segment offers customers sale and rental solutions for parts, tools, and accessories to complement our specialty equipment line doing business servicing these same end-markets.

Our reportable segments align with the information our chief operating decision maker (“CODM”) receives on a regular basis to evaluate the performance of the business and to allocate resources. The accounting principles applied at the operating segment level in determining gross profit are generally the same as those applied at the consolidated financial statement level. There are no inter-segment revenues, and cost allocations to operating segment cost of revenue are minimal; that is, revenue, cost of equipment and parts sold or rented, depreciation of rental equipment and gross profit are directly attributed to each of the operating segments. The following tables present our financial information by segment:

	Nine Months Ended September 30, 2020			Nine Months Ended September 30, 2019
(in $000s)	ERS	PTA	Total	ERS	PTA	Total
Rental revenue(1)	$132,693	$11,410	$144,103	$134,684	$9,187	$143,871
Sales of rental equipment	19,585	—	19,585	15,167	—	15,167
Sales of new equipment	19,043	—	19,043	8,076	—	8,076
Parts sales and services	—	36,753	36,753	—	19,675	19,675
Total revenues	171,321	48,163	219,484	157,927	28,862	186,789
Cost of revenue	72,211	34,622	106,833	55,306	17,853	73,159
Depreciation of rental equipment	56,065	3,210	59,275	48,186	3,183	51,369
Gross Profit	$43,045	$10,331	$53,376	$54,435	$7,826	$62,261

____________

(1)      Amounts for equipment rental revenue of $1.9 million for the nine months ended September 30, 2019, previously reported in the PTA segment as rental revenue have been reclassified to the ERS segment to align the reportable segment information to the information our CODM began receiving on a regular basis in 2019.

Nesco Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 3: Segments (cont.)

Total assets by segment are not disclosed herein because asset by operating segment data is not reviewed by the CODM to assess performance and allocate resources.

Gross profit is the primary operating result whereby our segments are evaluated for performance and resource allocation. The following table presents a reconciliation of consolidated gross profit to consolidated loss before income taxes:

	Nine Months Ended September 30,
(in $000s)	2020	2019
Gross profit	$53,376	$62,261
Selling, general and administrative expenses	31,269	24,708
Licensing and titling expenses	2,243	1,926
Amortization and non-rental depreciation	2,308	2,264
Transaction expenses	1,073	7,394
Asset impairment	—	657
Other operating expenses	2,209	1,213
Other (income) expense	6,245	2,545
Loss on extinguishment of debt	—	4,005
Interest expense, net	47,816	46,376
Loss before income taxes	$(39,787)	$(28,827)

We are positioned to serve all 50 U.S. states and 13 Canadian provinces and territories using our network of locations in North America. The following tables present revenue by country and total assets by country:

	Nine Months Ended September 30,
(in $000s)	2020	2019
Revenue:
United States	$213,576	$181,248
Canada	4,121	4,599
Mexico(1)	1,787	942
	$219,484	$186,789

____________

(1)      On September 27, 2019, the Company began commencing activities for the closure of its Mexican operations, which is part of the ERS segment. For the nine months ended September, 30, 2020 and 2019, operations in Mexico generated a loss before income taxes of $1.9 million and $3.8 million, respectively.

(in $000s)	September 30, 2020	December 31, 2019
Assets:
United States	$763,013	$802,516
Canada	5,983	8,152
Mexico	460	4,616
	$769,456	$815,284

Note 4: Business Combination

On September 20, 2019, we entered into a stock purchase agreement with Truck Utilities, Inc. (“Truck Utilities”). Truck Utilities is a specialty rentals, parts, tools and accessories sales, service, equipment sales and truck upfitting company serving the electric transmission, distribution, telecom, and other regional end-markets. On November 4, 2019, we closed on the acquisition for a purchase price of approximately $44.7 million (net of cash acquired of

Nesco Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 4: Business Combination (cont.)

$3.1 million), prior to certain capital expenditure adjustments of approximately $3.8 million. Truck Utilities’ rentals, equipment sales and truck upfitting operations were added to our ERS segment, while its parts, tools and accessories sales and service were added to our PTA segment. The transaction was financed by drawing on the 2019 Credit Facility.

As of the date of this report, we were in the preliminary phases of preparing the valuation of the assets acquired and liabilities assumed. Accordingly, the purchase price allocation for this acquisition presented below is preliminary. Completion of the purchase price allocation, which will be completed during the fourth quarter of 2020, will encompass the finalization of valuations for acquisition-date working capital, intangible assets, property and equipment, as well as completion of acquisition-related income tax assessments. We have estimated the fair values of the assets acquired and liabilities assumed using the information that was available. Upon completion of the valuation process, amounts recognized could change resulting in additional expenses recognized for depreciation and amortization of long-lived assets in future periods.

We accounted for the acquisitions using the acquisition method of accounting. The purchase price has been allocated to the fair value of the tangible and identifiable intangible assets acquired as determined by management with the assistance of independent third parties. The results of operations of Truck Utilities has been included with the Company’s results since the date of the acquisition. Transaction costs associated with the acquisitions were expensed as incurred.

The fair value (which remains provisional) of the assets acquired and liabilities assumed as of the acquisition date is presented below.

(in $000s)
Current assets, net of current liabilities	$898
Property and equipment	78
Rental equipment	38,780
Customer relationships	2,820
Total identifiable assets acquired	42,576
Goodwill	8,944
Total consideration	$51,520

The preliminary values of intangible assets and goodwill related to the acquisition of Truck Utilities consists largely of the synergies and economies of scale provided by the acquired rental equipment portion of the business, as well as additional service center locations in the central Midwestern region of the United States. During the nine months ended September 30, 2020 we recorded adjustments to the preliminary fair values, including the related income tax effect, assigned to certain rental equipment, which reduced goodwill. These adjustments were not significant. Goodwill has been preliminarily allocated to the ERS and PTA reporting units in the amount of $5.4 million and $3.5 million, respectively.

The operating results of the acquisition have been reflected in the Company’s consolidated financial statements since the acquisition date. Truck Utilities reported revenue of $31.6 million and pretax income of $1.6 million in the nine months ended September 30, 2020. The following pro forma information is presented for comparison purposes as if the Truck Utilities acquisition was completed as of January 1, 2019:

(in $000s)	Nine Months Ended September 30, 2019
Total revenue	$220,993
Net loss	(29,631)
Basic and diluted net loss per share	(1.07)

Nesco Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 5: Debt

Debt obligations and associated interest rates consisted of the following as of September 30, 2020 and December 31, 2019:

(in $000s)	September 30, 2020	December 31, 2019	September 30, 2020	December 31, 2019
2019 Credit Facility	$269,022	$250,000	4.1%	4.2%
Senior Secured Notes due 2024	475,000	475,000	10.0%	10.0%
Notes Payable	2,561	3,525
Total debt outstanding	746,583	728,525
Deferred finance fees	(12,033)	(14,222)
Net debt	734,550	714,303
Less current maturities	(1,280)	(1,280)
Long-term debt	$733,270	$713,023

On March 10, 2020, we entered into an agreement (the “Incremental Agreement”) amending the 2019 Credit Facility. The Incremental Agreement amends the syndicate of banks for a new participant that increased the maximum amount of the facility by $35.0 million to a total of $385.0 million. As of September 30, 2020, there was $67.4 million (excluding cash) of availability under the 2019 Credit Facility.

On July 31, 2019, in connection with a series of transactions with Capitol Investment Corp. IV, debt obligations under a revolving credit facility, a revolving credit commitments and senior notes, were extinguished. In connection with the extinguishment, unamortized deferred financing fees were written-off. The loss on extinguishment of debt aggregated $4.0 million.

Note 6: Goodwill and Intangible Assets

Goodwill and intangible assets consisted of the following:

(in $000s)	September 30, 2020	December 31, 2019
Goodwill	$237,658	$238,195
Nesco trade name	28,000	28,000
Other intangible assets:	—	—
Trade names	1,030	1,030
Non-compete agreements	380	380
Customer relationships	52,880	52,880
	82,290	82,290
Less: accumulated amortization	(13,971)	(11,738)
Intangible assets, net	68,319	70,552
Goodwill and intangible assets	$305,977	$308,747

Goodwill related to our ERS segment and PTA segment was $228.9 million and $8.8 million, respectively, as of September 30, 2020 and December 31, 2019.

We perform our annual goodwill impairment testing in the fourth quarter of each year. In addition to the annual impairment test, we regularly assess whether a triggering event has occurred which would require interim impairment testing. During the first quarter ended March 31, 2020, we qualitatively assessed whether it was more likely than not that the goodwill and indefinite-lived intangible assets were impaired. Based that interim impairment assessment, we determined that our goodwill and indefinite-lived intangible assets were not impaired. During the nine months ended September 30, 2020, we did not identify any triggering events that necessitated an impairment test.

Nesco Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 7: Earnings per Share

As described more fully in our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, on July 31, 2019, we completed a series of transactions with Capitol Investment Corp. IV that were accounted for as a reverse recapitalization. In connection therewith, the merger and share exchange resulted in $172.3 million, net of transaction costs, of contributed capital. Earnings per share has been recast for all historical periods to reflect the Company’s capital structure for all comparative periods.

Diluted net income (loss) per share includes the effects of potentially dilutive shares of common stock. Potentially dilutive effects include the exercise of warrants, contingently issuable shares, and share-based compensation, all of which have been excluded from the calculation of diluted net income (loss) per share because earnings are at a net loss and therefore, the potentially dilutive effect would be anti-dilutive. The share amounts of our potentially dilutive shares excluded aggregated 27.3 million for the nine months ended September 30, 2020.

The following tables set forth the computation of basic and dilutive earnings (loss) per share:

	Nine Months Ended September 30, 2020			Nine Months Ended September 30, 2019
(in $000s, except share and per share data)	Net Income (Loss)	Weighted Average Shares	Per Share Amount	Net Income (Loss)	Weighted Average Shares	Per Share Amount
Basic earnings (loss) per share	$(13,946)	49,033,903	$(0.28)	$(30,157)	27,743,586	$(1.09)
Dilutive common share equivalents	—	—		—	—
Diluted earnings (loss) per share	$(13,946)	49,033,903	$(0.28)	$(30,157)	27,743,586	$(1.09)

Note 8: Share-Based Compensation

During the second quarter ended June 30, 2019, the Company’s stockholders approved the 2019 Omnibus Incentive Plan, which authorizes up to 3,150,000 shares of common stock of Nesco Holdings, Inc. for issuance in accordance with the plan’s terms, subject to certain adjustments. On June 11, 2020, the Company’s stockholders approved the Amended and Restated 2019 Omnibus Incentive Plan, which increased the total authorized shares of common stock of Nesco Holdings, Inc. to 6,150,000 (the “Plan”). The purpose of the Plan is to provide the Company’s and its subsidiaries’ officers, directors, employees and consultants who, by their position, ability and diligence, are able to make important contributions to the Company’s growth and profitability, with an incentive to assist the Company in achieving its long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in the Company. To accomplish these objectives, the Plan provides for awards of equity-based incentives through granting of restricted stock units, stock options, stock appreciation rights and other stock or cash based awards. At September 30, 2020, there were 2,587,992 shares in the share reserve still available for issuance.

The Company records share-based compensation awards using a fair value method and recognizes compensation expense for an amount equal to the fair value of the share-based payment issued in its financial statements. The Company’s share-based compensation plans include programs for stock options, restricted stock units (“RSUs”), performance share units (“PSUs”), and deferred compensation.

Compensation Expense

Share-based compensation expense was $1.7 million for the nine months ended September 30, 2020 and is included in selling, general, and administrative expenses within the unaudited condensed consolidated statements of operations. In the nine months ended September 30, 2020, the Company’s board of directors approved and awarded various share grants under the Plan, totaling approximately 1.2 million options and 0.8 million RSUs. As of September 30, 2020, there was approximately $8.0 million of total unrecognized compensation cost related to stock-based compensation arrangements under the Plan. That cost is expected to be recognized over a weighted average period of 3.4 years.

Nesco Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 9: Fair Value Measurements

FASB accounting standards provide a comprehensive framework for measuring fair value and sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. Levels within the hierarchy are defined as follows:

•        Level 1 — Unadjusted quoted prices for identical assets and liabilities in active markets;

•        Level 2 — Quoted prices for similar assets and liabilities in active markets (other than those included in Level 1) which are observable for the asset or liability, either directly or indirectly; and

•        Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table sets forth the carrying values (exclusive of deferred financing fees) and fair values of our financial liabilities:

		Fair Value
(in $000s)	Carrying Value	Level 1	Level 2	Level 3
September 30, 2020
2019 Credit Facility	$269,022	$—	$269,022	$—
Senior Secured Notes due 2024	475,000	—	497,563	—
Notes Payable	2,561	—	2,561	—
Derivative	7,858	—	7,858	—

December 31, 2019
2019 Credit Facility	$250,000	$—	$250,000	$—
Senior Secured Notes due 2024	475,000	—	494,000	—
Notes Payable	3,525	—	3,650	—
Derivative	1,709	—	1,709	—

Note 10: Financial Instruments

In the normal course of business, the Company uses various financial instruments, including derivative instruments, to manage the risks associated with interest rate exposure. These financial instruments are not used for trading or speculative purposes.

The fair values of derivative instruments included within the Unaudited Condensed Consolidated Balance Sheets were as follows:

	Liability Derivatives
(in $000s)	September 30, 2020	December 31, 2019
Derivative instruments:
Interest rate collar	$7,858	$1,709
Total derivative instruments	$7,858	$1,709

Derivatives Not Designated as Hedges

On July 17, 2019, we entered into an interest rate collar agreement to mitigate the risk of changes in the interest rate paid during the contract period for $170.0 million of the Company’s variable rate loans under the 2019 Credit Facility. Under the terms of the interest rate collar, we are required to pay the counterparty to the agreement an amount equal to the difference between a monthly LIBOR-based interest rate and a defined interest rate floor; conversely,

Nesco Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 10: Financial Instruments (cont.)

we are entitled to receive from the counterparty an amount equal to the excess of a LIBOR-based interest rate and a defined interest rate cap. The required payments due to or due from the counterparty are calculated by applying the interest rate differential to the notional amount ($170.0 million) and are determined monthly through July 31, 2024. The interest rate collar expires in July 2024 and has not been designated as a cash flow hedge. Consequently, the change in fair value of the interest rate collar ($6.1 million in the nine months ended September 30, 2020) is recognized in our Unaudited Condensed Consolidated Statements of Operations within Other (income) expense, net.

Derivatives Instruments Designated as Hedges

When a derivative contract is entered into, the Company may designate the derivative instrument as a cash flow hedge of a forecasted transaction, a cash flow hedge of a recognized asset or liability or as an undesignated derivative. When a derivative is designated, the Company formally documents its hedge relationships, including identification of the derivative instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. This process includes linking derivative instruments that are designated as hedges to specific assets, liabilities or forecasted transactions.

The fair market value of derivative instruments is determined through market-based valuations and may not be representative of the actual gains or losses that will be recorded when these instruments mature due to future fluctuations in the markets in which they are traded.

The Company assesses at inception and at least quarterly thereafter, whether the derivatives used in cash flow hedging transactions are effective in offsetting the changes in the cash flows of the hedged item. To the extent the derivative is deemed to be an effective hedge, the fair market value changes of the instrument are recorded to accumulated other comprehensive loss and subsequently reclassified into net loss when the hedged transaction affects earnings. Changes in the fair market value of derivatives not deemed to be an effective hedge are recorded in net loss in the period of change. If the hedging relationship ceases to be effective subsequent to inception, or it becomes probable that a forecasted transaction is no longer expected to occur, the hedging relationship will be undesignated and any future gains and losses on the derivative instrument will be recorded in net loss.

We entered into an interest rate collar on December 4, 2018, to hedge the interest rate risk associated with our previous revolving credit facility, which was repaid on the date of the merger with Capitol Investment Corp. IV. The interest rate collar was designated as a cash flow hedge and had a term extending to September 30, 2020. On July 17, 2019, we terminated the interest rate collar, which resulted in the hedge becoming undesignated. Accordingly, $0.8 million (net of income taxes of $0.3 million) was reclassified from accumulated other comprehensive loss to Other income (expense) net, in our Condensed Consolidated Statements of Operations during the year ended December 31, 2019.

Note 11: Commitments and Contingencies

We record a liability when we believe that it is both probable that a liability has been incurred and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount. We review these provisions at least quarterly and adjust these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information.

Legal Matters

We are subject to various claims and legal actions that arise primarily in the ordinary course of business. These matters include, but are not limited to, general liability claims (including personal injury, product liability, property, and auto claims), indemnification and guarantee obligations, employee injuries and employment-related claims, and contract and real estate matters. We maintain insurance coverage for our operations and employees. Our major policies include coverage for property, general liability, auto, directors and officers, health, and workers’ compensation insurances. The ultimate legal and financial liability with respect to such matters generally cannot be

Nesco Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 11: Commitments and Contingencies (cont.)

estimated with certainty and requires the use of estimates in recording liabilities for potential litigation settlements against us. Estimates for losses from litigation are made after consultation with outside legal counsel. In our opinion, after consultation with legal counsel, the disposition or ultimate resolution of such claims and actions will not have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

Purchase Commitments

We enter into purchase agreements with manufacturers and suppliers of equipment for our rental fleet and inventory. All of these agreements are cancellable within a specified notification period to the supplier.

Note 12: Income Taxes

The Tax Cuts and Jobs Act of 2017 included new rules created to limit the deductibility of interest expense in certain circumstances. Historically, we had maintained a valuation allowance against our deferred tax assets related to federal and state net operating loss carryforwards as well as disallowed interest expense deduction carryforwards under those rules. During the nine months ended September 30, 2020, we recorded a reduction of our deferred tax valuation allowance, which resulted in an increase in income tax benefit of approximately $5.0 million. The reduction represents a correction of valuation allowances recorded in prior annual periods. These valuation allowances were recognized based on our prior interpretation of the manner in which the interest limitation rules impact the realizability of certain deferred tax assets. In our revised assessment, we estimate we are more likely than not to realize certain of our federal and state deferred tax assets within the period that the carryforwards expire. We determined that the effect of the misstatement was not material to our consolidated financial statements for any interim or annual period.

In addition, in March 2020, the United States Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) reduced the amount of disallowed interest expense which resulted in a greater amount of interest deduction.

Further, on July 27, 2020, the United States Department of Treasury and Internal Revenue Service issued final regulations that provided guidance on the determination of disallowed interest expense. This guidance also resulted in net operating loss carryforwards that are estimated to be realized. As a result, during the nine months ended September 30, 2020, we recorded an income tax benefit of approximately $13.1 million.

Note 13: COVID-19

During the on-going COVID-19 pandemic, we have undertaken efforts intended to maintain the health and safety of our employees and their families and to ensure the Company’s continued financial and operational viability, especially in relation to our position as a supplier to critical industries. Employees whose tasks can be completed offsite have been instructed to work from home. Our service locations remain operational, and we are maintaining social distancing and enhanced cleaning protocols and usage of personal protective equipment, where appropriate.

While Nesco’s business is considered critical, we are unable to predict the impact that COVID-19 will have on our financial position and operating results in the future due to numerous uncertainties. Some of our customers are delaying projects, deferring future capital equipment purchases and eliminating in-person sales meetings. As a result, our business has been and will continue to be adversely impacted by the pandemic. Since the pandemic began, management has been focused on delivering for our customers and managing our costs and cash flows while preparing for a future recovery. We have reduced our capital spending, our working capital balances and undertaken cost reduction efforts including limited headcount reductions. At the same time, we have continued to make opportunistic investments in the fleet, systems and personnel to position the Company for long-term growth. We are continually monitoring the markets in which we operate and will take additional actions we believe are appropriate as the situation continues to develop.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Nesco Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nesco Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, stockholders’ deficit, and cash flows, for each of the three years in the period ended December 31, 2019, and the related notes and the financial statement schedule of Nesco Holdings, Inc. beginning on page F-57 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
March 13, 2020

We have served as the Company’s auditor since 2016.

Nesco Holdings, Inc.

Consolidated Balance Sheets

(in $000s, except share data)	December 31, 2019	December 31, 2018
Assets
Current Assets
Cash	$6,302	$2,140
Accounts receivable, net of allowance of $4,654 and $7,562, respectively	71,323	52,559
Inventory	33,001	11,435
Prepaid expenses and other	5,217	2,483
Total current assets	115,843	68,617
Property and equipment, net	6,561	2,763
Rental equipment, net	383,420	320,722
Goodwill and other intangibles, net	308,747	299,454
Notes receivable	713	—
Total Assets	$815,284	$691,556
Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$41,172	$20,867
Accrued expenses	27,590	20,383
Deferred rent income	2,270	4,762
Current maturities of long-term debt	1,280	2,531
Current portion of capital lease obligations	5,451	4,866
Total current liabilities	77,763	53,409
Long-term debt, net	713,023	756,872
Capital leases	22,631	28,418
Deferred tax liabilities	12,288	11,191
Other liabilities	1,709	422
Total long-term liabilities	749,651	796,903

Commitments and contingencies (see Note 9)

Stockholders’ Deficit
Common stock – $0.0001 par value, 250,000,000 shares authorized, 49,033,903 and 21,660,638 shares issued and outstanding, at December 31, 2019 and December 31, 2018, respectively	5	2
Additional paid-in capital	432,577	259,298
Accumulated deficit	(444,712)	(417,660)
Accumulated other comprehensive loss	—	(396)
Total stockholders’ deficit	(12,130)	(158,756)
Total Liabilities and Stockholders’ Deficit	$815,284	$691,556

See accompanying notes to consolidated financial statements.

Nesco Holdings, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
(in $000s, except share and per share data)	2019	2018	2017
Revenue
Rental revenue	$197,996	$184,563	$160,888
Sales of rental equipment	23,767	26,019	17,162
Sales of new equipment	10,308	18,349	10,093
Parts sales and services	31,964	17,366	15,624
Total revenue	264,035	246,297	203,767
Cost of Revenue
Cost of rental revenue	50,829	49,023	47,408
Depreciation of rental equipment	70,568	64,093	61,873
Cost of rental equipment sales	20,302	21,689	15,960
Cost of new equipment sales	8,520	16,099	8,515
Cost of parts sales and services	25,052	12,339	12,266
Major repair disposals	2,216	1,436	—
Total cost of revenue	177,487	164,679	146,022
Gross Profit	86,548	81,618	57,745
Operating Expenses
Selling, general, and administrative expenses	34,667	32,718	27,555
Licensing and titling expenses	2,617	2,241	2,250
Amortization and non-rental depreciation	3,122	3,045	2,856
Transaction expenses	7,641	440	202
Asset impairment	657	—	610
Other operating expenses	1,826	10	784
Total operating expenses	50,530	38,454	34,257
Operating Income	36,018	43,164	23,488
Other Expense
Loss on extinguishment of debt	4,005	—	—
Interest expense, net	63,361	56,698	53,710
Other expense, net	1,690	287	366
Total other expenses	69,056	56,985	54,076
Loss Before Income Taxes	(33,038)	(13,821)	(30,588)
Income Tax Expense (Benefit)	(5,986)	1,705	(3,493)
Net Loss	$(27,052)	$(15,526)	$(27,095)
Loss per share:
Basic and diluted	$(0.82)	$(0.72)	$(1.25)
Weighted-average common shares outstanding:
Basic and diluted	33,066,165	21,660,638	21,660,638

See accompanying notes to consolidated financial statements.

Nesco Holdings, Inc.

Consolidated Statements of Comprehensive Loss

	Year Ended December 31,
(in $000s)	2019	2018	2017
Net loss	$(27,052)	$(15,526)	$(27,095)
Other comprehensive loss
Interest rate collar (net of taxes of $285 in 2019)	396	(396)	—
Other comprehensive loss	396	(396)	—
Comprehensive loss	$(26,656)	$(15,922)	$(27,095)

During the year ended December 31, 2019, a loss of $0.8 million (net of taxes of $0.3 million) was reclassified from accumulated other comprehensive loss and recorded in the Consolidated Statements of Operations. There were no reclassifications from accumulated other comprehensive loss reflected in the Consolidated Statements of Operations during the years ended December 31, 2018, or 2017.

See accompanying notes to consolidated financial statements.

Nesco Holdings, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
(in $000s)	2019	2018	2017
Operating Activities
Net loss	$(27,052)	$(15,526)	$(27,095)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation	71,548	64,312	62,083
Amortization – intangibles	3,008	2,826	2,646
Amortization – financing costs	2,913	3,537	2,907
Provision for losses on accounts receivable	3,292	4,302	2,774
Share-based payments	1,014	1,130	1,101
Gain on sale of rental equipment and parts	(5,542)	(3,644)	(1,792)
Gain on insurance proceeds – damaged equipment	(538)	—	—
Major repair disposal	2,216	1,436	—
Loss on extinguishment of debt	4,005	—	—
Change in fair value of derivative	1,709	—	—
Asset impairment and loss on asset acquisition	657	—	833
Deferred tax (benefit) expense	(6,861)	1,096	(4,339)
Other assets	—	—	(2,130)
Changes in assets and liabilities:
Accounts receivable	(17,073)	(5,185)	(20,500)
Inventory	(22,683)	(8,023)	(8,739)
Prepaid expenses and other	(2,578)	351	(466)
Accounts payable	7,547	(4,307)	5,573
Accrued expenses and other liabilities	6,560	(1,203)	3,935
Unearned income	(3,350)	(62)	428
Net cash flow from operating activities	18,792	41,040	17,219

Investing Activities
Cash paid for business acquisition, net of cash acquired	(48,425)	(1,524)	(478)
Purchase of equipment – rental fleet	(106,641)	(58,519)	(47,050)
Proceeds from sale of rental equipment and parts	26,794	33,321	26,579
Insurance proceeds from damaged equipment	1,658	—	—
Purchase of other property and equipment	(3,065)	(716)	(417)
Net cash flow from in investing activities	(129,679)	(27,438)	(21,366)

Financing Activities
Proceeds from debt	475,000	—	—
Borrowings under revolving credit facilities	313,000	49,000	30,000
Repayments under revolving credit facilities	(272,000)	(50,000)	(22,000)
Repayments of notes payable	(527,531)	(1,658)	—
Capital lease payments	(5,201)	(8,119)	(3,891)
Proceeds from merger and recapitalization	147,269	—	—
Finance fees paid	(15,488)	(1,645)	(326)
Net cash flow from financing activities	115,049	(12,422)	3,783

Net Change in Cash	4,162	1,180	(364)
Cash at Beginning of Period	2,140	960	1,324
Cash at End of Period	$6,302	$2,140	$960
Supplemental Cash Flow Information
Cash paid for interest	$53,595	$53,763	$49,765
Cash paid for income taxes	455	526	600
Non-Cash Investing and Financing Activities
Transfer of parts inventory to leased equipment	5,804	6,014	8,065
Rental equipment and property and equipment purchases in accounts payable	21,643	10,712	8,551
Rental equipment sales in accounts receivable	4,684	2,750	3,536
Rental equipment on capital lease	—	15,388	6,488
Customer note receivable	972	—	—
Settlement of note payable with common stock	25,000	—	—
Acquisition	—	3,546	5,967

See accompanying notes to consolidated financial statements.

Nesco Holdings, Inc.

Consolidated Statements of Stockholders’ Deficit

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
(in $000s, except share data)	Shares	Amount
Balance, December 31, 2016	21,660,638	$2	$257,067	$(375,039)	$—	$(117,970)
Net loss	—	—	—	(27,095)	—	(27,095)
Share-based payments	—	—	1,101	—	—	1,101
Interest rate collar	—	—	—	—	—	—
Balance, December 31, 2017	21,660,638	2	258,168	(402,134)	—	(143,964)
Net loss	—	—	—	(15,526)	—	(15,526)
Share-based payments	—	—	1,130	—	—	1,130
Interest rate collar	—	—	—	—	(396)	(396)
Balance, December 31, 2018	21,660,638	2	259,298	(417,660)	(396)	(158,756)
Net loss prior to reverse capitalization	—	—	—	(10,988)	—	(10,988)
Net loss post reverse capitalization	—	—	—	(16,064)	—	(16,064)
Reverse capitalization	27,373,265	3	172,265	—	—	172,268
Share-based payments	—	—	1,014	—	—	1,014
Interest rate collar	—	—	—	—	396	396
Balance, December 31, 2019	49,033,903	$5	$432,577	$(444,712)	$—	$(12,130)

See accompanying notes to consolidated financial statements.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 1: Business and Organization

Organization

Nesco Holdings, Inc. (“Holdings”), a Delaware corporation, serves as the parent for our primary operating company, NESCO, LLC. NESCO, LLC, an Indiana limited liability company, and its wholly owned subsidiaries (collectively, “we,” “our,” “us,” “Nesco,” or the “Company”), is engaged in the business of providing a range of services and products to customers through rentals of specialty equipment, sales of parts related to the specialty equipment, and repair and maintenance services related to that equipment.

Holdings’ wholly-owned subsidiaries include NESCO Holdings I, Inc. (which was the ultimate parent holding company prior to the transaction described below) (“Holdings I”), NESCO Finance Corporation, a Delaware corporation, NESCO Investments, LLC, a Delaware limited liability company, NESCO International, LLC, a Delaware limited liability company, and El Alquiler S. de R.L. de C.V., an operating company in Mexico.

We are a specialty equipment rental provider to the electric utility T&D, telecommunications and rail industries in North America. We own a fleet of specialty rental equipment that is utilized by service providers in infrastructure improvement work. Specifically, we offer our specialized equipment to a diverse customer base, including utilities and contractors, for the maintenance, repair, upgrade and installation of critical infrastructure assets, including electric lines, telecommunications networks and rail systems, as well as for lighting and signage. We rent and sell a broad range of new and used equipment, including bucket trucks, digger derricks, line equipment, cranes, pressure diggers, and underground equipment, which forms our Equipment Rental and Sales (“ERS”) segment. To complement our fleet, we also provide a one-stop shop for customers to purchase or rent parts, tools, and accessories needed to outfit their specialty truck fleet. These activities form our Parts, Tools and Accessories (“PTA”) segment. We are positioned to serve all 50 U.S. states and 13 Canadian provinces and territories via our network of over 50 locations in the United States and Canada.

Merger with Capitol Investment Corp. IV

On April 7, 2019, Holdings I entered into a definitive agreement (as amended, the “Merger Agreement”) with Capitol Investment Corp. IV (“Capitol”), a public investment vehicle, whereby the parties agreed to merge, resulting in the parent of Holdings I becoming a publicly listed company. This merger closed on July 31, 2019 (the “Merger”), which consummated as a result of the following (the “Transactions”):

•        Holders of 26,091,034 shares of Capitol Class A ordinary shares sold in its initial public offering exercised their rights to convert those shares to cash at a conversion price of $10.24 per share, or an aggregate of approximately $267.2 million. The per share conversion price of $10.24 for holders of public shares electing conversion was paid out of Capitol’s trust account, which had a balance immediately prior to the closing of approximately $412.3 million. Concurrently, NESCO Holdings, LP, a Delaware limited partnership controlled by Energy Capital Partners (“Nesco Owner”) and the sole shareholder of Holdings I, purchased 4,500,000 newly-issued shares of common stock at a price of $10.00 per share in exchange for a combination of cash and full repayment of certain outstanding indebtedness, and the founders of Capitol (the “Capitol Sponsors”) purchased in aggregate 1,000,000 newly-issued shares of common stock at a price of $10.00 per share, paid in cash (see Note 11).

•        Of the remaining funds in the trust account and amounts from the sale of the newly-issued common stock described above: (i) approximately $17.8 million was used to pay Capitol’s transaction expenses, (ii) $127.8 million was used to pay down Nesco’s debt, and (iii) the balance of approximately $10.2 million was released to Nesco to be used to pay certain of Nesco’s transaction-related costs. The amount remaining (after deducting direct equity issuance costs of $10.0 million) from the combination of the trust account funds and consideration received from Nesco Owner and the Capitol Sponsors discussed above, of $172.3 million was reflected as contributed capital in the Company’s Consolidated Statements of Stockholders’ Deficit in the year ended December 31, 2019.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 1: Business and Organization (cont.)

•        In connection with the Merger, Capitol became Holdings by domesticating from the Cayman Islands as a corporation formed under the laws of the State of Delaware named Nesco Holdings, Inc.

•        Immediately after giving effect to the Transactions (including as a result of the conversions described above and certain forfeitures of Capitol common stock and warrants immediately prior to the closing), there were 49,033,903 shares of common stock issued and outstanding, which excludes the additional shares that Nesco Owner may be entitled to as further described below. Additionally, there were warrants to purchase 20,949,980 shares of common stock issued and outstanding.

•        Upon the closing, Capitol’s common stock, warrants and units ceased trading, and upon the opening of trading on August 1, 2019, Holdings’ common stock and warrants began trading on the NYSE, respectively, under the symbol “NSCO” and “NSCO WS,” respectively.

•        Upon the completion of the Transactions, NESCO Holdings, LP, a Delaware limited partnership controlled by Nesco Owner, and certain members of management of the Company received 21,660,638 shares of Holdings and warrants to purchase 2,500,000 shares of Holdings’ common stock, in exchange for all of the share capital. Nesco Owner also obtained the right to receive up to 3,451,798 additional common shares of the Company upon the occurrence of certain events.

•        At the closing of the Transactions, Nesco Owner and certain members of management of Holdings held approximately 53% of the issued and outstanding ordinary shares of Holdings and stockholders of Capitol held approximately 47% of the issued and outstanding shares of Holdings.

Accordingly, the Merger transactions were treated as the equivalent of Holdings I issuing stock for the net assets of Capitol. Consistent with SEC Topic 12, Reverse Acquisitions and Reverse Recapitalizations, the acquisition of a private operating company by a non-operating public shell corporation typically results in the owners and management of the private company having actual or effective voting control and operating control of the combined company. Therefore, the transaction is, in substance, a reverse recapitalization, equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation accompanied by a recapitalization. The accounting is similar to that of a reverse acquisition, except that no goodwill or other intangible assets should be recorded. Therefore, the net assets of Capitol as of July 31, 2019, were stated at historical cost, and no goodwill or other intangible assets were recorded.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

Our accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and the accounting policies described below. Our consolidated financial statements include the accounts of all wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

The Transactions were accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Capitol was treated as the acquired company and Holdings I was treated as the acquirer for financial reporting purposes. Therefore, the consolidated financial results include information regarding Holdings I as Nesco Holdings, Inc.’s predecessor entity. Thus, the financial statements included in this report reflect: (i) the historical operating results of Holdings I prior to the Transactions; (ii) the combined results of Capitol and Holdings I following the Transactions (effectively, Nesco Holdings, Inc.); (iii) the assets, liabilities and stockholder’s equity of Holdings I at their historical costs; and (iv) Nesco Holdings, Inc.’s equity and earnings (loss) per share presented for the period from the closing date of the Transactions.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

Use of Estimates

We prepare our consolidated financial statements in conformity with GAAP, which requires us to use judgment to make estimates that directly affect the amounts reported in our consolidated financial statements and accompanying notes. Significant estimates are used for items including, but not limited to, the useful lives and residual values of our rental equipment, and business combinations. In addition, estimates are used to test both long-lived assets, goodwill and indefinite-lived assets for impairment, and to determine the fair value of impaired assets, if any impairment exists. These estimates are based on our historical experience and on various other assumptions we believe to be reasonable under the circumstances. We review our estimates on an ongoing basis using information currently available, and we revise our recorded estimates as updated information becomes available, facts and circumstances change, or actual amounts become determinable. Actual results could differ from our estimates.

Accounts Receivable, net of Allowance

Accounts receivable are stated at invoiced amounts and are ordinarily due upon receipt of invoice. We record an allowance for doubtful accounts based on receivable aging. We also establish customer specific reserves for accounts with known collection problems due to insolvency, disputes, or other issues. Accounts more than 90 days past due are considered delinquent. Delinquent receivables are written off when the amount is deemed uncollectible based on individual credit evaluations and specific circumstances related to the customer.

Bad debt expense is included in selling, general, and administrative expenses on our Consolidated Statements of Operations.

Accounts receivable, net of allowance consisted of the following as of December 31:

(in $000s)	2019	2018
Trade receivables	$75,977	$60,121
Less: allowance for doubtful accounts	(4,654)	(7,562)
Accounts receivable, net of allowance	$71,323	$52,559

The relationship between bad debts expense and allowance for doubtful accounts is presented below:

(in $000s)	2019	2018	2017
Allowance for doubtful accounts, beginning of year	$7,562	$4,404	$1,940
Accounts written off during the year	(6,208)	(1,144)	(310)
Recoveries	(701)	(177)	(316)
Bad debt expense	4,001	4,479	3,090
	3,300	4,302	2,774
Allowance for doubtful accounts, end of year	$4,654	$7,562	$4,404

Inventory

Parts inventory consists of rental equipment materials and components to service our rental fleet, new equipment held for sale, as well as, parts, tools and accessories purchased for resale or rent to customers. Inventory is stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis.

Our rental equipment parts inventory is used to repair and maintain our rental equipment and may also be available for sale to customers. The cost of parts inventory used in routine repair and maintenance activities is expensed at the time the part is used in a routine repair. Parts, tools and accessories inventory sold to customers becomes a component of cost of parts sales and services on the Consolidated Statements of Operations. Parts, tools and accessories inventory rented to customers is reclassified to rental equipment on the Consolidated Balance Sheets and is depreciated (see below).

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

Equipment inventory consists of equipment bought specifically for resale to customers. These new purchases are recorded directly to inventory when received. New equipment designated as inventory is not depreciated. New equipment inventory sold becomes a component of cost of new equipment sales on the Consolidated Statements of Operations. In our rental contracts with customers, we may place a new unit on rent, at which time the unit will be reclassified to rental equipment on the Consolidated Balance Sheets. The equipment will be depreciated upon being placed into service (see below).

Inventory consisted of the following as of December 31:

(in $000s)	2019	2018
Parts, tools and accessories inventory	$30,174	$11,229
Equipment inventory	2,827	206
Inventory	$33,001	$11,435

Property and Equipment

Property and equipment is comprised of construction in progress, building improvements, machinery and equipment, and office equipment, and is carried at cost, net of accumulated depreciation. Depreciation of building improvements, machinery and equipment and office equipment is provided using the straight-line method based on useful lives ranging from three years to 15 years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Leasehold improvements are depreciated over the lesser of the improvement’s useful life or the remaining lease term. Depreciation expense related to non-rental property and equipment used in our rental operations was $0.9 million in 2019, and is classified within “cost of rental revenue” in our consolidated statement of operations (such amounts were $0.9 million and $0.8 million in 2018 and 2017, respectively).

We include rental equipment inventory received that is purchased for deployment in our rental fleet, in property and equipment (construction in progress) when received. Following the completion of a quality inspection of a rental equipment unit, we reclassify the unit to rental equipment (see below).

Rental Equipment

Rental equipment is comprised of the cost of the Company’s bucket trucks, digger derricks, line equipment, cranes, pressure diggers and underground equipment. The rental equipment we purchase is recorded at cost and depreciated over the estimated rentable life of the equipment using the straight-line method over a 7-year period to a 15% estimated residual value. Depreciation of rental equipment commences when a rental unit is placed into the rental fleet and becomes available to rent and the cost is depreciated whether or not the equipment is on rent. The Company re-evaluates the estimated rentable life as rental equipment is purchased, estimating the period that the asset will be held, considering such factors as historical rental activity and expectations of future rental activity. The Company re-evaluates the estimated residual values of the applicable rental equipment. The residual value of equipment is affected by factors that include equipment age and amount of usage. Market conditions for used equipment sales can also be affected by external factors such as the economy, natural disasters, fuel prices, supply of similar used equipment, the market price for similar new equipment and incentives offered by manufacturers of new equipment. These factors are considered when estimating future residual values and depreciation periods.

Expenditures for repair and maintenance that extend the useful life of the equipment and are necessary to keep an equipment unit in rentable condition are capitalized and depreciated over the estimated remaining useful life of the equipment, which is the period the repair and maintenance is expected to provide future economic benefit to the Company. When making repairs, the Company disposes of damaged and replaced components at their net carrying values. The cost of these disposed components is expensed as major repairs disposal expense in the Consolidated Statements of Operations. The cost of routine and recurring maintenance activities related to the rental fleet are charged to expense as incurred.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

Rental equipment also includes the cost of parts, tools, and accessories that are rented to customers. The cost of these parts, tools and accessories is depreciated over a five-year estimated rentable life to no residual value. Depreciation of rented parts, tools and accessories commences when the asset is placed on rent with a customer.

Impairment of Long-Lived Assets, including Intangible Assets

We evaluate the carrying value of long-lived assets held for use, including rental equipment and definite-lived intangible assets, for impairment whenever an event or circumstance has occurred (such as a significant adverse change in the business climate, operating performance metrics, or legal factors) which suggests that the carrying value may not be recoverable. Impairment of a long-lived asset held for use (or relative asset group, if applicable) is measured when the anticipated separately identifiable undiscounted cash flows from the asset are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily using anticipated cash flows discounted at a rate commensurate with the risk involved. See Note 6, Goodwill and Other Intangible Assets, for additional information.

Other intangible assets consist of customer relationships, non-compete agreements and trade names. We amortize intangible assets with finite lives over the period the economic benefits are estimated to be consumed. Customer relationships are amortized using the straight-line method over their useful life, as we believe this method best matches the pattern of economic benefit. See Note 6, Goodwill and Other Intangible Assets, for additional information.

On September 27, 2019, we commenced closure of the Company’s rental equipment and sales operations in Mexico due to continued delays in contracts from the Mexican government. An impairment loss of $0.7 million was recorded to reduce the carrying amount of rental equipment to its fair value, which was determined based on a recent analysis of market activity (i.e., Level 3 fair value as defined in Note 7 herein) for the equipment at these operations. The Company also recorded a $0.2 million charge for the statutorily required minimum benefits to be provided to employees due to their involuntary termination. These charges are included in Impairment loss and Selling, General, and Administrative expenses on our Consolidated Statements of Operations, respectively.

During the second half of 2017, we recorded an impairment of $0.6 million related to equipment acquired in the V&H acquisition. These units were mainly used in the coal and oil transfer sector which had low demand in 2016 causing an oversupply situation that significantly reduced the fair market value of work trucks such as grapples during this time period. This impairment was on a specific subset of equipment and was not reflective of a need to further impair the overall fleet.

Goodwill and Other Intangible Assets

We recognize goodwill when the purchase price of an acquired business exceeds the fair value of net assets acquired. Goodwill is not amortized for financial reporting purposes. Goodwill is impaired when its carrying value exceeds its implied fair value. We perform our goodwill impairment analysis annually on October 1 or more frequently if an event or circumstance (such as a significant adverse change in the business climate, operating performance metrics, or legal factors) indicates that an impairment may have occurred. For our analysis conducted as of October 1, 2019, 2018 and 2017 we tested for impairment by comparing the estimated fair values of our reporting units to their carrying value, including goodwill. If the fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired. If the carrying value of the reporting unit exceeds its fair value, then there is an indication impairment may exist.

We estimate the fair value of our reporting units using an income approach based on the present value of estimated future cash flows. We believe this approach yields the most appropriate evidence of fair value. Determining the fair value of our reporting units is judgmental and involves the use of significant estimates and assumptions. We based our fair value estimates on assumptions that we believe are reasonable. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for our reporting units. See Note 6, Goodwill and Other Intangible Assets, for additional information.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

Intangible assets with indefinite lives are not amortized but tested annually for impairment by comparing the carrying value of the asset to its fair value. We perform our impairment analysis on our intangible assets with indefinite lives annually on October 1 or more frequently if an event or circumstance indicates that an impairment loss may have occurred. See Note 6, Goodwill and Other Intangible Assets, for additional information.

Deferred Financing Costs

Direct costs incurred in connection with the issuance, and amendments thereto, of our debt are capitalized and amortized over the terms of the respective agreements using the effective interest method, or the straight-line method when not materially different than the effective interest method. Amortization of deferred financing costs was $2.9 million, $3.5 million, and $2.9 million for 2019, 2018, and 2017 respectively. The net carrying value of deferred financing costs are classified as a reduction to long-term debt in the Consolidated Balance Sheets (see Note 10). The amortization is included in interest expense on our Consolidated Statements of Operations.

Derivatives Instruments Designated as Hedges

When a derivative contract is entered into, the Company may designate the derivative instrument as a cash flow hedge of a forecasted transaction, a cash flow hedge of a recognized asset or liability or as an undesignated derivative. When a derivative is designated, the Company formally documents its hedge relationships, including identification of the derivative instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. This process includes linking derivative instruments that are designated as hedges to specific assets, liabilities or forecasted transactions.

The fair market value of derivative instruments is determined through market-based valuations and may not be representative of the actual gains or losses that will be recorded when these instruments mature due to future fluctuations in the markets in which they are traded.

The Company assesses at inception and at least quarterly thereafter, whether the derivatives used in cash flow hedging transactions are effective in offsetting the changes in the cash flows of the hedged item. To the extent the derivative is deemed to be an effective hedge, the fair market value changes of the instrument are recorded to accumulated other comprehensive loss and subsequently reclassified into net loss when the hedged transaction affects earnings. Changes in the fair market value of derivatives not deemed to be an effective hedge are recorded in the Consolidated Statements of Operations in the period of change. If the hedging relationship ceases to be effective subsequent to inception, or it becomes probable that a forecasted transaction is no longer expected to occur, the hedging relationship will be undesignated and any future gains and losses on the derivative instrument will be recorded in the Consolidated Statements of Operations.

Fair Value Measurements

Fair value is defined as an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets and liabilities. These inputs can be readily observable, market corroborated, or generally unobservable.

Fair Value Hierarchy — In measuring fair value, we use observable market data when available and minimize the use of unobservable inputs. Unobservable inputs may be required to value certain financial instruments due to complexities in contract terms. Inputs used in fair value measurements are categorized into three fair value hierarchy levels for disclosure purposes. The entire fair value measurement is categorized based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy are:

Level 1 — Inputs that reflect unadjusted quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur with both sufficient frequency and volume to provide pricing information on an ongoing basis.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

Level 2 — Inputs that reflect quoted prices for similar assets and liabilities are available in active markets, and inputs other than quoted prices that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 — Inputs that are generally less observable or from unobservable sources in which there is little or no market data. These inputs may be used with internally developed methodologies that result in our best estimate of fair value.

Valuation Techniques — Assets and liabilities measured at fair value are based on one or more of the following three valuation techniques:

Market approach — Technique that uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Income approach — Technique that converts future amounts to a single present amount based upon market expectations (including present value techniques, option-pricing, and excess earnings models).

Cost approach — Technique that estimates the amount that would be required to replace the service capacity of an asset (i.e. replacement cost).

Assets and Liabilities with Recurring Fair Value Measurements — Certain assets and liabilities may be measured at fair value on an ongoing basis. We did not elect to apply the fair value option for recording financial assets and financial liabilities. Other than the interest rate collar, we do not have any assets or liabilities which we measure at fair value on a recurring basis.

Assets and Liabilities with Nonrecurring Fair Value Measurements — Certain assets and liabilities are not measured at fair value on an ongoing basis. These assets and liabilities, which include long-lived assets, goodwill, and intangible assets, are subject to fair value adjustment in certain circumstances. From time to time, the fair value is determined on these assets as part of related impairment tests. For certain assets and liabilities acquired in business combinations, we record the fair value as of the acquisition date. Refer to Note 4, Business Combinations, for the fair values of assets acquired and liabilities assumed in connection with our business combinations. Other than acquisition and impairment accounting adjustments, no adjustments to fair value or fair value measurements were required for non-financial assets and liabilities for all periods presented. See Note 6, Goodwill and Other Intangible Assets, and Note 7, Fair Value Measurements, for additional information.

Accrued Expenses

Accrued expenses consisted of the following as of December 31:

(in $000s)	2019	2018
Accrued interest	$20,629	$14,024
Accrued salaries, wages and benefits	4,164	3,143
Accrued sales taxes	1,444	1,724
Other	1,353	1,492
	$27,590	$20,383

Revenue Recognition

We recognize revenue in accordance with two different accounting standards: 1) Topic 606 and 2) Topic 840, which addresses lease accounting, for which we will adopt an update to this standard using the full retrospective approach, as described herein. For the years ended December 31, 2019, 2018 and 2017, we recognized rental revenue in accordance with Topic 840 Leases, which is the lease accounting standard.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

Under Topic 606, revenue from contracts with customers is measured based on the consideration specified in the contract with the customer, and excludes any sales incentives and amounts collected on behalf of third parties. A “performance obligation” is a promise in a contract to transfer a distinct good or service to a customer, and is the unit of account under Topic 606. We recognize revenue when we satisfy a performance obligation by transferring control over a product or service to a customer. The amount of revenue recognized reflects the consideration we expect to be entitled to in exchange for such products or services. As reflected below, most of our revenue is accounted for under Topic 840. Our contracts with customers generally do not include multiple performance obligations. The table below presents our revenue types based on the accounting standard used to determine the accounting.

Rental revenue is primarily comprised of revenues from rental agreements and freight charges billed to customers as well as charges to customers for damaged equipment. Effective in 2019, $2.9 million of billings to customers for damages are classified in rental revenue, given that the amounts are directly related to the Company’s rental arrangements with its customers. Amounts for damages in comparable prior periods have been reclassified to rental revenue from parts sales and services ($3.2 million and $2.6 million for the years ended December 31, 2018 and 2017, respectively).

Additionally, sales of equipment, which are presented separately between sales of rental equipment and new equipment, were previously presented on a combined basis as “equipment sales”. For the years ended December 31, 2018 and 2017, sales of rental equipment were $26.0 million and $17.2 million respectively, and sales of new equipment were $18.3 million and $10.1 million, respectively.

Year Ended December 31, 2019
(in $000s)	Topic 840	Topic 606	Total
Rental:
Rental revenue	$189,161	$—	$189,161
Shipping and handling	—	8,835	8,835
Total rental revenue	189,161	8,835	197,996
Sales and services:
Sales of rental equipment	—	23,767	23,767
Sales of new equipment	—	10,308	10,308
Parts and services	—	31,964	31,964
Total sales and services	—	66,039	66,039
Total revenue	$189,161	$74,874	$264,035
Year Ended December 31, 2018
(in $000s)	Topic 840	Topic 606	Total
Rental:
Rental revenue	$177,032	$—	$177,032
Shipping and handling	—	7,531	7,531
Total rental revenue	177,032	7,531	184,563
Sales and services:
Sales of rental equipment	—	26,019	26,019
Sales of new equipment	—	18,349	18,349
Parts and services	—	17,366	17,366
Total sales and services	—	61,734	61,734
Total revenue	$177,032	$69,265	$246,297

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

Year Ended December 31, 2017
(in $000s)	Topic 840	Topic 606	Total
Rental:
Rental revenue	$153,786	$—	$153,786
Shipping and handling	—	7,102	7,102
Total rental revenue	153,786	7,102	160,888
Sales and services:
Sales of rental equipment	—	17,162	17,162
Sales of new equipment	—	10,093	10,093
Parts and services	—	15,624	15,624
Total sales and services	—	42,879	42,879
Total revenue	$153,786	$49,981	$203,767

Rental Revenue.    Our rental contracts are for various equipment, parts, tools, and accessories under 28 day or monthly agreements which include automatic renewal provisions. The majority of our rental payments are due upon receipt, with a majority that are billed at the end of each 28-day or monthly period. Revenue is recognized ratably over the rental agreement period and in accordance with Accounting Standards Codification 840, Leases (“Topic 840”). Unearned revenue is reported in our Deferred rent income line of our Consolidated Balance Sheets. We had deferred revenue of $2.3 million as of December 31, 2019 and $4.8 million as of December 31, 2018.

Equipment Sales.    We sell both new and used equipment. We do not discount or offer other pricing incentives or concessions. The contractual sales price for each individual product represents the standalone selling price. Our used equipment is of a sufficiently unique nature — based on the specifics of its age, usage, etc. — in that it does not have an observable standalone selling price. Equipment sales revenue is recognized when equipment is delivered, which is when the transfer of title, risks and rewards of ownership, and control are considered passed to the customer. Payment is usually due within 30 days subsequent to transfer of control of the asset. There are no rights of return or warranties offered on equipment sales.

Parts Sales and Services.    We sell parts, tools and accessories in addition to services. We record revenue on a point in time basis as parts and services are delivered. The amount of consideration we receive for parts is based upon a list price net of discounts and incentives, and the impact of such variable consideration is factored into the amount of revenue we recognize at any point in time. The amount of consideration received for service is based upon labor hours expended and parts utilized to perform and complete the necessary services for our customers. There are no rights of return or warranties offered on parts sales. Payment is usually due and collected within 30 days subsequent to delivery of parts or performance of service.

We record sales tax billed to customers and remitted to governmental authorities on a net basis and, consequently, these amounts are excluded from revenues and expenses. Sales taxes are recorded as accrued expenses when billed.

Shipping and Handling Costs

We classify shipping and handling fees billed to customers as rental revenues on our Consolidated Statements of Operations. We include the related shipping and handling costs in cost of rental and sales revenues, excluding depreciation, on our Consolidated Statements of Operations.

Advertising Costs

We promote our business through various industries media channels, and expense advertising costs as incurred.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

Licensing and Titling Expenses

The costs of licensing related to our vehicles, including rental equipment, is recorded in Prepaid expenses and other assets on our Consolidated Balance Sheets. The licensing cost is recognized as licensing and titling expense over the license period. Costs for titling our vehicles, including rental equipment, is expensed as incurred.

Share-Based Compensation

The fair value of equity-classified awards is determined at the grant date using techniques appropriate for the awards, including Monte Carlo simulation model, which we use to determine compensation expense over the service period. The fair value of liability-classified awards is determined at the grant date and is remeasured at the end of each reporting period through the date of settlement and adjusted through compensation expense. We recognize compensation expense for our share-based payments over the requisite service period for the entire award. See Note 13, Share-Based Compensation, for additional information.

Income Taxes

We utilize the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial accounting and tax bases of assets and liabilities and are measured using the tax rates and laws that are expected to be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more-likely-than-not to be realized in future periods. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The effect on net deferred tax assets and liabilities resulting from a change in tax rates is recognized as income or expense in the period that the change in tax rates is enacted.

We make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments are applied in the calculation of the deferred income tax expense or benefit associated with certain deferred tax assets and liabilities. Significant changes to these estimates may result in an increase or decrease to our tax provision in a subsequent period.

Our income tax returns are subject to examination by federal, state and foreign tax authorities. There may be differing interpretations of tax laws and regulations, and as a result, disputes may arise with these tax authorities involving the timing and amount of deductions and allocation of income. With the exception of net operating loss carryforwards (“NOLs”), we are no longer subject to federal, state, local, and foreign income tax examinations by tax authorities for years ending on or prior to December 31, 2016.

We recognize uncertain income tax positions if it is more-likely-than-not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50%. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. Our determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet recognition and measurement standards. Our policy is to record interest and penalties related to unrecognized tax benefits in income tax expense (benefit) on our Consolidated Statements of Operations. As of December 31, 2019 and 2018, our uncertain income tax positions, unrecognized tax benefits, and accrued interest were not material.

Acquisition Accounting

We have made acquisitions in the past and may continue to make acquisitions in the future. The assets acquired and liabilities assumed are recorded based on their respective fair values at the date of acquisition. Long-lived assets (principally rental equipment), goodwill and other intangible assets generally represent the largest components of our

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

acquisitions. Rental equipment is valued utilizing either a cost, market or income approach, or a combination of certain of these methods, depending on the asset being valued and the availability of market or income data. The intangible assets that we have acquired are non-compete agreements, customer relationships and trade names and associated trademarks. The estimated fair values of these intangible assets reflect various assumptions about discount rates, revenue growth rates, operating margins, terminal values, useful lives and other prospective financial information. Goodwill is calculated as the excess of the cost of the acquired entity over the net of the fair value of the assets acquired and the liabilities assumed. Non-compete agreements, customer relationships and trade names and associated trademarks are valued based on an excess earnings or income approach based on projected cash flows.

Determining the fair value of the assets and liabilities acquired is judgmental in nature and can involve the use of significant estimates and assumptions. The judgments made in determining the estimated fair value assigned to the assets acquired, as well as the estimated life of the assets, can materially impact net income (loss) in periods subsequent to the acquisition because of depreciation and amortization, and in certain instances through impairment charges if the asset becomes impaired in the future. As discussed above, we regularly review long-lived assets for impairments.

When we make an acquisition, we also acquire other assets and assume liabilities. These other assets and liabilities typically include, but are not limited to, parts inventory, accounts receivable, accounts payable and other working capital items. Because of their short-term nature, the fair values of these other assets and liabilities generally approximate the carrying values on the acquired entities’ balance sheets.

Recently Issued Accounting Pronouncements

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. Accordingly, we have elected to comply with certain reduced public company reporting requirements related to effective dates for the adoption of newly issued standards issued by the Financial Accounting Standards Board (the “FASB”). An emerging growth company is permitted to apply the effective dates applicable to non-public entities, which generally are delayed in comparison to public entities that are non-emerging growth entities.

Leases

The FASB’s new guidance to account for leases (“Topic 842”) by entities that are lessees, requires (1) recognition of lease assets and lease liabilities on the balance sheet and (2) disclosure of key information about leasing arrangements. Topic 842 provides two classifications for leases: financing or operating.

Finance leases — The accounting and recognition for leases qualifying as finance leases is similar to the accounting and recognition required under ASC Topic 840, Leases (“Topic 840”), for capital leases. As of December 31, 2019, we have capital lease obligations of approximately $28.1 million. When we make our contractually required payments under the capital leases, we allocate a portion to reduce the capital lease obligation and a portion is recognized as interest expense. The assets leased under the capital leases are included in rental equipment, and depreciation thereon is recognized in cost of rental revenue.

Operating leases — Under Topic 842, operating leases result in the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. ROU assets represent our right to use the leased asset for the lease term and lease liabilities represent our obligation to make lease payments. Under Topic 842, operating lease ROU assets and liabilities are recognized at the lease commencement date and measured based on the present value of lease payments over the lease term. The operating lease ROU assets will also include any lease payments made and exclude lease incentives. Our lease terms may include options to extend or terminate the lease that we are reasonably certain to exercise. Lease expense under Topic 842 will be recognized on a straight-line basis over the lease term. Upon adoption of Topic 842, we expect to recognize operating lease ROU assets and lease liabilities that reflect the present value of these future payments, which we currently estimate to be in the range of $8.0 million to $10.0 million.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

In October 2019, the FASB approved its proposal to defer the effective date of Topic 842 by one year. Accordingly, we will adopt Topic 842 effective January 1, 2021, using the transition method that allows us to recognize a cumulative-effect adjustment to the opening balance of accumulated deficit in the period of adoption. A modified retrospective approach is required for adoption for all leases that exist at or commence after the date of initial application with an option to use certain practical expedients. We expect to use the package of practical expedients that allows us to not reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases.

Under Topic 842, lessor accounting will remain substantially similar to the current accounting; however, certain refinements were made to conform the standard with the recently issued revenue recognition guidance in ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”), specifically related to the allocation and recognition of contract consideration earned from lease and non-lease revenue components. On July 30, 2018, the FASB issued ASU 2018-11, which created a practical expedient that provides lessors an option not to separate lease and non-lease components when certain criteria are met and instead account for those components as a single lease component. We are currently in the process of evaluating whether our lease arrangements will meet the criteria under the practical expedient to account for lease and non-lease components as a single lease component, which would alleviate the requirement upon adoption of Topic 842 that we reallocate or separately present lease and non-lease components.

Derivatives

In August 2017, the FASB issued ASU 2017-12, “Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities (Topic 815),” which includes changes to its accounting guidance for derivatives and hedging, which changes both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. Some changes resulting from this new guidance include the elimination of the concept of recognizing periodic hedge ineffectiveness for cash flow hedges, changes to the recognition and presentation of changes in the fair value of the hedging instrument, enhancement of the ability to use the critical-terms-match method for the cash flow hedge of groups of forecasted transactions when the timing of the hedged transactions does not perfectly match the hedging instrument’s maturity date, and the addition of new disclosure requirements and amendments to existing ones. This new guidance is effective for us as of January 1, 2020. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

Measurement of Current Expected Credit Losses

In June 2016, the FASB issued ASU 2016-13 to update the methodology used to measure current expected credit losses (“CECL”). This ASU applies to financial assets measured at amortized cost, including loans, held-to-maturity debt securities, net investments in leases, and trade accounts receivable as well as certain off-balance sheet credit exposures, such as loan commitments. This ASU replaces the current incurred loss impairment methodology with a methodology to reflect CECL and requires consideration of a broader range of reasonable and supportable information to explain credit loss estimates. The guidance must be adopted using a modified retrospective transition method through a cumulative-effect adjustment to retained earnings (deficit) in the period of adoption. For emerging growth companies electing the modified transition dates of non-public entities, this ASU is effective for fiscal years beginning after December 15, 2022. We are currently evaluating the impact of this standard on our consolidated financial statements and related disclosures.

Simplifying the Test for Goodwill Impairment

In January 2017, the FASB issued ASU 2017-04, “Intangibles — Goodwill and Other: Simplifying the Test for Goodwill Impairment (Topic 350),” intended to simplify the subsequent accounting for goodwill acquired in a business combination. Prior guidance required utilizing a two-step process to review goodwill for impairment. A second step was required if there was an indication that an impairment may exist, and the second step required

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 2: Summary of Significant Accounting Policies (cont.)

calculating the potential impairment by comparing the implied fair value of a reporting unit’s goodwill (as if purchase accounting were performed on the testing date) to the carrying amount of the goodwill. The new guidance eliminates the second step from the goodwill impairment test. Under the new guidance, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount, and then recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value (although the loss should not exceed the total amount of goodwill allocated to the reporting unit). The guidance requires prospective adoption and will be effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Early adoption of this guidance is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are currently assessing the expected impact on our financial statements.

Note 3: Segments

We operate and have two reportable business segments, Equipment Rental and Sales (“ERS”) and Parts, Tools and Accessories (“PTA”). ERS provides rental solutions to utilities and contractors serving multiple infrastructure end-markets, including electric utility T&D, telecom, rail, lighting and signage. We rent and sell specialized equipment to utilities and utility contractors that build and maintain critical electric utility T&D infrastructure. Utilizing our national platform and rental fleet, we expanded our focus on equipment rental to the telecom, rail, lighting and signage end-markets. The majority of our existing equipment can be used across multiple end-markets and many of our customers operate in multiple end-markets. We rent and sell a broad range of new and used equipment including bucket trucks, digger derricks, line equipment, cranes, pressure diggers, rail mounted equipment and underground equipment. Our PTA segment offers customers sale and rental solutions for parts, tools and accessories to complement our specialty equipment line.

Our reportable segments align with the information our chief operating decision maker (“CODM”) receives on a regular basis to evaluate the performance of the business and to allocate resources. The accounting principles applied at the operating segment level in determining gross profit are generally the same as those applied at the consolidated financial statement level. There are no inter-segment revenues, and cost allocations to operating segment cost of revenue are minimal; that is, revenue, cost of equipment and parts sold or rented, depreciation of rental equipment and gross profit are directly attributed to each of the operating segments. The following tables present our financial information by segment:

Year Ended December 31, 2019 (in $000s)	ERS	PTA	Total
Rental revenue(1)	$182,720	$15,276	$197,996
Sales of rental equipment	23,767	—	23,767
Sales of new equipment	10,308	—	10,308
Parts sales and services	—	31,964	31,964
Total revenue	216,795	47,240	264,035
Cost of revenue	76,573	30,346	106,919
Depreciation of rental equipment	66,228	4,340	70,568
Gross profit	$73,994	$12,554	$86,548

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 3: Segments (cont.)

Year Ended December 31, 2018 (in $000s)	ERS	PTA	Total
Rental revenue(1)(2)	$173,267	$11,296	$184,563
Sales of rental equipment	26,019	—	26,019
Sales of new equipment	18,349	—	18,349
Parts sales and services	—	17,366	17,366
Total revenue	217,635	28,662	246,297
Cost of revenue	84,509	16,077	100,586
Depreciation of rental equipment	60,436	3,657	64,093
Gross profit	$72,690	$8,928	$81,618
Year Ended December 31, 2017 (in $000s)	ERS	PTA	Total
Rental revenue(1)(2)	$152,993	$7,895	$160,888
Sales of rental equipment	17,162	—	17,162
Sales of new equipment	10,093	—	10,093
Parts sales and services	—	15,624	15,624
Total revenue	180,248	23,519	203,767
Cost of revenue	69,463	14,686	84,149
Depreciation of rental equipment	58,878	2,995	61,873
Gross profit	$51,907	$5,838	$57,745

____________

(1)      As discussed in Note 2, Summary of Significant Accounting Policies, rental revenue is primarily comprised of revenues from rental agreements and freight charges billed to customers as well as charges to customers for damaged equipment. Effective in 2019, $2.9 million of billings to customers for damages are classified in rental revenue, given that the amounts are directly related to the Company’s rental arrangements with its customers. Amounts for damages in comparable prior periods have been reclassified to rental revenue from parts sales and services ($3.2 million and $2.6 million for the years ended December 31, 2018 and 2017, respectively).

(2)      Amounts for equipment rental revenue of $0.5 million and $0.9 million for the years ended December 31, 2018 and 2017, respectively, previously reported in the PTA segment as rental revenue have been reclassified to the ERS segment to align the reportable segment information to the information our CODM began receiving on a regular basis in 2019.

Total assets by segment are not disclosed herein because asset by operating segment data is not reviewed by the CODM as the basis to assess performance and allocate resources. Goodwill related to our ERS segment and PTA segment was $229.4 million and $8.8 million, respectively, as of December 31, 2019 and $223.4 million and $5.3 million as of December 31, 2018.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 3: Segments (cont.)

Gross profit is the primary operating result whereby our segments are evaluated for performance and resource allocation. The following table presents a reconciliation of segment gross profit to consolidated loss before income taxes:

	Year Ended December 31,
(in $000s)	2019	2018	2017
Gross profit	$86,548	$81,618	$57,745
Selling, general and administrative expenses	34,667	32,718	27,555
Licensing and titling expenses	2,617	2,241	2,250
Amortization and non-rental depreciation	3,122	3,045	2,856
Transaction expenses	7,641	440	202
Asset impairment	657	—	610
Other operating expenses	1,826	10	784
Other (income) expense	1,690	287	366
Loss on extinguishment of debt	4,005	—	—
Interest expense, net	63,361	56,698	53,710
Loss before income taxes	$(33,038)	$(13,821)	$(30,588)

We are positioned to serve all 50 U.S. states and 13 Canadian provinces and territories using our network of locations in North America. The following tables present revenue by country and total assets by country:

	Year Ended December 31,
(in $000s)	2019	2018	2017
Revenue:
United States	$257,297	$237,815	$193,600
Canada	5,705	6,297	8,583
Mexico(1)	1,033	2,185	1,584
	$264,035	$246,297	$203,767

____________

(1)      On September 27, 2019, the Company began commencing activities for the closure of its Mexican operations, which is part of the ERS segment. For the years ended December 31, 2019, 2018, and 2017, Mexico generated a loss before income taxes of $4.3 million $1.9 million and $1.7 million, respectively. The year ended December 31, 2019 included an impairment loss of $0.7 million and a charge for statutorily required termination benefits of $0.2 million (see Note 2).

	December 31,
(in $000s)	2019	2018
Assets:
United States	$802,516	$669,942
Canada	8,152	11,923
Mexico	4,616	9,691
	$815,284	$691,556

One customer served by both the ERS and the PTA segment generated 10.6% of our total revenue in 2018 with no customer over 10% in 2019 or 2017.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 4: Business Combinations

2019 Acquisition.    On September 20, 2019, we entered into a stock purchase agreement with Truck Utilities, Inc. (“Truck Utilities”). Truck Utilities is a specialty rentals, parts, tools and accessories sales, service, equipment sales and truck upfitting company serving the electric transmission, distribution, telecom, and other regional end-markets. The consummation of the acquisition remained pending for the completion of customary pre-closing activities, which activities concluded on November 4, 2019. Accordingly, on November 4, 2019, we closed on the acquisition for a purchase price of approximately $47.7 million (which includes cash acquired of $3.1 million), prior to certain capital expenditure adjustments of approximately $3.8 million. Truck Utilities’ rentals, equipment sales and truck upfitting operations was added to our ERS segment, while its parts, tools and accessories sales and service was added to our PTA segment. The transaction was financed by drawing on the 2019 Credit Facility (see Note 10). Truck Utilities reported revenue of $8.5 million and pretax income of $0.1 million during the period from November 5, 2019 to December 31, 2019.

As of the date of this report, we were in the preliminary phases of preparing the valuation of the assets acquired and liabilities assumed. Accordingly, the purchase price allocation for this acquisition presented below is preliminary. Completion of the purchase price allocation will encompass the finalization of valuations for acquisition-date working capital, intangible assets, property and equipment, as well as completion of acquisition-related income tax assessments. We have estimated the fair values of the assets acquired and liabilities assumed using the information that was available. Upon completion of the valuation process, amounts recognized could change resulting in additional expenses recognized for depreciation and amortization of long-lived assets in future periods.

2018 Acquisition.    On July 2, 2018, Nesco acquired 100% of the common stock of N&L Line Equipment (“N&L”) for $5.0 million. N&L manufactures hot line tools and is a distributor for lineman’s equipment and supplies in the utility industry. In addition to distributing for a wide variety of manufacturers, N&L also has the capability to test, repair, and certify most of the equipment that is sold. N&L’s products will be sold through our existing distribution channels and N&L was added to our PTA segment. The acquisition was settled with $1.6 million cash consideration and the issuance of $3.5 million, 5% interest, five-year unsecured promissory notes to two former owners on July 2, 2018. N&L reported revenues of $2.1 million and $0.4 million pretax income during the July 2, 2018 to December 31, 2018 period.

2017 Acquisition.    On October 6, 2017, Nesco acquired assets of Bethea Tool & Equipment. Assets acquired consisted of the strategic stringing block inventory and rights to the supply chain from Bethea (“Acquiree” or “Bethea”) for $6.0 million. The Bethea tradename is recognized in the industry as the premier brand of stringing blocks for both their quality and innovative design. The acquisition expanded our rental offering in high demand stringing blocks and secures a Chinese foundry supply chain. Bethea was added to our PTA segment. The acquisition was funded through the establishment of a $2.3 million accounts payable and the issuance of a $3.7 million note payable. The acquisition note payable is required to be paid with a $1.0 million lump sum payment due 90 days after October 6, 2017, followed by quarterly installment payments of $0.2 million through December 2021 subject to 5% interest. Bethea reported revenues of $0.7 million and $0.2 million pretax income during the October 6, 2017 to December 31, 2017 period.

We accounted for the acquisitions using the acquisition method of accounting. The purchase price has been allocated to the fair value of the tangible and identifiable intangible assets acquired as determined by management with the assistance of independent third parties. The results of operations of Truck Utilities, N&L and Bethea, have been included with the Company’s results since the dates of each acquisition. Transaction costs associated with the acquisitions were expensed as incurred.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 4: Business Combinations (cont.)

The fair value (2019, provisional) of the assets acquired and liabilities assumed as of the acquisition dates were as follows:

	2019	2018	2017
	Truck Utilities	N&L	Bethea
(in $000s)	(November 4, 2019)	(July 2, 2018)	(October 6, 2017)
Cash	$3,094	$69	$—
Accounts receivable	3,029	559	—
Inventory	4,687	270	654
Other current assets	155	—	—
Property and equipment	78	474	—
Rental equipment	38,738	1,056	—
Customer relationships	2,820	1,610	450
Trademarks	—	530	500
Non-competition agreements	—	90	290
Total identifiable assets acquired	52,601	4,658	1,894

Accounts payable and other liabilities	(10,562)	(378)	—
Note payable	—	(504)	—
Total liabilities assumed	(10,562)	(882)	—
Goodwill	9,481	1,189	4,073
Total consideration	$51,520	$4,965	$5,967

The preliminary values of intangible assets and goodwill related to the acquisition of Truck Utilities consists largely of the synergies and economies of scale provided by the acquired rental equipment portion of the business, as well as additional service center locations in the central Midwestern region of the United States. Goodwill was preliminarily allocated to the ERS and PTA reporting unit in the amount of $6.0 million and $3.5 million, respectively.

Intangible assets of $2.2 million and goodwill of $1.2 million arising from the N&L acquisition consists largely of the synergies and economies of scale expected from expanding to meet high demand for hot line tools and lineman’s supplies in the utility industry. Goodwill of $4.1 million arising from the Bethea acquisition consists largely of the synergies and economies of scale expected from expanding our high demand stringing block offering and securing the supply chain. None of the goodwill recognized is expected to be deductible for income tax purposes.

Unaudited Pro forma Information.    The operating results of these acquisitions have been reflected in the Company’s consolidated financial statements since the dates of each acquisition. The following unaudited pro forma information is presented for comparison purposes as if the Truck Utilities acquisition was completed as of January 1, 2018 (pro forma information related to N&L and Bethea are not material to the Company’s consolidated results):

(in $000s)	2019	2018
Total revenue	$301,450	$291,141
Net loss	(24,576)	(14,875)
Basic and diluted net loss per share	(0.74)	(0.69)

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 5: Rental and Property and Equipment

Rental and property and equipment consisted of the following:

(in $000s)	2019	2018
Rental equipment	$658,564	$541,529
Less: accumulated depreciation	(275,144)	(220,807)
Rental equipment, net	$383,420	$320,722
(in $000s)	2019	2018
Property and equipment	$10,082	$5,882
Less: accumulated depreciation	(7,168)	(3,766)
Construction in progress	3,647	647
Property and equipment, net	$6,561	$2,763

Depreciation expense related to our rental equipment was $70.6 million, $64.1 million and $61.9 million for the years ended December 31, 2019, 2018 and 2017, respectively.

We recorded a major repair disposal expense of $2.2 million and $1.4 million for the years ended December 31, 2019 and 2018, respectively, related to units needing major repairs.

On September 27, 2019, we commenced closure of the Company’s rental equipment operations in Mexico due to continued delays in contracts from the Mexican government. An impairment loss of $0.7 million was recorded to reduce the carrying amount of rental equipment to its fair value, which was determined based on a recent analysis of market activity (i.e., Level 3 fair value as defined in Note 7, Fair Value Measurements herein) for the equipment at these operations. The Company also recorded a $0.2 million charge for the statutorily required minimum benefits to be provided to employees due to their involuntary termination. These charges are included in Impairment loss and Selling, General, and Administrative expenses on the Consolidated Statements of Operations, respectively.

Note 6: Goodwill and Other Intangible Assets

Annual goodwill impairment testing and Nesco trade name and customer relationships impairment testing are performed in the fourth quarter of each year; unless events or circumstances indicate earlier impairment testing is required. No goodwill or intangibles impairment loss was recognized in the years ended December 31, 2019, 2018 and 2017. As of December 31, 2019, 2018 and 2017, cumulative goodwill, trade names and customer relationships impairment losses were $190.7 million, $9.9 million and $114.4 million, respectively.

As of December 31, 2019, and 2018, the balances of goodwill and intangible assets were as follows:

(in $000s) December 31, 2019	Amortization Period	Gross Amount	Accumulated Amortization	Net Intangible Assets
Goodwill		$238,195	$—	$238,195
Other intangible assets, net:
Nesco trade name	Indefinite	28,000	—	28,000
Trade names	15 years	1,030	(128)	902
Non-compete agreements	3 years	380	(245)	135
Customer relationships	15 – 20 years	52,880	(11,365)	41,515
Total other intangible assets, net		82,290	(11,738)	70,552
Goodwill and other intangible assets, net		$320,485	$(11,738)	$308,747

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 6: Goodwill and Other Intangible Assets (cont.)

(in $000s) December 31, 2018	Amortization Period	Gross Amount	Accumulated Amortization	Net Intangible Assets
Goodwill		$228,714	$—	$228,714
Other intangible assets, net:
Nesco trade name	Indefinite	28,000	—	28,000
Trade names	15 years	1,030	(59)	971
Non-compete agreements	3 years	380	(130)	250
Customer relationships	15 – 20 years	50,060	(8,541)	41,519
Total other intangible assets, net		79,470	(8,730)	70,740
Goodwill and other intangible assets, net		$308,184	$(8,730)	$299,454

Our amortization expense on intangibles was $3.0 million, $2.8 million, and $2.6 million for 2019, 2018, and 2017 respectively.

As of December 31, 2019, our estimated amortization expense for other intangible assets for each of the next five years and thereafter is estimated to be as follows:

(in $000s)
2020	$3,060
2021	2,988
2022	2,988
2023	2,979
2024	188
Thereafter	30,349
Total	$42,552

Note 7: Fair Value Measurements

FASB accounting standards provide a comprehensive framework for measuring fair value and sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. Levels within the hierarchy are defined as follows:

•        Level 1 — Unadjusted quoted prices for identical assets and liabilities in active markets;

•        Level 2 — Quoted prices for similar assets and liabilities in active markets (other than those included in Level 1) which are observable for the asset or liability, either directly or indirectly; and

•        Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 7: Fair Value Measurements (cont.)

The following table sets forth the carrying values (exclusive of deferred financing fees) and fair values of our financial liabilities:

		Fair Value
(in $000s)	Carrying Value	Level 1	Level 2	Level 3
2019
2019 Credit Facility	$250,000	$—	$250,000	$—
Senior Secured Notes due 2024	475,000	—	494,000	—
Notes Payable	3,525	—	3,650	—
Derivative	1,709	—	1,709	—

2018
Revolving Credit Facility	$209,000	$—	$209,000	$—
Tranche B Revolving Credit Commitments	25,000	—	25,000	—
Senior Secured Second Lien Notes due 2021	525,000	—	443,625	—
Notes Payable	5,952	—	6,221	—
Derivative	396	—	396	—

Note 8: Financial Instruments

In the normal course of business, the Company uses various financial instruments, including derivative instruments, to manage the risks associated with interest rate exposure. These financial instruments are not used for trading or speculative purposes.

The fair values of derivative instruments included within the Consolidated Balance Sheets were as follows:

		(Asset)/Liability Derivatives
(in $000s)	Balance Sheet Caption	2019	2018
Derivative instruments:
Interest rate collar	Other liabilities	$1,709	$396
Total derivative instruments		$1,709	$396

Derivatives Instruments Designated as Hedges

We entered into an interest rate collar on December 4, 2018, to hedge the interest rate risk associated with our previous revolving credit facility, which was repaid on the date of the Merger. The interest rate collar was designated as a cash flow hedge and had a term extending to September 30, 2020. In contemplation of the Transactions, on July 17, 2019, we terminated the interest rate collar, which resulted in the hedge becoming undesignated. Accordingly, $0.8 million (net of income taxes of $0.3 million) was reclassified from accumulated other comprehensive loss to Other income (expense) net, in our Consolidated Statements of Operations during the year ended December 31, 2019.

The Company recorded in its Consolidated Statements of Operations and Consolidated Balance Sheets the following amounts related to its derivative instruments designated as hedges for the year ended December 31, 2019.

(in $000s)	Amount of Gain (Loss) Recognized in Accumulated Other Comprehensive Loss		Location of Gain (Loss) Recognized in Net Loss	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Loss and Recognized in Net Loss
Type of Derivative	2019	2018		2019	2018
Interest rate collar	$—	$(396)	Other (income) expense	$(784)	$—

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 8: Financial Instruments (cont.)

Derivatives Not Designated as Hedges

Interest Rate Collar

On July 17, 2019, we entered into an interest rate collar agreement to mitigate the risk of changes in the interest rate paid during the contract period for $170.0 million of the Company’s variable rate loans under the 2019 Credit Facility. Under the terms of the interest rate collar, we are required to pay the counterparty to the agreement an amount equal to the difference between a monthly LIBOR-based interest rate and a defined interest rate floor; conversely, we are entitled to receive from the counterparty an amount equal to the excess of a LIBOR-based interest rate and a defined interest rate cap. The required payments due to or due from the counterparty are calculated by applying the interest rate differential to the notional amount ($170.0 million) and are determined monthly through July 31, 2024. The interest rate collar expires in July 2024 and has not been designated as a cash flow hedge. Consequently, the change in fair value of the interest rate collar ($1.7 million in the year ended December 31, 2019) is recognized in our Consolidated Statements of Operations.

Concentration of Credit Risk

The counterparty to the Company’s interest rate collar is an investment grade major international financial institution. The Company could be exposed to losses in the event of nonperformance by the counterparty; however, the credit rating and the concentration of risk in this financial institution are monitored on a continuous basis and present no significant credit risk to the Company.

Note 9: Commitments and Contingencies

We record a liability when we believe that it is both probable that a liability has been incurred and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount. We review these provisions at least quarterly and adjust these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information.

Legal Matters

We are subject to various claims and legal actions that arise primarily in the ordinary course of business. These matters include, but are not limited to, general liability claims (including personal injury, product liability, property, and auto claims), indemnification and guarantee obligations, employee injuries and employment-related claims, and contract and real estate matters. We maintain insurance coverage for our operations and employees. Our major policies include coverage for property, general liability, auto, directors and officers, health, and workers’ compensation insurances. The ultimate legal and financial liability with respect to such matters generally cannot be estimated with certainty and requires the use of estimates in recording liabilities for potential litigation settlements against us. Estimates for losses from litigation are made after consultation with outside legal counsel. In our opinion, after consultation with legal counsel, the disposition or ultimate resolution of such claims and actions will not have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

Purchase Commitments

We enter into purchase agreements with manufacturers and suppliers of equipment for our rental fleet and inventory. The majority of these agreements are cancellable within a specified notification period to the supplier. As of December 31, 2019, we had purchase commitments of $6.8 million related to these purchases. These items are scheduled for delivery in 2020.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 9: Commitments and Contingencies (cont.)

Operating Leases

We lease certain facilities under various operating leases. Our lease agreements include customary renewal options and base rental escalation clauses, for which the related rent expense is accounted for on a straight-line basis during the terms of the respective leases. Additionally, certain leases may require us to pay maintenance, insurance, taxes, and other expenses in addition to the stated rental payments. Rent expense included in cost of rental revenue excluding depreciation was $1.9 million for 2019, $1.5 million for 2018 and $1.3 million in 2017. Rent expense included in selling, general, and administrative expenses was $0.4 million in 2019, $0.3 million in 2018 and $0.3 million in 2017.

We lease certain fleet equipment under a master lease agreement. Our lease agreement is for a five year period at the end of which we can return or purchase the equipment, or extend the life of the lease. Related rent expense is accounted for on a straight-line basis during the term of the lease. The equipment lease requires us to pay maintenance, insurance, taxes, and other expenses in addition to the stated rental payments. Rent expense included in cost of rental revenue excluding depreciation for 2019, 2018 and 2017 was $2.2 million, $5.0 million, and $2.6 million, respectively.

As of December 31, 2019, minimum lease payments for each of the next five years and thereafter were as follows:

(in $000s)
2020	$2,707
2021	2,583
2022	1,919
2023	1,461
2024	856
Thereafter	—
Total	$9,526

Note 10: Debt

Debt obligations and associated interest rates consisted of the following as of December 31:

(in $000s)	2019	2018	2019	2018
2019 Credit Facility	$250,000	$—	4.2%
Senior Secured Notes due 2024	475,000	—	10.0%
Revolving Credit Facility(1)	—	209,000		5.2%
Tranche B Revolving Credit Commitments(1)	—	25,000		9.5%
Senior Secured Notes due 2021(1)	—	525,000		6.9%
Notes Payable	3,525	5,952
Total debt outstanding	728,525	764,952
Deferred finance fees	(14,222)	(5,549)
Net debt	714,303	759,403
Less current maturities	(1,280)	(2,531)
Long-term debt	$713,023	$756,872

____________

(1)      Repaid on July 31, 2019

On July 31, 2019, the amounts outstanding under the Revolving Credit Facility, Tranche B Revolving Credit Commitments, and Senior Secured Second Lien Notes due 2021 were extinguished. In connection with the extinguishment, unamortized deferred financing fees were written-off. The loss on extinguishment of debt aggregated $4.0 million.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 10: Debt (cont.)

2019 Credit Facility

On July 31, 2019, the Company entered into a secured asset based loan agreement (“2019 Credit Facility”), consisting of a $350.0 million first lien senior secured asset based revolving credit facility with a maturity of five years, which includes borrowing capacity available for letters of credit and borrowings on same-day notice. At December 31, 2019, the Company had $1.8 million of letters of credit outstanding.

The Company incurred $4.8 million in connection with the closing of the 2019 Credit Facility. This amount has been recorded as a reduction to the carrying value in the Consolidated Balance Sheets and will be amortized over the term of the 2019 Credit Facility.

Borrowings under the 2019 Credit Facility are limited to certain borrowing base calculations that vary with eligible accounts receivable, inventory, and eligible rental equipment. As of December 31, 2019, there was $96.9 million in borrowing availability under the 2019 Credit Facility.

The interest rate per annum applicable to loans under the 2019 Credit Facility is, at the Company’s option, equal to either an alternate base rate or an adjusted LIBOR rate (which, at the Company’s option is available for a one-, two-, three-, or six- month interest period, or a twelve-month or period of less than one month if available from all relevant affected lenders) in each case, plus an applicable margin (such applicable margin to vary with the amount outstanding under the 2019 Credit Facility). The alternate base rate will be the greater of (i) the prime commercial lending rate published by The Wall Street Journal, (ii) the Federal Funds Effective Rate, plus 0.50%, (iii) the adjusted LIBOR rate for an interest period of one month plus 1.00% and (iv) 1.00%. The adjusted LIBOR rate will be the London interbank offered rate for Eurodollar deposits for a period equal to the applicable interest period on the Reuters Screen LIBOR01 or LIBOR02 Page, as applicable, adjusted for statutory reserve requirements for eurocurrency liabilities and in no event, shall the adjusted LIBOR Rate be less than 0.00%. The ability to draw under the 2019 Credit Facility or issue letters of credit thereunder will be conditioned upon, among other things, delivery of prior written notice of a borrowing or issuance, as applicable, the ability to reaffirm the representations and warranties contained in the 2019 Credit Facility agreement and the absence of any default or event of default under the 2019 Credit Facility.

The Company is required to pay a commitment fee to the lenders under the 2019 Credit Facility with respect to the unutilized commitments thereunder at a rate equal to 0.375% per annum (subject to reductions based upon the amount outstanding under the 2019 Credit Facility). The Company will also pay customary letter of credit and agency fees.

The balance outstanding on the 2019 Credit Facility will be payable on the earlier of July 31, 2024 or, if the Senior Secured Notes due 2024 remain outstanding and are outstanding on May 1, 2024, May 1, 2024. The Company will be required to repay outstanding loans under the 2019 Credit Facility if the outstanding loans under the 2019 Credit Facility exceed the lesser of (x) the borrowing base and (y) the commitments under the 2019 Credit Facility (the “Line Cap”). Additionally, the Company may voluntarily repay outstanding loans under the 2019 Credit Facility at any time without premium or penalty other than customary “breakage” costs with respect to Eurocurrency loans.

All obligations under the 2019 Credit Facility are unconditionally guaranteed by each of the Company’s existing and future direct and indirect wholly owned domestic restricted subsidiaries (the “2019 Credit Facility Guarantors”), in each case subject to certain exceptions and permitted liens. All obligations under the 2019 Credit Facility and the guarantees of those obligations (as well as any interest-hedging or other swap agreements and cash management arrangements with the lenders and/or their affiliates under the 2019 Credit Facility) are secured by (subject to certain exceptions): (i) a first priority pledge by the Company of all of the equity interests of restricted subsidiaries directly owned by the Company and the 2019 Credit Facility Guarantors (limited to 65% of voting capital stock in the case of foreign subsidiaries owned directly by a U.S. subsidiary and subject to certain other exceptions) and subject to certain exceptions in the case of non-wholly owned subsidiaries and (ii) a first priority security interest in substantially all of the Company’s present and after-acquired assets, as well as those of each of the 2019 Credit Facility Guarantors, all of the Company’s proceeds and the proceeds of the 2019 Credit Facility Guarantors and all intercompany indebtedness owed to the Company and the 2019 Credit Facility Guarantors.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 10: Debt (cont.)

The 2019 Credit Facility is subject to covenants that, among other things, limit the Company’s ability and its restricted subsidiaries’ ability to: incur additional indebtedness; pay dividends, redeem stock or make other distributions; repurchase, prepay or redeem subordinated indebtedness; make investments; create restrictions on the ability of the Company’s restricted subsidiaries to pay dividends to the Company; create liens; transfer or sell assets; consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets; enter into certain transactions with the Company’s affiliates; and designate subsidiaries as unrestricted subsidiaries. In addition, the 2019 Credit Facility will require the Company to comply with a financial maintenance covenant requiring the Company and its restricted subsidiaries to maintain a fixed charge coverage ratio of at least 1.00 to 1.00; provided that this covenant shall only be tested if availability under the 2019 Credit Facility is less than the greater of (i) 10% of the Line Cap and (ii) $30 million and shall be tested until availability is no longer less than such amounts for 20 consecutive calendar days.

On March 10, 2020, we entered into an agreement (the “Incremental Agreement”) amending the 2019 Credit Facility. The Incremental Agreement amends the syndicate of banks for a new participant that increased the maximum amount of the facility by $35.0 million to a total of $385.0 million.

Senior Secured Notes due 2024

In connection with the closing of the Transactions, on July 31, 2019 we completed a private offering for Senior Secured Second Lien Notes due 2024 (the “Senior Secured Notes”) issued by Capitol Investment Merger Sub 2, LLC, our wholly owned and indirect subsidiary (the “Issuer”). The aggregate principal amount of the Senior Secured Notes was $475.0 million. The Senior Secured Notes bear interest at a rate of 10.0% per annum payable semi-annually, in cash in arrears, on February 1 and August 1 of each year, commencing on February 1, 2020. The Senior Secured Notes do not have registration rights.

A summary of the key provisions are as follows:

Guarantors — The Senior Secured Notes are guaranteed (the “Guarantees”) by Capitol Intermediate Holdings, LLC, our wholly owned subsidiary (“Holdings”) and the wholly owned domestic subsidiaries of the Issuer (together, “Guarantors”) that guarantee obligations under the 2019 Credit Facility or any future debt of Nesco or any other Guarantors.

Security — The Senior Secured Notes and the Guarantees are secured on a second-priority basis by all assets of Nesco and the Guarantors that secure our obligations under the 2019 Credit Facility.

Ranking — The Senior Secured Notes and the Guarantees are general senior secured obligations. The Senior Secured Notes rank equally in right of payment with all of our existing and future senior debt and rank senior in right of payment to all of our future subordinated obligations. The Guarantees rank equally in right of payment with all of the Guarantors’ existing and future senior obligations and rank senior in right of payment to all of the Guarantors’ existing and future subordinated obligations. The Senior Secured Notes and the Guarantees rank effectively subordinated to all of the Guarantors’ and our first-priority secured debt, including borrowings under the 2019 Credit Facility.

Redemption and Repurchase — The Senior Secured Notes are redeemable, in whole or in part, at any time on or after the Closing Date at specified redemption prices. At any time prior to August 1, 2021, we may redeem all or part of the notes at a redemption price equal to 100.0% of the principal amount, plus an applicable premium, plus accrued and unpaid interest, if any, to the redemption date. We may also redeem some or all of the notes: from August 1, 2021, but before July 31, 2022, at a redemption price of 105.0% of the principal amount plus accrued and unpaid interest, if any, to the redemption date; from August 1, 2022, but before July 31, 2023, at a redemption price of 102.5% of the principal amount plus accrued and unpaid interest, if any, to the redemption date; and after August 1, 2023, at a redemption price of 100.0% of the principal amount plus accrued and unpaid

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 10: Debt (cont.)

interest, if any, to the redemption date. In addition, we may redeem up to 40.0% of the Senior Secured Notes until August 1, 2021, at a redemption price of 110.0% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds from one or more equity offerings. In addition, we may be required to make an offer to purchase the Senior Secured Notes upon the sale of certain assets and upon a change of control.

Covenants — The Senior Secured Notes contain various restrictive covenants.

Notes Payable

Notes payable relates to debt obligations incurred by the Company in connection with businesses acquired in 2017 and 2018 (see Note 4, Business Combinations). These notes require the Company to make quarterly ($0.2 million) and annual ($0.5 million) principal payments, plus interest accrued at a 5% annual rate. These notes have maturities through December 2022.

Capital Leases

We enter into master lease agreements to lease certain fleet equipment. Our lease agreements are typically for a five year period at the end of which we can return or purchase the equipment, or extend the life of the lease, depending on the agreement. The carrying value of rental equipment under capital lease as of December 31, 2019 and 2018 was $27.3 million and $33.3 million, respectively. The equipment leases require us to pay maintenance, insurance, taxes, and other expenses in addition to the stated rental payments. Accumulated depreciation for fleet under capital lease as of December 31, 2019 was $15.2 million, and $9.3 million as of December 31, 2018.

As of December 31, 2019, future payments under capital lease obligations are as follows:

(in $000s)	Capital Leases
2020	$9,376
2021	18,753
2022	4,451
2023	2,567
2024	—
Thereafter	—
Total	35,147
Less amounts representing interest	(7,065)
$28,082

Loan Covenants and Compliance

As of December 31, 2019, we believe we were in compliance with all of the covenants and other provisions of the 2019 Credit Facility and the indenture governing the Senior Secured Notes disclosed above. Any failure to be in compliance with any material provision or covenant of these agreements could have a material adverse effect on our liquidity and operations.

The financial maintenance covenants include a borrowing base availability, fixed charge coverage ratio, funded indebtedness limit, and capital expenditure caps.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 10: Debt (cont.)

Debt Maturities

As of December 31, 2019, the principal payments of debt outstanding over the next five years and thereafter were as follows:

(in $000s)	Notes Payable	Long-Term Debt
2020	$1,234	$—
2021	1,234	—
2022	529	—
2023	528	—
2024	—	725,000
Thereafter	—	—
Total	3,525	725,000
Less unamortized discount and issuance costs	—	(14,222)
	$3,525	$710,778

Note 11: Equity

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2019 and December 31, 2018, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 250,000,000 shares of Common Stock with a par value of $0.0001 per share.

The sponsors of Capitol agreed to sale restrictions on 3,148,202 of the shares of common stock issued to them in exchange for their Class B ordinary shares of Capitol upon consummation of the Transactions. The parties agreed to a restriction on transfers of their respective shares of Nesco for a period of time, subject to certain permitted transfers.

Concurrently with the Merger, and in a private placement, Nesco Owner and its affiliates purchased 4,500,000 newly-issued shares of common stock at a price of $10.00 per share in exchange for a combination of cash and full repayment of the Company’s Tranche B Revolving Credit Commitments, and Capitol Sponsors purchased in aggregate 1,000,000 newly-issued shares of common stock at a price of $10.00 per share, paid in cash.

Warrants

There are outstanding warrants to purchase 20,949,980 shares of our common stock. As part of the Transactions, Nesco Owner and certain members of Nesco’s management received warrants to purchase 2,500,000 shares of our common stock (such warrants, together with warrants held by the Capitol Sponsor, the “Non-Public Warrants”). On the date of the Transactions, each warrant had a fair value of $1.04.

Each warrant entitles the holder to purchase one common share at a price of $11.50 per share, subject to certain adjustments. The warrants are exercisable commencing on the later of 30 days after the Merger and terminate on the earlier to occur of (i) July 31, 2024, and (ii) the redemption date. Except for the Non-Public Warrants, the Company may redeem the warrants at a price of $0.01 per warrant upon 30 days’ notice, only in the event that the last sale price of the common shares is at least $18.00 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given. If the Company redeems the warrants as described above, the holder may elect to exercise a warrant on a “cashless basis.” The redemption rights do not apply to the

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 11: Equity (cont.)

Non-Public Warrants if at the time of the redemption such Non-Public Warrants continue to be held by the holders as of July 31, 2019, or their affiliates or permitted transferees; however, once such Non-Public Warrants are transferred (other than to an affiliate or permitted transferee), the Company may redeem the Non-Public Warrants.

The Company accounts for the warrants as freestanding equity-classified instruments because the Company has the ability to settle with holders of the warrants either by net-share or physical settlement.

Contingently Issuable Shares

Nesco Owner also has the right to receive: (1) up to an additional 1,800,000 shares of common stock for a period of five years following the closing of the Transactions, in increments of 900,000 shares, if (x) the trading price of the common stock exceeds $13.00 per share or $16.00 per share for any 20 trading days during a 30 consecutive trading day period or (y) a sale transaction of the combined company occurs in which the consideration paid per share to holders of common stock of the combined company exceeds $13.00 per share or $16.00 per share, and (2) an additional 1,651,798 shares of common stock if during the seven-year period following the closing of the Transactions, the trading price of common stock exceeds $19.00 per share for any 20 trading days during a 30 consecutive trading day period or if a sale transaction of the combined company occurs in which the consideration paid per share to holders of common stock exceeds $19.00 per share.

Note 12: Earnings per Share

The Transactions were accounted for as a reverse recapitalization. Earnings per share has been recast to reflect the Company’s capital structure for all comparative periods.

Diluted net income (loss) per share includes the effects of potentially dilutive shares of common stock. Potentially dilutive effects include the exercise of warrants, contingently issuable shares, and share-based compensation, all of which have been excluded from the calculation of diluted net income (loss) per share because earnings are at a net loss and therefore, the potentially dilutive effect would be anti-dilutive. The number of potentially dilutive shares that have been excluded from the calculation of diluted net income (loss) per share aggregated 26,571,778.

The following table sets forth the computation of basic and dilutive loss per share:

	Year Ended December 31,
(in $000s)	2019	2018	2017
Net loss	$(27,052)	$(15,526)	$(27,095)
Weighted-average basic and diluted shares outstanding:
Shares issued in reverse capitalization	21,660,638	21,660,638	21,660,638
Shares outstanding post-recapitalization	49,033,903	—	—
Weighted-average basic and diluted shares outstanding	33,066,165	21,660,638	21,660,638
Basic and diluted net loss per share	$(0.82)	$(0.72)	$(1.25)

Note 13: Share-Based Compensation

During the second quarter ended June 30, 2019, the Company approved the 2019 Omnibus Incentive Plan (“the Plan”), which authorized up to 3,150,000 shares of common stock of Nesco Holdings, Inc. for issuance in accordance with the plan’s terms, subject to certain adjustments. The purpose of the Plan is to provide the Company’s and its subsidiaries’ officers, directors, employees and consultants who, by their position, ability and diligence, are able to make important contributions to the Company’s growth and profitability, with an incentive to assist the Company in achieving its long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in the Company.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 13: Share-Based Compensation (cont.)

To accomplish these objectives, the Plan provides for awards of equity-based incentives through granting of restricted stock units, stock options, stock appreciation rights and other stock or cash based awards. At December 31, 2019, there were 1,636,666 shares in the share reserve still available for issuance.

Prior to the completion of the Transactions, Holdings I had awards issued to certain employees comprised of phantom shares and profits interests in Nesco Owner. Substantially all of these awards were canceled on July 31, 2019.

The Company records share-based compensation awards using a fair value method and recognizes compensation expense for an amount equal to the fair value of the share-based payment issued in its financial statements. The Company’s share-based compensation plans include programs for stock options, restricted stock units (“RSUs”), performance share units (“PSUs”), and deferred compensation.

Compensation Expense

Share-based compensation expense was $1.0 million for the year ended December 31, 2019 and $1.1 million for each of the years ended December 31, 2018 and 2017, and is included in selling, general, and administrative expenses within the consolidated statements of operations.

Stock Options/RSUs

Eligible participants may receive (i) stock options, (ii) RSUs or (iii) a combination of both stock options and RSUs. Grants issued during the year ended December 31, 2019 were as follows:

	2019
	Number granted	Weighted-average fair value per award
Stock options	1,513,334	$3.14
RSUs	656,666	$6.98

The fair value of each of the Company’s stock option and RSU awards is expensed on a straight-line basis over the required service period, which is generally the three-year vesting period.

The average fair value of the stock options granted is determined using the Black-Scholes and binomial lattice option-pricing models. The following assumptions were used during the year ended December 31, 2019:

2019
Dividend yield	0.00%
Volatility	47.00%
Risk-free rate of return	1.58%
Expected life, in years	6

Expected volatility is based on the weighted-average combination of the Company’s historic volatility and of the implied volatility of a group of the Company’s peers. The risk-free rate of return is based on the yield curve of a zero-coupon U.S. Treasury bond on the date the award is granted with a maturity equal to the expected term of the award. The expected life of the Company’s stock option awards is derived from the simplified approach based on the weighted-average time to vest and the remaining contractual term and represents the period of time that awards are expected to be outstanding.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 14: Income Tax

The provision for income tax expense (benefit), including the amount of domestic and foreign loss before taxes, is as follows:

(in $000s)	2019	2018	2017
Components of loss before tax:
Domestic	$(30,046)	$(12,454)	$(29,211)
Foreign	(2,992)	(1,367)	(1,377)
Total loss before tax	(33,038)	(13,821)	(30,588)

Current tax expense:
Federal	—	—	—
Foreign	483	514	766
State	392	95	98
Total current tax expense	875	609	864

Deferred tax expense (benefit):
Federal	852	852	(4,843)
Foreign	—	—	—
State	244	244	486
Total deferred tax expense	1,096	1,096	(4,357)

Valuation allowance	(7,957)	—	—
Total tax expense (benefit)	$(5,986)	$1,705	$(3,493)

We are subject to taxation in all jurisdictions in which we operate within the United States, Canada, and Mexico. Total income tax was a benefit of $6.0 million, an expense of $1.7 million and a benefit of $3.5 million for the years ended December 31, 2019, 2018 and 2017. The provision for income taxes in 2019 was a benefit, as compared to tax expense in 2018, which is the result a reduction to our valuation allowance recorded against our deferred tax assets. Our acquisition of Truck Utilities provides us with additional future taxable income related to rental equipment depreciation that will allow us to utilize a portion of our federal and state income tax loss carryforwards (“NOLs”).

Due to our valuation allowance on our net operating loss and interest deduction limitation carryforwards, we are generally unable to recognize a deferred tax benefit when we report pretax losses because we have determined the realization of tax benefits for the carryforwards to be uncertain. Our income tax expense or benefit reflects changes in our deferred tax liabilities associated with our non-tax deductible tradename intangible asset and goodwill, as well as, foreign taxes incurred in Canada and Mexico.

Substantially all of our income before income taxes for all periods presented is U.S. sourced. The foreign income tax amounts above relate to withholding taxes for revenues earned on our rental equipment held in Canada attributable to our U.S. operations.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 14: Income Tax (cont.)

A reconciliation between the federal statutory income tax rate and our actual effective income tax rate is as follows:

	2019	2018	2017
Expected federal income statutory tax rate	21.0%	21.0%	35.0%
Tax effect of differences:
Permanent items
Foreign operations	(1.2)%	(3.0)%	(1.6)%
Share-based payments	(0.1)%	(1.8)%	(1.3)%
Effect of state income taxes, net of federal income tax benefit	5.0%	(0.8)%	0.9%
Impact of TCJA	—%	—%	(37.6)%
Change in valuation allowance	(8.4)%	(27.4)%	13.6%
Other	1.8%	(0.7)%	2.4%
Effective income tax rate	18.1%	(12.7)%	11.4%

The components of the deferred tax assets and liabilities as of December 31, 2019 and 2018 are as follows:

(in $000s)	2019	2018
Deferred tax assets
Accounts receivable	$1,486	$2,105
Inventory	1,228	731
Transaction and debt costs	1,231	2,661
Compensation and benefits	459	46
Net operating loss carryforwards	76,382	79,423
Section 163j interest disallowance	22,583	4,824
Foreign tax credits, accrued expenses, and other	315	1,092
Total deferred tax assets	103,684	90,882
Less: valuation allowance	(34,385)	(31,610)
Total deferred tax assets, net	69,299	59,272

Deferred tax liabilities
Rental equipment	(58,887)	(50,164)
Intangible assets	(22,700)	(20,299)
Total deferred tax liabilities	(81,587)	(70,463)
Net deferred tax liability	$(12,288)	$(11,191)

On December 22, 2017, H.R. 1, originally known as the Tax Cuts and Jobs Act (the TCJA) was enacted. The TCJA makes many significant changes to the Internal Revenue Code, including, but not limited to, (1) reducing the U.S. federal corporate tax rate from 35% to 21%; (2) creating a 30% limitation on deductible interest expense; and (3) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017. There were no material adjustments to the provisional amounts that were recorded in the year ended December 31, 2017.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 14: Income Tax (cont.)

Pursuant to the enactment of the TCJA, the Company remeasured existing deferred income tax balances as of December 31, 2017 to reflect the decrease in the corporate income tax rate from 35% to 21%, which resulted in a reduction to the net deferred income tax liability of approximately $5.2 million and a corresponding increase to deferred income tax benefit.

As of December 31, 2019 we had NOLs of approximately $285.3 million for U.S. Federal income tax purposes and $202.4 million for state income tax purposes. As of December 31, 2018, we had NOLs of approximately $312.5 million for U.S. Federal income tax purposes and $193.8 million for state income tax purposes. The NOLs expire at various dates commencing during 2027 through 2037 for U.S. Federal income tax purposes and 2019 through 2039 for state income tax purposes. As of December 31, 2019, we had approximately $6.5 million that expire between 2019 and 2022.

We record a valuation allowance against deferred tax assets when we determine that it is more likely than not that all or a portion of a deferred tax asset will not be realized. We have recorded a valuation allowance of $34.4 million, $31.6 million, and $28.4 million as of December 31, 2019, 2018, and 2017, respectively.

The following presents changes in the valuation allowance for the years ended December 31:

(in $000s)	2019	2018	2017
Valuation allowance – beginning of year	$(31,610)	$(28,384)	$(32,528)
Charged to benefit (expense)	(2,775)	(3,226)	4,144
Valuation allowance – end of year	$(34,385)	$(31,610)	$(28,384)

Note 15: Concentration Risks

Concentration of Credit Risks

Financial instruments that potentially subject us to significant concentrations of credit risk include cash and accounts receivable. We maintain cash with federally insured financial institutions and may maintain deposits in excess of financial insured limits. However, we believe that we are not exposed to significant credit risks due to the financial position of the depository institutions in which our deposits are held. No customer accounted for more than 10.0% of 2019 or 2017 consolidated operating revenues. One customer accounted for 10.6% of 2018 consolidated operating revenues. No customer accounted for more than 10.0% of consolidated receivables as of December 31, 2019 and December 31, 2018.

Vendor Concentrations

In 2019, 2018, and 2017, three vendors accounted for more than 10.0% of purchases. One vendor represented more than 10.0% of accounts payable as of December 31, 2019 and December 31, 2018.

Geographic Concentrations

We rent, lease, and sell utility, telecommunications, and rail equipment throughout the United States, Canada, and Mexico. One state represented 20% of revenue for 2019. For revenue by country and total assets by country, see Note 3, Segments.

Note 16: Related Parties

Energy Capital Partners (“ECP”) and their affiliates have ownership interests in a broad range of companies. Nesco has entered into commercial transactions in the ordinary course of its business with a subsidiary of PLH Group, Inc., a company partially owned by an affiliate of ECP. Revenues derived from these transactions have totaled $11.5 million, $9.9 million and $6.0 million, for each of the years ended December 31, 2019, 2018 and 2017, respectively. Accounts receivable at December 31, 2019 and 2018 was $10.2 million and $0.2 million, respectively.

Nesco Holdings, Inc.

Notes to Consolidated Financial Statements

Note 17: Subsequent Events

On March 10, 2020, we entered into an agreement (the “Incremental Agreement”) amending the 2019 Revolving Credit Facility. The Incremental Agreement amends the syndicate of banks for a new participant that increased the maximum amount of the facility by $35.0 million to a total of $385.0 million.

Note 18: Quarterly Financial Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
For the year ended December 31, 2019:
Total revenue	$61,492	$62,855	$62,442	$77,246
Gross profit	20,352	20,645	21,264	24,287
Operating income	8,690	9,820	5,589	11,919
Net income (loss)	(6,724)	(5,423)	(18,010)	3,105
Income (loss) per share-basic and diluted	$(0.31)	$(0.25)	$(0.45)	$0.06
For the year ended December 31, 2018:
Total revenue	$57,685	$55,842	$64,082	$68,688
Gross profit	20,117	19,249	20,214	22,038
Operating income	10,927	9,201	10,940	12,096
Net loss	(3,034)	(5,409)	(3,677)	(3,406)
Loss per share-basic and diluted	$(0.14)	$(0.25)	$(0.17)	$(0.16)

Net income (loss) for the first, second, third and fourth quarters of 2019 include transaction expenses ($2.5 million, $1.6 million, $3.3 million and $0.2 million, respectively) incurred in connection with the Merger with Capitol and the acquisition of Truck Utilities. Net loss for the third quarter of 2019 included a $4.0 million loss on extinguishment of debt in connection with consummating the Transactions. Additionally, and related to the closure of our Mexican equipment rental and sales operations, an impairment loss of $0.7 million and a charge for statutorily required termination benefits of $0.2 million was incurred in the third quarter of 2019.

Nesco Holdings, Inc.

Condensed Parent Company Balance Sheets

(in $000s, except share data)	December 31, 2019	December 31, 2018
Total Assets	$—	$—
Liabilities and Stockholders’ Deficit
Deferred tax liabilities	$5,205	$11,191
Negative investment in subsidiaries	12,111	152,553
Total long-term liabilities	17,316	163,744

Commitments and contingencies (see Note 3)

Stockholders’ Deficit
Common stock – $0.0001 par value, 250,000,000 shares authorized, 49,033,903 and 21,660,638 shares issued and outstanding, at December 31, 2019 and December 31, 2018, respectively	5	2
Additional paid-in capital	427,391	254,310
Accumulated deficit	(444,712)	(417,660)
Accumulated other comprehensive loss	—	(396)
Total stockholders’ deficit	(17,316)	(163,744)
Total Liabilities and Stockholders’ Deficit	$—	$—

See accompanying notes to consolidated financial statements.

Nesco Holdings, Inc.

Condensed Parent Company Statements of Operations

	Year ended December 31,
(in $000s, except share and per share data)	2019	2018	2017
Operating Expenses
Selling, general, and administrative expenses	$816	$—	$—
Total operating expenses	816	—	—
Operating Loss	(816)	—	—
Other Expense
Equity in net loss of subsidiaries	32,222	13,821	30,588
Other expense	—	—	—
Total other expense	32,222	13,821	30,588
Loss Before Income Taxes	(33,038)	(13,821)	(30,588)
Income Tax (Benefit) Expense	(5,986)	1,705	(3,493)
Net Loss	$(27,052)	$(15,526)	$(27,095)

See accompanying notes to consolidated financial statements.

Nesco Holdings, Inc.

Condensed Parent Company Statements of Comprehensive Loss

	Year ended December 31,
(in $000s)	2019	2018	2017
Net loss	$(27,052)	$(15,526)	$(27,095)
Other comprehensive loss
Interest rate collar (net of taxes of $285 in 2019)	396	(396)	—
Other comprehensive loss	396	(396)	—
Comprehensive loss	$(26,656)	$(15,922)	$(27,095)

See accompanying notes to consolidated financial statements.

Nesco Holdings, Inc.

Condensed Parent Company Statements of Cash Flows

	Year Ended December 31,
(in $000s)	2019	2018	2017
Net cash flow used in operating activities	$(179,491)	$(14,430)	$(31,453)

Investing Activities
Changes in investment in subsidiaries	32,222	14,430	31,453
Net cash flow from investing activities	32,222	14,430	31,453

Proceeds from merger and recapitalization	147,269	—	—
Net cash flow from financing activities	147,269	—	—

Net Change in Cash	—	—	—
Cash at Beginning of Period	—	—	—
Cash at End of Period	$—	$—	$—

See accompanying notes to consolidated financial statements.

Nesco Holdings, Inc.

Notes to Condensed Parent Company Financial Statements

Note 1: Basis of Presentation

Nesco Holdings, Inc. (“Holdings”), a Delaware corporation, serves as the parent for its primary operating company, NESCO, LLC. NESCO, LLC, an Indiana limited liability company and is engaged in the business of providing a range of services and products to customers through rentals of specialty equipment, sales of parts related to the specialty equipment, and repair and maintenance services related to that equipment.

Holdings’ wholly-owned subsidiaries include Capitol Intermediate Holdings, LLC, Capitol Investment Merger Sub 2, LLC, NESCO Holdings II, Inc., NESCO, LLC, NESCO Finance Corporation, NESCO Investments, LLC, NESCO International, LLC, and El Alquiler S. de R.L. de C.V.

These parent company condensed financial statements should be read in conjunction with the Holdings consolidated financial statements and the accompanying notes thereto. For purposes of these condensed financial statements, Holdings’ wholly owned subsidiaries are recorded based upon its proportionate share of the subsidiaries’ net assets (similar to presenting them on the equity method).

On April 7, 2019, NESCO Holdings I, Inc. (who was the parent company prior to the consummation of the transaction), entered into a definitive agreement with Capitol Investment Corp. IV. Refer to Note 1, Business and Organization, under the heading entitled “Merger with Capitol Investments Corp. IV” to the Holdings consolidated financial statements for information about this transaction.

Note 2: Debt

Holdings’ subsidiaries have debt obligations under a revolving credit facility that are guaranteed by Holdings and each of its direct and indirect, existing and future, material wholly-owned domestic subsidiaries. Obligations under the revolving credit facility will be secured by a first-priority lien on substantially all the assets of Holdings and its subsidiaries. The obligations contain customary financial and non-financial covenants, including covenants that impose restrictions on, among other things, additional indebtedness, liens, investments, advances, guarantees and mergers and acquisitions. These covenants also place restrictions on asset sales, dividends and certain transactions with affiliates. Refer to Note 10, Debt and Capital Leases, to the Holdings consolidated financial statements for information about Holdings’ subsidiaries’ debt obligations.

Note 3: Commitments and Contingencies

Refer to Note 9, Commitments and Contingencies, to the Holdings consolidated financial statements for information about commitments and contingencies.

Note 4: Income Taxes

Refer to Note 14, Income Tax, to the Holdings consolidated financial information about Holdings’ subsidiaries’ income taxes.

Custom Truck One Source, L.P. and Subsidiaries

Condensed Consolidated Financial Statements (unaudited)

As of September 30, 2020 and December 31, 2019 and for the nine months ended September 30, 2020 and 2019

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In Thousands, Except Interests)

	September 30, 2020	December, 31 2019
Assets
Current assets:
Cash and cash equivalents	$24,866	$34,177
Accounts receivable (net of allowance of $5,028 and $4,612, respectively)	94,399	100,906
Financing receivables, net	18,277	12,047
Inventories, net	566,102	605,984
Prepaid expenses and other	4,785	3,223
Total current assets	708,429	756,337
Property and equipment, net	87,940	87,442
Rental equipment, net	380,202	411,763
Intangibles, net	74,795	81,123
Goodwill	267,812	269,324
Other assets	17,211	12,870
Total assets	$1,536,389	$1,618,859

Liabilities and Partners’ Equity
Current liabilities:
Trade accounts payable	$53,994	$60,890
Customer deposits	11,570	10,902
Accrued expenses	20,719	32,503
Floor plan payables – trade	189,189	211,927
Floor plan payables – non-trade	264,355	293,389
Current maturities of long-term debt	20,922	27,596
Other liabilities	1,413	1,530
Total current liabilities	562,162	638,737
Long-term debt, net of current maturities	624,291	627,867
Other long-term liabilities	3,661	397
Total liabilities	$1,190,114	$1,267,001
Commitments and contingencies (Note 16)
Partnership interests:
General partner interest – one interest issued and outstanding as of both September 30, 2020 and December 31, 2019
Class A interest – $1 par value, unlimited interests authorized, 569,963,954 interests issued and outstanding as of September 30, 2020 and December 31, 2019	569,964	569,964
Class B interest – unlimited interests authorized; 42,186,227 and 37,507,414 interests issued as of September 30, 2020 and December 31, 2019, respectively; 23,000,000 and 17,977,882 outstanding as of September 30, 2020 and December 31, 2019, respectively	—	—
Additional paid-in capital	11,527	10,165
Retained deficit	(235,216)	(228,271)
Total partners’ equity	$346,275	$351,858
Total liabilities and partners’ equity	$1,536,389	$1,618,859

The accompanying notes are an integral part of these financial statements.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In Thousands)

	Nine Months Ended September 30,
	2020	2019
Revenue
Rental revenue	$157,022	$171,061
New sales revenue	408,265	436,799
Used sales revenue	108,092	89,053
Parts and service revenue	58,139	60,073
Total revenue	731,518	756,986
Cost of revenue
Cost of rental revenue	38,109	32,538
Deprecation of rental equipment	73,566	78,575
Cost of new sales	362,472	381,537
Cost of used sales	81,150	64,194
Cost of parts and service	48,529	50,646
Total cost of revenue	603,826	607,490
Gross profit	127,692	149,496
Selling, general and administrative	87,309	89,017
Depreciation and amortization:
Non-rental depreciation	3,551	3,058
Amortization	6,391	9,536
Operating income	30,441	47,885
Other income (expense):
Other income, net	4,213	2,356
Financing income	3,564	2,036
Interest expense	(45,163)	(52,234)
Net (loss) income	$(6,945)	$43

The accompanying notes are an integral part of these financial statements.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF PARTNERS’ EQUITY
(unaudited)
(In Thousands)

	Partnership Interests				Additional Paid-in Capital	Retained Deficit	Total Partners’ Equity
	Class A Interests		Class B Interests
	Interests	Amount	Interests	Amount
Balance, December 31, 2018	569,964	$569,964	12,954	$—	$8,325	$(219,510)	$358,779
Equity-based compensation expense	—	—	—	—	1,487	—	1,487
Vesting of Class B interests	—	—	5,213	—	—	—	—
Repurchase of Class B interests	—	—	(189)	—	(93)	—	(93)
Distributions	—	—	—	—	—	(206)	(206)
Net income	—	—	—	—	—	43	43
Balance, September 30, 2019	569,964	$569,964	17,978	$—	$9,719	$(219,673)	$360,010
	Partnership Interests				Additional Paid-in Capital	Retained Deficit	Total Partners’ Equity
	Class A Interests		Class B Interests
	Interests	Amount	Interests	Amount
Balance, December 31, 2019	569,964	$569,964	17,978	$—	$10,165	$(228,271)	$351,858
Equity-based compensation expense	—	—	—	—	1,451	—	1,451
Vesting of Class B interests	—	—	5,165	—	—	—	—
Repurchase of Class B interests	—	—	(143)	—	(89)	—	(89)
Net loss	—	—	—	—	—	(6,945)	(6,945)
Balance, September 30, 2020	569,964	$569,964	23,000	$—	$11,527	$(235,216)	$346,275

The accompanying notes are an integral part of these financial statements.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In Thousands)

	Nine Months Ended September 30,
	2020	2019
Cash Flows – Operating Activities
Net (loss) income	$(6,945)	$43
Adjustment to reconcile net (loss) income to cash provided by (used in) operating activities:
Depreciation and amortization	89,816	96,270
Amortization of debt issuance costs	1,623	2,241
Write-off debt issuance costs	2,261	48
Gain on Extinguishment of debt	—	(1,654)
Provision for bad debt	1,864	2,617
Equity-based compensation expense	1,451	1,487
Inventory obsolescence	1,090	2,371
Gain on sale of rental equipment	(16,622)	(16,340)
Gain on sale of non-rental property and equipment	(658)	(35)
Changes in operating assets and liabilities:
Receivables	5,296	(24,475)
Inventories	50,090	(217,325)
Prepaid expenses and other	(1,565)	(1,679)
Other assets	(5,315)	(7,173)
Accounts payable	(5,373)	36,345
Accrued expenses and other liabilities	(8,635)	10,214
Customer deposits	618	(6,881)
Floor plan payables – trade, net	(22,739)	91,914
Total adjustments	93,202	(32,055)
Net cash provided by (used in) operating activities	86,257	(32,012)
Cash Flows – Investing Activities
Business acquisitions, net of cash acquired	—	(394)
Additions of rental equipment	(115,583)	(174,116)
Proceeds from disposals of property and equipment	1,180	69
Proceeds from disposals of rental equipment	71,744	66,583
Cash outlays for software	(64)	—
Purchases of property and equipment	(9,671)	(6,925)
Net cash used in investing activities	(52,394)	(114,783)
Cash Flows – Financing Activities
Member distributions	—	(206)
Repurchase of Class B interests	(89)	(93)
Repayments under line-of-credit agreements	(38,731)	—
Borrowings under line-of-credit agreements	—	34,000
Acquisition of inventory through floor plan payables – non-trade	238,502	358,810
Repayment of floor plan payables – non-trade	(267,536)	(278,759)
Additions of debt issuance costs	(741)	(150)
Principal payments on long-term debt	(22,226)	(15,532)
Proceeds from issuance of long-term debt, net	47,823	18,353
Principal payments on capital leases	(174)	(163)
Net cash (used in) provided by financing activities	(43,172)	116,260

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(unaudited)
(In Thousands)

	Nine Months Ended September 30,
	2020	2019
Effect of exchange rate changes on cash	(2)	43

Net decrease in cash and cash equivalents	(9,311)	(30,492)

Cash and cash equivalents, and restricted cash beginning of period	34,177	62,918
Cash and cash equivalents, end of period	$24,866	$32,426

Supplemental Cash Flow Information – Cash Paid for Interest	$41,692	$49,212

Non-cash Financing Activities
Capital expenditures in accounts payable	$68	$695

The accompanying notes are an integral part of these financial statements.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 1 — Organization and Nature of Operations

Organization — Custom Truck One Source, L.P. (“CTOS,” “Custom Truck,” the “Company,” “we,” “our,” or “us”) was formed as Utility One Source, L.P., a Delaware Limited Partnership, on January 7, 2015 by affiliates of the Blackstone Group, L.P. (“Blackstone”). We changed our name in 2018 to Custom Truck One Source, L.P. CTOS conducts its operations primarily through its indirect wholly owned subsidiaries, CTEC Holdings Co., LLC (“CTECH”), Custom Truck One Source Forestry Equipment, LLC (“FEVA”), and their subsidiaries. Custom Truck is headquartered in Kansas City, Missouri.

Nature of Operations — The Company earns revenues from renting, selling, assembling, upfitting, and servicing new and used heavy-duty trucks and cranes, as well as the sale of related parts. The majority of the Company’s rental and non-rental business is from operations generated in the United States with customers in the utility, construction, forestry, and rail industries.

Principles of Consolidation and Basis of Presentation — The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP) have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments and disclosures necessary for a fair statement of these consolidated financial statements have been included. The results reported in these consolidated financial statements are not necessarily indicative of the results that may be reported for the entire year or for any other period. These consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in our December 31, 2019 audited consolidated financial statements. The accompanying condensed consolidated balance sheet as of December 31, 2019 was derived from audited consolidated financial statements as of that date.

COVID-19 Risks and Uncertainties — We continue to actively monitor developments of the COVID-19 pandemic. In response to the pandemic, we have undertaken efforts intended to maintain the safety and wellness of our employees and their families, ensure the Company’s continued financial and operational viability, and to continue our focus on meeting the needs of our customers.

The Company’s operations are classified as “essential businesses” and have remained operational while complying with health and safety guidelines and laws and regulations issued by governing authorities. Despite remaining open, the COVID-19 pandemic has had a negative impact on our financial results during the nine months ended September 30, 2020.

Since the onset of the global pandemic, the Company has also implemented certain cost-reduction initiatives, which included efforts to reduce capital spending and non-essential travel, as well as limited headcount reductions. Through the pandemic, the Company has continued to make strategic investments in our rental fleet and infrastructure to better position the Company for long-term growth. However, there is still uncertainty about the duration and extent of the impact of the COVID-19 pandemic. If economic conditions caused by the pandemic do not recover as currently estimated by management or market factors currently in place change, there could be a further impact to our results of operations, financial condition and cash flows from operations.

Note 2 — Significant Accounting Policies

Estimates in Financial Statements — The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the presented amounts of assets and liabilities at the date of the consolidated financial statements, and the presented amounts of revenues and expenses during the period. These estimates are based on the Company’s best knowledge of current events and actions the Company may undertake in the future. Significant estimates and assumptions include the allowance for doubtful accounts, fair value of tangible and intangible assets and goodwill acquired, useful lives and salvage value, and lease classification, including the accounting for arrangements with rental purchase options (“RPOs”). Due to the inherent uncertainty involved in making estimates, actual results could differ from these estimates.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 2 — Significant Accounting Policies (cont.)

Cash and Cash Equivalents — Cash and cash equivalents consists of cash and short-term investments with remaining maturities of three months or less when acquired. The carrying amount of cash and cash equivalents approximates its fair value. The Company maintains deposits at financial institutions in excess of federally insured limits. As of September 30, 2020 and December 31, 2019, the Company had no restricted cash balance.

Accounts Receivables and Allowance for Doubtful Accounts — Trade accounts receivables are recorded at the invoiced amount and do not bear interest. All other receivables are recorded based on stipulated agreements and also do not bear interest. The Company provides an allowance for doubtful accounts, which is based upon a review of these outstanding receivables, historical collection information, and existing economic conditions. After reasonable efforts to collect the amounts have been exhausted, balances are deemed uncollectible and are charged against the allowance for doubtful accounts. The Company wrote off or reserved for approximately $1.9 million and $2.6 million in accounts receivables during the nine months ended September 30, 2020 and 2019, respectively.

Inventories — All inventories are stated at the lower of cost or net realizable value. Whole goods inventory is comprised of chassis, attachments (i.e., boom cranes, aerial lifts, digger derricks, dump bodies, etc.), and the in-process costs incurred in the final assembly of those units. As part of our business model, we sell unassembled individual whole goods and whole goods with varying levels of customization direct to consumers or other dealers. Cost is determined by specific identification for whole goods inventory. Parts and accessories inventory are recorded at average cost or standard cost, which approximates average cost. The Company periodically reviews inventories on hand and maintains reserves for slow-moving, excess, or obsolete inventories. During the nine months ended September 30, 2020 and 2019, respectively, the Company wrote off or reserved for approximately $1.1 million and $2.4 million in inventories. The related loss was recorded in Cost of revenue.

Long-lived Assets and Goodwill

Rental Equipment — Rental equipment includes truck-mounted aerial lifts, cranes, trucks, trailers, and machinery and equipment. Rental equipment acquired through business combination is recorded at fair market value, and purchased rental equipment is recorded at cost. Generally, we depreciate rental equipment over a five-year useful life with a 15% salvage value. The Company reviews rental equipment for impairment whenever events or changes in business circumstances indicate the carrying values of the assets may not be recoverable, based on undiscounted cash flows. If the carrying value of the asset exceeds the undiscounted cash flows the asset is expected to generate over its estimated useful life, an impairment loss is recognized for the excess of the carrying value over the fair value of the asset. Included in Other income, net is $0.9 of rental asset impairments for the period ended September 30, 2019. No such impairment was identified during the period ended September 30, 2020.

Property and Equipment — Property and equipment acquired through business combination is recorded at fair market value, and purchased property and equipment is recorded at cost. Property and equipment is depreciated using the straight-line method over the estimated useful life of each specific asset. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements.

The estimated useful lives of property and equipment are as follows:

Machinery and equipment	4 – 15 years
Furniture and fixtures	3 – 7 years
Vehicles	4 – 5 years
Buildings	39.5 years
Leasehold improvements	Lesser of lease term or useful life

Ordinary costs, including repair and maintenance and property taxes, are expensed when incurred. Any improvements that extend the useful life of these assets are capitalized in the period incurred. The Company reviews property and equipment for impairment whenever events or changes in business circumstances indicate the carrying

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 2 — Significant Accounting Policies (cont.)

values of the assets may not be recoverable, based on undiscounted cash flows. If the carrying value of the asset exceeds the undiscounted cash flows the asset is expected to generate over its estimated useful life, an impairment loss is recognized for the excess of the carrying value over the fair value of the asset. No impairment of property and equipment was recorded for any period presented.

Intangible Assets — Intangible assets include customer relationships, tradenames, product design, and software. Costs associated with internally developed software are accounted for in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350-40, Internal-Use Software (“ASC 350-40”), which provides guidance for the treatment of costs associated with computer software development and defines the types of costs to be capitalized and those to be expensed.

We review intangible assets for potential impairment whenever events or circumstances indicate that the carrying value may not be recoverable. All intangible assets are finite lived. No impairment of intangible assets has been recorded for any period presented.

Goodwill — We have made acquisitions that included recognition of goodwill. Goodwill represents the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair value of identifiable net assets acquired, as required by ASC 350, Intangibles-Goodwill and Other (“ASC 350”).

Per ASC 350, the Company may elect to perform a qualitative analysis for our reporting units to determine whether it is more likely than not that fair value of the reporting unit is greater than its carrying value. If the qualitative analysis indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or if the Company elects not to perform a qualitative analysis, the Company performs a quantitative analysis to determine whether a goodwill impairment exists. The Company elected to perform a quantitative analysis for impairment.

The quantitative impairment test for goodwill involves comparing the fair value of a reporting unit to its carrying value, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, a second step is required to measure the goodwill impairment loss.

For 2020 and 2019 the Company determined it was more likely than not that the fair value of the reporting units was greater than the carrying value.

Cloud Computing Arrangement Implementation Costs — The Company has entered into certain cloud-based hosting agreements that are accounted for as service contracts. For internal-use software obtained through a hosting arrangement that is in the nature of a service contract, the Company capitalizes certain implementation costs incurred such as integrating, configuring, and software customization, which are consistent with costs incurred during the application development stage for on-premise software. These capitalized development costs are recorded in Other assets on the Condensed Consolidated Balance Sheets (unaudited). Implementation costs capitalized during the nine months ended September 30, 2020 and 2019 were $5.3 million and $5.7 million, respectively. Capitalized implementation costs are amortized straight-line over the term of the hosting arrangement plus any reasonably certain renewal periods, and are recorded in Selling, general, and administrative expenses in the Condensed Consolidated Statements of Income (unaudited). For the nine months ended September 30, 2020 and 2019 amortization of these costs were $0.9 million and $0.6 million, respectively.

Business Combinations—The Company uses the acquisition method of accounting, as prescribed by ASC 805, Business Combinations (“ASC 805”), for the recognition of assets acquired and liabilities assumed by recording at their estimated fair values as of the date of acquisition. Any excess consideration transferred over the estimated fair values of the identifiable net assets acquired and liabilities assumed is recorded as goodwill. Long-lived assets, inventory, goodwill, and other intangible assets generally represent the largest components of our acquisitions. The intangible assets that we have acquired are primarily customer relationships and trade names, which are valued based on an excess earnings or income approach based on projected cash flows.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 2 — Significant Accounting Policies (cont.)

When we make an acquisition, we may also acquire other assets and assume liabilities. These other assets and liabilities typically include, but are not limited to, parts inventory, accounts receivable, accounts payable, and other working capital items. These other assets and liabilities are recorded at fair value.

While the Company uses its best estimates and assumptions to measure the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, the estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which is not to exceed one year from the date of acquisition, changes in the estimated fair values of the net assets recorded for the acquisitions likely result in an adjustment to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to income.

Fair Value Measurement — ASC 820, Fair Vale Measurement and Disclosure (“ASC 820”) establishes a fair value hierarchy for those instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs).  The hierarchy consists of three levels:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 — Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3 — Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

Determining which category an asset or liability falls within this hierarchy requires judgment. The Company applies the provisions of fair value measurement to various non-recurring measurements for its financial and non-financial assets and liabilities and evaluates its hierarchy disclosures.

Shipping and Handling — Freight associated with sales of equipment and parts and hauling rental units for customers are presented in the Condensed Consolidated Statements of Income (unaudited) as Revenues and Cost of revenue. Freight sales for the nine months ended September 30, 2020 and 2019 were $10.6 million and $11.7 million, respectively. Freight costs for these same periods were $14.8 million and $12.2 million, respectively.

Advertising Costs — Costs incurred for advertising are expensed as incurred and are recorded in Selling, general and administrative expenses in the Condensed Consolidated Statements of Income (unaudited). Advertising expense was $1.9 million and $2.6 million for the nine months ended September 30, 2020 and 2019, respectively.

Consolidated Statement of Cash Flows — Acquisition of inventory through floor plan payables and repayments of floor plan payables to a lender unaffiliated with the manufacturer from which inventory is purchased are deemed non-trade and are classified as financing activities in the accompanying Condensed Consolidated Statements of Cash Flows (unaudited), with acquisitions reflected separately from repayments. The net change in floor plan payables to a lender affiliated with the manufacturer from which the Company purchases inventory is deemed trade and is classified as an operating activity in the accompanying Condensed Consolidated Statements of Cash Flows (unaudited).

Leases — The Company leases certain real estate properties and office equipment for use in its operations. These leases are generally classified as operating leases due to their short terms. The Company typically makes fixed rent payments on its operating leases and recognizes rent expense on a straight-line basis over the lease term.

Self-Insurance Reserves — The Company is self-insured for certain losses related to health, workers’ compensation, auto and general liability insurance. For self-insured employee medical claims, the Company has a stop loss limit of $0.3 million per year for the first claimant then $0.2 million per year for each claimant thereafter. The Company’s deductible or self-insured retention, as applicable, is limited to approximately $0.2 million per

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 2 — Significant Accounting Policies (cont.)

occurrence for workers’ compensation claims and $0.1 million per occurrence for auto and general liability claims. The Company also maintains an umbrella policy that covers liabilities in excess of the primary insurance policy limits. As of September 30, 2020 and December 31, 2019, the Company maintained insurance reserves of approximately $2.6 million and $2.4 million, respectively. These reserves are estimated by considering historical claims experience, estimated lag time to report and pay claims, average cost per claim and other actuarial factors.

Revenue Recognition — Upon the adoption of ASC 606 on January 1, 2019, we recognize revenue in accordance with two different accounting standards: 1) ASC 606 and 2) ASC 840 (which addresses lease accounting). As discussed below in “Recent Accounting Pronouncements” ASC 842 will supersede ASC 840 upon our adoption of ASC 842 on January 1, 2022.

Under ASC 606, revenue from contracts with customers is measured based on the consideration we expect to be entitled to under the contract with the customer. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer. We recognize revenue when we satisfy a performance obligation by transferring control over a product or service to a customer. The amount of revenue recognized reflects the consideration we expect to be entitled to in exchange for such products or services.

Nature of Good or Service — The tables below summarizes for the nine months ended September 30, 2020 and 2019, our revenue by type and by the applicable accounting standard (in thousands):

	Nine Months Ended September 30,
	2020			2019
	ASC 840	ASC 606	Total	ASC 840	ASC 606	Total
Rental revenue	$150,628	$6,394	$157,022	$163,729	$7,332	$171,061
New sales revenue	—	408,265	408,265	—	436,799	436,799
Used sales revenue	—	108,092	108,092	—	89,053	89,053
Parts and service revenue	—	58,139	58,139	—	60,073	60,073
Total Revenues	$150,628	$580,890	$731,518	$163,729	$593,257	$756,986

We believe that the disaggregation of our revenues from contracts with customers as reflected above, coupled with further discussion below, depicts how the nature, amount, timing and uncertainty of our revenues and cash flows are affected by economic factors.

Lease Revenues (ASC 840) —

Rental revenue:    Rental income is recognized over the period of the related lease agreement. Revenue from leases is recognized on a straight-line basis over the lease term.

Revenues from contracts with customers (ASC 606) — The accounting for each revenue stream pursuant to ASC 606 is discussed below. Substantially all of our revenues under ASC 606 are recognized at a point-in-time rather than over time.

Rental revenue:    Revenues for transporting rental equipment to and from the customer and other rental ancillary charges, are recognized at the time the services are completed.

New sales revenue:    Revenues from the sales of new commercial vehicles are recognized at the time of delivery to, or pick-up by the customer or the customer’s designee, which is when the customer obtains control of the promised good.

Used sales revenue:    Revenues from the sales of used commercial vehicles, including used rental equipment, are recognized at the time of delivery to, or pick-up by the customer or the customer’s designee, which is when the customer obtains control of the promised good.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 2 — Significant Accounting Policies (cont.)

Parts and service revenue:    Revenues from the sales of parts are recognized at the time of pick-up by the customer for parts counter sales transactions. Service revenue is derived primarily from maintenance and repair services, and light upfit services. Service revenue includes parts sales needed to complete service work. We recognize service revenues over time during which the service is performed. For the nine months ended September 30, 2020 and 2019 service revenue recognized over time totaled $28.6 million and $30.3 million, respectively.

Receivables and contract assets and liabilities — We manage credit risk associated with our accounts receivable at the customer level. Because the same customers typically generate the revenues that are accounted for under both ASC 606 and ASC 840, the discussion below on credit risk and allowances for doubtful accounts addresses our total revenues from ASC 606 and ASC 840.

Concentration of credit risk with respect to the Company’s accounts receivable is limited because our customer base is comprised of a large number of geographically diverse customers. As of September 30, 2020, and December 31, 2019, no customer represented 10% or more of the outstanding accounts receivable balance. No one customer represented 10% or more of the company’s consolidated revenues for the nine months ended September 30, 2020 and 2019. The Company manages credit risk associated with its accounts receivable at the customer level through credit approvals, credit limits and other monitoring procedures. The Company maintains allowances for doubtful accounts that reflect the Company’s estimate of the amount of receivables that the Company will be unable to collect based on existing economic conditions and its historical write-off experience.

The Company does not have material contract assets associated with customer contracts. We invoice in advance of recognizing the majority of new and commercial vehicle sales. Advance customer payments are recognized as a contract liability in Customer deposits in the Condensed Consolidated Balance Sheets (unaudited) and totaled $11.6 million and $10.9 million as of September 30, 2020 and December 31, 2019, respectively.

Performance obligations — Most of our ASC 606 revenue is recognized at a point-in-time, rather than over time. Accordingly, in any particular period, we do not generally recognize a significant amount of revenue from performance obligations satisfied (or partially satisfied) in previous periods, and the amount of such revenue recognized during the nine months ended September 30, 2020 and 2019 was not material. We also do not expect to recognize material revenue in the future related to performance obligations that are unsatisfied (or partially unsatisfied).

Payment terms — Our payment terms vary by the type and location of our customer and the products or services offered. The time between invoicing and when payment is due is not significant. Our contracts do not generally include a significant financing component. Our contracts with customers do not generally result in significant obligations associated with returns, refunds or warranties. See above for a discussion of how we manage credit risk.

Sales tax amounts collected from customers are recorded on a net basis.

Contract costs — We do not recognize any assets associated with the incremental costs of obtaining a contract with a customer (for example, a sales commission) that we expect to recover. Most of our revenue is recognized at a point-in-time or over a period of one year or less, and we use the practical expedient that allows us to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that we otherwise would have recognized is one year or less. For Rental revenue, any incremental costs of obtaining a lease are expensed.

Contract estimates and judgments — Our revenues accounted for under ASC 606 generally do not require significant estimates or judgments as the transaction price is generally fixed and stated on our contracts. Our contracts generally do not include multiple performance obligations, and accordingly do not generally require estimates of the standalone selling price for each performance obligation. Also, our revenues do not include material amounts of variable consideration. Substantially all of our revenues are recognized at a point-in-time and the timing of the satisfaction of the applicable performance obligations is readily determinable. As noted above, our ASC 606 revenues are generally recognized at the time of delivery to, or pick-up by, the customer.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 2 — Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This new lease guidance requires that an entity should recognize assets and liabilities for leases with a maximum possible term of more than 12 months. A lessee would recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the leased asset (the underlying asset) for the lease term. This guidance also provides accounting updates with respect to a lessor accounting under a lease arrangement. The new standard is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The impact of this guidance on the Company’s consolidated financial statements is currently being evaluated.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other Intangibles (Topic 350): Simplifying the Test for Goodwill Impairment, to simplify the subsequent measurement of goodwill by removing the requirement to compare the implied fair value of goodwill with its carrying amount. Under this ASU, “an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount.” This ASU also removes existing special requirements for reporting units with a zero or negative carrying amount. This ASU is effective prospectively. This guidance is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The impact of this guidance on the Company’s consolidated financial statements is currently being evaluated.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. The amendments in this ASU were effective upon issuance and may be applied through December 31, 2022. Our debt agreement that utilizes LIBOR has not yet discontinued the use of LIBOR and, therefore, this ASU is not yet effective for us. To the extent our debt arrangements change to another accepted rate, we will utilize the relief available in this ASU.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to update the methodology used to measure current expected credit losses (“CECL”). This ASU applies to financial assets measured at amortized cost, including loans, held-to-maturity debt securities, net investments in leases, and trade accounts receivable as well as certain off-balance sheet credit exposures, such as loan commitments. This ASU replaces the current incurred loss impairment methodology with a methodology to reflect CECL and requires consideration of a broader range of reasonable and supportable information to explain credit loss estimates. This ASU is effective for fiscal years beginning after December 15, 2022. The Company is currently assessing the impact of this standard on its consolidated financial statements.

Note 3 — Financing Receivables

The Company’s financing receivables are related to sales-type leases and are collateralized by a security interest in the underlying equipment. Financing receivables were as follows (in thousands):

	September 30, 2020	December 31, 2019
Gross investment in financing receivable	$18,553	$12,244
Less: Unearned income	(276)	(197)
Financing receivables, net	$18,277	$12,047

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 4 — Inventories

At September 30, 2020 and December 31, 2019, inventories consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Whole goods	$517,922	$552,816
Parts and accessories	50,853	55,179
Less: Reserves	(2,673)	(2,011)
Inventories, net	$566,102	$605,984

Inventories are pledged as collateral for debt. For detail on these collateral agreements, see Note 8.

Note 5 — Property and Equipment

At September 30, 2020 and December 31, 2019, property and equipment and related accumulated depreciation are as follows (in thousands):

	September 30, 2020	December 31, 2019
Buildings and leasehold improvements	$70,578	$64,084
Vehicles	20,983	20,431
Land and improvements	5,074	5,575
Machinery and equipment	23,534	21,758
Furniture and fixtures	7,579	6,797
Construction in progress	2,592	3,418
	130,340	122,063
Less: Accumulated depreciation	(42,400)	(34,621)
Property and equipment, net	$87,940	$87,442

Property and equipment are pledged as collateral for debt. For detail on these collateral agreements, see Note 8.

Depreciation expense on property and equipment was $9.0 million and $7.6 million for the nine months ended September 30, 2020 and 2019, respectively. A portion of our depreciation expense represents inventoriable overhead costs.

Note 6 — Rental Equipment

At September 30, 2020 and December 31, 2019, rental equipment and related accumulated depreciation are as follows (in thousands):

	September 30, 2020	December 31, 2019
Rental equipment	$688,143	$709,713
Less: Accumulated depreciation	(307,941)	(297,950)
Rental equipment, net	$380,202	$411,763

Depreciation expense on rental equipment was $73.6 and $78.6 million for the nine months ended September 30, 2020 and 2019, respectively.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 7 — Intangibles and Goodwill

Intangibles

The following table provides the historical cost and accumulated amortization for each major class of intangible assets, excluding goodwill (in thousands):

	Weighted Average Life (in years)	Historical Cost	Accumulated Amortization	Net Book Value
September 30, 2020
Customer relationships	15.3	$113,328	$40,979	$72,349
Trade name	4.8	28,690	28,690	—
Software	4.2	512	345	167
Product design	7.0	2,900	621	2,279
Total intangible assets		$145,430	$70,635	$74,795
December 31, 2019
Customer relationships	15.3	$113,327	$35,400	$77,927
Trade name	4.8	28,690	28,263	427
Software	4.3	448	268	180
Product design	7.0	2,900	311	2,589
Total intangible assets		$145,365	$64,242	$81,123

Amortization expense of acquired intangible assets was $6.4 million and $9.5 million for the nine months ended September 30, 2020 and 2019, respectively.

Goodwill

The changes in the carrying amount of goodwill for the nine months ended September 30, 2020, are as follows (in thousands):

	Dealership Reporting Unit	Rental Reporting Unit	Service Reporting Unit	Total
Balance at December 31, 2019	$87,573	$108,067	$73,684	$269,324
Purchase price allocation adjustment	—	—	(1,512)	(1,512)
Balance at September 30, 2020	$87,573	$108,067	$72,172	$267,812

Note 8 — Debt

Our total debt was comprised of the following (in thousands):

	September 30, 2020	December 31, 2019
Credit Agreement
Term Loan B	$595,500	$556,489
Revolver	7,269	46,000
Construction loans	17,225	19,818
Terex note payable	4,458	17,832
Other debt	22,648	18,596
Capital lease and lease financing obligations	3,940	4,114
Total debt	$651,040	$662,849
Less:
Unamortized debt issuance costs and discounts	(5,827)	(7,386)
Current maturities	(20,922)	(27,596)
Debt, net of current maturities and unamortized issuance costs	$624,291	$627,867

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 8 — Debt (cont.)

Credit Agreement

The Company has a Credit Agreement (the “Credit Agreement”) with Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) and participating lenders. The Credit Agreement is collateralized by all inventories (except those pledged to floor plan facilities), property and equipment, rental equipment, accounts receivables, and financing receivables. The Credit Agreement contains conditions, representations and warranties, events of default, and indemnification provisions that are customary for financings of this type, including, but not limited to, mandatory prepayment obligations, a maximum net leverage ratio covenant, limitations on incurrence of debt, investments, capital expenditures, liens on assets, certain sale and leaseback transactions, transactions with affiliates, mergers, consolidations, purchases and sales of assets, and restricted payments.

The Credit Agreement outstanding includes a $600.0 million first-lien B term loan (“Term Loan B”), which requires annual amortization payments equal to 1% of the issued loan amount made quarterly and matures on April 18, 2025. The Term Loan B bears interest at the applicable LIBOR rate plus 4.25%.

The Credit Agreement also provides a $125.0 million revolving credit facility (the “Revolver”), which matures on April 18, 2023 and bears interest at the applicable LIBOR rate plus up to 4.0%. The outstanding borrowings against the Revolver as of September 30, 2020 and December 31, 2019, were $7.3 million and $46 million, respectively. The remaining capacity on the revolver totaled $117.7 million and $54 million as of September 30, 2020 and December 31, 2019, respectively.

On February 19, 2020 the Credit Agreement was amended with Amendment No. 3 (the “Third Amendment”). The Third Amendment increased the aggregate principal balance of the Term Loan B by approximately $43.5 million to $600.0 million. Approximately $38.7 million of the proceeds from the Third Amendment were used to paydown the outstanding revolver balance, with the remaining proceeds used for operations. In addition to the increase in principal, the maturity date was extended from April 18, 2023 to April 18, 2025, and the interest rate was decreased from the applicable LIBOR rate (subject to a floor of 1.0%) plus 5.5% to the applicable LIBOR rate (no longer subject to a floor of 1.0%) plus 4.25%. The Third Amendment increased the borrowing capacity under the Revolver by $25.0 million to $125.0 million and extends the maturity date of the Revolver from April 18, 2022 to April 18, 2023.

In conjunction with the Third Amendment, the Company wrote off approximately $2.3 million of unamortized debt issuance costs related to lenders who did not participate in the amendment. In addition, the Company incurred approximately $1.6 million in issuance costs related to the Third Amendment, of which $1.1 million was allocated to the Term Loan B and $0.5 million was allocated to the Revolver. Of the amount allocated to the Term Loan B, the Company capitalized $0.3 million of issuance costs and expensed approximately $0.8 million which is included in Selling, general and administrative expenses for the nine months ended September 30, 2020. The Company capitalized the full amount of issuances costs allocated to the Revolver. The Company also recognized a $1.5 million discount on the Term Loan B.

New Markets Tax Credit

The Company has entered into financing transactions under the New Markets Tax Credit (“NMTC”) program. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000 and is intended to induce capital investment in low-income communities. The NMTC program permits taxpayers to claim credits against their Federal income taxes for qualified investment in the equity of community development entities (“CDEs”). These investments were passed on to the Company from a CDE in the form of interest bearing notes with fixed interest rates ranging from approximately 4.14% to 4.875%, with maturities ranging from 2019 through 2042.

The transaction includes a put/call provision whereby the Company may be obligated or entitled to repurchase interest in the CDE for a nominal amount.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 8 — Debt (cont.)

The first NMTC matured on September 30, 2019, and the full outstanding balance of $4.8 million was repaid. Subsequent to the settlement of this loan, the Company exercised its option to repurchase the outstanding equity interests in the CDE. Concurrently with the exercise of this option, the remaining loan was extinguished and the Company recorded a gain of $1.7 million stemming from the unwinding of the new market tax credit structure. This gain is presented in Other income, net in the Condensed Consolidated Statements of Income (unaudited).

Construction Loans

The Company has entered into financing transactions in order to fund renovations to its manufacturing and production facilitates. These financing transactions required that proceeds from the loans only be used to make pre-approved construction purchases up to a certain dollar threshold. Once construction is completed, these loans are converted to standard term loan agreements.

Outstanding construction loans had fixed interest ranging from 3.50% to 4.60%, with maturities beginning in 2021 through 2025.

Terex Note Payable

On April 24, 2019, in connection with the acquisition of machinery and parts businesses related to the production of boom trucks, truck cranes and crossover product lines from Terex Global GMBH, which is discussed further in Note 15, the Company entered into a promissory note payable with Terex USA, LLC. The promissory note is structured as a deferred purchase price for the acquisition in the amount of $26.7 million. The promissory note bears interest of 5% and is payable in 6 equal quarterly installments with the final installment due in 2020.

Other Debt

On September 30, 2019, the Company entered into a $7 million promissory note with Security Bank of Kansas City. The promissory note has an interest rate of 4% with a maturity due in 2024. The proceeds from the note were used to support business activities.

The remaining other debt consists of loan agreements with Central Bank of the Midwest and Citizen’s Bank and Trust to support business activities as well as notes payable on company vehicles with maturities ranging from 2020 to 2025 with interest rates between 3.64% to 5.60%.

Capital Lease Obligations

The Company has historically entered into capital leases for equipment. Interest rates on these capital leases range from 3.99% to 7.82%, with maturities through 2024. Some of the Company’s capital leases provide the Company with the option to renew the leases for varying periods after the initial lease terms. These renewal options enable the Company to renew the leases based upon the fair rental values at the date of expiration of the initial lease. Depreciation related to the associated assets for the capital leases is included in Non-rental depreciation and amortization expense in the Condensed Consolidated Statements of Income (unaudited).

Debt Issuance Costs

For term debt, we present debt issuance costs as a direct deduction from the carrying amount of the related debt liability. The debt issuance costs are amortized over the terms of each instrument using the effective interest method.

Debt issuance costs on the Revolver are amortized on a straight-line basis. As of September 30, 2020 and December 31, 2019 debt issuance costs of $1.0 million, and $0.8 million, respectively, are recorded in Other assets, net in the Condensed Consolidated Balance Sheets (unaudited).

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 8 — Debt (cont.)

Amortization of debt issuance costs included in Interest expense in our Condensed Consolidated Statements of Income (unaudited) was $1.4 million and $2.0 million for the nine months ended September 30, 2020 and 2019, respectively. We reassess the carrying value of debt issuance costs when modifications are made to the related debt instruments.

Interest Expense

Interest expense on the Company’s lines-of-credit and long-term debt was $30.4 million and $38.6 million during the nine months ended September 30, 2020 and 2019, respectively.

Note 9 — Floor Plan Payables

Floor plan payables are financing arrangements to facilitate the Company’s purchase of new and used trucks, cranes, and construction equipment inventory. All floor plan payables are collateralized by the inventory and rental assets financed. These payables become due and payable upon the sale, transfer, or reclassification of each unit of inventory. Certain floor plan arrangements require the Company to satisfy various financial ratios, such as debt-service coverage ratio and debt-to-tangible net worth ratio.

The amounts owed under floor plan payables are summarized as follows (in thousands):

	September 30, 2020	December 31, 2019
Trade
Daimler Truck Financial	$170,479	$211,927
PACCAR Financial Services	18,709	—
Non-Trade
PNC Equipment Finance, LLC	264,355	293,389
Total floor plan payable	$453,543	$505,316

Interest on outstanding floor plan payable balances is due and payable monthly. Floor plan interest was $14.8 million and $13.7 million for the nine months ended September 30, 2020 and 2019, respectively.

PNC Equipment Finance, LLC

The Company has an Inventory Loan, Guaranty and Security Agreement (the “Loan Agreement”) with PNC Equipment Finance, LLC (“PNC”). The Loan Agreement provides the Company with a $295.0 million revolving credit facility, which matures on August 25, 2022 and bears interest at a rate of LIBOR plus 3.05%.

On August 5, 2019, and August 30, 2019, the credit facility was amended with the signing of the fifth and sixth amendments to the Loan Agreement. The fifth and sixth amendment increased the total capacity from $245.0 million to $265.0 million, and from $265.0 million to $295.0 million, respectively. The agreements also amended lender commitments which resulted in an immaterial amount of the existing unamortized debt issuance costs being expensed. In addition to these changes, the sixth amendment also extended the maturity date of the Loan Agreement from August 25, 2020 from August 25, 2022. The company incurred an additional immaterial amount of debt issuance cost in connection with these amendments. The interest rate was not impacted by any of the amendments.

Daimler Truck Financial

The Wholesale Financing Agreement with Daimler Truck Financial (“Daimler”) bears interest at a rate of Prime plus 0.80% after an initial interest free period of up to 150 days with a capacity of $94.5 million. On January 30, 2019 and March 30, 2020, the Daimler financing agreement was amended, increasing the total capacity to $120.0 million and $175.0 million, respectively. The maturity date and interest rate set forth in the original Loan Agreement were

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 9 — Floor Plan Payables (cont.)

not impacted by these amendments. In response to economic pressures during 2020, Daimler notified the Company that it would be temporarily increasing the interest rate on its floorplan line to a rate of Prime plus 1.30% effective September 1, 2020. As of September 30, 2020 and December 31, 2019 the total capacity under this agreement was $175 million, and $120 million, respectively. The Company can request and receive funding in excess of this capacity without penalty.

PACCAR

On June 2, 2020 the Company entered into an Inventory Financing Agreement with PACCAR Financial Corp which provides the Company with a line of credit of $50 million to finance inventory purchases of new Peterbilt and/or Kenworth trucks, tractors, and chassis. Amounts borrowed against this line of credit incur interest at a rate of LIBOR plus 2.4%.

Floor Plan Debt Issuance Costs

As of September 30, 2020 and December 31, 2019, immaterial debt issuance costs related to the Company’s floor plan payables were included in Other assets, net in the Condensed Consolidated Balance Sheets (unaudited) and are being amortized to interest expense over the estimated life of the lines-of-credit using the straight-line method. Amortization of these debt issuance costs were not significant for any periods presented.

Note 10 — Fair Value Measurement

Short-term instruments — The carrying amounts reported in our Condensed Consolidated Balance Sheets (unaudited) for Cash and cash equivalents, Accounts receivable, Accounts payable, Accrued expenses, and other current liabilities (including Floor plan payables and the Revolver) approximate fair value due to the immediate- to short-term maturity of these financial instruments.

Term Loan B — The fair value of the Company’s Term Loan B is based on price quotations from the bank, and therefore categorized under Level 2 of the ASC 820 hierarchy. Based on indicative price quotations from the financial institution multiplied by the Term Loan B balance on the Company’s Condensed Consolidated Balance Sheets (unaudited), the Company estimates the fair value of the Term Loan B as approximately $588.8 million as of September 30, 2020.

Other debt instruments and capital lease obligations — As the Company’s other loans do not have quoted prices, the fair value of these debt instruments and capital lease obligations were estimated using Level 2 “significant other observable inputs” primarily based on quoted market prices for the same or similar issuances. Each of these instruments did not have interest rates which were materially different than current market conditions and therefore, the fair value of each instrument approximated the respective carrying values.

Note 11 — Partners’ Equity

Per the limited partnership agreement, Blackstone is authorized to issue an unlimited number of Class A and/or Class B interests. Partners are entitled to one vote per Class A interest. Class B interests are non-voting. No partner is liable for debt, obligations, or liabilities of the Company beyond such partner’s capital contribution. No distributions can be made for any reason to Class B holders until all of the contributed equity has been returned to the Class A holders.

During the nine months ended September 30, 2019 the Company made approximately $0.2 million of tax distributions to its partners. No such distributions were made during the nine months ended September 30, 2020.

During the nine months ended September 30, 2020 and 2019 the Company made no dividend distributions to partners.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 12 — Equity-based Compensation

Beginning in 2015, certain CTOS employees were granted Class B interests in the Company with time-based vesting conditions for services rendered or to be rendered. Class B interests vest evenly over seven years on the anniversary of the effective vesting date. Any unvested Class B interests will automatically vest upon a change of control of the Company.

In accordance with ASC 718-10, the interests are classified as equity. The fair value of each Class B interest is determined on the grant date using an option pricing model. The Company has elected to account for forfeitures as they occur.

Compensation charges related to the Class B interests were $1.5 million for each of the nine months ended September 30, 2020 and 2019, and are recorded in Selling, general and administrative expenses in the Condensed Consolidated Statements of Income (unaudited).

Note 13 — Defined Contribution Plan

The Company and its subsidiaries sponsor one defined contribution 401(k) plan. Employees are eligible to participate in the plan if they are 18 years of age or older and have completed three consecutive months of service. If the consecutive months of service requirement is not met within an individual’s first three consecutive months of employment, then the individual will be eligible to participate after one year of service.

For these plans, the Company’s contributions to the plan are determined annually by the board of directors. For the nine months ended September 30, 2020 and 2019, matching contributions made to the plan were $2.3 million and $2.1 million, respectively.

Note 14 — Operating Leases

We have various cancellable and non-cancelable operating leases related to office building and real estate. Rental expense for all operating leases, including leases with a term of one month or less, was $3.9 million and $3.4 million for the nine months ended September 30, 2020 and 2019, respectively.

The majority of our future operating lease payments relate to real estate leases which may contain renewal options and escalation clauses. The Company recognizes lease expense on a straight-line basis over the expected term of the lease.

Note 15 — Acquisitions

The following acquisitions, unless otherwise noted, were considered business combinations accounted for under ASC 805, Business Combinations. The purchase consideration was allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the date of acquisition. The valuations consisted of discounted cash flow analysis or other appropriate valuation techniques to determine the fair value of the assets acquired or liabilities assumed.

All acquisitions were made to support the vision of becoming a leading provider of specialized and vocational equipment by gaining customer bases, economies of scale, geographical footprint, brand identity, assets, and talent. The operations of each of the acquisitions have been included in the Company’s Condensed Consolidated Statements of Income (unaudited) since the respective dates of the acquisitions. Below, we have summarized the estimated fair values of the assets acquired and liabilities assumed as of the acquisition dates.

Pro forma information is not included in accordance with ASC 805 as no acquisitions were considered material individually or in the aggregate.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 15 — Acquisitions (cont.)

2019 Acquisitions

On April 24, 2019, the Company acquired a machinery and parts businesses related to the production of boom trucks, truck cranes and crossover product lines from Terex Global GMBH. The aggregate purchase price for this acquisition was $27.1 million which consisted of cash consideration of $0.4 million and $26.7 million in the form of a note payable as discussed in Note 8. In 2020, the Company finalized the purchase price allocation. The following table summarizes the acquisition of the fair value of assets acquired and liabilities assumed at the acquisition date (in thousands):

	Amount Acquired	Weighted Average Life (in years)
Inventory	$14,469
Property and equipment	2,194
Customer relationships	1,200	15
Product design	2,900	7
Total identifiable assets	20,763
Goodwill	6,379
Total identifiable assets and goodwill	$27,142

Note 16 — Contingencies

In accordance with ASC 450, Contingencies, we account for loss or gain contingencies when it is probable that a liability or an asset is realizable and can be reasonably estimated.

In the normal course of business, there are various claims in process, matters in litigation, and other contingencies. At this time, no claims of these types, certain of which are covered by insurance policies, have had a material effect on the Company. While it is not possible to predict the outcome of these matters with certainty, it is the opinion of management, that the final outcome of these matters will not have a material effect on the Company’s consolidated financial condition, results of operations and cash flows.

Sales Tax

From time to time, the Company is audited by state and local taxing authorities. These audits typically focus on the Company’s withholding of state-specific sales tax and rental-related taxes. During the nine months ended September 30, 2019, the company had accrued $3.6 million related to ongoing audits, with the corresponding expense running through Other income, net on the Condensed Consolidated Statements of Income (unaudited). As of December 31, 2019, the Company had accrued for $5.3 million related to the ongoing audits. During the nine months ended September 30, 2020 the audits were completed, and related accruals were relieved, and resulted in a favorable adjustment of $1.8 million which is recorded in Other income, net on the Condensed Consolidated Statements of Income (unaudited).

Note 17 — Related-Party Transactions

Related-Party Receivables

The Company has a related-party note receivable from a partner that is being paid in monthly installments with the final payment due in 2028. The related-party note receivable balance related to this note was approximately $0.2 million, as of September 30, 2020 and December 31, 2019, which is recorded in Accounts receivable in the Condensed Consolidated Balance Sheets (unaudited).

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 17 — Related-Party Transactions (cont.)

The Company also has a related-party receivable from a partner for reimbursement of expenses originally paid by the Company on behalf of partner in the amount of $0.1 million as of September 30, 2020 and December 31, 2019, which is recorded in Accounts receivable in the Condensed Consolidated Balance Sheets (unaudited).

In addition, the Company also has a related-party receivable from a partner for certain taxes originally paid by the Company on behalf of the partner. The balance of the receivable outstanding is $0.5 million as of September 30, 2020 and December 31, 2019, which is recorded in Accounts receivable in the Condensed Consolidated Balance Sheets (unaudited).

Related-Party Payables

The Company has related-party payables to Blackstone related to professional fees for monitoring services provided by Blackstone in 2016 and 2017. Payables related to these services are recorded in Accrued expenses in the Condensed Consolidated Balance Sheets (unaudited) in the amount of $2.6 million as of September 30, 2020 and December 31, 2019.

Related-Party Leases

The Company leases certain facilities from entities owned by partners. For each of the nine months ended September 30, 2020 and 2019, rent expense paid to related-parties totaled approximately $1.5 million. This rent expense is recorded in Selling, general, and administrative expenses in the Condensed Consolidated Statements of Income (unaudited), with a portion allocated to inventoriable overhead costs.

Related Party Acquisitions

During the nine months ended September 30, 2020, the Company purchased a building owned by a partner. Total consideration paid for the purchase of this assets amounted to $2.3 million.

Related-Party Revenue

The Company sells, rents, and services equipment to R&M Equipment Rental, a partner-owned business. Total revenue attributable to renting equipment to R&M Equipment Rental for the nine months ended September 30, 2020 and 2019 was $1.3 million and $2.5 million, respectively and is recorded in Rental revenue in the Condensed Consolidated Statements of Income (unaudited). During the nine months ended September 30, 2020 and 2019, total revenue from sales of new equipment to R&M Equipment Rental was $2.1 million and $9.2 million, respectively and is recorded in New sales revenue in the Condensed Consolidated Statements of Income (unaudited). During the same periods, the Company also sold about $1.4 million and $0.4 million of used and used rental equipment to R&M Equipment Rental, with the related revenue recorded in Used sales revenue in the Condensed Consolidated Statements of Income (unaudited). Additionally, the Company performs service on equipment rented and sold to R&M Equipment Rental. For the nine months ended September 30, 2020 revenue for the services performed was $0.2 million and was immaterial for the nine months ended September 30, 2019. Service revenue related to R&M Equipment Rental is recorded in Parts and service revenue in the Condensed Consolidated Statements of Income (unaudited). Amounts due from R&M Equipment Rental were $0.5 million and $0.4 million as of September 30, 2020 and December 31, 2019, which are recorded in Trade accounts receivable in the Condensed Consolidated Balance Sheets (unaudited).

Revenue from transactions with other affiliates of partners or partner-owned entities not explicitly mentioned above were less than $0.1 million for the nine months ended September 30, 2020 and 2019, with immaterial revenue amounts from these transactions reflected in individual revenue streams in the Condensed Consolidated Statements of Income (unaudited).

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 17 — Related-Party Transactions (cont.)

Related-Party Goods and Services

The Company rents equipment from R&M Equipment Rental, a partner-owned business that re-sells and re-rents equipment as a minority-owned business. Total rent expense from R&M Equipment Rental for the nine months ended September 30, 2020 was $3.5 million, and $1.9 million for the nine months ended September 30, 2019. This re-rent expense is recorded in Rental revenue in the Condensed Consolidated Statements of Income (unaudited). In addition to re-rent expense, the Company also made purchases of inventory from R&M Equipment Rental totaling $0.6 million and $0.5 million during the nine months ended September 30, 2020 and 2019, respectively. Amounts due to R&M Equipment Rental are recorded in Trade accounts payable in the Condensed Consolidated Balance Sheets (unaudited) and totaled $0.7 million and $1.0 million for the periods ended September 30, 2020 and December 31, 2019, respectively.

During the nine months ended September 30, 2020, the Company incurred $0.4 million, in professional fees for certain services provided by Blackstone. The Company incurred no such fees during 2019. These fees are recorded in Selling, general and administrative expenses in the Condensed Consolidated Statements of Income (unaudited).

Note 18 — Subsequent Events

The Company and Nesco Holdings, Inc. (“Nesco”) entered into a Purchase and Sale Agreement, dated as of December 3, 2020, (the “Purchase Agreement”), under which Nesco will acquire 100% of the partnership interests of the Company. The transaction was unanimously approved by the boards of directors of both companies and is subject to regulatory and other customary closing conditions, including approvals from the shareholders or partners of each company. The acquisition is expected to close in the first quarter of 2021.

The Company has performed an evaluation of subsequent events through December 23, 2020, which is the date these financial statements were available to be issued. The Company does not have any material undisclosed reportable subsequent events.

Custom Truck One Source, L.P. and Subsidiaries

Consolidated Financial Statements

As of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017, and

Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Partners of Custom Truck One Source, L.P.:

We have audited the accompanying consolidated financial statements of Custom Truck One Source, L.P. and subsidiaries (“the Partnership”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of income, partners’ equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Partnership’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Custom Truck One Source, L.P. as of December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

December 23, 2020

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Interests)

	December, 31
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$34,177	$62,058
Accounts receivable (net of allowance of $4,612 and $2,641, respectively)	100,906	78,555
Financing receivables, net	12,047	11,558
Inventories, net	605,984	386,877
Prepaid expenses and other	3,223	2,396
Total current assets	756,337	541,444
Property and equipment, net	87,442	78,928
Rental equipment, net	411,763	381,533
Intangibles, net	81,123	90,073
Goodwill	269,324	261,433
Other assets	12,870	6,560
Total assets	$1,618,859	$1,359,971

Liabilities and Partners’ Equity
Current liabilities:
Trade accounts payable	$60,890	$60,523
Customer deposits	10,902	13,949
Accrued expenses	32,503	23,764
Floor plan payables – trade	211,927	116,277
Floor plan payables – non-trade	293,389	200,765
Current maturities of long-term debt	27,596	12,280
Other liabilities	1,530	—
Total current liabilities	638,737	427,558
Long-term debt, net of current maturities	627,867	573,130
Other long-term liabilities	397	504
Total liabilities	$1,267,001	$1,001,192
Commitments and contingencies (Note 16)
Partnership interests:
General partner interest – one interest issued and outstanding as of both December 31, 2019 and 2018
Class A interest – $1 par value, unlimited interests authorized, 569,963,954 interests issued and outstanding as of December 31, 2019 and 2018	569,964	569,964
Class B interest – unlimited interests authorized; 37,507,414 and 37,430,546 interests issued as of December 31, 2019 and 2018 respectively; 17,977,882 and 12,953,651 outstanding as of December 31, 2019 and 2018, respectively	—	—
Additional paid-in capital	10,165	8,325
Retained deficit	(228,271)	(219,510)
Total partners’ equity	$351,858	$358,779
Total liabilities and partners’ equity	$1,618,859	$1,359,971

The accompanying notes are an integral part of these financial statements.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands)

	For the Years Ended December 31,
	2019	2018	2017
Revenue
Rental revenue	$233,522	$200,168	$163,135
New sales revenue	599,923	492,049	341,147
Used sales revenue	117,549	99,328	87,031
Parts and service revenue	78,923	67,322	68,706
Total revenue	1,029,917	858,867	660,019
Cost of revenue
Cost of rental revenue	44,330	36,469	32,614
Depreciation of rental equipment	105,548	99,380	93,371
Cost of new sales	525,518	425,733	300,056
Cost of used sales	86,527	76,998	70,350
Cost of parts and service	69,618	56,050	55,173
Total cost of revenue	831,541	694,630	551,564
Gross profit	198,376	164,237	108,455
Selling, general and administrative	124,742	103,530	87,340
Depreciation and amortization:
Non-rental depreciation	4,263	3,307	2,965
Amortization	12,930	12,692	13,516
Operating income	56,441	44,708	4,634
Other income (expense):
Other income, net	3,068	1,405	96
Financing income	2,710	1,893	1,036
Interest expense	(70,507)	(56,259)	(40,775)
Net loss	$(8,288)	$(8,253)	$(35,009)

The accompanying notes are an integral part of these financial statements.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PARTNERS’ EQUITY
(In Thousands)

	Partnership Interests				Additional Paid-in Capital	Retained Deficit	Total Partners’ Equity
	Class A Interests		Class B Interests
	Interests	Amount	Interests	Amount
Balance, December 31, 2016	520,128	$520,128	4,288	$—	$2,220	$(121,471)	$400,877
Issuance of partnership interests	45,376	45,376	—	—	—	—	45,376
Equity issued pursuant to acquisitions	1,856	1,856	—	—	469	—	2,325
Vesting of Class B interests	—	—	4,732	—	—	—	—
Repurchase of Class B interests	—	—	(371)	—	—	—	—
Distributions	—	—		—	—	(1,000)	(1,000)
Net loss	—	—	—	—	—	(35,009)	(35,009)
Balance, December 31, 2017	567,360	$567,360	8,649	$—	$2,689	$(157,480)	$412,569
Issuance of partnership interests	1,404	1,404	—	—	—	—	1,404
Equity issued pursuant to acquisitions	1,200	1,200	—	—	300	—	1,500
Equity-based compensation expense	—	—	—	—	5,349	—	5,349
Vesting of Class B interests	—	—	4,397	—	—	—	—
Repurchase of Class B interests	—	—	(92)	—	(13)	—	(13)
Distributions	—	—	—	—	—	(53,777)	(53,777)
Net loss	—	—	—	—	—	(8,253)	(8,253)
Balance, December 31, 2018	569,964	$569,964	12,954	$—	$8,325	$(219,510)	$358,779
Equity-based compensation expense	—	—	—	—	1,933	—	1,933
Vesting of Class B interests	—	—	5,213	—	—	—	—
Repurchase of Class B interests	—	—	(189)	—	(93)	—	(93)
Distributions	—	—	—	—		(473)	(473)
Net loss	—	—	—	—	—	(8,288)	(8,288)
Balance, December 31, 2019	569,964	$569,964	17,978	$—	$10,165	$(228,271)	$351,858

The accompanying notes are an integral part of these financial statements.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Years Ended December 31,
	2019	2018	2017
Cash Flows – Operating Activities
Net loss	$(8,288)	$(8,253)	$(35,009)
Adjustment to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	130,210	120,538	114,373
Amortization of debt issuance costs	2,997	3,024	2,149
Write-off debt issuance costs	48	—	414
Gain on Extinguishment of debt	(1,654)	—	—
Provision for bad debt	5,171	754	(123)
Equity-based compensation expense	1,933	5,349	—
Inventory obsolescence	3,538	1,121	1,478
Gain on sale of rental equipment	(18,125)	(14,710)	(11,404)
Gain on sale of non-rental property and equipment	63	100	238
Changes in operating assets and liabilities:
Receivables	(27,259)	(4,882)	(31,608)
Inventories	(210,104)	(110,301)	10,745
Prepaid expenses and other	(819)	525	(844)
Other assets	(8,745)	(2,392)	(782)
Accounts payable	(631)	28,370	1,301
Accrued expenses and other liabilities	10,159	2,835	(798)
Customer deposits	(3,050)	(2,051)	6,152
Floor plan payables – trade, net	95,651	44,801	9,137
Total adjustments	(20,617)	73,081	100,428
Net cash provided by (used in) operating activities	(28,905)	64,828	65,419
Cash Flows – Investing Activities
Business acquisitions, net of cash acquired	(394)	(3,200)	(6,592)
Additions of rental equipment	(210,236)	(171,693)	(167,899)
Proceeds from disposals of rental equipment	86,811	65,471	54,640
Purchases of property and equipment	(10,593)	(21,767)	(5,973)
Other investing activities, net	(62)	(703)	(471)
Net cash used in investing activities	(134,474)	(131,892)	(126,295)

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In Thousands)

	Years Ended December 31,
	2019	2018	2017
Cash Flows – Financing Activities
Issuance of partnership interests	—	1,404	45,376
Member distributions	(473)	(53,777)	(1,000)
Repurchase of Class B interests	(93)	(13)	—
Repayments under line-of-credit agreements	—	(25,000)	(122,727)
Borrowings under line-of-credit agreements	46,000	25,000	39,493
Acquisition of inventory through floor plan payables – non-trade	485,457	349,318	265,453
Repayment of floor plan payables – non-trade	(392,833)	(279,607)	(278,468)
Additions of debt issuance costs	(104)	(1,024)	(12,671)
Principal payments on long-term debt	(22,415)	(6,448)	(413,343)
Proceeds from issuance of long-term debt, net	19,280	58,439	586,049
Principal payments on capital leases	(219)	(199)	(3,678)
Net cash provided by financing activities	134,600	68,093	104,484

Effect of exchange rate changes on cash	38	—	—

Net increase (decrease) in cash and cash equivalents and restricted cash	(28,741)	1,029	43,608

Cash and cash equivalents and restricted cash, beginning of period	62,918	61,889	18,281
Cash and cash equivalents and restricted cash, end of period*	$34,177	$62,918	$61,889
* Cash and cash equivalents and restricted cash at the end of year are comprised of the following:
Cash and cash equivalents	$34,177	$62,058	$61,208
Restricted cash, included in other assets	—	860	681
	$34,177	$62,918	$61,889

Supplemental Cash Flow Information – Cash Paid for Interest	$66,459	$52,612	$40,635

Non-cash Financing Activities
Capital expenditures in accounts payable	$1,148	$385	$717
Assets acquired under capital lease	$—	$26	$364
Partnership interests issued related to business acquisitions	$—	$1,500	$2,325

The accompanying notes are an integral part of these financial statements.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Nature of Operations

Organization — Custom Truck One Source, L.P. (“CTOS,” “Custom Truck,” the “Company,” “we,” “our,” or “us”) was formed as Utility One Source, L.P., a Delaware Limited Partnership, on January 7, 2015 by affiliates of the Blackstone Group, L.P. (“Blackstone”). We changed our name in 2018 to Custom Truck One Source, L.P. CTOS conducts its operations primarily through its indirect wholly owned subsidiaries, CTEC Holdings Co., LLC (“CTECH”), Custom Truck One Source Forestry Equipment, LLC (“FEVA”), and their subsidiaries. Custom Truck is headquartered in Kansas City, Missouri.

Nature of Operations — The Company earns revenues from renting, selling, assembling, upfitting, and servicing new and used heavy-duty trucks and cranes, as well as the sale of related parts. The majority of the Company’s rental and non-rental business is from operations generated in the United States with customers in the utility, construction, forestry, and rail industries.

Principles of Consolidation and Basis of Presentation — The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our consolidated financial statements include the financial position and results of operations of CTOS and its subsidiary companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

Note 2 — Significant Accounting Policies

Estimates in Financial Statements — The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the presented amounts of assets and liabilities at the date of the consolidated financial statements, and the presented amounts of revenues and expenses during the period. These estimates are based on the Company’s best knowledge of current events and actions the Company may undertake in the future. Significant estimates and assumptions include the allowance for doubtful accounts, fair value of tangible and intangible assets and goodwill acquired, useful lives and salvage value, and lease classification, including the accounting for arrangements with rental purchase options (“RPOs”). Due to the inherent uncertainty involved in making estimates, actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents consists of cash and short-term investments with remaining maturities of three months or less when acquired. The carrying amount of cash and cash equivalents approximates its fair value. The Company maintains deposits at financial institutions in excess of federally insured limits.

Restricted Cash — Restricted cash represents the Company’s sinking fund account for real estate related debt held with Security Bank of Kansas City. The Company settled this debt during 2019 and has no restricted cash as of December 31, 2019. Restricted cash of $0.9 million at December 31, 2018, is included in Other assets, net on the Consolidated Balance Sheets.

Accounts Receivables and Allowance for Doubtful Accounts — Trade accounts receivables are recorded at the invoiced amount and do not bear interest. All other receivables are recorded based on stipulated agreements and also do not bear interest. The Company provides an allowance for doubtful accounts, which is based upon a review of these outstanding receivables, historical collection information, and existing economic conditions. After reasonable efforts to collect the amounts have been exhausted, balances are deemed uncollectible and are charged against the allowance for doubtful accounts. The Company wrote off or reserved for approximately $5.2 million and $0.8 million in accounts receivables during the years ended December 31, 2019 and 2018, respectively. Write offs were immaterial during the year ended December 31, 2017.

Inventories — All inventories are stated at the lower of cost or net realizable value. Whole goods inventory is comprised of chassis, attachments (i.e., boom cranes, aerial lifts, digger derricks, dump bodies, etc.), and the in-process costs incurred in the final assembly of those units. As part of our business model, we sell unassembled individual whole goods and whole goods with varying levels of customization direct to consumers or other dealers. Cost is determined by specific identification for whole goods inventory. Parts and accessories inventory are recorded at average cost or standard cost, which approximates average cost. The Company periodically reviews inventories on hand and maintains

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

reserves for slow-moving, excess, or obsolete inventories. During 2019, 2018, and 2017 respectively, the Company wrote off or reserved for approximately $3.5 million, $1.1 million and $1.5 million in inventories. The related loss was recorded in Cost of revenue.

Long-lived Assets and Goodwill

Rental Equipment — Rental equipment includes truck-mounted aerial lifts, cranes, trucks, trailers, and machinery and equipment. Rental equipment acquired through business combination is recorded at fair market value, and purchased rental equipment is recorded at cost. Generally, we depreciate rental equipment over a five-year useful life with a 15% salvage value. The Company reviews rental equipment for impairment whenever events or changes in business circumstances indicate the carrying values of the assets may not be recoverable, based on undiscounted cash flows. If the carrying value of the asset exceeds the undiscounted cash flows the asset is expected to generate over its estimated useful life, an impairment loss is recognized for the excess of the carrying value over the fair value of the asset. Included in Other income, net is $0.9 of rental asset impairments for the year ended December 31, 2019. No such impairment was identified during the year ended December 31, 2018 or 2017.

Property and Equipment — Property and equipment acquired through business combination is recorded at fair market value, and purchased property and equipment is recorded at cost. Property and equipment is depreciated using the straight-line method over the estimated useful life of each specific asset. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements.

The estimated useful lives of property and equipment are as follows:

Machinery and equipment	4 – 15 years
Furniture and fixtures	3 – 7 years
Vehicles	4 – 5 years
Buildings	39.5 years
Leasehold improvements	Lesser of lease term or useful life

Ordinary costs, including repair and maintenance and property taxes, are expensed when incurred. Any improvements that extend the useful life of these assets are capitalized in the period incurred. The Company reviews property and equipment for impairment whenever events or changes in business circumstances indicate the carrying values of the assets may not be recoverable, based on undiscounted cash flows. If the carrying value of the asset exceeds the undiscounted cash flows the asset is expected to generate over its estimated useful life, an impairment loss is recognized for the excess of the carrying value over the fair value of the asset. No impairment of property and equipment was recorded for any period presented.

Intangible Assets — Intangible assets include customer relationships, tradenames, product design, and software. Costs associated with internally developed software are accounted for in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350-40, Internal-Use Software (“ASC 350-40”), which provides guidance for the treatment of costs associated with computer software development and defines the types of costs to be capitalized and those to be expensed.

We review intangible assets for potential impairment whenever events or circumstances indicate that the carrying value may not be recoverable. All intangible assets are finite lived. No impairment of intangible assets has been recorded for any period presented.

Goodwill — We have made acquisitions that included recognition of goodwill. Goodwill represents the excess of the consideration transferred plus the fair value of any non-controlling interest in the acquiree at the acquisition date over the fair value of identifiable net assets acquired, as required by ASC 350, Intangibles-Goodwill and Other (“ASC 350”).

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

The Company tests goodwill for impairment annually on October 1st or when indicators of potential impairment exist. These indicators would include a significant change in operating performance or a planned sale or disposition of a significant portion of the business, among other factors. The Company tests for goodwill impairment at the reporting unit level.

Per ASC 350, the Company may elect to perform a qualitative analysis for our reporting units to determine whether it is more likely than not that fair value of the reporting unit is greater than its carrying value. If the qualitative analysis indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or if the Company elects not to perform a qualitative analysis, the Company performs a quantitative analysis to determine whether a goodwill impairment exists. The Company elected to perform a quantitative analysis for impairment.

The quantitative impairment test for goodwill involves comparing the fair value of a reporting unit to its carrying value, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, a second step is required to measure the goodwill impairment loss. As the fair value of the Company’s reporting units on the measurement date exceeded their respective carrying amounts in each period presented, no impairment was recorded for any period presented.

Cloud Computing Arrangement Implementation Costs — The Company has entered into certain cloud-based hosting agreements that are accounted for as service contracts. For internal-use software obtained through a hosting arrangement that is in the nature of a service contract, the Company capitalizes certain implementation costs incurred such as integrating, configuring, and software customization, which are consistent with costs incurred during the application development stage for on-premise software. These capitalized development costs are recorded in Other assets on the Consolidated Balance Sheets. Implementation costs capitalized during the years ended December 31, 2019, 2018, and 2017 were $7.6 million, $3.3 million, and $0.6 million, respectively. Capitalized implementation costs are amortized straight-line over the term of the hosting arrangement plus any reasonably certain renewal periods, and are recorded in Selling, general, and administrative expenses in the Consolidated Statements of Income. For the years ended December 31, 2019, 2018, and 2017 amortization of these costs were $0.9 million, $0.4 million, and $0.3 million, respectively.

Equity-based Compensation — In accordance with ASC 718, Compensation — Stock Compensation, equity-based compensation with service conditions granted to employees is measured based on the grant date fair value of the awards and recognized as compensation expense in a straight-line pattern over the period during which the recipient is required to perform services in exchange for the award (the requisite service period). The Company estimates the fair value of interests issued at the date of grant using an option pricing model, which includes assumptions related to volatility, expected term, dividend yield and risk-free interest rate.

Business Combinations — The Company uses the acquisition method of accounting, as prescribed by ASC 805, Business Combinations (“ASC 805”), for the recognition of assets acquired and liabilities assumed by recording at their estimated fair values as of the date of acquisition. Any excess consideration transferred over the estimated fair values of the identifiable net assets acquired and liabilities assumed is recorded as goodwill. Long-lived assets, inventory, goodwill, and other intangible assets generally represent the largest components of our acquisitions. The intangible assets that we have acquired are primarily customer relationships and trade names, which are valued based on an excess earnings or income approach based on projected cash flows.

When we make an acquisition, we may also acquire other assets and assume liabilities. These other assets and liabilities typically include, but are not limited to, parts inventory, accounts receivable, accounts payable, and other working capital items. These other assets and liabilities are recorded at fair value.

While the Company uses its best estimates and assumptions to measure the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, the estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which is not to exceed one year from the date of acquisition, changes in the estimated fair values of the net assets recorded for the acquisitions likely result in an adjustment to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to income.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Income Taxes — The Company’s income is taxed as a partnership under the relevant provisions of the Internal Revenue Code. Therefore, taxable income or loss is reported to the individual partners for inclusion in their respective tax returns for federal income tax purposes, and generally there is no provision for federal and state income taxes included in these consolidated financial statements. However, a limited number of states where the Company files an income tax return impose an entity-level tax on partnerships, resulting in income tax expense being incurred by the Company. Immaterial income taxes are recorded in Selling, general and administrative expenses in the Consolidated Statements of Income for the years ended December 31, 2019, 2018 and 2017.

To the extent of available cash, as determined by Utility One Source GP, LLC, an entity controlled by Blackstone, in its capacity as the general partner, the Company is required to make tax distributions to each partner to cover any tax shortfalls realized by its partners. For additional discussion regarding current year distributions, see Note 11.

The Company has evaluated tax positions taken or expected to be taken in the course of preparing the Company’s tax returns and has not identified any material uncertain tax positions. The Company has no unrecognized tax benefits as of the end of the year. Income tax returns filed by the Company are subject to examination by the Internal Revenue Service (“IRS”) for three years after the date filed. Tax years from 2016 to 2019 remain open to examination by the IRS. The statute of limitations for state tax returns varies by jurisdiction but returns for tax years from 2016 to 2019 are generally open to examination by the state tax authorities.

Fair Value Measurement — ASC 820, Fair Vale Measurement and Disclosure (“ASC 820”) establishes a fair value hierarchy for those instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs). The hierarchy consists of three levels:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 — Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3 — Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

Determining which category an asset or liability falls within this hierarchy requires judgment. The Company applies the provisions of fair value measurement to various non-recurring measurements for its financial and non-financial assets and liabilities and evaluates its hierarchy disclosures.

Shipping and Handling — Freight associated with sales of equipment and parts and hauling rental units for customers are presented in the Consolidated Statements of Income as Revenues and Cost of revenue. Freight sales in 2019, 2018 and 2017 were $15.8 million and $13.0 million and $10.4 million, respectively. Freight costs for these same periods were $19.9 million, $16.0 million and $14.3 million, respectively.

Advertising Costs — Costs incurred for advertising are expensed as incurred and are recorded in Selling, general and administrative expenses in the Consolidated Statements of Income. Advertising expense was $4.1 million, $2.6 million and $2.8 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Consolidated Statement of Cash Flows — Acquisition of inventory through floor plan payables and repayments of floor plan payables to a lender unaffiliated with the manufacturer from which inventory is purchased are deemed non-trade and are classified as financing activities in the accompanying Consolidated Statements of Cash Flows, with acquisitions reflected separately from repayments. The net change in floor plan payables to a lender affiliated with the manufacturer from which the Company purchases inventory is deemed trade and is classified as an operating activity in the accompanying Consolidated Statements of Cash Flows.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Leases — The Company leases certain real estate properties and office equipment for use in its operations. These leases are generally classified as operating leases due to their short terms. The Company typically makes fixed rent payments on its operating leases and recognizes rent expense on a straight-line basis over the lease term.

Self-Insurance Reserves — The Company is self-insured for certain losses related to health, workers’ compensation, auto and general liability insurance. For self-insured employee medical claims, the Company has a stop loss limit of $0.3 million per year for the first claimant then $0.2 million per year for each claimant thereafter. The Company’s deductible or self-insured retention, as applicable, is limited to approximately $0.2 million per occurrence for workers’ compensation claims and $0.1 million per occurrence for auto and general liability claims. The Company also maintains an umbrella policy that covers liabilities in excess of the primary insurance policy limits. As of December 31, 2019 and 2018 the Company maintained insurance reserves of approximately $2.4 million and $1.8 million respectively. These reserves are estimated by considering historical claims experience, estimated lag time to report and pay claims, average cost per claim and other actuarial factors.

Revenue Recognition — Upon the adoption of ASC 606 on January 1, 2019, we recognize revenue in accordance with two different accounting standards: 1) ASC 606 and 2) ASC 840 (which addresses lease accounting). As discussed below in “Recent Accounting Pronouncements” ASC 842 will supersede ASC 840 upon our adoption of ASC 842 on January 1, 2021.

Under ASC 606, revenue from contracts with customers is measured based on the consideration we expect to be entitled to under the contract with the customer. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer. We recognize revenue when we satisfy a performance obligation by transferring control over a product or service to a customer. The amount of revenue recognized reflects the consideration we expect to be entitled to in exchange for such products or services.

Nature of Good or Service — The tables below summarizes our revenue by type and by the applicable accounting standard (in thousands):

	Year ended December 31,			Year ended December 31,			Year ended December 31,
	2019			2018			2017
	ASC 840	ASC 606	Total	ASC 840	ASC 605	Total	ASC 840	ASC 605	Total
Rental revenue	$223,651	$9,871	$233,522	$191,301	$8,867	$200,168	$155,982	$7,153	$163,135
New sales revenue	—	599,923	599,923	—	492,049	492,049	—	341,147	341,147
Used sales revenue	—	117,549	117,549	—	99,328	99,328	—	87,031	87,031
Parts and service revenue	—	78,923	78,923	—	67,322	67,322	—	68,706	68,706
Total Revenues	$223,651	$806,266	$1,029,917	$191,301	$667,566	$858,867	$155,982	$504,037	$660,019

We believe that the disaggregation of our revenues from contracts with customers as reflected above, coupled with further discussion below, depicts how the nature, amount, timing and uncertainty of our revenues and cash flows are affected by economic factors.

Lease Revenues (ASC 840) —

Rental revenue:    Rental income is recognized over the period of the related lease agreement. Revenue from leases is recognized on a straight-line basis over the lease term.

Revenues from contracts with customers (ASC 606) — The accounting for each revenue stream pursuant to ASC 606 is discussed below. Substantially all of our revenues under ASC 606 are recognized at a point-in-time rather than over time.

Rental revenue:    Revenues for transporting rental equipment to and from the customer and other rental ancillary charges, are recognized at the time the services are completed.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

New sales revenue:    Revenues from the sales of new commercial vehicles are recognized at the time of delivery to, or pick-up by the customer or the customer’s designee, which is when the customer obtains control of the promised good.

Used sales revenue:    Revenues from the sales of used commercial vehicles, including used rental equipment, are recognized at the time of delivery to, or pick-up by the customer or the customer’s designee, which is when the customer obtains control of the promised good.

Parts and service revenue:    Revenues from the sales of parts are recognized at the time of pick-up by the customer for parts counter sales transactions. Service revenue is derived primarily from maintenance and repair services, and light upfit services. Service revenue includes parts sales needed to complete service work. We recognize service revenues over time during which the service is performed. For the years ended December 31, 2019, 2018 and 2017 service revenue recognized over time totaled $39.5 million, $34.0 million, and $36.0 million, respectively.

Receivables and contract assets and liabilities — We manage credit risk associated with our accounts receivable at the customer level. Because the same customers typically generate the revenues that are accounted for under both ASC 606 and ASC 840, the discussion below on credit risk and allowances for doubtful accounts addresses our total revenues from ASC 606 (ASC 605 for 2018).

Concentration of credit risk with respect to the Company’s accounts receivable is limited because a large number of geographically diverse customers makes up our customer base. As of December 31, 2019, and 2018, no customer represented 10% or more of the outstanding accounts receivable balance. No one customer represented 10% or more of the company’s consolidated revenues for the years ended December 31, 2019, and 2018. For the year ended December 31, 2017 one customer accounted for approximately 12% of consolidated revenue. The Company manages credit risk associated with its accounts receivable at the customer level through credit approvals, credit limits and other monitoring procedures. The Company maintains allowances for doubtful accounts that reflect the Company’s estimate of the amount of receivables that the Company will be unable to collect based on its historical write-off experience.

The Company does not have material contract assets associated with customer contracts. We invoice in advance of recognizing the majority of new and commercial vehicle sales. Advance customer payments are recognized as a contract liability in Customer deposits in the Consolidated Statement of Financial Position and totaled $10.9 million and $13.9 million as of December 31, 2019 and December 31, 2018, respectively.

Performance obligations — Most of our ASC 606 revenue is recognized at a point-in-time, rather than over time. Accordingly, in any particular period, we do not generally recognize a significant amount of revenue from performance obligations satisfied (or partially satisfied) in previous periods, and the amount of such revenue recognized during the twelve months ended December 31, 2019 was not material. We also do not expect to recognize material revenue in the future related to performance obligations that are unsatisfied (or partially unsatisfied).

Payment terms — Our payment terms vary by the type and location of our customer and the products or services offered. The time between invoicing and when payment is due is not significant. Our contracts do not generally include a significant financing component. Our contracts with customers do not generally result in significant obligations associated with returns, refunds or warranties. See above for a discussion of how we manage credit risk.

Sales tax amounts collected from customers are recorded on a net basis.

Contract costs — We do not recognize any assets associated with the incremental costs of obtaining a contract with a customer (for example, a sales commission) that we expect to recover. Most of our revenue is recognized at a point-in-time or over a period of one year or less, and we use the practical expedient that allows us to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that we otherwise would have recognized is one year or less. For Rental revenue, any incremental costs of obtaining a lease are expensed.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Contract estimates and judgments — Our revenues accounted for under ASC 606 generally do not require significant estimates or judgments as the transaction price is generally fixed and stated on our contracts. Our contracts generally do not include multiple performance obligations, and accordingly do not generally require estimates of the standalone selling price for each performance obligation. Also, our revenues do not include material amounts of variable consideration. Substantially all of our revenues are recognized at a point-in-time and the timing of the satisfaction of the applicable performance obligations is readily determinable. As noted above, our ASC 606 revenues are generally recognized at the time of delivery to, or pick-up by, the customer.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which will supersede ASC 605, Revenue Recognition, and other legacy industry-specific revenue recognition guidance. The new guidance requires entities to recognize revenue when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

ASC 606 clarifies the principles for revenue recognition. ASC 606 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In doing so, entities will need to use more judgment and make more estimates than under current guidance. These judgments and estimates may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASC 606 also requires an entity to disclose sufficient qualitative and quantitative information surrounding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

On January 1, 2019, the Company adopted the guidance using the modified retrospective method applied to those contracts which were not completed as of January 1, 2019. The Company did not record any amount to the opening balance of retained earnings as of January 1, 2019 as the cumulative impact of adopting the guidance was not material. The comparative financial statement information has not been re-stated and continues to be reported under the accounting standards in effect for those periods. The adoption of the guidance had no material impact on the Company’s consolidated balance sheet as of January 1, 2019.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This guidance reduces the diversity in the presentation of certain cash receipts and cash payments presented and classified in the consolidated statements of cash flows. The guidance addresses the following specific cash flow issues: (1) debt prepayment or debt extinguishment costs; (2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; (3) contingent consideration payments made after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from settlement of corporate owned life insurance policies, including bank-owned life insurance policies; (6) distributions received from equity method investees; (7) beneficial interests in securitization transitions and (8) separately identifiable cash flows and application of predominance principle. The Company adopted ASU 2016-18 on January 1, 2018. Adoption did not have a material effect on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which amends ASC 230 to add or clarify guidance on the classification and presentation of restricted cash in the consolidated statements of cash flows. The amendments within this ASU require that the reconciliation of the beginning-of-period and end-of-period cash and cash equivalents amounts shown on the statement of cash flows include restricted cash and restricted cash equivalents. If restricted cash and restricted cash equivalents are presented separately from cash and cash equivalents on the balance sheet, an entity is required to reconcile the amounts presented on the statement of cash flows to the amounts on the balance sheet. An entity is also required to disclose information regarding the nature of the restrictions. The Company adopted ASU 2016-18 on January 1, 2018 under the retrospective method. Adoption did not have a material effect on the Company’s consolidated financial statements.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). ASU 2017-01 provides guidance in ascertaining whether a collection of assets and activities is considered a business. The Company adopted ASU 2017-01 on January 1, 2018 prospectively. Adoption did not have a material effect on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. The amendments in ASU 2018-15 require an entity in a service contract hosting arrangement apply ASC 350-40 to identify costs to capitalize or expense related to the service contract. ASU 2018-15 also requires the entity to capitalize the implementation costs of the service contract hosting arrangement and amortize such costs over the life of the contract and present the capitalized costs in the same line item as fees associated with the hosting service on the statement of income and statement of cash flows. The Company has applied the adoption of ASU 2018-15 to all periods presented. The adoption of the ASU did not have a material effect on the Consolidated Financial Statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This new lease guidance requires that an entity should recognize assets and liabilities for leases with a maximum possible term of more than 12 months. A lessee would recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the leased asset (the underlying asset) for the lease term. This guidance also provides accounting updates with respect to a lessor accounting under a lease arrangement. The new standard is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The impact of this guidance on the Company’s consolidated financial statements is currently being evaluated.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the test for Goodwill Impairment, to simplify the subsequent measurement of goodwill by removing the requirement to compare the implied fair value of goodwill with its carrying amount. Under this ASU, “an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount.” This ASU also removes existing special requirements for reporting units with a zero or negative carrying amount. This ASU is effective prospectively. This guidance is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The impact of this guidance on the Company’s consolidated financial statements is currently being evaluated.

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. This ASU simplifies the accounting for share-based payments granted to nonemployees by aligning the accounting with the requirements for employee share-based compensation. The standard is effective for the Company beginning after December 15, 2020. We adopted this ASU as of January 1, 2019 and adoption did not have a material impact.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to update the methodology used to measure current expected credit losses (“CECL”). This ASU applies to financial assets measured at amortized cost, including loans, held-to-maturity debt securities, net investments in leases, and trade accounts receivable as well as certain off-balance sheet credit exposures, such as loan commitments. This ASU replaces the current incurred loss impairment methodology with a methodology to reflect CECL and requires consideration of a broader range of reasonable and supportable information to explain credit loss estimates. This ASU is effective for fiscal years beginning after December 15, 2022. The Company is currently assessing the impact of this standard on its consolidated financial statements.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Financing Receivables

The Company’s financing receivables are related to sales-type leases and are collateralized by a security interest in the underlying equipment. Financing receivables were as follows (in thousands):

	December 31,
	2019	2018
Gross investment in financing receivable	$12,244	$11,779
Less: Unearned income	(197)	(221)
Financing receivables, net	$12,047	$11,558

Note 4 — Inventories

At December 31, 2019 and 2018, inventories consisted of the following (in thousands):

	December 31,
	2019	2018
Whole goods	$552,816	$349,200
Parts & Accessories	55,179	39,097
Less: Reserves	(2,011)	(1,420)
Inventories, net	$605,984	$386,877

Inventories are pledged as collateral for debt. For detail on these collateral agreements, see Note 8.

Note 5 — Property and Equipment

At December 31, 2019 and 2018, property and equipment and related accumulated depreciation are as follows (in thousands):

	December 31,
	2019	2018
Buildings and leasehold improvements	$64,084	$61,404
Vehicles	20,431	15,042
Land and improvements	5,575	5,575
Machinery and equipment	21,758	16,125
Furniture and fixtures	6,797	5,263
Construction in progress	3,418	335
	122,063	103,744
Less: Accumulated depreciation	(34,621)	(24,816)
Property and equipment, net	$87,442	$78,928

Property and equipment are pledged as collateral for debt. For detail on these collateral agreements, see Note 8.

Depreciation expense on property and equipment was $10.8 million, $8.0 million and $7.2 million for the years ended December 31, 2019, 2018 and 2017, respectively. A portion of our depreciation expense represents inventoriable overhead costs.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Rental Equipment

At December 31, 2019 and 2018, rental equipment and related accumulated depreciation are as follows (in thousands):

	December 31,
	2019	2018
Rental equipment	$709,713	$631,415
Less: Accumulated depreciation	(297,950)	(249,882)
Rental equipment, net	$411,763	$381,533

Depreciation expense on rental equipment was $105.5 million, $99.4 million and $93.4 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Note 7 — Intangibles and Goodwill

Intangibles

The following table provides the historical cost and accumulated amortization for each major class of intangible assets, excluding goodwill (in thousands):

	Weighted Average Life (in years)	Historical Cost	Accumulated Amortization	Net Book Value
December 31, 2018
Customer relationships	15.3	$112,128	$27,982	$84,146
Trade name	4.8	28,690	23,143	5,547
Software	4.4	389	187	202
In-process software		178	—	178
Total intangible assets		$141,385	$51,312	$90,073
December 31, 2019
Customer relationships	15.3	$113,327	$35,400	$77,927
Trade name	4.8	28,690	28,263	427
Software	4.3	448	268	180
Product design	7.0	2,900	311	2,589
Total intangible assets		$145,365	$64,242	$81,123

Amortization expense of acquired intangible assets was $13.0 million, $12.7 million and $13.5 million for the years ended December 31, 2019, 2018 and 2017, respectively.

The estimated future amortization expense related to intangible assets held at December 31, 2019, is presented as follows (in thousands):

2020	$8,365
2021	7,937
2022	7,861
2023	7,852
2024	7,852
Thereafter	41,256
Total	$81,123

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Intangibles and Goodwill (cont.)

Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2019, 2018 and 2017, are as follows (in thousands):

	Dealership Reporting Unit	Rental Reporting Unit	Service Reporting Unit	Total
Balance at December 31, 2016	$85,361	$106,110	$63,971	$255,442
Acquisitions	1,560	—	1,169	2,729
Balance at December 31, 2017	$86,921	$106,110	$65,140	$258,171
Acquisitions	652	1,957	653	3,262
Balance at December 31, 2018	$87,573	$108,067	$65,793	$261,433
Acquisitions	—	—	7,891	7,891
Balance at December 31, 2019	$87,573	$108,067	$73,684	$269,324

Note 8 — Debt

Our total debt was comprised of the following (in thousands):

	December 31,
	2019	2018
Credit Agreement
Term Loan B	$556,489	$562,197
Revolver	46,000	—
New Markets Tax Credit	—	6,664
Construction loans	19,818	15,945
Terex note payable	17,832	—
Other debt	18,596	5,970
Capital lease and lease financing obligations	4,114	4,333
Total debt	$662,849	$595,109
Less:
Unamortized issuance costs	(7,386)	(9,699)
Current maturities	(27,596)	(12,280)
Debt, net of current maturities and unamortized issuance costs	$627,867	$573,130

Maturities

The future principal payments due under our financing arrangements at December 31, 2019 are as follows (in thousands):

2020	$27,596
2021	15,331
2022	55,325
2023	550,987
2024	10,704
Thereafter	2,906
Total	$662,849

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Debt (cont.)

Credit Agreement

On April 18, 2017, the Company entered into a Credit Agreement (the “Credit Agreement”) with Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”). The Credit Agreement provides the Company with a $470.0 million first-lien B term loan (“Term Loan B”), which requires annual amortization payments equal to 1% of the issued loan amount and matures on April 18, 2023. The Term Loan B bears interest at the applicable LIBOR rate (subject to a floor of 1.0%) plus 5.5%. Proceeds from the Term Loan B were used to pay off substantially all the Company’s existing lines of credit and long-term debt and fund the growth of the Company’s rental fleet.

The Credit Agreement also provides for a $100.0 million revolving credit facility (the “Revolver”), which matures on April 18, 2022 and bears interest at the applicable LIBOR rate plus up to 4.0%. During 2019 the Company drew $46.0 million on the revolver. During 2018, the Company drew $25.0 million on the Revolver and subsequently paid it down. As such, there is $46.0 million outstanding borrowings against the Revolver as of December 31, 2019, and no outstanding borrowings against the Revolver as of December 31, 2018. The remaining capacity on the revolver totaled $54.0 million as of December 31, 2019.

The Company incurred approximately $11.4 million of debt issuance costs related to the Credit Agreement, of which $9.6 million and $1.8 million were allocated to the Term Loan B and Revolver, respectively, based on their relative capacities. The Company also recognized a discount of $4.7 million in conjunction with the Term Loan B.

The Credit Agreement is collateralized by all Inventories; except those pledged to floor plan facilities, Property and equipment, Rental equipment, Accounts receivables, and Financing receivables. The Credit Agreement contains conditions, representations and warranties, events of default, and indemnification provisions that are customary for financings of this type, including, but not limited to, mandatory prepayment obligations, a maximum net leverage ratio covenant, limitations on incurrence of debt, investments, capital expenditures, liens on assets, certain sale and leaseback transactions, transactions with affiliates, mergers, consolidations, purchases and sales of assets, and restricted payments.

On November 14, 2017, the Company entered into Amendment No. 1 (the “First Amendment”) to the Credit Agreement with Morgan Stanley. The First Amendment provides the Company with a $50.0 million increase in the aggregate principal amount of the Term Loan B. The maturity date and interest rate set forth in the Credit Agreement were not impacted by the First Amendment. In conjunction with the First Amendment, the Company incurred approximately $0.6 million of issuance costs and recognized a premium of $1.3 million.

On October 23, 2018, the Company entered into Amendment No. 2 (the “Second Amendment”) to the Credit Agreement with Morgan Stanley. The Second Amendment provides the Company with $50.0 million increase in the aggregate principal amount of the Term Loan B. The maturity date and interest rate set forth in the Credit Agreement were not impacted by the Second Amendment. In conjunction with the Second Amendment, the Company incurred approximately $0.6 million of issuance costs and recognized a premium of $0.5 million.

On February 19, 2020, the Credit Agreement with Morgan Stanley was amended with Amendment No. 3 (the “Third Amendment”). The Third Amendment increases the borrowing capacity under the Revolver by $25.0 million and extends the maturity date to April 18, 2023. Further, the Third Amendment provides the Company with a $43.5 million increase in the aggregate principal amount of the Term Loan B, of which $38.7 million was used to paydown the outstanding revolver balance, with the remaining proceeds used for operations. In addition to the increase in principal, the maturity date was extended to April 18, 2025, and the interest rate was decreased to the applicable LIBOR rate plus 4.25%.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Debt (cont.)

New Markets Tax Credit

The Company has entered into financing transactions under the New Markets Tax Credit (“NMTC”) program. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000 and is intended to induce capital investment in low-income communities. The NMTC program permits taxpayers to claim credits against their Federal income taxes for qualified investment in the equity of community development entities (“CDEs”). These investments were passed on to the Company from a CDE in the form of interest bearing notes with fixed interest rates ranging from approximately 4.14% to 4.875%, with maturities ranging from 2019 through 2042.

The transaction includes a put/call provision whereby the Company may be obligated or entitled to repurchase interest in the CDE for a nominal amount.

The first NMTC matured on September 30, 2019, and the full outstanding balance of $4.8 million was repaid. Subsequent to the settlement of this loan, the Company exercised its option to repurchase the outstanding equity interests in the CDE. Concurrently with the exercise of this option, the remaining loan was extinguished and the Company recorded a gain of $1.7 million stemming from the unwinding of the new market tax credit structure. This gain is presented in Other income, net in the Consolidated Statements of Income.

Construction Loans

The Company has entered into financing transactions in order to fund renovations to its manufacturing and production facilitates. These financing transactions required that proceeds from the loans only be used to make pre-approved construction purchases up to a certain dollar threshold. Once construction is completed, these loans are converted to standard term loan agreements.

Outstanding construction loans had fixed interest ranging from 3.58% to 4.75%, with maturities beginning in 2021 through 2037.

Terex Note Payable

On April 24, 2019, in connection with the Terex Crane acquisition, which is discussed further in Note 15, the Company entered into a promissory note payable with Terex USA, LLC. The promissory note is structured as a deferred purchase price for the acquisition in the amount of $26.7 million. The promissory note bears interest of 5% and is payable in 6 equal quarterly installments with the final installment due in 2020.

Other Debt

On September 30, 2019, the Company entered into a $7 million promissory note with Security Bank of Kansas City. The promissory note has an interest rate of 4% with a maturity due in 2024. The proceeds from the note were used to support business activities.

The remaining other debt consists of loan agreements with Central Bank of the Midwest to support business activities as well as notes payable on company vehicles with maturities ranging from 2020 to 2025 with interest rates between 3.64% to 5.60%.

Capital Lease Obligations

The Company has historically entered into capital leases for equipment. Interest rates on these capital leases range from 3.99% to 7.82%, with maturities through 2024. Some of the Company’s capital leases provide the Company with the option to renew the leases for varying periods after the initial lease terms. These renewal options enable the Company to renew the leases based upon the fair rental values at the date of expiration of the initial lease. Depreciation related to the associated assets for the capital leases is included in Non-rental depreciation and amortization expense in the Consolidated Statements of Income.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Debt (cont.)

Debt Issuance Costs

For term debt, we present debt issuance costs as a direct deduction from the carrying amount of the related debt liability. The debt issuance costs are amortized over the terms of each instrument using the effective interest method.

Debt issuance costs on the Revolver are amortized on a straight-line basis. As of December 31, 2019 and 2018, debt issuance costs of $0.8 million and $1.2 million, respectively, are recorded in Other assets, net in the Consolidated Balance Sheets.

Amortization of debt issuance costs included in Interest expense in our Consolidated Statements of Income was $2.7 million, $2.7 million and $2.0 million for each of the years ended December 31, 2019, 2018 and 2017, respectively. We reassess the carrying value of debt issuance costs when modifications are made to the related debt instruments.

During 2017, the Company incurred a loss of approximately $0.4 million due to a write off of debt issuance costs on a line-of-credit with ECN Financial that was extinguished. This loss on extinguishment is included in Other income, net in the Consolidated Statement of Income.

Interest Expense

Interest expense on the Company’s lines-of-credit and long-term debt was $48.1 million, $42.2 million and $31.1 million during the years ended December 31, 2019, 2018 and 2017, respectively.

Note 9 — Floor Plan Payables

Floor plan payables are financing arrangements to facilitate the Company’s purchase of new and used trucks, cranes, and construction equipment inventory. All floor plan payables are collateralized by the inventory and rental assets financed. These payables become due and payable upon the sale, transfer, or reclassification of each unit of inventory. Certain floor plan arrangements require the Company to satisfy various financial ratios, such as debt-service coverage ratio and debt-to-tangible net worth ratio.

The amounts owed under floor plan payables are summarized as follows (in thousands):

	December 31,
	2019	2018
Trade
Daimler Truck Financial	$211,927	$116,277
Non-Trade
PNC Equipment Finance, LLC	293,389	200,444
Wells Fargo	—	321
Total floor plan payable	$505,316	$317,042

Interest on outstanding floor plan payable balances is due and payable monthly. Floor plan interest was $19.3 million, $11.0 million and $7.5 million for the years ended December 31, 2019, 2018 and 2017, respectively.

PNC Equipment Finance, LLC

On August 25, 2017, the Company entered into an Inventory Loan, Guaranty and Security Agreement (the “Loan Agreement”) with PNC Equipment Finance, LLC (“PNC”). The Loan Agreement provided the Company with a $125.0 million revolving credit facility, which matures on August 25, 2020 and bears interest at a rate of LIBOR plus 3.05%. The Company incurred approximately $0.3 million of debt issuance costs related to the Loan Agreement.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Floor Plan Payables (cont.)

On May 4, 2018, the credit facility was amended increasing the total capacity to $185.0 million with the signing of the second amendment to the Loan Agreement. The agreement also amended lender commitments which resulted in an immaterial amount of the existing unamortized debt issuance costs being expensed. The company incurred an additional $0.2 million of debt issuance cost in connection with the refinancing.

On June 4, 2018, the credit facility was amended to reallocate individual lender commitments. As a result of the changes in lender commitments, an immaterial amount of the existing unamortized debt issuance costs were expensed. No additional debt issuance costs were incurred as a part of entering the third amendment.

On November 30, 2018, the credit facility was amended increasing the total capacity to $245.0 million with the signing of the fourth amendment to the Loan Agreement. The agreement also amended lender commitments which resulted in an immaterial amount of the existing unamortized debt issuance costs being expensed. The company incurred an additional $0.2 million of debt issuance cost in connection with the refinancing.

On August 5, 2019, and August 30, 2019, the credit facility was amended with the signing of the fifth and sixth amendments to the Loan Agreement. The fifth and sixth amendment increased the total capacity to $265.0 million and $295.0 million, respectively. The agreements also amended lender commitments which resulted in an immaterial amount of the existing unamortized debt issuance costs being expensed. In addition to these changes, the sixth amendment also amended the Loan agreement to mature on August 25, 2022. The company incurred an additional immaterial amount of debt issuance cost in connection with these refinancings.

The interest rate set forth in the original Loan Agreement were not impacted by any of the amendments.

Wells Fargo Commercial Distribution Finance, LLC

On December 27, 2017, the Company entered into an Inventory Financing Agreement (the “Financing Agreement”) with Wells Fargo Commercial Distribution Finance, LLC (“Wells Fargo”). The Financing Agreement provides the Company with a $1.0 million credit facility which is automatically renewed annually, unless otherwise agreed upon by the Company and Wells Fargo. The interest rate is the greater of the Prime Rate, one-month LIBOR, or three-month LIBOR for the given calendar month.

Daimler Truck Financial

The Wholesale Financing Agreement with Daimler Truck Financial (“Daimler”) bears interest at a rate of Prime plus 0.80% after an initial interest free period of up to 150 days. As of December 31, 2018, and 2017, the total capacity under this agreement was $94.5 million. The Company can request and receive funding in excess of this capacity without penalty.

On January 30, 2019, the Daimler financing agreement was amended, increasing the total capacity to $120.0 million. The maturity date and interest rate set forth in the original Loan Agreement were not impacted by the amendment.

De Lage Landen

During 2017 and part of 2018, the Company had an Inventory Financing Agreement with De Lage Landen (“De Lage Landen”) which provided a credit facility that bore interest at a rate of the three-month LIBOR plus 3.5%. The De Lage Landen Inventory Financing Agreement was terminated during 2018 and all remaining borrowings were transferred to the PNC Loan Agreement.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Floor Plan Payables (cont.)

Floor Plan Debt Issuance Costs

As of December 31, 2019 and 2018, $0.2 million and $0.4 million, respectively, of debt issuance costs related to the Company’s floor plan payables were included in Other assets, net in the Consolidated Balance Sheets and are being amortized to interest expense over the estimated life of the lines-of-credit using the straight-line method. Amortization of these debt issuance costs during the years ended December 31, 2019, 2018 and 2017 were not significant.

Note 10 — Fair Value Measurement

Short-term instruments — The carrying amounts reported in our Consolidated Balance Sheets for Cash and cash equivalents, Accounts receivable, Accounts payable, Accrued expenses, and other current liabilities (including Floor plan payables and the Revolver) approximate fair value due to the immediate- to short-term maturity of these financial instruments.

Term Loan B — The fair value of the Company’s Term Loan B is based on price quotations from the bank, and therefore categorized under Level 2 of the ASC 820 hierarchy. Based on indicative price quotations from the financial institution multiplied by the Term Loan B balance on the Company’s Consolidated Balance Sheet, the Company estimates the fair value of the Term Loan B as approximately $559.3 million as of December 31, 2019.

Other debt instruments and capital lease obligations — As the Company’s other loans do not have quoted prices, the fair value of these debt instruments and capital lease obligations were estimated using Level 2 “significant other observable inputs” primarily based on quoted market prices for the same or similar issuances. Each of these instruments did not have interest rates which were materially different than current market conditions and therefore, the fair value of each instrument approximated the respective carrying values.

Note 11 — Partners’ Equity

Per the limited partnership agreement, Blackstone is authorized to issue an unlimited number of Class A and/or Class B interests. Partners are entitled to one vote per Class A interest. Class B interests are non-voting. No partner is liable for debt, obligations, or liabilities of the Company beyond such partner’s capital contribution. No distributions can be made for any reason to Class B holders until all of the contributed equity has been returned to the Class A holders.

During 2019, 2018 and 2017, the Company made approximately $0.5 million, $1.1 million and $1.0 million, respectively, of tax distributions to its partners.

During 2018, the Company made dividend distributions to partners totaling $52.7 million respectively to its partners. No such distributions were made during 2019 or 2017.

Note 12 — Equity-based Compensation

Beginning in 2015, certain CTOS employees were granted Class B interests in the Company with time-based vesting conditions for services rendered or to be rendered. Class B interests vest evenly over seven years on the anniversary of the effective vesting date. Any unvested Class B interests will automatically vest upon a change of control of the Company.

In accordance with ASC 718-10, the interests are classified as equity. The fair value of each Class B interest is determined on the grant date using an option pricing model. The Company has elected to account for forfeitures as they occur.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Equity-based Compensation (cont.)

A summary of the Class B interest activity for the years ended December 31, 2019 and 2018 is presented below:

	Number of Non-vested Class B Interests	Weighted Average Grant Date Fair Value
Balance at December 31, 2017	21,193	$0.30
Granted	8,248	0.53
Vested	(4,397)	0.31
Forfeited	(567)	0.31
Balance at December 31, 2018	24,477	$0.38
Granted	475	0.37
Vested	(5,213)	0.35
Forfeited	(398)	0.42
Balance at December 31, 2019	19,341	$0.38

The total fair value of Class B interests vested during the years ended December 31, 2019 and 2018 was $1.8 million and $1.4 million, respectively.

For the year ended December 31, 2019, compensation charges related to the Class B interests were $1.9 million. For the year ended December 31, 2018, aggregated compensation charges related to the Class B interests were $5.3 million, of which an immaterial portion of this expense related to prior years. The expense for both periods is recorded in Selling, general and administrative expenses in the Consolidated Statements of Income. The unrecognized compensation cost as of December 31, 2019 is $7.3 million, which will be recognized over a weighted-average period of 4.5 years, assuming there is no change of control triggering vesting of all interests. Unrecognized compensation would be accelerated upon a change of control.

The fair value of each interest granted was estimated using a pricing model with the assumptions below:

	2019	2018
Dividend yield	0.0%	0.0%
Equity volatility	33.0%	32.0%
Risk-free rate	2.6%	2.5%
Term	1 year	1.9 years
Marketability discount	20.0%	17.9%

Note 13 — Defined Contribution Plan

The Company and its subsidiaries sponsor one defined contribution 401(k) plan. Employees are eligible to participate in the plan if they are 18 years of age or older and have completed three consecutive months of service. If the consecutive months of service requirement is not met within an individual’s first three consecutive months of employment, then the individual will be eligible to participate after one year of service.

For these plans, the Company’s contributions to the plan are determined annually by the board of directors. For the years ended December 31, 2019, 2018 and 2017, matching contributions made to the plan were $2.8 million, $2.2 million and $1.6 million, respectively.

Note 14 — Operating Leases

We have various cancellable and non-cancelable operating leases related to office building and real estate. Rental expense for all operating leases, including leases with a term of one month or less, was $4.7 million, $4.3 million and $3.6 million for the years ended December 31, 2019, 2018 and 2017, respectively.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Operating Leases (cont.)

The majority of our future operating lease payments relate to real estate leases which may contain renewal options and escalation clauses. The Company recognizes lease expense on a straight-line basis over the expected term of the lease.

Our minimum annual payments under our operating lease agreements as of December 31, 2019 were (in thousands):

2020	$3,945
2021	3,075
2022	2,468
2023	2,182
2024	1,807
Thereafter	4,930
Total	$18,407

Note 15 — Acquisitions

The following acquisitions, unless otherwise noted, were considered business combinations accounted for under ASC 805, Business Combinations. The purchase consideration was allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the date of acquisition. The valuations consisted of discounted cash flow analysis or other appropriate valuation techniques to determine the fair value of the assets acquired or liabilities assumed.

All acquisitions were made to support the vision of becoming a leading provider of specialized and vocational equipment by gaining customer bases, economies of scale, geographical footprint, brand identity, assets, and talent. The operations of each of the acquisitions have been included in the Company’s Consolidated Statements of Income since the respective dates of the acquisitions. Below, we have summarized the estimated fair values of the assets acquired and liabilities assumed as of the acquisition dates.

Pro forma information is not included in accordance with ASC 805 as no acquisitions were considered material individually or in the aggregate.

2019 Acquisitions

On April 24, 2019, the Company acquired a machinery and parts businesses related to the production of boom trucks, truck cranes and crossover product lines from Terex Global GMBH. The aggregate purchase price for this acquisition was $27.1 million which consisted of cash consideration of $0.4 million and $26.7 million in the form of a note payable as discussed in Note 8. The following table summarizes the allocation of the purchase price based on the fair values of the assets acquired, and liabilities assumed at the date of the acquisition, with the remainder being recorded to goodwill. As of December 31, 2019, this allocation was provisional and subject to change pending the final valuation of these assets and liabilities:

Inventory	$12,957
Property and equipment	2,194
Customer relationships	1,200
Product design	2,900

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — Acquisitions (cont.)

2018 Acquisitions

On September 5, 2018, pursuant to the purchase agreement, the Company acquired 100% interest in a wholly owned subsidiary of Great Pacific Equipment Inc., a distributor of construction and utility equipment located in California. The purchase price for this acquisition was $4.7 million and consisted of cash consideration of $3.2 million and equity consideration of $1.5 million. The purchase price was allocated based on the fair values of the assets acquired, and liabilities assumed at the date of the acquisition, with the remainder being recorded to goodwill. The final allocation is as follows (in thousands):

Accounts receivable	$374
Inventory	182
Prepaids	32
Rental assets	790
Property and equipment	250
Accounts payable	(171)
Accrued expenses	(19)

2017 Acquisitions

The Company completed two acquisitions in 2017, which were purchased with cash and equity. The Company also paid down a total of approximately $2.3 million of pre-existing acquiree debt at the time of the respective acquisitions. The aggregate purchase price for the companies was approximately $7.7 million and consisted of cash consideration of $5.4 million and equity consideration of $2.3 million.

On January 17, 2017, the Company acquired North American Equipment Upfitters, LLC (“NAEU”), a leading aerial equipment upfitter with locations in Hookset, NJ and Syracuse, NY. The purchase price was allocated based on the fair values of the assets acquired and liabilities assumed at the date, with the remainder being recorded to goodwill. The final allocation is as follows (in thousands):

Cash	$327
Accounts receivable	631
Inventory	607
Prepaid and other assets	9
Property and equipment	243
Customer relationships	918
Other current liabilities	(432)
Short- and long-term debt	(184)

On May 30, 2017, the Company acquired Equipment Repair Solutions, LLC (“ERS”), a leading provider of upfitting services to the building supply market, based in Tampa, FL. The purchase price was allocated based on the fair values of the assets acquired and liabilities assumed at the date of acquisition, with the remainder being recorded to goodwill. The final allocation is as follows (in thousands):

Cash	$694
Accounts receivable	235
Inventory	2,325
Property and equipment	300
Customer relationships	3,112
Other current liabilities	(1,575)

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Contingencies

In accordance with ASC 450, Contingencies, we account for loss or gain contingencies when it is probable that a liability or an asset is realizable and can be reasonably estimated.

In the normal course of business, there are various claims in process, matters in litigation, and other contingencies. At this time, no claims of these types, certain of which are covered by insurance policies, have had a material effect on the Company. While it is not possible to predict the outcome of these matters with certainty, it is the opinion of management, that the final outcome of these matters will not have a material effect on the Company’s consolidated financial condition, results of operations and cash flows.

Sales Tax

From time to time, the Company is audited by state and local taxing authorities. These audits typically focus on the Company’s withholding of state-specific sales tax and rental-related taxes. As of December 31, 2019, the Company was currently under audit in various states for periods ranging from 2013 to August 31, 2019. Through December 31, 2018, the Company had accrued $1.1 million related to ongoing audits, with the corresponding $1.1 million expense running through Other income, net on the Consolidated Statements of Income. Using a probability weighted approach which considered, among other things, the Company’s understanding of the facts and circumstances surrounding these audits, the Company’s interpretations of the relevant state and local tax regulations, and any settlements proposed by the relevant taxing authorities, the Company recorded an additional $4.2 million during 2019, bringing the total accrual for ongoing audits to $5.3 million as of December 31, 2019. The current year increase in the accrual of $4.2 million is reflected in Other income, net in the Consolidated Statement of Income.

Note 17 — Related-Party Transactions

Related-Party Debt

On September 19, 2016, the Company entered into a 10% Secured Promissory Note (the “Truck Finance Note”) with Truck Finance, LLC, a partner-owned entity, which was amended on October 31, 2016. Pursuant to the Truck Finance Note, the Company was eligible to borrow up to $15.0 million. Pursuant to the terms of this agreement, amounts borrowed under the Truck Finance Note were due and payable on January 31, 2018 and accrued interest at a rate of 10% per annum. As of December 31, 2016, the Company owed $14.0 million under the Truck Finance Note. This note was extinguished during 2017 using the proceeds from the Term Loan.

On May 31, 2016 and June 24, 2016, respectively, the Company entered into Promissory Note 1 and Promissory Note 2 (collectively, the “Promissory Notes”) with CTEC, Inc., a partner-owned entity, and the trust of a partner, both of which were amended on August 31, 2016. Pursuant to the Promissory Notes, the Company received a total of $12.0 million, which was due and payable on January 31, 2018 and accrued interest at a rate of 10% per annum. These notes were satisfied during 2017 using the proceeds from the Term Loan.

During 2017, the Company incurred approximately $0.8 million of interest expense pursuant to a capital lease with a partner-owned entity, which is recorded in Interest expense in the Consolidated Statements of Income. The capital lease obligation was satisfied in its entirety during 2017.

During the fourth quarter of 2017, the Company closed on the purchase of 100% of the equity of a partner-owned entity in exchange for $3.5 million plus interest, which was calculated based on the purchase price and accrued at a rate of 10% per annum for the period beginning February 8, 2016 through the closing date. The assets of the partner-owned entity were comprised entirely of a building and the surrounding real estate.

Related-Party Receivables

The Company has a related-party note receivable from a partner that is being paid in monthly installments with the final payment due in 2028. As of December 31, 2019 and 2018, the related-party note receivable balance related to this note was approximately $0.2 million, which is recorded in Accounts receivable in the Consolidated Balance Sheets.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Related-Party Transactions (cont.)

The Company also has a related-party receivable from a partner for reimbursement of expenses originally paid by the Company on the owners behalf of partner in the amount of $0.1 million as of December 31, 2019, which is recorded in Accounts receivable in the Consolidated Balance Sheets. No such receivable was outstanding as of the year ended December 31, 2018.

Related-Party Payables

The Company has related-party payables to Blackstone related to professional fees for monitoring services provided by Blackstone in 2016 and 2017. Payables related to these services are recorded in Accrued expenses in the Consolidated Balance Sheets in the amount of $2.6 million as of both December 31, 2019 and 2018.

Related-Party Leases

The Company leases certain facilities from entities owned by partners. Rent expense paid to related-parties totaled $2.1 million, $2.1 million and $1.8 million for the years ended December 31, 2019, 2018 and 2017 respectively. This rent expense is recorded in Selling, general, and administrative expenses in the Consolidated Statements of Income, with a portion allocated to inventoriable overhead costs.

Related-Party Acquisitions

During 2018, the Company purchased assets owned by a partner. Total consideration paid for the purchase of these assets amounted to $5.9 million. The assets acquired of the partner-owned entity were comprised entirely of land and buildings recorded at $1.6 million and $4.3 million respectively.

Related-Party Revenue

The Company sells and rents equipment to R&M Equipment Rental, a partner-owned business. Total revenue attributable to renting equipment to R&M Equipment Rental for the years ended December 31, 2019, 2018 and 2017 was $3.3 million, $3.6 million, and $1.2 million respectively and is recorded in Rental revenue in our Consolidated Statements of Income. During the years ended December 31, 2019, 2018 and 2017, total revenue from sales of new equipment to R&M Equipment Rental was $11.2 million, $10.3 million, and $0.7 million, respectively and is recorded in New sales revenue in the Consolidated Statements of Income. During the same periods, the Company also sold $0.4 million, $0.4 million, and $10.7 million of used and used rental equipment to R&M Equipment Rental, with the related revenue recorded in Used sales revenue in the Consolidated Statements of Income. Amounts due from R&M Equipment Rental were $0.4 million at December 31, 2019 and 2018, which are recorded in Trade accounts receivable in the Consolidated Balance Sheets.

Revenue from transactions with other affiliates of partners or partner-owned entities not explicitly mentioned above were less than $0.1 million for the years ended December 31, 2019, 2018, and 2017 with immaterial revenue amounts from these transaction reflected in each of our revenue streams in the Consolidated Statements of Income.

Related-Party Goods and Services

The Company rents equipment from R&M Equipment Rental, a partner-owned business that re-sells and re-rents equipment as a minority-owned business. Total rent expense from R&M Equipment Rental for the year ended December 31, 2019 was $3.4 million, and was immaterial for the year ended December 31, 2018 and 2017. This re-rent expense is recorded in Cost of rental revenue in the Consolidated Statements of Income. In addition to re-rent expense, the Company also made purchases of inventory from R&M Equipment Rental totaling $0.5 million during the year ended December 31, 2019. No such inventory purchases were made from R&M Equipment during the year ended December 31, 2018 or 2017. Amounts due to R&M Equipment Rental are recorded in Trade accounts payable in the Consolidated Balance Sheets and totaled $1.0 million and $0.2 million for the year ended December 31, 2019 and 2018, respectively.

CUSTOM TRUCK ONE SOURCE, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Related-Party Transactions (cont.)

During 2018, the Company incurred $0.2 million, in professional fees for monitoring services provided by Blackstone. During 2017, the Company incurred $1.2 million, in professional fees for monitoring services provided by Blackstone. The Company incurred no such fees during 2019. These fees are recorded in Selling, general and administrative expenses in the Consolidated Statements of Income.

Note 18 — Subsequent Events

Subsequent to December 31, 2019, there was a global outbreak of a new strain of coronavirus, COVID-19. We continue to actively monitor developments of the COVID-19 pandemic. In response to the pandemic, we have undertaken efforts intended to maintain the safety and wellness of our employees and their families, ensure the Company’s continued financial and operational viability, and to continue our focus on meeting the needs of our customers.

The Company’s operations are classified as “essential businesses” and have remained operational while complying with health and safety guidelines and laws and regulations issued by governing authorities. Despite remaining open, the COVID-19 pandemic has had a negative impact on our financial results.

There is still uncertainty about the duration and extent of the impact of the COVID-19 pandemic. If economic conditions caused by the pandemic do not recover as currently estimated by management or market factors currently in place change, there could be a further impact to our results of operations, financial condition and cash flows from operations.

The Company and Nesco Holdings, Inc. (“Nesco”) entered into a Purchase and Sale Agreement, dated as of December 3, 2020, (the “Purchase Agreement”), under which Nesco will acquire 100% of the partnership interests of the Company. The transaction was unanimously approved by the boards of directors of both companies and is subject to regulatory and other customary closing conditions, including approvals from the shareholders or partners of each company. The acquisition is expected to close in the first quarter of 2021.

The Company has performed an evaluation of subsequent events through December 23, 2020, which is the date these financial statements were available to be issued. The Company does not have any material undisclosed reportable subsequent events.

Annex A

Execution Version
HIGHLY CONFIDENTIAL

PURCHASE AND SALE AGREEMENT

by and among

Blackstone Energy Partners NQ L.P.,

Blackstone Energy Family Investment Partnership SMD L.P.,

Blackstone Energy Family Investment Partnership NQ ESC L.P.,

Blackstone Capital Partners VI-NQ L.P.,

Blackstone Family Investment Partnership VI-NQ ESC L.P.,

Fred M. Ross, Jr. Irrevocable Trust

BEP UOS Feeder Holdco L.P.,

BCP VI UOS Feeder Holdco L.P.,

Blackstone Energy Management Associates NQ L.L.C.,

Blackstone Management Associates VI-NQ L.L.C.,

Nesco Holdings II, Inc.,

Nesco Holdings, Inc.,

Blackstone Capital Partners VI-NQ L.P.,

solely in its capacity as the representative of Sellers,

and

PE One Source Holdings, LLC,

solely with respect to Section 9.04

Dated as of December 3, 2020

Annex A-i

Annex A-ii

EXHIBITS

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C-1	Form of Company Tax Certificate
Exhibit C-2	Form of Blocker Company Tax Certificate
Exhibit D	R&W Insurance Policy
Exhibit E	Pre-Closing Reorganization
Exhibit F	Form of Joinder (Drag-Along)

SCHEDULES

Schedule A	Accounting Principles
Schedule B	Credit Support Obligations
Schedule C	Resigning Officers and Directors
Schedule D	Rental Fleet
Schedule E	Continued Indebtedness

Annex A-iii

Seller Disclosure Schedules

Section 1.01(b)	Knowledge of Sellers
Section 3.03	Governmental Consents
Section 3.05	Company Interests
Section 4.02	No Conflicts
Section 4.03	Governmental Consents
Section 4.04	Equity Interests of the Group Companies
Section 4.05	Financial Statements
Section 4.07	Absence of Changes
Section 4.08	Proceedings; Order
Section 4.10(a)	Material Contracts
Section 4.10(a)	Material Contracts Exceptions
Section 4.11(a)	Owned Real Property
Section 4.11(b)	Leased Real Property
Section 4.13(a)	Employee Matters
Section 4.13(e)	Consultants
Section 4.13(h)	Benefit Plans
Section 4.14	Tax Matters
Section 4.15	Affiliate Arrangements
Section 4.17	Insurance
Section 4.20	Customers and Suppliers
Section 4.21	Accounts Receivable
Section 4.22	Condition of Rental Fleet
Section 5.01	Organization and Standing
Section 5.03	Governmental Consents
Section 5.04	Equity Interests of the Blocker Companies
Section 5.06	Blocker Tax Matters
Section 7.01(a)	Conduct of the Business
Section 7.05(d)	Tax Treatment; Purchase Price Allocation
Section 7.08	Affiliate Contracts
Section 7.19	Restrictive Covenants; Employee Non-Solicit

Buyer Disclosure Schedules

Section 1.01(a)	Knowledge of Buyer
Section 6.02	No Conflicts; Consents
Section 6.03	Governmental Consents
Section 6.12	Tax Matters

Annex A-iv

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of December 3, 2020 (the “Execution Date”), by and among (a) Blackstone Energy Management Associates NQ L.L.C., a Delaware limited liability company (“Blackstone Energy Management Associates NQ”), Blackstone Management Associates VI-NQ L.L.C., a Delaware limited liability company, (“Blackstone Management Associates VI-NQ”, and, with Blackstone Energy Management Associates NQ, collectively, the “BlockerCo GP Sellers”), Blackstone Energy Partners NQ L.P., a Delaware limited partnership (“Blackstone Energy Partners NQ”), Blackstone Capital Partners VI-NQ L.P., a Delaware limited partnership (“Blackstone Capital Partners VI-NQ”), Blackstone Energy Family Investment Partnership SMD L.P., a Delaware limited partnership (“BX Energy Family Investment Partnership SMD”), Blackstone Energy Family Investment Partnership NQ ESC L.P., a Delaware limited partnership (“BX Energy Family Investment Partnership NQ ESC”), Blackstone Family Investment Partnership VI-NQ ESC L.P., a Delaware limited partnership (“BX Family Investment Partnership VI NQ ESC”), Fred M. Ross, Jr. Irrevocable Trust (“Ross Trust” and, with Blackstone Energy Partners NQ, BX Energy Family Investment Partnership SMD, BX Energy Family Investment Partnership NQ ESC, Blackstone Capital Partners VI-NQ, BX Family Investment Partnership VI NQ ESC and the BlockerCo GP Sellers, collectively, the “CTOS Sellers”), (b) BEP UOS Feeder Holdco L.P., a Delaware limited partnership (“BEP UOS Feeder Holdco”), and BCP VI UOS Feeder Holdco L.P., a Delaware limited partnership (“BCP VI UOS Feeder Holdco” and, together with BEP UOS Feeder Holdco and the BlockerCo GP Sellers, collectively, “BlockerCo Sellers”), (c) Blackstone Capital Partners VI-NQ, solely in its capacity as the representative of Sellers (the “Sellers’ Representative”), (d) Nesco Holdings, Inc., a Delaware corporation (“Buyer Parent”), (e) Nesco Holdings II, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Buyer Parent (“Buyer”), and (f) PE One Source Holdings, LLC, a Delaware limited liability company (“Investor”), solely with respect to its obligations under Section 9.04. Sellers, Sellers’ Representative, Buyer, Buyer Parent and, solely for purposes of Section 9.04, Investor, are sometimes referred to herein, collectively, as the “Parties,” and each of them is sometimes referred to herein, individually, as a “Party.”

RECITALS

WHEREAS, as of the date hereof, CTOS Sellers (together with the Dragged Sellers) own, collectively, 100% of the limited partnership interests (the “LP Interests”) of Custom Truck One Source, L.P., a Delaware limited partnership (the “Company”), and 100% of the limited liability company interests (the “GP Interests” and together with the LP Interests, the “CTOS Company Interests”) of Utility One Source GP LLC, a Delaware limited liability company (the “General Partner”);

WHEREAS, following the Pre-Closing Reorganization, CTOS Sellers (together with the Dragged Sellers) and Blocker Companies will own, collectively, 100% of the CTOS Company Interests;

WHEREAS, BlockerCo Sellers own, collectively, 100% of the limited partnership interests (the “Blocker LP Interests”) of Blackstone UOS Feeder Fund BEP L.P., a Delaware limited partnership (the “BEP Blocker”), and Blackstone UOS Feeder Fund VI L.P., a Delaware limited partnership (the “VI Blocker” and, together with BEP Blocker, the “Blocker Companies”), and BlockerCo GP Sellers own, collectively, 100% of the general partnership interests (the “Blocker GP Interests” and together with the Blocker LP Interests, the “Blocker Company Interests”) of the Blocker Companies;

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to each Seller’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, Buyer is delivering to Sellers the Financing Commitments;

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to each applicable Seller’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, Investor is delivering to Sellers’ Representative a guaranty of Investor’s obligations hereunder by Platinum Equity Capital Partners V, L.P., a Delaware limited partnership (the “Platinum Guaranty”);

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to each Seller’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, certain of Parent’s stockholders are entering into support agreements with Investor (collectively, the “Voting Agreements”);

Annex A-1

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to Buyer’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, (i) certain of the Sellers (collectively, the “Initial Rollover Holders”) are entering into, and prior to the Closing certain other Sellers (the “Additional Rollover Holders” and together with the Initial Rollover Holders, the “Rollover Holders”) may enter into, rollover agreements (collectively, the “Rollover Agreements”) with Buyer Parent, pursuant to which, on the Closing Date but prior to the Closing, such Rollover Holders will exchange the Rollover Interests for shares (“Buyer Parent Common Shares”) of common stock, par value $0.0001 per share, of Buyer Parent (“Buyer Parent Common Stock”) in accordance with, and subject to the terms and conditions of, such Rollover Agreements (all of such transactions, the “Rollovers”), and (ii) certain Affiliates of Sellers are entering into and delivering to Buyer acknowledgment agreements, date of even date herewith (each, an “Acknowledgment Agreement”);

WHEREAS, Buyer Parent shall contribute, or cause to be contributed, the Rollover Interests to Buyer immediately after the consummation of the Rollovers and prior to the Closing; and

WHEREAS, on the terms and subject to conditions set forth in this Agreement, (a) Buyer desires to acquire from CTOS Sellers (including the Dragged Sellers), and CTOS Sellers desire to sell to Buyer, the CTOS Company Interests (other than those owned by the Blocker Companies), and (b) Buyer desires to acquire from BlockerCo Sellers, and BlockerCo Sellers desire to sell to Buyer, the Blocker Company Interests.

AGREEMENT

NOW, THEREFORE, in consideration for the promises, representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth below:

“2015 Proceeding” means the Internal Revenue Service examination and/or assessment relating to an Indemnified Tax Matter with respect to the quarterly taxable periods ending in calendar year 2015.

“Accounting Principles” means GAAP as modified by those accounting practices, methodologies, procedures, classifications and principles set forth on SCHEDULE A.

“Acknowledgment Agreement” has the meaning set forth in the recitals hereto.

“Acquired Companies” means, collectively, the General Partner, the Company and its Subsidiaries, and the Blocker Companies.

“Acquisition Proposal” means any proposal or offer from any Person (other than Buyer and its Representatives) with respect to any (i) merger, business combination, plan of arrangement, amalgamation, reorganization, share issuance or share exchange, consolidation or similar transaction, in each case pursuant to which 15% or more of the Equity Interests of the Company or any other Acquired Company or any surviving entity of such transaction would be held by one or more third parties not affiliated with the Company as of the date hereof or (ii) acquisition or purchase of 15% or more of the consolidated assets of the Acquired Companies, other than the transactions contemplated by this Agreement.

“Additional Rollover Holder List” has the meaning set forth in Section 2.05(a).

“Additional Rollover Holders” has the meaning set forth in the recitals hereto.

“Adjustment Escrow Account” has the meaning set forth in Section 2.01(b).

“Adjustment Escrow Amount” means $7,500,000.

Annex A-2

“Adjustment Escrow Funds” means the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement, including amounts of interest or other earnings thereon.

“Affiliate” means, with respect to any Person, any other Person Controlling, Controlled by, or under common Control with such Person; provided, that for purposes of Section 7.19(a), “Affiliates” of the Blackstone Sellers shall mean only (i) the Blackstone Energy Partners private equity funds and the investment vehicles and other Persons Controlled by such Blackstone Energy Partners private equity funds (collectively, the “Blackstone Energy Parties”) and (ii) any Person that both (A) would be (but for this proviso) an Affiliate of a Blackstone Seller and (B) after September 1, 2020, either (1) whom one or more of the Blackstone Sellers or the other Blackstone Energy Parties directs, instructs or encourages to take action prohibited by Section 7.19(a) or (2) to whom one or more of the Blackstone Sellers the other Blackstone Energy Parties provides information concerning any Covered Employee.

“Affiliate Contracts” means any Contract between (a) any Acquired Company, on the one hand, and (b) (i) Sellers or any of their Affiliates (other than the Acquired Companies), (ii) any director, manager or executive officer of (A) Sellers or (B) any of their Affiliates (other than the Acquired Companies), (iii) any individual with a direct relation by blood, marriage or adoption to any director, manager or executive officer described in clause (ii), or (iv) any Affiliate (other than the Acquired Companies) of any director, manager, or executive officer or other individual described in clause (iii) or clause (iv), on the other hand.

“Agreement” has the meaning set forth in the preamble hereof.

“Amended Certificate of Incorporation” means Buyer Parent’s Amended and Restated Certificate of Incorporation in the form attached as Exhibit C to the Investment Agreement.

“Anti-Corruption Law” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any other applicable anti-bribery or anti-corruption law, rule or regulation of similar purposes and scope to which the any Acquired Company is subject.

“Antitrust Law” means the HSR Act, the Sherman Act, the Clayton Act the Federal Trade Commission Act and any other federal, state or foreign antitrust, competition or trade regulation, or decree or Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Assignment Agreement” means the assignment agreement, substantially in the form attached hereto as Exhibit A, to be entered into at the Closing by and between Sellers and Buyer.

“Attributable Closing Consideration Amount” has the meaning set forth in Section 2.05(a).

“Audited Financial Statements” has the meaning set forth in Section 4.05.

“Balance Sheet Date” has the meaning set forth in Section 4.05.

“Base Purchase Price” means $1,475,000,000.

“Benefit Plan” has the meaning set forth in Section 4.13(h).

“BEP Blocker” has the meaning set forth in the recitals hereof.

“Blackstone Sellers” means Blackstone Energy Management Associates NQ, Blackstone Management Associates VI-NQ, Blackstone Energy Partners NQ, Blackstone Capital Partners VI-NQ, BX Energy Family Investment Partnership SMD, BX Energy Family Investment Partnership NQ ESC, BX Family Investment Partnership VI NQ ESC, BEP UOS Feeder Holdco and BCP VI UOS Feeder Holdco.

“Blocker Companies” has the meaning set forth in the recitals hereof.

“Blocker Company Interests” has the meaning set forth in the recitals hereof.

“Blocker GP Interests” has the meaning set forth in the recitals hereof.

“Blocker LP Interests” has the meaning set forth in the recitals hereof.

Annex A-3

“BlockerCo Sellers” has the meaning set forth in the preamble hereof.

“Borrower” means CTOS, LLC (f/k/a UOS, LLC), a Delaware limited liability company.

“Budget Act” means the Bipartisan Budget Act of 2015, H.R. 1314 Public Law Number 114-74.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or Kansas City, Missouri.

“Buyer” has the meaning set forth in the preamble hereof.

“Buyer Disclosure Schedules” means the disclosure schedules (including any attachments thereto) delivered by Buyer to Sellers on the Execution Date concurrently with the execution and delivery of this Agreement.

“Buyer Financing Failure Fee” means $10,000,000.

“Buyer Fees” has the meaning set forth in Section 9.04(g).

“Buyer Fundamental Representations” means those representations and warranties set forth in Section 6.01(a), Section 6.04(i), Section 6.05, the second sentence of Section 6.07(a), Section 6.07(c), Section 6.08, and Section 6.13.

“Buyer Group” means Buyer Parent and each of its Subsidiaries.

“Buyer Indemnitees” has the meaning set forth in Section 9.02(a).

“Buyer IA Termination Obligations” has the meaning set forth in Section 9.04(a).

“Buyer Material Breach Fee” means $10,000,000.

“Buyer Parent” has the meaning set forth in the preamble hereof.

“Buyer Parent Common Shares” has the meaning set forth in the recitals hereto.

“Buyer Parent Common Stock” has the meaning set forth in the recitals hereto.

“Buyer Parent Stockholders Meeting” means meeting of the stockholders of Buyer Parent to be held for the purposes of obtaining the Required Vote (including any postponement, adjournment or recess thereof).

“Buyer Parties” means Buyer and Buyer Parent.

“Buyer Payments” has the meaning set forth in Section 7.20(b).

“Buyer Released Person” has the meaning set forth in Section 11.15(a).

“Buyer Releasing Person” has the meaning set forth in Section 11.15(b).

“Bylaws” means Buyer Parent’s bylaws, as the same may have been amended and in effect as of the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act passed by Congress on March 27, 2020.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as the same may have been amended and in effect as of the Closing Date.

“Class A Interests” has the meaning set forth in the Company LP Agreement.

“Class B Interests” has the meaning set forth in the Company LP Agreement.

“Clean Team Agreement” means that certain Clean Team Addendum and Information Sharing Agreement, dated as of October 27, 2020, by and among the Company, Buyer Parent and Platinum Equity Advisors, LLC.

“Closing” has the meaning set forth in Section 2.03(a).

Annex A-4

“Closing Adjustment Amount” means the amount, which may be positive or negative, determined as of the Closing (in accordance with the Accounting Principles), equal to the sum of:

(a)     either (i) if the Closing Working Capital is greater than the Target Working Capital Ceiling, a positive amount equal to the amount by which the Closing Working Capital exceeds the Target Working Capital Ceiling, (ii) if the Closing Working Capital is less than the Target Working Capital Floor, a negative amount the absolute value of which equals the amount by which the Target Working Capital Floor exceeds the Closing Working Capital, or (iii) if the Closing Working Capital is equal to or greater than the Target Working Capital Floor and less than or equal to the Target Working Capital Ceiling, an amount equal to $0;

(b)    either (i) if the Closing OEC is greater than the Target OEC Ceiling, a positive amount equal to the amount by which the Closing OEC exceeds the Target OEC Ceiling, (ii) if the Closing OEC is less than the Target OEC Floor, a negative amount the absolute value of which equals the amount by which the Target OEC Floor exceeds the Closing OEC, or (iii) if the Closing OEC is equal to or greater than the Target OEC Floor and less than or equal to the Target OEC Ceiling, an amount equal to $0;

(c)     a positive amount equal to the lesser of (i) aggregate Closing Cash and (ii) $5,000,000;

(d)    a negative amount equal to the aggregate Closing Indebtedness; and

(e)     a negative amount equal to the aggregate Company Transaction Expenses.

“Closing Cash” means (a) the sum of all cash and cash equivalents of the Acquired Companies, net of any issued and outstanding checks and declared and unpaid dividends, determined, in each case, as of 12:01 a.m. Central time on the Closing Date in accordance with the Accounting Principles, minus (b) any distributions or payments of cash and cash equivalents to any Person (other than (i) payments or distributions to the Blocker Companies, the Company or any wholly-owned Subsidiaries of the Company and (ii) payments (A) in the ordinary course of business in respect of current liabilities included in Closing Working Capital or (B) in respect of liabilities included in the Closing Indebtedness or Company Transaction Expenses) from and after 12:01 a.m. Central time on the Closing Date and at or prior to the Closing.

“Closing Cash Payment Amount” has the meaning set forth in Section 2.01(b).

“Closing Date” has the meaning set forth in Section 2.03(a).

“Closing Indebtedness” means all Indebtedness of the Acquired Companies (without duplication of any amounts included in the calculation of Company Transaction Expenses), determined as of 12:01 a.m. Central time on the Closing Date in accordance with the Accounting Principles (taking into account any additional amounts of Indebtedness with respect thereto (a) payable as a result of any repayment of such Indebtedness required by the terms of such Indebtedness in connection with the transactions contemplated by this Agreement, or (b) incurred as of the Closing as a result of the transactions contemplated hereby).

“Closing OEC” means the OEC of the Closing Rental Fleet.

“Closing Rental Fleet” means, if owned by the Group Companies free and clear of all Liens (other than Permitted Liens and Liens for which the entire amount of the secured liability is accrued and included in the Closing Indebtedness or as a current liability in Closing Working Capital) as of 12:01 a.m. Central time on the Closing Date, (a) the Rental Fleet owned by the Group Companies as of the Execution Date and set forth on Schedule D, and (b) any Rental Fleet acquired by the Group Companies on and after the Execution Date and (i) not set forth on Schedule D and (ii) acquired in accordance with Section 7.01(a)(xviii), but excluding, in each case, any Rental Fleet sold by the Acquired Companies after 12:01 a.m. Central time on the Closing Date, and prior to the Closing, to any Seller or any Affiliate of any Seller (excluding the Acquired Companies).

“Closing Statement” has the meaning set forth in Section 2.04(a).

“Closing Statement Delivery Period” shall mean the period of 90 days following the Closing Date; provided, that if Buyer fails to timely deliver the Closing Statement in accordance with Section 2.04(a) within such 90-day period, the Closing Statement Delivery Period shall mean the period beginning on the Closing Date and continuing until the date that is seven days after the date on which Sellers’ Representative delivers written notice, if any, to Buyer of such failure.

Annex A-5

“Closing Working Capital” means, with respect to the Acquired Companies, (a) the sum of the Acquired Companies’ combined current assets (including all current Tax assets, but excluding all income Tax assets and deferred Tax assets, Closing Cash and amounts with respect to the Rental Fleet) minus (b) the sum of the Acquired Companies’ combined current Liabilities (including all Floorplan Payables and current Tax Liabilities but excluding, for the avoidance of doubt, deferred Tax Liabilities, Closing Indebtedness, and Company Transaction Expenses), in the case of each of foregoing clauses (a) and (b), determined as of 12:01 a.m. Central time on the Closing Date in accordance with the Accounting Principles; provided, however, that Closing Working Capital shall be reduced by the sum of (1) the aggregate amount of any consolidated current liabilities of the Acquired Companies (excluding the liabilities excluded from Closing Working Capital pursuant to the parenthetical provision in clause (b) above), calculated in accordance with the Accounting Principles, that are (x) incurred between 12:01 a.m. Central time on the Closing Date and the Closing due to a breach by the Company of its obligations under Section 7.01, or (y) incurred from and after 12:01 a.m. Central time on the Closing Date in connection with the transactions contemplated by Section 7.08, and (2) the aggregate amount of any reduction in the consolidated current assets of the Acquired Companies (excluding the assets excluded from Closing Working Capital pursuant to the parenthetical provision in clause (a) above), calculated in accordance with the Accounting Principles, (x) incurred between 12:01 a.m. Central time on the Closing Date and the Closing due to a breach by the Company of its obligations under Section 7.01, or (y) from and after 12:01 a.m. Central time on the Closing Date in connection with the transactions contemplated by Section 7.08. Notwithstanding the foregoing, Closing Working Capital shall not include Taxes that constitute Indemnified Tax Matters that would not be incurred by the Acquired Companies if the issues that have been raised by the Internal Revenue Service in the 2015 Proceeding (and associated assessments) and that are being disputed by the Acquired Companies were resolved in a manner that is favorable to the Acquired Companies with respect to all Covered Taxable Periods (“Excluded FET”). For the avoidance of doubt, Excluded FET shall include Taxes solely to the extent that such Taxes would not be payable by the Acquired Companies upon such a successful resolution of the issues implicated by the 2015 Proceeding with respect to all Covered Taxable Periods, and shall not include any other Taxes of the Acquired Companies.

“Code” means the United States Internal Revenue Code of 1986.

“Collateral Source” has the meaning set forth in Section 9.02(f).

“Company” has the meaning set forth in the recitals hereof.

“Company Interests” means the CTOS Company Interests and the Blocker Company Interests, collectively.

“Company LP Agreement” means the limited partnership agreement of the Company, as amended and restated.

“Company Transaction Expenses” means (a) (i) any change of control, retention, severance, transaction bonus or similar payments and any severance payments or benefits (other than those to the extent arising from actions taken by Buyer or its Affiliates after the Closing) incurred or otherwise payable by any Acquired Company in connection with the transactions contemplated hereby (other than as a result of an action taken by Buyer or its Affiliate after Closing) or (ii) the employer portion of any employment, payroll or similar Taxes relating to (A) any such payments described in this clause (a) or (B) any equity or equity-based compensation for any current or former employees of the Acquired Companies, (b) the excess, if any, of (i) all out-of-pocket costs, fees and expenses incurred or otherwise payable by any Acquired Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants (but excluding, for the avoidance of doubt, any amounts described in clauses (a), (c) and (d) of this definition), in each case, that have not been paid at or prior to 12:01 a.m. Central time on the Closing Date, over (ii) $10,000,000, (c) payment obligations of any Acquired Company to any Affiliates of Sellers in respect of advisory, management or monitoring fees, in each case, solely to the extent not paid as of 12:01 a.m. Central time on the Closing Date, (d) the amount of all Transfer Taxes for which Sellers are responsible pursuant to Section 7.05(f), and (e) any Taxes arising of the Acquired Companies out of or resulting from the Pre-Closing Reorganization (in each case, without duplication of any amounts included in the calculation of Closing Indebtedness).

“Competing Activity” has the meaning set forth in Section 7.19(b).

“Compliant” means, with respect to any Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading in light of the circumstances in which it is made, (b) such Required Information complies

Annex A-6

with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering on Form S-1 or any successor form thereto and for a Proxy Statement (including the information specified therein by reference to Form S-4), and (c) the financial statements and other financial information included in such Required Information (i) would not be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficient to permit a registration statement on Form S-1 relating to the sale of the Company’s debt securities using such financial statements and financial information to be declared effective by the SEC on any day of the Marketing Period and (ii) are sufficient to permit the Company’s independent auditors to issue customary “comfort” letters with respect to such financial statements and financial information to the Financing Sources providing or arranging the portion of the Financing consisting of debt securities (including customary “negative assurance” and change period comfort) in order to consummate any offering of debt securities on any day of the Marketing Period, and which such auditors have delivered drafts of customary comfort letters (including customary “negative assurance” and change period comfort) and confirmed they are prepared to issue any such comfort letter upon each of any pricing date occurring during the Marketing Period and any closing date occurring during the Marketing Period.

“Confidentiality Agreements” means, collectively, (a) that certain Confidentiality Agreement, dated as of October 26, 2020, by and between the Company and Buyer Parent, (b) that certain Confidentiality Agreement, dated as of May 20, 2020, by and between Buyer Parent and Platinum Equity Advisors, LLC, and (c) that certain Confidentiality Agreement, dated as of July 16, 2019, by and between the Company and Platinum Equity Advisors, LLC.

“Consent” means any consent, approval, authorization, expiration or termination of applicable waiting period (including any extension thereof), exemption, waiver, variance, filing, registration or notification.

“Consideration Allocation Schedule” has the meaning set forth in Section 2.05(a).

“Contract” means any agreement, contract, lease, sublease, guaranty, commitment, letter of intent, franchise, indenture, note, bond, loan, security agreement, purchase order, deed, instrument, license, sublicense or other legally binding commitment or undertaking including all amendments thereto.

“Contracting Party” has the meaning set forth in Section 11.14.

“Control” and its derivatives means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, Contract or otherwise.

“Copyrights” means original works of authorship and rights in copyrightable subject matter in published and unpublished works of authorship or other registered and unregistered copyrights and applications for registration of copyright, moral rights and waivers and consents not to enforce such moral rights.

“Covered Employee” has the meaning set forth in Section 7.19 of the Seller Disclosure Schedules.

“Credit Facility” means the Credit Agreement, dated as of April 18, 2017, by and among Borrower, the guarantors party thereto, Morgan Stanley Senior Funding, Inc., the lenders party thereto, Citigroup Global Markets, Inc., RBC Capital Markets and The Privatebank and Trust Company, as amended by Amendment No. 1 to Credit Agreement, dated as of November 14, 2017 and Amendment No. 2 to Credit Agreement, dated as of October 23, 2018 and Amendment No. 3 to Credit Agreement, dated as of February 19, 2020.

“Credit Support Obligations” means all obligations and Liabilities relating to or arising out of or in connection with the letters of credit, guarantees, bonds and other credit assurances of a comparable nature made or issued by or on behalf of Sellers or any of their Affiliates for the benefit of any Acquired Company, in each case, only as set forth in SCHEDULE B.

“CTOS Company Interests” has the meaning set forth in the recitals hereof.

“CTOS Sellers” has the meaning set forth in the preamble hereof and will be deemed to include each Dragged Seller upon execution of a Joinder by such Dragged Seller or the General Partner on behalf of any Dragged Seller that does not execute a Joinder in accordance with Section 8.4 of the Company LP Agreement.

“D&O Indemnified Parties” has the meaning set forth in Section 7.09(a).

“Data Room” has the meaning set forth in Section 1.02(h).

Annex A-7

“Debt Commitment Letters” has the meaning set forth in Section 6.07(a).

“Debt Financing” means the debt financing pursuant to the Debt Commitment Letter and any Substitute Financing in lieu thereof.

“Debt Funding Failure Fee” means $34,250,000.

“Deferred Closing Adjustment Amount” means, if the sum of the adjustments in clause (a) of the definition of Closing Adjustment Amount (which may be a negative amount) plus the adjustments in clause (b) of the definition of Closing Adjustment Amount (which may be a negative amount) is (a) a positive amount, the sum of such adjustments and (b) $0 or a negative amount, $0.

“Deferred Payroll Taxes” means any Taxes that are (1) deferred prior to the Closing under Section 2302 of the CARES Act or any similar Law and payable following the Closing by the Company or (2) deferred prior to the Closing under the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued August 8, 2020 or any similar Law and payable following the Closing by the Company or any of its Subsidiaries, in each case, calculated without giving effect to any Tax credits afforded under the CARES Act, the Families First Act or any similar Law to reduce the amount of any Taxes payable or owed and which tax credits (a) are otherwise included as assets that increase the amounts payable to Sellers in the calculation of the Purchase Price or (b) arise or accrue on or after the Closing Date.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedules” means, collectively, the Seller Disclosure Schedules and the Buyer Disclosure Schedules. For the avoidance of doubt, the Seller Disclosure Schedules that have been designated as subject to the Clean Team Agreements shall not be attached to this Agreement (but shall constitute a part of this Agreement) and have been made available as of the Execution Date to the applicable Representatives of Buyer in accordance with the terms of the Clean Team Agreement.

“Dispute Statement” has the meaning set forth in Section 2.04(b).

“Disputed Item” has the meaning set forth in Section 2.04(b).

“Dragged Seller Losses” means any Losses incurred by Buyer or any Acquired Company after Closing to the extent arising from or relating to the distribution of proceeds from the transactions contemplated by this Agreement to a Dragged Seller that such Dragged Seller alleges was or will be in violation of the Company LP Agreement, including any claim that the conditions set forth in Section 8.6 of the Company LP Agreement were not or will not be satisfied.

“Dragged Sellers” has the meaning set forth in Section 7.17.

“Environmental Law” means any applicable international, federal, state, or local Law relating to human or worker health and safety (with respect to exposure to Hazardous Substances), pollution, or the protection of the natural environment.

“Environmental Permits” has the meaning set forth in Section 4.09(a).

“Equity Financing” means the equity financing pursuant to (a) the Equity Financing Commitment and (b) the Follow-On Financing.

“Equity Financing Commitment” has the meaning set forth in Section 6.07(a).

“Equity Funding Failure Fee” means $88,500,000.

“Equity Interests” means, with respect to any Person, any corporate stock, shares, partnership interests, limited liability company interests, membership interests or units, or any other ownership or equity interests of such Person, or other equity participation in such Person that confers on any other Person the right to receive a share of the profits and losses of, or distribution of the assets of, such Person, including joint venture interests, phantom stock, stock appreciation rights or other rights determined by reference to the value of the equity interests of such Person, and all warrants, options, rights to vote or purchase or any other rights or securities directly or indirectly convertible into or exercisable or exchangeable for any of the foregoing.

Annex A-8

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, trade or business, whether or not incorporated, that together with any Acquired Company would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement, substantially in the form attached hereto as Exhibit B, to be entered into at the Closing by and among Sellers’ Representative on behalf of Sellers, Buyer and the Escrow Agent.

“Escrow Shortfall” has the meaning set forth in Section 2.04(c).

“Estimated Adjustment Amount” has the meaning set forth in Section 2.02.

“Estimated Closing Statement” has the meaning set forth in Section 2.02.

“Execution Date” has the meaning set forth in the preamble hereof.

“Existing Stockholders’ Agreement” means the Stockholders’ Agreement of Buyer Parent, dated as of July 31, 2019, by and among Buyer Parent and the other parties thereto.

“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Fee Letters” has the meaning set forth in Section 6.07(a).

“Final Adjustment Amount” has the meaning set forth in Section 2.04(b).

“Final Settlement Date” has the meaning set forth in Section 2.04(b).

“Financial Statements” has the meaning set forth in Section 4.05.

“Financing” means the Equity Financing and the Debt Financing, taken together.

“Financing Commitments” has the meaning set forth in Section 6.07(a).

“Financing Documents” has the meaning set forth in Section 7.13(b).

“Financing Purposes” has the meaning set forth in Section 6.07(a).

“Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing under the Debt Commitment Letters (including any engagement letters with respect to any debt securities contemplated to be issued in lieu of any bridge financing provided therein) in connection with the transactions contemplated hereby and thereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with each of their respective past, present or future direct or indirect Affiliates, and any Representatives of any of the foregoing each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing.

“Floorplan Financing” means (a) the Inventory Loan, Guaranty and Security Agreement, dated as of August 15, 2017, by and among Custom Truck & Equipment, LLC, the other credit parties, the lenders and PNC Equipment Finance, LLC, as amended by the First Amendment to Inventory Loan, Guaranty and Security Agreement, dated as of May 4, 2018, the Second Amendment to Inventory Loan, Guaranty and Security Agreement, dated as of May 4, 2018, the Third Amendment to Inventory Loan, Guaranty and Security Agreement, dates as of June 4, 2018, the Fourth Amendment to Inventory Loan, Guaranty and Security Agreement, dated as of November 30, 2018, the Fifth Amendment to Inventory, Loan, Guaranty and Security Agreement, dated as of August 5, 2019, and the Sixth Amendment to Inventory Loan, Guaranty and Security Agreement, dated as of August 30, 2019, (b) the Wholesale Financing Agreement, dated as of March 13, 2006 between Custom Truck & Equipment, LLC and Mercedes-Benz Financing Services USA LLC (successor in interest to DaimlerChrysler Financial Services Americas LLC), as amended by the Amendment to Wholesale Financing Agreement, dated as of January 30, 2015 and the Terms and Conditions to Wholesale Financing Agreement, dated as of January 30, 2019, and (c) the Inventory Financing Agreement, dated as of June 2, 2020, between Custom Truck & Equipment, LLC and PACCAR Financial Corp.

Annex A-9

“Follow-On Financing” means additional equity financing to raise proceeds in an amount up to $200,000,000 that Buyer and its Affiliates may obtain after the Execution Date and prior to the Closing.

“Fraud” means, with respect to any Person, such Person’s participation in actual and intentional common law fraud with respect to any representation or warranty set forth in Article III, Article IV or Article V (as applicable) or in any certificate delivered with respect thereto.

“GAAP” means generally accepted accounting principles in the United States.

“General Enforceability Exceptions” means those exceptions to enforceability and limitations due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a Proceeding at Law or in equity).

“General Partner” has the meaning set forth in the recitals hereof.

“Government Contract” means any prime contract, subcontract, facility contract, teaming agreement, non-disclosure agreement, letter contract, purchase order, task order or delivery order for the sale of supplies or provision of services, as modified by binding modifications, amendments, or change orders, (a) between any Group Company, on the one hand and, on the other hand, any Governmental Authority or (b) where any Group Company acts as a direct or indirect subcontractor and agrees to be bound by “flow-down” or similar requirements with respect to any Contract with a Governmental Authority.

“Governmental Authority” means any (a) foreign or domestic, supranational or national, or federal, state, provincial or local governmental authority, or any political subdivision of any of the foregoing, (b) court of competent jurisdiction, administrative agency, department, bureau, board or commission, tribunal or arbitral body, arbitrator or mediator or (c) quasi-governmental, regulatory, self-regulatory, legislative, taxing, executive or administrative authority or similar instrumentality of any governmental authority.

“GP Interests” has the meaning set forth in the recitals hereof.

“Group Companies” means the General Partner, the Company and each of its Subsidiaries.

“Hazardous Substance” means any substance that is (a) listed, regulated or defined pursuant to any Environmental Law or by any Governmental Authority as a pollutant, contaminant, hazardous waste, hazardous substance, hazardous material, or toxic substance due to its dangerous or deleterious properties or characteristics, (b) any petroleum product and any by-product thereof, (c) asbestos or any asbestos-containing material, (d) any radioactive material, or (e) per- and polyfluoroalkyl substances.

“Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (without duplication) all Liabilities or other amounts payable in respect of: (a) any indebtedness for borrowed money (including the Payoff Amounts), (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations for the deferred purchase price of property, goods or services (other than current trade payables incurred in the ordinary course of business), (d) any reimbursement obligations with respect to draws under outstanding letters of credit, surety bonds or similar instruments, (e) any obligations that have been or are required under GAAP to be classified and accounted for as capital lease obligations on a balance sheet, (f) any Hedging Arrangement (valued at the termination cost thereof), (g) any conditional sale, consignment, title retention or similar obligations, arrangements or agreements (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) any severance payments or benefits arising from a termination of employment occurring prior to the Closing (including the employer portion of any Taxes related thereto) to the extent not paid prior to Closing and not included in Closing Working Capital or as a Company Transaction Expense, (i) any Unpaid Tax Amounts, (j) any Deferred Payroll Taxes, (k) any guaranty of any of the obligations described in clauses (a) - (h), and (l) any obligations in the nature of fees, interest, premiums,

Annex A-10

prepayment, termination, breakage or make-whole payments or penalties or other similar payments with respect to any of the foregoing to the extent actually accrued as of the Closing or payable as a result of the Closing. For the avoidance of doubt and notwithstanding anything to the contrary herein, the Floorplan Financings, any related accrued and unpaid interest expenses and all payable balances related to the purchase of truck bodies, cranes, equipment and trailers reflected in the Floorplan Financings (collectively, “Floorplan Payables”), and Excluded FET will not constitute Indebtedness to the extent included in Closing Working Capital.

“Indemnified Tax Escrow Account” has the meaning set forth in Section 2.01(b).

“Indemnified Tax Escrow Amount” means $8,500,000.

“Indemnified Tax Escrow Funds” means the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Indemnified Tax Escrow Amount in accordance with the Escrow Agreement, including amounts of interest or other earnings thereon.

“Indemnified Tax Escrow Payment Date” has the meaning set forth in Section 7.05(i)(iii).

“Indemnified Tax Escrow Reduction Event” has the meaning set forth in Section 7.05(i)(iii).

“Indemnified Tax Matter” means any federal excise Taxes (including any penalties or interest) for which the Acquired Companies are liable that are (i) attributable to taxable periods (or portions thereof) ending on or before the Closing Date (each such period, a “Covered Taxable Period”); and (ii) imposed in connection with Sections 4051, 4052 and 4053 of the Code (and any Treasury Regulations promulgated thereunder, or other official guidance issued in connection therewith).

“Indemnified Tax Proceeding” has the meaning set forth in Section 7.05(i)(i).

“Indemnity Escrow Account” has the meaning set forth in Section 2.01(b).

“Indemnity Escrow Amount” means $10,000,000.

“Indemnity Escrow Funds” means the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Indemnity Escrow Amount in accordance with the Escrow Agreement, including amounts of interest or other earnings thereon.

“Independent Accountant” has the meaning set forth in Section 2.04(b).

“Initial Rollover Holders” has the meaning set forth in the recitals hereto.

“Insurance Cap” has the meaning set forth in Section 7.09(b).

“Intellectual Property” means intellectual property, including (a) Patents, (b) Trademarks and Internet domain names and all goodwill associated therewith, (c) Copyrights, (d) trade secrets and know-how, (e) Software, (f) as applicable, all registrations, applications, renewals, divisions, continuations, continuations-in-part, re-issues, re-examinations and foreign counterparts for any of the foregoing, and (g) any and all rights (created or arising under the Laws of any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) now existing and related to (a) – (f) above, including but not limited to rights to limit the use or disclosure thereof by any Person and (or any other equivalent or similar type of proprietary intellectual property right arising from or related to intellectual property, the right to bring suit, pursue past, current and future violations, infringements, or misappropriations, and collections).

“Interests” means the Company Interests and the Blocker Company Interests, collectively.

“Interim Period” has the meaning set forth in Section 7.01(a).

“Interim Financial Statements” has the meaning set forth in Section 4.05.

“Investment Agreement” has the meaning set forth in Section 6.07(a).

“Investor” has the meaning set forth in the preamble hereof.

“Investor Fees” has the meaning set forth in Section 9.04(g).

Annex A-11

“Investor Material Breach” means there is a breach of any covenant or agreement of Investor set forth in the Investment Agreement that, individually or in the aggregate, (i) would result in the failure of any of the conditions set forth in Section 5.1(d), Section 5.1(e) or Section 5.2 of the Investment Agreement to be satisfied if uncured and (ii) is not cured by the earlier of (A) 30 days after written notice of such breach is given to Investor by Sellers’ Representative or Buyer Parent and (B) two Business Days prior to the Termination Date.

“Investor Material Breach Alternative Fee” means $10,000,000.

“Investor Material Breach Fee” means $44,250,000.

“Investor Termination Fee” has the meaning set forth in Section 9.04.

“ISRA” has the meaning set forth in Section 7.20.

“Joinder” has the meaning set forth in Section 7.17.

“Knowledge of Buyer” means the actual knowledge following reasonable inquiry of any individual set forth on Section 1.01(a) of the Buyer Disclosure Schedules.

“Knowledge of Sellers” means the actual knowledge following reasonable inquiry of any individual set forth on Section 1.01(b) of the Seller Disclosure Schedules.

“Laws” means all laws (including common law), constitutions, treaties, statutes, rules, regulations, ordinances, directives and other requirements or Permits of any Governmental Authority and all Orders.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held for use by the Acquired Companies.

“Leases” means all leases, subleases, licenses, concessions and other use or occupancy agreements (written or oral) pursuant to which the Acquired Companies hold or have rights to any Leased Real Property.

“Liability” means any liability, debt, obligation, Loss, claim, Proceeding, assessment, Tax or commitment of any nature whatsoever (whether direct or indirect, known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Liens” means any lien, mortgage, security interest, deed of trust, lease, sublease, occupancy agreement, right of way, covenant, condition, restriction, encroachment, easement, license, option, rights of first refusal, adverse claim, pledge, charge, claim or other encumbrance or restriction, and any conditional, installment, contingent sale or other title retention agreement or lease in the nature thereof.

“Losses” means any and all losses, damages, deficiencies, judgments, Taxes, fines, penalties, interest payments and other costs and expenses (including documented out-of-pocket costs and expenses of Proceedings (including of investigation, advancement, pursuit and defense thereof), amounts paid in connection with any assessments, judgments or settlements relating thereto, court costs, and reasonable fees of attorneys, accountants and other experts or advisors incurred in connection with defending against any such Proceedings), whether or not involving a third party claim and whether incurred prior to, at or after the Closing.

“LP Interests” has the meaning set forth in the recitals hereof.

“LSRP” has the meaning set forth in Section 7.21.

“Marketing Period” means the first period of 17 consecutive Business Days after the Marketing Period Start Date and throughout and on the last day of which (a) Buyer shall have the Required Information, and such Required Information is and remains Compliant and (b) the conditions set forth in Section 8.01 and Section 8.02 (other than the condition in Section 8.02(h)) and those conditions that by their nature are to be satisfied by deliveries made at the Closing shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.01 and Section 8.02 (other than the condition in Section 8.02(h)) to fail to be satisfied assuming the Closing were to be scheduled for any time during such period; provided, that the Marketing Period shall not commence or be deemed to have commenced if, after the Marketing Period Start Date and prior to the completion of such 17 consecutive Business Day period, (i) the Required Information ceases to be Compliant for any reason or otherwise does not include the Required Information, in which case the Marketing Period will not be deemed to commence

Annex A-12

until, at the earliest, Buyer has received all of the Required Information and all of such Required Information is and remains Compliant throughout the Marketing Period, (ii) the Company’s independent auditor shall have withdrawn its audit opinion with respect to any financial statements forming part of the Required Information for which they have provided an opinion, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the financial statements of the Company for the applicable periods by the Company’s independent auditor or another independent public accounting firm reasonably acceptable to Buyer, or (iii) the Company has been informed by the Company’s independent auditor that the Company is required to restate, or the Company shall have announced any intention to restate, any financial statements included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant Required Information has been amended or the Company has announced that it has concluded that no restatement is required in accordance with GAAP. If the Company in good faith reasonably believes that it has delivered the Required Information, it may deliver to Buyer written notice to that effect (stating the date on which it believes it completed any such delivery), in which case the receipt of the Required Information shall be deemed to have occurred and the 17 consecutive Business Day period described above shall be deemed to have commenced on the date of receipt of such notice, unless Buyer determines in good faith that the Company has not completed delivery of the Required Information and, within five Business Days after its receipt of such notice from the Company, Buyer delivers a written notice to the Company to that effect (stating with reasonable specificity which information is required in order to complete the delivery of the Required Information).

“Marketing Period Start Date” means the earlier date to occur of (a) March 31, 2021 and (b) the date on which audited financial statements for the 2020 fiscal years for both of Buyer Parent and the Company are completed and delivered by the applicable auditors of such Persons.

“Material Adverse Effect” means any circumstance, change, fact, event, effect, occurrence or development (collectively, “Changes”) that, alone, or together with any other Changes, has had a material adverse effect on: (a) with respect to the Acquired Companies, the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Acquired Companies, taken as a whole; provided that, in the case of this clause (a), Changes shall not constitute or be deemed to contribute to a “Material Adverse Effect” or be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent they are: (i) Changes generally affecting the industries in which any of the Acquired Companies operate, whether international, national, regional, state, provincial or local, (ii) Changes in international, national, regional, state, provincial or local markets for or costs of commodities, raw materials or other supplies, products or services used or provided by any of the Acquired Companies, including those due to or arising out of actions by competitors and regulators, (iii) Changes in general regulatory or global, national or regional political conditions (including any trade disputes, the outbreak or escalation of war (whether or not declared) or acts of terrorism), or in general economic, business, regulatory, political or market conditions, or governmental lockdown, shutdown or slowdown or other governmental intervention, including any worsening thereof, failure to raise the borrowing limit of any Governmental Authority or the results of any elections for government office or the appointment of any Person to any Governmental Authority, (iv) Changes relating to disease outbreaks, pandemics, epidemics, public health events or human health crisis (including COVID-19), including resultant actions or inactions that are reasonably prudent or reasonably necessary to mitigate the effects thereof, (v) earthquakes, hurricanes, floods, acts of God or other effects of weather, meteorological events or natural disasters, (vi) Changes in Law or regulatory policy or the interpretation or enforcement thereof, (vii) Changes or adverse conditions in the currency, financial, banking or securities markets in general, in each case, including any disruption thereof and any decline in the price of any security or any market index, including devaluations of currency or any changes in the exchange rate of any currency as measured against any other currency, (viii) the announcement, negotiation, execution or delivery of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of Buyer or any of its Affiliates or any communication by Buyer or any of its Affiliates regarding its plans, proposals or projections with respect to any Acquired Company (including, to the extent resulting therefrom, any impact on the relationship of any Acquired Company, contractual or otherwise, with its customers, suppliers, service providers, contractors, lenders, partners, directors, managers, officers, employees or other agents), provided that the exceptions set forth in this clause (viii) shall not apply in connection with any representation or warranty set forth in this Agreement expressly addressing the execution, announcement, performance or consummation of this Agreement or the consummation of the transactions contemplated by this Agreement, or any condition as it relates to any such representation or warranty, (ix) Changes in GAAP, or (x) any failure of any Seller or any Acquired Company to meet any projections, forecasts or estimates of revenues, earnings or any other financial performance or results of

Annex A-13

operations of all or any portion of any Acquired Company (it being understood that this clause (x) shall not exclude any Change giving rise to such failure to the extent any such Change is not otherwise excluded from clause (a) of this definition of Material Adverse Effect); provided that in the case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (ix) and (x) above, any Change shall be taken into account to the extent such Change has a disproportionate impact on the Acquired Companies relative to other participants (x) located in the geographic locations and (y) in the industries, businesses, or markets, in each case, in which the Acquired Companies conduct business; (b) with respect to a Seller, the ability of such Seller to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the other Transaction Documents; and (c) with respect to any Buyer Party, the ability of the Buyer Parties, collectively, to consummate the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“Material Customer” has the meaning set forth in Section 4.20.

“Material Supplier” has the meaning set forth in Section 4.20.

“NJDEP” has the meaning set forth in Section 7.21.

“Non-Compete Seller” has the meaning set forth in Section 7.19 of the Seller Disclosure Schedules.

“Non-Recourse Party” has the meaning set forth in Section 11.14.

“NYSE” means the New York Stock Exchange.

“OEC” means (a) in the case of Closing Rental Fleet included on Schedule D, the cost attributed to it in Schedule D and (b) in the case of Closing Rental Fleet purchased by the Acquired Companies after the Execution Date, in each case, the original cost of the Rental Fleet, determined in accordance with the Accounting Principles, and in the case of the foregoing clause (b), to the extent such cost was (i) paid in cash by the Acquired Companies prior to 12:01 a.m. Central time on the Closing Date or (ii) included as a current liability in the Closing Working Capital (or any combination of the foregoing clauses (i) and (ii)).

“OFAC” has the meaning set forth in Section 4.15(d).

“Open Source Software” means Software that is licensed pursuant to (a) any license that is, or is substantially similar to, a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public License, Common Public License, CDDL, Mozilla Public License, BSD license and Apache license) and any “copyleft” license or any other license under which such Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms, and/or (b) any Reciprocal License.

“Order” means any binding order, decision, ruling, writ, permit, judgment, injunction, decree, stipulation, determination, award, license, decision, directive, stipulation, authorization, assessment, agreement or other determination issued, promulgated or entered by or with any Governmental Authority.

“ordinary course of business”, “ordinary course” and “usual course” each means the ordinary and usual course of business consistent with past practice; provided, that actions or inactions (a) that are reasonably prudent or reasonably necessary to mitigate the effects of the COVID-19 pandemic and the Changes resulting therefrom, or (b) required or prudent to comply with applicable Law, guidelines or best practices of any Governmental Authority or Orders in connection with or in response to the COVID-19 pandemic and the Changes resulting therefrom shall, in each case, be considered to have been taken in the “ordinary course of business”, “ordinary course” or “usual course” so long as, prior to any such material action or inaction by or on behalf of any Acquired Company after the Execution Date and prior to Closing (other than any commercially reasonable action taken in emergency situations for which the applicable Acquired Company promptly informs Buyer of any such actions taken (and in any event no later than one Business Day after such action is taken)), the Acquired Companies have consulted with Buyer and considered in good faith Buyer’s reasonable suggestions with respect thereto.

“Organizational Documents” means, with respect to (a) any corporation, its articles or certificate of incorporation and bylaws or documents of similar substance, (b) any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of

Annex A-14

similar substance, (c) any partnership (whether general or limited), its certificate of partnership and partnership agreement or documents of similar substance and (d) any other entity, its organizational and governing documents of similar substance to any of the foregoing, in each case as amended.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Acquired Companies.

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Pass-Through Tax Return” means any income Tax Return required to be filed by or with respect to any Acquired Company treated as a pass-through entity for income Tax purposes and for which the results of operations reflected on such income Tax Return are also reflected on the Tax Returns of Sellers or the direct or indirect owners of any Seller.

“Patents” means patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof.

“Payoff Amount” means for each item of Payoff Indebtedness the aggregate amount of the Indebtedness (including principal and accrued interest and fees and any prepayment or similar penalties and expenses, premiums and breakage costs that become payable upon repayment) required as of the Closing Date to satisfy in full the repayment of all such Indebtedness.

“Payoff Indebtedness” means, except for (x) the Floorplan Financing or (y) if, no later than ten (10) Business Days prior to the Closing Date, Buyer delivers written notice to Sellers’ Representative electing for one or more items of Indebtedness set forth on Schedule E to remain outstanding, any such Indebtedness specified in such election, all Indebtedness of the Acquired Companies that is (a) under the Credit Facility, (b) described in clause (a) or (b) of the definition of “Indebtedness” in this Agreement or (c) required by its terms to be repaid in connection with the transactions contemplated by this Agreement.

“Payoff Letter” means a customary payoff letter executed by the applicable lenders or other obligees (or their agent) of the outstanding Payoff Indebtedness which (a) specifies the Payoff Amount, (b) provides for the full satisfaction, release and discharge of all obligations of Borrower with respect to such Indebtedness, subject to customary surviving obligations, upon receipt of the Payoff Amount (subject to the receipt of funds by the applicable lender or other obligee pursuant to Section 2.01(b)), (c) provides for the automatic release, concurrently with the repayment of such Indebtedness, of Liens granted by Borrower and its applicable Affiliates to secure such Indebtedness and, in connection therewith, evidence that notice of such repayment (to the extent necessary) has been timely delivered to the holders of such Indebtedness, and (d) provides for wire transfer instructions for payment of the Payoff Amount.

“Permit” means any consent, approval, authorization, franchise, license, registration, permit, right, exemption, waiver, filing, allowance, variance or certificate of, or granted by, any Governmental Authority (but excluding Intellectual Property).

“Permitted Liens” means (a) Liens imposed by Law (including mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s or other similar Liens) incurred in the ordinary course of business for amounts which are not due and payable and for which adequate reserves have been established in accordance with GAAP, (b) purchase money Liens and Liens arising under conditional sales agreements and equipment leases with third parties entered into in the ordinary course of business for amounts which are not due and payable and for which adequate reserves have been established in accordance with GAAP, (c) Liens for Taxes, assessments, governmental charges or levies that are not due and payable or, if due and payable, that may thereafter be paid without penalty or that are being contested in good faith by appropriate Proceedings, for which adequate reserves have been established in accordance with GAAP that are disclosed in the Financial Statements, (d) solely to the extent required by applicable Law and arising in the ordinary course of business, pledges or deposits to secure obligations under workers’ compensation Laws, unemployment insurance Laws or similar Laws or to secure public or statutory obligations, (e) Liens affecting the interest of the lessor in leased property, (f) pledges and deposits made in the ordinary course of business to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, (g) Liens securing Indebtedness that will be released at or prior to the Closing, (h) Liens that are shown on current title reports or existing surveys, (i) with respect to the Real Property: (A) zoning, building and other similar restrictions regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by

Annex A-15

any governmental authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business thereon; (B) easements, covenants, rights-of-way and other similar restrictions; and (C) Liens or other imperfections of title, if any, that, in the case of clauses (A) – (C), that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use, occupancy or value of the Real Property subject thereto, as currently conducted, (j) non-exclusive licenses of Intellectual Property in the ordinary course of business or (k) other Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the value of any material assets of the Acquired Companies or the ability of the Acquired Companies to use their assets or operate in the ordinary course of business.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity (including any Governmental Authority).

“Personal Data” shall mean any data, in any form that identifies, or could reasonably be linked, directly or indirectly with an individual, including any information that is considered “personally identifiable information,” “personal information,” “personal data” or other similar expressions under Privacy Laws.

“Platinum Cash Funding Conditions” has the meaning set forth in Section 10.01(h).

“Platinum Guaranty” has the meaning set forth in the recitals hereto.

“POA-Joined Dragged Seller” means any Dragged Seller that has not, as of the Closing, duly executed and delivered (on his, her or its own behalf) to Buyer and Sellers’ Representative a Joinder and on behalf of whom the General Partner has duly executed, and delivered to Buyer at or before the Closing, a Joinder in accordance with the Company LP Agreement.

“POA-Joined Dragged Seller Amount” means the aggregate amount of the Preliminary Purchase Price attributable (based on an allocation of the Preliminary Purchase Price in accordance with Section 8.6(a) of the Company LP Agreement) to the CTOS Company Interests held by the POA-Joined Dragged Sellers.

“Pre-Closing Reorganization” means the transactions set forth on Exhibit E.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preliminary Purchase Price” means the sum of (a) the Base Purchase Price, plus (b) the Estimated Adjustment Amount (whether the Estimated Adjustment Amount is a positive or negative amount).

“Privacy Laws” means all applicable Laws, regulations, and guidance of Governmental Authorities concerning the privacy, security, disposal, destruction, disclosure, transfer or processing of Personal Data, data breach, consumer protection, websites, mobile applications, email, text messages, telephone communications, privacy policies, and Social Security number protection.

“Privacy Policies” each internal or external policy, notice or statement of the Group Companies relating to Personal Data.

“Proceeding” means any action, claim, demand, litigation, suit, counter suit, civil charge, criminal proceeding, complaint, dispute, examination, injunction, hearing, Order, investigation, inquiry, audit, settlement, mediation, arbitration or other legal or administrative proceeding of any sort by or before any Governmental Authority.

“Prohibited Party” has the meaning set forth in Section 4.15(e).

“Protected Term” has the meaning set forth in Section 7.19(b).

“Proxy Statement” has the meaning set forth in Section 7.14(a).

“Purchase Price” means the Preliminary Purchase Price, as may be adjusted following the Closing in accordance with Section 2.04.

“R&W Insurance Policy” has the meaning set forth in Section 6.10.

“Real Property” has the meaning set forth in Section 4.11(c).

Annex A-16

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (a) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) in source code form; (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; or (c) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such other Software.

“Release” shall mean disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into the environment.

“Remaining Exposure Amount” has the meaning set forth in Section 7.05(i)(iii).

“Rental Fleet” means the assets of the Acquired Companies of the type that comprise the “Rental equipment, net” line item presented in the Company’s financial statements, including with respect to sales-type capital leases, and determined in accordance with the Accounting Principles.

“Representative Expense Amount” has the meaning set forth in Section 2.02.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective members, partners, trustees, directors, managers, officers, employees, attorneys, consultants, advisors, representatives and other agents acting on behalf of such Person.

“Required Information” means (a) all financial statements, financial data and other customary financial and other pertinent information regarding the Acquired Companies of the type required by Regulation S-X and Regulation S-K under the Securities Act for (i) a registered public offering on Form S-1 (which shall have been audited, in the case of any annual financial statements included therein, and reviewed, in the case of any interim financial statements included therein, by the Acquired Companies’ independent auditor, in each case, in accordance with the procedures specified by the Public Company Accounting Oversight Board) or any successor form thereto and (ii) any Proxy Statement (including the information specified therein by reference to Form S-4) and, in each case, including (A) information required for the preparation of pro forma financial information specified in Article 11 of Regulation S-X or any successor forms thereto, (B) a customary “MD&A” with respect to any such financial statements, (C) customary qualitative narrative disclosure regarding the Acquired Companies and (D) information otherwise reasonably required in connection with the Financing (including the financial statements regarding the Acquired Companies as required in paragraphs 10 and 11 of Annex D of the Debt Commitment Letter) and the preparation of the Proxy Statement and the transactions contemplated by this Agreement; provided, that in no event will the Required Information include any information customarily provided by an investment bank or “initial purchaser” in the preparation of an offering memorandum, including the description of notes and the plan of distribution, risk factors specifically relating only to the financing, or any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments necessary or desired to be incorporated into any information used in connection with the Debt Financing, (b) customary “flash” or “recent development” information (which will include revenue and EBITDA (with corresponding GAAP reconciliation) and may be provided in a reasonable range or estimate) for any fiscal periods ended prior to the Closing and (c) revenues, EBITDA, total assets and total liabilities for (and as of the end of) the most recently completed last 12 month period for which financial statements are included in the Required Information with respect to entities that are guarantors and those that are non-guarantors under the Debt Financing (provided that Buyer shall have identified such guarantor and non-guarantor entities).

“Required Vote” has the meaning given to such term in the Investment Agreement.

“Response Action” shall mean any action required under Environmental Law to (a) clean up or remove Hazardous Substances in the environment, (b) prevent the unauthorized Release of Hazardous Substances so they do not migrate or endanger the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, maintenance or monitoring with respect to Hazardous Substances at any real property.

“Right” means any option, warrant, call, convertible or exchangeable security or other right (including any preemptive right) to subscribe for, purchase or otherwise acquire or dispose of any Equity Interest or other security of any class, with or without payment of consideration, either immediately or upon the occurrence of a specified date or specified event or the satisfaction of any other condition.

Annex A-17

“Rollover Agreements” has the meaning set forth in the recitals hereto.

“Rollover Amount” means the aggregate amount of cash that would be paid pursuant to Section 2.01(b) and be attributable to the Rollover Interests if such Equity Interests were not Rollover Interests (which amount of cash shall be determined in a manner that is consistent with Section 7.05(d) of the Seller Disclosure Schedules).

“Rollover Holders” has the meaning set forth in the recitals hereto.

“Rollover Interest Assignment Agreement” means, with respect to any Rollover Holder, the meaning ascribed to such term in such Rollover Holder’s Rollover Agreement.

“Rollover Interests” means the Blocker LP Interests and LP Interests identified as “Rollover Interests” in all of the Rollover Agreements.

“Rollovers” has the meaning set forth in the recitals hereto.

“Sanctioned Countries” has the meaning set forth in Section 4.15(e).

“SDN” has the meaning set forth in Section 4.15(e).

“SEC” means the United States Securities and Exchange Commission.

“Section 280G Payments” has the meaning set forth in Section 7.20(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” has the meaning set forth in Section 4.19(k).

“Security Program” has the meaning set forth in Section 4.19(k).

“Seller Disclosure Schedules” means the disclosure schedules (including any attachments thereto) delivered by Sellers to Buyer on the Execution Date concurrently with the execution and delivery of this Agreement.

“Seller Fundamental Representations” means those representations and warranties set forth in Section 3.01, Section 3.04, Section 3.05, Section 3.06, Section 4.01(a), Section 4.01(b), the first, second and fourth sentences of Section 4.04(a), Section 4.04(b), the first and fourth sentences of Section 4.04(c), Section 4.04(d). Section 5.01(a), Section 5.01(b), Section 5.01(d) and Section 5.04.

“Seller Released Person” has the meaning set forth in Section 11.15(b).

“Seller Releasing Person” has the meaning set forth in Section 11.15(a).

“Sellers” means CTOS Sellers and BlockerCo Sellers, collectively; provided, that, solely for the purposes of Article VII, the reference to “Sellers” in Section 7.18 shall be deemed to mean only the Blackstone Sellers and the Non-Compete Sellers.

“Sellers’ Counsel” has the meaning set forth in Section 11.16.

“Sellers’ Representative” has the meaning set forth in the recitals hereof.

“Service Provider” means any current or former director, officer, employee or individual independent contractor of any Group Company.

“Software” means all (a) software and computer programs (including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including statements in human readable form such as comments and definitions, which are generally formed and organized according to the syntax of a computer or programmable logic programming language, and such statements in batch or scripting languages), and (b) all documentation including user manuals and other training documentation relating to any of the foregoing

“Stockholders’ Agreement” has the meaning ascribed to such term in the Investment Agreement.

Annex A-18

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person or (b) that is Controlled by such Person.

“Substitute Financing” has the meaning set forth in Section 7.13(d).

“Target OEC” means $710,000,000.

“Target OEC Ceiling” means an amount equal to the Target OEC plus $5,000,000.

“Target OEC Floor” means an amount equal to the Target OEC minus $5,000,000.

“Target Working Capital” means $127,000,000.

“Target Working Capital Ceiling” means an amount equal to the Target Working Capital plus $5,000,000.

“Target Working Capital Floor” means an amount equal to the Target Working Capital minus $5,000,000.

“Tax” or “Taxes” means any income, profits, gross or net receipts, branch profits, escheat or unclaimed property, environmental, customs duty, alternative minimum, estimated, ad valorem, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, capital, government pension or insurance, royalty, severance, stamp or documentary, value added, goods and services, business or occupation or other tax, levy, import, duty, or other similar governmental charge in the nature of a tax collected or assessed by, or payable to, a Governmental Authority, together with all related fines, penalties, and interest attributable thereto, and including any obligation to pay, indemnify or otherwise assume or succeed to the Tax liability of another Person, whether by Law, contract or otherwise.

“Tax Allocation” has the meaning set forth in Section 7.05(d).

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Termination Date” has the meaning set forth in Section 10.01(b).

“Termination Fees” has the meaning set forth in Section 9.04(a).

“Trademarks” means registered and unregistered trademarks, service marks, logos and design marks, trade dress, trade names, slogans, product and service names, fictitious and other business names and brand names, pending trademark and service mark registration applications, and intent-to-use registrations or similar pending reservations of marks, together with all goodwill associated therewith.

“Transaction Documents” means this Agreement, the Assignment Agreement, the Confidentiality Agreements, the Clean Team Agreement, the Escrow Agreement, the Rollover Agreements, the Acknowledgment Agreements, the Joinders, the Financing Commitments, the Voting Agreements, the Investment Agreement, the Investor Guaranty and all other documents delivered or required to be delivered by any Party pursuant to this Agreement or the Investment Agreement.

“Transaction Tax Deductions” means all items of loss or deduction to the extent that such items result from or are attributable to any fees, costs or expenses of the Acquired Companies arising from or in connection with any of the transactions contemplated by this Agreement that are either (a) paid prior to 12:01 a.m. Central time on the Closing Date or (b) included as liabilities that reduced amounts payable to Sellers in the calculation of the Purchase Price, including (as applicable) (i) the Company Transaction Expenses (regardless of whether such items remain unpaid as of immediately prior to the Closing) or any items that would be Company Transaction Expenses but for the fact that such items were paid prior to the Closing Date, (ii) any payment of compensation arising from or in connection with any of the transactions contemplated by this Agreement, (iii) any vesting of compensation or property arising from or in connection with any of the transactions contemplated by this Agreement, (iv) the employer portion of any employment

Annex A-19

or payroll Taxes arising from or in connection with any of the items described in clause (ii) and (iii), and (v) the repayment of Indebtedness at Closing or as otherwise contemplated by this Agreement (including any capitalized financing fees, costs and expenses that become deductible as a result thereof).

“Transfer Taxes” has the meaning set forth in Section 7.05(f).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“U.S. Trade Controls” has the meaning set forth in Section 4.15(d).

“Unpaid Tax Amounts” means any unpaid income Taxes of the Blocker Companies attributable to any Pre-Closing Tax Period (determined in accordance with Section 7.05(g)) (x) that are first due to be paid on or after the Closing Date, or (y) that are with respect to any Tax Return for which the due date for the original filing of such Tax Return (including extensions) is on or after the Closing Date and that have not been filed prior to the Closing Date. The determination of Unpaid Tax Amounts shall be determined (a) consistent with the past practices of the Blocker Companies (including income Taxes only for those jurisdictions in which the Blocker Companies actually filed income Tax Returns in the immediately preceding taxable period), except as otherwise required by a change in applicable Law with respect to such past practices or by a change in operations or activities of the Acquired Companies since the establishment of such past practices, (b) disregarding any transactions or arrangements entered into by or at the direction of Buyer Parent, Buyer or their respective Affiliates outside the ordinary course of business on the Closing Date after the Closing that are not contemplated by this Agreement, (c) disregarding all accruals or reserves for contingent or deferred Tax liabilities established for GAAP purposes, and (d) taking into account any net operating losses (excluding any net operating losses generated in taxable periods (or portions thereof) beginning after the Closing Date), estimated payments, and overpayments of income Taxes (but solely to the extent such overpayments are for prior period Tax Returns for which the final Tax Return establishing such overpayment has been filed and the relevant overpayment has been applied as a credit against future Tax owed), and Transaction Tax Deductions, in each case, that are more likely than not available under applicable Law to offset liabilities otherwise includible in Unpaid Tax Amounts.

“VI Blocker” has the meaning set forth in the recitals hereof.

“Waived Benefits” has the meaning set forth in Section 7.20(a).

“WARN” has the meaning set forth in Section 4.13(d).

Section 1.02 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, Schedules (including the Disclosure Schedules), Articles, Sections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules (including Disclosure Schedules), Articles, Sections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, clauses or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) The Exhibits and Schedules (including the Disclosure Schedules) to this Agreement are attached hereto and incorporated herein solely to the extent expressly incorporated herein by reference.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular clause or other subdivision thereof unless expressly so limited. The words “this Article,” “this Section,” “this clause,” and words of similar import, refer only to the Article, Section, clause or other subdivision hereof in which such words occur. The word “or” has the inclusive meaning “and/or,” and the word “including” (and correlative forms thereof) shall be deemed to be followed by the phrase “without limitation.”

(d) All references to “$,” “U.S. Dollars,” “Dollars” and “dollars” and other monetary figures shall be deemed to refer to United States currency unless otherwise expressly provided herein. All accounting terms used but not defined herein shall have the meanings given to them under GAAP, except as otherwise set forth in the Accounting Principles.

(e) Pronouns in masculine, feminine or neuter genders shall be construed to include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, in each case, unless the context otherwise requires.

Annex A-20

(f) Unless the context otherwise requires, any reference to (i) any Person shall be deemed to refer to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities, (ii) any Law shall be deemed to refer to all rules and regulations promulgated thereunder and (iii) any Law shall be deemed to refer to such Law as amended, supplemented or otherwise modified from time, and in effect at any given time (and any successor provisions).

(g) Any reference to any “day” or any number of “days” without explicit reference to “Business Days” shall be deemed to refer to a calendar day or number of calendar days. If any action is to be taken on or by a particular calendar day that is not also a Business Day, then such action may be deferred until the immediately succeeding Business Day.

(h) The phrases “delivered,” “provided,” “furnished,” “made available” or words of similar import when used with respect to information or documents means that such information or documents have been physically or electronically delivered to the relevant receiving party; provided, that with respect to information or documents of Sellers or any of their Affiliates (including the Acquired Companies) to have been delivered, provided, furnished or made available to Buyer or its Affiliates at or prior to the Execution Date, such information or documents shall be deemed to have been delivered, provided, furnished or made available solely to the extent posted at or prior to 9:00 a.m. Central time on the day prior to the Execution Date to the online virtual data room entitled “Project Cardinal II” established by the Company and maintained by Venue Donnelly Financial Solutions (the “Data Room”) and accessible to Buyer and its Representatives (subject to any limitations as to accessibility pursuant to the clean team arrangements between the Parties, including that certain Clean Team Addendum and Information Sharing Agreement, dated as of October 27, 2020, by and among the Company, Buyer Parent and Platinum Equity Advisors, LLC) as of 9:00 a.m. Central time on the day prior to the Execution Date.

(i) The language used in this Agreement shall be deemed to be the language chosen jointly by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Article II
PURCHASE AND SALE OF INTERESTS

Section 2.01 Purchase and Sale of Company Interests; Debt Payoff.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) CTOS Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from CTOS Sellers, all of CTOS Sellers’ right, title and interest in and to the CTOS Company Interests (other than any Rollover Interests), free and clear of all Liens (other than Liens arising under applicable securities Laws or under the Organizational Documents of the Company), (ii) BlockerCo Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from BlockerCo Sellers, all of BlockerCo Sellers’ right, title and interest in and to the Blocker LP Interests (other than any Rollover Interests), free and clear of all Liens (other than Liens arising under applicable securities Laws or under the Organizational Documents of the Blocker Companies), and (iii) BlockerCo GP Sellers shall sell, assign, transfer and convey to Buyer’s designee, and Buyer shall cause its designee to purchase and acquire from BlockerCo GP Sellers, all of BlockerCo GP Sellers’ right, title and interest in and to the Blocker GP Interests, free and clear of all Liens (other than Liens arising under applicable securities Laws or under the Organizational Documents of the Blocker Companies), in each case, in consideration for the Purchase Price.

(b) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay (i) to Sellers an aggregate amount to an account designated by Sellers’ Representative in accordance with Section 2.02 in cash equal to the Preliminary Purchase Price as determined pursuant to Section 2.02, less the Adjustment Escrow Amount, less the Indemnity Escrow Amount, less the Indemnified Tax Escrow Amount, less the Representative Expense Amount, less the Deferred Closing Adjustment Amount (if any), less the Rollover Amount and less the POA-Joined Dragged Seller Amount (the “Closing Cash Payment Amount”), (ii) to the Escrow Agent (A) the Adjustment Escrow Amount for deposit into an account designated in writing by the Escrow Agent (the “Adjustment Escrow Account”), (B) the Indemnity Escrow Amount for deposit into an account designated in writing by the Escrow Agent (the “Indemnity Escrow Account”) and (C) the Indemnified Tax Escrow Amount for deposit into an account designated in writing by the Escrow Agent (the “Indemnified Tax Escrow Account”), (iii) the Representative Expense Amount to an account designated by Sellers’ Representative in accordance with Section 2.02, for purposes of satisfying costs, expenses and/or Liabilities incurred in its capacity as Sellers’ Representative and otherwise in accordance with this Agreement, (iv) to the extent reflected in any invoice delivered to Buyer pursuant to Section 2.03(b)(viii), to the applicable payee or its designee, on behalf of the applicable Acquired Company or Seller, the applicable portion of the

Annex A-21

Company Transaction Expenses reflected therein, and (v) to the extent one or more Payoff Letters with respect to such Indebtedness was provided to Buyer in accordance with Section 2.02, to the applicable lenders or other obligees (or their agent), on behalf of Borrower, the Payoff Amount (it being understood and agreed that the Payoff Amount shall be included in the calculation of Closing Indebtedness) set forth in each such Payoff Letter.

(c) Within five Business Days of the Closing Date, Buyer shall pay to Sellers an aggregate amount to an account designated by Sellers’ Representative in accordance with Section 2.02 in cash equal to the Deferred Closing Adjustment Amount (if any); provided that, if the Deferred Closing Adjustment Amount is not paid within five Business Days of Closing, the Deferred Closing Adjustment Amount shall accrue interest payable by Buyer in addition to the amount of the Deferred Closing Adjustment Amount at a rate of 8% per annum beginning five Business Days from the Closing Date until the date the Deferred Closing Adjustment Amount and all interest accrued thereon has been paid in full in accordance with this Section 2.01(c).

Section 2.02 Preliminary Purchase Price. No later than five Business Days prior to the Closing Date, Sellers’ Representative shall prepare (in consultation and cooperation with Buyer) and deliver to Buyer, together with reasonable supporting calculations used in the preparation thereof (a) a written statement (subject to the remainder of this Section 2.02, the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimate of (i) the Closing Adjustment Amount (such estimate, subject to the remainder of this Section 2.02, the “Estimated Adjustment Amount”), calculated in accordance with the applicable definitions set forth in this Agreement and the Accounting Principles and (ii) the resulting Preliminary Purchase Price, (b) wire transfer instructions for payment of each of (A) the Representative Expense Amount, (B) the Company Transaction Expenses and (C) the Closing Cash Payment Amount, (c) a true and complete copy of a Payoff Letter with respect to each item of Payoff Indebtedness and (d) a written election specifying the dollar amount, if any, to be withheld from the Closing Cash Payment Amount for Sellers’ Representative’s expenses (the lesser of $10,000,000 and such specified amount, the “Representative Expense Amount”). In the event that Buyer notifies the Company prior to Closing that it disputes the Company’s estimate of any item on the Estimated Closing Statement or the resulting calculation of the Preliminary Purchase Price, Buyer and Sellers’ Representative shall cooperate in good faith to resolve any such dispute as promptly as possible and modify any portion of the Estimated Closing Statement or the resulting calculation of the Preliminary Purchase Price, as applicable, to reflect any mutually agreed adjustments thereto. For the avoidance of doubt, no such good faith dispute shall be grounds for any failure of any closing condition to be satisfied or for the Closing to be delayed. In the event that the Payoff Amount in any Payoff Letter or the final amount reflected in any invoice delivered to Buyer pursuant to Section 2.03(b)(viii), respectively, is higher than the amount reflected for such Payoff Amount or invoice in the Estimated Closing Statement, the amount of the Closing Indebtedness or the Company Transaction Expenses, as applicable, reflected in the Estimated Adjustment Amount, shall be automatically increased to reflect such higher amount, unless such increase is waived in writing by Buyer. The Estimated Closing Statement (as modified in accordance with this Section 2.02) shall not be final or binding on the Parties other than for purposes of determining the Preliminary Purchase Price and the Closing Cash Payment Amount.

Section 2.03 The Closing; Closing Deliveries.

(a) The closing of the transactions contemplated hereby (the “Closing”) shall take place (i) at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, TX 77002 (or remotely via the electronic exchange of closing deliveries), commencing at 9:00 a.m. Central time, on the date that is three Business Days following the date on which the satisfaction or, if permissible, waiver of the last of the conditions set forth in Article VIII (other than any such conditions that by their terms will not be satisfied until deliveries are made at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing) takes place; provided, however, that if the Marketing Period has not ended at the time of satisfaction or waiver of all of the conditions set forth in Article VIII (other than any such conditions that by their terms will not be satisfied until deliveries are made at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the Closing shall occur on the earlier of (A) a date during the Marketing Period specified by Buyer on no less than two (2) Business Days’ notice to the Company and (B) the second (2nd) Business Day after the end of the Marketing Period (subject to in each case to the satisfaction or waiver of all of the conditions set forth in Article VIII) or (ii) on such other date or at such other time or place as the Parties may mutually agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” The Closing shall be deemed to have been consummated at 12:01 a.m. Central time on the Closing Date, and all actions required to be taken pursuant hereto at the Closing (including the delivery of all closing deliveries pursuant to Section 2.03(b) and Section 2.03(c)) shall occur and shall be deemed to take place simultaneously.

Annex A-22

(b) At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer:

(i) the Assignment Agreement, duly executed by each Seller or Sellers’ Representative on any Seller’s behalf;

(ii) the Escrow Agreement, duly executed by Sellers’ Representative;

(iii) evidence of the resignation or removal, effective as of the Closing, of each of the individuals serving as a director, manager or officer (in his or her capacity as such) of the Company, the General Partner or each Blocker Company set forth on SCHEDULE C as of immediately prior to the Closing, and evidence of the resignation or removal, effective as of the Closing, of those other directors, managers and officers (in his or her capacity as such) of each Acquired Company as of immediately prior to the Closing as requested by Buyer in writing at least five Business Days prior to the Closing;

(iv) a valid IRS Form W-9 or applicable IRS Form W-8 from each Seller, provided that if such form is not provided with respect to any Seller, the delivery requirements of this Section 2.03(b)(iii) shall be deemed satisfied and Buyer’s sole recourse is to withhold any applicable Taxes from the consideration payable to such Seller;

(v) a certificate from the Company, dated of the Closing Date in form attached hereto as Exhibit C-1, which satisfies the requirements set forth in Treasury Regulations Section 1.1445-11T(d)(2), attesting that either (A) fifty percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests or (B) ninety percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents;

(vi) a certificate from each Blocker Company, dated as of the Closing Date in form attached hereto as Exhibit C-2, which satisfies the requirements set forth in Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), attesting that such Blocker Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(vii) a certificate duly executed by each Seller (where not an individual, by an authorized officer) or an authorized officer of Sellers’ Representative on any Seller’s behalf, dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(d);

(viii) invoices or, with respect to Company Transaction Expenses payable to employees of the Group Companies through payroll, other reasonable supporting information reflecting amounts included in Company Transaction Expenses reflected in the Estimated Adjustment Amount set forth on the Estimated Closing Statement;

(ix) a counterpart to the Stockholders’ Agreement, duly executed by each Blackstone Seller;

(x) a Rollover Interest Assignment Agreement, duly executed by each Rollover Holder or the General Partner on behalf of any Rollover Holder that does not execute a Rollover Interest Assignment Agreement at least one Business Day prior to the Closing Date; and

(xi) all other documents required to be delivered by Sellers to Buyer at the Closing pursuant to this Agreement.

(c) At the Closing, without limiting Buyer’s obligation to pay (i) the Closing Cash Payment Amount, (ii) the Adjustment Escrow Amount, (iii) the Indemnity Escrow Amount, (iv) the Indemnified Tax Escrow Amount, (v) the Representative Expense Amount, and (vi) the Payoff Amounts set forth in one or more Payoff Letters provided to Buyer in accordance with Section 2.02 in each case, in accordance with Section 2.01(b), Buyer shall deliver, or cause to be delivered:

(i) to Sellers’ Representative, a counterpart to the Assignment Agreement, duly executed by Buyer;

(ii) to Sellers’ Representative, a counterpart to the Escrow Agreement, duly executed by Buyer;

(iii) to Sellers’ Representative, a counterpart to the Stockholders’ Agreement, duly executed by Buyer Parent and each other Person who will be a party thereto as of the Closing (other than any Seller);

Annex A-23

(iv) to Sellers’ Representative, a certificate duly executed by Buyer and Buyer Parent, dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Section 8.03(a) and Section 8.03(b);

(v) to each Rollover Holder (or, if applicable, a custodian designated by such Rollover Holder), the Buyer Parent Common Shares to be delivered to such Rollover Holder pursuant to such Rollover Holder’s Rollover Agreement, in book entry form and in the name of such Rollover Holder (or its nominee in accordance with such Rollover Holder’s written delivery instructions provided to the Company at least three (3) Business Days before the Closing Date);

(vi) to Sellers’ Representative, an executed binder agreement with respect to the R&W Insurance Policy in a form reasonably satisfactory to the Seller Representative; and

(vii) to Sellers’ Representative, all other documents required to be delivered by Buyer to Sellers at the Closing pursuant to this Agreement.

Section 2.04 Post-Closing Purchase Price Adjustment.

(a) No later than the end of the Closing Statement Delivery Period, Buyer shall prepare and deliver to Sellers’ Representative a written statement (the “Closing Statement”) setting forth Buyer’s good faith determination of the Closing Adjustment Amount, together with reasonable supporting calculations and documents used in the preparation of the Closing Statement; provided that, if Buyer fails to timely deliver the Closing Statement within the Closing Statement Delivery Period (provided, that any Closing Statement delivered by Buyer during the Closing Statement Delivery Period will be deemed to be timely delivered, regardless of any objections (successful or otherwise) Seller may make pursuant to Section 2.04(b)), then, without limiting Sellers’ remedies hereunder (including under Section 2.04(b)), the Estimated Closing Statement shall be deemed to be the Closing Statement. Buyer shall provide Sellers’ Representative and its Representatives reasonable access, on advance notice and at Sellers’ Representative’s sole expense, during normal business hours and in a manner as to not unreasonably interfere with the normal operations of the Acquired Companies to Buyer’s and the Acquired Companies’ appropriate Representatives and to Buyer’s and the Acquired Companies’ appropriate books and records as may be reasonably requested by Sellers’ Representative for purposes of Sellers’ Representative’s and its Representatives’ review of the Closing Statement, subject to the execution of customary work paper access letters requested by Buyer’s accountants.

(b) The Closing Statement and all items set forth therein shall become final and binding on the Parties on (i) the day immediately after the expiration of a 30-day period after Sellers’ Representative’s receipt thereof or (ii) if Buyer does not deliver the Closing Statement within the Closing Statement Delivery Period, the day immediately after the expiration of the Closing Statement Delivery Period (subject to the remainder of this Section 2.04(b), the “Final Settlement Date”), unless Sellers’ Representative delivers written notice to Buyer disputing in reasonable detail any item set forth on the Closing Statement on or before the Final Settlement Date (to the extent complying with this Section 2.04(b): (x) such notice, a “Dispute Statement,” and (y) each such item properly included in the Dispute Statement, and any facts and amounts attributable thereto or underlying the basis thereof, a “Disputed Item”); provided that a Dispute Statement shall only include disputes (and changes to the Closing Adjustment Amount may only be) based on (x) a failure of any component of the Closing Adjustment Amount to be determined in accordance with the Accounting Principles and the applicable defined terms of (or incorporated into) such components or (y) mathematical errors in the Closing Statement. If Sellers’ Representative delivers a Dispute Statement pursuant to and in accordance with this Section 2.04(b), then (i) Sellers’ Representative will also deliver materials showing in reasonable detail Sellers’ Representative’s basis, support and computations for its position, (ii) Sellers’ Representative shall be deemed to have agreed with all items and amounts contained in the Closing Statement except for the Disputed Items, (iii) Buyer and Sellers’ Representative shall negotiate in good faith a resolution of all Disputed Items during the 30 days (or such longer period as Buyer and Sellers’ Representative may mutually agree) following the date of delivery of the Dispute Statement, (iv) any Disputed Items resolved during such 30-day (or longer) period shall be final and binding on the Parties with respect to such Disputed Items, and (v) the Final Settlement Date shall instead be the earlier of (A) the date on which the Parties agree in writing to a resolution with respect to all Disputed Items and (B) the date on which the Independent Accountant issues its final determination with respect to any unresolved Disputed Items pursuant to and in accordance with this Section 2.04(b). Promptly following the expiration of such 30-day (or longer) period, and in any event no later than five Business Days thereafter, Buyer or Sellers’ Representative may submit the remaining Disputed Items to Grant Thornton LLP, or if Grant Thornton LLP is unable to serve, Buyer and Sellers’ Representative shall appoint by mutual agreement an internationally recognized firm of independent certified public accountants or financial consultants (the “Independent Accountant”) within such five-Business Day period (or, in the absence of

Annex A-24

agreement between Sellers’ Representative and Buyer by the close of business on such fifth Business Day, as selected by the New York, New York office of the American Arbitration Association). Buyer and Sellers’ Representative shall instruct the Independent Accountant to (1) act as an expert and not an arbitrator, (2) render a determination of all remaining Disputed Items, which shall (x) include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions and (y) absent manifest error promptly acknowledged in writing by the Independent Accountant, be final and binding on the Parties for purposes of this Section 2.04 and (3) prepare a definitive Closing Statement setting forth a definitive Closing Adjustment Amount, taking into account its determination with respect to the Disputed Items and submitted to it and any other Disputed Items previously resolved in writing by the Parties. Buyer and Sellers’ Representative shall instruct the Independent Accountant (I) to render its determination as soon as practicable and in any event within 30 days after the submission of the Disputed Items to it pursuant to and in accordance with this Section 2.04(b) and only with respect to the unresolved Disputed Items submitted to it; provided, that, to the extent the determination of any remaining Disputed Items affects the determination of any other Disputed Item (or any other items set forth in the Closing Statement), such effect may be taken into account by the Independent Accountant, (II) limit the scope of its determination to solely whether the Disputed Items were prepared in accordance with the Accounting Principles and the applicable defined terms of the components thereof and whether there were mathematical errors in the Closing Statement with respect to the components thereof, (III) to base its determination solely on information provided to it by Buyer and Sellers’ Representative and (IV) subject to the proviso to clause (I), not to assign a value to any particular item greater than the greatest value for such item claimed by any Party or less than the lowest value for such item claimed by any Party. The fees and expenses of the Independent Accountant (if any) shall be paid by Sellers’ Representative (on behalf of Sellers), on the one hand, and by Buyer, on the other hand, based upon the percentage that the Disputed Items amounts not awarded to Sellers’ Representative or Buyer, respectively, bear to the aggregate Disputed Items amount submitted to the Independent Accountant. Any such fees and expenses payable by Sellers’ Representative shall be paid by Sellers’ Representative from the Representative Expense Amount. The Closing Adjustment Amount as finally determined in accordance with this Section 2.04(b) shall be referred as the “Final Adjustment Amount.”

(c) If the Final Adjustment Amount exceeds the Estimated Adjustment Amount, then, on or before the second Business Day after the Final Settlement Date, Buyer shall deliver to Sellers an aggregate amount in cash equal to the excess amount by wire transfer of immediately available funds in U.S. Dollars to such account specified by Sellers’ Representative to Buyer in writing. If the Estimated Adjustment Amount exceeds the Final Adjustment Amount, then, on or before the second Business Day after the Final Settlement Date, Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent, in accordance with the terms of the Escrow Agreement, to disburse to Buyer out of the Adjustment Escrow Account an aggregate amount in cash equal to the excess amount (but not to exceed the Adjustment Escrow Funds) by wire transfer of immediately available funds in U.S. Dollars to such account(s) specified by Buyer to the Escrow Agent in writing; provided, that in the event the excess of the Estimated Adjustment Amount over the Final Adjustment Amount exceeds the amount of the Adjustment Escrow Funds (the amount of such excess up to the amount of the Indemnity Escrow Funds, the “Escrow Shortfall”), such joint written instruction shall, if so requested by Buyer, also direct the Escrow Agent to disburse to Buyer such Escrow Shortfall from the Indemnity Escrow Funds or the Indemnified Tax Escrow Funds, by wire transfer of immediately available funds to such account(s) designated by Buyer. For the avoidance of doubt, in no event shall Sellers be obligated to pay any amounts directly to Buyer pursuant to this Section 2.04(c) if the amount payable to Buyer pursuant to this Section 2.04(c) exceeds the Adjustment Escrow Funds. If any funds remain in the Adjustment Escrow Account after (i) the disbursement by the Escrow Agent of all funds to Buyer as required under this Section 2.04(c) (if the Estimated Adjustment Amount exceeds the Final Adjustment Amount) or (ii) the final determination under this Section 2.04(c) that the Final Adjustment Amount equals or exceeds the Estimated Adjustment Amount, Sellers’ Representative and Buyer shall jointly instruct the Escrow Agent, in accordance with the terms of the Escrow Agreement, to disburse to or on behalf of Sellers all such remaining funds in the Adjustment Escrow Account as of such time to such account(s) specified by Sellers’ Representative to the Escrow Agent in writing.

(d) From and after the Closing, upon the due execution and delivery to Buyer of a Joinder by any POA-Joined Dragged Seller, Buyer shall pay or cause to be paid to an account designated in writing by the Sellers’ Representative the portion of the POA-Joined Dragged Seller Amount attributable to the CTOS Company Interests held by such POA-Joined Dragged Seller immediately prior to Closing.

Annex A-25

(e) If any payment is to be made by Buyer to Sellers, or by the Escrow Agent to Buyer, in each case, pursuant to and in accordance with Section 2.04(c) or Section 2.04(d), then such payment shall be treated as paid by Buyer for the Company Interests under this Agreement, which shall be deemed to have been reduced or increased (as applicable) by the amount of such payment.

Section 2.05 Rollover.

(a) No later than five Business Days prior to the Closing Date, Buyer may deliver to Sellers’ Representative a list identifying each Additional Rollover Holder and the aggregate value of the Rollover Interests each such Additional Rollover Holder is to exchange for Buyer Parent Common Shares (the “Additional Rollover Holder List”). No later than two Business Days prior to the Closing Date (whether or not Buyer delivers an Additional Rollover Holder List), Sellers’ Representative shall deliver to Buyer a schedule (which schedule shall be consistent with Section 7.05(d) of the Seller Disclosure Schedules) (the “Consideration Allocation Schedule”) setting forth Sellers’ Representative’s good faith calculation, based on the Estimated Closing Statement and the allocation of consideration required under the Company LP Agreement, of the portion of the sum of Closing Cash Payment Amount and the Rollover Amount attributable to each holder of Company Interests broken out by class and issuer of such Equity Interests (with respect to such Company Interest, the “Attributable Closing Consideration Amount”). In the event Buyer objects to the Consideration Allocation Schedule prior to the Closing, Sellers’ Representative may (in its sole discretion) elect to deliver a revised Consideration Allocation Schedule prior to the Closing.

(b) If any payment or release of the Adjustment Escrow Amount, Indemnity Escrow Amount, the Indemnified Tax Escrow Amount or Representative Expense Amount (or any excess of the Final Adjustment Amount over the Estimated Adjustment Amount) is paid to the Sellers in accordance with Section 2.04(c), Section 9.02(e), Section 7.05(i)(ii) or Section 11.17(a)(iii) or (iv), as applicable, the Rollover Holders in respect of their respective Rollover Interests shall be entitled to receive from Sellers’ Representative their corresponding amount (in cash) of such amounts as if the transactions contemplated by the applicable Rollover Agreement entered into by such Rollover Holder had not occurred (and each applicable Rollover Holder shall accordingly be considered to have received any such payments (to the extent so attributable to such Rollover Interests) in consideration of the sale by the applicable Rollover Holder of a portion of its Rollover Interests to Buyer in exchange for the right to such payments).

Section 2.06 Withholding. Buyer, its Affiliates and Representatives and the Escrow Agent shall be entitled to deduct and withhold from any amounts payable in connection with this Agreement such amounts as are required to be deducted and withheld under any applicable Law. Buyer shall use commercially reasonable efforts to notify Sellers’ Representative in writing of any such withholding requirement at least five Business Days prior to deducting or withholding any such amounts form amounts payable to Sellers, and shall reasonably cooperate with Sellers’ Representative to reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted or withheld and duly paid over to the appropriate Governmental Authority in accordance with applicable Law when due, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES AS TO SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to Buyer as of the Execution Date and as of the Closing Date (except as to any representations or warranties that specifically related to a specific date, in which case such representations and warranties are instead made as of such specific date) as follows (except as set forth in the Seller Disclosure Schedules in accordance with Section 11.04):

Section 3.01 Organization and Standing. Such Seller (a) is a natural person or is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and (b) has all requisite power and authority to own, operate and lease its assets and conduct its business, in each case, as currently conducted. Such Seller is a natural person or is duly qualified to do business and in good standing in each jurisdiction in which such qualification is required by applicable Laws, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on such Seller.

Annex A-26

Section 3.02 No Conflicts. The execution, delivery and performance by such Seller of this Agreement and each other Transaction Document to which it is (or, at the Closing, will be) a party, and the consummation by such Seller of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or violate any Organizational Documents of such Seller (if such Seller is not a natural person), (b) conflict with or result in any breach of or default under (or an event that, with or without notice or lapse of time, or both would constitute a breach of or default under), violation of, or give rise to a right of termination, modification, cancellation or acceleration of any obligation under, any Contract to which such Seller is a party or by which any of its assets are bound, (c) contravene or violate any Laws applicable to such Seller or its properties or assets, or (d) result in the creation of any Lien upon any assets of such Seller, except, in the case of clauses (b), (c) and (d) above, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on such Seller.

Section 3.03 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement or any other Transaction Document to which it is (or, at the Closing, will be) a party, or the consummation of the transactions contemplated hereby or thereby, other than (a) Consents set forth on Section 3.03 of the Seller Disclosure Schedules and (b) Consents that, if not obtained or made, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on such Seller.

Section 3.04 Authority; Execution and Delivery; Enforceability. Such Seller has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or, in the case of the other Transaction Documents, at the Closing, will be) a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated hereby and thereby have been (or, at the Closing, will be) duly authorized and approved by all necessary limited liability company, partnership, corporate or other applicable entity action on the part of such Seller (if such Seller is not a natural person). Such Seller has (or, in the case of the other Transaction Documents, at the Closing, will have) duly executed and delivered this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party, and each of this Agreement and the other Transaction Documents to which it is (or, in the case of the other Transaction Documents, at the Closing, will be) a party constitutes (or, at the Closing, will constitute) its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency or creditors’ rights.

Section 3.05 Company Interests. Such Seller is the sole beneficial and record owner of the Company Interests set forth opposite such Seller’s name on Section 3.05 of the Seller Disclosure Schedules, free and clear of all Liens (other than Liens arising under the Organizational Documents of the Company or the Blocker Companies, as applicable, this Agreement or applicable securities Laws). At the Closing, such Seller will convey to Buyer good, marketable and valid title to such Company Interests, free and clear of all Liens (other than Liens arising under the Organizational Documents of the Company or the Blocker Companies, as applicable, this Agreement or applicable securities Laws). Such Seller is not a party to any Right which obligates such Seller to pledge, issue, sell or transfer, or repurchase, redeem or otherwise acquire or dispose of, any Company Interests or to issue or grant any such Right (and, in the case of any Seller other than a Blackstone Seller, such Right is enforceable against such Seller). There are no voting trusts or similar agreements to which any Blackstone Seller is a party with respect to the voting of any Company Interests.

Section 3.06 Brokerage Fees. Neither such Seller nor any of its Affiliates (including the Acquired Companies) has entered into any Contract with any agent, broker, investment banker, financial advisor or other Person that entitles any such Person to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the execution, delivery, and performance by such Seller of this Agreement or the other Transaction Documents to which such Seller is (or, at the Closing will be) a party, or the consummation of the transactions contemplated hereby or thereby, in each case, that is or could reasonably be expected to be payable by Buyer, any of its Affiliates or any of the Acquired Companies.

Section 3.07 Litigation. There is no Proceeding pending or, to the Knowledge of Sellers, threatened, against or affecting such Seller, or any of its properties or rights, and Seller is not subject to any Order, in each case, which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on the Sellers, taken as a whole.

Annex A-27

Article IV
REPRESENTATIONS AND WARRANTIES AS TO THE GROUP COMPANIES

The Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date (except as to any representations or warranties that specifically related to a specific date, in which case such representations and warranties are instead made as of such specific date) as follows (except as set forth in the Seller Disclosure Schedules in accordance with Section 11.04):

Section 4.01 Organization and Standing; Authority.

(a) Each Group Company is (i) a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has requisite organizational power and authority to own, lease and operate its assets and to conduct its business, in each case, as currently conducted. The execution, delivery and performance by each Seller of the Transaction Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated thereby have been (or, at the Closing, will be) duly authorized and approved by all necessary action, if any, on the part of the Group Companies. On or prior to the Execution Date, CTOS Sellers have made available to Buyer true and complete copies of the Organizational Documents of each of the Group Companies in full force and effect as of the Execution Date.

(b) Each Group Company is duly qualified to do business and in good standing under the Laws of each jurisdiction in which such qualification is required by applicable Laws, except as would not, individually or in the aggregate, (i) be material to the Group Companies (taken as a whole) or (ii) materially impair the Group Company’s (taken as a whole) ability to operate in the ordinary course of business.

(c) No Group Company is in violation of any of the provisions of any of the Organizational Documents of the Group Companies.

Section 4.02 No Conflicts. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (a) conflict with or violate the Organizational Documents of any Group Company, (b) assuming all Consents set forth on Section 4.02 of the Seller Disclosure Schedules are obtained or made, conflict with or result in any breach of or default under (or an event that, with or without notice or lapse of time, or both would constitute a breach of or default under), violation of, or give rise to a right of termination, modification, cancellation or acceleration of any obligation under, any Contract to which any Group Company is a party or by which any of its properties or assets are bound, (c) assuming all Consents set forth on Section 4.03 of the Seller Disclosure Schedules are obtained or made, contravene or violate any Laws applicable to any Group Company or its assets, or (d) result in the creation of any Lien (other than as expressly contemplated by this Agreement or the Transaction Documents or granted by Buyer pursuant to the Debt Financing) upon any assets of the Group Companies, except, in the case of clauses (b), (c) and (d) above, as would not, individually or in the aggregate, (A) be material to the Group Companies (taken as a whole) or (B) materially impair (1) the ability of the Group Companies (taken as a whole) to operate in the ordinary course of business or (2) the consummation of the transactions contemplated by the Transaction Documents.

Section 4.03 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by any Group Company in connection with the execution, delivery and performance by any Seller of this Agreement or any other Transaction Document to which it is (or, at the Closing, will be) a party, or the consummation by each Seller of the transactions contemplated hereby or thereby, other than (a) the Consents set forth on Section 4.03 of the Seller Disclosure Schedules or (b) Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (A) be material to the Group Companies (taken as a whole) or (B) materially impair (1) the ability of the Group Companies (taken as a whole) to operate in the ordinary course of business or (2) the consummation of the transactions contemplated by the Transaction Documents.

Section 4.04 Equity Interests of the Group Companies.

(a) The total authorized Equity Interests of the Company consists of an unlimited number of Class A Interests and Class B Interests. As of the Execution Date, 569,963,954 Class A Interests and 42,186,227 Class B Interests are issued and outstanding, no other Equity Interests are issued and outstanding and the General Partner owns the sole general partnership interest of the Company. Section 4.04(a) of the Seller Disclosure Schedules sets forth a true and complete list of the holders of Equity Interests of the Company as of the date hereof and with respect thereto (i) the

Annex A-28

number of Class A Interests and Class B Interests (by series of Class B Interest) held by each holder thereof, (ii) with respect to Class A Interests, the Aggregate Contribution Amount (as defined in the Company LP Agreement) and the aggregate Distributions (as defined in the Company LP Agreement) received in respect thereof by the holders thereof under Article VI of the Company LP Agreement and (iii) with respect to each series of Class B Interests, the Built-In Gain (as defined in the Company LP Agreement), if any, in respect of such series. All of the issued and outstanding Class A Interests and Class B Interests are duly authorized, validly issued and are free and clear of all Liens (other than Liens arising under applicable securities Laws). Each Class B Interest is intended to constitute a “profits interest” within the meaning of IRS Revenue Procedures 93-27 and 2001-43. With respect to any Class B Interests that were issued in connection with the performance of services, except as set forth on Section 4.04(a) of the Seller Disclosure Schedules, the Company has in its records a timely filed and effective election under Section 83(b) of the Code made in respect of such Class B Interests.

(b) Section 4.04(b) of the Seller Disclosure Schedules sets forth a true and complete list of the Group Companies and, with respect to each Group Company, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the issued and outstanding Equity Interests thereof and the holders of such Equity Interests. No Group Company owns, directly or indirectly, any Equity Interests in any Person other than as set forth on Section 4.04(b) of the Seller Disclosure Schedules. The Equity Interests of the Group Companies reflected as directly owned by Sellers or the Group Companies, in each case, on Section 4.04(b) of the Seller Disclosure Schedules, have been duly authorized and validly issued in compliance with applicable Laws and the Organizational Documents of the applicable Group Company and represent 100% of the issued and outstanding Equity Interests of the applicable Group Company.

(c) Except for this Agreement, there are no Rights to which any Blackstone Seller, any Acquired Company or (to the extent any such Right is enforceable against such Seller) any Seller other than a Blackstone Seller is a party or by which it is bound (i) obligating it to issue, sell, pledge, transfer or repurchase, redeem or otherwise acquire or dispose of, or cause to be issued, sold, pledged, transferred, repurchased, redeemed or otherwise acquired or disposed of, any Equity Interests in any Group Company or (ii) obligating such Group Company to issue or grant such Right. There are no voting trusts or other agreements or understandings to which any Acquired Company is a party with respect to the voting of any Equity Interests in any Group Company. There are no bonds, debentures, notes or other Indebtedness of any Group Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Equity Interests in any Group Company may vote. Each holder of Equity Interests of a Group Company set forth on Section 4.04(b) of the Seller Disclosure Schedules owns beneficially and of record, free and clear of all Liens other than Permitted Liens, all such Equity Interests described therein as being held by such holder.

(d) The Consideration Allocation Schedule, once delivered, as may be revised by Sellers’ Representative and delivered to Buyer prior to the Closing, shall be true and correct as of the Closing, assuming the accuracy of the Estimated Closing Statement.

Section 4.05 Financial Statements. Section 4.05 of the Seller Disclosure Schedules sets forth (a) the audited consolidated balance sheets as of, December 31, 2017, December 31, 2018 and December 31, 2019 for the Company and its Subsidiaries, and the related consolidated statements of income, partners’ equity and cash flows for the fiscal years then-ended (collectively, including the auditors reports thereon and the notes thereto, the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet as of September 30, 2020 (the “Balance Sheet Date”) for the Company and its Subsidiaries, and the related consolidated statements of income, partners’ equity and cash flows for the nine-month period then-ended (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Section 4.05 of the Seller Disclosure Schedules, the Financial Statements have been prepared from the applicable books and records of the applicable Group Companies in accordance with GAAP applied on a consistent basis across the dates and periods involved (except in the case of the unaudited Financial Statements, for the absence of footnotes and normal recurring year-end adjustments which will not, individually or in the aggregate, be material) and fairly present, in all material respects, the consolidated financial position, results of operation, partners’ equity and cash flows of the applicable Group Companies as of the respective dates thereof and for the respective periods covered thereby.

Section 4.06 Undisclosed Liabilities. The Group Companies have no Liabilities that would be required under GAAP to be reflected or reserved against in a consolidated balance sheet of the Group Companies or disclosed in the notes thereto, except for (a) Liabilities set forth in, reflected in, reserved against or disclosed in the most recent balance sheet included in the Interim Financial Statements, (b) Liabilities incurred in the ordinary course of business

Annex A-29

since the Balance Sheet Date which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Group Companies taken as a whole, (c) Liabilities incurred in connection with the transactions contemplated hereby taken into account in the Closing Adjustment Amount or in Company Transaction Expenses or (d) other Liabilities that would not, individually or in the aggregate, (i) be material to the Group Companies (taken as a whole) or (ii) materially impair the ability of the Group Companies (taken as a whole) to operate in the ordinary course of business.

Section 4.07 Absence of Changes. Except as set forth on Section 4.07 of the Seller Disclosure Schedules, since the Balance Sheet Date, (a) each Group Company has conducted its business in the ordinary course of business, (b) no Group Company has materially increased the compensation or benefits payable to any director, officer or other service provider or granted any material increase in salary or benefits to their respective employees, other than in the ordinary course of business or as required by applicable Law or collective bargaining agreement and (c) no Group Company has effected (or agreed to effect) any action or omission that, if occurring during the period commencing on the date hereof and ending at the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to Section 10.01, would require Buyer’s consent under Section 7.01. Except as set forth on Section 4.07 of the Seller Disclosure Schedules, since December 31, 2019, no Change has occurred that, individually or in the aggregate with other Changes, has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Companies.

Section 4.08 Proceedings; Orders. Except as set forth on Section 4.08 of the Seller Disclosure Schedules, there are no, and during the past three years there have been no (a) Proceedings pending, threatened in writing or, to the Knowledge of Sellers, threatened orally against any Group Company or affecting any of its assets or (b) Orders by which any Group Company or any of its assets is subject or bound, in the case of each of clauses (a) and (b), except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies taken as a whole or materially impair the ability of the Group Companies (taken as a whole) to operate in the ordinary course of business. Except as set forth on Section 4.08 of the Seller Disclosure Schedules, to the Knowledge of Sellers, there is no Proceeding against any current or former member, manager or employee of any Group Company in their capacity as such with respect to which any Group Company has, or is reasonably likely to have, an indemnification obligation.

Section 4.09 Environmental Matters. Except as set forth on Section 4.09 of the Seller Disclosure Schedules:

(a) each Group Company has for the past three years obtained all Permits materially required under any Environmental Law for the operation of its business as currently conducted (the “Environmental Permits”);

(b) each Group Company is, and for the past three years has been, operating its business in compliance in all material respects with all Environmental Laws and its Environmental Permits;

(c) there has been no Release, discharge or disposal of Hazardous Substances (1) by any Group Company, or to the Knowledge of Seller, any third Person on, under, in or at any real property currently owned or leased by a Group Company, or (2) to the Knowledge of Seller, by any Group Company on, under, in or at any third-party waste disposal location used or formerly used by, or any real property formerly owned or leased by, any Group Company, in each case which reasonably could be expected to result in a material Liability of the Group Companies;

(d) no Group Company has received any written notice of any material violation of, or material Liability under, any Environmental Law during the past three years, the subject of which is unresolved;

(e) there are not any (i) outstanding material obligations under any Orders arising under Environmental Laws by which any Group Company or any of its assets is bound or (ii) material Proceedings or, to the Knowledge of Sellers, investigations arising under Environmental Laws pending or, to the Knowledge of Sellers, threatened in writing against any Group Company;

(f) no Group Company is currently conducting any Response Action relating to any Release of Hazardous Substances;

(g) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated thereby will trigger any reporting, investigation or remedial obligations under any transaction-triggered property transfer Environmental Laws;

(h) no Group Company has assumed by Contract any material Liabilities of any other Person arising under Environmental Laws; and

Annex A-30

(i) Sellers have made available to Buyer copies of all material, non-privileged environmental site assessments and audit reports (including Phase I or Phase II reports) and other material reports relating to environmental, health and safety matters concerning the business and properties of the Group Companies prepared on behalf of any Group Company in the past three years relating to the operation of the Group Companies’ business that are in Sellers’ or any Group Company’s possession.

Section 4.10 Material Contracts.

(a) Section 4.10 of the Seller Disclosure Schedules sets forth a true, complete and correct list of all of the following Contracts to which any Group Company is party or by which it or any of its assets is bound (such Contracts listed or required to be listed in Section 4.10 of the Seller Disclosure Schedules, the “Material Contracts”) as of the Execution Date:

(i) Contracts with a Material Customer or a Material Supplier;

(ii) Contracts under which any Group Company has (A) created, incurred, assumed or guaranteed, directly or indirectly, any outstanding Indebtedness in excess of $500,000, (B) granted a Lien on its property or assets other than a Permitted Lien or (C) extended credit to any Person, in the case of this clause (C), other than (1) advances to employees of the Group Companies in the ordinary course of business or (2) in the ordinary course of business not in excess of $500,000 individually or in the aggregate;

(iii) Any Contract relating to the acquisition or disposition of any Person, business, division of any business or material portion of any assets of any Person, business or unit (whether by merger, sale of Equity Interests, consolidation or other business combination, sale of assets, tender offer, exchange offer or otherwise) or to any partnership or joint venture, (A) entered into in the past three years, or (B) pursuant to which any Group Company has (1) continuing indemnification obligations, (2) any deferred purchase price or “earn-out” or similar contingent payment obligations, or (3) other material continuing representations, warranties or covenants (other than any Contract that provides solely for the acquisition, disposition or sale of equipment or inventory in the ordinary course of business);

(iv) Any Contract relating to any leases for personal property or equipment obligating any Group Company to pay an amount in excess of $500,000 during any calendar year in the aggregate;

(v) Any collective bargaining agreements;

(vi) Any Contract (A) with an executive officer of any Group Company constituting an employment agreement other than any such agreement terminable by any Acquired Company at-will upon notice of 30 days or less without costs or liabilities; or (B) providing for a change of control, stay bonus, transaction completion bonus or other similar payment to be made to any Service Provider, including as a result of this Agreement or the transactions contemplated by this Agreement;

(vii) Any Contract, excluding any customary manufacturer warranties under which the Group Companies, that is an operation or maintenance agreement obligating any Group Company to pay an amount in excess of $500,000 during any calendar year;

(viii) (A) Any Contract establishing any joint venture or partnership or (B) strategic alliance or other collaboration Contract that (in the case of this clause (B)) is material to the business of the Company and its Subsidiaries taken as a whole, other than distributorship agreements entered into in the ordinary course of business;

(ix) Any settlement, conciliation or similar Contract with any Governmental Authority or other Person or pursuant to which any Group Company (A) is obligated to pay consideration after the date hereof or was obligated to pay in excess of $500,000 in the aggregate and was paid in full within the last 12 months (B) agreed to any restrictions on the operations of any Group Company other than confidentiality, release or non-disparagement provisions or (C) made any admission of criminal wrongdoing;

(x) Any Contract not disclosed pursuant to any other clause under this Section 4.10 and expected to result in payments to or from the Group Companies in excess of $7,000,000 in any calendar year or which resulted in revenue or expenditures during the fiscal year ended December 31, 2019, in excess of $7,000,000;

Annex A-31

(xi) Any Contract that (A) materially restrains, limits or impedes any Group Company’s ability to compete with or conduct any business or line of business or any operations in any geographic area (other than any confidentiality terms), (B) grants material exclusivity rights or (C) includes material indemnification obligations of any Group Company (other than, in the case of clause (C), distributorship, customer or supplier Contracts entered into in the ordinary course of business);

(xii) Any Leases;

(xiii) Any license agreements with respect to Intellectual Property that is: (A) material to the business of the Group Companies; (B) involves annual payments to or from any Group Company in the amount of $150,000 or greater; or (C) involves a transfer fee in excess of $100,000;

(xiv) Any Government Contract (A) with a U.S. federal Governmental Authority or (B) expected to result in payments to the Group Companies in excess of $500,000;

(xv) Any Contract that contains (A) a right of first refusal, first offer, or first negotiation, or a call or put right, with respect to any material asset of any Group Company (other than any rental purchase option or similar right granted in the ordinary course of business with respect to Rental Fleet) or (B) any material “most favored nation” provision or minimum purchase obligations of any Group Company (including, in each case, any take or pay obligations or minimum volume requirements); and

(xvi) Any Affiliate Contract.

(b) True and compete copies of all Material Contracts, including all material amendments, modifications and supplements thereto, have been made available to Buyer. All Material Contracts are in full force and effect and are enforceable in accordance with their terms with respect to each Group Company party thereto and, to the Knowledge of Sellers, the other parties thereto, except (i) to the extent that such enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency or creditors’ rights and (ii) to the extent that (following the Execution Date) any such Material Contracts have expired or (other than due to any breach, or exercise of any termination right, by one or more Group Companies) terminated pursuant to and in accordance with their terms. Except as set forth in Section 4.10(a) of the Seller Disclosure Schedules, no Group Company and, to the Knowledge of Sellers, no other party thereto, is in material violation or breach of or material default under, and to the Knowledge of Sellers, no event has occurred that, with or without notice or lapse of time, or both would constitute a material violation or breach of or material default under, or give rise to a right of termination, cancellation, acceleration of any material obligation or modification under any Material Contract.

Section 4.11 Real Property.

(a) Section 4.11(a) of the Seller Disclosure Schedules contains a true and complete list, as of the Execution Date, of each Owned Real Property and the Group Company that is the current owner thereof. With respect to each Owned Real Property: (i) each applicable Group Company has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens and encumbrances as of the Closing Date, except Permitted Liens, (ii) except as set forth in Section 4.11(a) of the Seller Disclosure Schedules, each applicable Group Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iv) each applicable Group Company is not a party to any agreement or option to purchase any real property or interest therein relating to the business.

(b) Section 4.11(b) of the Seller Disclosure Schedules sets forth the address of each Leased Real Property, and a true and complete list of all Leases (including all amendments, supplements, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property and the applicable Group Company that is the holder of such rights with respect thereto. Except as set forth in Section 4.11(a) of the Seller Disclosure Schedules, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor’s rights Laws, and each applicable Group Company has a good and valid leasehold estate to the Leased Real Property subject to such Lease; (ii) to the Knowledge of Sellers, neither the applicable Group Company nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists

Annex A-32

which, with the delivery of notice, the passage of time or both, would constitute such a breach or default; (iii) the applicable Group Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c) The Owned Real Property identified in Section 4.11(a) of the Seller Disclosure Schedules and the Leased Real Property identified in Section 4.11(b) of the Seller Disclosure Schedules (collectively, the “Real Property”) comprise all of the real property used or intended to be used in, or otherwise related to or held in connection with, the business.

(d) CTOS Sellers have made available to Buyer true and complete copies of all available deeds, title insurance policies, surveys and zoning reports with respect to Owned Real Property, and all leases, easements, licenses or rights-of-way or similar Contracts with respect to the Leased Real Property, in each case, in effect as of the Execution Date.

Section 4.12 Personal Property. Each Group Company has good, marketable and valid title to, or valid and enforceable leasehold interest in, all material tangible personal property and material assets purported to be owned or leased by it, free and clear of all Liens, other than Permitted Liens, and such tangible personal property is, in all material respects, (i) in good working order and condition, except for ordinary wear and tear and routine maintenance that is not material in cost or nature and (ii) suitable for the ongoing operation of the business of the Group Companies in the ordinary course of business.

Section 4.13 Employee Matters

(a) Except as set forth in Section 4.13(a) of the Seller Disclosure Schedules, the Group Companies are not party to any collective bargaining agreement or other agreement with, and, with respect to their employment with the Group Companies, no employees of any Group Company are represented by, any labor union. There are, and during the past three (3) years there have been, no pending or, to the Knowledge of Sellers, threatened strikes, walkouts, work stoppages or slowdowns, picketings, lockouts or other organized work interruptions or other material labor disputes or material labor grievances against the Group Companies or with respect to any employees of the Group Companies in their capacities as such. Except as set forth in Section 4.13(a) of the Seller Disclosure Schedules, there are and, during the past three (3) years, there have been no union organizing activities at the Group Companies with respect to any employees of the Group Companies pending or, to the Knowledge of Sellers, threatened.

(b) There are, and during the past three (3) years there have been, no charges or complaints before the National Labor Relations Board or any other employment or labor-related Proceedings pending or, to the Knowledge of Sellers, threatened against any Group Company that would, individually or in the aggregate, reasonably be expected to result in material Liability to the Group Companies.

(c) In the past three (3) years, each Group Company has complied with all applicable labor- or employment-related Laws, including such Laws relating to wages and hours, classification of employees and independent contractors, equal employment opportunity, discrimination, mass layoffs and plant closures, immigration, health and safety, collective bargaining, and workers’ compensation, except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to the Group Companies.

(d) The Group Companies have no unsatisfied liabilities for any plant closing or mass layoff within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law (collectively, “WARN”).

(e) To the Knowledge of Sellers, each employee of the Group Companies is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States. The Group Companies have complied in all material respects with applicable Law regarding collection and maintenance of Form I-9s for each employee of the Group Companies for whom such form is required under applicable Law.

(f) Section 4.13(f) of the Seller Disclosure Schedules sets forth, as of the date hereof, a true and complete list of all individuals, identified by number (and not, for avoidance of doubt, by name), who serve as employees of or consultants to the Group Companies and (i) in the case of each such employee, includes the position, employing entity, location, base compensation payable, bonus opportunity, date of hire, employment status and job classification (exempt or non-exempt) of each such individual and (ii) in the case of each such consultant, includes the consulting rate payable to such individual.

Annex A-33

(g) To the Knowledge of Sellers, in the three (3) years ending on the date hereof, no allegations of employment discrimination or harassment have been made against any former or current officer of any Group Company relating to their service with the Group Companies.

(h) Section 4.13(h) of the Seller Disclosure Schedules sets forth a true and complete list of all material Benefit Plans and all employment agreements or offer letters providing for severance. For purposes of this Agreement, “Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other pension, savings, retirement, profit sharing, bonus, incentive, equity or equity based, employment, individual consulting, change in control, retention, separation, severance, deferred compensation, health, welfare, paid time off, retiree or post-service health or welfare, supplemental retirement, fringe or any other benefit or compensation plan, policy, program, Contract, agreement or arrangement, whether written or oral, in each case, sponsored, maintained, contributed to (or required to be contributed to) by a Group Company, or under or with respect to which a Group Company has any Liability. With respect to each material Benefit Plan, Sellers have provided Buyer, true and complete copies, to the extent applicable, of: (i) the current plan document (with all amendments thereto), or if, unwritten, a written summary of the material terms thereof, (ii) the most recent Internal Revenue Service determination, advisory or opinion letter, (iii) the most recent summary plan description (with all summaries of material modifications), financial statements and actuarial valuation report, (iv) the most recent annual report (Form 5500 series) with all schedules and attachments as filed, (v) all related trust agreements, insurance Contracts and other funding arrangements, and (vi) any material, non-routine correspondence with a Governmental Authority during the past three years.

(i) Each Benefit Plan has been established, maintained, operated, funded and administered in all material respects in accordance with its terms and all applicable Laws, including the Code and ERISA. There have been no material “prohibited transactions” (as defined in Section 4975 of the Code or Section 406 of ERISA) or any breach of fiduciary duty (as determined under ERISA) with respect to any Benefit Plan. All contributions, premiums, distributions and payments required to be made to or in respect of any Benefit Plan under the terms thereof or in accordance with applicable Law have been timely made or, if not yet due, properly accrued. The Group Companies are and have been in compliance, in all material respects, with the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, and no Group Company has any material Liability pursuant to Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified, has timely received a favorable determination, advisory or opinion letter from the Internal Revenue Service, and nothing has occurred which could reasonably be expected to adversely affect or result in the loss of such qualification. There is no pending, or, to the Knowledge of Sellers, threatened, Proceeding, audit, investigation or dispute with respect to any Benefit Plan and to the Knowledge of Sellers no fact or event exists that could reasonably be expected to give rise to any such action, other than routine claims for benefits. No Lien, material Tax or other material penalty for which there are any unsatisfied Liabilities have been imposed under the Code, ERISA or any other applicable Law with respect to any Benefit Plan.

(j) No Benefit Plan is, and no Group Company sponsors, maintains, contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) with respect to or under, or has within the past six (6) years sponsored, maintained, contributed to (or been required to contribute to) or had any Liability (including on account of an ERISA Affiliate) with respect to or under, a: (i) “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (iii) “multiple employer plan” (within the meaning of Section 201(a) of ERISA or Section 413(c) of the Code); or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company has any Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(k) No Benefit Plan provides, and no Group Company has any Liability to provide, any post-service or retiree medical or life insurance or any other non-disability welfare benefits to any Person, other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law and for which the recipient pays the full cost of coverage.

(l) The consummation of the transactions contemplated by this Agreement, alone, or in combination with any other event, shall not (i) entitle any Service Provider (or the beneficiaries of such individuals) to any severance, change in control, transaction bonus, retention, or other payment under any Benefit Plan or otherwise, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any Service Provider (or

Annex A-34

their beneficiaries), or otherwise give rise to any obligation to fund any Benefit Plan, (iii) result in any payment or loan forgiveness from any Group Company becoming due, or (iv) limit or restrict the right of any Group Company to amend, terminate or transfer the assets of any Benefit Plan on or following the Closing Date.

(m) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) is and has been in documentary and operational compliance in all material respects with Section 409A of the Code and the applicable guidance issued thereunder. No Group Company has any indemnity or gross-up obligation or otherwise has any obligation to reimburse or compensate any Person for any Taxes imposed under Section 4999 or Section 409A of the Code.

(n) No payment or benefit which has or may be provided to any Service Provider or any other “disqualified individual” (within the meaning of Section 280G of the Code) could reasonably be expected to be characterized as an “excess parachute payment” under Section 280G of the Code as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(o) With respect to each Benefit Plan that is subject to the Laws of a jurisdiction other than the United States and provides compensation or benefits to Service Providers outside the United States, (i) if intended to qualify for special Tax treatment, such Benefit Plan meets all requirements for such treatment in all material respects and (ii) if intended or required to be funded and/or book-reserved, such Benefit Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 4.14 Tax Matters. Except as set forth on Section 4.14 of the Seller Disclosure Schedules:

(a) each Group Company has filed all material Tax Returns that are required to be filed by or with respect to such Group Company (taking into account all permitted extensions) and all such Tax Returns are true, complete and accurate in all material respects;

(b) each Group Company has paid all material Taxes (whether or not shown as due on any Tax Return) that are due and payable;

(c) there are no Liens for Taxes against any of the assets of the Group Companies, other than Permitted Liens described in clause (c) of the definition of that term;

(d) all material Taxes that any Group Company is obligated to withhold from amounts paid to any Person have been fully withheld and remitted to the appropriate Governmental Authority;

(e) there are no outstanding or unsettled written claims, asserted deficiencies or assessments of any taxing authority for any material Tax liability of any Group Company and there are no audits or Proceedings ongoing or threatened in writing with respect to any material Taxes of any Group Company;

(f) no claim has been made by any taxing authority in any jurisdiction where any Group Company does not file a Tax Return that such Group Company may be subject to material Tax by that jurisdiction that would be the subject of such Tax Return;

(g) no Group Company has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any other transaction requiring disclosure under similar provisions of U.S. state, local or non-U.S. Law);

(h) no Group Company has ever been a member of an affiliated group filing a consolidated federal income Tax Return or other combined, consolidated, unitary or similar Tax Return (other than a group the common parent of which is a Group Company) and no Group Company has any material liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise (other than pursuant to customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes);

(i) no Group Company is a party to or bound by any material Tax indemnity, sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes);

Annex A-35

(j) no Group Company (or any Affiliate of Buyer, with respect to a Group Company) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any installment sale, prepaid amount, deferred revenue or other transaction attributable to any period ending at or prior to the Closing, or any accounting method change or use of an improper method of accounting at or prior to the Closing, and neither Buyer nor any Affiliate of Buyer will have any liability as a result of an election under Section 965(h) of the Code with respect to any Group Company;

(k) the entity classification of each Group Company (including its status as a controlled foreign corporation, if applicable) is set forth on Section 4.14(k) of the Seller Disclosure Schedules;

(l) no Group Company that is organized outside the United States holds any U.S. property within the meaning of Section 956 of the Code;

(m) each Group Company has (i) complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act to the extent such Tax credits have been or anticipated to be taken, and (iii) not received a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act; and

(n) no Group Company has waived any statute of limitations or agreed to any extension of time with respect to any material Tax assessment or deficiency (other than (i) waivers or extensions that are no longer in effect and (ii) automatic extensions solely arising from an extension of the due date for filing a Tax Return).

Section 4.15 Compliance with Laws.

(a) Each Group Company and its respective assets and operations are, and during the past three years has been, in material compliance with all applicable Laws, and during the past three years, no Group Company has received any written or (to the Knowledge of Sellers) oral notice with respect to any material failure to comply with any provision of applicable Law. During the past three years, no Group Company has conducted any internal investigation concerning any alleged material violation of or non-compliance with any such Law by such Group Company (or any of its respective Representatives), regardless of the outcome of such investigation, in which any Group Company has engaged the services of an outside legal or accounting firm. The Group Companies are, and during the past three (3) years have been, in material compliance with all applicable employee and occupational health and safety requirements, including the Federal Occupational Safety and Health Act of 1970, as amended from time to time, and any regulations promulgated pursuant thereto, and any state, local or foreign counterparts thereto, and to the Knowledge of Seller there is no open, pending, or reasonably anticipated Proceeding pertaining thereto against the Group Companies.

(b) Since December 31, 2018, no Group Company has received any material warning letters, notices of adverse findings, or similar documents that assert a lack of substantial compliance with any applicable Laws or regulatory requirements that have not been fully resolved to the satisfaction of the applicable Governmental Authority.

(c) During the past five years, no Group Company nor any director, officer, employee or, to the Knowledge of Sellers, Representative has, directly or indirectly, (i) used any corporate or other funds for unlawful gifts, entertainment or donations, (ii) established or maintained any unlawful or unrecorded funds, (iii) offered or given (or promised or authorized the offering or giving of) anything of value or any payment to a Governmental Authority, political party or official thereof, any candidate for political office, or any other Person while knowing or having reason to know that all or a portion of such money or item of value may be offered, given or promised, directly or indirectly, to any Governmental Authority, political party or official thereof, or any candidate for political office, for the purpose of influencing any action or decision of such Person, including a decision to fail to perform such Person’s official function, or to influence any act or decision of such Governmental Authority, in each case to assist any Group Company in obtaining or retaining business, or directing business to any Person, (iv) accepted or received any unlawful contributions, payments, gifts or expenditures, or (v) otherwise violated any Anti-Corruption Law. The Group Companies have instituted, maintained and enforced policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws. The Group Companies have not submitted any voluntary or involuntary disclosure to any Governmental Authority in connection with an alleged or possible violation of any Anti-Corruption Laws.

Annex A-36

(d) (i) Each Group Company, its respective directors, officers, employees and, to the Knowledge of Sellers, each of its other respective Representatives are, and during the past five years have been, in material compliance with all applicable customs, export controls, and sanctions Laws, including, such laws and regulations administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Customs and Border Protection agency (collectively, “U.S. Trade Controls”), (ii) during the past five years, no Group Company has received any written or, to the Knowledge of Sellers, oral notice with respect to any material failure to comply with any provision of U.S. Trade Controls, or, to the Knowledge of Sellers, has been the subject of any Governmental Authority audit, investigation, review, or other inquiry, concerning any alleged violation of or non-compliance with U.S. Trade Controls by any Group Company or its officers, employees, or other Representatives, and (iii) during the past five years, secured and maintained all necessary Permits, registrations, agreements or other authorizations, including amendments thereof, pursuant to the U.S. Trade Controls.

(e) No Group Company nor any of its respective directors, officers, employees, or Representatives is: (i) located, organized, or resident in a country or territory that is the target of a comprehensive trade embargo by the U.S. government (presently, Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine (collectively, “Sanctioned Countries”)); (ii) the target of U.S. Trade Controls, including being identified on a U.S. government restricted parties list, such as OFAC’s Specially Designated Nationals (“SDN”) and Blocked Persons List, the Department of State’s Nonproliferation Sanctions List, or the Department of Commerce’s Denied Persons List and Entity List, or is owned fifty percent or more, in the aggregate, by one or more SDNs (collectively, a “Prohibited Party”); or (iii) engaged, directly or indirectly, in dealings or transactions in or with Sanctioned Countries or Prohibited Parties in violation of U.S. Trade Controls.

Section 4.16 Affiliate Arrangements. Except as set forth on Section 4.15 of the Seller Disclosure Schedules, (a) there are no Affiliate Contracts in effect as of the Execution Date or (b) there are no (and during the past three years there have not been any) letters of credit, guarantees, bonds or other credit assurances of a comparable nature made or issued by or on behalf of Sellers or any of their Affiliates for the benefit of any Acquired Company.

Section 4.17 Insurance. Section 4.17 of the Seller Disclosure Schedules sets forth a true and complete list, as of the Execution Date, of all insurance policies covering the Group Companies (other than any Benefit Plan), specifying the insurer, the named insured, the amount and nature of coverage, the deductible amount (if any), the date through which such policy is valid pursuant to its terms and a list of the claims history of the Group Companies during the past two years. All such insurance policies (or replacements thereof with comparable coverage) are in full force and effect, and all premiums thereunder that have become due and payable have been paid. No written notice of default, material modification, cancellation or termination has been received by any Seller or Group Company with respect to any such insurance policies (other than those that have replaced by policies with comparable coverage prior to the date of such cancellation or termination).

Section 4.18 Permits. Each Group Company has, and for the past three years has had, all material Permits required to conduct its business and operations as currently conducted, or that are necessary for the lawful ownership of its properties and assets. Each such Permit is, and for the past three years has been, valid and in full force and effect and has not lapsed, been cancelled, terminated or withdrawn. Each Group Company is in compliance with all its obligations under such Permits, in all material respects. During the last three years, (a) no Group Company has been in default or violation (and no event has occurred that, with or without notice or the lapse of time or both, would constitute such a default or violation) in any material respect of any term, condition or provision of any material Permits necessary for the operation of the business of the Group Companies as presently conducted, or that are necessary for the lawful ownership of their respective properties and assets, (b) no Group Company has received any written notice of any suspension, modification, revocation, cancellation or non-renewal, in whole or in part, of any such Permit and (c) there have not been (and there are currently not) any Proceedings been pending, threatened in writing or, to the Knowledge of Sellers, threatened orally, that would reasonably be expected to result in the revocation, cancellation or termination of any such Permit.

Annex A-37

Section 4.19 Intellectual Property; Data Privacy.

(a) Section 4.19(a) of the Seller Disclosure Schedules contains a complete and accurate list of all Intellectual Property registered with a Governmental Authority or domain name registrar that is owned by one of the Group Companies. One of the Group Companies is the sole owner of all such Intellectual Property free and clear of all Liens other than Permitted Liens. Section 4.19(a) of the Seller Disclosure Schedules sets forth a list of all material unregistered Trademarks and material proprietary software products owned by one of the Group Companies. Except as set forth on Section 4.19(a) of the Seller Disclosure Schedules, one or more Group Companies owns or has the right to use all Intellectual Property used by or necessary for the conduct of the business of the Group Companies as currently conducted, and all registered or issued Intellectual Property owned by one or more Group Companies as of the date hereof is, and as of and immediately following the Closing will be valid and enforceable, and to the Knowledge of Sellers, there is no event or condition that would reasonably be expected to render any such registered or issued Intellectual Property owned by one or more Group Companies invalid or unenforceable.

(b) Except as set forth on Section 4.19(b) of the Seller Disclosure Schedules, no material Intellectual Property owned by any Group Company and used or necessary for the conduct of the business of the Group Companies was authored, created, or developed by any Person other than Persons that either (i) are or had been employees of a Group Company at the time that such Person authored, created, or developed, such Intellectual Property, and executed a valid and binding assignment of Intellectual Property rights to such Group Company to the extent such Intellectual Property did not vest in such Group Company by operation of applicable Law, or (ii) assigned all of such Person’s right, title and interest therein to the applicable Group Company.

(c) The Group Companies have taken commercially reasonable steps to protect and maintain the confidentiality of all material trade secrets and material confidential information owned by or used or held for use by the Group Companies.

(d) Except as set forth on Section 4.19(d) of the Seller Disclosure Schedules, no Governmental Authority, consortium, university or educational institution has sponsored research and development in connection with the business of the Group Companies as currently conducted under an agreement or arrangement that would provide such Governmental Authority, consortium, university or educational institution with any claim of ownership to any Intellectual Property owned by the Group Companies that is necessary for or material to the conduct of the business of the Group Companies.

(e) Except as set forth on Section 4.19(e) of the Seller Disclosure Schedules, no source code to material proprietary Software owned by the Group Companies has been escrowed, disclosed, released, licensed, made available, or delivered (and no Person has agreed to escrow, disclose, release, license, make available, or deliver such source code under any circumstance) to any third party, and no Person other than the Group Companies is in possession of any such source code or has been granted any license or other right with respect therein or thereto. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in either (i) a requirement that any such source code be disclosed, licensed, released, made available, or delivered to any third party, or be redistributable by other licensees; or (ii) the grant of any Patent or other rights, including non-assertion or Patent license obligations, with respect to such Software.

(f) Except as set forth on Section 4.19(f) of the Seller Disclosure Schedules, the business of the Group Companies is not, and for the past three years has not, operated in a manner that infringes, misappropriates or otherwise violates, in any material respect, any Intellectual Property of any other Person, and no Group Company has received any written notice of any allegation, invitation to take a license, or Proceeding during the past three years alleging that the Group Companies’ Intellectual Property infringes, misappropriates, violates or otherwise conflicts with any Intellectual Property right of any other Person. To the Knowledge of Sellers, no Person is, or for the past three years has been, infringing, misappropriating, violating or otherwise conflicting with any Intellectual Property owned by the Group Companies, and neither the Sellers nor any Group Company has instituted, asserted or threatened any Proceedings in the past three years against any third Person, or otherwise asserted as a defense or counter-claim in any Proceeding in the past three years, with respect to any violation, infringement or misappropriation of any Intellectual Property owned by any Group Company.

(g) Section 4.19(g) of the Seller Disclosure Schedules sets forth a complete and accurate list of all Open Source Software that is incorporated into any proprietary software included in the Intellectual Property owned by the Group Companies. The Group Companies are and have been in the past three years in compliance with all applicable licenses

Annex A-38

to which they are bound with respect to third party components that constitute Open Source Software. No Software that is a third party component to proprietary Software owned by any Group Company is governed by a Reciprocal License and is used in a manner that requires: (i) the disclosure, distribution or licensing of any such proprietary Software in source code form; (ii) any disclosure, distribution or licensing of any such proprietary Software be at no charge; or (iii) any other licensee of such proprietary Software be permitted to modify, make derivative works of, or reverse-engineer any such proprietary Software. No Group Company has in the past three years received any written requests from any Person for disclosure of source code owned by the Group Companies.

(h) At the time of Closing, all material data of the Group Companies shall be readily available and in usable format.

(i) The execution, delivery or performance of this Agreement or the consummation of the transactions contemplated thereby will not: (i) require the consent of any Person regarding the use of Personal Data, or (ii) otherwise prohibit the transfer of Personal Data in the possession or control of the Group Companies to Buyer Parties.

(j) Each Group Company is and during the past three years has been, in material compliance with: (i) all Privacy Laws, (ii) all Privacy Policies and (iii) all provisions relating to Personal Data contained in Contracts to which any Group Company is a party or by which it or any of its assets is bound. To the Knowledge of Sellers, no Person has made any illegal or material unauthorized use of any Personal Data collected by or on behalf of any Group Company in violation of applicable Privacy Policies or any Privacy Laws.

(k) During the last three years, (i) each Group Company has used commercially reasonable efforts to take steps in accordance with industry standards or required by Privacy Laws or applicable Privacy Policies (including, as appropriate, implementing and maintaining technical, physical, or administrative safeguards, plans, procedures, controls, and programs (each, a “Security Program”)) to protect Personal Data in such Group Company’s possession or under its control against accidental or unauthorized access, use, loss, destruction, compromise, modification, disclosure, or other processing (a “Security Incident”), (ii) to the Knowledge of Sellers, there have been no material violations of any Security Program by any Group Company, (iii) there have been no material Security Incidents, (iv) no Group Company has provided or been required to provide any notices to any Person in connection with any such Security Incident, and (v) no Group Company or, to the Knowledge of Sellers, any Person acting at the direction or authorization of a Group Company has paid any ransom to any perpetrator of any Security Incident or cyber-attack suffered by any Group Company. No Group Company has during the past three years received any written notice from any Governmental Authority or Person alleging any violation of Privacy Laws by any Group Company, or to the Knowledge of Sellers, has been threatened during the past three years to be charged with any such violation by any Governmental Authority or Person. There is no pending or, to the Knowledge of Sellers, threatened Proceeding against the Sellers or any Group Company with respect to non-compliance with Privacy Laws or any use of Personal Data.

Section 4.20 Customers and Suppliers. Section 4.20 of the Seller Disclosure Schedules sets forth a complete and accurate list of (a) the names and aggregate total sales to the 20 largest customers of the Group Companies, based on the total dollar amount of invoiced sales or rentals, for each of the fiscal year ended December 31, 2019 and the nine-month period ended September 30, 2020 (each a “Material Customer”) and (b) the names and aggregate total purchases from the 20 largest suppliers of the Group Companies, based on dollar amount of expenditures from such suppliers for each of the fiscal year ended December 31, 2019 and the nine-month period ended September 30, 2020 (each a “Material Supplier”). Since January 1, 2019, (i) no Material Customer or Material Supplier has terminated or discontinued all of its relationship with the Group Companies, (ii) no Material Customer or Material Supplier has given written or, to the Knowledge of Sellers, oral notice that it intends to terminate or discontinue purchases from or supplies to the Group Companies, nor, to the Knowledge of Sellers, is any such action being considered, (iii) other than in the ordinary course of business, to the Knowledge of Sellers, none of the top five Material Suppliers has materially reduced supplies to or materially and adversely changed its relationship with the Group Companies, nor, to the Knowledge of Sellers, is any such action being considered, and (iv) other than in the ordinary course of business, to the Knowledge of Sellers, no other Material Supplier or Material Customer has materially reduced supplies to or purchases from or materially and adversely changed its relationship with the Group Companies.

Section 4.21 Accounts Receivable. Except as set forth on Section 4.21 of the Seller Disclosure Schedules, all accounts receivable of the Group Companies represent bona fide obligations arising from sales actually made or services actually performed, or obligations relating to pre-payments, in the ordinary course of business consistent with past practice. The Group Companies have provided reserves for accounts receivables in accordance with GAAP and their accounting policies, as consistently applied in the ordinary course of business consistent with past practice.

Annex A-39

Subject to such reserves, there is no pending or, to the Knowledge of Sellers, threatened contest, claim, counterclaim, defense or right of set-off under any Contract or otherwise with any obligor of any account receivable of the Group Companies relating to the amount or validity of such account receivable.

Section 4.22 Condition of Rental Fleet. Except as set forth in Section 4.22 of the Seller Disclosure Schedules, no item of the Rental Fleet is in need of material repair or replacement at a cost in excess of $15,000, other than as part of maintenance, repair (including repair of any customer damage) or replacement in the ordinary course of business. Except as set forth in Section 4.22 of the Seller Disclosure Schedules, all of the Rental Fleet is, and immediately before the Closing shall be, in the possession or under the control of one of the Group Companies (for the purposes of this Section 4.22, Rental Fleet leased under a valid and existing lease or rental Contract shall be deemed under the control of the Group Companies). Section 4.22 of the Seller Disclosure Schedules sets forth, as of the date hereof (a) the aggregate OEC for all items of Rental Fleet that are subject to rental purchase options and (b) the aggregate rental purchase option price for such Rental Fleet.

Section 4.23 Inventory. All inventory, to the Knowledge of Sellers, consists, in all material respects, of inventory (a) of a quality and quantity usable or saleable in the ordinary course of business, and (b) of good and merchantable quality and free of manufacturing defect, in each case, except for obsolete items, items subject to repair in the ordinary course of business and items of below-standard quality.

Section 4.24 Proxy Statement. None of the information supplied or to be supplied by Sellers or the Acquired Companies specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first filed with the SEC or mailed to Buyer Parent’s stockholders or at the time of the Buyer Parent Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein with respect to the Acquired Companies, in light of the circumstances under which they are made, not materially misleading.

Article V
REPRESENTATIONS AND WARRANTIES AS TO THE BLOCKER COMPANIES

Each BlockerCo Seller, severally and not jointly, hereby represents and warrants to Buyer as of the Execution Date and as of the Closing Date (except as to any representations or warranties that specifically related to a specific date, in which case such representations and warranties are instead made as of such specific date) as follows (except as set forth in the Seller Disclosure Schedules in accordance with Section 11.04):

Section 5.01 Organization and Standing; Authority.

(a) Each Blocker Company is (a) a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and (b) has requisite organizational power and authority to own, lease and operate its assets and to conduct its business, in each case, as currently conducted. The execution, delivery and performance by each Seller of the Transaction Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated thereby have been (or, at the Closing, will be) duly authorized and approved by all necessary action, if any, on the part of the Blocker Companies. On or prior to the Execution Date, the BlockerCo Sellers have made available to Buyer true and complete copies of the Organizational Documents of each of the Blocker Companies in full force and effect as of the Execution Date.

(b) Each Blocker Company is duly qualified or licensed to do business and in good standing under the Laws of each jurisdiction in which such qualification is required by applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have an adverse effect on such Blocker Company’s ownership of Company Interests or the consummation of the transactions contemplated hereby or by the Transaction Documents.

(c) No Blocker Company is in violation of any of the provisions of the Organizational Documents of the Blocker Companies.

(d) Section 5.01(d) of the Seller Disclosure Schedules sets forth a true and complete list of the Blocker Companies and, with respect to each Blocker Company, the issued and outstanding Equity Interests thereof and the holders of such Equity Interests.

Annex A-40

Section 5.02 No Conflicts. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (a) conflict with or violate any Organizational Documents of any Blocker Company, (b) conflict with or result in any breach of or default under (or an event that, with or without notice or lapse of time, or both would constitute a breach of or default under), violation of, or give rise to a right of termination, modification, cancellation or acceleration of any obligation under, any Contract to which any Blocker Company is a party or by which any of its properties or assets are bound, (c) contravene or violate any Laws applicable to any Blocker Company or its assets, or (d) result in the creation of any Lien upon any assets of any Blocker Company, except, in the case of clauses (b), (c) and (d) above, for as would not, individually or in the aggregate, be material to any Blocker Company or reasonably be expected to have an adverse effect on any Blocker Company’s ownership of Company Interests or otherwise materially delay or impair any Blocker Company’s ability to perform any of its obligations under this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby.

Section 5.03 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by any Blocker Company in connection with the execution, delivery and performance by such BlockerCo Seller of this Agreement or any other Transaction Document to which it is (or, at the Closing, will be) a party, or the consummation of the transactions contemplated hereby or thereby, other than (a) the Consents set forth on Section 5.03 of the Seller Disclosure Schedules or (b) Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (A) be material to the Acquired Companies (taken as a whole) or (B) materially impair (1) the ability of the Blocker Companies (taken as a whole) to own Company Interests or operate in the ordinary course of business or (2) the consummation of the transactions contemplated by the Transaction Documents.

Section 5.04 Equity Interests of the Blocker Companies.

(a) The Equity Interests of the Blocker Companies reflected as directly owned by BlockerCo Sellers as set forth on Section 5.04(a) of the Seller Disclosure Schedules have been duly authorized and validly issued in compliance with applicable Laws and the Organizational Documents of the applicable Blocker Company and represent 100% of the issued and outstanding Equity Interests of the applicable Blocker Company. Blackstone Energy Management Associates NQ owns the sole general partnership interest of BEP Blocker, and Blackstone Management Associates VI-NQ owns the sole general partnership interest of VI Blocker.

(b) No Blocker Company owns, directly or indirectly, any Equity Interests in any Person other than as set forth on Section 5.04(b) of the Seller Disclosure Schedules.

(c) Except for this Agreement and the transactions contemplated by the Pre-Closing Reorganization, there are no Rights to which any Seller or Acquired Company is a party or by which it is bound (i) obligating it to issue, sell, pledge, transfer or repurchase, redeem or otherwise dispose of, or cause to be issued, sold, pledged, transferred or repurchased, redeemed or otherwise disposed of, any Equity Interests in any Blocker Company or (ii) obligating such Blocker Company to issue or grant such Right. There are no voting trusts or other agreements or understandings to which any Seller or Acquired Company is a party with respect to the voting of any Equity Interests in any Blocker Company. There are no bonds, debentures, notes or other Indebtedness of any Blocker Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Equity Interests in any Blocker Company may vote.

Section 5.05 Proceedings; Orders. There are no, and since the formation of the Blocker Companies there have been no (a) Proceedings pending, threatened in writing or, to the Knowledge of Sellers, threatened orally against any Blocker Company or affecting any of its assets or (b) Orders by which any Blocker Company or any of its assets is bound, in the case of each of clauses (a) and (b), except as would not, individually or in the aggregate, reasonably be expected to be material to the Blocker Companies taken as a whole or materially impair the ability of the Blocker Companies (taken as a whole) to own the Company Interests or operate in the ordinary course of business.

Annex A-41

Section 5.06 Blocker Tax Matters. Except as set forth on Section 5.06 of the Seller Disclosure Schedules:

(a) each Blocker Company has filed all material Tax Returns that are required to be filed by or with respect to such Blocker Company (taking into account all permitted extensions) and all such Tax Returns are true, complete and accurate in all material respects;

(b) each Blocker has not incurred any material liability for Taxes (i) outside the ordinary course of business or (ii) other than with respect to allocations from the Company;

(c) each Blocker Company has paid all material Taxes (whether or not shown as due on any Tax Return) that are due and payable;

(d) there are no Liens for Taxes against any of the assets of the Blocker Companies, other than Permitted Liens described in clause (c) of the definition of that term;

(e) all material Taxes that any Blocker Company is obligated to withhold from amounts paid to any Person have been fully withheld and remitted to the appropriate Governmental Authority;

(f) there are no outstanding or unsettled written claims, asserted deficiencies or assessments of any taxing authority for any material Tax liability of any Blocker Company and there are no audits or Proceedings ongoing or threatened in writing with respect to any material Taxes of any Blocker Company;

(g) no claim has been made by any taxing authority in any jurisdiction where any Blocker Company does not file a Tax Return that such Blocker Company may be subject to material Tax by that jurisdiction that would be the subject of such Tax Return;

(h) no Blocker Company has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any other transaction requiring disclosure under similar provisions of U.S. state, local, or non-U.S. Law);

(i) no Blocker Company has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is a Blocker Company) and does not have any material liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise;

(j) for U.S. federal income tax purposes, each of BEP Blocker and VI Blocker are classified as corporations;

(k) no Blocker Company is a party to or bound by any material Tax indemnity, sharing or similar agreement;

(l) no Blocker Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any installment sale, prepaid amount, deferred revenue or other transaction attributable to any period ending at or prior to the Closing, or any accounting method change or use of an improper method of accounting at or prior to the Closing, and no Blocker Company will have any liability as a result of an election under Section 965(h) of the Code; and

(m) no Blocker Company has waived any statute of limitations or agreed to any extension of time with respect to any material Tax assessment or deficiency (other than (i) waivers or extensions that are no longer in effect and (ii) automatic extensions solely arising from an extension of the due date for filing a Tax Return).

(n) Each Blocker Company was formed solely for the purpose of allowing the applicable BlockerCo Seller (or such BlockerCo Seller’s predecessor-in-interest) to hold its direct or indirect interest in the Company (and other reasons incident to such purpose) and the Blocker Companies have not had and do not have any employees or sponsored, maintained or contributed to any Benefit Plans and have no liabilities (other than shareholder-level indebtedness that is reflected in, and will be satisfied (including by contribution of the corresponding receivable to the relevant Blocker Company) and released in full in accordance with, the Pre-Closing Reorganization), assets, operations or business activities other than its direct or indirect ownership of the Company, the Pre-Closing Reorganization and immaterial obligations incident to such purposes and the maintenance of their existence as limited partnerships.

Annex A-42

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER GROUP

Buyer hereby represents and warrants to each Seller as of the Execution Date and as of the Closing Date (except as to any representations or warranties that specifically related to a specific date, in which case such representations and warranties are instead made as of such specific date) as follows (except as set forth in the Buyer Disclosure Schedules in accordance with Section 11.04):

Section 6.01 Organization and Standing.

(a) Each of the Buyer Parties is (i) a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has requisite organizational power and authority to own, lease and operate its assets and to conduct its business, in each case, as currently conducted.

(b) Each of the Buyer Parties is duly qualified to do business and in good standing under the Laws of each jurisdiction in which such qualification is required by applicable Laws, except as would not, individually or in the aggregate, (i) be material to the Buyer Parties (taken as a whole) or (ii) materially impair the Buyer Parties’ (taken as a whole) ability to operate in the ordinary course of business.

(c) Neither Buyer Parent nor Buyer is in violation of any of the provisions of any of its Organizational Documents.

Section 6.02 No Conflicts. The execution, delivery and performance by each of Buyer Parent and Buyer of this Agreement and each other Transaction Document to which it is (or, at the Closing will be) a party, and the consummation by Buyer Parent and Buyer of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or violate any Organizational Documents of any of the Buyer Parties, (b) assuming all Consents set forth on Section 6.02 of the Buyer Disclosure Schedules are obtained or made, conflict with or result in any breach of or default under (or an event that, with or without notice or lapse of time, or both would constitute a breach of or default under), violation of or give rise to a right of termination, modification, cancellation or acceleration of any obligation under, any Contract to which any of the Buyer Parties is a party or by which any of its properties or assets are bound, (c) assuming the truth and accuracy of the representations and warranties contained in Section 3.02, Section 3.03, Section 4.02, Section 4.03, Section 5.02 and Section 5.03 or made, contravene or violate any Laws applicable to any of the Buyer Parties or its properties or assets, or (d) result in the creation of any Lien (other than as contemplated by this Agreement or the Transaction Documents) upon any assets of the Buyer Parties, except, in the case of clauses (b), (c) and (d) above, as would not, individually or in the aggregate, (i) be material to the Buyer Parties (taken as a whole) or (ii) materially impair (A) the ability of the Buyer Parties (taken as a whole) to operate in the ordinary course of business or (B) the consummation of the transactions contemplated by the Transaction Documents.

Section 6.03 Governmental Consents. Assuming the truth and accuracy of the representations and warranties contained in Section 3.02, Section 3.03, Section 4.02, Section 4.03, Section 5.02 and Section 5.03, no Consent of, with or to any Governmental Authority is required to be obtained or made by any of the Buyer Parties in connection with the execution, delivery and performance by the Buyer Parties of this Agreement or any other Transaction Document to which it is (or, at the Closing, will be) a party, or the consummation by the Buyer Parties of the transactions contemplated hereby or thereby, other than (a) Consents set forth on Section 6.03 of the Buyer Disclosure Schedules and (b) Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (i) be material to the Buyer Parties (taken as a whole) or (ii) materially impair (A) the ability of the Buyer Parties (taken as a whole) to operate in the ordinary course of business or (B) the consummation of the transactions contemplated by the Transaction Documents.

Section 6.04 Proceedings; Orders. There are no, and there have been no, (a) Proceedings pending, threatened in writing or, to the Knowledge of Buyer, threatened orally against any of Buyer or its Affiliates or affecting any of their respective assets, or (b) Orders by which any of Buyer or its Affiliates or any of their respective assets is bound, in the case of each of clauses (a) and (b), that would, individually or in the aggregate, (i) have or reasonably be expected to have a Material Adverse Effect on Buyer or (ii) reasonably be expected to materially impair the ability of the Buyer Parties (taken as a whole) to operate in the ordinary course of business.

Annex A-43

Section 6.05 Authority; Execution and Delivery; Enforceability. As of the date of this Agreement, the Buyer Parent board of directors has unanimously determined that this Agreement and the Investment Agreement and the transactions contemplated hereby and thereby are advisable and in the best interests of Buyer Parent and the holders of Buyer Parent Common Stock and has approved the transactions contemplated hereby and thereby. The affirmative vote of the holders of a majority of the outstanding shares of Buyer Parent Common Stock is required under the DGCL to approve the Amended Certificate of Incorporation and the affirmative vote of the holders of a majority of the total votes cast in person or by proxy at the Stockholders Meeting (as defined in the Investment Agreement) is required under the rules of NYSE to approve the transactions contemplated by this Agreement and the Investment Agreement (collectively, the “Required Vote”). Except for the Required Vote and the consent of certain stockholders of the Company under the Existing Stockholders’ Agreement (which consent has been obtained prior to the date of this Agreement), no approval of the Transaction Documents or of the transactions contemplated thereby by the holders of any shares of stock of Buyer Parent is required in connection with the execution or delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, whether pursuant to the DGCL, the Certificate of Incorporation or Bylaws, the rules and regulations of the NYSE or otherwise. The execution, delivery and performance by each Buyer Party of this Agreement and the Transaction Documents to which such Buyer Party is (or, at the Closing, will be) a party and, subject to the receipt of the Required Vote, the consummation of the transactions contemplated hereby and thereby by the Buyer Parties have been duly authorized and approved by all necessary action, if any, on the part of the Buyer Parties and their respective equity holders. Each Buyer Party has (or, at the Closing, will have) duly executed and delivered this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party, and each of this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party constitutes (or, at the Closing, will constitute) its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency or creditors’ rights.

Section 6.06 Investment. Buyer acknowledges and agrees that (a) the Company Interests have not been registered under applicable securities Laws, (b) no public market now exists for the Company Interests, that none of Seller, its Affiliates (including the Acquired Companies) or any of its or their respective Representatives have made any assurances that a public market will ever exist for the Company Interests, and (c) none of Buyer or its Affiliates may sell, distribute, transfer, offer for sale, assign, pledge, hypothecate or otherwise dispose of the Company Interests except in compliance with registration requirements of applicable securities Laws or an exemption therefrom. Buyer is purchasing the Company Interests for its own account solely for investment and not with a view toward selling, distributing, transferring, offering for sale, assigning, pledging, hypothecating or otherwise disposing of the Company Interests in violation of applicable securities Laws.

Section 6.07 Financial Ability; Source of Funds.

(a) On or prior to the date hereof, Buyer has delivered to Sellers’ Representative true and complete signed counterpart(s) of (i) commitment letters, dated as of the date hereof (including all schedules, exhibits, annexes and amendments thereto, the “Debt Commitment Letters”), providing for Debt Financing in respect of the transactions contemplated by this Agreement and a redacted version of all related fee letters (with any fee amounts, pricing caps, rates, ratios, basket amounts, time periods and customary economic terms of the “market flex” redacted in a customary manner, the “Fee Letters”) and (ii)(A) that certain Investment Agreement dated as of the Execution Date between Investor and Buyer Parent pursuant to which Investor has agreed with Buyer Parent to make an equity investment in Buyer Parent (the “Investment Agreement”) and the commitment letter dated as of the Execution Date pursuant to which one or more Affiliates of Investor have agreed with Investor to make an equity investment in Investor (collectively with any Substitute Financing in lieu thereof and the Investment Agreement, the “Equity Financing Commitment” and, together with the Debt Commitment Letters, the “Financing Commitments”). Assuming (i) the Debt Financing is funded in accordance with the Debt Commitment Letters and (ii) the satisfaction of the conditions contained in Section 8.01 and Section 8.02, the Debt Financing contemplated by the Debt Commitment Letters, when taken together with the amount of Equity Financing to be provided pursuant to the Equity Financing Commitment, shall be sufficient to pay in cash the Purchase Price in accordance with the terms hereof, and all other amounts to be paid by Buyer hereunder and under the Financing Commitments to consummate the transactions contemplated by this Agreement and the Financing Commitments and to satisfy all other costs and expenses incurred by Buyer in connection herewith or therewith (collectively, the “Financing Purposes”), after giving effect to the available cash of the Acquired Companies. The Equity Financing Commitment provides that Sellers’ Representative is a third party beneficiary thereof, subject to the terms and conditions therein. As of the date hereof, the Financing Commitments are

Annex A-44

in full force and effect, are not subject to any contingencies or conditions that are not set forth therein, have not been withdrawn, terminated or rescinded, or otherwise amended, modified or supplemented in any material respect (and, to the Knowledge of Buyer, no such amendment, withdrawal, termination or rescission is contemplated (excluding any amendment to the Debt Commitment Letters solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof, which amendment shall be permitted)), and, in the form provided to Sellers’ Representative, constitute the legal, valid and binding obligations of Buyer, and to Knowledge of Buyer (with respect to the Debt Commitment Letters only), each other party thereto, enforceable in accordance with its terms, except as may be limited by General Enforceability Exceptions. Other than the Financing Commitments, neither Buyer nor any of its Affiliates has entered into any Contract or arrangement which imposes any contingencies or conditions to the funding of the Debt Financing or Equity Financing contemplated by such Financing Commitments or pursuant to which any Person has the right to withdraw, terminate or rescind, or otherwise amend, modify or supplement the terms of such commitments. There are no other agreements, side letters or arrangements (other than the Financing Commitments, the Fee Letters and customary fee discount letters and engagement letters) to which Buyer is a party or contemplated by Buyer or any of its Affiliates relating to the Financing Commitments that would reasonably be expected to adversely affect the availability of the Debt Financing or the Equity Financing or the time of the Closing. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, assuming satisfaction of the conditions precedent set forth in Article VIII, would reasonably be expected to constitute a default or breach under any term or condition of any of the Financing Commitments (with respect to Persons other than Buyer and its Affiliates, to the Knowledge of Buyer). As of the date hereof, assuming the satisfaction of the conditions contained in Section 8.01 and Section 8.02, Buyer has no reasonable basis to believe that it or any other party thereto will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied pursuant to the Financing Commitments or any portion of the financing to be funded at Closing might become unavailable. Buyer or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Debt Commitment Letters to be paid by the date hereof and has sufficient cash or access to readily available funds to pay any other fees required by the Debt Commitment Letters when due. Except as set forth in the Financing Commitments or the unredacted portions of the Fee Letters, as of the date hereof, Buyer has not incurred any obligation, commitment, restriction or Liability of any kind that might reasonably be expected to impair or adversely affect its ability to have such Debt Financing or Equity Financing immediately available as of the Closing Date and, assuming the satisfaction of the conditions contained in Section 8.01 and Section 8.02, to the Knowledge of Buyer, as of the date hereof, there is no fact or occurrence that, with or without notice, lapse of time or both, would reasonably be expected to result in any of the conditions in the Financing Commitments not being satisfied, or otherwise result in the Financing not being available on a timely basis in order to consummate the transactions contemplated by this Agreement. As of the date hereof, assuming the satisfaction of the conditions contained in Section 8.01 and Section 8.02, no Person has any right to impose, and Buyer and, to the Knowledge of Buyer, the other parties to the Financing Commitments do not have any obligation to accept, (x) any condition precedent to such funding other than the conditions expressly set forth in the Financing Commitments nor (y) any reduction to the aggregate amount available under the Financing Commitments on the Closing Date (nor any term or condition not expressly set forth in the Financing Commitments which would have the effect of reducing the aggregate amount available under the Financing Commitments on the Closing Date), other than in the case of clause (y) any reduction in the commitments (i) taking into account the proceeds received from the issuance of any debt securities in connection therewith or (ii) as a result of a purchase price reduction as expressly set forth in paragraph 1 of Annex IV to the Debt Commitment Letters or as otherwise expressly set forth in the Debt Commitment Letters.

(b) To the Knowledge of Buyer, no funds to be paid to any Seller hereunder have been derived from, or will be derived from or constitute, either directly or indirectly, the proceeds of any criminal activity in violation of any applicable anti-corruption, anti-terrorism, anti-money laundering, sanctions or export control Laws or similar Laws.

(c) Except for (i) the Equity Financing Commitment, (ii) the Confidentiality Agreement, dated as of May 20, 2020, by and between Buyer Parent and Platinum Equity Advisors, LLC, (iii) the Clean Team Agreement, (iv) the Voting Agreements, and (v) the Contracts set forth on Section 6.07(c) of the Buyer Disclosure Schedules, no side letters or other Contracts are in effect as of the date hereof between any of Buyer Parent, Buyer or any of their Subsidiaries, on the one hand, and Investor or any of its Affiliates, on the other hand, in respect of, or that that would reasonably be expected to adversely affect, the transactions contemplated by this Agreement, the Investment Agreement or the Rollover Agreements.

Annex A-45

Section 6.08 Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Seller or the Acquired Companies. Immediately after the Closing, and assuming (a) the accuracy of the representations and warranties of Sellers set forth in Article III, of the Company set forth in Article IV and the representations and warranties of BlockerCo Sellers set forth in Article V, (b) the consummation of the Financing, on the terms set forth in the Debt Commitment Letters and the Equity Financing Commitment, (c) satisfaction of the conditions set forth in Section 8.01 and Section 8.02 and (d) that the most recent projections, forecasts or revenue or earnings predictions regarding the Acquired Companies and their respective businesses and operations prepared by or on behalf of Sellers and the Acquired Companies and made available to Buyer have been prepared in good faith based upon assumptions that were and continue to be reasonable, each of Buyer and the Acquired Companies will (i) be solvent (in both that the fair value of its assets will not be less than the sum of its reasonably estimable debts (including contingent and unliquidated Liabilities) and that the present fair saleable value of its assets will not be less than the amount required to pay its probable Liabilities on its debts (including contingent and unliquidated Liabilities) as they become absolute and matured), (ii) have adequate and not unreasonably small capital and liquidity with which to engage in its business and (iii) be able to pay all of its debts and obligations as such debts and obligations mature.

Section 6.09 Investigation. Buyer acknowledges and agrees that: (a) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, each of Buyer and its Affiliates has relied solely upon its own investigation, analysis and evaluation and the express representations and warranties of Sellers set forth in Article III, of the Company set forth in Article IV and of the BlockerCo Sellers in Article V and those made to Buyer in any other Transaction Document (including the representations and warranties of the Rollover Holders in the Rollover Agreements); and (b) except for the express representations and warranties of Sellers set forth in Article III, of the Company set forth in Article IV and of the BlockerCo Sellers in Article V and those made to Buyer in any other Transaction Document (including the representations and warranties of the Rollover Holders in the Rollover Agreements), none of Buyer or any of its Affiliates has relied on, and none of Sellers, any of their Affiliates or any of its or their respective Representatives has made, any representations or warranties of any nature, whether express or implied, with respect to Sellers, any of their Affiliates (including the Acquired Companies), or any of its or their respective Representatives, any assets of any of the foregoing (including the Company Interests), or any of the transactions contemplated by this Agreement or the other Transaction Documents. Buyer (either alone or together with its Representatives) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks involved in the purchase of the Company Interests and the other transactions contemplated by this Agreement and the other Transaction Documents and bearing the economic risk of its investment in the Acquired Companies for an indefinite period of time. Buyer has been afforded access to the books and records, facilities and personnel of the Acquired Companies for purposes of conducting a due diligence investigation as Buyer has deemed necessary for it to investigate the business, assets, liabilities, financial or other condition and results of operations of the Acquired Companies sufficiently to make an informed investment decision to purchase the Company Interests and enter into this Agreement. Buyer has relied solely on its own legal, tax, financial and other advisors in connection with its investigation of the Acquired Companies and not on the advice of Seller, any of its Affiliates or any of its or their respective Representatives. Buyer acknowledges and agrees that any financial projections that may have been made available to Buyer, any of its Affiliates, or any of its or their respective Representatives are based on assumptions about future results, which are based on assumptions about certain events (many of which are beyond the control of Seller, its Affiliates and their respective Representatives). Without limiting the generality of the foregoing, Buyer further acknowledges and agrees that, except for the express representations and warranties of Sellers set forth in Article III, of the Company set forth in Article IV and of the BlockerCo Sellers in Article V and those made to Buyer in any other Transaction Document (including the representations and warranties of the Rollover Holders in the Rollover Agreements), none of Buyer or any of its Affiliates has relied on, and none of Seller, any of its Affiliates or any of its or their respective Representatives has made, any representations or warranties of any nature, whether express or implied, with respect to the accuracy of any projections, estimates or budgets, future revenues, future results of operations, future cash flows, the future financial or other condition of any Acquired Company or its business, assets or liabilities, or any other information, whether or not made available to Buyer, any of its Affiliates, or any of its or their respective Representatives in connection with the transactions contemplated hereby, including in any memorandum or management presentation in any electronic data room established by Seller, any of its Affiliates or any of its or their respective Representatives, and in any written or oral response to any information request by Buyer, any of its Affiliates, or any of its or their respective Representatives. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit the recourse of Buyer or any of its Affiliates in respect of Fraud.

Annex A-46

Section 6.10 Representations and Warranties Insurance Policy. Buyer has provided Sellers’ Representative with an accurate and complete copy of the binder for the buyer-side representation and warranty insurance policy expected to be conditionally bound and issued by QBE Specialty Insurance Co. (the “R&W Insurance Policy”), in the form attached hereto as Exhibit D, including all amendments, exhibits, attachments, appendices and schedules thereto as of the date hereof. As of the date hereof and as of the Closing Date, the binder for such R&W Insurance Policy (a) will be in full force and effect in accordance with the terms thereof (provided that coverage thereunder is subject to the conditions to the insurer’s obligations thereunder as set forth therein) and is a legal, valid, binding and enforceable obligation (except as enforcement may be limited by the General Enforceability Exceptions) of Buyer and, to the Knowledge of Buyer, each of the other respective parties thereto (as the case may be) and (b) has not been terminated or otherwise amended or modified in any respect, and no amendment or modification thereto is contemplated. Buyer has fully paid any and all deposit premiums or other premiums, fees, expenses or Taxes in connection with the R&W Insurance Policy that are due and payable on or prior to the Execution Date. Neither Buyer, nor to the Knowledge of Buyer, any other party to the binder for the R&W Insurance Policy is in default or breach of the R&W Insurance Policy.

Section 6.11 Brokerage Fees. Except as set forth on Section 4.24 of the Company Disclosure Schedules (as defined in the Investment Agreement), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer Parent, its Subsidiaries or any of their Affiliates for which Buyer Parent or any of its Subsidiaries has any obligation.

Section 6.12 Tax Matters. Except as set forth on Section 6.12 of the Buyer Disclosure Schedules:

(a) each member of the Buyer Group has filed all material Tax Returns that are required to be filed by or with respect to Buyer Parent and its applicable Subsidiary (taking into account all permitted extensions) and all such Tax Returns are true, complete and accurate in all material respects;

(b) each member of the Buyer Group has paid all material Taxes (whether or not shown as due on any Tax Return) that are due and payable;

(c) there are no Liens for Taxes against any of the assets of any member of the Buyer Group, other than Permitted Liens described in clause (c) of the definition of that term;

(d) all material Taxes that any member of the Buyer Group is obligated to withhold from amounts paid to any Person have been fully withheld and remitted to the appropriate Governmental Authority;

(e) there are no outstanding or unsettled written claims, asserted deficiencies or assessments of any taxing authority for any material Tax liability of any member of the Buyer Group and there are no audits or Proceedings ongoing or threatened in writing with respect to any material Taxes of any member of the Buyer Group;

(f) no claim has been made by any taxing authority in any jurisdiction where the members of the Buyer Group do not file Tax Returns that any member of the Buyer Group may be subject to material Tax by that jurisdiction that would be the subject of such Tax Return;

(g) no member of the Buyer Group has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any other transaction requiring disclosure under similar provisions of U.S. state, local or non-U.S. Law);

(h) no member of the Buyer Group has ever been a member of an affiliated group filing a consolidated federal income Tax Return or other combined, consolidated, unitary or similar Tax Return (other than a group the common parent of which is Buyer Parent) and no member of the Buyer Group has any material liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise (other than pursuant to customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes);

(i) no member of the Buyer Group a party to or bound by any material Tax indemnity, sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes);

Annex A-47

(j) no member of the Buyer Group that is organized outside the United States holds any U.S. property within the meaning of Section 956 of the Code; and

(k) no member of the Buyer Group has waived any statute of limitations or agreed to any extension of time with respect to any material Tax assessment or deficiency (other than (i) waivers or extensions that are no longer in effect and (ii) automatic extensions solely arising from an extension of the due date for filing a Tax Return).

Section 6.13 Buyer Parent Shares. The Buyer Parent Common Shares are duly authorized for issuance and sale pursuant to the Rollover Agreements and, when issued and delivered by Buyer Parent in accordance with the terms of the Rollover Agreements, will be validly issued, fully paid and nonassessable and free and clear of any Liens or restrictions on transfer other than those arising under the Stockholders Agreement and under applicable securities laws. The issuance of the Buyer Parent Common Shares is not subject to any preemptive rights, rights of first refusal or other similar rights or provisions contained in the Certificate of Incorporation, the Bylaws or any agreement to which Buyer Parent is a party.

Section 6.14 No Material Adverse Effect. Since December 31, 2019, no Change has occurred or arisen that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (with respect to this Section 6.14, clause (a) of the definition of Material Adverse Effect shall apply to the Buyer Group mutatis mutandis) with respect to the Buyer Group, taken as a whole.

Article VII
COVENANTS

Section 7.01 Conduct of the Business.

(a) Except as expressly contemplated by this Agreement (including as set forth in Section 7.01(a) of the Seller Disclosure Schedules), as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, from the Execution Date until the earlier of the Closing and the termination of this Agreement, as applicable (the “Interim Period”), Sellers shall cause each Acquired Company to use reasonable best efforts to conduct its business in the ordinary course of business and use commercially reasonable efforts to preserve intact its business organization, maintain its assets and properties, keep available the services of its executive officers and maintain its relationships with material suppliers, material clients and others having material business relationships with it, in each case, in a manner consistent with the ordinary course of business. In addition (and without limiting the generality of the foregoing), except as (x) expressly contemplated by this Agreement (including as set forth in Section 7.01(a) of the Seller Disclosure Schedules), (y) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as required by applicable Law, Sellers shall not, with respect to the Acquired Companies, and shall cause the applicable Acquired Companies not to take, any of the following actions:

(i) amend the Organizational Documents of any Acquired Company;

(ii) adopt any plan or agreement with respect to, or effect, any recapitalization, merger, amalgamation, consolidation, complete or partial liquidation, dissolution, winding up, or any other similar reorganization of any Acquired Company;

(iii) declare, set aside payment for, make or pay any dividend or other distribution in respect of any Equity Interests in the Acquired Companies (whether in cash, Equity Interests or other assets or combination thereof) or otherwise make any payments to holders of such Equity Interests in their capacity as such other than any dividend or other distribution of cash or cash equivalents made or paid in full prior to the Closing Date;

(iv) issue, sell, deliver, transfer or otherwise dispose of, pledge or otherwise encumber, or authorize any of the foregoing with respect to, any Equity Interests of any Acquired Company, or issue, grant or enter into any agreement to issue or grant any Right with respect to any Acquired Company;

(v) amend, modify or otherwise supplement any existing Affiliate Contract or enter into any new Affiliate Contract;

Annex A-48

(vi) make or change any entity classification or other material Tax election, settle or compromise any material Tax liability or settle or concede any material issue with respect to any Tax claim, audit or dispute, or adopt or change any material Tax accounting method, file any material Tax Return in a manner that is materially inconsistent with past practice, enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business with persons that are not affiliates of any Seller the primary purpose of which does not relate to Taxes), make any voluntary Tax disclosure in respect of material Tax matters, file any material amendment to any Tax Returns, or surrender any right to claim a material Tax refund, credit or other similar Tax benefit;

(vii) purchase or acquire (whether by merger, consolidation, acquisition of stock or assets, combination or otherwise) or make any material investment in any Person or business, line of business or any material portion of the assets (including Equity Interests) of any Person or business or line of business other than (A) assets acquired from any Material Supplier in the ordinary course of business or (B) assets having a value of less than $1,000,000, in the aggregate;

(viii) sell, assign, transfer, lease, license, mortgage or otherwise dispose of, or grant or impose any Liens (other than Permitted Liens) on, any assets (other than Intellectual Property) of the Acquired Companies to any Person (other than in the ordinary course of business among the Acquired Companies) having a value, individually or in the aggregate (with respect to such Person) in excess of $1,000,000, except for (A) sales of obsolete, damaged or broken equipment or (B) sales or leases of Rental Fleet, equipment or inventory, in each case, in the ordinary course of business;

(ix) (A) amend, modify or otherwise supplement in any material respect any Material Contract, (B) terminate or initiate the termination of any Material Contract (other than any expiration thereof in accordance with its terms) or (C) enter into any Contract that, if in existence on the Execution Date would have been required to be disclosed in Section 4.10(a) of the Seller Disclosure Schedules; provided, that notwithstanding the foregoing, the Acquired Companies may (1) in the ordinary course of business enter into a Contract that, if existing on the Execution Date, would be a Material Contract solely due to one or more of clauses (i), (ii) (subject to Section 7.01(a)(xiv)), (iv), (x), (xi)(C), (xii), (xiii) or (xiv) of Section 4.10(a) and (2) in the ordinary course of business, amend, modify or supplement any Contract that is a Material Contract solely due to one or more of clauses (i), (ii) (subject to Section 7.01(a)(xiv)), (iv), (x), (xi)(C), (xii), (xiii) or (xiv) of Section 4.10(a);

(x) change any accounting or auditing practices unless required by any concurrent change in GAAP;

(xi) except as required by applicable Law or under any Benefit Plan or Contract in existence on the Execution Date: (A) establish, amend or terminate any Benefit Plan or any other benefit or compensation plan, policy, program, Contract, agreement or arrangement that would be a Benefit Plan if in effect as of the Execution Date, other than annual renewals in the ordinary course of business that do not result in any additional Liability to the Acquired Companies, (B) increase the salaries, bonuses, benefits or other compensation, including any grant of or increase in change of control or severance benefits, payable to any Service Provider, (C) terminate (other than for cause) the employment of or hire or promote any employee with annual base wages of more than $300,000, (D) engage in any plant closing or mass layoff within the meaning of WARN or (E) enter into, terminate or amend any collective bargaining agreement or other Contract with any labor union;

(xii) split, combine, redeem or reclassify, or purchase, redeem or otherwise acquire, or make any commitments to purchase, redeem or otherwise acquire any shares or units of capital stock, membership interests, partnership interests or other Equity Interests, as applicable, of the Acquired Companies, other than the redemption in accordance with the Company LP Agreement of any Equity Interests held by any Service Provider whose relationship with the Group Companies as a Service Provider has been terminated prior to the execution of a Joinder by such Service Provider;

(xiii) sell, lease, license, mortgage or take any other action that would subject to a Lien (other than Permitted Liens) any Real Property owned by the Acquired Companies as of the Execution Date;
Annex A-49

(xiv) (A) incur or guarantee any Indebtedness, other than (1) intercompany Indebtedness solely between or among the Acquired Companies or letters of credit, in each case, incurred in the ordinary course of business, (2) borrowings under the Credit Facility or Floorplan Financing, (3) Indebtedness incurred in the ordinary course of business to the extent such Indebtedness is repaid and related Liens and security interests are terminated and released in full prior to the Closing Date or (4) Indebtedness (other than Indebtedness for borrowed money) not in excess of $2,000,000 in the aggregate incurred in the ordinary course of business and disclosed to Buyer at least ten (10) Business Days prior to the Closing Date, or (B) make any loans or advances to any other Person, other than advances to employees of the Group Companies and trade credit granted in the ordinary course of business;

(xv) cancel or forgive any Indebtedness in excess of $500,000 in the aggregate owed to any Acquired Companies;

(xvi) settle or compromise any Proceeding that (A) requires payment by the Group Companies in excess of $500,000 in the aggregate or (B) imposes material restrictions on the Group Companies’ businesses taken as a whole;

(xvii) amend or fail to maintain in full force and effect any material policy of insurance covering the Company or any of the Acquired Companies as of the date hereof;

(xviii) make or authorize any capital expenditures (other than any unit of Rental Fleet, which shall be subject to Section 7.01(a)(xix)) in excess of $500,000 in the aggregate other than the acquisition, to the extent paid in full prior to the Closing or that will be included in current liabilities reflected in the Final Adjustment Amount, of equipment purchased with Buyer’s prior written consent;

(xix) make or authorize any acquisition of any item of Rental Fleet unless (A) such acquisition is in the ordinary course of business and (B) after taking into account such acquisition, either (1) the Closing OEC would not exceed $730,000,000 or (2) the Closing OEC would exceed $730,000,000 and Investor has provided Sellers’ Representative with prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) to such acquisition that includes Investor’s express agreement (such agreement not to be unreasonably withheld, conditioned or delayed) that the Closing OEC may exceed $730,000,000 after taking into account such acquisition; provided, that (x) for purposes of this clause (xviii), any determination of whether the Investor’s withholding, conditioning or delaying agreement or consent is reasonable shall contemplate only the best interests of the Acquired Companies and shall not, in any event, contemplate the effect thereof on Closing OEC, the Closing Cash Payment Amount or on the business of the Buyer Group or Investor’s investment considerations with respect to the transactions contemplated by this Agreement and the Investment Agreement, (y) any breach of this clause (xix) that would cause Closing OEC to exceed $730,000,000 shall not be taken into account in determining whether the condition in Section 8.02(a) has been satisfied and (z) any acquisition incurred in breach of this clause (xix) shall be disregarded for the purposes of calculating Closing OEC; provided further, that the Parties acknowledge and agree Investor shall be under no obligation to grant or not grant any consent in respect of acquisitions pursuant to the foregoing clause (B)(2) and have no liability to any Party in respect of the decision to grant or not grant such consent (Investor is an express, intended third party beneficiary of this clause (xix));

(xx) make any material changes to any Acquired Company’s current written policies with respect to the extension of customer credit, accounts payable, accounts receivable, or sales or acquisitions of inventory or Rental Fleet;

(xxi) sell, assign, transfer, abandon, encumber, license or sublicense, grant rights to, dispose of, fail to renew or allow to lapse any material Intellectual Property owned by the Acquired Companies (except for non-exclusive licenses in the ordinary course of business);

(xxii) any action or omission that could reasonably be expected to result in any representation or warranty in Section 5.06(n) being inaccurate in any material respect as of the Closing; or

(xxiii) authorize, commit to or agree to take any of the foregoing actions.

(b) Except as expressly contemplated by this Agreement (including as set forth in Section 7.01(b) of the Buyer Disclosure Schedules), as consented to in writing by Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, during the Interim Period, Buyer and Buyer Parent shall, and shall cause each of their Subsidiaries, to use commercially reasonable efforts to conduct its business in the ordinary course of business; provided, that this Section 7.01(b) shall not prohibit any of Buyer Parent, Buyer or their

Annex A-50

Subsidiaries from taking actions outside of the ordinary course of business in response to Changes or developments that could reasonably be expected to cause a reasonably prudent company similar to the Buyer Parent, Buyer and their Subsidiaries to take actions outside of the ordinary course of business. In addition (and without limiting the generality of the foregoing), except as (x) expressly contemplated by this Agreement (including as set forth in Section 7.01(b) of the Buyer Disclosure Schedules), (y) consented to in writing by Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as required by applicable Law, Buyer and Buyer Parent shall not, and shall cause each of their Subsidiaries not to take, any of the following actions:

(i) declare, set aside payment for, make or pay any dividend or other distribution in respect of any Equity Interests in Buyer Parent, Buyer or any of their Subsidiaries (whether in cash, Equity Interests or other assets or combination thereof) or otherwise make any payments to holders of such Equity Interests in their capacity as such;

(ii) (A) amend, modify or otherwise supplement in any material respect any, (B) terminate or initiate the termination of any (other than any expiration thereof in accordance with its terms), or (C) enter into any, Contract that if in existence on the Execution Date would have been required to be disclosed in Section 6.07(c) of the Buyer Disclosure Schedules; or

(iii) authorize, commit to or agree to take any of the foregoing actions.

(c) Nothing in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or directly, any right to control or direct the business or operations of Sellers or any of their Affiliates prior to the Closing. Prior to the Closing, Sellers shall continue to exercise, subject to the terms and conditions of this Agreement, complete and exclusive control and supervision of business and operations of the Acquired Companies and its other businesses and operations. Nothing contained in this Agreement shall be construed as to prohibit the consummation of the Pre-Closing Reorganization in accordance with this Agreement, or to require the consent of any Party in connection therewith.

Section 7.02 Access. During the Interim Period, Sellers shall provide Buyer, its Affiliates and its and their respective Representatives (at Buyer’s sole cost and expense) with reasonable access during normal business hours and upon reasonable advance notice to the properties, personnel, books and records of the Acquired Companies as may be reasonably requested by Buyer from time to time for a purpose reasonably related to the consummation of the transactions contemplated by this Agreement; provided that such access does not unreasonably disrupt the personnel, or unreasonably interfere with the operations, of any Seller or the Acquired Companies, and Buyer, its Affiliates and its and their respective Representatives shall use commercially reasonable efforts to conduct all communications with personnel and all on-site investigations in an expeditious manner; provided further that all such requests for access shall be directed to Sellers’ Representative or such Representative of Sellers’ Representative as Sellers’ Representative may designate to Buyer in writing from time to time, and a Representative of Sellers’ Representative shall have the right to be present in the event that Buyer, any of its Affiliates or any of its or their respective Representatives conducts any on-site investigations. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required by this Section 7.02 to provide such access to the extent that it (i) would reasonably be expected to jeopardize any attorney-client, attorney work-product protection or other legal privilege, (ii) would reasonably be expected to contravene any applicable Law or Permit of any Seller or any Acquired Company, (iii) is pertinent to any litigation in which any Seller or any of their Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties (without limiting any rights of any party to such litigation to discovery in connection therewith), or (iv) relates to any bids or offers received by any Seller, any of their Affiliates or any of its or their respective Representatives in connection with the sale process resulting in the execution and delivery of this Agreement (including any analyses conducted in connection with such sale process); provided, that, in the event that the restrictions in this sentence apply, Sellers’ Representative shall provide or cause to be provided to Buyer a reasonably detailed description of the information not provided and (in the case of clause (i) or (ii) of this sentence) Sellers’ Representative shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Buyer to evaluate any such information without resulting in any forfeiture of attorney-client, attorney work-product protection or other legal privilege or violation of applicable Law or Permit. Any Confidential Information (as defined in the applicable Confidentiality Agreement) provided pursuant to this Section 7.02 shall be subject to the applicable terms and conditions of the applicable Confidentiality Agreement and the Clean Team Agreement; provided, however, that each Confidentiality Agreement is hereby amended, as of the Execution Date, to (i) allow, without the consent of the Company or its Affiliates, Buyer and its Representatives to use and disclose the Confidential Information and information about the Transaction (as each such term is defined in the Confidentiality Agreement) in connection with (A) the Financing and (B) regulatory filings and communications with Governmental

Annex A-51

Authorities required in connection with the transactions contemplated hereby, and (ii) include as a Representative (as defined in the Confidentiality Agreement) any provider of representation and warranty insurance or any broker engaged in connection therewith. Platinum Equity Advisors, LLC is an express, intended third party beneficiary of the immediately preceding sentence. Notwithstanding anything to the contrary in this Agreement, during the Interim Period, Buyer shall not conduct any Phase I environmental assessments or other investigation with respect to any of the premises or facilities of any Seller or any Acquired Company without prior and ongoing consultation with Sellers’ Representative with respect to any such activity (it being understood and agreed that in no event shall any subsurface or other intrusive or invasive investigation, sampling or testing of any environmental media, including Phase II environmental assessments be conducted). For the avoidance of doubt, none of Buyer, any of its Affiliates or any of its or their respective Representatives shall be entitled to any information regarding the businesses, assets, liabilities, financial condition or results of operations (including any Tax Returns) of any Seller or any of their Affiliates (other than the Acquired Companies). Without limiting the foregoing, at or prior to the Closing, the Sellers’ Representative shall deliver or cause to be delivered to Buyer one or more CDs or USB flash drives containing (in a readable and otherwise reasonably acceptable format) complete and accurate copies of (1) the contents of the Data Room as at 9:00 a.m. Central time on the Business Day prior to the date of this Agreement, and (2) separately identified, any documents added to the Data Room after such time.

Section 7.03 Efforts to Close; Consents.

(a) On the terms and subject to the conditions of this Agreement and applicable Law, each Party shall (and shall cause its respective Affiliates to) use its reasonable best efforts to take (or cause to be taken) all actions necessary to consummate, as soon as practicable following the Execution Date (but no later than the Termination Date), the transactions contemplated by this Agreement and the other Transaction Documents (to the extent it or its Affiliate is a party thereto) and cause each of the conditions within its control set forth in Article VIII to be satisfied. Each Party shall (and shall cause its respective Affiliates to) use its reasonable best efforts to obtain or make, and reasonably cooperate with the other Party in obtaining or making, all Consents from or with any Person (other than any Governmental Authority) necessary to consummate, as soon as practicable following the Execution Date (but no later than the Termination Date), the transactions contemplated by this Agreement and the other Transaction Documents; provided, that, in no event shall any Party, any of its Affiliates, or any of its or their Representatives be required, in connection with obtaining any Consent to the transactions contemplated by this Agreement, to make any payment, or assume any Liability or grant any other accommodation (financial or otherwise) (except, with respect to Sellers and their Affiliates (including the Acquired Companies prior to the Closing) to the extent required to be paid, assumed or granted by the terms of an existing Contract or for any fee or other consideration required in connection with the repayment of Closing Indebtedness and the release of the related Liens). Notwithstanding anything to the contrary in this Agreement, without Buyer’s prior written consent, Sellers shall cause each Acquired Company not to make any payments or otherwise pay any consideration to any third party, or agree to modify the terms of any Contract, waive any right or grant any concession in each case to obtain any Consent (including from a Governmental Authority), except for the payment of cash amounts that will be paid in full prior to the Closing Date and fully reflected in the calculation of the Estimated Adjustment Amount and Final Adjustment Amount.

Section 7.04 Regulatory Approvals.

(a) Each Party shall (and shall cause its respective Affiliates to) prepare and submit to the applicable Governmental Authority, as soon as practicable following the Execution Date (but no later than ten Business Days thereafter for any filings under the HSR Act), all filings that may be required to be made with any Governmental Authority under applicable Laws in connection with consummation of the transactions contemplated by this Agreement and the other Transaction Documents. The Parties shall (and shall cause their respective Affiliates to) (i) request expedited treatment of any such filings (including early termination of any applicable waiting periods under the HSR Act), if available, (ii) use reasonable best efforts to promptly make any subsequent amended or supplemental filings or other submissions to and (iii) use reasonable best efforts to respond promptly to any reasonable requests for information and documents and other inquiries from, all Governmental Authorities, and cooperate with one another in the preparation and review of such filings and other submissions, in each case, in such manner as is necessary and advisable to consummate, as soon as practicable following the Execution Date (but no later than the Termination Date), the transactions contemplated by this Agreement and the other Transaction Documents.

Annex A-52

(b) Each Party shall each use reasonable best efforts not to (and shall cause their respective Subsidiaries to use reasonable best efforts not to) acquire (or agree to acquire) any business that would reasonably be expected to prevent, materially delay or otherwise adversely affect any Consent required to be obtained from any Governmental Authority under the HSR Act or any other Antitrust Law in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Notwithstanding any other provision of this Agreement, Buyer Parent shall (and shall cause its Affiliates to) use reasonable best efforts to take all actions necessary to obtain or make any Consent that may be required to be made with any Governmental Authority under the HSR Act or any other Antitrust Law to consummate, as soon as practicable following the Execution Date (but no later than the Termination Date), the transactions contemplated by this Agreement and the other Transaction Documents, including (in each case, to the extent so required) using reasonable best efforts: (i) to resolve any objections asserted with respect to the transactions contemplated by this Agreement or the other Transaction Documents by any Governmental Authority; (ii) to prevent the entry of any Order, and to have vacated, lifted, reversed, overturned or rescinded any Order, that would prevent, materially delay or otherwise adversely affect the consummation of the transactions contemplated by this Agreement or the other Transaction Documents; (iii) to enter into any settlement, undertaking, consent decree, stipulation or other agreement with any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Transaction Documents; and (iv) to oppose, contest, resist and defend, through litigation on the merits and all available appeals, any Proceeding challenging the transactions contemplated by this Agreement or the other Transaction Documents; provided, that such efforts will not require agreeing to any obligations or accommodations (financial or otherwise) that are binding on Buyer or any of its Affiliates prior to Closing or in the event the Closing does not occur. Notwithstanding anything to the contrary in this Agreement, (x) in no event shall Buyer or any of its Affiliates be required, and in no event shall any Acquired Company or any of its Affiliates or its or their respective Representatives be permitted, to offer or agree to sell or otherwise dispose of, or hold separate, agree to conduct, license or otherwise limit the use of any of the assets, categories of asset or businesses or other segments of any of their Acquired Companies or their businesses, or Buyer or any of its Affiliates, or to agree to any change in its business or any other restriction or condition with respect thereto required or requested by a Governmental Authority (provided, however, that this clause (x) shall not prevent Buyer and its Subsidiaries from being required to dispose, or cause to be disposed, of assets that would (if not disposed), in the aggregate, represent less than $25,000,000 in fair market value of the combined assets of the Buyer Group and the Acquired Companies immediately following the Closing), and (y) each Seller shall and shall cause each Acquired Company to use its reasonable best efforts to take any and all actions necessary to obtain any Consents required under or in connection with Antitrust Laws, provided, that it shall not be permitted (without Buyer’s prior written consent) to make or agree to make any material payment or accept any material conditions or obligations, including amendments to existing conditions and obligations, in connection therewith.

(c) Subject to any applicable confidentiality restrictions and applicable Law, each Party shall notify the other Party promptly upon the receipt by such Party or its Affiliates of (i) any comments or questions from any Representative of any Governmental Authority in connection with any filings or other submissions made pursuant to this Section 7.04, or otherwise, in connection with Antitrust Laws with respect to the transactions contemplated by this Agreement or the other Transaction Documents and (ii) any request by any Representative of any Governmental Authority for any amendments or supplements to any filings or other submissions made pursuant to this Section 7.04 or documents or other information relating to an investigation of the transactions contemplated by this Agreement or the other Transaction Documents by any Governmental Authority under any Antitrust Law. Whenever any change in facts or circumstances relating to any Party or any of its businesses or assets occurs that is required to be set forth in any amendment or supplement to any filing or other submission made pursuant to this Section 7.04, each Party shall promptly inform the other Party of such occurrence and cooperate in promptly filing or otherwise submitting such amendment, supplement or other submission to the applicable Governmental Authority. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its counsel), upon reasonable request and subject to appropriate confidentiality protections, copies of all material correspondence between such Party and any Governmental Authority or any Representative thereof in connection with any Antitrust Laws and relating to the transactions contemplated by this Agreement or the other Transaction Documents. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 7.04(c) as “outside counsel only”, and such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to other Representatives of the recipient without the prior written consent of the Party providing such materials or information. In addition, unless prohibited by applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable,

Annex A-53

no Party or its Affiliates shall participate in or attend any meeting, or engage in any material substantive in person or telephone conversations with, any Governmental Authority or any Representative thereof regarding the application of Antitrust Laws to the transactions contemplated by this Agreement or the other Transaction Documents without consulting with Sellers’ Representative or Buyer (as applicable) in advance, considering in good faith the views of Sellers’ Representative or Buyer (as applicable), and providing Sellers’ Representative or Buyer (as applicable) with the opportunity to attend and participate with reasonable advance notice. Subject to applicable Law and to the extent reasonably practicable, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the application of Antitrust Laws to the transactions contemplated by this Agreement or the other Transaction Documents by or on behalf of any Party.

(d) Notwithstanding the foregoing, nothing in this Section 7.04(d) shall require Buyer or its Affiliates to share with Sellers, Sellers’ Representative or any Acquired Company or their Representatives any information that (i) does not relate to the Acquired Companies, (ii) reveals Buyer’s (or its Affiliates’) valuation or negotiating strategy with respect to the transactions contemplated hereby or (iii) is otherwise confidential or proprietary information of Buyer or any of its Affiliates.

(e) Buyer shall be responsible for the payment of any filing fees required under the HSR Act in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Each Party and its Affiliates shall be responsible for its and its Affiliates’ own fees, costs and expenses incurred in respect of responding to requests for information recovered from any Governmental Authority in respect of the filings contemplated by this Section 7.04(e) or cooperating or defending a Proceeding described in this Section 7.04(e).

Section 7.05 Tax Matters.

(a) Tax Returns. Sellers’ Representative shall prepare and timely file, or cause to be prepared and timely filed, the initial filing of all Pass-Through Tax Returns for any taxable period ending on or before the Closing Date that are due after the Closing Date (taking into account applicable extensions). Each Pass-Through Tax Return (including, for the avoidance of doubt, any Pass-Through Tax Return prepared by or at the direction of Buyer) shall be prepared in a manner consistent with the most recent past practices of the relevant Acquired Company, except as otherwise required by applicable Law or as otherwise provided in this Agreement; provided, however, that the Parties acknowledge and agree that (i) any Transaction Tax Deductions shall, to the extent such position is “more likely than not” permitted under applicable Law, be treated as attributable to the taxable period (or portion thereof) ending on the Closing Date, (ii) the Group Companies shall use the “interim closing method” (and the “calendar day convention”) pursuant to Section 706 of the Code (and any similar provision of state, local or non-U.S. law) with respect to any Pass-Through Tax Return for any Straddle Period, (iii) each of the Acquired Companies that is treated as a partnership for U.S. federal or applicable state, local or non-U.S. income tax purposes (or for which such an election is otherwise available) shall make the election provided for in Section 754 of the Code (or any similar elections available under state, local or non-U.S. Law) with respect to any taxable period that includes the Closing Date (to the extent that such election is not already in effect), which election shall not be revoked, and (iv) any deduction attributable to costs or expenses economically borne by Buyer (including any expenses that were not paid prior to 12:01 a.m. on the Closing Date or included as a liability that reduced amounts payable to Sellers in the calculation of the Purchase Price) shall, to the extent such position is “more likely than not” permitted under applicable Law, be treated as attributable to taxable periods beginning after the Closing Date. No later than 20 days prior to the due date for filing such Pass-Through Tax Returns prepared by Sellers’ Representative (taking into account applicable extensions), Sellers’ Representative shall provide a copy of each such Pass-Through Tax Return to Buyer for its review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Pass-Through Tax Returns and other income Tax Returns of the Acquired Companies relating to Pre-Closing Tax Periods that are not prepared and filed by Sellers’ Representative pursuant to the other provisions of this Section 7.05(a). To the extent relevant to determining any liability for which any of the Sellers (or their direct or indirect owners) would be responsible or any Tax refund to which Sellers are entitled hereunder, such Pass-Through Tax Returns and other income Tax Returns shall be prepared in a manner consistent with the most recent past practices of the applicable Acquired Companies, except as otherwise required by Law or as otherwise provided in this Agreement (including with respect to the making of any election under Section 754 of the Code, or similar provisions of applicable state, local or non-U.S. Law). Any Pass-Through Tax Returns and other income Tax Returns prepared by or at the direction of Buyer that would affect the Tax liabilities of any of the Sellers (or their direct or indirect owners)

Annex A-54

or any Tax refund to which Sellers are entitled hereunder shall be provided by Buyer to the Sellers’ Representative at least 20 days prior to the due date for filing such Pass-Through Tax Returns or other income Tax Returns for Sellers’ Representative’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed).

(b) Tax Audits and Proceedings. Buyer shall promptly notify Sellers’ Representative, and Sellers and Sellers’ Representative shall promptly notify Buyer, following receipt of any notice of audit or Proceeding relating to any Pass-Through Tax Return for any Pre-Closing Tax Period or Straddle Period. Sellers’ Representative shall have the right to control any such audit or Proceeding for a taxable period ending on or before the Closing Date; provided, however, that Sellers’ Representative shall keep Buyer reasonably informed as to the status of such audit or Proceeding, Buyer shall be entitled to participate in such audit or Proceeding at its own expense, and Sellers’ Representative shall not agree to any settlement or other resolution of any such audit or Proceeding without the Buyer’s consent (not to be unreasonably withheld, conditioned or delayed). Buyer shall be entitled to control any audit or Proceeding relating to a Pass-Through Tax Return that Sellers’ Representative is not entitled to control under this Section 7.05(b); provided, however, that Buyer shall keep Sellers’ Representative reasonably informed as to the status of such audit or Proceeding, Sellers’ Representative shall be entitled to participate in such audit or Proceeding at its own expense, and Buyer shall not agree to any settlement or other resolution of any such audit or Proceeding without the Sellers’ Representative’s consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything else contained in this Agreement, with respect to any audit or Proceeding relating to the Acquired Companies for which such an election is available, Buyer shall (in its sole discretion) be entitled to cause any applicable Acquired Company to make the election provided for in Section 6226 of the Code (and any similar elections available under other provisions of U.S. state, local or non-U.S. Law). The Sellers shall cooperate (and Sellers agree to cause their Affiliates and the “partnership representative” and “designated individual” (as those terms are used in Section 6223 of the Code and Treasury Regulation Section 301.6223-1(b)(3)) to cooperate) with respect to the making and implementation of any such election, including in connection with taking into account any adjustments required as a result of such election and preparing any statements or other information required to be provided to the IRS or any other Person as required by Section 6226 of the Code and the Treasury Regulation promulgated thereunder. The Sellers shall not, and shall not permit any other Person to, elect under Section 1101(g)(4) of the Budget Act (or any similar provision of applicable U.S. state or local Law) to have the amendments made by such provisions apply to any Pass-Through Tax Return for any taxable period beginning before January 1, 2018.

(c) Post-Closing Matters. Without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed) and except as otherwise required by applicable Law or as specifically provided for in this Agreement (including the provisions of Section 7.05(a) and (b) regarding elections under Sections 754 and 6226 of the Code), Buyer and its Affiliates shall not, and shall not permit any Acquired Company to: (i) file, amend or otherwise modify any Pass-Through Tax Return for any Pre-Closing Tax Period or Straddle Period in a manner that would increase any Tax liability or reduce any Tax attribute of any Seller (or its direct or indirect owners) or any Tax refund to which Sellers are entitled hereunder, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency with respect to any Pass-Through Tax Return for any taxable period ending on or before the Closing Date, (iii) make, change or revoke any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period or Straddle Period in a manner that would increase any Tax liability or reduce any Tax attribute of any Seller (or its direct or indirect owners) or any Tax refund to which Sellers are entitled hereunder, or (iv) initiate or enter into any voluntary disclosure agreement or similar program with any taxing authority with respect to an item reflected on a Pass-Through Tax Return for a Pre-Closing Tax Period or Straddle Period in a manner that would increase any Tax liability or reduce any Tax attribute of any Seller (or its direct or indirect owners).

(d) Tax Allocation. The Parties acknowledge and agree that for U.S. federal income Tax purposes, the sale and purchase of the CTOS Company Interests will be treated as a sale and purchase of interests in a partnership. Buyer and CTOS Sellers shall allocate the Purchase Price (and any other items treated as consideration for U.S. federal income Tax purposes) (i) between the Company Interests in accordance with Section 7.05(d) of the Seller Disclosure Schedules; and (ii) attributable to the Company Interests among the underlying assets of the relevant Group Companies (as applicable) in accordance with the Code and the regulations promulgated thereunder and the methodologies set forth in Section 7.05(d) of the Seller Disclosure Schedules. Buyer shall prepare and deliver to Sellers’ Representative a draft schedule containing such allocation (the “Tax Allocation”) within 90 days following the determination of the Purchase Price pursuant to Section 2.04 that is consistent with Section 7.05(d) of the Seller Disclosure Schedules. If Sellers’ Representative disputes any items in Buyer’s proposed Tax Allocation, then no later than 20 days after receipt thereof, Sellers’ Representative shall deliver to Buyer in writing any changes Sellers’ Representative proposes

Annex A-55

to be made to the Tax Allocation. Any items not disputed by Sellers’ Representative shall be final and binding on the Parties as described in this Section 7.05(d). If Buyer and Sellers’ Representative are unable to agree on the Tax Allocation or any revisions thereto within 20 days after Buyer’s receipt of Sellers’ Representative’s proposed changes, any disputed items shall be resolved by the Independent Accountant pursuant to procedures comparable to the procedures applicable under Section 2.04(b), which resolution shall be final and binding on the Parties as described in this Section 7.05(d). Buyer, the Acquired Companies, Sellers’ Representative, Sellers and each of their respective Affiliates shall prepare and file all Tax Returns in accordance with such final Tax Allocation, and none of Buyer, the Acquired Companies, Sellers’ Representative, Sellers, or any of their respective Affiliates shall report the transactions contemplated by this Agreement in a manner that is inconsistent with such final Tax Allocation, unless required to do so by a “determination” as defined in Section 1313(a) of the Code or as a party determines in good faith is required to resolve a dispute with a taxing authority after making good faith efforts to defend the Tax Allocation (as finally determined pursuant to this Section 7.05(d)).

(e) Cooperation. Buyer, the Acquired Companies, Sellers’ Representative and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the preparation and filing of any Tax Returns and any audit or Proceeding with respect to any Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Acquired Companies, Sellers’ Representative, and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes.

(f) Transfer Taxes. Buyer shall bear all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer, real estate transfer and other similar Taxes and fees arising out of or in connection with or attributable to the transfer of the Company Interests pursuant to this Agreement (“Transfer Taxes”). Notwithstanding the foregoing, any Transfer Taxes attributable to the Pre-Closing Reorganization shall be borne by the Person incurring such Transfer Tax and shall be treated as a Company Transaction Expense to the extent incurred by any Acquired Company. Buyer and Sellers shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any Transfer Taxes.

(g) Allocation Matters. With respect to Taxes of the Acquired Companies that are dependent on matters pertaining to any Straddle Period, the portion of any Tax that is allocable to the taxable period (or portion thereof) ending on the Closing Date (which Taxes shall, for the avoidance of doubt, be included in Indebtedness or Closing Working Capital notwithstanding that the calculation time for such amounts is 12:01 a.m. Central time on the Closing Date) will be: (i) in the case of property, ad valorem or similar Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Acquired Company or Companies terminated at the close of business on the Closing Date. For the avoidance of doubt, for purposes of determining liabilities with respect to Sections 706, 951, and 951A of the Code, the relevant liabilities shall be determined by assuming that the taxable period of each of the Subsidiaries of the Company ended as of the Closing Date (such that all Tax liabilities with respect to income of Subsidiaries that are classified as partnerships, and all Tax liabilities under Sections 951 and 951A of the Code, that are attributable to economic activity occurring on or before the Closing Date will be taken into account).

(h) Tax Refunds. Any cash refunds of income Taxes of the Acquired Companies (or credits against cash Taxes otherwise payable by the Acquired Companies that are received or utilized in lieu of such a cash income Tax refund) that are attributable to overpayments of estimated Tax for either the taxable year ending on December 31, 2020 or the taxable year ending on or including the Closing Date and to which the Acquired Companies become entitled and the proceeds of which are received after the Closing Date shall be for the account of the Sellers, in accordance with and subject to the terms of this Section 7.05(h). Notwithstanding the foregoing, any such refund or credit with respect to the Blocker Companies shall be solely for the account of the BlockerCo Sellers. Buyer shall pay, or cause to be paid, to the Sellers’ Representative (for the benefit of the applicable Sellers) the amount of any refund or credit to which the Sellers are entitled under this Section 7.05(h) within five days of receipt or utilization. Buyer shall, and shall cause the Acquired Companies to take reasonable actions (including those reasonably requested by the Sellers’ Representative) in order to obtain promptly any refund or credit to which the Sellers are entitled under this Section 7.05(h) (provided, that in no event will Buyer be required to file for any “quickie” or similar refund request to obtain an applicable Tax

Annex A-56

refund prior to the time that the final Tax Return for the applicable taxable period has been filed). Notwithstanding the foregoing, (i) no Seller will be entitled to any Tax refund (A) that has otherwise been taken into account in calculating the Final Adjustment Amount; (B) that is attributable to the carryback of any Tax loss or other attribute generated in a taxable period (or portion thereof) beginning after the Closing Date; (C) that is the subject of a then-pending audit, examination or other proceeding (provided, that (x) Buyer shall keep Sellers’ Representative reasonably informed as to the status of such audit, examination or other proceeding, Sellers’ Representative shall be entitled to participate in such audit, examination or other proceeding at its own expense, and Buyer shall not agree to or permit any settlement or other resolution of any such audit, examination or other proceeding without the Sellers’ Representative’s consent (not to be unreasonably withheld, conditioned or delayed), and (y) any applicable amounts with respect to such refund shall be paid subject to the terms of this Section 7.05(h) within five days of the conclusion of such audit, examination or other proceeding); (D) unless such refund is a refund of Taxes of the Acquired Companies paid prior to the Closing Date or included as a liability in the final determination of the Final Adjustment Amount; (E) unless such refund is requested on or before the day that is 90 days after the original filing of the final Tax Return for the applicable Acquired Company that establishes the Acquired Company’s right to such refund; or (F) that are attributable to any change in law after the date of this Agreement; and (ii) any amounts payable pursuant to this Section 7.05(h) shall be net of any reasonable, out-of-pocket cost, expense, or Loss incurred by Buyer or any of its Affiliates in connection with obtaining such refund and paying amounts owed pursuant to this Section 7.05(h).

(i) Indemnified Tax Matter Provisions.

(i) Buyer shall promptly notify Sellers’ Representative of any notice of audit or Proceeding that it or its Affiliates (including the Acquired Companies) receives that would reasonably be expected to result in any claim for indemnification in respect of an Indemnified Tax Matter pursuant to this Agreement (an “Indemnified Tax Proceeding”). Sellers’ Representative shall have the right, at its own expense, to control any such Indemnified Tax Proceeding (subject to the terms of this Section 7.05) for so long as the Sellers (as a result of claims against the Indemnified Tax Escrow Account, and taking into account the remaining funds available in the Indemnified Tax Escrow Account) would reasonably be expected to bear more than fifty percent (50%) of all Losses incurred in connection with such Indemnified Tax Proceeding. Sellers’ Representative shall keep Buyer reasonably informed regarding any Indemnified Tax Proceeding that it controls, Buyer shall be entitled to participate in such Indemnified Tax Proceeding that is controlled by Sellers’ Representative at its own expense, and Sellers’ Representative shall not agree to any settlement or other resolution of any Indemnified Tax Proceeding without the Buyer’s consent (not to be unreasonably withheld, conditioned or delayed). If Buyer controls any Indemnified Tax Proceeding, Buyer shall keep Sellers’ Representative reasonably informed regarding such Indemnified Tax Proceeding, Sellers’ Representative shall be entitled to participate in such Indemnified Tax Proceeding at its own expense, and Buyer shall not agree to any settlement or other resolution of any such Indemnified Tax Proceeding that would reasonably be expected to affect any amounts recoverable from the Indemnified Tax Escrow Account without Sellers’ Representative’s consent (not to be unreasonably withheld, conditioned or delayed).

(ii) The funds included in the Indemnified Tax Escrow Account shall be available to be disbursed to the Buyer Indemnitees solely in respect of any Losses subject to indemnification pursuant to Section 9.02(a).

(iii) On any Indemnified Tax Escrow Payment Date, any remaining funds in the Indemnified Tax Escrow Account (after distribution of any indemnifiable Losses owed to the Buyer Indemnitees pursuant to Section 9.02(a)) that are in excess of the Remaining Exposure Amount shall be disbursed to Sellers’ Representative (for the benefit of the Sellers). For purposes of this Section 7.05, an “Indemnified Tax Escrow Payment Date” shall be (i) January 15 and June 15 of each calendar year after the Closing Date until all Indemnified Tax Escrow Funds have been released; and (ii) the date that is ten Business Days after any Indemnified Tax Escrow Reduction Event. For purposes of this Section 7.05, an “Indemnified Tax Escrow Reduction Event” shall mean any final resolution of an Indemnified Tax Proceeding, and any change in law that finally determines the Liability of the Acquired Companies in respect of an Indemnified Tax Matter. For purposes of this Section 7.05, the “Remaining Exposure Amount” shall mean an amount equal to the sum of (a)(I) the total amount of all incremental Taxes that would be payable by the Acquired Companies in respect of Indemnified Tax Matters if all of the issues that have been raised by the Internal Revenue Service in the 2015 Proceeding (and associated assessments) were resolved in a manner that is unfavorable to the Acquired Companies and similar Taxes and assessments were applied to the operations of the Acquired Companies for all Covered Taxable Periods for which the statute of limitations (including applicable extensions) has not yet expired, less (II) the total amount of such incremental Taxes (at a “should” level of comfort, based on the standard customarily applied by an internationally recognized firm of independent certified public accountants) are not required to be paid

Annex A-57

to the relevant taxing authority considering the effects of any prior Indemnified Tax Escrow Reduction Events and assuming that any legal issues (including the application of law to the facts at issue) that are finally determined by the relevant taxing authority or applicable court in such prior Indemnified Tax Proceeding are conclusively established or resolved for all relevant purposes (including any subsequent Indemnified Tax Proceeding); and (b) without duplication of amounts in clause (a), the maximum amount of interest and penalties that could reasonably be expected to be imposed by the Internal Revenue Service in connection with the amounts described in clause (a); (c) without duplication of amounts in clauses (a) or (b), the aggregate amount of Losses that are the subject of then-pending claims under Section 9.02(a)(ii)(A) as of the Indemnified Tax Escrow Payment Date; and (d) an amount equal to 25% of the aggregate amount described in clause (a). On each Indemnified Tax Escrow Payment Date, Buyer shall deliver to Sellers’ Representative its reasonable calculation of the amounts to be released from the Indemnified Tax Escrow Account (along with reasonable accompanying detail). Each of Buyer and the Sellers’ Representative shall cooperate reasonably and in good faith in order to reach an agreement with respect to such calculation. Any disagreement between the Buyer, on one hand, and the Sellers’ Representative, on the other hand, as to whether there has been an Indemnified Tax Escrow Reduction Event or as to the determination of the Remaining Exposure Amount shall be submitted for prompt resolution to the Independent Accountant, which for purposes of this Section 7.05 shall be Grant Thornton or another internationally recognized firm of independent certified public accountants with expertise in matters relating to federal excise Taxes. Upon final determination of any amount of Indemnified Tax Escrow Funds required to be disbursed to Sellers’ Representative (for the benefit of Sellers) pursuant to this Section 7.05 (whether by agreement between Sellers’ Representative and Buyer or resolution by the Independent Accountant), the Sellers’ Representative and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Sellers’ Representative for distribution to the applicable Sellers such amount of Indemnified Tax Escrow Funds.

Section 7.06 Letters of Credit and Guaranties.

(a) Buyer shall (and shall cause its Affiliates to) take all actions reasonably necessary to ensure that, effective as of the Closing, (i) such Seller and its applicable Affiliates (other than the Acquired Companies) shall be released from all Credit Support Obligations and (ii) substitute arrangements, if required by any beneficiary of any Credit Support Obligation, procured by Buyer or any of its Affiliates shall be in effect, including substitute letters of credit, guarantees or similar credit support.

(b) The actions set forth in Section 7.06(a) shall be taken by Buyer at its own cost and expense, and any applicable Sellers shall use commercially reasonable efforts to cooperate with Buyer in connection therewith, including by facilitating discussions with any beneficiary of any Credit Support Obligations (it being understood that in no event shall any Seller, any of their Affiliates or any of their Representatives be required to make any payment or assume any Liability or grant any other accommodation (financial or otherwise) to any beneficiary of any of the Credit Support Obligations or any other Person in connection therewith).

Section 7.07 [Intentionally Omitted.].

Section 7.08 Affiliate Contracts. Except for the Affiliate Contracts set forth in Section 7.08 of the Seller Disclosure Schedules, prior to the Closing Date, Sellers shall cause all Affiliate Contracts to be terminated, in each case, without any further force or effect following the Closing such that Buyer and the Acquired Companies, on the one hand, and Sellers and their Affiliates (other than the Acquired Companies), on the other hand, do not have any further Liability in respect thereof following the Closing. Sellers shall cause each of their Affiliates (including the Acquired Companies) to execute and deliver any documents reasonably necessary to effect such terminations.

Section 7.09 D&O Indemnified Parties.

(a) Buyer acknowledges and agrees that all rights to indemnification, expense advancement, and exculpation for actions or omissions of all current and former directors, managers and officers of the Acquired Companies (the “D&O Indemnified Parties”) occurring in their capacity as such at or prior to the Closing, as set forth in the Organizational Documents of the Acquired Companies made available to Buyer prior to and as in effect on the Execution Date shall survive the Closing and shall continue in full force and effect. From and after the Closing Date until the sixth anniversary thereof, Buyer shall cause the Acquired Companies to maintain the provisions with respect to indemnification, expense advancement and exculpation of the D&O Indemnified Parties as set forth in such Organizational Documents of the Acquired Companies as of the Execution Date, which provisions shall not be terminated, amended, repealed or

Annex A-58

otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party in their capacity as such at or prior to the Closing. Any such claims for indemnification, advancement of expenses or exculpation pursuant to such Organizational Documents as to which any Acquired Company has received written notice before the sixth anniversary of the Closing Date will survive until such claims have been finally adjudicated, settled or otherwise resolved.

(b) From and after the Closing Date until the sixth anniversary thereof, Buyer shall, or shall cause one or more Acquired Companies to, maintain in effect (at its own cost and expense) directors’ and officers’ liability insurance or a tail insurance policy, in each case, at substantially the same level and scope of coverage as provided by the directors’ and officers’ liability insurance policy provided for directors and officers of the Acquired Companies as of the Execution Date with respect to claims arising from facts or events that occurred on or before the Closing; provided, however, that if such policy is not available at an aggregate cost not greater than two hundred fifty percent (250%) of the annual premiums paid as of the date hereunder under the applicable existing policies (the “Insurance Cap”), then Buyer shall, or shall cause the Acquired Companies to, obtain as much coverage as is possible under substantially similar policies for such premiums as do not, in the aggregate, exceed the Insurance Cap.

(c) If Buyer, any of the Acquired Companies, or any of its or their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its assets to any Person, then, in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or such Acquired Company will assume the applicable obligations set forth in this Section 7.09.

Section 7.10 Confidentiality. This Section 7.10 shall not prohibit (a) disclosure required by any applicable Law (subject to the requirements of the Confidentiality Agreements and the Clean Team Agreement, taking into account the last sentence of this Section 7.10), (b) any disclosure to any Seller or Affiliate or Representative of any Seller who needs to know such information for the purpose of evaluating the transactions contemplated hereby (subject to the requirements of the Confidentiality Agreement, taking into account the last sentence of this Section 7.10), (c) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby to the extent reasonably necessary in connection therewith or (d) any disclosure by Buyer, Buyer Parent, Platinum Equity Advisors, LLC, Sellers’ Representative, Sellers, or any of their respective Affiliates, as part of such Person’s ordinary course reporting or review procedure or in connection with such Persons’ ordinary course fundraising, marketing, information or reporting obligations or activities (including any disclosure pursuant to Section 7.12 or disclosure to any financing sources, lenders, prospective lenders, limited partners, prospective limited partners or their respective representatives and, with respect to Buyer, in accordance with the second to last sentence of this Section 7.10). The Parties agree that the terms of the applicable Confidentiality Agreement, and this Section 7.10, shall apply mutatis mutandis to any information provided on behalf of Buyer, Platinum Equity Advisors, LLC or any of their respective Affiliates or Representatives (who shall be deemed “the Company” and “Representatives of the Company” (as applicable)) for purposes of the applicable Confidentiality Agreement to Sellers’ Representative or Sellers (who each shall each be deemed the “Receiving Party” for purposes of the applicable Confidentiality Agreement). During the Interim Period (except for use and disclosure in the ordinary course of business of the Acquired Companies or as contemplated by this Agreement) and from and after the Closing, for a period of three years thereafter, each Seller shall treat all data and information relating to the Acquired Companies or their respective businesses, assets, liabilities, and all data and information relating to the customers, financial statements, conditions or operations of the Acquired Companies, as confidential, preserve the confidentiality thereof, not duplicate or use or disclose to any Person such information and cause its employees, Affiliates and Representatives who have had access to such information to keep confidential and not to use or disclose any such information. Notwithstanding the foregoing, this Section 7.10 shall not prohibit (a) disclosure required by any applicable Law (in which case the disclosing Party will provide the other Parties with the opportunity to review and comment in advance of such disclosure, and cooperate with the Acquired Companies in the manner contemplated mutatis mutandis by the applicable Confidentiality Agreement), (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby to the extent reasonably necessary in connection therewith or (c) any disclosure following the Closing by Sellers’ Representative, Sellers, or any of their respective Affiliates, of an overview of the financial terms of the transactions contemplated by this Agreement, solely in the form of a summary, to current or potential limited partners, investors or financing sources of the Seller’s affiliated investment funds who are bound by customary confidentiality obligations, in connection with customary fundraising and reporting activities.

Annex A-59

Section 7.11 Post-Closing Access to Books and Records. From and after the Closing, Buyer shall (and shall cause its Affiliates to) provide Sellers’ Representative, its Affiliates and their Representatives reasonable access, during normal business hours, to the personnel, books and records of the Acquired Companies (and Buyer and its Affiliates (other than the Acquired Companies) to the extent relating to the Acquired Companies) for periods prior to the Closing as may be necessary for investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any audit or Proceeding by a Governmental Authority against any Seller; provided that such access does not unreasonably disrupt the personnel, or unreasonably interfere with the operations, of Buyer or the Acquired Companies, and Sellers’ Representative, its Affiliates and its and their respective Representatives shall use commercially reasonable efforts to conduct all communications with personnel and all on-site investigations in an expeditious manner; provided, further, that all such requests for access shall be directed to Buyer or such Representative of Buyer as Buyer may designate to Sellers’ Representative in writing from time to time, and a Representative of Buyer shall have the right to be present in the event that Sellers’ Representative, any of its Affiliates or any of its or their respective Affiliates, conducts any on-site investigations. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required by this Section 7.11 to provide such access to the extent that it (i) would reasonably be expected to jeopardize any attorney-client, attorney work-product protection or other legal privilege, (ii) would reasonably be expected to contravene any applicable Law, Contract, fiduciary duty or Permit of Buyer or any of its Affiliates (including any Acquired Company after the Closing), or (iii) is pertinent to any litigation in which Buyer or any of its Affiliates, on the one hand, and any Seller or any of its Affiliates, on the other hand, are adverse parties (without limiting any rights of any party to such litigation to discovery in connection therewith); provided, that, in the event that the restrictions in this sentence apply, Buyer shall provide or cause to be provided to Sellers’ Representative a reasonably detailed description of the information not provided and (in the case of clause (i) or (ii) of this sentence) Buyer shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Sellers’ Representative to evaluate any such information without resulting in any forfeiture of attorney-client, attorney work-product protection or other legal privilege or violation of applicable Law, Contract, fiduciary duty or Permit. Buyer shall (and shall cause its Affiliates to), for a period of seven years following the Closing Date, maintain and preserve all books and records of the Acquired Companies (and Buyer and its Affiliates (other than the Acquired Companies) to the extent relating to the Acquired Companies) for periods prior to the Closing.

Section 7.12 Press Releases and Communications. No press release or other public announcement or other disclosure related to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby shall be issued by Buyer without the prior written consent of Sellers’ Representative, or by Sellers or Sellers’ Representative without the prior written consent of Buyer, unless required by applicable Law, any Governmental Authority or any rule or other requirement of any applicable securities exchange (in each case, on the advice of outside counsel), in which case the non-disclosing Party shall have the right to review such press release, public announcement or other disclosure prior to its issuance; provided, that the foregoing shall not restrict any Party from disclosing any information regarding the transactions contemplated by the Agreement or the other Transaction Documents (a) to any of its direct and indirect equity holders (including fund limited partners), Affiliates and its and their respective Representatives and financing sources, (b) for purposes of compliance with its or its Affiliates’ respective financial or Tax reporting obligations, (c) in connection with its or its Affiliates’ fundraising or marketing activities or (d) as may be required to enforce the terms of this Agreement, provided further, that the forgoing shall not restrict Buyer, Buyer Parent or Platinum Equity Advisors, LLC (or with respect to the following clause (iii), Sellers or Sellers’ Representative) from disclosing any information regarding the transactions contemplated by the Agreement or other Transaction Documents (i) as may be required by applicable Law, the fiduciary duties of the Buyer, Buyer Parent, Buyer Parent’s board of directors or Platinum Equity Advisors, LLC, (ii) as may be required by obligations pursuant to any listing agreement with any national securities exchange or (iii) that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Section 7.12, including investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, in each case under this clause (c) to the extent such disclosure is still accurate. Nothing in this Section 7.12 shall restrict or prohibit Buyer, Buyer Parent or Platinum Equity Advisors, LLC or any of their respective affiliates from making any (i) customary announcement or other communication in connection with the arrangement of the Financing (including, for the avoidance of doubt, such announcement or communications that Buyer, Buyer Parent or Platinum Equity Advisors, LLC reasonably determines in good faith are required to ensure that any document concerning the Financing does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances in which they are made), or (ii) any disclosures regarding the Company in connection with the Financing to the extent that such disclosure is of the type

Annex A-60

and nature previously disclosed by the Company to investors in its securities. For the avoidance of doubt, any public filings providing notice to or seeking approval from any Governmental Authority made pursuant to Section 7.04 shall be governed by Section 7.04 and not this Section 7.12.

Section 7.13 Buyer Financing.

(a) Buyer shall and shall cause its Affiliates to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, customary or advisable to consummate the Financing contemplated by the Financing Commitments on the terms and conditions described therein as soon as practicable following the date hereof (taking into account the Marketing Period), including using reasonable best efforts to (i) maintain in effect the Financing Commitments in accordance with the terms and subject to the conditions thereof (as may be modified pursuant to the terms of the Debt Commitment Letters), provided that there will be no obligation to extend the duration of such Financing Commitments beyond their initial terms; (ii) negotiate definitive agreements with respect to the Financing contemplated by the Financing Commitments in accordance with the terms and conditions (including any related “flex” provisions) set forth in the Debt Commitment Letters or on such other terms and conditions acceptable to Buyer so long as such terms and conditions do not include any additional conditions other than those set forth in the Debt Commitment Letters that would reasonably be expected to materially impair, delay or prevent consummation of the Debt Financing, and entering into such definitive agreements, (iii) satisfy on a prompt and timely basis all the conditions to the Financing (and complying with all the obligations) contemplated by the Financing Commitments to the extent such conditions (and obligations) relate to Buyer and are in Buyer’s of any Affiliate of Buyer’s control, including by seeking a waiver (if deemed advisable by Buyer) of any applicable conditions, (iv) if the conditions to the availability of the Financing have been satisfied or waived, cause the funding of the facilities under the Financing Commitments and (v) otherwise comply with Buyer’s covenants and other obligations under the Financing Commitments and the definitive agreements related to the Financing.

(b) Buyer shall give Sellers’ Representative prompt notice of (i) any actual material breach or default, termination, cancellation or repudiation of the Financing Commitments or other Financing Document (as defined below) by any party thereto of which Buyer becomes aware, (ii) if and when Buyer becomes aware that any portion of the Financing contemplated by any Financing Commitment is not available (other than any reduction thereof corresponding to the amount of proceeds received from the issuance of any debt or equity securities in connection therewith) to consummate the transactions contemplated hereby, (iii) the receipt of any written notice or other written communication from any Person with respect to any (A) actual or threatened breach, default, termination, rescission or withdrawal by any party to any Financing Commitment or (B) material dispute or disagreement between or among any parties to the Financing Documents with respect to the obligation to fund the Financing or the amount of the Financing Commitment to be funded at Closing, as may be modified pursuant to the terms of the Debt Commitment Letters (but excluding for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing Commitments), (iv) if Buyer determines in good faith it will not be able to obtain any portion of the Financing on the terms, in the manner and from the sources contemplated by any Financing Commitment or the definitive agreements with respect thereto (such definitive agreements related to the Financing, collectively, with the Financing Commitments, the “Financing Documents”) that is sufficient for the Financing Purposes and (v) the entrance into, and copies of, any Financing Documents or amendments, replacements or supplements to any Financing Commitment.

(c) Without limiting the obligation to provide such information without request as provided in the immediately preceding paragraph, as soon as reasonably practicable, but in any event within three Business Days, after the date Sellers’ Representative delivers to Buyer a written request therefor, Buyer shall provide any information reasonably requested by Sellers’ Representative relating to any circumstance referred to in clauses (i) through (v) of Section 7.13(b). Without limiting the foregoing, Buyer shall keep Sellers’ Representative reasonably informed on a reasonably current basis of material developments in its efforts to arrange the Financing.

(d) If the Debt Financing, or any portion thereof (to the extent any portion of the Debt Financing that remains available is not sufficient for the Financing Purposes and other than any reduction thereof corresponding to the amount of proceeds received from the issuance of any debt or equity securities in connection therewith), becomes unavailable to Buyer on the terms and conditions set forth in the Debt Commitment Letter, Buyer shall promptly notify Sellers’ Representative and shall use commercially reasonable efforts to obtain substitute debt financing, including from alternative sources, on terms and conditions that are (x) no less favorable in any respect to Buyer than those terms and conditions set forth in the applicable Debt Commitment Letters (other than such adverse changes that are immaterial, in the aggregate) and are sufficient for the Financing Purposes or (y) otherwise acceptable to Buyer and

Annex A-61

are sufficient for the Financing Purposes (“Substitute Financing”); provided, that the terms and conditions of such Substitute Financing (related to the terms and conditions set forth in the respective Debt Commitment Letters as in effect on the date hereof) shall not (i) materially delay or impact the funding of the Debt Financing on the Closing Date, (ii) materially and adversely affect the ability of Buyer to enforce its rights against any of the sources of the Debt Financing or (iii) add new (or modify any existing) conditions to the consummation of all or any portion of the Debt Financing in a manner that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement.

(e) Buyer shall (i) comply in all material respects with the Financing Commitments, (ii) enforce in all material respects their rights under each Financing Commitment, including causing the Financing Sources to fund the Financing (including taking enforcement actions, including specific performance), and (iii) not permit, without the prior written consent of Sellers’ Representative, any material amendment or modification to be made to, or any material waiver of any provision or remedy under, any Financing Commitment or Financing Document, other than amendments, modifications, supplements, waivers, restatements or replacements to the Financing Commitments or the definitive agreements if such amendment, modification, supplement, waiver, restatement or replacement would not reasonably be expected to (A) reduce the aggregate amount of the Financing (including as a result of changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fee) unless (I) in the case of any reduction in the amount of the Debt Financing, the Equity Financing is increased by a corresponding amount or (II) the aggregate amount of the Financing would still be sufficient for the Financing Purposes, (B) impose new or additional conditions, amend or modify in any manner materially adverse to the interests of the Company, or otherwise expand any conditions, to the receipt of the Financing in a manner that could reasonably be expected to (I) delay or prevent the consummation of the Financing, (II) make the funding of any portion of the Financing (or satisfaction of the conditions to obtaining of the Financing) materially less likely to occur or (III) adversely impact the ability of Buyer to enforce its rights against any other party to any Financing Document, the ability of Buyer to consummate the transactions contemplated hereby; provided that the foregoing restrictions shall not apply to the implementation of any flex provisions under the Debt Commitment Letter or any related Fee Letters as of the date hereof; provided, further, that, for the avoidance of doubt, Buyer may amend the Debt Commitment Letter, any related fee or engagement letters or definitive agreement related to the Debt Financing to add lenders, arrangers, bookrunners, agents, managers or similar entities who had not executed such Debt Commitment Letter or such other agreement as of the date of this Agreement and amend titles, allocations, commitment adjustments and fee arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers or similar entities.

(f) In the event that all conditions to the Financing Documents have been satisfied, Buyer shall cause its Financing Sources to fund the Financing Commitments required to consummate the transactions contemplated hereby on the Closing Date.

(g) Notwithstanding anything to the contrary in this Agreement, (i) Buyer and its Affiliates may pursue the Follow-On Financing, and Buyer’s obligation to obtain the Financing contemplated by the Financing Commitments will be reduced to the extent of any net proceeds obtained by Buyer in the Follow-On Financing, and (ii) Buyer may exercise its rights under Section 6.7 of the Investment Agreement.

Section 7.14 Financing Cooperation of Sellers.

(a) Prior to the Closing, Sellers shall cause the Acquired Companies to, and shall use reasonable best efforts to cause the Acquired Companies’ respective officers, employees and other Representatives to, in each case, use reasonable best efforts to provide, subject to Buyer’s reimbursement obligations hereunder, such cooperation as reasonably requested by Buyer in connection with the arrangement, marketing or closing of the Financing contemplated by the Financing Commitments, pursuant to the Follow-On Financing or in connection with the preparation and filing of the Proxy Statement, including any public offering of Buyer Parent Common Stock or high yield financing. Such reasonable best efforts shall include to the extent reasonably requested by Buyer: (i) assisting in preparation for and participating in a reasonable number of meetings, drafting sessions, rating agency presentations, sessions with prospective lenders, investors and rating agencies, due diligence sessions (including accounting due diligence sessions), road shows and other customary syndication activities, (ii) assisting Buyer, its Financing Sources and each of their respective Affiliates in preparing confidential information memoranda, rating agency presentations, offering documents, registration statements, prospectuses, offering memoranda, term sheets, private placement memoranda and similar documents, including the execution of customary representation letters in connection therewith (including with respect to the absence of material non-public information in the public side version of documents distributed

Annex A-62

to potential lenders and the absence of material misstatements), (iii) otherwise providing to Buyer and its Financing Sources the Required Information and such other documents and information in the Acquired Companies’ possession, custody or control customarily required for the types of Financing contemplated by the Financing Commitments or pursuant to the Follow-On Financing (including such information concerning the Sellers, the Acquired Companies or their Affiliates that is reasonably necessary or appropriate in connection with the preparation of the Proxy Statement on Schedule 14A (including the information specified therein by reference to Form S-4) or registration statement pursuant to Form S-4, or, in each case, any successor form thereto required to be filed by Buyer Parent in connection with the Financing (together with any related materials, amendments or supplements thereto, the “Proxy Statement”)), (iv) assisting, and using reasonable best efforts to cause the independent auditors of the Company and the Company’s Subsidiaries to assist and cooperate with Buyer in connection with the Financing, the preparation and filing of the Proxy Statement and the Follow-On Financing, including by (A) providing consent to any offering memoranda, registration statement or any Proxy Statement that includes or incorporates the Company’s consolidated financial information and their reports thereon, customary auditors reports and customary comfort letters (including “negative assurance” and change period comfort) with respect to financial information relating to the Company and the Company’s Subsidiaries, (B) providing reasonable assistance with preparation of pro forma financial information and financial statements to the extent reasonably required by Buyer, Buyer’s Financing Sources or in connection with the Follow-On Financing or the preparation of any Proxy Statement, provided, that the Acquired Companies shall not be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information and (C) attending accounting due diligence sessions in connection with the Financing or Follow-On Financing, (v) cooperating in connection with, and executing and delivering as of (but not before, with the exception of a certificate of the chief financial officer of the Company with respect to certain financial information in the offering documents not otherwise covered by the “comfort” letters described above) the Closing, any pledge and security documents, other definitive financing documents, or other customary certificates, customary legal opinions or documents as may be reasonably requested by Buyer (including a certificate of the chief financial officer of the Company with respect to (A) solvency matters relating to the Acquired Companies on a consolidated basis and (B) certain financial information in the offering documents, registration statement and/or prospectus not otherwise covered by “comfort” letters described above and including delivering original copies of all certified securities (with transfer powers executed in blank) and cooperating with any collateral appraisals and field examinations as may be reasonably requested by Buyer and the Debt Financing Sources) and otherwise facilitating the pledging of collateral (including (x) cooperation in connection with the Payoff Letters to the extent contemplated by this Agreement and the release of related Liens and termination of security interest, in each case, in a form reasonably satisfactory to Buyer and the Financing Sources providing the Debt Financing, and (y) cooperation in connection with Buyer’s efforts to obtain surveys, non-invasive and non-intrusive environmental assessments, title insurance and similar items, if applicable), (vi) assisting Buyer to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts relating to the Acquired Companies, (vii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer that are necessary or customary to permit the consummation of the Financing, including any high yield financing, and to permit the proceeds thereof, together with the cash at the Acquired Companies, if any (not needed for other purposes), to be made available on the Closing Date for the Financing Purposes, (viii) establishing bank and other accounts and blocked account agreements and lock-box arrangements to the extent necessary in connection with the Financing, (ix) providing as promptly as reasonably practicable (and in any event, at least five (5) Business Days prior to the Closing Date) all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and, if the Company or any of the Company’s Subsidiaries that will be a borrower under the Debt Financing qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, a Beneficial Ownership Certification in relation to each such entity, in each case to the extent requested at least eight (8) Business Days prior to the anticipated Closing Date and (x) otherwise reasonably cooperating in Buyer’s efforts to obtain the Financing, consummate the Follow-On Financing, prepare and file the Proxy Statement and to satisfy all conditions applicable to Buyer set forth in the Financing Commitments that are within the control of the Sellers or the Acquired Companies. If any information relating to the Sellers, the Acquired Companies or any of their respective Affiliates is discovered by the Sellers or the Acquired Companies that should be set forth in an amendment or supplement to the Proxy Statement or any document required to be publicly filed in connection with the Follow-On Financing so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the Sellers’ Representative shall as promptly as practicable notify Buyer Parent.

Annex A-63

(b) Notwithstanding the foregoing, the cooperation and actions contemplated in Section 7.14(a) shall not be required to be taken if any such cooperation or action (i) unreasonably interferes with the ongoing operations of the Acquired Companies, (ii) causes any representation or warranty of Sellers in this Agreement to be breached in a manner that would allow Buyer to terminate this Agreement (in each case, unless such termination right with respect to such breach is waived by Buyer), (iii) causes the failure of any condition to Closing set forth in Article VIII to be satisfied or otherwise causes any breach of any covenant or agreement or any Seller in this Agreement (in each case, unless such condition or breach, as applicable, is waived by Buyer), (iv) requires any Seller or any of its Affiliates (including the Acquired Companies) to take any action that would reasonably be expected to conflict with or violate its respective Organizational Documents or any Law or results in a material violation or breach of or default thereunder (or an event that, with or without notice or lapse of time, or both would constitute a breach of or default thereunder), or give rise to a right of termination, cancellation or acceleration of any obligation thereunder, (v) involves any binding commitment by any Seller or any of its Affiliates (other than the Acquired Companies), (vi) involves any binding commitment by any Acquired Company which commitment is not conditioned on the Closing and does not terminate without Liability to any Seller and its Affiliates (including the Acquired Companies) upon the termination of this Agreement, (vii) requires the delivery or execution of any agreement by any Seller or any of its Affiliates (other than the Acquired Companies), (viii) requires any Acquired Company to be a borrower, guarantor, grantor, pledgor or other obligor with respect to the Debt Commitment Letters prior to the Closing or (ix) requires Sellers, any Acquired Company or any of their Affiliates to cause any director or officer to sign any closing certificate or solvency certificate to be delivered at the Closing (it being understood and agreed that it shall be Buyer’s obligation to cause such certificates to be delivered by Persons in their capacities as directors or officers of Buyer or the Acquired Companies after the Closing).

(c) If the Financing is consummated, Buyer shall indemnify and hold harmless each Seller and its Affiliates (including the Acquired Companies) and its and their respective Representatives from and against any and all Losses suffered or incurred by any of them in connection with the Financing; provided, however, that the foregoing indemnification shall not apply to the extent that such Losses resulted from (i) the willful misconduct or gross negligence of Seller, its Affiliates and its and their respective Representatives or (ii) information provided for the express purpose of the Financing. Buyer shall promptly reimburse each Seller and its Affiliates (including the Acquired Companies) for all reasonable and documented out-of-pocket costs incurred by such Seller and its Affiliates (including the Acquired Companies) and its and their respective Representatives, in each case, in connection with the assistance or activities contemplated by this Section 7.14; provided, however, that for the avoidance of doubt, the Acquired Companies shall bear (without reimbursement) all costs and expenses incurred by them with respect to the preparation, review, audit and delivery of (x) historical financial statements or (y) any other financial statements, financial information or other materials that (in the case of this clause (y)) (1) were prepared prior to the date hereof or (2) are prepared after the date hereof in connection with the applicable requirements of the agreements governing the Acquired Companies’ existing indebtedness or other agreements.

(d) Without limiting the representations and warranties set forth in Article III, Article IV and Article V, respectively, and except with respect to Fraud or any breach of this Section 7.14, no Seller or any of their Affiliates (including the Acquired Companies) shall have any Liability to Buyer or any of its Affiliates in respect of the financial information or data or other information provided pursuant to this Section 7.14 or otherwise in connection with the arrangement of financing by or on behalf of Buyer.

(e) Sellers hereby consent to the use of Acquired Companies’ logos in connection with the Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Acquired Companies or the reputation or goodwill of the Acquired Companies.

(f) Except to the extent permitted to be disclosed to potential investors and lenders in connection with the Financing Commitments or the Follow-On Financing or as required to be disclosed in connection with the filing of any Proxy Statement, all non-public information or otherwise Confidential Information (as defined in the Confidentiality Agreement between Buyer Parent and the Company) regarding the Acquired Companies obtained by Buyer shall be kept confidential in accordance with the Confidentiality Agreement between Buyer Parent and the Company (as amended pursuant to Section 7.10).

Section 7.15 Representations and Warranties Insurance Policy. Buyer shall cause the R&W Insurance Policy to be issued timely after the Closing (in accordance with the terms of the binder thereof) and remain in full force and effect thereafter in accordance with the terms thereof. Other than in connection with any Fraud, notwithstanding anything to the contrary contained herein, Buyer, its Affiliates and its and their respective Representatives shall have

Annex A-64

no recourse to Sellers for Losses as a result of, arising out of, or related to any breach of or inaccuracy in any representation or warranty of Sellers or their Affiliates in this Agreement (or in any certificate or Joinder delivered hereunder), and the sole and exclusive remedy and recourse of Buyer, its Affiliates and its and their respective Representatives for Losses as a result of, arising out of, or related to any breach of or inaccuracy in any representation or warranty of Sellers or their Affiliates in this Agreement (or in any certificate or Joinder delivered hereunder) shall be to recover under the R&W Insurance Policy, provided, however, for the avoidance of doubt, that the foregoing shall not apply to any recourse under Section 9.02 with respect to any covenant or agreement set forth in this Agreement. The R&W Insurance Policy shall expressly provide that the insurer(s) issuing the R&W Insurance Policy shall waive or otherwise not pursue any subrogation rights against Sellers and any of their Affiliates or any of their respective equityholders, officers, directors, employees, agents, advisors or Representatives, except in the case of Fraud by such Person, as applicable. From and after the date hereof, Buyer shall not (and shall cause its Affiliates to not) amend, modify, terminate, or waive any term or condition of the R&W Insurance Policy in a manner inconsistent with the immediately preceding sentence. Pursuant to the terms of the R&W Insurance Policy, Buyer shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, and other fees and expenses of the R&W Insurance Policy.

Section 7.16 Pre-Closing Reorganization.

(a) Prior to the Closing, the BlockerCo Sellers will cause the Pre-Closing Reorganization to occur in accordance with and pursuant to the steps set forth in Exhibit E attached hereto; provided, that, prior to the Closing, subject to Section 7.16(b), Sellers may amend Exhibit E with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that Buyer may withhold consent to any such amendment in its sole discretion if such amendment would reasonably be expected to cause any Liability, including Taxes, to Buyer or any of its Affiliates (including the Acquired Companies), other than any Liability that is specifically included as a Liability in (i) Closing Working Capital, Closing Indebtedness or Company Transaction Expenses, in each case, as finally determined in accordance with Section 2.04 and (ii) in the estimates thereof reflected in the Estimated Adjustment Amount.

(b) Sellers’ Representative shall keep Buyer informed of the status of the Pre-Closing Reorganization, including from time to time upon request by Buyer. With respect to each transaction in the Pre-Closing Reorganization, prior to the Closing, Sellers’ Representative shall, and shall cause the Sellers and the Acquired Companies to, (i) provide Buyer with a reasonable opportunity to review and comment on the documents intended by Sellers to effect the Pre-Closing Reorganization, (ii) consider in good faith revising such documents to reflect reasonable comments from Buyer, (iii) bear all costs and expenses of the Pre-Closing Reorganization (except costs and expenses incurred by the Buyer Parties in reviewing and commenting on the Pre-Closing Reorganization process prior to Closing), (iv) ensure that the Pre-Closing Reorganization, and the documents entered into in connection therewith, will not (A) include any representations, warranties, covenants or agreements of the Acquired Companies that survive the Closing (whether or not any claim has been made thereunder at or prior to the Closing), (B) otherwise provide for the payment or incurrence of any Liability by any Acquired Company of consideration that is not paid or otherwise satisfied in full prior to the Closing or as a Liability in Closing Working Capital, Closing Indebtedness or Company Transaction Expenses, and (v) effect the Pre-Closing Reorganization without any Liability, including Taxes, to Buyer or any of its Affiliates (including the Acquired Companies), other than any Liability relating to costs and expenses incurred by the Buyer Parties in reviewing and commenting on the Pre-Closing Reorganization process prior to Closing or that is specifically included as a Liability in (A) Closing Working Capital, Closing Indebtedness or Company Transaction Expenses, in each case, as finally determined in accordance with Section 2.04 and (B) the estimates thereof reflected in the Estimated Adjustment Amount. Prior to the Closing, Sellers’ Representative shall deliver to Buyer reasonable evidence that the Pre-Closing Reorganization has been completed in accordance with Exhibit E and this Section 7.16.

Section 7.17 Drag-Along Notice. The Blackstone Sellers shall take all action reasonably necessary to exercise and enforce their respective rights to compel transfer of the LP Interests owned by the limited partners of the Company that are not parties to this Agreement as of the Execution Date (the “Dragged Sellers”), in accordance with Section 8.4 of the Company LP Agreement, including taking all action reasonably necessary to compel each Dragged Seller to execute a Form of Joinder set forth as Exhibit F hereto (a “Joinder”) (including by satisfying the conditions set forth in Section 8.6 of the Company LP Agreement) and comply with the obligations of a CTOS Seller under this Agreement; provided that, if, notwithstanding such action, one or more Dragged Sellers have not (on their own behalf) executed and delivered a Joinder as of the Business Day immediately prior to the Closing Date, then the Blackstone Sellers shall cause the General Partner to execute a Joinder for each such Dragged Seller in accordance with the terms

Annex A-65

of the Company LP Agreement. The Blackstone Sellers shall provide Buyer with drafts of all material documents to be distributed to Dragged Sellers in connection with obtaining Joinders therefrom for review prior to their distribution, and will in good faith take into account any reasonable comments timely provided by Buyer for incorporation into such documents.

Section 7.18 Exclusivity.

(a) Sellers shall, and shall cause their Affiliates (including the Acquired Companies) and their respective Representatives to, promptly cease and cause to be terminated any existing activities, including discussions or negotiations with, any Person (other than Buyer and its Representatives and Affiliates) conducted prior to the date hereof, with respect to any Acquisition Proposal (other than the transactions contemplated by this Agreement).

(b) During the Interim Period, Sellers shall not, and shall cause their Affiliates (including the Acquired Companies) and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly facilitate the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes any Acquisition Proposal (except to provide notice of the existence of the restrictions in this Section 7.16) or (iii) enter into any agreement with respect to any Acquisition Proposal; provided, that this Section 7.18(b) shall not apply to any communications related to the transactions contemplated by this Agreement. During the Interim Period, Sellers shall reasonably promptly notify Buyer in writing of the existence of any written proposal received by or on behalf of any Seller or Acquired Company with respect to any Acquisition Proposal.

Section 7.19 Restrictive Covenants.

(a) During the Interim Period (solely with respect to the Blackstone Sellers) and for a period of two years following the Closing Date (with respect to all Sellers), (i) (A) each Seller (other than the Blackstone Sellers) shall not, and shall cause its Affiliates (excluding, prior to the Closing, the Acquired Companies) not to, and (B) the Blackstone Sellers and their Affiliates shall not, directly or indirectly, solicit or employ or otherwise seek to employ, any Covered Employee, provided that (I) this clause (i) shall not apply with respect to any solicitation for employment by a Seller or its Affiliates of a Covered Employee who (x) has not been employed with the Acquired Companies for a period of twelve consecutive months as of the commencement of such solicitation and (y) was not, directly or indirectly, solicited for employment by such Seller or its Affiliates or the Blackstone Sellers or their Affiliates, as applicable, in violation of this Section 7.19 at any time prior to the end of such twelve-month period and (II) for the avoidance of doubt, the Blackstone Sellers shall be responsible for any violation of this Section 7.19(a) by their Affiliates, and (ii) each Non-Compete Seller agrees that it shall not, and shall cause its Affiliates (excluding, prior to the Closing, the Acquired Companies) not to, solicit or encourage any customers, suppliers, partners or distributors of, or other Persons having a business relationship with, any Acquired Company or Buyer or any of their respective Subsidiaries to cease doing business with, alter the terms of its business with, or otherwise alter its relationship with, the Acquired Companies, Buyer and/or their respective Subsidiaries, as applicable, in a manner adverse to the Acquired Companies (it being agreed, for the avoidance of doubt, that activities on behalf of the Acquired Companies in the ordinary of business consistent with past practice prior to the Closing shall not be deemed a breach of this clause (ii)).

(b) In consideration for the agreements of Buyer herein, each Non-Compete Seller that has not executed a separate non-competition agreement with Buyer and Buyer Parent effective as of the Execution Date hereby covenants and agrees that, during the Protected Term, unless expressly permitted in writing by Buyer, such Non-Compete Seller shall not and shall not permit any of its Affiliates to, directly or indirectly, for its own account or for the account of any other Person: (x) initiate, undertake, acquire, participate in or engage in any Competing Activity, or (y) operate, perform, control, manage or have any ownership or debt interest or Equity Interest in (excluding the ownership, individually and in the aggregate with such Non-Compete Seller and all of its Affiliates, of less than 5% of the outstanding voting stock of any corporation whose common stock is listed on any securities exchange so long as neither such Non-Compete Seller nor any of its Affiliates actively participates in the management or operation of such corporation), or otherwise provide any financial, operational or technical assistance to, any Person or business that engages in a Competing Activity during the Protected Term (excluding, for the avoidance of doubt, the operation of the Acquired Companies prior to the Closing). For the purposes of this Agreement, (i) “Competing Activity” means any business that is the same as, or directly competitive in any material respect with, the material business conduct of the Acquired Companies during the six months prior to the Closing, and (iii) the “Protected Term” means the period commencing on the Closing Date and ending on the third anniversary of the Closing Date.

Annex A-66

(c) Each Seller, as applicable, agrees that the covenants set forth in this Section 7.19 (i) are reasonable in scope and time, (ii) are reasonable restrictions to protect the legitimate business interests and goodwill of the Acquired Companies, Buyer and their respective Subsidiaries, and (iii) are ancillary to or a part of an otherwise enforceable contract that is supported by adequate consideration. In the event any provision of this Section 7.19 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

Section 7.20 Section 280G.

(a) The Company and each of its Subsidiaries shall use reasonable best efforts to obtain, prior to the initiation of the equityholder approval procedure described in Section 7.19(c), from each Person to whom any payment or benefit is required or proposed to be made or retained that could constitute “parachute payments” under Section 280G(b)(2) of the Code and Treasury Regulations promulgated thereunder (“Section 280G Payments”), a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Person shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the equityholders of the Company and its Subsidiaries, as applicable, in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

(b) In connection with the foregoing, Buyer (i) shall reasonably cooperate with the Company to allow the Company and each of its Subsidiaries to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Buyer or any of its respective Affiliates prior to or at the Closing (“Buyer Payments”), together with all Section 280G Payments, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code and (ii) shall provide the Company with information reasonably necessary to make such determination and prepare the required disclosure within a reasonable period of time prior to the Company obtaining the waivers and soliciting the vote as set forth in Section 7.19(a). To the extent Buyer provides incorrect or incomplete information related to the Buyer Payments that directly results in the Company making an incorrect determination that a Person is not entitled to Section 280G Payments and accordingly does not seek a waiver from any such Person, such failure to seek a waiver shall not by itself be deemed a breach of this Section 7.20. The Company shall provide drafts of all disclosure documents, waivers, “parachute payment” calculations and other relevant documents to Buyer for review a reasonable period of time prior to obtaining such waivers or soliciting such vote and will implement any reasonable comments provided by Buyer for incorporation into such waivers and documents.

(c) Prior to the Closing, the Company and each of its Subsidiaries shall seek to obtain the approval of equityholders of the Company and its Subsidiaries, as applicable, in a manner that complies with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, of the right of each Person described in Section 7.19(a) to receive or retain, as applicable, such Person’s Waived Benefits; provided, that, so long as the Company and its Subsidiaries have complied with the requirements set forth in Section 7.20(a) and this Section 7.20(c), in no event shall this Section 7.20 be construed to require the Company or any of its Subsidiaries to compel any Person to waive any existing rights under any contract or agreement that such Person has with the Company, such Subsidiary or any other Person, and in no event shall the Company or any of its Subsidiaries be deemed in breach of this Section 7.20 if any such Person refuses to waive any such rights or if the equityholders fail to approve any Waived Benefits.

Section 7.21 Compliance with ISRA. In connection with the Leased Real Property located at 1400 Union Landing Road in Cinnaminson, New Jersey, the Company shall take commercially reasonable actions to comply with all applicable requirements of the New Jersey Industrial Site Recovery Act, as amended, and all regulations promulgated thereunder (“ISRA”) arising from the execution and transactions contemplated by this Agreement including, to the extent required and applicable: (i) within five (5) days after the signing of this Agreement, submitting a General Information Notice (as defined under ISRA) to the New Jersey Department of Environmental Protection (“NJDEP”) identifying the Company, or a Subsidiary, as the person responsible for any required remediation, (ii) retaining a Licensed Site Remediation Professional (“LSRP”), provided that Buyer shall select the LSRP and approve the terms

Annex A-67

of the LSRP’s retention, (iii) engaging such LSRP to conduct and prepare a Preliminary Assessment (as defined under ISRA), and (iv) such other investigation or remediation required to achieve compliance with ISRA within required timeframes as evidence by a site-wide Response Action Outcome (as defined under ISRA). If the Company is unable to complete compliance with ISRA prior to Closing, then at least two (2) Business Days prior to Closing the Company shall, subject to Buyer’s approval (such approval not to be unreasonably withheld, conditioned or delayed), execute and submit to NJDEP the following to allow the consummation of the transactions contemplated by this Agreement to occur in compliance with ISRA: (I) a Remediation Certification (as defined under ISRA) identifying the Company, or a Subsidiary, as the party responsible for ISRA compliance after Closing, (II) a Remediation Cost Review and Remediation Funding Source/Financial Assurance Form (as defined under ISRA), and (III) any Remediation Funding Source (as defined under ISRA) in the amount established by the LSRP required in connection with submittal of such forms. To the extent required after Closing, the Company shall ensure that all such actions are taken as required in connection with compliance with ISRA as a result of the consummation of the transactions contemplated by this Agreement. As between Seller and Buyer, Buyer shall be responsible for costs and expenses relating to the undertakings set forth in this Section 7.21.

Article VIII
CONDITIONS TO CLOSING

Section 8.01 Conditions to All Parties’ Obligations. The obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, if permissible, waiver of the following conditions as of the Closing:

(a) no Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law (that is final, non-appealable and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; and

(b) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

Section 8.02 Conditions to Buyer’s Obligations. The obligation of each of Buyer Parent and Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, if permissible, waiver of the following conditions as of the Closing:

(a) (i) the Seller Fundamental Representations shall be true and correct (A) in all respects (except for inaccuracies that are de minimis relative to such Sellers, collectively) with respect to all Sellers other than the Blackstone Sellers and the Non-Compete Sellers and (B) in all respects (except for de minimis inaccuracies) with respect to the Blackstone Sellers and the Non-Compete Sellers, in each case as of the Closing Date with the same force and effect as though made on such date; (ii) the representations and warranties set forth in Section 5.06(n) (disregarding all qualifications as to “materiality,” “Material Adverse Effect” or similar qualifications) shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on such date; (iii) the representation and warranty set forth in the last sentence of Section 4.07 shall be true and correct in all respects as of the Closing Date with the same force and effect as though made on such date; and (iv) the representations and warranties (other than the Seller Fundamental Representations and the representations and warranties set forth in Section 5.06(n) and Section 4.07) set forth in Article III, Article IV and Article V shall be true and correct as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on such date (disregarding all qualifications as to “materiality,” “Material Adverse Effect” or similar qualifications), except where the failure of such representations and warranties to be true and correct as of such date, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect;

(b) each Seller (or, with respect to deliveries to be made at the Closing, Sellers’ Representative on each Seller’s behalf, as applicable, to the extent permitted by this Agreement) shall have complied with and performed in all material respects all of the covenants and agreements hereunder required to be complied with or performed by them at or prior to the Closing;

(c) each Seller (or Sellers’ Representative on each Seller’s behalf, as applicable) shall have delivered or caused to be delivered to Buyer all of the items required to be delivered under Section 2.03(b);

Annex A-68

(d) no effect, event, development or change shall have occurred or arisen since the date hereof that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Companies;

(e) prior to the Closing, the Pre-Closing Reorganization shall have occurred in accordance with and pursuant to Section 7.16;

(f) Buyer shall have received (i) a Joinder duly executed (on his, her or its own behalf) by each Dragged Seller who is not a POA-Joined Dragged Seller and (ii) a Joinder duly executed by the General Partner on behalf of each POA-Joined Dragged Seller.

(g) Buyer shall have (i) received all consents or waivers necessary under the Floorplan Financing such that the parties to the Floorplan Financing (other than the Acquired Companies) have no continuing right (A) to consent to this Agreement, its execution, delivery or performance, or the transactions contemplated hereby or (B) to terminate or (except as provided in the applicable consent) amend or modify in any manner the Floorplan Financing or any terms thereof as a result of this Agreement or the transactions contemplated hereby, which consents shall be in form and substance reasonably satisfactory to Buyer and duly executed by the applicable parties to the Floorplan Financing or (ii) refinanced the Floorplan Financing pursuant to comparable financing arrangements such that the parties to such replacement financing (other than the Acquired Companies) have no continuing right (A) to consent to this Agreement, its execution, delivery or performance, or the transactions contemplated hereby or (B) to terminate or amend or modify in any manner such replacement financing or any terms thereof as a result of this Agreement or the transactions contemplated hereby, which replacement financing shall be in form and substance reasonably satisfactory to Buyer; provided, that any amendment or modification reflected in any such consent (or any such replacement financing) shall be reasonably satisfactory to Buyer so long as (I) in the case of a replacement financing, the lender is reasonably satisfactory and (II) such amendment or modification (or replacement financing) would not reasonably be expected (x) to adversely alter in any respect any of the terms under the Floorplan Financing (or, in the case of replacement financing, include terms thereunder that adversely differ from the applicable refinanced Floorplan Financing) with respect to the aggregate commitments by the lenders thereunder, the base rates, margins or other fees or interest payable with respect to any amounts borrowed thereunder, the maturities of credit advances thereunder, the amounts, timing or other terms with respect to any curtailment payments thereunder, the security or collateral required thereunder, unless all such adverse alterations or differences, as applicable, are immaterial, individually and in the aggregate, (y) individually or in the aggregate with other amendments or modifications, to adversely impact in any material respect covenants or events of default under the Floorplan Financing as they relate to the ability of the Acquired Companies to incur, maintain and perform their obligations in connection with the Debt Financing, or (z) individually or in the aggregate with other amendments or modifications, to adversely alter in any material respect any other terms of the Floorplan Financing; and

(h) Buyer shall have obtained the Financing described in the Financing Commitments on the terms set forth in the Financing Commitments in an amount that (together with the net proceeds Buyer shall have obtained from the Follow-On Financing) is sufficient for the Financing Purposes.

Section 8.03 Conditions to Sellers’ Obligations. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, if permissible, waiver of the following conditions as of the Closing:

(a) (i) the Buyer Fundamental Representations shall be true and correct in all material respects as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on such date; (ii) the representation and warranty set forth in Section 6.14 shall be true and correct in all respects as of the Closing Date with the same force and effect as though made on such date and (iii) the representations and warranties set forth in Article VI shall be true and correct as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on such date (disregarding all qualifications as to “materiality,” “Material Adverse Effect” or similar qualifications), except where the failure of such representations and warranties to be true and correct as of such date, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect with respect to the Buyer Group, taken as a whole (applying clause (a) of the definition of Material Adverse Effect to the Buyer Group mutatis mutandis);

Annex A-69

(b) Each of Buyer and Buyer Parent shall have complied in all material respects with all of the covenants and agreements in this Agreement required to be complied with by it at or prior to the Closing;

(c) The shares of Buyer Parent Common Stock issuable pursuant to the Rollover Agreements shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof; and

(d) Buyer shall have delivered or caused to be delivered to Sellers or Sellers’ Representative all of the items required to be delivered under Section 2.03(c).

Article IX
SURVIVAL AND REMEDIES

Section 9.01 Survival. None of the representations, warranties, covenants or agreements set forth in this Agreement (or in any certificate delivered pursuant hereto) shall survive the Closing, other than (i) the covenants and agreements contained in this Agreement which require performance at or prior to the Closing, which shall survive the Closing for a period of nine months and (ii) each covenant and agreement set forth in this Agreement that by its terms is to be performed following the Closing, which shall survive the Closing until fully performed; provided (x) the representations and warranties for which coverage is provided in the R&W Insurance Policy shall survive the Closing for the period of time for which such coverage applies solely for the purpose of permitting recovery under such policy and without recourse to Sellers or any of their Representatives and (y) any claim made pursuant to Section 9.02 in respect of any covenant or agreement contained in this Agreement prior to the expiration of the survival period with respect to such covenant or agreement shall survive until such claim is fully and final resolved. No Party or any of its respective Affiliates shall have any Liability with respect to any representation, warranty, covenant or agreement from and after the time that such representation, warranty, covenant or agreement ceases to survive hereunder (provided, that the foregoing shall not limit (a) any claim or recovery that may be available to Buyer under any representation and warranty insurance policy that may be procured by Buyer in connection with the transactions contemplated hereby or (b) any for claim of Fraud).

Section 9.02 Buyer Indemnitees.

(a) Subject to the other applicable terms and conditions of this Article IX, Buyer and its Representatives (collectively, the “Buyer Indemnitees”) shall be indemnified and held harmless, (i) solely out of the funds contained in the Indemnity Escrow Account (except in instances of Fraud), from and against any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees arising out of, based upon, with respect to or by reason of (A) any breach or non-fulfilment of, or failure to perform, any covenant or agreement set forth in this Agreement to be performed by Sellers at or prior to Closing pursuant to this Agreement or (B) any Dragged Seller Losses; and (ii) solely out of the funds contained in the Indemnified Tax Escrow Account, from and against any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees arising out of, based upon, with respect to or by reason of any (A) any Indemnified Tax Matter or (B) any Dragged Seller Losses.

(b) Except in the case of Fraud, (i) the Buyer Indemnitees shall not be entitled to indemnification against any Losses pursuant to Section 9.02(a) in an aggregate amount that exceeds (A) the Indemnity Escrow Amount (plus any earnings thereon), in the case of Section 9.02(a)(i), or (B) the Indemnified Tax Escrow Amount (plus any earnings thereon), in the case of Section 9.02(a)(ii), and (ii) recovery from the Indemnity Escrow Account or the Indemnified Tax Escrow Amount, as applicable, will represent the sole and exclusive remedy of the Buyer Indemnitees for any such claims under this Agreement (subject, however, to recourse to the R&W Insurance Policy).

(c) Other than in respect of Fraud, any Losses indemnifiable hereunder pursuant to Section 9.02(a) with respect to which recovery against the R&W Insurance Policy is not available (whether by reason of claim denial, exclusion, application of deductible or retention, or otherwise) shall be satisfied solely from, and to the extent of, the amounts available in (i) the Indemnity Escrow Account, in the case of Section 9.02(a)(i), or (ii) the Indemnified Tax Escrow Account, in the case of Section 9.02(a)(ii).

(d) No Buyer Indemnitee shall be entitled to recover for the same Loss relating to any matter more than once to prevent duplicative recovery. Nothing in this Article IX shall be deemed to override any duty of mitigation of damages under applicable Law.

Annex A-70

(e) In the event that any Buyer Indemnitee is entitled to indemnification pursuant to this Section 9.02, the Sellers’ Representative and Buyer shall take all action required for the release of the applicable Indemnity Escrow Funds to Buyer or such Buyer Indemnitee as directed by Buyer. Upon the termination of the Indemnity Escrow Account pursuant to the terms of the Escrow Agreement, the Sellers’ Representative and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Sellers’ Representative for distribution to the applicable Sellers the excess of the then remaining Indemnity Escrow Funds over the aggregate amount of Losses claimed under Section 9.02(a) as of the time of such termination. Any payments made pursuant to this Section 9.02 shall be treated as adjustments to the consideration payable for the Company Interests under this Agreement, except as otherwise required by applicable Law.

(f) The amount of any Losses for which Buyer Indemnitees are entitled to indemnification pursuant to this Section 9.02 shall be net of (i) any insurance proceeds actually paid to Buyer Indemnitees as an offset against such Losses (a “Collateral Source”), net of any documented costs of investigation, collection, co-payments, premium increases, retentions, other costs related to the underlying claim, and (ii) any amounts for which a specific liability is included in the calculation of Closing Working Capital or the computation of Closing Indebtedness.

Section 9.03 Exclusive Remedy; Disclaimer.

(a) From and after the Closing, the remedies provided in Section 2.04, Section 7.05, Section 7.09, Section 7.14, Section 9.01 and Section 9.02 shall be the sole and exclusive remedies for any and all claims against any Party to the extent arising under, out of, related to or in connection with this Agreement or any Joinder delivered hereunder. Except as expressly provided in this Agreement, each of Buyer and each Seller hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that it or any of their respective Affiliates may have against the other Party or any of its Affiliates or its or their respective Representatives with respect to the subject matter of this Agreement, whether under any contract, misrepresentation, tort, or strict liability theory, or under applicable Law, and whether at law or in equity. The provisions of this Section 9.03 will not, however, prevent or limit a cause of action (a) on account of Fraud, (b) under Section 2.04 to enforce any decision or determination of the Independent Accountant, (c) under Section 11.13 to obtain an injunction or injunctions to prevent breaches of any covenants set forth in this Agreement and to enforce specifically the terms and provisions hereof or (d) against any Party for breach by such Party of any covenant or agreement under this Agreement or any other Transaction Document to the extent such covenant or agreement is to be performed at or after the Closing.

(b) EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article III, Article IV AND Article V, THE INTERESTS, THE ACQUIRED COMPANIES AND THEIR RESPECTIVE BUSINESSES ARE BEING ACQUIRED “AS IS, WHERE IS,” AND SELLERS, THEIR AFFILIATES AND THEIR REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE, OR QUALITY OF THE ASSETS OF THE ACQUIRED COMPANIES, OR THEIR RESPECTIVE BUSINESSES OR ANY PART THEREOF OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF SELLERS, THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES AS THEY RELATE TO THE COMPANY INTERESTS, THE BLOCKER COMPANY INTERESTS, THE ACQUIRED COMPANIES AND THEIR RESPECTIVE BUSINESSES, AND SELLERS, THEIR AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM, AND BUYER HEREBY WAIVES, ON BEHALF OF ITSELF AND ITS AFFILIATES, ANY REPRESENTATION OR WARRANTY OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT, USAGE, OR SUITABILITY OR FITNESS OR FITNESS FOR ANY PARTICULAR PURPOSE, OR THE SUFFICIENCY OR CONDITION OF ASSETS OF THE ACQUIRED COMPANIES OR THEIR RESPECTIVE BUSINESSES OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH AND LIABILITIES ARISING UNDER ENVIRONMENTAL LAWS (INCLUDING WITH RESPECT TO THE USE, PRESENCE, DISPOSAL OR RELEASE OF HAZARDOUS MATERIALS AND ANY LIABILITIES ARISING UNDER OR WITH RESPECT TO THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OR ANY OTHER ANALOGOUS FEDERAL, STATE OR FOREIGN LAW OR REGULATION) IN EACH CASE EXCEPT FOR FRAUD OR AS EXPRESSLY SET FORTH IN ARTICLE III, Article IV AND Article V, THIS ARTICLE ix OR IN ANY OTHER TRANSACTION DOCUMENT.

Annex A-71

Section 9.04 Termination Fee.

(a) The Parties acknowledge that, in the event that this Agreement is terminated pursuant to Section 10.01(c), then Buyer Parent and its stockholders party to the Voting Agreements may have certain obligations as expressly set forth in the Investment Agreement and the Voting Agreements, respectively, to pay Sellers’ Representative with respect to certain fees, expenses and/or other amounts as expressly set forth in the Investment Agreement or the Voting Agreement, as applicable (collectively, the “Buyer IA Termination Obligations”).

(b) In the event that this Agreement is terminated by Sellers’ Representative pursuant to Section 10.01(f), then Buyer Parent shall pay to Sellers, within three (3) Business Days following the date of such termination, an aggregate amount equal to the Buyer Material Breach Fee in cash by wire transfer of immediately available funds to the account specified in writing by Sellers’ Representative.

(c) In the event that this Agreement is terminated by Sellers’ Representative pursuant to Section 10.01(g), then Investor shall pay to Sellers, within three (3) Business Days following the date of such termination, an aggregate amount equal to the Investor Material Breach Fee in cash by wire transfer of immediately available funds to the account specified in writing by Sellers’ Representative; provided that in the event the applicable Investor Material Breach is a result of a breach of Section 6.10 (to the extent the claim of a breach of Section 6.10 of the Investment Agreement is in respect of the subject matter of Section 6.14 or Section 6.15 of the Investment Agreement), Section 6.14 or Section 6.15 of the Investment Agreement, then Investor shall pay the Investor Material Breach Alternative Fee in accordance with the foregoing in lieu of the Investor Material Breach Fee.

(d) In the event that this Agreement is terminated by Sellers’ Representative pursuant to Section 10.01(h), then Investor shall pay to the Sellers, within three (3) Business Days following the date of such termination, an aggregate amount equal to the Equity Funding Failure Fee in cash by wire transfer of immediately available funds to the account specified in writing by Sellers’ Representative.

(e) In the event that this Agreement is terminated by Sellers’ Representative pursuant to Section 10.01(i), then (i) Investor shall pay to Sellers, within three (3) Business Days following the date of such termination, an aggregate amount equal to the Debt Funding Failure Fee in cash by wire transfer of immediately available funds to the account specified in writing by Sellers’ Representative and (ii) Buyer Parent shall pay to Sellers, within three (3) Business Days following the date of such termination, an aggregate amount equal to the Buyer Financing Failure Fee in cash by wire transfer of immediately available funds to the account specified in writing by Sellers’ Representative.

(f) Until such time as this Agreement is terminated in any of the foregoing circumstances described in this Section 9.04 (or otherwise pursuant to Section 10.01) Section 9.04(a), nothing in this Section 9.04 shall prohibit Sellers from seeking specific performance pursuant to, and on the terms and conditions set forth in Section 11.13; provided, that Sellers shall not be entitled under any circumstances to obtain both (i) payment of a fee or fees (or expenses) in accordance with (or, in the case of the Buyer IA Termination Obligations, contemplated by) this Section 9.04, and (ii) specific performance of the consummation of the Closing pursuant to this Agreement and the Financing Documents. The Parties agree that (x) damages suffered by Sellers in the event that this Agreement is terminated in any of the circumstances described in this Section 9.04 are impossible or very difficult to accurately estimate and (y) the amounts payable pursuant to this Section 9.04 (or, in the case of the Buyer IA Termination Obligations, pursuant to the Investment Agreement or Voting Agreements, as applicable), in the circumstances in which they are payable, are liquidated damages in a reasonable amount that will compensate Sellers, their Affiliates (including the Acquired Companies) and their respective Representatives for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance upon this Agreement and on the expectation of the consummation of the transactions contemplated herein, and for the loss suffered by the reason of the failure of such consummation. Each Party covenants and agrees that it will not take any position that is in any way inconsistent with the immediately preceding sentence.

(g) Notwithstanding anything to the contrary in this Agreement, upon termination of this Agreement in any of the circumstances described in this Section 9.04, Sellers’ right to receive (i) the Equity Funding Failure Fee, Debt Funding Failure Fee, Investor Material Breach Fee or Investor Material Breach Alternative Fee from Investor (collectively, the “Investor Fees”) and/or (ii) Buyer Material Breach Fee or Buyer Financing Failure Fee (or, under the

Annex A-72

Investment Agreement, payment with respect to the Buyer IA Termination Obligations) from Buyer Parent (the “Buyer Fees”) in each case, under this Section 9.04 (or, in the case of the Buyer IA Termination Obligations, the Investment Agreement), as applicable, shall be the sole and exclusive remedy of Sellers and their Affiliates against Investor, the Buyer Parties, their respective Affiliates, the Financing Sources and its and their respective Representatives for any Losses or Liabilities suffered as a result of the failure of the Closing to be consummated (or otherwise for any breach or failure to perform under this Agreement, the Investment Agreement, the Platinum Guaranty, the Financing Documents or any inaccuracy of any representation or warranty hereunder), and upon payment of such applicable fees, Sellers shall not pursue or be entitled to pursue (whether at law, in equity, in contract, in tort or otherwise) against Investor, any Buyer Party, their respective Affiliates, the Financing Sources or any of its and their respective Representatives for any Losses or Liabilities arising out of this Agreement. Notwithstanding anything herein to the contrary, in no event shall Sellers, any of their Affiliates (including the Acquired Companies) or any of their respective Representatives be entitled to seek or obtain any recovery or judgment in excess of (x) the applicable Investor Fees against Investor, its Affiliates, the Financing Sources or its or their Representatives or (y) the applicable Buyer Fees against the Buyer Parties or their Affiliates or their Representatives or, in each case under clauses (x) and (y), any of their respective assets, and in no event shall Sellers, any of their Affiliates (including the Acquired Companies) or any of their respective Representatives be entitled to seek or obtain any other damages of any kind against any of Investor, the Buyer Parties, their respective Affiliates, the Financing Sources or its or their Representatives for, or with respect to, this Agreement or the transactions contemplated hereby, including any breach by Investor of the Investment Agreement, the Platinum Guaranty, the Financing Documents, any breach by a Buyer Party of this Agreement, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that this Section 9.04(g) shall not limit the right of Sellers’ Representative to seek specific performance of this Agreement pursuant to, and subject to the limitations in, Section 11.14 prior to the termination of this Agreement or limit the right of Sellers’ Representative to seek specific performance of the Investment Agreement pursuant to, and subject to the limitations in, Section 7.3 of the Investment Agreement prior to the termination of the Investment Agreement. Notwithstanding anything herein to the contrary, each Seller (on behalf of itself and its Affiliates and Representatives) hereby waives any and all rights and claims against Investor’s and the Buyer Parties’ Affiliates and their Representatives (other than (i) the Buyer Parent and Buyer under this Agreement and (ii) Investor under the Investment Agreement, in each case as limited herein) in connection with this Agreement or the Debt Commitment Letters, whether at law or in equity, in contract, in tort or otherwise. In no event will (A) Investor be required to pay (1) an Investor Fee on more than one occasion, (2) more than one Investor Fee or (3) both an Investor Fee and (subject to the following sentence) any other damages or (B) any Buyer Party be required to pay (1) a Buyer Fee on more than one occasion, (2) more than one Buyer Fee or (3) both a Buyer Fee and (subject to the following sentence) any other damages. If a Party fails to timely pay any amount due pursuant to this Section 9.04 and, in order to obtain such payment, the Sellers’ Representative commences a suit on behalf of Sellers that results in a final, non-appealable judgment against such Party that has failed to timely pay such amount, then interest shall accrue on such amount at the prime rate of J.P. Morgan, N.A. in effect on the date such payment was required to be made. The Parties acknowledge that the agreements set forth in this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

(h) Notwithstanding anything in this Agreement to the contrary, no Investor Material Breach Fee or Investor Material Breach Alternative Fee shall be payable pursuant to this Section 9.04 in the event that the Investor establishes that an applicable Investor Material Breach was the result or was partially the result in any material respect of a related breach by Buyer Parent of any of its obligations under the Investment Agreement.

(i) Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that there may be circumstance in which (i) Buyer Parent owes the Buyer Material Breach Fee pursuant to Section 9.04(b) and (ii) Investor owes the Investor Material Breach Fee or the Investor Material Breach Alternative Fee pursuant to Section 9.04(c), and in such cases, the Sellers will be entitled to both such fees in accordance with Section 9.04(b) and Section 9.04(c), respectively.

Annex A-73

Article X
TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of Buyer and Sellers’ Representative;

(b) by Buyer or Sellers’ Representative, by written notice to the other Party, if the Closing shall not have occurred on or prior to June 3, 2021 (the “Termination Date”), unless extended by written agreement of Buyer and Sellers’ Representative; provided, that if the Marketing Period shall have begun but not be completed by the Termination Date, then Buyer may elect to extend the Termination Date to the last day of the Marketing Period; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to (i) Buyer if any breach by Buyer or Buyer Parent of this Agreement (including any inaccuracy of any representation or warranty by Buyer) or any other Transaction Document has been the primary cause of the failure of the Closing to occur on or prior to such date and (ii) Sellers’ Representative if any breach by any Seller of this Agreement (including any inaccuracy of any representation or warranty by any Seller) has been the primary cause of the failure of the Closing to occur on or prior to such date;

(c) by Buyer or Sellers’ Representative, by written notice to the other Party, upon the termination of the Investment Agreement in accordance with its terms; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available to (i) Buyer if any breach by Buyer or Buyer Parent of this Agreement or the Investment Agreement has been the primary cause of the termination of the Investment Agreement or (ii) Sellers’ Representative if any breach by any Seller of this Agreement has been the primary cause of the termination of the Investment Agreement;

(d) by Buyer or Sellers’ Representative, by written notice to the other Party, if any Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law (that is final, non-appealable, and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(e) by Buyer, by written notice to Sellers’ Representative, if (i) there is a breach of any covenant or agreement of Sellers set forth in this Agreement or (ii) any representation or warranty of any Seller is inaccurate, in each case, that, individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Section 8.02 to be satisfied if uncured and (B) is not curable, or, if curable, is not cured within the earlier of (1) 30 days after written notice of such breach is given to Sellers’ Representative by Buyer and (2) two Business Days prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 10.01(e) shall not be available to Buyer if it is in breach of this Agreement and such breach would result in the failure of any of the conditions set forth in Section 8.03 to be satisfied;

(f) by Sellers’ Representative, by written notice to Buyer, if (i) there is a breach of any covenant or agreement of Buyer or Buyer Parent set forth in this Agreement or (ii) any representation or warranty of Buyer is inaccurate, in each case, that, individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Section 8.03 to be satisfied if uncured and (B) is not curable, or, if curable, is not cured within the earlier of (1) 30 days after written notice of such breach is given to Buyer by Sellers’ Representative and (2) two Business Days prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 10.01(f) shall not be available to Sellers’ Representative if any Seller is in breach of this Agreement and such breach would result in the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(g) by Sellers’ Representative, by written notice to Buyer, if there has been an Investor Material Breach; provided, that the right to terminate this Agreement pursuant to this Section 10.01(g) shall not be available to Sellers’ Representative if any Seller is in breach of this Agreement and such breach would result in the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(h) by Sellers’ Representative, by written notice to Buyer, if (i) the Marketing Period has ended and the conditions set forth in Section 8.01 and Section 8.02 are satisfied or waived (other than Section 8.02(h) and those conditions that by their terms are to be satisfied by deliveries made at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur), (ii) the conditions expressly stated in the section titled “Conditions” of the Debt Commitment Letters and in Annex IV thereof are satisfied or waived (other than (A) those conditions that by their

Annex A-74

terms are to be satisfied by deliveries made at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur, and (B) the consummation of the Cash Equity Financing (as defined in the Debt Commitment Letters) and the Additional Platinum Equity Financing (as defined in the Debt Commitment Letters (the conditions in this clause (B), the “Platinum Cash Funding Conditions”)) in an amount sufficient to satisfy paragraph 3 of Annex IV of the Debt Commitment Letters) and the Financing Sources party thereto are willing to fund the Debt Financing assuming the concurrent or substantially concurrent funding of the Cash Equity Financing and Additional Platinum Equity Financing, to the extent required to be funded, were to be consummated, (iii) Sellers’ Representative delivers to Buyer an irrevocable written notice on or after the date that the Closing is required to occur pursuant to Section 2.03 acknowledging and agreeing that all conditions set forth in Section 8.01 and Section 8.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by deliveries made at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur) and Sellers are ready, willing and able to proceed with Closing in accordance with Section 2.03 and (iv) by the end of the earlier to occur of (A) the fourth Business Day after Sellers’ Representative’s delivery of such notice to Buyer and (B) the Business Day immediately preceding the Termination Date, Buyer fails to deliver the payments required to be made by Buyer in accordance with Section 2.01(b) to consummate the Closing as a result of a breach of Investor’s funding obligations under the Investment Agreement (and neither the Sellers’ Representative nor any of the Sellers caused the failure of Buyer to consummate the Closing on a date prior to such termination of this Agreement); or

(i) by Sellers’ Representative, by written notice to Buyer, if this Agreement cannot be terminated pursuant to Section 10.01(h) and (i) the Marketing Period has ended and the conditions set forth in Section 8.01 and Section 8.02 are satisfied or waived (other than Section 8.02(h) and those conditions that by their terms are to be satisfied by deliveries made at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur), (ii) the conditions expressly stated in the section titled “Conditions” of the Debt Commitment Letters and in Annex IV thereof are satisfied or waived (other than (A) those conditions that by their terms are to be satisfied by deliveries made at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur and (B) the Platinum Cash Funding Conditions) and the Financing Sources party thereto are unable or unwilling to fund the Debt Financing assuming the concurrent or substantially concurrent funding of the Cash Equity Financing were to be consummated, (iii) Sellers’ Representative delivers to Buyer an irrevocable written notice on or after the date that the Closing is required to occur pursuant to Section 2.03 acknowledging and agreeing that all conditions set forth in Section 8.01 and Section 8.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by deliveries made at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur) and Sellers are ready, willing and able to proceed with Closing in accordance with Section 2.03 and (iv) by the end of the earlier of (A) the fourth Business Day after Sellers’ Representative’s delivery of such notice to Buyer and (B) the Business Day immediately preceding the Termination Date, Buyer fails to deliver the payments required to be made by Buyer in accordance with Section 2.01(b) to consummate the Closing as a result of a breach of the Financing Sources’ obligations under the Debt Commitment Letters (and neither the Sellers’ Representative nor any of the Sellers did, in fact, prevent Buyer from consummating the Closing on a subsequent date prior to such termination of this Agreement).

Section 10.02 Effect of Termination.

(a) If this Agreement is terminated pursuant to and in accordance with Section 10.01, then there will be no Liability on the part of any Party or any other Person in respect of this Agreement; provided, that (a) the provisions set forth in Section 7.02, Section 7.10, Section 7.14(c), this Article X and Article XI (including the obligation to pay the Termination Fee when payable) shall remain in full force and effect in accordance with their terms and (b) subject to Section 9.04, such termination shall not relieve any Party from any Liability for any breach of this Agreement prior to such termination.

(b) Notwithstanding anything to the contrary contained herein, the Sellers shall not have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby (whether at law or equity, in contract, in tort or otherwise), and no Financing Source shall have any rights or claims against any Seller in connection with this Agreement, the Debt Financing or the transaction contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, that, following consummation of the transactions contemplated hereby, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto.

Annex A-75

Article XI
MISCELLANEOUS

Section 11.01 Notices. Except as otherwise provided herein, all notices, claims, demands and other communications required or permitted to be given or delivered under this Agreement shall be in writing and shall be effective (a) immediately when transmitted via e-mail between 9:00 a.m. and 6:00 p.m. (New York City time) on any Business Day (or the immediately succeeding Business Day if transmitted outside of such hours if receipt of such transmission is confirmed in writing, provided, that each Party shall, promptly upon request, confirm receipt of any such transmission delivered in accordance with this Section 11.01) or (b) when received if delivered by hand or pre-paid overnight courier service or certified or registered mail on any Business Day if so delivered. All such notices, claims, demands and other communications shall be sent to the applicable Party at its respective address set forth below, unless another address has been previously specified to the other Party (if applicable) in a written notice given in accordance with this Section 11.01:

If to Buyer or Buyer Parent:

Nesco Holdings II, Inc.

c/o Nesco Holdings, Inc.

6714 Pointe Inverness Way

Suite 220

Fort Wayne, IN

Email:  josh.boone@nescorentals.com

Attn:    Josh Boone

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 11th Street, N.W., Suite 1000

Washington D.C. 20004

Attn:    Paul Sheridan

            David Brown

Email:  Paul.Sheridan@lw.com

            David.Brown@lw.com

If to Investor:

PE One Source Holdings, LLC

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Attn:    John Holland, General Counsel

Email: Jholland@platinumequity.com

with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza, 12th floor

New York, NY 10004-1482

Attention:  Ken Lefkowitz

E-mail:      ken.lefkowitz@hugheshubbard.com

If to Sellers’ Representative:

Blackstone Capital Partners VI-NQ L.P.

345 Park Avenue, 43rd Floor

New York, New York 10154

Attn:    JP Munfa

            Gregory Perez

Email:  jp.munfa@blackstone.com

            gregory.perez@blackstone.com

Annex A-76

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attn:    Rhett A. Van Syoc, P.C.

            Cyril V. Jones

Email:  rhett.vansyoc@kirkland.com

            cyril.jones@kirkland.com

If to any Seller:

To the Sellers’ Representative or at the address set forth on such Seller’s signature page to this Agreement.

Section 11.02 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by any Party without the prior written consent of Buyer and Sellers’ Representative, and any attempted assignment or delegation by any Party in violation of this Section 11.02 shall be null and void ab initio. Notwithstanding the foregoing, Buyer may, without prior written consent of the other Parties, assign its rights under this Agreement, in whole or in part, (a) to any of its Financing Sources as collateral, (b) to an Affiliate of Buyer or (c) following the Closing, in connection with any sale or transfer of equity securities of, or any merger, consolidation, change of control or other business combination involving Buyer or any of its Subsidiaries, provided, that no such assignment will relieve Buyer of its obligations under this Agreement.

Section 11.03 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable under applicable Law, then such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting the remainder of such provision or the remaining provisions of this Agreement, and the Parties shall amend or otherwise modify this Agreement to replace any invalid, illegal or otherwise unenforceable provision with a valid, legal and enforceable provision that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law. Notwithstanding the foregoing, the Parties intend that the remedies and limitations set forth in this Agreement, including Section 9.02, Section 9.04(g), Section 10.02(b), this Section 11.03, Section 11.05, Section 11.08, Section 11.09, Section 11.10, Section 11.12, Section 11.13 and Section 11.14 be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that increases (i) the liability of Buyer, any of its Affiliates or Financing Sources or any of its or their respective Representatives or (ii) the obligations hereunder.

Section 11.04 Disclosure Schedules. The Disclosure Schedules have been prepared in separately titled sections corresponding to sections of this Agreement for purposes of convenience; provided, that each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent it is reasonably apparent on its face that such information applies to such other section of the Disclosure Schedules. The headings used in the Disclosure Schedules are for reference only and shall not be deemed to affect in any way the meaning or interpretation of the information set forth in the Disclosure Schedules or this Agreement. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount in any of the representations and warranties contained in this Agreement or the disclosure of any item in any of Disclosure Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so disclosed, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the specification of any such amount or the fact of any such disclosure of any item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. No disclosure (or absence thereof) set forth in any of the Disclosure Schedules shall imply any representation or warranty which is not contained in this Agreement, nor (except as expressly set forth in this Agreement) shall any disclosure (or absence thereof) be deemed to extend the scope of any of the representations and warranties set forth in this Agreement. Items disclosed in the Disclosure Schedules may not be limited to matters required by this Agreement to be disclosed therein and may be included solely for informational purposes. No item disclosed in any of the Disclosure Schedules relating to any

Annex A-77

possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. All of the information contained in the Disclosure Schedules shall be kept confidential by the Parties in accordance with the Confidentiality Agreements. Moreover, in disclosing the information in the Disclosure Schedules, no Seller waives any attorney-client privilege or work product protection associated with such information with respect to any of the matters disclosed therein.

Section 11.05 Amendment and Waiver.

(a) This Agreement may be amended only in a writing signed by Buyer and Sellers’ Representative.

(b) Any waiver of any provision of this Agreement, waiver of any breach of any provision of this Agreement, or waiver of, or election whether or not to enforce, any right or remedy arising under this Agreement or at law, must be in writing and signed by or on behalf of the Person granting the waiver, and no waiver or election shall be inferred from the conduct of any Party.

(c) Any waiver of a breach of any provision of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach.

(d) Failure to enforce any provision of this Agreement at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Agreement.

(e) Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.

Notwithstanding anything to the contrary contained herein, (x) Section 9.04(g) Section 10.02(b), Section 11.03, this Section 11.05, Section 11.08, Section 11.09, Section 11.10, Section 11.12, Section 11.13 and Section 11.14 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in a manner that is adverse to any Financing Source, without the prior written consent of the Financing Sources and (y) Section 9.04, Article X, this Section 11.05, and Section 11.12, (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified without the prior written consent of the Investor (such approval not to unreasonably withheld, conditioned or delayed, it being understood and agreed that the Investor shall not be deemed to act unreasonably in withholding, conditioning or delaying its consent if such amendment, modification, waiver or consent is, or would be, adverse to the Investor or its Affiliates).

Section 11.06 Entire Agreement. This Agreement, the Confidentiality Agreements and the other Transaction Documents set forth the entire agreement among the Parties and the parties thereto with respect to the subject matter hereof and thereof, and supersede any prior understandings or agreements among the Parties and the parties thereto, written or oral, with respect to the subject matter hereof and thereof.

Section 11.07 Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

Section 11.08 Governing Law. This Agreement and any claim, controversy or dispute arising out of or relating to this Agreement and the transactions contemplated hereby, and/or the interpretation and enforcement of the rights and duties of the Parties hereunder, shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would result in the application of the Laws of any other jurisdiction. Notwithstanding anything herein to the contrary, the Parties agree that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement, or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Annex A-78

Section 11.09 Consent to Jurisdiction and Service of Process. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state courts of the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware (and, in each case, any applicable appellate courts therefrom) for purposes of any Proceeding directly or indirectly arising out of or related in any way to this Agreement or the transactions contemplated hereby, and the interpretation and enforcement of the rights and duties of the Parties under this Agreement (and agrees not to commence or support any Person in any such Proceeding relating thereto except in such courts). Each of the Parties further irrevocably waives any objection which such Party may now or hereafter have to the laying of the venue of any such Proceeding in such courts and shall not plead or claim in any such court that any such Proceeding brought in such court has been brought in an inconvenient forum. Service of process with respect thereto may be made upon any Party by mailing a copy thereof by registered mail to such Party at its address as provided in Section 11.01. Notwithstanding anything herein to the contrary, each Seller (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is rested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in the Debt Commitment Letters shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by applicable Laws, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Section 11.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES UNDER THIS AGREEMENT, INCLUDING ANY PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACQUISITION, THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE.

Section 11.11 Expenses. Unless otherwise expressly provided for in this Agreement or any other Transaction Document, each Party shall pay, without right of reimbursement or offset from any other Party, all costs and expenses incurred by it or any of its Affiliates in connection with negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, whether or not the transactions contemplated by this Agreement are consummated.

Section 11.12 No Third-Party Beneficiaries. No Person other than the Parties shall have any rights, remedies, obligations or benefits under any provision of this Agreement, except (a) for the Persons entitled to indemnification pursuant to Section 7.02, Section 7.09, Section 7.14(c) and Section 9.02, (b) the Non-Recourse Parties pursuant to Section 11.14, (c) Sellers’ Counsel pursuant to Section 11.16, (d) the Financing Sources shall be express third party beneficiaries of Section 9.04(g), Section 10.02(b), Section 11.02, Section 11.03, Section 11.05, Section 11.08, Section 11.09, Section 11.10, this Section 11.12, Section 11.13, and Section 11.14, each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections and (e) Platinum Equity Advisors, LLC shall be an express third party beneficiary of Section 7.02 and (f) Investor shall be an express, intended third party beneficiary of Section 7.01(a)(xix), Section 11.05, and this Section 11.12.

Annex A-79

Section 11.13 Remedies.

(a) The rights and remedies conferred on any Party by, or pursuant to, this Agreement are cumulative, and, except as expressly provided in this Agreement, are in addition to, and not exclusive of, any other rights and remedies available to such Party at law or in equity.

(b) The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached, and further agree that monetary damages would be an inadequate remedy therefor. Accordingly, each Party agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that, in the event of any non-performance or other breach or threatened breach by Sellers or Sellers’ Representative, on the one hand, or Buyer, on the other hand, of any of provision of this Agreement, Sellers, on the one hand, and Buyer, on the other hand, shall be entitled, prior to the valid termination of this Agreement in accordance with Section 10.01, to seek an injunction, specific performance and other equitable relief, and to enforce specifically the provisions of this Agreement, to prevent such non-performance or other breach or threatened breach of such provisions, in each case, prior to the termination of this Agreement pursuant to Section 10.01. Any Party seeking any injunction, specific performance or other equitable relief, or to enforce specifically the provisions of this Agreement, shall not be required to provide any bond or other security in connection with any such injunction, specific performance or other equitable relief or enforcement. In the event that any Proceeding is brought to enforce specifically the provisions of this Agreement in accordance with the terms herein, no Party shall allege, and each Party, on behalf of itself and its Affiliates and its and their respective Representatives, hereby waives the defense, that there is an adequate remedy at law and agrees that it will not oppose the granting of any equitable relief on the basis that (x) a Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Subject to and without limiting Section 9.04, Sellers’ right to seek specific enforcement to cause the Equity Financing under the Equity Financing Commitment to be funded and/or to effect the Closing shall be subject to the following conditions: (i) each of the conditions set forth in Section 8.01 and Section 8.02 have been and remain satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur) at the time when the Closing would have been required to occur but for the failure of the Equity Financing under the Equity Financing Commitment to be funded, (ii) Buyer fails to consummate the Closing on the date that the Closing is required to occur pursuant to Section 2.03(a), (iii) the proceeds of the Debt Financing contemplated by the Debt Commitment Letters (or Substitute Financing) has been funded in accordance with the terms thereof or would be funded in accordance with the terms thereof at the Closing if the Equity Financing under the Equity Financing Commitment is funded at the Closing, and (iv) Sellers’ Representative delivers to Buyer an irrevocable written notice on or after the date that the Closing is required to occur pursuant to Section 2.03(a) that (i) all conditions set forth in Section 8.01 and Section 8.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but which are capable of being satisfied at the Closing if the Closing were to occur) and (ii) if the Equity Financing under the Equity Financing Commitment and Debt Financing contemplated by the Debt Commitment Letters (or Substitute Financing) are funded Sellers are ready, willing and able to proceed with Closing in accordance with Section 2.03(a). For the avoidance of doubt, under no circumstances shall Sellers be entitled to receive both a grant of specific performance to require Buyer to consummate the Closing and payment of the Termination Fee.

Section 11.14 No Recourse. All causes of action or Proceedings (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, preparation, execution, delivery, performance or breach of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be brought only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement in the preamble of this Agreement and their successors and permitted assigns (each, a “Contracting Party”). No Person who is not a Contracting Party, including any past, present or future direct or indirect equity holder, Affiliate or Representative of such Contracting Party or any Affiliate or Representative of any of the foregoing (the “Non-Recourse Party”), shall have any Liability or other obligation (whether in contract or in tort, in equity or at Law, or granted by statute) for any cause of action or Proceeding arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, preparation, execution, delivery, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such causes of action and Proceedings against any such Non-Recourse Party. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases any and all causes of action or Proceedings that may

Annex A-80

otherwise be brought in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability or other obligation of any Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. None of the Acquired Companies, their Affiliates or Sellers shall have any rights or claims against any Financing Source for any Liabilities of any kind or nature whatsoever arising under, out of, in connection with or related in any manner to this Agreement or its negotiation, execution, performance or breach, the Debt Commitment Letters or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, that the foregoing shall not in any way limit or modify any Financing Source’s liabilities and obligations to Buyer, its Affiliates (including, following the Closing, the Acquired Companies) under the executed Debt Commitment Letters or any definitive agreements with respect to the Debt Financing. Notwithstanding the foregoing, nothing in this Section 11.14 shall preclude any party to the Escrow Agreement, the Confidentiality Agreements or any other Transaction Document from making any claim thereunder, to the extent permitted therein and pursuant to the terms thereof (and subject to the applicable limitations set forth therein).

Section 11.15 Release.

(a) Effective as of the Closing, each Seller, on its own behalf and on behalf of its direct and indirect equity holders, Affiliates (excluding the Acquired Companies) and Representatives, and its and their respective Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Seller Releasing Person”), hereby absolutely and unconditionally releases and forever discharges Buyer and the Acquired Companies, its and their past, present and future direct and indirect equity holders, Affiliates and Representatives, and each of their respective Affiliates and Representatives, each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Buyer Released Person”) from, and agrees not to assert any cause of action or Proceeding, other than in connection with this Agreement and the Transaction Documents, with respect to, any Losses or Liabilities whatsoever, of any kind or nature, whether at law or in equity, which have been or could have been asserted against any Buyer Released Person, which any Seller Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the ownership or operation of the Interests or the Acquired Companies, or their respective businesses, operations, assets or liabilities.

(b) Effective as of the Closing, Buyer, on its own behalf and on behalf of its direct and indirect equity holders, Affiliates (including the Acquired Companies) and Representatives, and its and their respective Affiliates and Representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Buyer Releasing Person”), hereby absolutely and unconditionally releases and forever discharges each Seller, and, if applicable, its and their past, present and future direct and indirect equity holders, Affiliates and Representatives, and each of their respective Affiliates and Representatives, each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Seller Released Person”) from, and agrees not to assert any cause of action or Proceeding, other than in connection with this Agreement and the Transaction Documents, with respect to, any Losses or Liabilities whatsoever, of any kind or nature, whether at law or in equity, which have been or could have been asserted against any Seller Released Person, which any Buyer Releasing Person has or ever had, in each case, which arises out of or in any way relates to actions taken, or omissions, in its capacity as a director, or as a direct or indirect holder of Equity Interests, in the Acquired Companies to the extent arising out of or relating to such Person’s direct or indirect ownership of equity securities, control or joint control, or current or former service as a director of any Acquired Company at or prior to the Closing, except for claims made pursuant to the terms of this Agreement; provided, however, that no Acquired Company hereby releases, acquits or discharges any of its directors or officers who is or was an employee of any Acquired Company, in their capacities as directors, officers or employees of the Acquired Companies.

Section 11.16 Conflict Waiver. Each Seller, Sellers’ Representative and Buyer, on behalf of itself and its respective Affiliates (including, with respect to Buyer, the Acquired Companies following the Closing), acknowledges and agrees that, in connection with any dispute, Proceeding, Liability, obligation or other matter, including any dispute between Buyer, the Acquired Companies and/or any of its or their respective Affiliates, on the one hand, and Sellers’ Representative and any Seller and/or any of their Affiliates, on the other hand, or with or between any other Persons, with respect to the transactions contemplated by this Agreement or otherwise, (a) as to all communications among

Annex A-81

Kirkland & Ellis LLP (“Sellers’ Counsel”) on the one hand and the Acquired Companies, Sellers and/or any of its or their Affiliates on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement, the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to Sellers’ Representative and/or its Affiliates (other than the Acquired Companies), and may be controlled by Sellers’ Representative or its Affiliates (other than the Acquired Companies), and shall not pass to or be claimed by Buyer, the Acquired Companies, or any of its or their respective Affiliates and (b) Sellers’ Counsel may disclose to Sellers’ Representative and/or its Affiliates any information learned by Sellers’ Counsel in the course of its representation of Sellers’ Representative, the Acquired Companies or its or their respective Affiliates, in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Sellers’ Counsel’s duty of confidentiality. Accordingly, Buyer and its Affiliates shall not have or seek access to any such communications, or to the files of Sellers’ Counsel, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Sellers’ Counsel maintained by Sellers’ Counsel in connection with its representation of the Acquired Companies, Seller and/or any of their Affiliates in connection with the transactions contemplated by this Agreement constitute property of the client, only Sellers’ Representative and its Affiliates shall hold such property rights and (ii) Sellers’ Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company entities by reason of any attorney-client relationship between Sellers’ Counsel and the Company entities or otherwise. Notwithstanding the foregoing, (A) neither Sellers’ Representative nor its Affiliates shall waive such attorney-client privilege or disclose such communications or files other than in connection with the enforcement or defense of their respective rights or obligations under this Agreement and (B) in the event that a dispute arises between the Buyer, the Acquired Companies or any of their respective Affiliates and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Company (including on behalf of its Subsidiaries and Affiliates) may assert the attorney-client privilege to prevent disclosure of confidential communications by Sellers’ Counsel to such third party; provided, however, that neither the Company nor any of its Subsidiaries may waive such privilege without the prior written consent of Sellers’ Representative.

Section 11.17 Sellers’ Representative.

(a) Without any further act of the Sellers, Sellers’ Representative is hereby appointed, authorized and empowered to act as the representative, for the benefit of Sellers, and as the exclusive agent and attorney-in-fact to act on behalf of each Seller, in connection with and to facilitate the consummation of the transactions contemplated under this Agreement and any Transaction Document, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i) to execute and deliver the Escrow Agreement, the Assignment Agreement and any other Transaction Documents (with such modifications or changes therein as to which Sellers’ Representative, in its sole discretion, shall have consented), including directly on behalf of one or more Sellers, and to agree to such amendments or modifications thereto (including, for the avoidance of doubt, this Agreement) as Sellers’ Representative, in its reasonable discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby as Sellers’ Representative, in its reasonable discretion, may deem necessary or desirable;

(iii) to use the Representative Expense Amount to satisfy costs, expenses and/or Liabilities of Sellers’ Representative or Sellers in connection with matters related to this Agreement and/or the Transaction Documents, with any balance of the Representative Expense Amount not used for such purposes to be disbursed and paid to Sellers at such time as Sellers’ Representative determines in its reasonable discretion that no additional such costs, expenses and/or Liabilities shall become due and payable;

(iv) to collect and receive all moneys and other proceeds and property payable to Sellers’ Representative from the Adjustment Escrow Account, the Indemnity Escrow Account, the Indemnified Tax Escrow Account or otherwise as described herein, and, subject to any applicable withholding retention Laws, and net of any out-of-pocket expenses incurred by Sellers’ Representative (including any Company Transaction Expenses paid by Sellers’ Representative in excess of the Representative Expense Amount), Sellers’ Representative shall disburse and pay the same to Sellers;

Annex A-82

(v) to enforce and protect the rights and interests of Sellers and to enforce and protect the rights and interests of their Representatives arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions which Sellers’ Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of Sellers, including asserting or pursuing any claim, action, Proceeding or investigation against Buyer or its Affiliates, compromising or settling any such claims, actions, Proceedings or investigations, conducting negotiations with Buyer, its Affiliates their respective Representatives regarding such claims, actions, Proceedings or investigations, and, in connection therewith, to: (A) assert any claim or institute any action, Proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, Proceeding or investigation initiated by Buyer, its Affiliates or any other Person, or by any federal, state or local Governmental Authority against Sellers’ Representative and/or any of Sellers, and receive process on behalf of any or all Sellers in any such claim, action, Proceeding or investigation and compromise or settle on such terms as Sellers’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, Proceeding or investigation; (C) file any proofs of debt, claims and petitions as Sellers’ Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, Proceeding or investigation, it being understood that Sellers’ Representative shall not have any obligation to take any such actions, and shall not have any Liability for any failure to take any such actions;

(vi) to refrain from enforcing any right of any Seller and/or Sellers’ Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, that no such failure to act on the part of Sellers’ Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by Sellers’ Representative or by such Seller unless such waiver is made in writing signed by the waiving party or by Sellers’ Representative; and

(vii) to make, execute, acknowledge and deliver all such other agreements, guarantees, Orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that Sellers’ Representative, in its reasonable discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Transaction Documents, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b) Sellers’ Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to reimbursement from Sellers of all its expenses incurred as Sellers’ Representative. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon Sellers’ Representative hereunder (i) Sellers’ Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Sellers’ Representative pursuant to such advice shall in no event subject Sellers’ Representative to Liability to any Seller. Sellers shall indemnify Sellers’ Representative against all losses, damages, Liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or Proceeding or in connection with any appeal thereof, relating to the acts or omissions of Sellers’ Representative hereunder, or under the Escrow Agreement or otherwise in its capacity as Sellers’ Representative. The foregoing indemnification shall not apply in the event of any action or Proceeding which finally adjudicates the Liability of Sellers’ Representative hereunder for its willful misconduct.

Annex A-83

(c) The Parties acknowledge and agree that Sellers’ Representative, in its capacity as such, is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, the Parties acknowledge and agree that Sellers’ Representative shall have no Liability to, and shall not be liable for any losses of, any Seller in connection with any obligations of Sellers’ Representative, in Sellers’ Representative’s capacity as such, under this Agreement or the Escrow Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby.

(d) All of the indemnities, immunities and powers granted to Sellers’ Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Transaction Documents.

(e) Each of Buyer and its Affiliates and the Escrow Agent shall have the right to rely upon all decisions, consents, instructions or actions taken or omitted to be taken by Sellers’ Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon Sellers, and each of Buyer, its Affiliates and the Escrow Agent are hereby relieved from any liability to any Seller or any of its Affiliates or Sellers’ Representative for acts done by them in reliance on any such decision, consent, instruction or action of Sellers’ Representative.

(f) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and (ii) shall survive the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, and notwithstanding anything to the contrary in this Agreement, the Company LP Agreement or any Organizational Documents of the Acquired Companies, (A) payments made by or on behalf of Buyer in full satisfaction of its obligations under this Agreement and in accordance with the terms of this Agreement shall satisfy in full Buyer’s obligations to the Sellers with respect to the Purchase Price (including under the Company LP Agreement and any other payments to be made hereunder or with respect to the CTOS Company Interests or the Blocker Company Interests), and (B) each Seller acknowledges and agrees that it will not make any claim against Buyer or the Company for any other amounts under the Company LP Agreement, whether or not the Purchase Price (or any allocation of the Purchase Price herein) is consistent with the Company LP Agreement or any such Organizational Documents, and whether or not any portion of such amounts paid by or on behalf of Buyer in accordance with this Agreement is paid to such Seller, provided, however, that this Section 11.17(f) does not alter any rights of a Seller under any Rollover Agreement to which it is a party (except with respect to the terms of this Agreement incorporated into the Rollover Agreement).

Section 11.18 Further Assurances. From time to time after the Closing, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such other actions as any other Party may reasonably request to evidence and effectuate the transactions contemplated by this Agreement.

[Signature Page Follows]

Annex A-84

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

CTOS SELLERS

BLACKSTONE ENERGY PARTNERS NQ L.P.

By:	Blackstone Energy Management Associates NQ L.L.C.
Its:	general partner

By	Blackstone EMA NQ L.L.C., its sole member

By:	/s/ David I. Foley
Name:	David I. Foley
Title:	Senior Managing Director

Address of CTOS Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com
gregory.perez@blackstone.com

Signature Page to Purchase and Sale Agreement

Annex A-85

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

CTOS SELLER

BLACKSTONE CAPITAL PARTNERS VI-NQ L.P.

By:	Blackstone Management Associates VI-NQ L.L.C.
Its:	general partner

By:	BMA VI-NQ L.L.C., its sole member

By:	/s/ David I. Foley
Name:	David I. Foley
Title:	Senior Managing Director

Address of CTOS Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com
gregory.perez@blackstone.com

Signature Page to Purchase and Sale Agreement

Annex A-86

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

CTOS SELLER

BLACKSTONE ENERGY FAMILY INVESTMENT PARTNERSHIP SMD L.P.

By:	Blackstone Family GP L.L.C.
Its:	general partner

By:	/s/ David I. Foley
Name:	David I. Foley
Title:	Senior Managing Director

Address of CTOS Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com
gregory.perez@blackstone.com

Signature Page to Purchase and Sale Agreement

Annex A-87

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

CTOS SELLER

BLACKSTONE ENERGY FAMILY INVESTMENT PARTNERSHIP NQ ESC L.P.

By:	BEP Side-by-Side GP NQ L.L.C.
Its:	general partner

By:	/s/ David I. Foley
Name:	David I. Foley
Title:	Senior Managing Director

Address of CTOS Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com

Signature Page to Purchase and Sale Agreement

Annex A-88

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

CTOS SELLER

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP VI-NQ ESC L.P.

By:	BCP VI-NQ Side-By-Side GP L.L.C
Its:	general partner

By:	/s/ David I. Foley
Name:	David I. Foley
Title:	Senior Managing Director

Address of CTOS Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com

Signature Page to Purchase and Sale Agreement

Annex A-89

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

CTOS SELLER

FRED M. ROSS, JR. IRREVOCABLE TRUST

By:	/s/ Fred Ross, Jr.
Name:	Fred Ross, Jr.
Title:	Trustee

Signature Page to Purchase and Sale Agreement

Annex A-90

BLOCKERCO SELLER

BLACKSTONE MANAGEMENT ASSOCIATES VI-NQ L.L.C.

By:	BMA VI-NQ L.L.C., its sole member

By:	/s/ Christopher Striano
Name:	Christopher Striano
Title:	Principal Accounting Officer

Address of BlockerCo Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com
gregory.perez@blackstone.com

Signature Page to Purchase and Sale Agreement

Annex A-91

BLOCKERCO SELLER

BLACKSTONE ENERGY MANAGEMENT ASSOCIATES NQ L.L.C.

By:	Blackstone EMA NQ L.L.C., its sole member

By:	/s/ Christopher Striano
Name:	Christopher Striano
Title:	Chief Financial Officer

Address of BlockerCo Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com
gregory.perez@blackstone.com

Signature Page to Purchase and Sale Agreement

Annex A-92

BLOCKERCO SELLER

BEP UOS FEEDER HOLDCO L.P.

By:	Blackstone Energy Management Associates NQ L.L.C.
Its:	general partner

By:	Blackstone EMA NQ L.L.C., its sole member

By:	/s/ Christopher Striano
Name:	Christopher Striano
Title:	Chief Financial Officer

Address of BlockerCo Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com

Signature Page to Purchase and Sale Agreement

Annex A-93

BLOCKERCO SELLER

BCP VI UOS FEEDER HOLDCO L.P.

By:	Blackstone Management Associates VI-NQ L.L.C.
Its:	general partner

By:	BMA VI-NQ L.L.C., its sole member

By:	/s/ Christopher Striano
Name:	Christopher Striano
Title:	Principal Accounting Officer

Address of BlockerCo Seller:

345 Park Avenue, 43rd Floor
New York, New York 10154
Attn:	JP Munfa; Gregory Perez
Email:	jp.munfa@blackstone.com
gregory.perez@blackstone.com

Signature Page to Purchase and Sale Agreement

Annex A-94

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Execution Date.

SELLERS’ REPRESENTATIVE

BLACKSTONE CAPITAL PARTNERS VI-NQ L.P.

By:	Blackstone Management Associates VI-NQ L.P.
Its:	general partner

By:	BMA VI-NQ L.L.C., its sole member

/s/ David I. Foley
Name:	David I. Foley
Title:	Senior Managing Director

Signature Page to Purchase and Sale Agreement

Annex A-95

BUYER PARENT

Nesco Holdings, Inc.

/s/ Lee Jacobson
Name:	Lee Jacobson
Title:	Chief Executive Officer

BUYER

Nesco Holdings II, Inc.

/s/ Lee Jacobson
Name:	Lee Jacobson
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement

Annex A-96

INVESTOR

PE One Source Holdings, LLC (solely with respect to Section 9.04)

/s/ Mary Ann Sigler
Name:	Mary Ann Sigler
Title:	President and Treasurer

Signature Page to Purchase and Sale Agreement

Annex A-97

EXHIBIT A

Form of Assignment Agreement

[Attached]

Exhibit A to Purchase and Sale Agreement

Annex A-98

EXHIBIT B

Form of Escrow Agreement

[Attached]

Exhibit B to Purchase and Sale Agreement

Annex A-99

EXHIBIT C

Exhibit C-1

Form of Company Tax Certificate

[Attached]

Exhibit C to Purchase and Sale Agreement

Annex A-100

Exhibit C-2

Form of Blocker Company Tax Certificate

[Attached]

Exhibit C to Purchase and Sale Agreement

Annex A-101

EXHIBIT D

R&W Insurance Policy

[Attached]

Exhibit D to Purchase and Sale Agreement

Annex A-102

EXHIBIT E

Pre-Closing Reorganization

Exhibit E to Purchase and Sale Agreement

Annex A-103

EXHIBIT F

Form of Joinder

Annex A-104

Annex B

Final Form

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NESCO HOLDINGS, INC.

The present name of the corporation is Nesco Holdings, Inc. The corporation was incorporated under the name “Nesco Holdings, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 30, 2019. This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

First: The name of the corporation is Nesco Holdings, Inc. (hereinafter sometimes referred to as the “Corporation”).

Second: The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

Third: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (“DGCL”).

Fourth: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 510,000,000 of which 500,000,000 shares shall be Common Stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares shall be Preferred Stock par value $0.0001 per share (the “Preferred Stock”). The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.     Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

B.     Common Stock.

1.     General. The voting, dividend, liquidation, conversion and stock split rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.     Voting. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Annex B-1

3.     Dividends. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board of Directors to the holders of the then outstanding shares of Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

4.     Liquidation. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding shares of Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

Fifth:

1.     The provisions of this Article Fifth shall be subject to the terms of that certain [Stockholders Agreement, dated as of [__], 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), by and among the Corporation, an affiliate of Platinum Equity Advisors, LLC (“Platinum”), an affiliate of Blackstone Management Partners L.L.C. (“Blackstone”), ECP (as defined below), Capitol (as defined below) and the Management Holders (as defined therein)] and the rights of the holders of any outstanding shares of Preferred Stock. The Board of Directors (other than directors elected by holders of Preferred Stock voting separately) shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the 2020 Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the 2021 Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the 2022 Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

2.     During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director shall thereupon cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be reduced accordingly.

Annex B-2

Sixth: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.     Election of directors need not be by ballot unless the Bylaws so provide.

B.     In furtherance and not in limitation of the rights, power, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, and subject to the rights granted pursuant to the Stockholders Agreement, the Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws as provided in the Bylaws. The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

C.     The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided, however, that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.     In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Certificate of Incorporation, and to the Bylaws; provided, however, that no bylaw shall invalidate any prior act of the directors which was valid prior to such bylaw having been made.

E.     At any time when Platinum and its affiliates collectively beneficially own, in the aggregate, at least 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. At any time when the ownership thresholds of the first sentence of this paragraph are not fulfilled, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

F.     Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors and, at any time when Platinum and its affiliates collectively beneficially own, in the aggregate, at least 5% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, the Chairman of the Board of Directors shall call such meeting at the request of Platinum from time to time.

Seventh:

A.     The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director is hereby eliminated to the fullest extent permitted by the DGCL. Any amendment, repeal or modification of this Article Seventh, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Seventh, shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or modification. If the DGCL is

Annex B-3

amended after approval by the stockholders of this Article Seventh to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B.     The Corporation, to the full extent permitted by Section 145 of the DGCL, shall indemnify, advance expenses and hold harmless all persons whom it may indemnify pursuant thereto. The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. Any amendment, repeal or modification of this Article Seventh shall not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.

C.     Without limiting the generality of the foregoing, the Corporation hereby acknowledges that the directors designated by Platinum, Blackstone, ECP or Capitol pursuant to Section 1.1 of the Stockholders Agreement may have certain rights to indemnification, advancement of expenses and/or insurance provided by Platinum, Blackstone, ECP or Capitol, as applicable, and certain of their respective affiliates (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to such persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Amended and Restated Certificate of Incorporation or the Bylaws of (or any other agreement between the Corporation and such persons), without regard to any rights such persons may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of such persons with respect to any claim for which such persons have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such persons against the Corporation. The Corporation and each such person agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Article Seventh.

Eighth:

A.     Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case, subject to said Court of Chancery (or the federal district court for the District of Delaware or other state court of the State of Delaware, as applicable) having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States.

B.     If any provision or provisions of this Article Eighth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Eighth (including, without limitation, each portion of any sentence of this Article Eighth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable)

Annex B-4

and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eighth.

Ninth: In addition to any vote or consent required under the Stockholders Agreement, from time to time any of the provisions of this Certificate of Incorporation may be amended, altered, changed or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Ninth.

Tenth:

A.     Corporate Opportunity - Scope. The provisions of this Article Tenth are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means (i) Energy Capital Partners, LLC, a Delaware limited liability company, Energy Capital Partners II, LLC, a Delaware limited liability company, Energy Capital Partners III, LLC, a Delaware limited liability company, Energy Capital Partners Mezzanine, LLC, a Delaware limited liability company, Energy Capital Partners IV, LLC, a Delaware limited liability company, Energy Capital Partners Credit Solutions II, LLC, a Delaware limited liability company, ECP ControlCo, LLC, a Delaware limited liability company, Energy Capital Partners Holdings, LP, a Delaware limited partnership, ECP Feeder, LP, a Delaware limited partnership and ECP Management GP, LLC, a Delaware limited liability company (collectively, “ECP”), and their affiliates (including, but not limited to, any entity that, directly or indirectly, controls, is controlled by or is under common control with ECP), successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation, (ii) Capitol Acquisition Management IV LLC, a Delaware limited liability company, Capitol Acquisition Founder IV LLC, a Delaware limited liability company (collectively, “Capitol”), Mark Ein, L. Dyson Dryden, William Plummer and Jeff Stoops and each of their respective affiliates, successors, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation, (iii) Platinum and its affiliates (including, but not limited to, any entity that, directly or indirectly, controls, is controlled by or is under common control with Platinum), successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees of Platinum or any of the foregoing, including any of the foregoing who serve as officers or directors of the Corporation and (iv) Blackstone and its affiliates (including, but not limited to, any entity that, directly or indirectly, controls, is controlled by or is under common control with Blackstone), successors, directly or indirectly managed funds or vehicles and partners, principals, directors, officers, members, managers and employees of Blackstone or any of the foregoing, including any of the foregoing who serve as officers or directors of the Corporation; provided, however, that Exempted Persons shall not include the Corporation or any of its subsidiaries.

B.     Competition and Allocation of Corporate Opportunities. To the fullest extent permitted by law, the Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries; provided, however, that the foregoing waiver of corporate opportunities by the Corporation contained in this sentence shall not apply to any such corporate opportunity that is expressly and exclusively offered to a director or officer of the Corporation in his or her capacity as such.

C.     Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article Tenth, a corporate opportunity shall not be deemed to belong to the Corporation if it is a

Annex B-5

business opportunity that the Corporation is not financially or legally able or contractually permitted to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

D.     Limitation of Director Liability. To the fullest extent permitted by law, no amendment or repeal of this Article Tenth in accordance with the provisions hereof shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article Tenth shall not limit or eliminate any protections or defenses otherwise available to, or any rights to indemnification or advancement of expenses of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws, any agreement between the Corporation and such officer or director, or any applicable law.

E.     Deemed Notice. Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Tenth.

Eleventh:

A.     The Corporation expressly elects not to be governed by Section 203 of the DGCL.

B.     Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.     prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

2.     upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.     at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C.     For purposes of this Article Eleventh, references to:

1.     “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.     “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.     “Permitted Direct Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any of Platinum, Blackstone, ECP, Capitol or any of their respective affiliates or successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

Annex B-6

4.     “Permitted Indirect Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any Permitted Direct Transferee or any other Permitted Indirect Transferee beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

5.     “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(1)     any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article Eleventh is not applicable to the surviving entity;

(2)     any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(3)     any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(4)     any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5)     any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

6.     “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article Eleventh, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

Annex B-7

7.     “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include or be deemed to include, in any case, (a) Platinum, ECP, Capitol, Blackstone, any Permitted Direct Transferee, any Permitted Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided, however, that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8.     “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(1)     beneficially owns such stock, directly or indirectly;

(2)     has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(3)     has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

9.     “person” means any individual, corporation, partnership, unincorporated association or other entity.

10.     “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

11.     “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

Twelfth: For as long as the Stockholders Agreement remains in effect, in the event of any conflict between the terms and provisions of this Certificate of Incorporation and those contained in the Stockholders Agreement, the terms of the Stockholders Agreement shall be incorporated by reference into the relevant provisions hereof (which provisions hereof shall be interpreted and applied in a manner consistent with the terms of the Stockholders Agreement) and shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

Annex B-8

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by on this [    ] day of [        ], 2021.

By:
Name:	[ ]
Title:	[ ]

[Signature Page to Nesco Holdings, Inc. A&R Certificate of Incorporation]

Annex B-9

Annex C

Final

Bylaws of

Nesco Holdings, Inc.

(a Delaware corporation)

Annex C Page
Article I — Corporate Offices	C-1
1.1 Registered Office.	C-1
1.2 Other Offices.	C-1
Article II — Meetings of Stockholders	C-1
2.1 Place of Meetings.	C-1
2.2 Annual Meeting.	C-1
2.3 Special Meeting.	C-1
2.4 Advance Notice Procedures for Business Brought before a Meeting.	C-1
2.5 Advance Notice Procedures for Nominations of Directors.	C-4
2.6 Exemption of Certain Stockholders.	C-6
2.7 Notice of Stockholders’ Meetings.	C-6
2.8 Manner of Giving Notice; Affidavit of Notice.	C-6
2.9 Quorum.	C-6
2.10 Adjourned Meeting; Notice.	C-6
2.11 Conduct of Business.	C-7
2.12 Voting.	C-7
2.13 Record Date for Stockholder Meetings and Other Purposes.	C-7
2.14 Proxies.	C-8
2.15 List of Stockholders Entitled to Vote.	C-8
2.16 Inspectors of Election.	C-8
2.17 Consent of Stockholders in Lieu of a Meeting.	C-9
Article III — Directors	C-9
3.1 Powers.	C-9
3.2 Number of Directors.	C-9
3.3 Election, Qualification and Term of Office of Directors.	C-9
3.4 Resignation and Vacancies.	C-9
3.5 Place of Meetings; Meetings by Telephone.	C-9
3.6 Regular Meetings.	C-9
3.7 Special Meetings; Notice.	C-10
3.8 Quorum.	C-10
3.9 Votes.	C-10
3.10 Chairperson.	C-10
3.11 Board Action by Written Consent without a Meeting.	C-10
3.12 Fees and Compensation of Directors.	C-11
Article IV — Committees	C-11
4.1 Committees of Directors.	C-11
4.2 Committee Minutes.	C-11
4.3 Meetings and Actions of Committees.	C-11
4.4 Operating Council	C-12
Article V — Officers	C-12
5.1 Officers.	C-12
5.2 Appointment of Officers.	C-12
5.3 Subordinate Officers.	C-12
5.4 Removal and Resignation of Officers.	C-12
5.5 Vacancies in Offices.	C-12
5.6 Representation of Shares of Other Corporations.	C-12
5.7 Authority and Duties of Officers.	C-13

Annex C-i

Annex C Page
Article VI — Records	C-13
Article VII — General Matters	C-13
7.1 Execution of Corporate Contracts and Instruments.	C-13
7.2 Stock Certificates.	C-13
7.3 Lost Certificates.	C-13
7.4 Shares Without Certificates	C-14
7.5 Construction; Definitions.	C-14
7.6 Dividends.	C-14
7.7 Fiscal Year.	C-14
7.8 Seal.	C-14
7.9 Transfer of Stock.	C-14
7.10 Stock Transfer Agreements.	C-14
7.11 Registered Stockholders.	C-14
7.12 Waiver of Notice.	C-15
Article VIII — Notice by Electronic Transmission	C-15
8.1 Notice by Electronic Transmission.	C-15
8.2 Definition of Electronic Transmission.	C-15
Article IX — Indemnification	C-15
9.1 Indemnification of Directors and Officers.	C-15
9.2 Indemnification of Others.	C-16
9.3 Prepayment of Expenses.	C-16
9.4 Determination; Claim.	C-16
9.5 Non-Exclusivity of Rights.	C-16
9.6 Insurance.	C-16
9.7 Other Indemnification.	C-17
9.8 Continuation of Indemnification.	C-17
9.9 Amendment or Repeal; Interpretation.	C-17
Article X — Amendments	C-17
Article XI — Definitions	C-17
Article XII — Conflicts	C-18

Annex C-ii

Bylaws of

Nesco Holdings, Inc.

Article I — Corporate Offices

1.1 Registered Office.

The address of the registered office of Nesco Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II — Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted.

2.3 Special Meeting.

(i) Special meetings of the stockholders may only be called in the manner provided in the Certificate of Incorporation and may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board or the chairperson of the Board shall determine and state in the notice of meeting. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board or the chairperson of the Board; provided, however, that with respect to any special meeting of stockholders previously scheduled by the Board or the chairperson of the Board at the request of Platinum (as defined in the Certificate of Incorporation, “Platinum”), the Board shall not postpone, reschedule or cancel such special meeting without the prior written consent of Platinum.

(ii) Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) as provided in the Stockholders Agreement (as defined in the Certificate of Incorporation, the “Stockholders Agreement”), or (b) by or at the direction of the Board or any committee thereof.

(iii) No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Advance Notice Procedures for Business Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in Person who (A)(1) was a stockholder of the Corporation both at the time of

Annex C-1

giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for the annual meeting. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3. For purposes of this Section 2.4 and Section 2.5, “present in Person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual or special meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the day occurring 90 days prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records) and (2) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or

Annex C-2

instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (6) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (6) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person or entity (including their names) in connection with the proposal of such business by such stockholder and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive office of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

Annex C-3

(v) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vi) In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Advance Notice Procedures for Nominations of Directors.

(i) Nominations of any Person for election to the Board at an annual meeting may be made at such meeting only (a) as provided in the Stockholders Agreement, (b) subject to the Stockholders Agreement, by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (c) by a stockholder present in Person (as defined in Section 2.4) (1) who was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.5 as to such notice and nomination. Except as provided otherwise in the Stockholders Agreement, the foregoing clause (c) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(ii) Without qualification, for a stockholder to make any nomination of a Person or Persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii); provided that if such nominating stockholder is Platinum, then for purposes of such definition each reference to “90 days” in Section 2.4(ii) shall be replaced by “45 days”) thereof in writing and in proper form to the Secretary of the Corporation; provided further, that the Company shall identify to Platinum in writing all such Board nominees for such meeting on or before such 45th day and promptly following any change therein (other than any change in a nomination previously made by Platinum) such that for a period of ten (10) days following each such notice of change, Platinum shall be exempt from any advance notice limitations with respect to, and shall be permitted, further nominations in its capacity as a stockholder for such meeting, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iii) To be in proper form for purposes of this Section 2.5, except in the case of clauses (a) and (b) where the nominating stockholder is Platinum, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a)), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each Person for election as a director at the meeting); and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election

Annex C-4

of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(vi).

(iv) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, or (c) any other participant in such solicitation.

(v) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(v) To be eligible to be a candidate for election as a director of the Corporation at an annual meeting, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination.

(vi) Except with respect to a candidate nominated by Platinum, the Board may also require a proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(vii) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(viii) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect; provided that in the case where the Nominating Person is Platinum, such determination must be made and declared in writing to Platinum (including such detail as would permit Platinum to remedy any such defects) within two business days following the receipt of the applicable notice of nomination provided for in Section 2.5(ii) and the Corporation shall use it best efforts to cooperate with and assist Platinum in promptly and timely remedying any such defects.
Annex C-5

(ix) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

2.6 Exemption of Certain Stockholders.

Subject to this Article II, at any time when a Stockholder (as defined in the Stockholders Agreement) has the right to designate one or more directors to the Board in accordance with the Stockholders Agreement, regardless whether the Corporation is under an obligation or elects to nominate such director pursuant to the Stockholders Agreement, nothing contained in the Stockholders Agreement or elsewhere in these Bylaws shall be deemed to, and the Company shall take no action that would, nor omit to take any action where such omission would, in whole or in part, directly or indirectly, limit, impair, delay or prevent such Stockholder from making any additional nomination(s), unless and only to the extent expressly prohibited by the Stockholders Agreement.

2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.8 or Section 8.1 not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in Person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8 Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records; or

(ii) if electronically transmitted as provided in Section 8.1.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.9 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in Person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in Person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.10 until a quorum is present or represented.

2.10 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in Person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Annex C-6

2.11 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.12 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.13 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 days nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Annex C-7

2.14 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of a telegram, cablegram or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the stockholder.

2.15 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.15 or to vote in Person or by proxy at any meeting of stockholders.

2.16 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine.

Annex C-8

2.17 Consent of Stockholders in Lieu of a Meeting.

Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

Article III — Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Stockholders Agreement and the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, subject to the Stockholders Agreement, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Unless otherwise provided in the Stockholders Agreement, the Certificate of Incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the term of the class, if any, to which the director is appointed and until such director’s successor shall have been elected and qualified. A vacancy on the Board shall be deemed to exist under these bylaws in the case of the death, removal or resignation of any director.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in Person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

Annex C-9

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer or any two members of the Board.

Notice of the time and place of special meetings shall be:

(i) delivered Personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (a) delivered Personally by hand, by courier or by telephone, (b) sent by facsimile or electronic mail, or (c) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, a majority of the total number of directors shall constitute a quorum for the transaction of business; provided, however, that while Platinum has the right to nominate at least one director to the Board in accordance with the Stockholders Agreement, a quorum of the Board shall require the presence of at least the majority of the Platinum Directors (as defined in the Stockholders Agreement, the “Platinum Directors”), provided further, however, that if a Board meeting is rescheduled twice (no such Board meeting may be rescheduled within any 24 hour period) because the majority of the Platinum Directors is not present at each such Board meeting, the presence of the majority of the Platinum Directors shall no longer be required to establish a quorum. Any action to be taken by the Board by written consent shall require the signature of at least the majority of the Platinum Directors.

The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9 Votes.

Subject to Section 1.1 of the Stockholders Agreement with respect to the Platinum Directors, each director shall have one vote.

3.10 Chairperson.

Subject to the Stockholders Agreement, the Board may elect a chairperson of the Board, who shall have the powers and perform such duties as provided in these bylaws and as the Board may from time to time prescribe. The chairperson shall preside at all meetings of the Board at which he or she is present. If the chairperson of the Board is not present at a meeting of the Board, a majority of the directors present at such meeting shall elect one of their members to preside.

3.11 Board Action by Written Consent without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing

Annex C-10

or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.12 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV — Committees

4.1 Committees of Directors.

The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation, subject to the Stockholders Agreement. The Board, subject to the Stockholders Agreement, may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.9 (action without a meeting); and

(v) Section 7.12 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(vi) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(vii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(viii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Annex C-11

4.4 Operating Council

The Board has established an operating council (the “Operating Council”). The Operating Council is responsible for (i) the day-to-day oversight of the Corporation’s and its subsidiaries’ business (but cannot make decisions which would require Board approval), (ii) making recommendations to the Board for Board action and (iii) recommending the agenda for every meeting of the Board. Neither the Corporation nor the Board may dissolve the Operating Council while Platinum meets the Platinum Ownership Threshold (as defined in the Stockholders Agreement, the “Platinum Ownership Threshold”) without Platinum’s prior written consent.

While Platinum meets the Platinum Ownership Threshold, it shall have the right to nominate all of the members of the Operating Council, which members may be directors, officers or employees of the Corporation or any other Persons selected by Platinum; provided, however, that such members shall include the chairperson of the Board, the chief executive officer and the chief financial officer. While any of Blackstone, Capitol and the NESCO Holder (each as defined in the Stockholders Agreement) has the right to designate one (1) director to the Board pursuant to the Stockholders Agreement and has so designated a director, it may designate an observer to the Operating Council and the Operating Council shall furnish to such observer at the same time provided to the Operating Council (i) notices of all meetings of the Operating Council, and (ii) copies of the materials with respect to all meetings of the Operating Council.

Article V — Officers

5.1 Officers.

The officers of the Corporation shall include a secretary. The Corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same Person.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

5.3 Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6 Representation of Shares of Other Corporations.

Subject to the consent rights granted under the Stockholders Agreement, the chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president,

Annex C-12

is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI — Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Article VII — General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3 Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Annex C-13

7.4 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.6 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL, (ii) the Certificate of Incorporation and (iii) the Stockholders Agreement, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.7 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.8 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.9 Transfer of Stock.

Subject to the Stockholders Agreement, shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.10 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.11 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Annex C-14

7.12 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII — Notice by Electronic Transmission

8.1 Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other Person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(iii) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(iv) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(v) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(vi) if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2 Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX — Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened

Annex C-15

to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such Person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a Person in connection with a Proceeding initiated by such Person only if the Proceeding was authorized in the specific case by the Board.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such Person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Person to repay all amounts advanced if it should be ultimately determined that the Person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within 60 days, or a claim for advancement of expenses under this Article IX is not paid in full within 30 days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement (including the Stockholders Agreement), vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation shall purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Annex C-16

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.9 Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such Person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a treasurer appointed pursuant to Article V, and to any vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the Certificate of Incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any Person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such Person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such Person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X — Amendments

Subject to the Stockholders Agreement, the Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation.

Article XI — Definitions

As used in these bylaws, unless the context otherwise requires, the term:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), Personal representative or executor, by contract, credit arrangement or otherwise and “controlled” and “controlling” have meanings correlative to the foregoing.

Annex C-17

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Article XII — Conflicts

For as long as the Stockholders Agreement remains in effect, in the event of any conflict between the terms and provisions of these bylaws and those contained in the Stockholders Agreement, the terms and provisions of the Stockholders Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

Annex C-18

Nesco Holdings, Inc.

Certification of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Nesco Holdings, Inc., a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on [ ], 2021, effective as of [ ], 2021 by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this [ ] day of [ ], 2021.

/s/
[Name]
[Title]

Annex C-19

Annex D

EXECUTION VERSION

COMMON STOCK PURCHASE AGREEMENT

by and between

NESCO HOLDINGS, INC.

and

PE ONE SOURCE HOLDINGS, LLC

Dated as of December 3, 2020

Annex D-i

Annex D-ii

EXHIBITS

Exhibit A	Form of Stockholders’ Agreement
Exhibit B	Form of Amended Bylaws
Exhibit C	Form of Amended Certificate of Incorporation
Exhibit D	Form of Corporate Advisory Services Agreement
Exhibit E	Sources and Uses Table

Annex D-iii

COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 3, 2020, is entered into by and between Nesco Holdings, Inc., a Delaware corporation (the “Company”), and PE One Source Holdings, LLC, a Delaware limited liability company (the “Investor”, and together with the Company, the “Parties”). Certain terms used and not otherwise defined in the text of this Agreement are defined in Section 1.1.

BACKGROUND

A. The Investor desires to make an equity investment in the Company to facilitate the acquisition (the “Acquisition”) by the Company or any of its Subsidiaries of Custom Truck One Source, L.P., a Delaware limited partnership (“CTOS” and together with its Subsidiaries, the “CTOS Group”), an entity controlled by affiliates of Blackstone Management Partners L.L.C. (such affiliates, “Blackstone”), pursuant to a Purchase and Sale Agreement, dated as of the date hereof, among the Company, Blackstone and certain other direct and indirect equity holders of CTOS (as amended, modified or supplemented from time to time, the “Acquisition Agreement”).

B. In order to finance a portion of the Acquisition, the Company and the Investor have agreed that, pursuant to the terms of this Agreement, the Investor will purchase shares of the Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”) concurrently with the consummation of the Acquisition at a purchase price of $5.00 per share (the “Purchase Price”).

C. In order to provide additional equity financing for the Acquisition, the Company desires to sell shares of the Common Stock in (i) a private placement, (ii) a registered public offering and/or (iii) a rights offering to its stockholders (the “Rights Offering”), in each of cases (i), (ii) and (iii), for the aggregate amount of up to $200,000,000 (the transactions contemplated in this sentence, the “Supplemental Equity Financing”), and the Company agrees to use any proceeds received in such Supplemental Equity Financing in excess of $100,000,000 to reduce Indebtedness in connection with the Acquisition. In case the Company receives gross proceeds from the Supplemental Equity Financing of less than $100,000,000 the Investor, in addition to the Investor’s commitment described in B., above, has committed to, subject to the terms and conditions set forth herein, purchase shares of Common Stock at a price per share equal to the Purchase Price for an aggregate amount necessary to fund such shortfall, but not exceeding $100,000,000.

D. Concurrently with the execution hereof, Platinum Equity Capital Partners V, L.P. has provided a definitive equity commitment letter (the “Equity Commitment Letter”) to the Investor with respect to the Investor’s obligation to pay the aggregate Purchase Price hereunder.

E. In order to provide debt financing for the Acquisition, the Company has entered into the Debt Commitment Letters (as defined herein) (such debt financing pursuant to the Debt Commitment Letters, the “Debt Financing”).

F. Concurrently with the consummation of the Acquisition (the “Acquisition Closing”), the Investor, the Company, Blackstone and certain other equity holders of the Company and CTOS have agreed to enter into the Amended and Restated Stockholders’ Agreement of the Company substantially in the form attached hereto as Exhibit A (the “Stockholders’ Agreement”).

G. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Investor’s willingness to enter into this Agreement, certain of the Company’s stockholders are entering into support agreements with the Investor (the “Support Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto, intending to be bound, hereby agree as follows:

Article I.
Definitions; Interpretation

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions of the relevant Person that has made an Acquisition Proposal that are no less favorable to the Company than those contained in the Confidentiality Agreement and that does not prevent the Company from complying with its obligations under this Agreement.

Annex D-1

“Accounting Principles” means the accounting methods, policies, practices and procedures used in the preparation of the Financial Statements of the Company as of December 31, 2019; provided, however, that to the extent the methods, policies, practices and procedures utilized in such Financial Statements are not consistent with GAAP, GAAP shall be utilized.

“Acquisition Proposal” means any proposal or offer from any Person (other than the Investor and its Representatives) with respect to (a) any merger, business combination, plan of arrangement, amalgamation, reorganization, share issuance or share exchange, consolidation or similar transaction, and (b) any direct or indirect acquisition by any Person or “group” (as defined in the Exchange Act) (other than the Investor and its Representatives), in each of cases (a) and (b), which, if consummated in one or a series of related transactions, would result in (i) fifteen percent (15%) or more of the total voting power or of any class of Equity Interests of the Company or any other Group Company or any surviving entity of such transaction or (ii) fifteen percent (15%) or more of the consolidated assets, net revenues, net income or earnings before tax, depreciation and amortization of the Group Companies, in each of cases (i) and (ii), being held by any Person.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person.

“Amended Bylaws” means the Company’s Amended and Restated Bylaws in the form attached hereto as Exhibit B.

“Amended Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit C.

“Anti-Corruption Law” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and any other applicable anti-bribery or anti-corruption law, rule or regulation of similar purposes and scope to which the any Group Company is subject.

“Antitrust Law” means the HSR Act, the Sherman Act, the Clayton Act the Federal Trade Commission Act and any other federal, state or foreign antitrust, competition or trade regulation, or decree or Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or Kansas City, Missouri.

“Bylaws” means the Company’s bylaws, as the same may have been amended and in effect as of the Closing Date.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as the same may have been amended and in effect as of the Closing Date.

“Change” has the meaning set forth in the definition of Company Material Adverse Effect.

“Clean Team Agreement” means that certain Clean Team Addendum and Information Sharing Agreement, dated as of October 27, 2020, by and among the Company, an Affiliate of the Investor and the other parties thereto.

“Closing Net Debt” means (a) the aggregate Indebtedness of the Group Companies as of the Closing Date (excluding (x) accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), and unpaid fees or expenses with respect thereto and (y) interest rate or currency swap transactions), minus (b) the aggregate cash and cash equivalents of the Group Companies as of the Closing Date, which shall include the amount by which the proceeds from the Supplemental Equity Financing exceed $100,000,000, minus (c) the aggregate amount, which shall not exceed $5,000,000, of any fees or expenses (including fees or expenses of counsel, accountants, financial advisors and investment bankers) or other payments, in each case, that are payable in connection with the consummation of the Contemplated Transactions to the extent such fees, expenses or other payments are deferred until after the Closing Date, in each of cases (a), (b) and (c) of this sentence, determined in accordance with the Accounting Principles.

Annex D-2

“Code” means the Internal Revenue Code of 1986, and the rules and regulations issued thereunder, in each case, as amended from time to time, and any successor thereto.

“Company Contract” means a Contract to which any Group Company is party or by which it or any of its assets is bound.

“Company Disclosure Schedules” means the disclosure schedules (including any attachments thereto) delivered by the Company to the Investor on the date of this Agreement.

“Company Fundamental Representations” means those representations and warranties set forth in Section 4.1(a) (Corporate Organization of the Company), Section 4.3 (Due Authorization), Section 4.4(a) (with respect to the Organizational Documents of the Company only) (No Conflicts), Section 4.6(a) and Section 4.6(c) (Capitalization), Section 4.24 (No Brokers) and Section 4.25 (first two sentences only) (Shares).

“Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Material Adverse Effect” means any circumstance, change, fact, event, effect, action, omission, occurrence, development or circumstance (collectively, “Changes”) that, alone, or together with any other Changes, has had or would reasonably be expected to (a) have a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), or results of operations of the Group Companies and the CTOS Group, taken as a whole or (b) materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the Contemplated Transactions; provided that, solely with respect to clause (a) above, Changes shall not constitute or be deemed to contribute to a “Company Material Adverse Effect” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent they arise after the date of this Agreement and are: (i) Changes generally affecting the industries in which any of the Group Companies and the CTOS Group operate, whether international, national, regional, state, provincial or local, (ii) Changes in international, national, regional, state, provincial or local markets for or costs of commodities, raw materials or other supplies, products or services used or provided by any of the Group Companies and the CTOS Group, including those due to or arising out of actions by competitors and regulators, (iii) Changes in general regulatory or global, national or regional political conditions (including any trade disputes, the outbreak or escalation of war (whether or not declared) or acts of terrorism), or in general economic, business, regulatory, political or market conditions, or governmental lockdown, shutdown or slowdown or other governmental intervention, including any worsening thereof, failure to raise the borrowing limit of any Governmental Authority or the results of any elections for government office or the appointment of any Person to any Governmental Authority, (iv) Changes relating to disease outbreaks, pandemics, epidemics, public health events or human health crisis (including COVID-19), including resultant actions or inactions (A) that are reasonably prudent or reasonably necessary to mitigate the effects thereof or (B) otherwise taken by any third party, including any Governmental Authority, (v) Changes relating to earthquakes, hurricanes, floods, acts of God or other effects of weather, meteorological events or natural disasters, (vi) Changes in Law or regulatory policy or the interpretation or enforcement thereof, (vii) Changes or adverse conditions in the currency, financial, banking or securities markets in general, in each case, including any disruption thereof and any decline in the price of any security or any market index, including devaluations of currency or any changes in the exchange rate of any currency as measured against any other currency, (viii) Changes relating to the announcement, negotiation, execution or delivery of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of the Investor or any of its Affiliates or any communication by the Investor or any of its Affiliates regarding its plans, proposals or projections with respect to any Group Company (including, to the extent resulting therefrom, any impact on the relationship of any Group Company, contractual or otherwise, with its customers, suppliers, service providers, contractors, lenders, partners, directors, managers, officers, employees or other agents), provided that the exceptions set forth in this clause (viii) shall not apply in connection with any representation or warranty set forth in this Agreement expressly addressing the execution, announcement, performance or consummation of this Agreement or the consummation of the transactions contemplated by this Agreement, or any condition as it relates to any such representation or warranty, (ix) Changes in GAAP, or (x) any failure of any Group Company to meet any projections, forecasts or estimates of revenues, earnings or any other financial performance or results of operations of all or any portion of any Group Company (it being understood that this clause (x) shall not exclude any Change giving rise to such failure to the extent any such Change is not otherwise excluded from this definition of Company Material

Annex D-3

Adverse Effect); provided that in the case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (ix) and (x) above, any Change shall be taken into account to the extent such Change has a disproportionate impact (but solely to the extent of such disproportionate impact) on the Group Companies and the CTOS Group relative to other participants (x) located in the geographic locations and (y) in the industries, businesses, or markets, in each case, in which the Group Companies and the CTOS Group conduct business.

“Company Option” means options to purchase shares of Common Stock of the Company issued under the Incentive Plan.

“Company PSU” means performance share units of the Company issued under the Incentive Plan.

“Company RSU” means restricted stock units of the Company issued under the Incentive Plan.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 20, 2020, by and between the Company and an Affiliate of the Investor.

“Consent” means any consent, approval, authorization, expiration or termination of applicable waiting period (including any extension thereof), exemption, waiver, variance, filing, registration or notification.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the issuance, purchase and sale of the Shares, the Supplemental Equity Financing, the Debt Financing, the Acquisition, the entering into the Acquisition Agreement and the Stockholders’ Agreement by the Company and the other parties thereto and the adoption by the Company of the Amended Certificate of Incorporation and the Amended Bylaws.

“Contract” means any agreement, contract, lease, sublease, guaranty, commitment, letter of intent, franchise, indenture, note, bond, loan, security agreement, purchase order, deed, instrument, license, sublicense or other legally binding commitment or undertaking, including all amendments thereto.

“control,” “controlled,” “controlled by” and “under common control with” means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of a majority of such Person’s outstanding voting equity or by contract, and with respect to “controlled Affiliates” includes Affiliates controlled by such Person.

“Corporate Advisory Services Agreement” means the agreement between the Company and Platinum Equity Advisors, LLC substantially in the form attached hereto as Exhibit D.

“DGCL” means the Delaware General Corporation Law.

“Director Indemnification Agreements” means the indemnification agreements to be entered into at Closing between the Company and each director appointee designated by the Investor in accordance with Section 5.3(c) and Section 6.2, which indemnification agreements shall be consistent with the form of indemnification agreement filed as an exhibit to the Company’s Form 10-K filed March 16, 2020.

“Disclosure Schedules” means, collectively, the Company Disclosure Schedules and the Investor Disclosure Schedules.

“Environmental Law” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

“Equity Interests” means, with respect to any Person, any corporate stock, shares, partnership interests, limited liability company interests, membership interests or units, or any other ownership or equity interests of such Person, or other equity participation in such Person that confers on any other Person the right to receive a share of the profits and losses of, or distribution of the assets of, such Person, including joint venture interests, phantom stock, stock

Annex D-4

appreciation rights or other rights determined by reference to the value of the equity interests of such Person, and all warrants, options, rights to vote or purchase or any other rights or securities directly or indirectly convertible into or exercisable or exchangeable for any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Existing Registration Rights Agreement” means the Registration Rights Agreement, dated as of July 31, 2019, by and among the Company and the other parties thereto.

“Existing Stockholders’ Agreement” means the Stockholders’ Agreement of the Company, dated as of July 31, 2019, by and among the Company and the other parties thereto.

“Expenses” means, with respect to the Investor or the Sellers’ Representative, as applicable, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the Contemplated Transactions.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fraud” means, with respect to the Company and the Investor, any actual and intentional common law fraud by such Person solely and exclusively with respect to the making of any representation or warranty by such Person set forth in Article III or Article IV.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Authority” means any (a) foreign or domestic, supranational or national, or federal, state, provincial or local governmental authority, or any political subdivision of any of the foregoing, (b) court of competent jurisdiction, administrative agency, department, bureau, board or commission, tribunal or arbitral body, arbitrator or mediator or (c) quasi-governmental, regulatory, self-regulatory, legislative, taxing, executive or administrative authority or similar instrumentality of any governmental authority.

“Group Companies” means the Company and each of its Subsidiaries.

“Hazardous Material” means material, substance or waste that is listed, regulated or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Law as in effect as of the date hereof, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder by the Federal Trade Commission from time to time.

“Indebtedness” means, as to a Person (which term shall include any of its Subsidiaries for purposes of this definition of Indebtedness), (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness, whether or not contingent, for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of which such Person is liable, (iii) obligations for the deferred purchase price of property or services, including any earn-out (whether or not contingent), (iv) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (vi) all loans to such Person by any of its suppliers, (b) all obligations or Liabilities of such Person (whether or not contingent) under or in connection with letters of credit or bankers’ acceptances or similar items (in each case, to the extent drawn), (c) that portion of obligations with respect to capital leases that is properly classified as a long term Liability on a balance sheet in conformity with GAAP, (d) all obligations of such Person under interest rate or currency swap transactions, (e) all obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by (or for which the holder

Annex D-5

of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien (other than Permitted Liens) on any property or asset of such Person (whether or not such obligation is assumed by the Person or any of its Subsidiaries). Indebtedness shall not include any of the foregoing that is solely between the Company or any of its wholly owned Subsidiaries, on the one hand, and the Company or any of its wholly owned Subsidiaries, on the other hand.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all (i) patents and patent applications, invention disclosures, provisionals, non-provisionals, statutory invention registrations and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereto; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, designs, symbols and pending applications therefor and other distinctive identification and indicia of source of origin, together with the goodwill symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, Software and other works of authorship and copyrightable subject matter; (iv) Proprietary Information; and (v) internet domain names.

“Intervening Event” means any event or development material to the Group Companies, taken as a whole, and first occurring or arising after the date of this Agreement and prior to the receipt of the Required Vote to the extent that such event or development was not known by, or reasonably foreseeable to, the Board prior to the date of this Agreement; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“Investor Disclosure Schedules” means the disclosure schedules (including any attachments thereto) delivered by the Investor to the Company on the date of this Agreement.

“Investor Material Adverse Effect” means any Change that, alone, or together with any other Changes would reasonably be expected to materially impair or materially delay the ability of the Investor to perform its obligations under this Agreement or to consummate the Contemplated Transactions.

“IT Systems” means information technology, computing, networking and communications systems, resources, equipment and information, including telecommunications and network equipment, Software and associated attachments, features, accessories, peripheral devices and servers.

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of Lee Jacobson, Robert Blackadar, Josh Boone and Kevin Kapelke after reasonable inquiry of their direct reports and (b) with respect to the Investor, Louis Samson and David Glatt.

“Laws” means all laws (including common law), constitutions, treaties, statutes, rules, regulations, ordinances, directives and other requirements or Permits of any Governmental Authority and all Orders.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary.

“Liability” means any liability, debt, obligation, loss, claim, Proceeding, assessment, Tax or commitment of any nature whatsoever (whether direct or indirect, known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Licensed Intellectual Property” means Intellectual Property that the Company or any of its Subsidiaries is licensed by a third party to use.

“Liens” means any lien, mortgage, security interest, deed of trust, lease, sublease, occupancy agreement, right of way, covenant, condition, restriction, encroachment, easement, license, option, rights of first refusal, adverse claim, pledge, charge, claim or other encumbrance or restriction, and any conditional, installment, contingent sale or other title retention agreement or lease in the nature thereof.

“NYSE” means the New York Stock Exchange.

“Order” means any binding order, decision, ruling, writ, permit, judgment, injunction, decree, stipulation, determination, award, license, decision, directive, stipulation, authorization, assessment, agreement or other determination issued, promulgated or entered by or with any Governmental Authority.

Annex D-6

“Ordinary Course” means the ordinary and usual course of normal day-to-day operations consistent with past practice; provided, that actions or inactions (a) that are reasonably prudent or reasonably necessary to mitigate the effects of the COVID-19 pandemic and the Changes resulting therefrom, or (b) required or prudent to comply with applicable Law, guidelines or best practices of any Governmental Authority or Orders in connection with or in response to the COVID-19 pandemic and the Changes resulting therefrom shall, in each case, be considered to have been taken in the Ordinary Course so long as, prior to any such action or inaction by or on behalf of the Company after the date hereof and prior to Closing, the Company has consulted with the Investor and considered in good faith the Investor’s reasonable suggestions with respect thereto.

“Organizational Documents” means, with respect to (a) any corporation, its articles or certificate of incorporation and bylaws or documents of similar substance, (b) any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (c) any partnership (whether general or limited), its certificate of partnership and partnership agreement or documents of similar substance and (d) any other entity, its organizational and governing documents of similar substance to any of the foregoing, in each case as amended.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

“Owned Real Property” means all land, buildings, structures, improvements, fixtures or other interest in real property owned by the Company or any Subsidiary.

“Permit” means any consent, approval, authorization, franchise, license, registration, permit, right, exemption, waiver, filing, allowance, variance or certificate of, or granted by, any Governmental Authority.

“Permitted Liens” means (a) Liens imposed by or in favor of landlords, carriers, warehousemen, workmen, repairmen, mechanics and materialmen and other like Liens incurred in the Ordinary Course for amounts which are not due and payable, (b) purchase money Liens and Liens arising under conditional sales agreements and equipment leases with third parties entered into in the Ordinary Course for amounts which are not due and payable, (c) Liens for Taxes, assessments, governmental charges or other levies that are not yet due and payable or, if due and payable, that may thereafter be paid without penalty, (d) deposits or pledges made in the Ordinary Course in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (e) Liens under Indebtedness of the Company set forth on Section 1.1 (Permitted Liens) of the Company Disclosure Schedules, (f) Liens arising in the Ordinary Course and (g) other Liens (other than Liens under or securing Indebtedness) that do not, individually or in the aggregate, detract in any material respect from or interfere with the value, marketability or use of the asset subject thereto; provided, that in case of clauses (a) through (g) appropriate reserves have been made by the Company in accordance with GAAP to the extent required.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity (including any Governmental Authority).

“Personal Data” means (a) any information which identifies or could reasonable be used to identify, whether alone or in combination with other information, a natural Person or (b) any information considered personal data under applicable Law.

“Privacy Agreements” means all data and privacy related policies and other Contracts to which the Company or any of its Subsidiaries is a party whereby the Company or any of its Subsidiaries make commitments to a third party regarding the processing of Personal Data.

“Privacy Laws” means all Laws concerning the privacy, security, disposal, destruction, disclosure, transfer or processing of Personal Data, including the Regulation (EU) 2016/279 of the European Parliament and of the Council (General Data Protection Regulation), the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq., and the Fair Credit Reporting Act, 15 U.S.C. 1681 et seq. (including the Fair and Accurate Credit Transactions Act of 2003), and in each case, the rules implemented thereunder.

“Proceeding” means any action, claim, demand, litigation, suit, counter suit, civil charge, criminal proceeding, complaint, dispute, examination, injunction, hearing, investigation, inquiry, audit, settlement, mediation, arbitration or other legal or administrative proceeding of any sort by or before any Governmental Authority.

Annex D-7

“Proprietary Information” means all trade secrets and confidential or proprietary information and know-how, and methodologies, processes, techniques, research and development information, specifications, algorithms, inventions, financial, technical, marketing and business data, sales, pricing and cost information, customer information, Personal Data, perspective and current supplier lists, and tangible embodiments of the foregoing, in whatever form or medium.

“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Stockholders Meeting, as amended or supplemented.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Rental Fleet” means the Group Companies’ “equipment rental fleet” as such term is used in the Company SEC Documents.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective members, partners, trustees, directors, managers, officers, employees, attorneys, consultants, insurers, advisors, representatives and other agents acting on behalf of such Person.

“Required Amount” means the higher of (a) $700,000,000 and (b) an amount equal to the lower of (i) $763,000,000 and (ii) the aggregate amount by which the sum of the “Acquisition Uses” exceeds the sum of the “Acquisition Sources”, as more fully described in the Company’s Sources and Uses Table attached as Exhibit E and, in each case, determined on a consolidated basis in accordance with Exhibit E.

“Sanctions Law” means any economic sanctions or comprehensive trade embargos administered by (i) any agency or branch of the United States government, including the U.S. Department of the Treasury, Office of Foreign Assets Control, (ii) by Her Majesty’s Treasury in the U.K., or (iii) any applicable U.N., E.U. or other international sanctions regime.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Software” means all computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature together with all processes, technical data, scripts, algorithms, databases, programming comments, data collections, APIs, and documentation.

“Subsidiary” means, with respect to any Person, any entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person or (b) that is controlled by such Person.

“Substitute Financing” has the meaning set forth in the Acquisition Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to sixty five percent (65%)) that was made by any Person (provided that such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of Section 6.7) on terms that the Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and considering all financial, legal, financing and other aspects of such Acquisition Proposal (including the financing terms thereof, the conditionality, regulatory aspects and the timing and likelihood of consummation of such Acquisition Proposal and any changes to this Agreement that may be proposed by the Investor in response to such Acquisition Proposal), (a) is reasonably likely to be consummated in accordance with its terms and (b) if so consummated, would result in a transaction that is more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Contemplated Transactions (including taking into account any applicable Termination Fee).

“Tax” means any U.S. federal, national, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty,

Annex D-8

addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract, or otherwise.

“Tax Returns” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including an amendments thereof.

“Transaction Documents” means this Agreement, the Acquisition Agreement, the Support Agreements, the Stockholders’ Agreement and all other documents delivered or required to be delivered by any party pursuant thereto.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

Acquisition	Recital
Acquisition Agreement	Recital
Acquisition Closing	Recital
Acquisition Documents	Section 6.13
Acquisition Proposal Information	Section 6.7(c)
Affiliate Agreement	Section 4.18
Agreement	Preamble
Backstop Amount	Section 2.1(b)
Balance Sheet Date	Section 4.8
Blackstone	Recital
Change of Recommendation	Section 6.7(d)
Closing	Section 2.2
Closing Board Actions	Section 5.3(c)
Closing Date	Section 2.2
Closing Notice	Section 2.3
Closing Statement	Section 2.3
Common Stock	Recital
Company	Preamble
Company Benefit Plan	Section 4.15(a)
Company Recommendation	Section 6.12(c)
Company SEC Documents	Section 4.7(a)
CTOS	Recital
CTOS Group	Recital
Debt Commitment Letters	Section 4.31
Debt Financing	Recital
Designated IT Systems	Section 4.21(d)
Earn-Out Shares	Section 4.6(a)
Equity Commitment Letter	Recital
ERISA	Section 4.15(a)
ERISA Affiliate	Section 4.15(e)
Fee Letters	Section 4.31
Financial Statements	Section 4.7(b)
Foreign Subsidiary	Section 4.16(n)
Incentive Plan	Section 4.6(a)
Interim Period	Section 6.1(a)
Intervening Event Notice	Section 6.7(f)(i)
Investor	Preamble
Match Period	Section 6.7(e)(ii)
Material Permits	Section 4.20
Multiemployer Plan	Section 4.15(e)

Annex D-9

Notice of Change of Recommendation	Section 6.7(e)(ii)
OFAC	Section 3.13
Parties	Preamble
Preferred Stock	Section 4.6(a)
Prohibited Parties	Section 4.17(c)
Purchase Price	Recital
Real Estate Lease Documents	Section 4.13(b)
Registered Intellectual Property	Section 4.21(a)
Registration Statement	Section 6.14(a)
Required Vote	Section 4.29(c)
Rights Offering	Recital
Sanctions Countries	Section 4.17(c)
Sarbanes-Oxley Act	Section 4.7(c)
SDNs	Section 4.17(c)
Security Procedures	Section 4.21(d)
Sellers’ Representative	Section 7.3
Shares	Section 2.1
Stockholders Meeting	Section 6.12(c)
Stockholders’ Agreement	Recital
Subscription	Section 2.1
Supplemental Equity Financing	Recital
Support Agreements	Recital
Termination Date	Section 7.1(b)(ii)
Termination Fee	Section 7.2(b)
Warrants	Section 4.6(a)

Section 1.2. Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section, provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to a Person are also to its successors and permitted assigns;

(i) references to monetary amounts are to the lawful currency of the United States;

Annex D-10

(j) words importing the singular include the plural and vice versa and words importing gender include all genders;

(k) the word “or” is not exclusive;

(l) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

(m) references herein to the Company or any of its Subsidiaries shall be deemed to include any and all predecessors of the Company or such Subsidiary, as the case may be; and

(n) except as otherwise expressly provided, all accounting terms used in this Agreement, whether or not defined in this Article I, shall be construed in accordance with GAAP.

Article II.
Sale and Purchase; Closing

Section 2.1. Sale and Purchase of the Shares. Upon the terms and subject to the conditions herein contained, the Company shall sell to the Investor, and the Investor shall purchase from the Company (the “Subscription”), at the Closing the following shares of Common Stock (the “Shares”):

(a) a number of Shares equal to a fraction, the numerator of which shall be the Required Amount and the denominator of which shall be the Purchase Price; and

(b) at the option of the Company, a number of Shares equal to a fraction, the numerator of which is the Backstop Amount and the denominator of which is the Purchase Price. The “Backstop Amount” means an amount equal to the lower of (i) the positive amount by which (A) $100,000,000 exceeds (B) the aggregate cash proceeds actually received by the Company pursuant to the Supplemental Equity Financing, if any, and (ii) an amount determined by the Company, provided, that, in no event shall the Backstop Amount exceed $100,000,000.

Section 2.2. Closing. The closing of the transactions contemplated in Section 2.1 (the “Closing” and the date on which the Closing occurs, the “Closing Date”) shall occur on such date on which conditions to the Closing set forth in Article V have been satisfied, or, to the extent permitted by applicable Law, waived by the Party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at the offices of Latham & Watkins LLP, 555 11th Street, N.W., Suite 1000, Washington, D.C. 20004 (or remotely via the electronic exchange of closing deliveries), or at such other place, time and date as shall be agreed between the Company and the Investor. The Closing shall occur substantially concurrently with the closing of the Supplemental Equity Financing, if any, and the Acquisition Closing.

Section 2.3. Closing Notice and Closing Statement. On or prior to the second (2nd) Business Day prior to the Closing Date, the Company shall deliver to the Investor a written notice (the “Closing Notice”) specifying (a) the anticipated date of the Acquisition Closing, (b) the anticipated Closing Date, which shall be the date specified in clause (a) of this sentence, (c) the Backstop Amount, (d) the wire instructions for delivery of the aggregate Purchase Price to the Company (or a designee of the Company) and (e) a statement (the “Closing Statement”) setting forth in reasonable detail the good faith estimate by the Company of the Required Amount and the computations used in connection therewith. After delivery of the Closing Statement included in the Closing Notice, the Company shall deliver to the Investor and its Representatives upon their reasonable request any supporting documentation, books and records in order to verify the information contained in the Closing Statement. In the event the Investor disagrees with the Required Amount as calculated in the Closing Statement, the Investor and the Company shall work cooperatively to resolve all areas of disagreement prior to the Closing Date The Company shall use reasonable best efforts to deliver the Closing Notice on the same day that it receives the Closing Statement (as defined in the Acquisition Agreement) if such day is earlier than the second (2nd) Business Day prior to the Closing Date.

Annex D-11

Section 2.4. Delivery Of Shares and Payment of Purchase Price.

At the Closing,

(a) the Company shall deliver (or cause the delivery of) the Shares to the Investor (or to a custodian designated by the Investor) in book entry form and in the name of the Investor (or its nominee in accordance with the Investor’s written delivery instructions provided to the Company at least three (3) Business Days before the Closing Date), free and clear of any Liens or other restrictions (other than those arising under this Agreement, the Stockholders’ Agreement or state or federal securities Laws); and

(b) the Investor shall deliver the aggregate Purchase Price in cash via wire transfer of immediately available funds to the account(s) specified in the Closing Notice.

Section 2.5. Return of Purchase Price and Shares. In the event that the consummation of the Acquisition Closing does not occur on the same day as the consummation of the Closing, the Company shall promptly (but in no event later than two (2) Business Days after the consummation of the Closing) return the funds delivered by the Investor to the Company pursuant to Section 2.4(b) by wire transfer of immediately available funds to the account specified by the Investor and the Investor upon receipt of such funds shall promptly transfer the Shares, free and clear of any Liens or other restrictions (other than those arising under this Agreement or state or federal securities Laws), to the Company for cancellation.

Section 2.6. Other Actions at Closing. At the Closing,

(a) the Company shall (i) deliver (or cause the delivery of) to the Investor an executed counterpart of the Stockholders’ Agreement, the Corporate Advisory Services Agreement, and the Director Indemnification Agreements, in each case, duly executed by the Company, (ii) file the Amended Certificate of Incorporation with the Secretary of State of Delaware in accordance with the DGCL and (iii) adopt the Amended Bylaws; and

(b) the Investor shall deliver (or cause the delivery of) to the Company an executed counterpart of the Stockholders’ Agreement, the Corporate Advisory Services Agreement, and the Director Indemnification Agreements, in each case, duly executed by the Investor and/or its applicable Affiliates party thereto.

Section 2.7. Use of Proceeds. The Company shall use the proceeds from the Subscription to pay the Purchase Price (as defined in the Acquisition Agreement) and the other amounts payable under the Acquisition Agreement.

Section 2.8. Additional Issuances; Adjustment.

(a) In the event that at any time during the one (1) year period following the Closing Date the representation and warranty set forth in Section 4.6(a) (Capitalization) is determined not to have been true as of the date hereof, or it is determined that during the Interim Period the Company issued Equity Interests in violation of its obligations under Section 6.1, the Company shall issue to the Investor, at no cost to the Investor, and as an adjustment to the purchase price paid by the Investor per share of Common Stock, an additional number of shares of Common Stock such that the Investor is issued, in the aggregate with the shares issued to the Investor at the Closing, the same percentage of shares of Common Stock, calculated on a fully diluted basis, as the Investor would have been issued hereunder at the Closing had such representation and warranty been true and accurate in all respects as of the date hereof.

(b) Any additional shares of Common Stock issued to the Investor pursuant to this Section 2.8 shall be (i) duly authorized for issuance pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement, shall be validly issued, fully paid and nonassessable and shall be free and clear of any Liens or restrictions on transfer other than restrictions under this Agreement and under applicable securities Laws, (ii) not subject to any preemptive rights, rights of first refusal or other similar rights or provisions contained in the Certificate of Incorporation, the Bylaws or any agreement to which the Company is a party, and (iii) treated as if they were issued at the Closing and shall reflect any dividends or other distributions which would have accrued or have been payable with respect to, and the application of any anti-dilution or similar provisions (as set forth in the Certificate of Incorporation) which would have been applicable to, such shares of Common Stock had they been issued at the Closing.

Annex D-12

(c) In connection with any issuances of stock pursuant to this Section 2.8, the Company shall take all action necessary to cause its Certificate of Incorporation to be amended to increase the authorized capital of the Company to permit such issuances. Any shares of Common Stock issued to the Investor pursuant to this Section 2.8 shall, when issued, be validly issued and fully paid and nonassessable and free and clear of any Liens or other restrictions (other than those arising under this Agreement, the Stockholders’ Agreement or state or federal securities Laws).

Article III.
Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as follows (except as set forth in the Investor Disclosure Schedules, each section of which, subject to Section 7.4(n), qualifies the correspondingly numbered and lettered representations in this Article III):

Section 3.1. Corporate Organization of the Investor.

(a) The Investor has been duly formed and is validly existing as a limited liability company under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted.

(b) The Investor is licensed or qualified and in good standing in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect.

Section 3.2. No Conflicts. The execution, delivery and performance by the Investor of this Agreement and each other Transaction Document to which it is (or, at the Closing or the Acquisition Closing, will be) a party, and the consummation by the Investor of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Organizational Documents of the Investor, or (b) other than any filings that the Investor may be required to make or effect pursuant to applicable securities Laws, conflict with or result in any violation of any provision of any Law, Permit or Order applicable to the Investor, or any of its respective properties or assets, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which the Investor is a party or by which the Investor or any of its respective assets or properties may be bound or affected, except, in the case of clause (b) above, for such violations, conflicts, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have an Investor Material Adverse Effect.

Section 3.3. Governmental Consents. Assuming the truth and accuracy of the representations and warranties contained in Section 4.3 and Section 4.5, no Consent of, with or to any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Investor with respect to the Investor’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any filings that the Investor may be required to make or effect pursuant to applicable securities Laws or (c) any Consents, the absence of which would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 3.4. Proceedings; Orders. There are no, and there have been no, (a) Proceedings pending, threatened in writing or, to the Knowledge of the Investor, threatened orally against any of the Investor or its Affiliates or affecting any of their respective assets, or (b) Orders by which any of the Investor or its Affiliates or any of their respective assets is bound, in the case of each of clauses (a) and (b), that would, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 3.5. Authority; Execution and Delivery; Enforceability. The Investor has full limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or, at the Closing or the Acquisition Closing, will be) a party and to consummate the transactions contemplated hereby

Annex D-13

and thereby. The execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents to which it is (or, at the Closing or the Acquisition Closing, will be) a party and the consummation by the Investor of the transactions contemplated hereby and thereby have been (or, at the Closing or the Acquisition Closing, will be) duly authorized and approved by all necessary limited liability company action on the part of the Investor. The Investor has (or, at the Closing or the Acquisition Closing, will have) duly executed and delivered this Agreement and the other Transaction Documents to which it is (or, at the Closing or the Acquisition Closing, will be) a party, and each of this Agreement and the other Transaction Documents to which it is (or, at the Closing or the Acquisition Closing, will be) a party constitutes (or, at the Closing or the Acquisition Closing, will constitute) its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency or creditors’ rights.

Section 3.6. Brokers. There is no investment banker, broker, finder, financial advisor or other Person that has been retained by or is authorized to act on behalf of the Investor and who is entitled to any fee or commission in connection with the Subscription other than such fees or commissions for which the Company will not be responsible.

Section 3.7. Investor Status. The Investor is (a) an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and an “Institutional Account” (within the meaning of FINRA Rule 4512(c)), and (b) is acquiring the Shares only for its own account and (c) not for the account of others, and not on behalf of any other account or Person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

Section 3.8. No Public Offering. The Investor understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares delivered at the Closing have not been registered under the Securities Act. The Investor understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (a) to the Company or a Subsidiary thereof, (b) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (c) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (a) and (c) in accordance with any applicable securities Laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares delivered at the Closing shall contain a legend or restrictive notation to such effect. The Investor acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Investor understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

Section 3.9. Receipt of Information. The Investor represents that it has had an opportunity to ask questions and receive answers and documents from the Company regarding the business, properties, prospects and financial condition of the Company and to obtain additional information necessary to verify the accuracy of any information furnished to the Investor or to which the Investor had access.

Section 3.10. Financing. The Investor has delivered to the Company a true and complete copy of the executed Equity Commitment Letter dated as of the date hereof, which has not been amended or modified in any manner since the Investor provided, on or prior to the date of this Agreement, a fully executed copy of such Equity Commitment Letter as in effect as of the date hereof. As of the date hereof, the Equity Commitment Letter has not been withdrawn, rescinded or repudiated in any respect. As of the date hereof, the Equity Commitment Letter is in full force and effect, is not subject to any contingencies or conditions that are not set forth therein, and represents a valid, binding and enforceable obligation of the Investor and, to the Knowledge of the Investor, the other parties thereto, enforceable in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law) or by the discretion of any Governmental Authority before which any Proceeding seeking enforcement may be brought (regardless of whether enforcement is sought in a Proceeding at Law or in equity). There are no other agreements, side letters or arrangements (other than the Equity Commitment Letter) to which the Investor is a party or contemplated by the Investor or any of its Affiliates relating to the Equity Commitment Letter that would reasonably be expected to adversely affect the availability of the Subscription at the time of the Closing. As of the date hereof, no event has occurred insofar as it relates to the Investor or its Affiliates that, with or without notice, lapse of time or both, assuming satisfaction of the conditions precedent

Annex D-14

set forth in Article V, is reasonably expected to constitute a default or breach under any term or condition of the Equity Commitment Letter. As of the date hereof, assuming the satisfaction of the conditions contained in this Agreement, the Investor has no reasonable basis to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied pursuant to the Equity Commitment Letter. Except as set forth in the Equity Commitment Letter, as of the date hereof, the Investor has not incurred any obligation, commitment, restriction or Liability of any kind that might reasonably be expected to impair or adversely affect its ability to have the aggregate Purchase Price immediately available as of the Closing Date. As of the date hereof, assuming the satisfaction of the conditions contained in this Agreement, no Person has any right to impose, and the Investor and, to the Knowledge of the Investor, the other parties to the Equity Commitment Letter do not have any obligation to accept, (x) any condition precedent to such funding other than the conditions expressly set forth in the Equity Commitment Letter nor (y) any reduction to the aggregate amount available under the Equity Commitment Letter on the Closing Date (nor any term or condition not expressly set forth in the Equity Commitment Letter which would have the effect of reducing the aggregate amount available under the Equity Commitment Letter on the Closing Date), other than in the case of clause (y), any reduction in the commitments taking into account the proceeds received from the issuance of any securities in connection therewith.

Section 3.11. Financial Capability. At the Closing the Investor will have available funds, in each case, necessary to consummate the Closing on the terms and conditions contemplated by this Agreement and to make any other necessary payment required by the Investor contemplated hereunder and under the other Transaction Documents.

Section 3.12. Ownership of Company Securities. Neither the Investor nor any of its Affiliates beneficially owns any share of Common Stock as of the date hereof.

Section 3.13. Money Laundering Laws. To the Knowledge of the Investor, no funds to be paid to the Company hereunder have been derived from, or will be derived from, either directly or indirectly, any Person (a) connected with any Sanctions Country; (b) connected with any government, country or other entity or Person that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or by Her Majesty’s Treasury in the U.K., or the target of any applicable U.N., E.U. or other international sanctions regime, including any transactions with specially designated nationals or blocked persons designated by OFAC or with persons on any U.N., E.U. or U.K. assets freeze list; or (c) that is prohibited by any Law administered by OFAC, or by any other economic or trade sanctions Law of the U.S. or any other jurisdiction.

Section 3.14. Proxy Statement. None of the information supplied or to be supplied by the Investor or its Affiliates insofar as it relates to the Investor or its Affiliates specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first filed with the SEC or mailed to the Company’s stockholders or at the time of the Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact relating to the Investor or its Affiliates and required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.15. No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered by the Company in accordance with the terms hereof (and notwithstanding the delivery or disclosure to the Investor or its Representatives of any documentation, projections, estimates, budgets or other information), the Investor acknowledges that none of the Company or any of its respective Subsidiaries or any other Person on behalf of the Company has made or makes any other express or implied representation or warranty in connection with the transactions contemplated hereby, and the Investor has not relied on any such representation or warranty from the Company or any of its Subsidiaries or Affiliates or any other Person on behalf of the Company in determining to enter into this Agreement. Without limiting the foregoing, the Investor acknowledges that (a) none of the Company or any of its respective Affiliates or Subsidiaries or any other Person on behalf of the Company has made or makes any representation or warranty regarding future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), and the Investor has not relied on any such representation or warranty from the Company or any of its Subsidiaries or Affiliates or any other Person on behalf of the Company in determining to enter into this Agreement and (b) the Investor shall not have any claim against the Company or any of its Subsidiaries resulting from any such information provided or made available to the Investor or any of its Representatives, and any such claim is hereby expressly waived.

Annex D-15

Article IV.
Representations and Warranties by the Company

The Company hereby represents and warrants to the Investor as of the date of this Agreement and as of the Closing Date as follows (except as set forth in (x) the Company SEC Documents (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such filings or similar forward-looking or predictive statements and that are not factual information but merely cautionary language) or (y) the Company Disclosure Schedules, each section of which, subject to Section 7.4(n), qualifies the correspondingly numbered and lettered representations in this Article IV):

Section 4.1. Corporate Organization of the Company.

(a) The Company has been duly incorporated and is validly existing as a corporation under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Certificate of Incorporation and Bylaws previously made available by the Company to the Investor are true, correct and complete and are in effect as of the date of this Agreement.

(b) The Company is licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2. Subsidiaries.

(a) The Subsidiaries of the Company are set forth on Section 4.2 of the Company Disclosure Schedules, including a description of the capitalization of each such Subsidiary and the names of the beneficial owners of all securities and other equity interests in each Subsidiary. Each holder set forth on Section 4.2 of the Company Disclosure Schedules owns beneficially and of record, free and clear of all Liens other than Permitted Liens or Liens arising under applicable securities Laws, all such equity interests described therein as being held by such holder. Each Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 4.3. Due Authorization. The execution, delivery and performance by the Company of this Agreement and by each Group Company of the Transaction Documents to which such Group Company is (or, at the Closing or the Acquisition Closing, will be) a party and, subject to the receipt of the Required Vote, the consummation of the transactions contemplated hereby and thereby by the Group Companies have been duly authorized and approved by all necessary action, if any, on the part of the relevant Group Companies and their respective equity holders.

Section 4.4. No Conflicts. Subject to the Required Vote, the execution, delivery and performance by the Company of this Agreement and each Group Company of the other Transaction Documents to which it is (or, at the Closing or the Acquisition Closing, will be) a party and the consummation by the Group Companies of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Organizational Documents of the Company or its Subsidiaries or (b) other than any filings that the Company may be required to

Annex D-16

make or effect pursuant to applicable securities Laws, conflict with or result in any violation of any provision of any Law, Permit or Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Company Contract, or (c) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b) or (c) above) for such violations, conflicts, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.5. Governmental Consents. No Consent of, with or to any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and the rules and regulations of NYSE, (b) any filings that the Company may be required to make or effect pursuant to applicable securities Laws, (c) the filing of the Amended Certificate of Incorporation or (d) any Consents, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.6. Capitalization.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 5,000,000 shares of preferred stock (“Preferred Stock”). As of the date hereof there are no other Equity Interests of the Company authorized, reserved, issued or outstanding, other than with respect to Company RSUs, Company PSUs, Company Options, Warrants and Earn-Out Shares as described in this Section 4.6. As of the close of business on December 1, 2020: (i) 49,156,753 shares of Common Stock were issued and outstanding, (ii) 4,650 shares of Common Stock were held in treasury by the Group Companies and (iii) no shares of Preferred Stock were issued or outstanding. The Company has no shares of Common Stock or Preferred Stock reserved for issuance, other than (x) shares of Common Stock reserved for issuance pursuant to the Company’s Amended and Restated 2019 Omnibus Incentive Plan (the “Incentive Plan”), under which as of the close of business on December 1, 2020, (A) 1,177,592 shares of Common Stock were subject to issuance pursuant to outstanding Company RSUs, (B) no shares of Common Stock were subject to issuance pursuant to outstanding Company PSUs (assuming achievement of applicable performance goals at target level), (C) 2,413,583 shares of Common Stock were subject to issuance pursuant to outstanding Company Options, and (D) 2,431,325 shares of Common Stock were reserved for additional issuances as grants under the Incentive Plan, (y) as of December 1, 2020, 20,949,980 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock (“Warrants”) and (z) as of December 1, 2020, 3,451,798 shares of Common Stock (“Earn-Out Shares”) issuable under the Agreement and Plan of Merger, dated as of April 7, 2019, by and among the Company, certain Subsidiaries of the Company and the other parties thereto (as amended, modified or supplemented from time to time prior to the date of this Agreement). All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with applicable Laws and the Organizational Documents of the Company and were not issued in breach or violation of any preemptive rights or Contract. With respect to the Company RSUs, Company PSUs and Company Options, each grant was made in accordance with the terms of the Incentive Plan, all applicable Laws and the rules and regulations of NYSE. No shares of capital stock of the Company are owned by any Subsidiary of the Company.

(b) The outstanding shares of capital stock or other Equity Interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. There are no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for Equity Interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating a Company Subsidiary to issue, sell, pledge, transfer or repurchase, redeem or otherwise acquire or dispose of, or cause to be issued, sold, pledged, transferred, repurchased, redeemed or otherwise acquired or disposed of any Equity Interests in, or debt securities of, any Company Subsidiary. There are no outstanding contractual obligations of any Company Subsidiary to

Annex D-17

repurchase, redeem or otherwise acquire any securities or Equity Interests of a Company Subsidiary. There are no outstanding bonds, debentures, notes or other Indebtedness of the Group Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Group Company’s equity holders may vote.

(c) Except for the Existing Stockholders’ Agreement and the Existing Registration Rights Agreement, each of which will terminate or be amended and restated in connection with the consummation of the Closing, no Group Company is party to a stockholders agreement, voting agreement or registration rights agreement relating to the Equity Interests of a Group Company.

Section 4.7. SEC Reports and Financial Statements.

(a) The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by the Company since July 31, 2019 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents (i) were (or, with respect to any Company SEC Document filed after the date of this Agreement, will be) prepared in accordance and complied in all material respects with the requirements of the Securities Act and the Exchange Act (to the extent then applicable) and (ii) did not (or will not, as the case may be) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were (or will be, as the case may be) made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained or incorporated by reference in the Company SEC Documents (the “Financial Statements”), (i) complied, in all material respects, as of their respective dates of filing with the SEC, with the published rules and regulations of the SEC with respect thereto, (ii) was prepared, in all material respects, in accordance with GAAP applied on a consistent basis during the periods indicated (except, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly present in all material respects and in accordance with GAAP applied on a consistent basis the consolidated financial position of the Group Companies as of the respective dates thereof and the consolidated results of the Group Companies’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements are subject to normal and recurring year-end and quarter-end adjustments, which are not in the aggregate material).

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated thereunder. The Company maintains, and has maintained since July 31, 2019, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board (x) all significant deficiencies, if any, in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data and have identified to such auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the Group Companies’ internal control over financial reporting; and the Company has provided to the Investor prior to the date of this Agreement true, correct and complete copies of any such disclosures made from July 31, 2019 to the date of this Agreement. Except as would not, individually or

Annex D-18

in the aggregate, reasonably be expected to have a Company Material Adverse Effect, in the event that any such material weakness or fraud was identified, each Group Company has addressed and resolved any such material weakness or fraud.

(d) Except for matters resolved prior to the date of this Agreement, since July 31, 2019, (i) no Group Company nor, to the Knowledge of the Company, any of their respective directors, officers, employees, auditors, accountants or other Representatives has received written or, to the Knowledge of the Company, oral notice of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Group Companies or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) to the Knowledge of the Company, no attorney representing any Group Company, whether or not employed by a Group Company, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by a Group Company or any of the Group Companies’ officers, directors, employees or agents to the Board or any committee thereof or to the chief executive officer or general counsel of the Company pursuant to the Company’s policies adopted in accordance with Section 307 of the Sarbanes Oxley Act and the rules and regulations of the SEC promulgated thereunder.

(e) None of the Company SEC Documents filed on or prior to the date of this Agreement is, to the Knowledge of the Company, subject to ongoing SEC review, including outstanding or unresolved comments in comment letters received by the Company from the SEC staff.

(f) No Group Company has listed any of its securities on any stock exchange in any jurisdiction, other than the shares of Common Stock listed by the Company on the NYSE.

(g) No Subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act.

Section 4.8. Undisclosed Liabilities. The Group Companies have no Liabilities that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the balance sheet of the Company dated September 30, 2020 (the “Balance Sheet Date”) included in the Form 10-Q filed by the Company with the SEC on November 9, 2020, (b) that have arisen since the Balance Sheet Date in the Ordinary Course, (c) arising under this Agreement or the Acquisition Agreement (other than because of a breach thereof) and/or the performance by the Group Companies of their respective obligations thereunder or (d) other Liabilities that would not, individually or in the aggregate, (i) be material to the Group Companies (taken as a whole) or (ii) materially impair the ability of the Group Companies (taken as a whole) to operate in the Ordinary Course.

Section 4.9. Absence of Changes.

(a) Since the December 31, 2019, there has not been any Change that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

(b) From the Balance Sheet Date through the date of this Agreement, (i) the Group Companies have conducted their business and operated their properties in the Ordinary Course and (ii) no Group Company has taken any action that would require the consent of the Investor pursuant to Section 6.1 if such action had been taken after the date hereof.

Section 4.10. Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Schedules, there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Order or, to the Knowledge of the Company, any continuing investigation by any Governmental Authority, in each case that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or its Subsidiaries to operate in the Ordinary Course. To the Knowledge of the Company, as of the date hereof, there is no Proceeding against any current or former member, manager or employee of any Group Company with respect to which any Group Company has, or is reasonably likely to have, a material indemnification obligation.

Annex D-19

Section 4.11. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are and, during the last three years, have been in compliance with all Environmental Laws;

(b) there has been no release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Real Property or (ii) to the Knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

(c) no Group Company has received any written notice of any material violation of, or material Liability under, any Environmental Law during the past three (3) years, the subject of which is unresolved;

(d) neither the Company nor its Subsidiaries is subject to any current Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(e) no Proceeding is pending or, to the Knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ compliance with or Liability under Environmental Law;

(f) neither the execution, delivery or performance of this Agreement nor the consummation of the Contemplated Transactions will trigger any reporting, investigation or remedial obligations under any property transfer Environmental Laws;

(g) no Group Company has assumed by Contract any material Liabilities of any other Person arising under Environmental Laws; and

(h) the Company has made available to the Investor true, complete and correct copies of all material, non-privileged environmental site assessments and audit reports (including Phase I or Phase II reports) concerning the business and properties of the Group Companies prepared on behalf of any Group Company in the past two (2) years relating to the operation of the Group Companies’ business that are in any Group Company’s possession.

Section 4.12. Material Contracts.

(a) Section 4.12(a) of the Company Disclosure Schedules contains a listing of all Company Contracts (other than purchase orders) described in clauses (i) through (xiv) and existing as of the date of this Agreement. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Schedules have been provided to or made available to the Investor or its agents or representatives.

(i) Any Company Contract with an employee or independent contractor of the Company or its Subsidiaries who resides primarily in the United States which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any material payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Company or its Subsidiaries;

(ii) Any Company Contract that is an employment, severance, retention, change in control or other Contract (excluding customary form offer letters entered into in the Ordinary Course) with any employee or other individual service provider of the Company or its Subsidiaries that provides for annual base cash salary in excess of $250,000;

(iii) Any Company Contract that is a collective bargaining agreement;

(iv) Any Company Contract that is a license agreement with respect to Intellectual Property that is: (A) material to the business of the Group Companies; or (B) involves annual payments to or from any Group Company in the amount of $100,000 or greater; and;

(v) Any Company Contract under which the Company or its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, in each case,

Annex D-20

in an amount in excess of $1,000,000 of committed credit, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness (other than Permitted Liens), or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case, in an amount in excess of $500,000 of committed credit;

(vi) Any Company Contract providing for a Group Company to make any capital contribution to, or other investment in, any Person other than a Group Company;

(vii) Any Affiliate Agreement;

(viii) Any Company Contract entered into in connection with a completed material acquisition by the Company or its Subsidiaries since July 31, 2019 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(ix) Any Company Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 or, together with all related Contracts, in excess of $1,000,000, in each case, other than sales or purchases in the Ordinary Course consistent with past practices and sales of obsolete equipment;

(x) Any Company Contract, excluding any customary manufacturer warranties under which the Group Companies are not required to pay an amount in excess of $500,000 during any calendar year, that is an operation or maintenance agreement obligating any Group Company to pay any amounts outside of the Ordinary Course;

(xi) Any Company Contract that is a settlement, conciliation or similar Contract with any Governmental Authority or other Person or pursuant to which any Group Company (A) is obligated to pay consideration after the date hereof or was obligated to pay in excess of $500,000 in the aggregate within the last 12 months, (B) agreed to any material restrictions on the operations of any Group Company that is still in effect, other than confidentiality, release or non-disparagement provisions, or (C) made any admission of criminal wrongdoing;

(xii) Any Company Contract not made in the Ordinary Course and not disclosed pursuant to any other clause under this Section 4.12(a) and expected to result in revenue or require expenditures in excess of $1,000,000 in any calendar year or which resulted in revenue or expenditures during the fiscal year ended December 31, 2019, in excess of $1,000,000;

(xiii) Any Company Contract that (A) materially restrains, limits or impedes any Group Company’s ability to compete with or conduct any business or line of business or any operations in any geographic area (including material exclusivity obligations), (B) contains a right of first refusal, first offer or a call or put right, with respect to any material asset of any Group Company, (C) contains any “most favored nation” provision on any Group Company or minimum purchase obligations of any Group Company (including, in each case, any take or pay obligations or minimum volume requirements) or (D) primarily relates to indemnification by a Group Company and is material to the Group Companies, taken as a whole; and

(xiv) Any Company Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole.

(b) Except for any Company Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to any Company Contract of the type described in Section 4.12(a), whether or not set forth on Section 4.12(a) of the Company Disclosure Schedules, (i) such Company Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other

Annex D-21

laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law), (ii) none of the Company, its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in breach of or default (or would be in breach, violation or default but for the existence of a cure period) under any such Company Contract, (iii) during the last 12 months, neither the Company nor its Subsidiaries has received any written, or to the Knowledge of the Company, oral claim or notice of breach of or default under any such Company Contract, (iv) to the Knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Company Contract by the Company or its Subsidiaries or to the Knowledge of the Company any other party thereto (in each case, with or without notice or lapse of time or both), and (v) during the last 12 months, neither the Company nor its Subsidiaries has received written notice from any other party to any such Company Contract that such party intends to terminate or not renew any such Company Contract.

(c) The Company has provided the Investor with true, correct and complete copies of the Acquisition Agreement and all documents delivered or required to be delivered by any party pursuant thereto or in connection therewith, including any side letters, as of the date hereof.

Section 4.13. Real Property.

(a) Section 4.13(a) of the Company Disclosure Schedules sets forth the address, owner and description of each parcel of Owned Real Property. The Company, or the applicable Subsidiary of the Company that owns the applicable parcel of Owned Real Property, has good and valid title to the Owned Real Property and owns the Owned Real Property free and clear of all Liens, except for Permitted Liens. Except as set forth on Section 4.13(a) of the Company Disclosure Schedules, neither the Company nor any other Subsidiary of the Company owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b) Section 4.13(b) of the Company Disclosure Schedules contains a true, correct and complete list of all Leased Real Property. The Company has made available to the Investor true, correct and complete copies of the material leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c) The Owned Real Property identified in Section 4.13(a) of the Company Disclosure Schedules and the Leased Real Property identified in Section 4.13(b) of the Company Disclosure Schedules comprise all of the material real property used in, or otherwise held for use in connection with, the Group Companies’ business.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to the Investor and (iii) covers the entire estate it purports to cover.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no default by the Company or its Subsidiaries or, to the Knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents and (ii) no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a default under any Real Estate Lease Document by the Company or its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect, other than Permitted Liens. Except for the Permitted Liens, there exist no material Liens affecting the Real Property created by, through or under the Company or its Subsidiaries.

Annex D-22

(f) With respect to each Real Estate Lease Document:

(i) since July 31, 2019, to the Knowledge of the Company, no security deposit or portion thereof deposited under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document which has not (A) if and as required by the applicable landlord, been redeposited in full or (B) been disclosed to the Investor in writing; and

(ii) except as set forth on Section 4.13(f)(ii) of the Company Disclosure Schedules, neither the Company nor its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(g) Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Real Property and the improvements thereon (i) are prohibited by any Lien or Law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Real Property.

(h) Except for Permitted Liens and non-exclusive licenses of Intellectual Property or as would not otherwise have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and valid title to the assets of the Company and its Subsidiaries and (ii) all owned or leased tangible personal assets of the Company and its Subsidiaries (other than the Owned Real Property and Leased Real Property) are in all respects in good working order, repair and operating condition, other than rental fleet under repair or out of service in the Ordinary Course.

Section 4.14. Labor Matters.

(a) (i) Neither the Company nor its Subsidiaries is a party to or bound by any collective bargaining agreement or any other labor-related Contract with any labor union, labor organization or works council and no such Contracts are currently being negotiated by the Company or its Subsidiaries, and (ii) no labor union, labor organization or works council has made a written pending demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations Governmental Authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Act or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since January 1, 2019, has not experienced any actual or, to the Knowledge of the Company, threatened material labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are, and during the past three (3) years there have been, no employment or labor-related Proceedings pending, or to the Knowledge of the Company, threatened against the Company or its Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) To the Knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the use of trade secrets or proprietary information.

Annex D-23

(e) There has been no plant closing or mass layoff within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law by the Company or any of its Subsidiaries for which there remain any unsatisfied Liabilities.

Section 4.15. Company Benefit Plans.

(a) Section 4.15(a) of the Company Disclosure Schedules sets forth a complete list of each material Company Benefit Plan, other than (i) any Company Benefit Plan that is maintained outside of the United States or pursuant to Laws outside of the United States or in which employees or service providers of the Company or any of its Subsidiaries who reside primarily outside of the United States participate, or (ii) any standard employment agreements that (x) do not provide for severance, change in control, stay bonus, retention, or similar compensation or benefits or (y) can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law; provided, however, that for the avoidance of doubt, such plans or agreements described in sub-clauses (i) and (ii) of this sentence are included within the definition of Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, individual independent contractor or other individual service provider, in each case that is maintained, sponsored or contributed to by (or required to be contributed to by) the Company or its Subsidiaries or under which the Company or its Subsidiaries has or could reasonably be expected to have any obligation or Liability, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that: (i) covers only former directors, officers, employees, individual independent contractors and individual service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or Liabilities or (ii) is sponsored or maintained by a Governmental Authority. For the avoidance of doubt, “Company Benefit Plan” includes plans maintained outside of the United States.

(b) With respect to each Company Benefit Plan maintained in the United States and each other Company Benefit Plan that is material to the Company and its Subsidiaries taken as a whole, the Company has delivered or made available to the Investor correct and complete copies of, if applicable (i) the current plan document (with all amendments thereto) and any trust agreement, (ii) the most recent summary plan description (with all summaries of material modifications), (iii) the most recent annual report on Form 5500 filed with the Department of Labor (or, with respect to non-U.S. Company Benefit Plans, any comparable annual or periodic report), (iv) the most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) all non-routine filings made, or correspondence, with any Governmental Authorities since January 1, 2019 for which a material Liability remains outstanding.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, maintained, operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions and premium payments required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the balance sheet included in the Financial Statements as of the Balance Sheet Date and (iii) with respect to each Company Benefit Plan maintained outside of the United States, if intended or required to be funded and/or book reserved, such Company Benefit Plan is fully funded and/or book reserved, as appropriate, based upon actuarial assumptions that comply with applicable Law and are in accordance with GAAP.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification, (ii) has been established under a pre-approved plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and to the Knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss

Annex D-24

of the tax-qualified status of such Company Benefit Plan. Each Company Benefit Plan maintained outside of the United States that is intended to be qualified or registered under applicable Law has been so qualified or registered and, to the Knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of such qualification or registration.

(e) No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries sponsored, maintained or contributed to, or was required to contribute to, at any point during the six year period prior to the date hereof, a “multiemployer pension plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any of its Subsidiaries have any Liability with respect to any such plans. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company or any of its Subsidiaries to pay money on account of, or subject the Company or any of its Subsidiaries to any Liability in respect of, any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code and that is, or was at any point during the six year period prior to the date hereof, sponsored, maintained or contributed to (or required to be contributed to) by an ERISA Affiliate. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or a Subsidiary of the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code. Neither the Company nor any of its Subsidiaries sponsors, maintains, or contributes to (or is required to contribute to), or has any Liability in respect of, any defined benefit pension plans outside of the United States.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any Tax, fine, Lien, or penalty imposed by ERISA or the Code with respect to any Company Benefit Plan and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Services or other Governmental Authorities are pending, or, to the Knowledge of the Company, threatened, and (ii) there is no pending, or to the Knowledge of the Company, threatened, Proceeding (other than routine claims for benefits) with respect to any Company Benefit Plan, and to the Knowledge of the Company, no facts existing which could give rise to any such Proceedings (other than routine claims for benefits).

(h) No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries, has any Liability to provide, any post-service or retiree medical or life insurance or any other welfare benefits to any Person, other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law.

(i) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated herein (either alone or in combination with another event) will result in the acceleration, vesting or creation of any rights of any current or former director, officer, employee, individual independent contractor or individual service provider of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries or pursuant to a Company Benefit Plan.

(j) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer, director, individual independent contractor or other individual service provider of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(k) No Company Benefit Plan provides for the gross-up or indemnification of any Taxes imposed by Section 4999 or 409A of the Code.

Annex D-25

Section 4.16. Tax Matters.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the Balance Sheet Date neither the Company nor any of its Subsidiaries has incurred any material Tax Liability outside the Ordinary Course (excluding the effects of the Contemplated Transactions).

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) Neither the Company nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the Knowledge of the Company, no such claims have been threatened. No written claim has been made, and to the Knowledge of the Company, no oral claim has been made, since January 1, 2019 by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f) Neither the Company nor its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g) Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) any written agreement with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) prepaid amount received on or prior to the Closing; (v) global intangible low-taxed income attributable to periods ending prior to the Closing; or (vi) to the Knowledge of the Company, intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing.

(h) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) (i) Neither the Company nor its Subsidiaries has any Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract or otherwise.

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreements.

(k) Neither the Company nor its Subsidiaries has granted any power of attorney which is currently in force with respect to any material Taxes or material Tax Returns.

Annex D-26

(l) The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m) The aggregate amount subject to inclusion pursuant to Section 965(a) of the Code (taking into account Section 965(b) of the Code) with respect to Subsidiaries of the Company that are deferred foreign income corporations (as such term is defined in Section 965 of the Code) is not material.

(n) None of the Company’s Subsidiaries that is organized under the Laws of a country other than the United States (a “Foreign Subsidiary”) (i) has an investment in U.S. property within the meaning of Section 956 of the Code, (ii) is engaged in a United States trade or business for U.S. federal income tax purposes, (iii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or (iv) has elected under Section 897(i) of the Code to be treated as a domestic corporation. Neither the Company nor the Investor or any of their Affiliates would be required to include a material amount in gross income with respect to any Foreign Subsidiary pursuant to Section 951 of the Code if the taxable year of such Foreign Subsidiary were deemed to end on the day after the Closing Date.

(o) Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

Section 4.17. Compliance with Laws.

(a) Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.11), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 4.15 and Section 4.16), and (iii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance in all respects with all applicable Laws and (B) neither of the Company nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or its Subsidiaries at any time since January 1, 2019.

(b) During the past five (5) years, except where the failure to be, or have been in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, (i) there has been no action taken by the Company, its Subsidiaries, or, to the Knowledge of the Company, any officer, director, manager, employee or agent of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law or Sanctions Law, (ii) neither the Company nor its Subsidiaries has been convicted of or been the subject of a civil enforcement action for violating any Anti-Corruption Laws or Sanctions Laws, or subjected to any investigation by a Governmental Authority for an actual or alleged violation of any applicable Anti-Corruption Laws or Sanctions Laws, (iii) neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or Sanctions Law, and (iv) neither the Company nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law or Sanctions Law.

(c) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies (taken as a whole), neither the Company, its Subsidiaries, nor, to the Knowledge of the Company, any officer, director, manager, employee or agent of the Company or its Subsidiaries, is: (i) located, organized, or resident in a country or territory that is the target of a comprehensive trade embargo by the U.S. government (presently, Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine) (collectively, “Sanctions Countries”); (ii) the target of any Sanctions Law, including being identified on a U.S. government restricted parties list, such as OFAC’s Specially Designated Nationals (“SDNs” ) and Blocked Persons List, or is owned fifty percent or more, in the aggregate, by one or more SDNs (collectively, “Prohibited Parties” ); or (iii) engaged, directly or indirectly, in dealings or transactions in or with Sanctions Countries or Prohibited Parties in violation of any Sanctions Law.

Annex D-27

Section 4.18. Affiliate Arrangements. Except as set forth on Section 4.18 of the Company Disclosure Schedules and other than (a) any Company Benefit Plan (including any employment or option agreements entered into in the Ordinary Course by the Company or its Subsidiaries) or (b) Company Contracts with portfolio companies of funds controlled by or Affiliated with Energy Capital Partners III, LLC entered into in the Ordinary Course, on terms not less favorable than the Company or its Subsidiaries would obtain in a comparable Contract with a third party entered into on an arm’s-length basis, none of the officers or directors of either the Company, its Subsidiaries or Affiliates is a party to any Contract or business arrangement with the Company or its Subsidiaries (each such Contract or business arrangement, an “Affiliate Agreement”).

Section 4.19. Insurance. Section 4.19 of the Company Disclosure Schedules contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to the Investor. With respect to each such insurance policy required to be listed on Section 4.19 of the Company Disclosure Schedules, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) all premiums due have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the Ordinary Course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the Knowledge of the Company, no such action has been threatened, and (iv) no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.20. Permits. Each of the Company and its Subsidiaries has, and since January 1, 2019 has had, all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (such permits, the “Material Permits”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the Knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the Ordinary Course upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (e) since January 1, 2019, each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

Section 4.21. Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Schedules sets forth a true and complete list of all material registered and applied for Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries (the “Registered Intellectual Property”). No Proceeding is pending or, to Knowledge of the Company has been threatened since January 1, 2019, that challenges the validity or enforceability of any Registered Intellectual Property (other than office actions issued in the ordinary course of prosecution by an applicable Governmental Authority).

(b) (i) The Company or one of its Subsidiaries owns all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), or otherwise has a valid right and license to use all Company Intellectual Property, and (ii) to the Knowledge of the Company, the Company Intellectual Property constitutes all Intellectual Property reasonably necessary for the conduct of the business of the Group Companies as currently conducted, except, in the case of each of clause (i) and (ii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the Knowledge of the Company, neither the Company nor its Subsidiaries is infringing, misappropriating, diluting or otherwise violating any third party’s Intellectual Property, except for such infringements, misappropriations, dilutions, or other violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Proceeding is pending or, to the Knowledge of the Company has been threatened since January 1, 2019, alleging any such infringement, misappropriation,

Annex D-28

dilution or violation. To the Knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property in any manner that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d) The Company and each of its Subsidiaries have implemented and maintain industry-standard administrative, physical and technical security controls and procedures (collectively, “Security Procedures”) and taken commercially reasonable measures to protect the proprietary nature of all material Proprietary Information, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there has been, since January 1, 2019, no breach of the IT Systems owned or used by or on behalf of the Companies or any of their Subsidiaries (“Designated IT Systems”) resulting in any unauthorized access, use, disclosure, modification or destruction of information or interference with systems operations or any Proprietary Information in any portion of the Designated IT Systems, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2019, have been in compliance with all Privacy Laws. To the knowledge of the Company, no complaint relating to an improper use or disclosure of, or a breach in the security of, any Personal Data in any material respect has been made against the Company or its Subsidiaries. There is no pending claim, audit or investigation against the Company or any of its Subsidiaries alleging that any processing of Personal Data by the Company or any of its Subsidiaries is in violation of any applicable Privacy Laws or any Privacy Agreements that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.22. Customers and Suppliers. Section 4.22 of the Company Disclosure Schedules sets forth a complete and accurate list of (a) the ten (10) largest customers (consolidating any customers that, to the Knowledge of the Company, are members of the same Affiliated group or have a common parent entity) of the Company and its Subsidiaries, based on the total dollar amount of invoiced sales or rentals, for the fiscal year ended December 30, 2019 and (b) the ten (10) largest suppliers of the Company and its Subsidiaries, based on dollar amount of expenditures from such suppliers for the fiscal year ended December 30, 2019. Other than in the Ordinary Course, none of the customers or suppliers listed on Section 4.22 of the Company Disclosure Schedules has terminated, or given written or, to the Knowledge of the Company, oral notice that it intends to terminate, discontinue, materially reduce purchases from or supplies to or materially and adversely change its relationship with the Group Companies.

Section 4.23. Condition of Rental Fleet. Except as would not reasonably be expected to material to the Group Companies as a whole, (a) the Rental Fleet (excluding any portion of the Rental Fleet that is replaced in the Ordinary Course) is suitable for use in the Ordinary Course (ordinary wear and tear, maintenance, repair, replacement or retirement excepted) and (b) all of the Rental Fleet is, and immediately before the Closing shall be, in the possession or under the control of one of the Group Companies (for the purposes of this Section 4.23, Rental Fleet leased under a valid and existing rental contract shall be deemed under the control of the Group Companies).

Section 4.24. No Brokers. Except as set forth on Section 4.24 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation. Prior to the date of this agreement, the Company has made available to the Investor a true and complete copy of the engagement letter (as amended to date) between the Company and J.P. Morgan Securities LLC.

Section 4.25. Shares. The Shares are duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company against payment therefor pursuant to this Agreement, will be validly issued, fully paid and nonassessable and will be free and clear of any Liens or restrictions on transfer other than restrictions under this Agreement and under applicable securities Laws. The sale of the Shares hereunder is not subject to any preemptive rights, rights of first refusal or other similar rights or provisions contained in the Certificate of Incorporation, the Bylaws or any agreement to which the Company is a party. Assuming the accuracy of the representations and warranties of the Investor in Article III, the Shares will be issued in compliance with all applicable federal and state securities Laws.

Section 4.26. No Investment Company. The Company is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940.

Annex D-29

Section 4.27. No Registration Requirement. Assuming the accuracy of the Investor’s representations and warranties set forth in Article III, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Agreement, it is not necessary to register the Shares under the Securities Act or any State securities Law.

Section 4.28. No Integrated Offering. Neither the Company, nor any other Person acting on the Company’s behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Shares nor have any of such Persons made any offers or sales of any security of the Company or solicited any offers to buy any security of the Company under circumstances that would require registration of the Shares under the Securities Act or cause this offering of Shares to be integrated with any prior offering of securities of the Company for purposes of the Securities Act or any applicable shareholder approval provisions of any trading market on which any of the securities of the Company are listed or designated.

Section 4.29. Board Approval; Stockholder Approval.

(a) The Board at a meeting duly called and held has unanimously determined the Contemplated Transactions to be advisable and in the best interests of the Company and its stockholders and has approved the Contemplated Transactions.

(b) The Board has taken all action required in order to exempt the Contemplated Transactions from the requirements of, and from triggering any provisions under, any “moratorium,” “control share,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any Governmental Authority.

(c) The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock is required under the DGCL to approve the Amended Certificate of Incorporation and the affirmative vote of the holders of a majority of the total votes cast in person or by proxy at the Stockholders Meeting is required under the rules of NYSE to approve the Contemplated Transactions (collectively, the “Required Vote”). Except for the Required Vote and the consent of certain stockholders of the Company under the Existing Stockholders’ Agreement (which consent has been obtained prior to the date of this Agreement), no approval of the Transaction Agreements or of the Contemplated Transactions by the holders of any shares of stock of the Company is required in connection with the execution or delivery of the Transaction Agreements or the consummation of the Contemplated Transactions, whether pursuant to the DGCL, the Certificate of Incorporation or Bylaws, the rules and regulations of the NYSE or otherwise.

Section 4.30. Suitability. Neither the Company nor any of its Subsidiaries has, during the past three (3) years, been convicted of or, to the Knowledge of the Company, indicted for any felony or any crime involving fraud, misrepresentation or moral turpitude.

Section 4.31. Financial Ability; Debt Commitment Letters. On or prior to the date hereof, the Company has delivered to the Investor true and complete signed counterpart(s) of (i) commitment letters, dated as of the date hereof (including all schedules, exhibits, annexes and amendments thereto, the “Debt Commitment Letters”), providing for Debt Financing in respect of the transactions contemplated by the Acquisition Agreement and all related fee letters (the “Fee Letters”). Assuming (i) the Debt Financing is funded in accordance with the Debt Commitment Letters, (ii) the accuracy of the representations and warranties set forth in Articles III, IV and V of the Acquisition Agreement and (iii) the satisfaction of the conditions contained in the Acquisition Agreement, the Debt Financing contemplated by the Debt Commitment Letters, when taken together with the proceeds from the Supplemental Equity Financing and the aggregate Purchase Price payable under the Subscription shall be sufficient to pay in cash the Purchase Price (as defined in the Acquisition Agreement) in accordance with the terms thereof, and all other amounts to be paid by the Company under this Agreement, the Debt Commitment Letters and the Supplemental Equity Financing and to satisfy all other costs and expenses incurred by the Company in connection herewith or therewith, after giving effect to the available cash of the CTOS Group. As of the date hereof, the Debt Commitment Letters are in full force and effect, are not subject to any contingencies or conditions that are not set forth therein, have not been withdrawn, terminated or rescinded, or otherwise amended, modified or supplemented in any material respect (and, to the Knowledge of the Company, no such amendment, withdrawal, termination or rescission is contemplated (excluding any amendment to the Debt Commitment Letters solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof, which amendment shall be permitted)), and, in the form provided to the Investor, constitute the legal, valid and binding obligations of the Company, and to Knowledge the Company, each other party thereto, enforceable in accordance with its terms, except as may be limited

Annex D-30

by Laws relating to bankruptcy, reorganization, insolvency or creditors’ rights. Other than the Debt Commitment Letters, neither the Company nor any of its Affiliates has entered into any Contract or arrangement which imposes any contingencies or conditions to the funding of the Debt Financing contemplated by such Debt Commitment Letters or pursuant to which any Person has the right to withdraw, terminate or rescind, or otherwise amend, modify or supplement the terms of such commitments. There are no other agreements, side letters or arrangements (other than the Debt Commitment Letters and the Fee Letters) to which the Company is a party or contemplated by the Company or any of its Affiliates relating to the Debt Commitment Letters that would reasonably be expected to adversely affect the availability of the Debt Financing at the time of the Acquisition Closing. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, assuming satisfaction of the conditions precedent set forth in Article V, would reasonably be expected to constitute a default or breach under any term or condition of any of the Debt Commitment Letters (with respect to Persons other than the Company and its Affiliates, to the Knowledge of the Company). As of the date hereof, assuming the satisfaction of the conditions contained in Section 8.01 and Section 8.02 of the Acquisition Agreement, the Company has no reasonable basis to believe that it will be unable to satisfy on a timely basis any term or condition of the Debt Financing to be satisfied pursuant to the Debt Commitment Letters. The Company or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Debt Commitment Letters to be paid by the date hereof and has sufficient cash or access to readily available funds to pay any other fees required by the Debt Commitment Letters when due. Except as set forth in the Debt Commitment Letters or the Fee Letters, as of the date hereof, the Company has not incurred any obligation, commitment, restriction or Liability of any kind that might reasonably be expected to impair or adversely affect its ability to have such Debt Financing immediately available as of the Closing Date and, assuming the performance by the parties to the Acquisition Agreement (other than the Company) of the covenants and satisfaction of the conditions contained in the Acquisition Agreement, to the Knowledge of the Company, as of the date hereof, there is no fact or occurrence that, with or without notice, lapse of time or both, would reasonably be expected to result in any of the conditions in the Debt Commitment Letters being satisfied, or otherwise result in the Debt Financing not being available on a timely basis in order to consummate the transactions contemplated by the Acquisition Agreement. As of the date hereof, assuming the satisfaction of the conditions contained in Section 8.01 and Section 8.02 of the Acquisition Agreement, no Person has any right to impose, and the Company and, to the Knowledge of the Company, the other parties to the Debt Commitment Letters do not have any obligation to accept, (x) any condition precedent to such funding other than the conditions expressly set forth in the Debt Commitment Letters nor (y) any reduction to the aggregate amount available under the Debt Commitment Letters on the Closing Date (nor any term or condition not expressly set forth in the Debt Commitment Letters which would have the effect of reducing the aggregate amount available under the Debt Commitment Letters on the Closing Date), other than in the case of clause (y) any reduction in the commitments (i) taking into account the proceeds received from the issuance of any debt securities in connection therewith or (ii) as a result of a purchase price reduction as expressly set forth in paragraph 1 of Annex IV to the Debt Commitment Letters.

Section 4.32. Investor Reliance. The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Investor.

Section 4.33. No Additional Representations and Warranties. Except for the representations and warranties contained in Article III or in any certificate delivered by the Investor in accordance with the terms hereof, the Company acknowledges that neither the Investor nor any of its respective Subsidiaries or Affiliates or any other Person on behalf of any of the Investor has made or makes any other express or implied representation or warranty in connection with the transactions contemplated herein, and the Company has not relied on any such representation or warranty from the Investor or any of its Subsidiaries or Affiliates or any other Person on behalf of the Investor in determining to enter into this Agreement. Without limiting the foregoing, the Company acknowledges that (a) none of the Investor or any of their respective Affiliates or Subsidiaries or any other Person on behalf of the Investor has made or makes any representation or warranty regarding future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), and the Company has not relied on any such representation or warranty from the Investor or any of its Subsidiaries or Affiliates or any other Person on behalf of the Investor in determining to enter into this Agreement and (b) the Company shall not have any claim against the Investor resulting from any such information provided or made available to the Company or any of its Representatives, and any such claim is hereby expressly waived.

Annex D-31

Article V.
Conditions to Closing

Section 5.1. Conditions of Each Party’s Obligations. The respective obligations of each Party to consummate the Closing are subject to the satisfaction or valid waiver by each Party of the conditions that, on the Closing Date:

(a) no suspension of trading in the Common Stock by the SEC or NYSE shall be in effect;

(b) no applicable Governmental Authority shall have issued, enacted, entered, promulgated or enforced any Law (that is final, non-appealable and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions;

(c) (i) the Acquisition Closing shall be consummated substantially simultaneously with the Closing on the terms and conditions contemplated by the Acquisition Agreement and (ii) the Debt Financing (or any Substitute Financing) shall have been consummated or shall be consummated substantially simultaneously with the Closing in an amount sufficient (together with the net proceeds the Company shall have obtained from the Supplemental Equity Financing, the aggregate Purchase Price payable under the Subscription and cash on hand) for the Company to consummate the Acquisition Closing;

(d) the Required Vote shall have been obtained and shall be in full force and effect and the Amended Certificate of Incorporation shall have been filed with, and accepted by, the Delaware Secretary of State; and

(e) all applicable waiting periods (and any extensions thereof) applicable to the consummation of the Subscription under the HSR Act shall have expired or been terminated.

Section 5.2. Conditions of the Company’s Obligations. The obligations of the Company to consummate the Closing are also subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(a) the representations and warranties set forth in Article III shall be true and correct in all respects as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on such date (disregarding all qualifications as to “materiality,” “Investor Material Adverse Effect” or similar qualifications), except where the failure of such representations and warranties to be true and correct as of such date, would not, individually or in the aggregate, have or reasonably be expected to have an Investor Material Adverse Effect; and

(b) the Investor shall have performed, satisfied and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to Closing.

Section 5.3. Conditions of the Investor’s Obligations. The obligations of the Investor to consummate the Closing are also subject to the satisfaction or valid waiver by the Investor of the additional conditions that, on the Closing Date:

(a) (i) the Company Fundamental Representations shall be true and correct in all material respects (or, with respect to the representations and warranties made in Section 4.6(a) (Capitalization), in all respects other than de minimis inaccuracies) as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on such date; (ii) the representation and warranty set forth in Section 4.9(a) (Absence of Changes) shall be true and correct in all respects as of the Closing Date with the same force and effect as though made on such date; and (iii) the representations and warranties set forth in Article IV (other than the Company Fundamental Representations and the representation and warranty set forth in Section 4.9(a) (Absence of Changes)) shall be true and correct in all respects as of the Closing Date (except for such representations and warranties expressly made as of a specified date, in which case, as of such date) with the same force and effect as though made on such date (disregarding, except for Section 4.7(a)(ii) and Section 4.7(b)(iii) (SEC Reports and Financial Statements) and Section 4.8 (Undisclosed Liabilities), all qualifications as to “materiality,” “Company Material Adverse Effect” or similar qualifications), except where the failure of such representations and warranties to be true and correct as of such date, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

Annex D-32

(b) the Company shall have performed, satisfied and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to Closing (other than the covenants set forth in Section 6.1(a)(v), (viii), and Section 6.1(b), which (x) shall be performed, satisfied and complied with in all respects and (y) shall be deemed performed, satisfied and complied with in all respects so long as the condition to Closing set forth in Section 5.3(f) is satisfied);

(c) effective as of the Acquisition Closing, the Board (i) shall have been reconstituted to include the chief executive officer of the Company and the directors designated in writing to the Company by the Investor, Blackstone (as defined in the Stockholders’ Agreement), ECP (as defined in the Stockholders’ Agreement) and the Sponsor (as defined in the Stockholders’ Agreement) (in each case, to the extent such Person is so permitted to designate directors in accordance with the Stockholders’ Agreement), in each case, no less than ten (10) Business Days prior to the Closing Date and (ii) shall have (A) disbanded the Nominating Committee and (B) appointed the Investor, Blackstone and ECP designated directors to the applicable committees of the Board that are designated by the Investor, Blackstone and ECP (in each case, to the extent such Person is so permitted to appoint committee members in accordance with the Stockholders’ Agreement) in writing to the Company no less than ten (10) Business Days prior to the Closing Date (clauses (i) and (ii) together, the “Closing Board Actions”);

(d) the Shares shall have been approved for listing on NYSE, subject only to official notice of issuance thereof;

(e) the Company shall have delivered to the Investor (i) the consolidated balance sheet as of December 31, 2020 for the CTOS Group, and the related consolidated statements of operations, partners’ equity and cash flows for the fiscal year then-ended; and (ii) the consolidated balance sheet as of December 31, 2020 for the Company and its Subsidiaries, and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year then-ended, in each of cases (i) and (ii) including the notes thereto and the auditors reports thereon with an unqualified opinion without an explanatory paragraph;

(f) the Company shall not have Closing Net Debt in excess of $773,000,000; and

(g) no Changes shall have occurred or arisen since the date hereof that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Article VI.
Covenants

Section 6.1. Conduct of the Business.

(a) Except (x) as expressly contemplated by this Agreement (including as set forth in Section 6.1 of the Company Disclosure Schedules), (y) as consented to in writing by the Investor (such consent, in the case of Section 6.1(a)(i), (iii), (iv), (vi), (vii), and, to the extent related to the foregoing, (ix) and Section 1.7(k), 1.7(o), 1.7(p) and 1.7(q) (but only with respect to principal outside counsel) of the Stockholders’ Agreement in the form attached as Exhibit A, not to be unreasonably withheld, conditioned or delayed), or (z) as required by applicable Law, from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, as applicable (the “Interim Period”), the Company shall, and shall cause each other Group Company to, (A) conduct its business in the Ordinary Course and use reasonable best efforts to preserve intact its business organization, maintain its assets and properties in the Ordinary Course, use reasonable best efforts to keep available the services of its executive officers and use reasonable best efforts to maintain goodwill and satisfactory relationships with suppliers, clients and others having business relationships with it, (B) not take, any of the actions set forth in Section 1.7 of the Stockholders’ Agreement in the form attached as Exhibit A, not giving effect to the exceptions set forth in Sections 1.7(g)(i) and (ii) and 1.7(n)(ii) thereof, and (C) not take any of the following actions:

(i) (A) amend, modify or otherwise supplement in any material respect any Contract disclosed in Section 4.12 of the Company Disclosure Schedules, (B) terminate or initiate the termination of any Contract disclosed in Section 4.12 of the Company Disclosure Schedules (other than any

Annex D-33

expiration thereof in accordance with its terms) or (C) enter into any Contract that, if in existence on the date of this Agreement, would have been required to be disclosed in Section 4.12 of the Company Disclosure Schedules, except, in each case, in the Ordinary Course;

(ii) settle or compromise any Proceeding that (A) requires payment to or by the Group Companies in excess of $1,000,000 in the aggregate or (B) imposes material restrictions on the Group Companies’ businesses;

(iii) cancel, surrender, allow to expire or fail to renew any material Permit;

(iv) amend or fail to maintain in full force and effect any policy of insurance covering any Group Company as of the date hereof;

(v) make or authorize any capital expenditures other than capital expenditures in accordance with scheduled capital expenditure commitments of the Group Companies set forth in Section 6.1(a)(v) of the Company Disclosure Schedules;

(vi) make any material changes to any Group Company’s current policies with respect to the extension of customer credit, accounts payable, accounts receivable, or sales or acquisitions of inventory or rental fleet;

(vii) sell, assign, transfer, abandon, encumber, license or sublicense, modify, grant rights to, dispose of or terminate, fail to renew or allow to lapse any Owned Intellectual Property except (A) for non-exclusive licenses in the Ordinary Course or (B) if such action is not material to the Group Companies, taken as a whole;

(viii) commit to or undertake remounts or major repairs of Rental Fleet in an amount in excess of (A) $2,000,000 in the aggregate with respect to the period beginning on the date hereof and ending on April 30, 2021, and (B) an additional $1,000,000 with respect to the period thereafter; or

(ix) authorize, commit to or agree to take any of the foregoing actions.

(b) During the Interim Period, the Company will use reasonable best efforts to limit the aggregate Indebtedness (net of cash and cash equivalents) of the Group Companies in order to cause the condition to Closing set forth in Section 5.3(f) to be satisfied on the Closing Date.

(c) Nothing in this Agreement shall be construed to give the Investor or any of its Affiliates, directly or directly, any right to control or direct the business or operations of the Group Companies or any of their Affiliates prior to the Closing. Prior to the Closing, the Group Companies shall continue to exercise, subject to the terms and conditions of this Agreement, complete and exclusive control and supervision of business and operations of the Group Companies and their other businesses and operations.

Section 6.2. Board. At or prior to the Closing Date, the Company will take all actions necessary (including without limitation using its reasonable best efforts to cause the resignation of the current members of the Company’s (and its Subsidiaries’) boards of directors (and committees thereof) or, if necessary, to increase the size of such boards of directors) so that, immediately following the Closing the Closing Board Actions shall have been completed (subject to the timely delivery of the director and committee appointments as set forth in Section 5.3(c)).

Section 6.3. Defense of Litigation. The Company shall control, and shall give the Investor the opportunity to participate in, and, in any event, consult with the Investor and keep the Investor reasonably informed with respect to, any material developments regarding, the defense of any Proceeding brought by stockholders of the Company against the Company or its directors or officers arising out of or relating to the Contemplated Transactions; provided, however, that the Company shall not settle any such Proceeding without the prior written consent of the Investor (which consent shall not be unreasonably withheld, conditioned or delayed if (x) such settlement solely involves monetary payments by the Company of $3,000,000 or less in the aggregate or (y) the failure to reach a settlement is reasonably likely to result in an injunction or other Order (whether temporary, preliminary, permanent or final) prohibiting the consummation of the Contemplated Transactions).

Annex D-34

Section 6.4. Access. During the Interim Period, the Group Companies shall provide the Investor, its Affiliates and its and their respective Representatives (at the Investor’s sole cost and expense) with reasonable access during normal business hours and upon reasonable advance notice to the properties, personnel, books and records of the Group Companies as may be reasonably requested by the Investor from time to time for a purpose reasonably related to the consummation of the Contemplated Transactions; provided that such access does not unreasonably disrupt the personnel, or unreasonably interfere with the operations, of any Group Company, and the Investor, its Affiliates and its and their respective Representatives shall use commercially reasonable efforts to conduct all communications with personnel and all on-site investigations in an expeditious manner. Notwithstanding anything to the contrary in this Agreement, no Group Company shall be required by this Section 6.4 to provide such access to the extent that it (a) would reasonably be expected to jeopardize any attorney-client, attorney work-product protection or other legal privilege, (b) would reasonably be expected to contravene any applicable Law or Permit of any Group Company, (c) is pertinent to any litigation in which any Group Company, on the one hand, and the Investor or any of its Affiliates, on the other hand, are adverse parties (without limiting any rights of any party to such litigation to discovery in connection therewith), or (d) would involve any environmental investigations (including any subsurface soil and/or groundwater sampling) by or on behalf of the Investor; provided, that, in the event that the restrictions in this sentence apply, the Company shall provide or cause to be provided to the Investor a reasonably detailed description of the information not provided and (in the case of clause (a) or (b)) of this sentence the Company shall cooperate in good faith to design and implement alternative disclosure arrangements to enable the Investor to evaluate any such information without resulting in any forfeiture of attorney-client, attorney work-product protection or other legal privilege or violation of applicable Law or Permit. Any Confidential Information (as defined in the Confidentiality Agreement) provided pursuant to this Section 6.4 shall be subject to the terms and conditions of the Confidentiality Agreement and the Clean Team Agreement; provided, that the Confidentiality Agreement is hereby amended, as of the date of this Agreement, to (i) allow, without the consent of the Company or its Affiliates, the Investor and its Representatives to use and disclose the Confidential Information and information about the Contemplated Transactions in connection with (i) any financing pursued by the Investor in connection with the Contemplated Transactions and (ii) regulatory filings and communications with Governmental Authorities required in connection with the Contemplated Transactions.

Section 6.5. Integration. Neither the Company nor any of its Affiliates shall sell, offer for sale or solicit offers to buy any security that will be integrated with the offer or sale of the Shares hereunder that would require the registration under the Securities Act of the sale of Shares hereunder to the Investor.

Section 6.6. Form D; Blue Sky; Legend.

(a) The Company agrees to timely file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof to the Investor promptly upon the written request of the Investor. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary (if any) in order to obtain an exemption for or to qualify the Shares solely with respect to the sale contemplated by this Agreement to the Investor (and without any obligation on the Company as to any resales) under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification) and shall provide evidence of such actions to the Investor promptly upon the written request of the Investor.

(b) The Investor agrees that all certificates (if any) or other instruments or records representing the Shares will bear or contain a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(c) Upon request of the Investor, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state Laws, the Company shall promptly cause the legend to be removed from, or no longer applied to, any certificate for, or record representing, any Share. The Investor acknowledges that the Shares have

Annex D-35

not been registered under the Securities Act or under any state securities Laws and will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

Section 6.7. No Solicitation; Change of Recommendation.

(a) The Group Companies shall, and shall cause their controlled Affiliates and their respective Representatives to, (i) immediately cease and cause to be terminated any existing activities, including solicitations, discussions or negotiations with, any Person (other than the Investor, CTOS, Blackstone and their respective Representatives and Affiliates) conducted prior to or on the date hereof (including access to any physical or electronic data rooms), with respect to any Acquisition Proposal (other than the Contemplated Transactions) and (ii) promptly send “return or destroy” letters to all Persons (other than the Investor, CTOS, Blackstone and their respective Representatives and Affiliates) to whom any Group Company disclosed confidential information prior to the date hereof with respect to any Acquisition Proposal (other than the Contemplated Transactions).

(b) During the Interim Period, the Group Companies shall not, and shall cause their controlled Affiliates and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly take any action to facilitate or encourage any inquiries or the making of any indication of interest, proposal or offer that constitutes, or is reasonably likely to result in the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with any Person or group of Persons regarding an Acquisition Proposal (except to provide notice of the existence of the restrictions in this Section 6.7), (iii) furnish to any Person any non-public information with respect to the Group Companies, their assets or business (including by way of access to any data room), or afford access to the assets, business, properties, books or records of the Group Companies to any Person for the purpose of such Person using such information to evaluate a proposal for an Acquisition Proposal, or (iv) enter into any agreement with respect to any Acquisition Proposal.

(c) Notwithstanding anything to the contrary contained in this Agreement, if, at any time following the execution and delivery hereof by the Company and prior to the Company obtaining the Required Vote, (i) the Company has received a bona fide written Acquisition Proposal that did not result from a breach of Section 6.7(a) or Section 6.7(b) and (ii) the Board (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal and that failure to take the actions described in the subsequent clauses (A) or (B) would reasonably be expected to result in a breach of the fiduciary duties of the Board to the stockholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Group Companies to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal; provided, however, that the Group Companies will not, and will cause their controlled Affiliates and their respective Representatives not to, directly or indirectly, disclose any non-public information regarding the Group Companies to such Person without the Company first entering into an Acceptable Confidentiality Agreement with such Person. The Company will promptly (and in any event within 24 hours) advise the Investor of the receipt of any Acquisition Proposal (or any inquiry with respect thereto) after the date hereof, which notice will include: the identity of the Person or Persons making or inquiring about such Acquisition Proposal, an unredacted copy of such Acquisition Proposal if made in writing (or a written summary of the material terms of such Acquisition Proposal if not made in writing), any relevant proposed transaction agreements, a copy of any financing commitments (including redacted fee letters), and, substantially concurrently with the delivery thereof to the Person (or its Representatives) making the Acquisition Proposal, any information concerning the Group Companies or their businesses, assets or properties provided or made available to such other Person (or its Representatives) by the Company after receipt by the Company of the Acquisition Proposal that was not previously provided in full or made available to the Investor (such information and documentation, the “Acquisition Proposal Information”). Following the date hereof, the Company shall keep the Investor reasonably informed on a prompt basis of any material change in the terms and conditions of any such Acquisition Proposal, and no Group Company shall enter into any Contract that would prohibit them from providing the Acquisition Proposal Information to the Investor or its Representatives.

(d) Except as set forth in Section 6.7(e), Section 6.7(f) or Section 6.7(g), neither the Board nor any committee thereof shall, (i) adopt, authorize or approve any Acquisition Proposal, (ii) recommend or otherwise declare advisable (or publicly propose to recommend) any Acquisition Proposal, (iii) withhold,

Annex D-36

withdraw, modify, qualify or amend, in a manner adverse to the Investor, the Company Recommendation (or publicly propose to take any of the foregoing actions), (iv) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after the Investor so requests in writing if an Acquisition Proposal is pending, (v) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the shareholders of the Company within ten (10) Business Days (including, for these purposes, by disclosing that it is taking no position with respect to acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) or (vi) make any public announcement inconsistent with the Company Recommendation (any action set forth in the foregoing clauses (i) through (vi), a “Change of Recommendation”), (vii) allow or authorize any Group Company to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), (viii) make the provisions of any antitakeover or similar statute or regulation inapplicable to any transactions contemplated by an Acquisition Proposal or (ix) publicly propose to do any of the foregoing.

(e) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Vote, the Board (or any committee thereof) may make a Change of Recommendation of the types described in Section 6.7(d)(ii) through (vi) if and only if:

(i) (A) a bona fide written Acquisition Proposal that did not result from a breach of Section 6.7(a) or Section 6.7(b) is made to the Company by a third Person and (B) the Board (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board to the stockholders of the Company under applicable Law;

(ii) the Company provides the Investor prior written notice of the Company’s intention to make a Change of Recommendation at least five (5) days prior to making such Change of Recommendation (such time period, the “Match Period” and such notice, a “Notice of Change of Recommendation”), which notice shall identify the Person making such Superior Proposal and include an unredacted draft of the definitive agreement to effect such Superior Proposal and any financing documents (including redacted fee letters) relating thereto and shall identify the terms and conditions of such Acquisition Proposal that are the basis of the proposed action by the Board and specify the reasons therefor;

(iii) if requested by the Investor, the Company has negotiated in good faith, and directed any applicable Company Representatives to negotiate in good faith, with the Investor during the Match Period with respect to any changes to the terms of this Agreement proposed by the Investor in a written offer; and

(iv) taking into account any changes to the terms of this Agreement agreed to by the Investor in a written offer to the Company pursuant to clause (iii) above, the Board (or any committee thereof) has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (A) such Acquisition Proposal would continue to constitute a Superior Proposal if such changes agreed to in writing by the Investor were to be given effect, and (B) failure to accept the Acquisition Proposal would reasonably be expected to result in a breach of the fiduciary duties of the Board to the stockholders of the Company under applicable Law; provided, that any amendment to the amount or form of consideration contemplated by such Acquisition Proposal or any other material amendment to the terms of such Acquisition Proposal (whether or not in response to any changes proposed by the Investor pursuant to clause (iii) above) shall require a new Notice of Change of Recommendation and an additional five (5) Business Day period from the date of such notice during which the terms of clauses (ii) and (iii) above and this clause (iv) shall apply mutatis mutandis.

(f) Other than in connection with an Acquisition Proposal (which shall be subject to Section 6.7(e) and shall not be subject to this Section 6.7(f)), nothing in this Agreement shall prohibit or restrict the Board (or any committee thereof) from withholding, modifying or amending, in a manner adverse to the Investor, the Company Recommendation of the types described in Section 6.7(d)(ii) through (vi) if there is an

Annex D-37

Intervening Event, as a result of which, the Board (or any committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure of the Board (or any committee thereof) to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board to the stockholders of the Company under applicable Law; provided, that:

(i) the Company shall give Investor at least five (5) Business Days advance written notice of its intention to take such action (such notice, an “Intervening Event Notice”), which notice shall include a reasonably detailed summary of the relevant Intervening Event;

(ii) the Company shall give the Investor at least five (5) Business Days following receipt by the Investor of such Intervening Event Notice to propose revisions to the terms of this Agreement (or make another proposal) and shall, and shall have directed the applicable Company Representatives to, negotiate in good faith with the Investor with respect to such proposed revisions or other proposal, if any, during such five (5) Business Day period; and

(iii) following the end of such five (5) Business Day period, the Board (or any committee thereof) determines in good faith, after taking into account any changes to the terms of this Agreement offered by the Investor in a written offer to the Company pursuant to clause (ii) above and in consultation with the Company’s outside legal counsel and financial advisors, that the failure of the Board (or any committee thereof) to effect a Change of Recommendation would reasonably be expected to result in a breach of the fiduciary duties of the Board to the stockholders of the Company under applicable Law.

(g) Nothing contained in this Section 6.7 shall prohibit the Board (or any committee thereof) from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Board (or any committee thereof) determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would reasonably be expected to result in a breach of the fiduciary duties of the Board to the stockholders of the Company under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Board (or any committee thereof) of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Recommendation); provided, however, that the Board may not make a Change of Company Recommendation unless permitted to do so by Section 6.7(e) or Section 6.7(f).

Section 6.8. Press Releases and Communications. Prior to the consummation of the Acquisition Closing, no press release or other public announcement or other disclosure related to this Agreement or the other Transaction Documents or the Contemplated Transactions shall be issued by the Investor without the prior written consent of the Company, or by the Company without the prior written consent of the Investor, unless required by applicable Law, any Governmental Authority or any rule or other requirement of any applicable securities exchange (in each case, on the advice of outside counsel), in which case the non-disclosing Party shall have the right to review such press release, public announcement or other disclosure prior to its issuance; provided that the foregoing shall not restrict any Party from disclosing any information regarding the Contemplated Transactions (a) by the Company in connection with an Acquisition Proposal or Change of Recommendation, (b) to any of its direct and indirect equity holders (including fund limited partners), Affiliates and its and their respective Representatives and financing sources, (c) for purposes of compliance with its or its Affiliates’ respective financial or tax reporting obligations, (d) in connection with its or its Affiliates’ fundraising or marketing activities or (e) as may be required to enforce the terms of this Agreement.

Section 6.9. Affiliate Agreements. The Company shall cause the Existing Registration Rights Agreement and the Existing Stockholders’ Agreement to be terminated or amended and restated in connection with the Contemplated Transactions, in each case, without any further force or effect following the Closing such that the Group Companies do not have any further Liability in respect thereof following the Closing.

Section 6.10. Efforts to Close; Consents. On the terms and subject to the conditions of this Agreement and applicable Law, each Party shall (and shall cause its respective Affiliates to) use its reasonable best efforts to take (or cause to be taken) all actions necessary to consummate, as soon as practicable following the date of this Agreement, the Contemplated Transactions and cause each of the conditions within its control set forth in Article V to be satisfied. Each Party shall (and shall cause its respective Affiliates to) use its reasonable best efforts to obtain or make, and reasonably cooperate with the other Party in obtaining or making, all Consents from or with any Person (other than

Annex D-38

any Governmental Authority) necessary to consummate, as soon as practicable following the date of this Agreement (but no later than the Termination Date), the Contemplated Transactions; provided that, in no event shall any Party, any of its Affiliates, or any of its or their Representatives be required, in connection with obtaining any Consent to the Contemplated Transactions, to make any payment, or assume any Liability or grant any other accommodation (financial or otherwise) (except, with respect to the Group Companies and their Affiliates to the extent required to be paid, assumed or granted by the terms of an existing Company Contract). Notwithstanding anything to the contrary in this Agreement, without the Investor’s prior written consent, no Group Company shall make any payments or otherwise pay any consideration to any third party, or agree to modify the terms of any Company Contract, waive any right or grant any concession in each case to obtain any Consent (including from a Governmental Authority).

Section 6.11. Regulatory Approvals.

(a) Each Party shall (and shall cause its respective Affiliates to) prepare and submit to the applicable Governmental Authority, as soon as practicable following the date of this Agreement (but no later than ten Business Days thereafter for any filings under the HSR Act), all filings that may be required to be made with any Governmental Authority under applicable Laws in connection with consummation of the Contemplated Transactions. The Parties shall (and shall cause their respective Affiliates to) (i) request expedited treatment of any such filings (including early termination of any applicable waiting periods under the HSR Act), if available, (ii) use reasonable best efforts to promptly make any subsequent amended or supplemental filings or other submissions to and (iii) use reasonable best efforts to respond promptly and completely to requests for information and documents and other inquiries from, all Governmental Authorities, and cooperate with one another in the preparation and review of such filings and other submissions, in each case, in such manner as is necessary and advisable to consummate, as soon as practicable following the date of this Agreement, the Contemplated Transactions. The Investor shall not knowingly (and shall cause its Affiliates to not knowingly) acquire (or agree to acquire) any business that the Investor in good faith reasonably believes would prevent or materially delay the receipt of any Consent required to be obtained from any Governmental Authority under the HSR Act or any other Antitrust Law in connection with the Contemplated Transactions. Notwithstanding anything to the contrary in this Agreement, (x) in no event shall the Investor or any of its Affiliates be required to become subject to, consent to or agree to (or cause or permit any of its Affiliates or any other Person to become subject to, consent to or agree to) or otherwise take any action with respect to (or cause or permit any of its Affiliates to take any action with respect to), and in no event shall any Group Company or any of its Affiliates or its or their respective Representatives offer to or agree to (i) any requirement, condition, understanding, agreement or order to sell, hold separate (through establishment of a trust or otherwise), license, divest itself or otherwise dispose of or otherwise limit the use of any of the equity interests, assets, categories of assets or businesses or other segments of any of the Group Companies or their businesses, or the Investor or any of its Affiliates, (ii) any change in its or their business or any other restriction or condition with respect thereto, (iii) the exercise of any voting rights regarding its, their or any other Person’s equity interests in any manner, or (iv) otherwise take any steps to avoid or eliminate any impediment under any Law, that may be asserted, required or requested by a Governmental Authority, and (y) the Company shall, and shall cause each Group Company to, use its best efforts to take any and all actions necessary to obtain any Consents required under or in connection with Antitrust Laws, provided that it shall not be permitted (without the Investor’s prior written consent) to make or agree to make any material payment or accept any material conditions or obligations, including amendments to existing conditions and obligations, in connection therewith.

(b) Subject to any applicable confidentiality restrictions and applicable Law, each Party shall notify the other Party promptly upon the receipt by such Party or its Affiliates of (i) any comments or questions from any Representative of any Governmental Authority in connection with any filings or other submissions made pursuant to this Section 6.11, or otherwise, in connection with Antitrust Laws with respect to the Contemplated Transactions and (ii) any request by any Representative of any Governmental Authority for any amendments or supplements to any filings or other submissions made pursuant to this Section 6.11 or documents or other information relating to an investigation of the Contemplated Transactions by any Governmental Authority under any Antitrust Law. Whenever any change in facts or circumstances relating to any Party or any of its businesses or assets occurs that is required to be set forth in any amendment or supplement to any filing or other submission made pursuant to this Section 6.11, such Party shall promptly inform the other Party of such occurrence and cooperate in promptly filing or otherwise submitting such amendment, supplement or other submission to the applicable Governmental Authority. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its counsel), upon reasonable request and subject to appropriate confidentiality protections,

Annex D-39

copies of all material correspondence between such Party and any Governmental Authority or any Representative thereof in connection with any Antitrust Laws and relating to the Contemplated Transactions. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 6.11 as “outside counsel only”, and such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to other Representatives of the recipient without the prior written consent of the Party providing such materials or information. In addition, unless prohibited by applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable, no Party or its Affiliates shall participate in or attend any meeting, or engage in any material substantive in person or telephone conversations with, any Governmental Authority or any Representative thereof regarding the application of Antitrust Laws to the Contemplated Transactions without consulting with the other Party in advance, considering in good faith the views of such other Party, and providing such other Party with the opportunity to attend and participate with reasonable advance notice. Subject to applicable Law and to the extent reasonably practicable, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the application of Antitrust Laws to the Contemplated Transactions by or on behalf of any Party. The Company shall use reasonable efforts to provide the Investor with copies of all documents and material correspondence (or, in case of material oral correspondence, a written summary thereof) it receives from CTOS or CTOS’ Representatives in connection with any Antitrust Laws and relating to the Contemplated Transactions.

(c) Notwithstanding the foregoing, nothing in this Section 6.11 shall require a Party to share with the other Party any information that (i) does not relate to the Group Companies, (ii) reveals such Party’s valuation or negotiating strategy with respect to the Contemplated Transactions or (iii) is otherwise confidential or proprietary information of such Party or any of its Affiliates.

(d) The Investor and the Company shall each be responsible for the payment of fifty percent (50%) of any filing fees required under the HSR Act in connection with the consummation of the Contemplated Transactions. Each Party and its Affiliates shall be responsible for its and its Affiliates’ own fees, costs and expenses incurred in respect of responding to requests for information recovered from any Governmental Authority in respect of the filings contemplated by this Section 6.11 or cooperating or defending an Proceeding described in this Section 6.11.

Section 6.12. Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file a preliminary Proxy Statement with the SEC, which shall, subject to Section 6.7, include the Company Recommendation. The Investor shall cooperate with the Company in the preparation of the Proxy Statement, and shall furnish all information concerning the Investor or its Affiliates as the Company may reasonably request in the connection with the preparation and clearance of the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. Prior to filing or mailing the Proxy Statement or any related documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide the Investor with a reasonable opportunity to review and comment on such document or response and shall consider in good faith any comments on such document or response proposed by the Investor and, in any event, the Company agrees that all information relating to the Investor or any of its Affiliates included in the Proxy Statement, such amendments, supplements or responses shall be in form and content reasonably satisfactory to the Investor. The Company shall notify the Investor promptly (and, in any event, within 24 hours) of the receipt of any comments to the Proxy Statement from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will promptly (and, in any event, within 24 hours) supply the Investor with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the Contemplated Transactions. All filings by the Company with the SEC in connection with the Stockholders Meeting, and all mailings by the Company to the Company’s stockholders (in addition to the Proxy Statement) in connection therewith shall be subject to the same review and comment procedures as set forth in the foregoing sentences of this Section 6.12.

(b) If, at any time prior to the Stockholders Meeting, any information relating to the Company or the Investor or any of their respective Affiliates is discovered by the Company or the Investor that should

Annex D-40

be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information with respect to itself shall as promptly as practicable notify the other Party thereof. Following such notification, to the extent required by applicable Law, the Company shall file with the SEC an appropriate amendment or supplement describing such information as promptly as reasonably practicable after the Investor has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, the Company shall disseminate such amendment or supplement to the shareholders of the Company.

(c) The Company shall, as promptly as reasonably practicable after the execution of this Agreement (but in no event later than 35 calendar days after the date the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders), duly call, give notice of, convene and hold a meeting of the Company’s stockholders (the “Stockholders Meeting”) for the purpose of seeking the Required Vote (including with respect to the issuance of the Shares, the Supplemental Equity Financing, the Amended Certificate of Incorporation and such other amendments to the Certificate of Incorporation as may be necessary or appropriate to give effect to any of the Contemplated Transactions, and any other action that may be required with respect to any of the Contemplated Transactions). Subject to Section 6.7, the Board shall recommend that the Company’s shareholders approve such matters reflected in the prior sentence (the “Company Recommendation”), and the Company shall, unless there has been a Change of Recommendation permitted by this Agreement, use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Amended Certificate of Incorporation and the Contemplated Transactions and such other matters. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, such matters shall be submitted to the stockholders of the Company for approval at the Stockholders Meeting whether or not (x) the Board shall have effected a Change of Recommendation or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives.

(d) Notwithstanding any provision of this Agreement to the contrary, the Company shall not adjourn, recess or postpone the Stockholders Meeting or change the record date thereof except to the extent that the Company, acting in good faith after consulting with its outside legal counsel, determines that (i) such adjournment, recess or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Stockholders Meeting, (ii) as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Required Vote at the Stockholders Meeting or (iii) such adjournment, recess or postponement is required by applicable Law; provided, that in the case of any postponement or adjournment (A) under clause (ii) above, the date of the Stockholders Meeting shall not be postponed or adjourned by more than an aggregate of ten (10) Business Days or (B) clause (iii) above, the date of the Stockholders Meeting shall not be postponed or adjourned by more than an aggregate of ten (10) Business Days or such other amount of time reasonably agreed by the Company and the Investor to be necessary to comply with applicable Law.

Section 6.13. Acquisition Agreement. The Company shall not permit any amendment or modification to be made to, grant any waiver (in whole or in part) with respect to, or provide consent to (including consent to termination), any provision or remedy under the Acquisition Agreement or any document delivered or required to be delivered pursuant thereto (collectively the “Acquisition Documents”) unless approved in writing by the Investor (such approval not to unreasonably withheld, conditioned or delayed, it being understood and agreed that the Investor shall not be deemed to act unreasonably in withholding, conditioning or delaying its consent if such amendment, modification, waiver or consent is, or would be, adverse to the Investor or its Affiliates). The Company shall use its reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the Acquisition Documents, request to be taken by such counterparties, all actions and use its reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Acquisition Documents on the terms and conditions described therein, including: (a) satisfying in all material respects on a timely basis all covenants applicable to the Company in the Acquisition Documents and otherwise comply with its obligations thereunder (including with respect to the Debt Commitment Letters), (b) in the event that all conditions in the Acquisition Documents (other than conditions that by

Annex D-41

their nature are to be satisfied at the Acquisition Closing, provided that such conditions will be satisfied) have been satisfied, consummating the transactions contemplated by the Acquisition Documents substantially concurrently with the Closing, and (c) conferring with the Investor regarding timing of the expected Closing Date. Without limiting the generality of the foregoing, the Company shall give the Investor, prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) (other than breaches or defaults that are, individually and in the aggregate, de minimis) by any party to the Acquisition Documents actually known to the Company; and (ii) of the receipt of any written notice or other written communication from any party to the Acquisition Documents with respect to any actual, potential, threatened or claimed breach, default, termination or repudiation by any party to the Acquisition Documents or any provision of the Acquisition Documents (other than breaches, defaults, terminations or repudiations that are, individually and in the aggregate, de minimis). The Company shall keep the Investor reasonably informed of material developments in its efforts to arrange the Debt Financing.

Section 6.14. Supplemental Equity Financing.

(a) Promptly following the date of this Agreement, the Parties shall meet in order to determine the type of Supplemental Equity Financing that the Company shall pursue and the terms thereof, which terms shall be approved by both Parties (such approval not to be unreasonably withheld, conditioned or delayed). Promptly following such agreement, the Company shall prepare the materials to be provided to the investors in the Supplemental Equity Financing (and, in case of a Rights Offering or registered public offering, shall prepare and file with the SEC a registration statement on Form S-3 and any necessary amendments thereto (the “Registration Statement”), which, in the case of the Rights Offering shall contain a plan of distribution reasonably satisfactory to the Investor, and shall use its reasonable best efforts to have the Registration Statement cleared by the SEC as promptly as practicable after such filing). The Investor shall furnish all information concerning the Investor or its Affiliates as the Company may reasonably request in the connection with the preparation of such materials. Prior to the furnishing of such materials to investors or Governmental Authorities (including the SEC), the Company shall provide the Investor with a reasonable opportunity to review and comment on such materials and shall consider in good faith any comments on such materials proposed by the Investor and, in any event, the Company agrees that all information relating to the Investor or any of its Affiliates included in such materials shall be in form and content reasonably satisfactory to the Investor. With respect to the Parties’ cooperation in regard of the Registration Statement and the prospectus contained therein, the provisions of Section 6.12(a) and (b) shall apply mutatis mutandis. The Company shall (i) keep the Investor reasonably informed of material developments in its efforts to arrange the Supplemental Equity Financing and (ii) not, without the prior written consent of the Investor, (y) enter into, or modify the terms of, any agreement with an investor in the Supplemental Equity Financing, or (y) modify the terms of the Supplemental Equity Financing.

(b) The Company shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, customary or advisable to consummate the Supplemental Equity Financing substantially concurrently with the Closing.

Section 6.15. Financing Cooperation of the Parties. Prior to the Closing the Investor shall, and shall cause its Representatives to, provide such cooperation as reasonably requested by the Company from time to time in connection with the arrangement, marketing or closing of the Debt Financing and the Supplemental Equity Financing, or any public offering of Common Stock or high yield financing. In furtherance and not in limitation of the foregoing sentence, the Company shall (i) make available to the Investor any material information and documents that the Company receives from CTOS or CTOS’ Representatives pursuant to Section 7.14 of the Acquisition Agreement, (ii) provide to the Investor material information, documents, cooperation and support with respect to the Company and its Subsidiaries to the same extent and in the same manner that the Company is entitled thereto under Section 7.14 of the Acquisition Agreement with respect to the CTOS Group and (iii) otherwise reasonably cooperate in the Investor’s efforts to support the Company in obtaining the Debt Financing and the Supplemental Equity Financing.

Section 6.16. D&O Indemnification.

(a) From and after the Effective Time, the Company shall indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) the Company’s organizational documents in effect as of the date of this Agreement and (iii) any Contract of a Group Company in effect as of the date of this Agreement, each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively,

Annex D-42

the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, including in connection with this Agreement or the Contemplated Transactions.

(b) The Company agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Closing (including in connection with this Agreement or the Contemplated Transactions) now existing in favor of an Indemnitee as provided in its certificate of incorporation, bylaws or other organizational documents shall survive the Closing and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Closing Date, the Company shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the organizational documents of the Company or any of its Subsidiaries in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Closing were current or former directors or officers of the Company or any of its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c) For six (6) years from and after the Effective Time, the Company shall maintain for the benefit of the Indemnitees, a D&O insurance policy that provides coverage for events occurring prior to the Closing Date (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Company shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement (it being understood and agreed that, in the event that the requisite coverage is not available for an annual premium less than or equal to 300% of such last annual premium, the Company shall nevertheless be obligated to provide such coverage as may be obtained for 300% of such last annual premium). The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” policies have been obtained prior to the Closing, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Closing, including in respect of the Contemplated Transactions.

(d) In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, the Company shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 6.16.

(e) The provisions of this Section 6.16 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company’s or any of its Subsidiaries’ organizational documents in effect as of the date of this Agreement or in any Contract of the Company or any of its Subsidiaries in effect as of the date of this Agreement. The obligations of the Company under this Section 6.16 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.16 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 6.16 applies shall be third party beneficiaries of this Section 6.16).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.16 is not prior to or in substitution for any such claims under such policies.

Annex D-43

Article VII.
Miscellaneous Provisions

Section 7.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Company (with the prior written consent of the Sellers’ Representative, unless the Company or the Investor could terminate pursuant to Section 7.1(b) or the Company could terminate pursuant to Section 7.1(d)) and the Investor;

(b) by either the Company or the Investor by written notice to the other:

(i) upon the termination of the Acquisition Agreement in accordance with its terms prior to the Closing;

(ii) if the Closing has not occurred on or before June 30, 2021 (the “Termination Date”);

(iii) if the approval of the Company’s stockholders shall not have been obtained by reason of the failure to obtain the Required Vote at the Stockholders Meeting duly convened therefor or any adjournment or postponement thereof; provided, however, that the Company cannot terminate pursuant to this clause (iii) prior to the expiration of one (1) hour after the Company’s delivery of such voting results to the Investor; or

(iv) if any Law or final and non-appealable order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed applicable to the Contemplated Transactions by any Governmental Authority of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Closing;

(c) by the Investor by written notice to the Company, if prior to the Closing Date there shall have been a breach of any of the Company’s representations, warranties, covenants or agreements, which breach would result in the failure to satisfy any of the conditions set forth in Section 5.1 or Section 5.3, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Company; provided, however, that the Investor shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the Investor has breached any of its representations, warranties, covenants or agreements, in any case, such that a condition contained in Section 5.1 or Section 5.2 would not have been satisfied;

(d) by the Company by written notice to the Investor, if prior to the Closing Date there shall have been a breach of any of the Investor’s representations, warranties, covenants or agreements, which breach would result in the failure to satisfy any of the conditions set forth in Section 5.1 or Section 5.2, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Investor; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the Company has breached any of its representations, warranties, covenants or agreements, in any case, such that a condition contained in Section 5.1 or Section 5.3 would not have been satisfied; or

(e) by the Investor prior to the receipt of the Required Vote by written notice to the Company if the Board has effected a Change of Recommendation and notwithstanding any provision to the contrary in this Agreement, any termination in accordance this Section 7.1(e) shall be effective upon the Investor’s sending of an e-mail to the Company to such effect to the applicable email address set forth in Section 7.4(c).

Section 7.2. Effect of Termination; Termination Fee.

(a) If this Agreement is validly terminated pursuant to Section 7.1, this Agreement shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any Party on account of the non-satisfaction of the conditions set forth in Article V or on account of the termination of this Agreement, each resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of the other Party under this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7.2 and Section 7.4

Annex D-44

as well as, to the extent necessary to give effect thereto, Section 1.1, shall survive any termination of this Agreement. No termination of this Agreement shall affect the obligations of the parties to the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

(b) In the event that this Agreement is terminated (i) by the Investor pursuant to Section 7.1(e) or (ii) by either the Investor or the Company pursuant to Section 7.1(b)(iii) if (A) prior to the Stockholders Meeting a Change of Recommendation shall have occurred as a result of a Superior Proposal and (B) within twelve (12) months after the termination of this Agreement, the Company shall have entered into a definitive agreement with respect to such Superior Proposal, then the Company shall pay to each of (x) the Investor or its designee and (y) the Sellers’ Representative or its designee, within two (2) Business Days following the date of such termination by the Investor or the Company (in the case of the foregoing clause (i)) or within two (2) Business Days following the execution of a definitive agreement with respect to such Superior Proposal (in the case of the foregoing clause (ii)), as applicable, but subject to the last sentence of Section 7.3(c), an amount in cash by wire transfer of immediately available funds, one-half to the account specified by the Investor and one-half to the account specified by the Sellers’ Representative, as applicable, equal to $15,250,000 (the “Termination Fee”).

(c) The Company shall pay to each of the Investor and the Sellers’ Representative its Expenses in an amount not to exceed $1,225,000 (representing an aggregate amount of up to $2,450,000) if this Agreement is terminated pursuant to Section 7.1(b)(iii). Any Expenses due under this Section 7.2(c) shall be paid by wire transfer of immediately available funds to the accounts specified by the Investor and the Sellers’ Representative, as applicable, no later than two (2) Business Days after the Company’s receipt from the Investor or the Sellers’ Representative, as applicable, of an itemized statement identifying such Expenses. Any Expenses paid by the Company to the Investor or the Sellers’ Representative, as applicable, shall be credited against and reduce, on a dollar-for-dollar basis, the amount of any Termination Fee payable to the Investor or the Sellers’ Representative, as applicable, pursuant to Section 7.1(b)(ii).

(d) Each of the Company and the Investor acknowledges that (i) the agreements contained in Section 7.2(b), Section 7.2(c) and this Section 7.2(d) are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, the Company and the Investor would not enter into this Agreement. In no event shall the Company be required to pay to the Investor more than one Termination Fee or more than its portion of the Termination Fee, in each case, pursuant to Section 7.2(b). In the event that the Investor receives full payment of its portion of the Termination Fee pursuant to Section 7.2(b) following a valid termination of this Agreement in accordance with Section 7.1, the receipt of such portion of the Termination Fee shall be the sole and exclusive remedy against the Company and its Representatives for any and all loss, damage or other liability suffered or incurred by the Investor or its Representatives in connection with this Agreement (and the termination hereof) and the Contemplated Transactions (and the abandonment thereof) or any matter forming the basis for such termination, whether such losses, damages or liabilities are based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person or otherwise. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.2(d) shall be deemed to affect the Investor’s rights to specific performance under Section 7.3 in order to specifically enforce this Agreement but only until such portion of the Termination Fee has been paid in accordance with this Agreement. If the Company fails to timely pay any amount due pursuant to Section 7.2(b) or Section 7.2(c) and, in order to obtain such payment, the Investor or the Sellers’ Representative, as applicable, commences a lawsuit that results in a judgment against the Company for the amount set forth in Section 7.2(b) or Section 7.2(c), the Company shall pay to the Investor or the Sellers’ Representative, as applicable, interest on such amount at the prime rate of J.P. Morgan, N.A. in effect on the date such payment was required to be made.

Section 7.3. Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached, and further agree that monetary damages would be an inadequate remedy therefor. Accordingly, each Party agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that, in the event of any non-performance or other breach or threatened breach by the Investor, on the one hand, or the

Annex D-45

Company, on the other hand, of any of provision of this Agreement, the Company, on the one hand, and the Investor, on the other hand, shall be entitled, prior to the valid termination of this Agreement in accordance with Section 7.1, to seek an injunction, specific performance and other equitable relief, and to enforce specifically the provisions of this Agreement, to prevent such non-performance or other breach or threatened breach of such provisions, in each case, prior to the valid termination of this Agreement pursuant to Section 7.1. Any Party seeking any injunction, specific performance or other equitable relief, or to enforce specifically the provisions of this Agreement, shall not be required to provide any bond or other security in connection with any such injunction, specific performance or other equitable relief or enforcement. In the event that any Proceeding is brought to enforce specifically the provisions of this Agreement in accordance with the terms herein, no Party shall allege, and each Party, on behalf of itself and its Affiliates and its and their respective Representatives, hereby waives the defense, that there is an adequate remedy at law and agrees that it will not oppose the granting of any equitable relief on the basis that (x) a Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. If in the reasonable opinion of the Sellers’ Representative (as defined in the Acquisition Agreement, the “Sellers’ Representative”) the Company fails to enforce its rights under this Agreement to the extent failure to so enforce such rights would reasonably be expected to result in a failure of the conditions to the Acquisition Closing and the Company does not enforce such rights within five (5) days after being notified in writing by the Sellers’ Representative of such purported failure, the Sellers’ Representative shall have the right, as an express third-party beneficiary of this Section 7.3, to enforce such right under this Section 7.3 on behalf of the Company.

Section 7.4. Other Provisions.

(a) Non-Survival of Representations and Warranties. Except with respect to claims for Fraud by a Party in the making of any representation or warranty contained in this Agreement or in any certificate delivered hereunder, the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire at the consummation of the Closing. Except for any covenant or agreement that by its terms contemplates performance after the Closing, except as provided in Section 2.8, none of the covenants and agreements of the Parties contained in this Agreement shall survive the Closing.

(b) Waivers and Amendments.

(i) No failure or delay on the part of the Company, the Investor or the Sellers’ Representative in exercising any of their respective rights, powers or remedies hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company, the Investor or the Sellers’ Representative at Law, in equity or otherwise.

(ii) Any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective only if it is made or given in writing and signed by the Company, the Investor and, until the Acquisition Agreement shall been terminated in accordance with its terms and solely to the extent such amendment, supplement, modification or waiver (x) involves any of Section 7.1(a), Section 7.2(b) through (d), the last sentence of Section 7.3, this Section 7.4(b) or Section 7.4(c), (y) materially impairs the ability of the Company and the Investor to consummate the Contemplated Transactions or (z) is otherwise materially adverse to the Sellers (as defined in the Acquisition Agreement), the Sellers’ Representative.

(c) Notices. All notices and other communications among the Parties, and, if applicable, the Sellers’ Representative shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail

Annex D-46

return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours or, if delivered after normal business hours, the following Business Day (in of this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Company to:

Nesco Holdings, Inc.
6714 Pointe Inverness Way
Suite 220
Fort Wayne, IN
Attn: Josh Boone
Email: josh.boone@nescorentals.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
555 11th Street, N.W., Suite 1000
Washington D.C. 20004
Attn: Paul Sheridan
Bradley Faris
Email:          Paul.Sheridan@lw.com

Bradley.Faris@lw.com

If to the Investor:

PE One Source Holdings, LLC
C/O Platinum Equity Advisors, LLC
360 North Crescent Drive, South Building
Beverly Hills, CA 90210
Attention: John Holland, General Counsel

with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza, 12th floor
New York, NY 10004-1482
Attention:    Ken Lefkowitz
Facsimile:    (212) 299-6557
E-mail:        ken.lefkowitz@hugheshubbard.com

If to the Sellers’ Representative, to its address set forth in the Acquisition Agreement.

or at such other address as the Company, the Investor or the Sellers’ Representative each may specify by written notice to the other. Any Party or the Sellers’ Representative may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 7.4(c).

(d) Cumulative Rights. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties. Other than the Parties and their successors and permitted assigns, no Person is intended to be a beneficiary of this Agreement. No Party may assign its rights under this Agreement without the prior written consent of the other Party; provided that, without the prior consent of the Company, (i) prior to the Closing the Investor may assign all or any portion of its rights hereunder (along with the corresponding obligations) to any Affiliate of the Investor (provided, that no such assignment will relieve the Investor of its obligations under this Agreement) and (ii) after the Closing the Investor may assign all or

Annex D-47

any portion of its rights hereunder (along with the corresponding obligations) to any purchaser or transferee of more than five percent (5.0%) of the Shares (provided, that no such assignment will relieve the Investor of its obligations under this Agreement).

(f) The provisions of this Agreement are intended for the benefit of, and shall be enforceable only by the Parties. Notwithstanding the foregoing, (i) (A) Section 7.1(a), (B) Section 7.2(b) through (d), (C) the ultimate sentence of Section 7.3, (D) Section 7.4(b) and (E) Section 7.4(c), in each case, to the extent applicable to the Sellers’ Representative, shall also be enforceable by the Sellers’ Representative and (ii) the provisions of Section 6.16 shall be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives.

(g) Governing Law; Consent to Jurisdiction and Service of Process. This Agreement and any claim, controversy or dispute arising out of or relating to this Agreement and the transactions contemplated hereby, and/or the interpretation and enforcement of the rights and duties of the Parties hereunder, shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would result in the application of the Laws of any other jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state courts of the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware (and, in each case, any applicable appellate courts therefrom) for purposes of any Proceeding directly or indirectly arising out of or related in any way to this Agreement or the transactions contemplated hereby, and the interpretation and enforcement of the rights and duties of the Parties under this Agreement (and agrees not to commence or support any Person in any such Proceeding relating thereto except in such courts). Each of the Parties further irrevocably waives any objection which such Party may now or hereafter have to the laying of the venue of any such Proceeding in such courts and shall not plead or claim in any such court that any such Proceeding brought in such court has been brought in an inconvenient forum. Service of process with respect thereto may be made upon any Party by mailing a copy thereof by registered mail to such Party at its address as provided in Section 7.1(c). EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES UNDER THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY.

(h) Fees and Expenses. Except as otherwise set forth herein, each Party shall bear his, her or its own fees and expenses incurred in connection with the Contemplated Transactions.

(i) Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

(j) Entire Agreement. This Agreement, the Confidentiality Agreement and the Clean Team Agreement, together with the schedules and exhibits hereto, and the other Transaction Documents (i) are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and therein and (ii) supersede all prior agreements and understandings between the Parties with respect to such subject matter, and there are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.

(k) No Presumption. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

(l) Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity,

Annex D-48

legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

(m) Further Assurances. Subject to the terms and conditions of this Agreement, from time to time after the Closing, the Company and the Investor agree to cooperate with each other, and at the request of the other Party, to execute and deliver any further instruments or documents and take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the Subscription and to otherwise carry out the intent of the Parties hereunder.

(n) Investor and Company Disclosure Schedules. The Investor Disclosure Schedules and the Company Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Investor Disclosure Schedules and/or the Company Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Schedules, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Schedules shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Schedules if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Schedules. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

(o) Subsidiaries. Whenever this Agreement provides that a Subsidiary of the Company is obligated to take or refrain from taking any action, the Company shall cause such Subsidiary to take or refrain from taking such action.

[Remainder of Page Intentionally Left Blank]

Annex D-49

IN WITNESS WHEREOF, the Parties have caused this Common Stock Purchase Agreement to be duly executed as of the day and year first above written.

NESCO HOLDINGS, INC.
By:	/s/ Lee Jacobson
Name:	Lee Jacobson
Title:	Chief Executive Officer
PE ONE SOURCE HOLDINGS, LLC
By:	/s/ Mary Ann Sigler
Name:	Mary Ann Sigler
Title:	President and Treasurer

Exhibit A
Final Form

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

of

NESCO HOLDINGS, INC.

Dated as of [•], 2021

Annex D-Ex-A-i

		Exhibit A Page
Section 5.12	Severability	27
Section 5.13	Amendment and Waiver	27
Section 5.14	Termination	27
Section 5.15	Enforcement	27
Section 5.16	Definitions	27

EXHIBITS AND SCHEDULES

Exhibit A	Sponsor Earnout Shares
Exhibit B	Registration Rights Joinder
Schedule 1	Management Holders

Annex D-Ex-A-ii

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of [ ], 2021 (the “Effective Time”), is entered into by and among (i) Nesco Holdings, Inc., a Delaware corporation (the “Company”); (ii) NESCO Holdings, LP, a Delaware limited partnership (the “NESCO Holder”); (iii) Energy Capital Partners III, LP, a Delaware limited partnership, Energy Capital Partners III-A, LP, a Delaware limited partnership, Energy Capital Partners III-B, LP, a Delaware limited partnership, Energy Capital Partners III-C, LP, a Delaware limited partnership, Energy Capital Partners III-D, LP, a Delaware limited partnership, and Energy Capital Partners III (NESCO Co-Invest), LP, a Delaware limited partnership (collectively, together with the NESCO Holder, “ECP”); (iv) Capitol Acquisition Management IV LLC, a Delaware limited liability company, Capitol Acquisition Founder IV LLC, a Delaware limited liability company, and the other Persons included on the signature pages hereto as “Sponsors” (collectively, the “Sponsors”); (v) PE One Source Holdings, LLC, a Delaware limited liability company (“Platinum”); (vi) [Blackstone investing entity] (“Blackstone”) and (vii) the stockholders whose names are set forth on Schedule 1 (each a “Management Holder” and collectively the “Management Holders”). Each of the Company, the NESCO Holder, ECP, the Sponsors, Platinum, Blackstone and the Management Holders may be referred to herein as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Section 5.16.

RECITALS

WHEREAS, in connection with the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 7, 2019, among the Company, the NESCO Holder and the other parties thereto (as amended or modified, the “Merger Agreement”), the NESCO Holder, ECP, the Sponsors and certain other parties entered into (x) that certain Stockholders’ Agreement with respect to the Company, dated July 31, 2019 and (y) that certain Registration Rights Agreement, dated July 31, 2019 (the “Prior Agreements”);

WHEREAS, as of the date hereof, Platinum has purchased common stock of the Company, par value $0.0001 per share (the “Common Stock”), to facilitate the acquisition by the Company of Custom Truck One Source, L.P. (“CTOS”), an entity controlled by affiliates of Blackstone and by the Management Holders, which acquisition closed on the date hereof and as part of which Blackstone and the Management Holders have agreed to exchange certain of their Equity Interests in CTOS for Common Stock; and

WHEREAS, in connection with the transactions described in the foregoing WHEREAS clause, the parties to the Prior Agreements desire to amend and restate the Prior Agreements by entering into this Agreement, and the other Parties desire to enter into this Agreement, in each case, to govern certain of their rights, duties and obligations with respect to their ownership of Common Stock and the other matters set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
CORPORATE GOVERNANCE

Section 1.1 Board of Directors Composition.

(a) The Company shall take all necessary and desirable actions such that (i) the size of the Board shall be set at eleven (11) members, each of whom shall have one Vote, provided that such number and Vote are subject to Section 1.1(b)(i) and Section 1.1(b)(ii), and (ii) the following Persons shall form the composition of the Board: (A) [    ]1 shall be appointed as Class A Directors with terms ending at the Company’s 2021 Annual Meeting; (B) [    ] shall be appointed as Class B Directors with terms ending at the Company’s 2022 Annual Meeting; and (C) [    ] shall be appointed as Class C Directors with terms ending at the Company’s 2023 Annual Meeting.

____________

1        Note to draft: Names to be inserted before signing of this Agreement.

Annex D-Ex-A-1

(b) The following Parties shall have the right to nominate the following Directors (each, a “Nominee”):

(i) For so long as Platinum (together with its Affiliates) meets the Platinum Director Nomination Threshold, Platinum shall have the option and right (but not the obligation) to designate, in the aggregate (and less the number of Platinum Directors who are not up for election) (y) four (4) Directors, each of whom shall be nominated by the Company and have two (2) Votes; plus (z) three (3) Directors who shall be nominated by the Company and the minimum number of whom shall qualify as “independent” solely to the extent necessary to comply with the listing standards of the Approved Stock Exchange. For so long as Platinum (together with its Affiliates) meets the Platinum Ownership Threshold but not the Platinum Director Nomination Threshold, Platinum shall have the option and right (but not the obligation) to designate any number of Directors described in the immediately preceding sentence, having one (1) or two (2) Votes each, so long as the total number of Votes of all such designees does not exceed the difference of the total number of Votes constituting a majority of all Votes of all Directors minus one (1). For so long as Platinum does not meet the Platinum Ownership Threshold but (together with its Affiliates) Beneficially Owns a number of shares of Common Stock (i) equal to or greater than four and one half percent (4.5%) of the total number of shares of Common Stock issued and outstanding (on a Non-Fully Diluted Basis), Platinum shall have the option and right (but not the obligation) to designate one (1) Director (less the number of Platinum Directors who are not up for election) who shall be nominated by the Company, and (ii)(A) equal to or greater than 15% of the total number of shares of Common Stock issued and outstanding and (B) greater than the number of shares of Common Stock owned by any other Person or group of Affiliated Persons (in each of cases (A) and (B) of this sentence, on a Non-Fully Diluted Basis), Platinum shall have the right to designate the Chairperson from among the Directors.

(ii) For so long as Platinum (together with its Affiliates) meets the Platinum Ownership Threshold, in addition to the Directors it designated and the Company nominated pursuant to the first sentence of Section 1.1(b)(i), Platinum shall have the right to designate up to two (2) additional Directors, each of whom shall be nominated by the Company. If Platinum designates one (1) or two (2) additional Directors pursuant to the provisions of this Section 1.1(b)(ii), (i) each Director designated and nominated pursuant to this Section 1.1(b)(ii) and Section 1.1(b)(i)(y) shall have a number of Votes that is equal to a fraction the denominator of which is the actual number of Directors serving on the Board at the time such Vote is cast that were nominated pursuant to this Section 1.1(b)(ii) and Section 1.1(b)(i)(y) and the numerator of which is eight (8) and (ii) the Company shall take all necessary and desirable actions such that the size of the Board shall be expanded solely to accommodate the Directors designated and nominated pursuant to this Section 1.1(b)(ii) and to appoint such Director to a directorship class of Platinum’s choice.

(iii) Notwithstanding anything to the contrary contained in this Agreement, if and so long as Platinum (together with its Affiliates) meets the Platinum Director Nomination Threshold and subject to, in addition to and without limiting any and all nomination rights of Platinum and appearance, voting and consent commitments contained in this Agreement, including without limitation as set forth in Section 1.1(d), nothing in this Agreement or the Bylaws shall be deemed to limit (A) the right of Platinum to nominate additional Directors for election to the Board through any and all means not in violation of the Bylaws and to solicit stockholders outside of the Company’s proxy statement applicable to such election, nor (B) the right or ability of the Company to include such additional nominees as the Company’s nominees in its proxy statement applicable to such election and otherwise solicit stockholders to vote in favor of such additional nominees of Platinum, including taking all actions in support thereof; provided however that Platinum shall not nominate any such additional Director pursuant to clause (A) above where such nomination or Platinum’s solicitation in connection therewith would be intended or solicited to fill any position on the Board that is reserved for a nomination pursuant to Section 1.1(b)(iv) through (vi) hereof.

(iv) For so long as Blackstone (together with its Affiliates) Beneficially Owns a number of shares of Common Stock equal to or greater than four and one half percent (4.5%) of the total number of shares of Common Stock issued and outstanding (on a Non-Fully Diluted Basis), Blackstone shall have the right to nominate one (1) Director (if the Blackstone Director is up for election).

(v) For so long as ECP (together with their respective Affiliates) Beneficially Own, in the aggregate, a number of shares of Common Stock equal to or greater than four and one half percent (4.5%) of the total number of shares of Common Stock issued and outstanding (on a Non-Fully Diluted Basis, ECP shall have the right to nominate one (1) Director (if the ECP Director is up for election).

Annex D-Ex-A-2

(vi) For so long as Capitol (together with its Affiliates) Beneficially Owns a number of shares of Common Stock equal to 50% or more of the shares of Common Stock owned by Capitol and its Affiliates as of the Effective Time (which number of shares of Common Stock shall include, for the avoidance of doubt, any shares of Common Stock acquired on the date of this Agreement), Capitol shall have the right (A) to nominate either Mark Ein or Dyson Dryden as a Director (if the Capitol Director is up for election) and (B) to have Dyson Dryden (if Capitol nominated Mark Ein as a Director pursuant to clause (A) of this sentence) or Mark Ein (if Capitol nominated Dyson Dryden as a Director pursuant to clause (A) of this sentence) as a non-voting observer to the Board and the Company shall furnish to such observer at the same time provided to the Directors (x) notices of all Board meetings, (y) copies of the materials with respect to all meetings of the Board (or any committees thereof) or otherwise provided to the Directors, and (z) copies of any action by written consent by the Board and copies of such consent promptly after it shall have been signed by the Directors; provided, however, that the Company may redact from the information furnished under clauses (x) through (z) of this sentence any information the Company is prohibited from providing under applicable Law or that the Company reasonably determines may not be provided to protect attorney-client privilege.

In addition, the Parties agree that the Company’s Chief Executive Officer shall be nominated as a Director. The Parties agree and acknowledge that the percentages referenced above are measures that are used solely for purposes of this Agreement and are not intended to establish or be equal to any ownership percentage calculated and reported under Regulation 13D-G promulgated by the SEC or under any other provision of federal or state securities Laws.

(c) The Company shall (i) include each of the Nominees up for election in its proxy statement and proxy card as director nominees of the Board, not include any nominee in replacement of a Nominee without the prior written consent of the Stockholder that designated such Nominee, which consent may be withheld for any reason, (ii) recommend the election of the Nominees up for election to the stockholders of the Company and (iii) solicit proxies in favor of the election of the Nominees up for election (the foregoing clauses (i) through (iii), the “Election Support Efforts”); provided, however, if any Election Support Efforts are not permitted by the applicable rules and regulations of the Approved Stock Exchange or applicable Law, then the Company shall comply with its obligation under this Agreement to the fullest extent so permitted by the applicable rules and regulations of the Approved Stock Exchange or applicable Law; and provided, further, that nothing in this Agreement or the Company’s Bylaws shall be deemed to limit the right or ability of the Company to nominate as the Company’s nominees (rather than as Platinum’s Nominees) any Platinum Nominees.

(d) Each Stockholder shall, or shall cause its representatives to, appear in person or by proxy at each annual or special meeting of stockholders of the Company at which Directors are to be elected and vote, or act by written consent with respect to, all Voting Securities beneficially owned by it, to cause the Nominees of the other Stockholders to be elected to the Board, whether such Nominees have been nominated by the Board pursuant to Section 1.1(b) or by the relevant Stockholder in accordance with the Bylaws. No Stockholder shall take any action that would reasonably be likely to prevent the election of another Stockholder’s Nominee. Upon the written request of a Stockholder, each other Stockholder shall vote, or act by written consent with respect to, all Voting Securities beneficially owned by it, and otherwise take or cause to be taken all actions within its control necessary, to remove any Director designated by such requesting Stockholder and to elect any replacement Director designated as provided in this Section 1.1. Except as set forth in the immediately preceding sentence, neither the Company nor any Stockholder shall take any action to cause the removal of any Directors designated by another Stockholder in accordance with this Section 1.1.

(e) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director nominated pursuant to this Section 1.1, the remaining Directors and the Company shall, to the extent the applicable Stockholder is entitled to nominate a Director for such position pursuant to Section 1.1(b), to the fullest extent permitted by applicable Law, cause the vacancy created thereby to be filled by a new nominee of the Stockholder that designated such Director as soon as possible, and the Company and the Stockholders hereby agree to take, to the fullest extent permitted by applicable Law, at any time and from time to time, all actions necessary to accomplish the same, it being understood that any such successor designee shall serve the remainder of the term of the Director whom such designee replaces.

(f) If a Nominee is not elected because of such Nominee’s death, disability, retirement, withdrawal as a nominee or for any other reason, the Stockholder that nominated such Nominee in accordance with this Section 1.1 shall, to the extent the applicable Stockholder is entitled to nominate a Director for such position pursuant to

Annex D-Ex-A-3

Section 1.1(b), be entitled to designate promptly another Nominee and each other Stockholder and the Company shall take all necessary and desirable actions within its control such that the Director position for which such Nominee was nominated shall not be filled pending such designation or the size of the Board shall be increased by one (1) and such vacancy shall be filled with such successor Nominee within ten (10) days of such designation. Notwithstanding anything to the contrary, the Director position for which such Nominee was nominated shall not be filled pending such designation and appointment, unless the Stockholder that nominated such Nominee in accordance with this Section 1.1 fails to designate such Nominee for more than 30 days, after which the Company may appoint an interim successor nominee who may serve as a Director if duly elected or appointed until the Stockholder that nominated such Nominee in accordance with this Section 1.1 makes such designation. No Stockholder shall be obligated to designate all (or any) of the Directors it is entitled to designate pursuant to this Agreement but the failure to do so shall not constitute a waiver of its rights hereunder.

(g) In the event that Platinum has nominated less than the total number of Nominees that Platinum would be entitled to nominate pursuant to this Section 1.1, or in the event that Platinum decides to nominate one (1) or two (2) additional Nominees in accordance with Section 1.1(b)(ii), then Platinum shall have the right, at any time, to nominate such additional Nominee(s) to which it would be entitled, in which case the Company, the Directors and the other Stockholders shall take all necessary corporate action within their respective control, to the fullest extent permitted by applicable Law and the rules and regulations of the Approved Stock Exchange, to (x) enable Platinum to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board or otherwise, and (y) designate such additional individuals nominated by Platinum to fill such newly created vacancies or to fill any other existing vacancies.

(h) In the event that a Stockholder shall cease to have the right to designate a Director pursuant to this Section 1.1, the Nominee of such Stockholder shall (i) at the request of a majority of the Directors then in office or the Chairperson, resign immediately or such Stockholder shall take all action necessary to remove such Nominee or (ii) if no such request is made, continue to serve until his or her term expires at the next annual meeting of stockholders of the Company. In the event such Nominee resigns or is removed at the request of a majority of the Directors then in office or the Chairperson, the Directors remaining in office shall be entitled to decrease the size of the Board to eliminate such vacancy and no consent under Section 1.7 shall be required in connection with such decrease. The Company shall, and the Stockholders agree to take all action necessary to, remove from the Board any Director that has not been nominated by a Stockholder pursuant to the provisions of this Section 1.1.

(i) The rights of the Stockholders pursuant to this Section 1.1 are personal to the Stockholders and shall not be exercised by any Transferee other than a Permitted Transferee.

(j) Director Expenses; Insurance.

(i) The Company shall pay the reasonable, documented out-of-pocket expenses incurred by each Director in connection with his or her services provided to or on behalf of the Company, including attending meetings (including committee meetings) or events attended on behalf of the Company at the Company’s request.

(ii) The Company shall (A) purchase directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary and (B) for so long as a Director nominated pursuant to the terms of this Agreement serves as a Director, maintain such coverage with respect to such Director; provided, however, that upon removal or resignation of such Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

Section 1.2 Committees; Subsidiary Boards.

(a) Immediately following the execution of this Agreement, the Board shall disband the Nominating Committee, if any, so that at the Effective Time the only committees of the Board shall be the Audit Committee and the Compensation Committee.

(b) Subject to Section 1.2(c) and Section 1.2(d), each of Platinum, Blackstone and Capitol, while it has the right to designate at least one (1) Director to the Board and so designated a Director, shall have the right, but not the obligation, to designate such Director as a member to either the Compensation Committee or the Audit Committee and ECP, while it has the right to designate at least one (1) Director to the Board and so designated a Director, shall have

Annex D-Ex-A-4

the right, but not the obligation, to designate such Director as a member to the Compensation Committee; provided, however, that Platinum, while it meets the Platinum Ownership Threshold, shall in addition have the right, but not the obligation, to designate the majority of the members of all committees of the Board (subject to Section 1.2(d)).

(c) While Platinum meets the Platinum Ownership Threshold, Platinum shall notify each of Blackstone and ECP upon the Board’s formation of any committee in addition to the Audit Committee and the Compensation Committee from time to time. If either of Blackstone and ECP upon such notification promptly notifies Platinum of its desire to have the Board appoint its Director designated in accordance with Section 1.1(a) as a member of such additional committee, Platinum shall cause the Platinum Directors to consider in good faith such request; provided, however, that if such additional committee is a special committee of the Board, the ECP Director, the Capitol Director and the Blackstone Director shall each have the right to be a member of such committee, in each case, if such Person qualifies as independent with respect to the matters for which such committee is formed.

(d) The right of any Director to serve on a committee shall be subject to applicable Law and the Company’s obligation, if any, to comply with any applicable rules of any Approved Stock Exchange.

(e) The Nominees of a Stockholder shall have the right to representation on the board of directors or other similar governing body (or any committee thereof in the case of the Nominees of Platinum) of any Subsidiary of the Company in proportion to their representation on the Board; provided, however, that the Nominee of a Stockholder other than Platinum shall have such right to representation only if and to the extent a Nominee by Platinum is serving on any such board of directors or other similar governing body.

Section 1.3 Operating Council.

(a) Immediately following the execution of this Agreement, the Company shall take all action necessary to form an operating council (the “Operating Council”). The Operating Council shall be responsible for (i) the day-to-day oversight of the Company’s and its Subsidiaries’ business (but cannot make decisions which would require Board approval), (ii) making recommendations to the Board for Board action and (iii) recommending the agenda for every Board meeting. The Company may not dissolve the Operating Council while Platinum meets the Platinum Ownership Threshold without Platinum’s prior written consent.

(b) While Platinum meets the Platinum Ownership Threshold, it shall have the right to nominate all of the members of the Operating Council, which members may be Directors, officers or employees of the Company or any other Persons selected by Platinum; provided, however, that such members shall include the Chairperson, the Chief Executive Officer and the Chief Financial Officer of the Company. While any of Blackstone, Capitol and ECP has the right to designate one (1) Director to the Board and has so designated a Director, it may designate an observer to the Operating Council and the Operating Council shall furnish to such observer at the same time provided to the Operating Council (i) notices of all meetings of the Operating Council, and (ii) copies of the materials with respect to all meetings of the Operating Council.

(c) The Operating Council shall meet monthly in person or by teleconference. The Operating Council shall submit to the Board the report used as an agenda for such meeting.

Section 1.4 Board Quorum and Action by Written Consent. While Platinum has the right to nominate at least one (1) Director to the Board, a quorum of the Board shall require the presence of at least the majority of the Platinum Directors, provided, however, that if a Board meeting is rescheduled twice (no such Board meeting may be rescheduled within any twenty four (24) hour period) because the majority of the Platinum Directors is not present at each such Board meeting, the presence of the majority of the Platinum Directors shall no longer be required to establish a quorum. Any action to be taken by the Board by written consent shall require the signature of at least the majority of the Platinum Directors.

Section 1.5 Special Meetings of the Board. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson, the Chief Executive Officer or any two (2) Directors.

Section 1.6 Actions Requiring Disinterested Director Approval. At any time after the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, enter into any transaction with, or involving, any Affiliate of a Stockholder, other than (a) customary indemnification agreements with Directors and officers of the Company or any Subsidiary of the Company, (b) transactions permitted by Section 1.7(g) and other customary compensation arrangements with employees of the Company or any of its Subsidiaries and (c) any transaction or series of related

Annex D-Ex-A-5

transactions in the ordinary course of business and on arms-length third-party terms and not involving amounts in excess of $5,000,000 per annum, in each of cases (a), (b) and (c) of this sentence, without the prior approval of the majority of the Directors not nominated by such Stockholder and that are otherwise disinterested in such transaction.

Section 1.7 Actions Requiring Platinum Approval. At any time after the Effective Time that Platinum meets the Platinum Ownership Threshold, the Company shall not, and shall cause its Subsidiaries not to, take, cause to occur or permit to occur, as applicable, or agree to take, cause to occur or permit to occur, as applicable, directly or indirectly, any of the following actions without the prior written approval of Platinum in its capacity as a stockholder of the Company:

(a) enter into or effect a Change in Control;

(b) consummate any acquisition, whether by purchase, contribution, merger, consolidation or otherwise, of any property, assets or Equity Interests for consideration in excess of $50,000,000, in a single transaction or series of related transactions;

(c) consummate any disposition, whether by sale, contribution, merger, consolidation or otherwise, of any property, assets or Equity Interests for consideration in excess of $50,000,000, in a single transaction or series of related transactions;

(d) enter into any joint venture or similar business alliance having a fair market value as of the date of formation thereof in excess of $50,000,000;

(e) initiate a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company or any Subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act;

(f) make any material change in the nature of the business of the Company and its Subsidiaries, taken as a whole;

(g) repurchase, redeem, acquire or otherwise purchase any Equity Interests of the Company or any Subsidiary of the Company other than (i) in the open market pursuant to a share repurchase plan, (ii) in accordance with any existing compensation plan of the Company or any Subsidiary of the Company or (iii) from an employee in connection with such employee’s termination of employment with the Company or any Subsidiary of the Company, in each of cases (i), (ii) and (iii), that was approved by the Board;

(h) declare dividends on, or reclassify Equity Interests or securities convertible into Equity Interests other than with respect to dividends paid by, or a reclassification of Equity Interests or securities convertible into Equity Interests of, a wholly owned Subsidiary of the Company;

(i) create, incur or assume any indebtedness for borrowed money in excess of $50,000,000 other than borrowings and other extensions of credit under a contract, agreement or similar arrangement (including the asset based lending facility and the existing floor plan financing facilities) in effect as of the Effective Time (without giving effect to any amendment or modification after the Effective Time, unless such amendment or modification is approved by Platinum) or is approved by Platinum after the Effective Time;

(j) other than in the ordinary course of business consistent with past practice, guarantee any indebtedness of, or grant a security interest to, any Person other than the Company and its wholly-owned Subsidiaries;

(k) hire, remove or replace the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company;

(l) amend the charter, bylaws or similar organizational documents of the Company or any of its Subsidiaries;

(m) designate any class of Equity Interests;

(n) issue Equity Interests of the Company or its Subsidiaries other than issuances (i) to the Company or wholly owned Subsidiaries thereof, (ii) to directors, officers or employees of the Company or any Subsidiary of the Company pursuant to a management incentive equity plan approved by the Board or (iii) upon exercise of existing outstanding Equity Interests;

Annex D-Ex-A-6

(o) establish or change any employee incentive plan of the Company or any Subsidiary of the Company;

(p) change the accounting policies of the Company or any Subsidiary of the Company other than as required in accordance with United States generally accepted accounting principles, consistently applied, or make any material tax election;

(q) hire, terminate or replace the principal outside counsel or auditor of the Company or any of its Subsidiaries; or

(r) enter into any contract not specifically listed in this Section 1.7(r) involving aggregate payments to or by the Company and its Subsidiaries in excess of $50,000,000 per annum.

Section 1.8 Controlled Company.

(a) The Stockholders acknowledge and agree that by virtue of the voting power of Common Stock held by Platinum and its Affiliates representing more than 50% of the total voting power of the Common Stock outstanding as of the Effective Time, the Company qualifies as a “controlled company” within the rules of the Approved Stock Exchange as of the date hereof.

(b) So long as the Company qualifies as a “controlled company” for purposes of the rules of the Approved Stock Exchange, at Platinum’s request, (x) the Company will elect to be a “controlled company” for purposes of the rules of the Approved Stock Exchange, (y) will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination and (z) file all election notices and other documentation with the Approved Stock Exchange necessary to elect to qualify for the exemptions to any requirements under the rules of the Approved Stock Exchange that do not apply to such “controlled company”.

Section 1.9 Special Meetings of Stockholders. Special meetings of the stockholders for any purpose or purposes may be called at any time by the Board or, while Platinum has the right to designate one (1) or more Directors to the Board, by the Board at the request of Platinum, but such special meetings may not be called by any other Person. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Company may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board, other than meetings called at the request of Platinum in accordance with the first sentence of this Section 1.9.

Section 1.10 Stockholder Action by Written Consent. No action that is required or permitted to be taken by the stockholders of the Company at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders except if at the time such consent would otherwise become effective, Platinum Beneficially Owns a number of shares of Common Stock equal to or greater than 50% of the total number of shares of Common Stock issued and outstanding.

Section 1.11 Stock Exchange Listing. The Company will cause the Company’s shares of Common Stock, to be listed on an Approved Stock Exchange.

ARTICLE II
EARNOUT SHARES

Section 2.1 Sponsor Earnout Shares.

(a) Other than in accordance with Section 2.1(g), subject to Section 2.1(c) and Section 2.1(d), no Sponsor may Transfer any of its Sponsor Earnout Shares prior to the third anniversary of the Merger Effective Time. From and after the third anniversary of the Merger Effective Time, the Sponsor Earnout Shares may be Transferred, subject to Section 2.1(h).

(b) Subject to Section 2.1(c) and Section 2.1(d), on (i) the fifth anniversary of the Merger Effective Time, the Minimum Target Sponsor Earnout Shares and the Second Target Sponsor Earnout Shares shall be automatically forfeited by the holders thereof to the Company for no consideration with no further action required of any Person and (ii) on the seventh anniversary of the Merger Effective Time, the Maximum Target Sponsor Earnout Shares shall be forfeited by the holders thereof to the Company for no consideration with no further action required of any Person.

Annex D-Ex-A-7

(c) The restrictions and forfeiture provisions set forth in this Section 2.1, including, for avoidance of doubt, Section 2.1(b), shall cease to apply to (i) such Sponsor’s Minimum Target Sponsor Earnout Shares upon the first day after the Common Stock Price equals or exceeds $13.00 per share, as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like (the “Minimum Target”), for any period of 20 trading days out of 30 consecutive trading days, (ii) such Sponsor’s Second Target Sponsor Earnout Shares upon the first day after the Common Stock Price equals or exceeds $16.00 per share, as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like (the “Second Target”), for any period of 20 trading days out of 30 consecutive trading days and (iii) such Sponsor’s Maximum Target Sponsor Earnout Shares upon the first day after the Common Stock Price equals or exceeds $19.00 per share, as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like (the “Maximum Target”), for any period of 20 trading days out of 30 consecutive trading days.

(d) The restrictions and forfeiture provisions set forth in this Section 2.1, including, for avoidance of doubt, Section 2.1(b), shall cease to apply to (i) such Sponsor’s Minimum Target Sponsor Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Minimum Target but less than the Second Target, unless the Minimum Target had previously been satisfied pursuant to Section 2.1(c), (ii) such Sponsor’s Minimum Target Sponsor Earnout Shares and Second Target Sponsor Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Second Target but less than the Maximum Target, unless the Second Target had previously been satisfied pursuant to Section 2.1(c), and (iii) such Sponsor’s Minimum Target Sponsor Earnout Shares, Second Target Sponsor Earnout Shares and Maximum Target Sponsor Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Maximum Target, unless the Maximum Target had previously been satisfied pursuant to Section 2.1(c).

(e) The Sponsors and the Company acknowledge and agree that:

(i) the Sponsor Earnout Shares shall participate in any dividends or other distributions with respect to Common Stock prior to the date such Sponsor Earnout Shares become Transferable in accordance herewith and thereafter;

(ii) the Sponsor Earnout Shares shall have all voting rights, and the Sponsors shall be entitled to vote on any matter as a holder of Sponsor Earnout Shares, prior to the date such Sponsor Earnout Shares become freely Transferable in accordance herewith and thereafter;

(iii) notwithstanding anything to the contrary herein, the Sponsor Earnout Shares shall remain subject to the restrictions on Transfer under applicable securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder; and

(iv) each certificate evidencing any Sponsor Earnout Shares and each certificate issued in exchange for or upon the Transfer of any Sponsor Earnout Shares (unless such Sponsor Earnout Shares are no longer subject to the restrictions on Transfer and forfeiture provisions set forth in this Section 2.1) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN AN AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, DATED AS OF [ ], 2021, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS, AS AMENDED. A COPY OF SUCH STOCKHOLDERS’ AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing the Sponsor Earnout Shares. The legend set forth above shall be removed from the certificates evidencing any Sponsor Earnout Shares that are no longer subject to the restrictions on Transfer and forfeiture provisions set forth in this Section 2.1.

(f) Any purported Transfer of Sponsor Earnout Shares in violation of this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

Annex D-Ex-A-8

(g) Notwithstanding anything to the contrary in this Section 2.1, Transfers of Sponsor Earnout Shares are permitted (i) to Permitted Transferees who shall (A) be subject to the restrictions in this Section 2.1 as if they were the original holders of such Sponsor Earnout Shares and (B) promptly Transfer such Sponsor Earnout Shares back to the applicable Sponsor if they cease to be a Permitted Transferee for any reason prior to the date such Sponsor Earnout Shares become freely Transferable in accordance herewith; (ii) in the case of an individual, by a gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an Affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; or (iv) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that these Transferees must become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto.

(h) Notwithstanding anything to the contrary in this Section 2.1, for so long as the applicable Sponsor Earnout Shares are subject to the forfeiture provisions set forth in this Section 2.1, prior to any Transfer of any Sponsor Earnout Shares, the Transferee of such Sponsor Earnout Shares shall agree in a duly and validly executed writing for the benefit of the Company that such Sponsor Earnout Shares remain subject to the forfeiture provisions set forth in this Section 2.1.

Section 2.2 NESCO Holder Earnout Shares.

(a) Subject to Section 2.2(b) and Section 2.2(c), on (i) the fifth anniversary of the Merger Effective Time, the Minimum Target NESCO Holder Earnout Shares and the Second Target NESCO Holder Earnout Shares shall be automatically forfeited by the holders thereof to the Company for no consideration with no further action required of any Person and (ii) on the seventh anniversary of the Merger Effective Time, the Maximum Target NESCO Holder Earnout Shares shall be forfeited by the holders thereof to the Company for no consideration with no further action required of any Person. For avoidance of doubt, to the extent that Earnout Shares (used herein as defined in the Merger Agreement) are issued pursuant to satisfaction of Section 2.06(a)(i) - (iii) of the Merger Agreement or Section 2.06(b)(i) - (iii) of the Merger Agreement, such Earnout Shares shall not be subject to the forfeiture provisions set forth in this Section 2.2.

(b) The forfeiture provisions set forth in this Section 2.2 shall cease to apply to (i) the Minimum Target NESCO Holder Earnout Shares upon the first day after the Common Stock Price equals or exceeds the Minimum Target for any period of 20 trading days out of 30 consecutive trading days, (ii) the Second Target NESCO Holder Earnout Shares upon the first day after the Common Stock Price equals or exceeds the Second Target for any period of 20 trading days out of 30 consecutive trading days and (iii) the Maximum Target NESCO Holder Earnout Shares upon the first day after the Common Stock Price equals or exceeds the Maximum Target for any period of 20 trading days out of 30 consecutive trading days.

(c) The forfeiture provisions set forth in this Section 2.2 shall cease to apply to (i) the Minimum Target NESCO Holder Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Minimum Target but less than the Second Target, unless the Minimum Target had previously been satisfied pursuant to Section 2.2(b), (ii) the Minimum Target NESCO Holder Earnout Shares and Second Target NESCO Holder Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Second Target but less than the Maximum Target, unless the Second Target had previously been satisfied pursuant to Section 2.2(b), and (iii) the Minimum Target NESCO Holder Earnout Shares, Second Target NESCO Holder Earnout Shares and Maximum Target NESCO Holder Earnout Shares immediately prior to a Change in Control if the Change in Control Consideration paid or payable to the stockholders of the Company in connection with such Change in Control is equal to or greater than the Maximum Target, unless the Maximum Target had previously been satisfied pursuant to Section 2.2(b).

(d) The NESCO Holder and the Company acknowledge and agree that:

(i) notwithstanding anything to the contrary herein, the NESCO Holder Earnout Shares shall remain subject to the restrictions on Transfer under applicable securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder; and

Annex D-Ex-A-9

(ii) each certificate evidencing any NESCO Holder Earnout Shares and each certificate issued in exchange for or upon the Transfer of any NESCO Holder Earnout Shares (unless such NESCO Holder Earnout Shares are no longer subject to the forfeiture provisions set forth in this Section 2.2) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AND OTHER PROVISIONS SET FORTH IN AN AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, DATED AS OF [ ], 2021, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS, AS AMENDED. A COPY OF SUCH STOCKHOLDERS’ AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing the NESCO Holder Earnout Shares. The legend set forth above shall be removed from the certificates evidencing any NESCO Holder Earnout Shares that are no longer subject to the forfeiture provisions set forth in this Section 2.2.

(e) Notwithstanding anything to the contrary in this Section 2.2, for so long as the applicable NESCO Holder Earnout Shares are subject to the forfeiture provisions set forth in this Section 2.2, prior to any Transfer of any NESCO Holder Earnout Shares, the Transferee of such NESCO Holder Earnout Shares shall agree in a duly and validly executed writing for the benefit of the Company that such NESCO Holder Earnout Shares remain subject to the forfeiture provisions set forth in this Section 2.2. Any purported Transfer of NESCO Holder Earnout Shares in violation of this Section 2.2 shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

ARTICLE III
OTHER TRANSFER RESTRICTIONS, DRAG-ALONG

Section 3.1 Restrictions on Transfer of Common Stock.

(a) Notwithstanding anything to the contrary in ARTICLE IV, during the period commencing on the date hereof and ending on the date that is eighteen (18) months following the date of this Agreement (the “Lockup Period”), Platinum shall not Transfer any shares of Common Stock Beneficially Owned or otherwise held by it other than (i) in accordance with Section 3.1(f), (ii) upon approval by each of Blackstone and ECP (each, while it owns 5% or more of the Common Stock on a fully diluted basis (calculated using the treasury stock method), and in such capacity a “Qualifying Stockholder”), (iii) in a Transfer that is part of a transaction unanimously approved by the Board or (iv) subject to Section 3.1(b), in a Transfer in which the consideration paid or payable for such shares of Common Stock equals or exceeds $8 per share as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like (the “Trigger Price”).

(b) At least ten (10) Business Days prior to the anticipated closing date of a Transfer in accordance with Section 3.1(a)(iv) that is a registered underwritten public follow-on offering (a “Trigger Transfer” ), Platinum shall notify (the “Trigger Notice” ) each Qualifying Stockholder and Capitol. Each of the Qualifying Stockholders and Capitol and their respective Affiliates that notifies Platinum within five (5) Business Days following its receipt of the Trigger Notice of its desire to participate in such Trigger Transfer (a “Participating Stockholder” ) shall have the right to participate in such Trigger Transfer in accordance with the provisions set forth in Section 3.1(c) and Section 3.1(d), as applicable.

(c) With respect to the first $200,000,000 in total proceeds raised in Trigger Transfers during the Lockup Period, each Participating Stockholder (other than Capitol) shall have the right to sell a number of shares of Common Stock equal to the lesser of (i) the number of shares of Common Stock that Platinum sells in such Trigger Transfer and (ii) the number of shares of Common Stock that such Participating Stockholder desires to sell in such Trigger Transfer; provided, however, that to the extent a Participating Stockholder (other than Capitol) desires to sell less than the number of shares of Common Stock that Platinum sells in such Trigger Transfer, Platinum and the other Participating Stockholders (other than Capitol) shall be entitled to each additionally sell an equal percentage of the amount of such deficit. Capitol shall have the right to participate in a Trigger Transfer contemplated by this Section 3.1(c) in which ECP is a Participating Stockholder with respect to a number of shares of Common Stock equal to the product of (x) the number of shares of Common Stock ECP has a right to sell in such Trigger Transfer in accordance with the provisions of this paragraph (disregarding any reduction thereof in accordance with this sentence) times (y) a

Annex D-Ex-A-10

fraction, the denominator of which is the number of shares of Common Stock held by both ECP and Capitol and the numerator of which is the number of shares of Common Stock held by Capitol, and the number of shares of Common Stock that ECP has a right to sell in such Trigger Sale shall be reduced by the number of shares of Common Stock that Capitol elects to sell pursuant to this sentence.

(d) With respect to total proceeds in excess of $200,000,000 raised in Trigger Transfers during the Lockup Period, each Participating Stockholder shall have the right to sell a number of shares of Common Stock equal to the lower of (i) the product of (A) the number of shares of Common Stock subject to such Trigger Transfer times (B) a fraction, the denominator of which is the number of shares of Common Stock held by Platinum and the Participating Stockholders and the numerator of which is the number of shares of Common Stock held by such Participating Stockholder and (ii) the number of Shares of Common Stock that such Participating Stockholder desires to sell.

(e) The Stockholders and the Company acknowledge and agree that:

(i) notwithstanding anything to the contrary herein, the shares of Common Stock and warrants to purchase shares of Common Stock, in each case, held by a Stockholder shall remain subject to the restrictions on Transfer under applicable securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder; and

(ii) each certificate evidencing any shares of Common Stock held by a Stockholder and each certificate issued in exchange for or upon the Transfer of any shares of Common Stock held by a Stockholder (unless such shares are no longer subject to the restrictions on Transfer set forth in this ARTICLE III) shall be stamped or otherwise imprinted with a legend in substantially the form set forth in Section 2.1(e)(iv). The Company shall imprint such legend on certificates evidencing the shares of Common Stock held by each Stockholder. The legend set forth above shall be removed from the certificates evidencing any shares of Common Stock held by a Stockholder that are no longer subject to the restrictions on Transfer set forth in this ARTICLE III.

(f) Notwithstanding anything to the contrary in this ARTICLE III, Transfers of shares of Common Stock and warrants to purchase shares of Common Stock are permitted (i) to Permitted Transferees who shall (A) be subject to the restrictions in this ARTICLE III as if they were the original holders of such shares or warrants and (B) promptly Transfer such shares or warrants back to the applicable Shareholder if they cease to be a Permitted Transferee for any reason prior to the date such shares or warrants become freely Transferable in accordance herewith; (ii) in the case of an individual, by a gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an Affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; or (iv) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that these Transferees must become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto.

Section 3.2 Certain Change in Control Transactions. During the Lockup Period, Platinum shall not vote its Common Stock in favor of any transaction that, if consummated, would result in a Change in Control or in which an Affiliate of Platinum participates, other than a transaction (a) unanimously approved by the Board, (b) consented to in writing by the Qualifying Stockholders, or (c) in which the Change in Control Consideration paid or payable to any of Blackstone, ECP, Capitol or Management (i) would consist of only cash or publicly-traded securities and (ii) would be equal to or in excess of the Trigger Price. From and after the date hereof, if Platinum or an Affiliate of Platinum proposes an acquisition of the Company, “take private” transaction or any similar transaction by Platinum or one or more of its Affiliates or Platinum does not receive the same form of consideration as the other stockholders of the Company in a Change of Control transaction, such transaction shall require, in addition to any other approvals required with respect thereto, approval by (A) a majority of the Directors not nominated by Platinum and that are otherwise disinterested in such transaction or a special committee of independent Directors and (B) while ECP owns 5% or more of the Common Stock on a fully diluted basis (calculated using the treasury stock method), a majority of the stockholders of the Company that are independent of Platinum and otherwise disinterested in such transaction.

Annex D-Ex-A-11

Section 3.3 Drag-Along Rights.

(a) Subject to the provisions of Section 3.1 and Section 3.2 if, at any time while Platinum Beneficially Owns a number of shares of Common Stock equal to or greater than 50% of the total number of shares of Common Stock issued and outstanding (on a Non-Fully Diluted Basis), Platinum receives a bona fide offer from a third party to purchase or otherwise desires to Transfer shares of Common Stock to a third party on arm’s length terms (a “Sale Proposal”), including Common Stock owned by other Stockholders (the “Drag Shares”), and (i) such Sale Proposal, if consummated, would result in a Change in Control (taking into account all shares of Common Stock being “dragged”), (ii) such Sale Proposal does not involve the transfer of Drag Shares to Platinum or an Affiliate of Platinum and (iii) in such Sale Proposal, if consummated, Platinum would receive the same form of consideration as the other stockholders of the Company (a “Required Sale”), then Platinum may deliver a written notice (a “Required Sale Notice”) with respect to such Sale Proposal at least ten (10) Business Days prior to the anticipated closing date of such Required Sale to all other Stockholders requiring them to sell or otherwise Transfer their Common Stock to the proposed transferee in accordance with the provisions of this Section 3.3(a).

(b) The Required Sale Notice shall include the material terms and conditions of the Required Sale, including (i) the name and address of the proposed transferee, (ii) the proposed amount and form of consideration (and if any portion of the consideration is other than cash, any material information made available to Platinum with respect to such non-cash consideration that a Stockholder may reasonably request); provided, however, that the provision of such information (or, except with respect to (i) and (ii) of this sentence, lack thereof) shall not relieve any Stockholder of its obligation to sell or otherwise Transfer its Common Stock under this Section 3.3(b) and (iii) the proposed Transfer date, if known. Platinum shall deliver or cause to be delivered to each other Stockholder a copy of the final sale agreement for the Required Sale as soon as reasonably practicable after the same becomes available.

(c) Each Stockholder, upon receipt of a Required Sale Notice, shall be obligated to sell or otherwise Transfer, the same proportion of its Common Stock as is being Transferred by Platinum and to otherwise participate in the Required Sale contemplated by the Sale Proposal, to vote, if required by this Agreement or otherwise, its Common Stock in favor of the Required Sale at any meeting of the Company’s stockholders called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale, to waive all dissenters’ or appraisal or similar rights, if any, in connection with the Required Sale and to take all actions as may be reasonably necessary to consummate the Required Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, with terms and conditions that are no worse to such Stockholder than the agreements being entered into and the certificates being delivered by Platinum relating to the Required Sale, and to agree (as to itself) to make to the proposed purchaser the same representations, warranties, covenants, indemnities and agreements as Platinum agrees to make in connection with the Required Sale, and to take or cause to be taken all other actions as may be reasonably necessary to consummate the Required Sale; provided, however, that unless otherwise agreed by any Stockholder, (w) a Stockholder shall not be required to make representations and warranties (but, subject to clause (z) below, shall be required to provide several but not joint indemnities with respect to breaches of representations, warranties and covenants made, and all other actions taken in connection therewith, by, or with respect to, the Company or its Subsidiaries) or provide indemnities as to any other Stockholder and a Stockholder shall not be required to make any representations and warranties about the business of the Company or its Subsidiaries, (x) no Stockholder shall be liable for the breach of any covenant by any other Stockholder, (y) no Stockholder shall be required to enter into any agreement not to compete (or other restrictive covenant) with the Company or any of its Subsidiaries in connection with the Required Sale, and (z) notwithstanding anything in this Section 3.3(c) to the contrary, any liability relating to representations and warranties and covenants (and related indemnities) and other indemnification, escrow or continuing obligations regarding the business of the Company or its Subsidiaries in connection with the Required Sale shall be shared by a Stockholder in proportion to the proceeds received by such Stockholder and in any event shall not exceed the proceeds received by such Stockholder in the Required Sale.

ARTICLE IV
REGISTRATION RIGHTS

Section 4.1 Demand Registrations.

(a) Requests for Registration. Subject to the terms and conditions of this Agreement and following the expiration of the period commencing on the date of this Agreement and ending on the three (3) month anniversary thereof (the “Registration Lockup Period” ), the holders of at least a majority of (i) the Platinum Registrable Securities,

Annex D-Ex-A-12

(ii) the Blackstone Registrable Securities, (iii) the ECP Registrable Securities, or (iv) the Sponsor Registrable Securities (the holders listed in clauses (i) through (iv) of this sentence, the “Demand Holders”) may, in each case, request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration (“Long-Form Registrations”), or on Form S-3 or any similar short-form registration (“Short-Form Registrations”) if available; provided, however, that each Demand Holder may only make six (6) such requests. All registrations requested pursuant to this Section 4.1(a) are referred to herein as “Demand Registrations”. Demand Registrations shall be underwritten offerings upon the request of a Demanding Holder. The Demand Holders requesting a Demand Registration also may request that the registration be made pursuant to Rule 415 under the Securities Act (a “Shelf Registration”) and, if the Company is a WKSI at the time any request for a Demand Registration is submitted to the Company, that such Shelf Registration be an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “Automatic Shelf Registration Statement”). Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the intended method of distribution. Within ten (10) days after receipt of any such request, the Company shall give written notice of the Demand Registration to all other Holders and, subject to the terms of Section 4.1(e), shall include in such Demand Registration (and in all related registrations and qualifications under state blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after the Company issues such notice. Each Holder agrees that such Holder shall treat as confidential the receipt of the notice of Demand Registration and shall not disclose or use the information contained in such notice of Demand Registration without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement.

(b) Long-Form Registrations. The Company shall pay all Registration Expenses in connection with any Long-Form Registration. The aggregate offering value of the Registrable Securities requested to be registered in any Long-Form Registration must equal at least $10,000,000. All Long-Form Registrations shall be underwritten registrations unless otherwise approved by the Demand Holders requesting registration.

(c) Short-Form Registrations. The Company shall pay all Registration Expenses in connection with any Short-Form Registration. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form and if the managing underwriters (if any) agree to the use of a Short-Form Registration.

(d) Shelf Registrations.

(i) In the event that a registration statement under the Securities Act for the Shelf Registration (a “Shelf Registration Statement”) is effective, the Demand Holders whose Registrable Securities are covered by such Shelf Registration Statement shall each have the right at any time or from time to time following the expiration of the Registration Lockup Period, to elect to sell pursuant to an offering (including an underwritten offering) Registrable Securities available for sale pursuant to such Shelf Registration Statement (“Shelf Registrable Securities”), so long as the Shelf Registration Statement remains in effect, and the Company shall pay all Registration Expenses in connection therewith. The applicable Demand Holders shall make such election by delivering to the Company a written notice (a “Shelf Offering Notice”) with respect to such offering specifying the number of Shelf Registrable Securities that they desire to sell pursuant to such offering (the “Shelf Offering”). As promptly as practicable, but no later than two (2) Business Days after receipt of a Shelf Offering Notice, the Company shall give written notice of such Shelf Offering Notice to all other holders of Shelf Registrable Securities. The Company, subject to Sections 4.1(e) and 4.7, shall include in such Shelf Offering the Shelf Registrable Securities of any other holder of Shelf Registrable Securities that shall have made a written request to the Company for inclusion in such Shelf Offering (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such holder) within five (5) Business Days after the receipt of the Shelf Offering Notice. The Company shall, as expeditiously as possible (and in any event within 20 days after the receipt of a Shelf Offering Notice), but subject to Section 4.1(f), use its reasonable best efforts to facilitate such Shelf Offering. Each Holder agrees that such Holder shall treat as confidential the receipt of the Shelf Offering Notice and shall not disclose or use the information contained in the Company’s notice regarding the Shelf Offering Notice without the

Annex D-Ex-A-13

prior written consent of the Company and the Holders delivering such Shelf Offering Notice until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement.

(ii) If a Demand Holder wishes to engage in an underwritten block trade, variable price reoffer or overnight underwritten offering, in each case, off of a Shelf Registration Statement (either through filing an Automatic Shelf Registration Statement or through a take-down from an already existing Shelf Registration Statement), then, notwithstanding the time periods set forth in Section 4.1(d)(i) but only following the expiration of the Registration Lockup Period, such holder shall notify the Company not less than two (2) Business Days prior to the day such offering is to commence. The Company shall promptly notify all other Holders of such offering, and such other Holders must elect whether or not to participate by the next Business Day (i.e., one Business Day prior to the day such offering is to commence) (unless a longer period is agreed to by such Demand Holder) wishing to engage in the underwritten block trade), and the Company shall as expeditiously as possible use its reasonable best efforts to facilitate such offering (which may close as early as two (2) Business Days after the date it commences); provided, however, that such Demand Holder shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the transaction.

(iii) Subject to Section 4.1(f)(ii), the Company shall, at the request of a Demand Holder whose Shelf Registrable Securities are covered by a Shelf Registration Statement, file any prospectus supplement or any post-effective amendments and otherwise take any action necessary to include therein all disclosures and language deemed necessary or advisable by such holders to effect such Shelf Offering.

(e) Priority on Demand Registrations and Shelf Offerings. The Company shall not include in any Demand Registration or Shelf Offering any securities which are not Registrable Securities without the prior written consent of the Holders holding at least a majority of the Registrable Securities initially requesting such registration. If a Demand Registration or a Shelf Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such offering prior to the inclusion of any securities which are not Registrable Securities the number of Registrable Securities requested to be included which, in the opinion of such underwriters, can be sold, without any such adverse effect, pro rata among the respective holders thereof on the basis of the amount of Registrable Securities owned by each such holder; provided, however, notwithstanding anything to the contrary in this ARTICLE IV, if during the Lockup Period ECP has not Transferred any of its shares of Common Stock (excluding Transfers to Permitted Transferees), then, until the earlier of (a) eighteen (18) months following the expiration of the Lockup Period and (b) the time at which ECP Transfers any shares of Common Stock, ECP shall have the right to demand one (1) Demand Registration or Shelf Offering in which the Company shall allocate (i) with respect to the first $200,000,000 in total proceeds raised thereby, at least 33% of such offering to shares of Common Stock held by ECP and Capitol on the basis of the amount of Registrable Securities owned by each of them and (ii) with respect to proceeds raised in excess of $200,000,000, a pro rata portion to ECP and Capitol on the basis of the amount of Registrable Securities owned by each of them as a portion of the total amount of Registrable Securities then issued and outstanding.

(f) Restrictions on Demand Registration and Shelf Offerings.

(i) The Company shall not be obligated to effect any Demand Registration or underwritten Shelf Offering at any time during the Registration Lockup Period or within 60 days after the effective date of a previous Demand Registration or a previous registration in which Registrable Securities were included pursuant to Section 4.2.

(ii) The Company may postpone for up to 90 days from the date of the request (the “Suspension Period”), the filing or the effectiveness of a registration statement for a Demand Registration or suspend the use of a prospectus that is part of a Shelf Registration Statement (and therefore suspend sales of the Shelf Registrable Securities) by providing written notice to the Holders if (A) the Board determines in its reasonable good faith judgment that the offer or sale of Registrable Securities would reasonably

Annex D-Ex-A-14

be expected to have a material adverse effect on any proposal or plan by the Company or any of its Subsidiaries to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization or other financially material transaction involving the Company, (B) the sale of Registrable Securities pursuant to the registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, and (C) (x) the Company has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction or (z) such transaction renders the Company unable to comply with requirements of the SEC, in each case under circumstances that would make it impractical or inadvisable to cause the Shelf Registration Statement (or such filings) to become effective or to promptly amend or supplement the Shelf Registration Statement on a post effective basis, as applicable; provided, however, that, in such event, the Holders initially requesting such Demand Registration shall be entitled to withdraw such request, and if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such registration. The Company may delay or suspend the effectiveness of a Demand Registration or Shelf Offering pursuant to this Section 4.1(f)(ii) only once in any consecutive twelve (12)-month period; provided, however, that, for the avoidance of doubt, the Company may in any event delay or suspend the effectiveness of Demand Registration or Shelf Offering in the case of an event described under Section 4.4(a)(vi) to enable it to comply with its obligations set forth in Section 4.4(a)(vi). If the conditions set forth in clauses (A) through (C) above are satisfied, the Company may extend the Suspension Period for an additional consecutive 60 days with the consent of the Holders holding a majority of the Registrable Securities initially requesting such registration.

(iii) In the case of an event that causes the Company to suspend the use of a Shelf Registration Statement as set forth in paragraph (f)(ii) above or pursuant to Section 4.4(a)(xiv) (a “Suspension Event”), the Company shall give a notice to the Holders registered pursuant to such Shelf Registration Statement (a “Suspension Notice”) to suspend sales of the Registrable Securities, and such notice shall state generally the basis for the notice and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing; provided that the Company shall not be permitted to deliver more than one Suspension Notice during any consecutive twelve (12) month period or for a period exceeding ninety (90) days. A Holder shall not effect any sales of its Registrable Securities pursuant to such Shelf Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below). Each Holder agrees that it shall treat as confidential the receipt of the Suspension Notice and shall not disclose or use the information contained in such Suspension Notice without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by such Holder in breach of the terms of this Agreement. A Holder may recommence effecting sales of the Registrable Securities pursuant to the Shelf Registration Statement (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the holders and to the holders’ counsel, if any, promptly following the conclusion of any Suspension Event.

(iv) Notwithstanding any provision herein to the contrary, if the Company shall give a Suspension Notice with respect to any Shelf Registration Statement pursuant to Section 4.1(f)(iii), the Company agrees that it shall extend the period of time during which such Shelf Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of receipt by the holders of the Suspension Notice to and including the date of receipt by the holders of the End of Suspension Notice and provide copies of the supplemented or amended prospectus necessary to resume sales with respect to each Suspension Event; provided, however, that such period of time shall not be extended beyond the date that shares of Common Stock covered by such Shelf Registration Statement are no longer Registrable Securities.

(g) Selection of Underwriters. The Demand Holders requesting any Demand Registration shall have the right to select the investment banker(s) and manager(s) to administer the offering. If any Shelf Offering is an underwritten offering, the Demand Holders requesting such underwritten offering shall have the right to select

Annex D-Ex-A-15

the investment banker(s) and manager(s) to administer the offering relating to such Shelf Offering. The Company represents and warrants that no investment bankers are entitled to any rights that would conflict with the rights of the Holders under this Section 4.1(g).

(h) Other Registration Rights. The Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any securities of the Company. Except as provided in this Agreement, the Company shall not grant to any Persons the right to request the Company or any Subsidiary to register any Equity Interests of the Company or any Subsidiary, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the Holders holding a majority of the Registrable Securities; provided, however, that the Company may grant rights to other Persons to participate in Piggyback Registrations so long as such rights are subordinate to the rights of the Holders with respect to such Piggyback Registrations as set forth in Section 4.2(c).

(i) Revocation of Demand Notice or Shelf Offering Notice. At any time prior to the effective date of the registration statement relating to a Demand Registration or the “pricing” of any offering relating to a Shelf Offering Notice, the Holders that provided such Demand Registration or Shelf Offering Notice may revoke such Demand Registration or Shelf Offering Notice on behalf of all Holders participating in such Demand Registration or Shelf Offering without liability to such Holders, in each case by providing written notice to the Company.

Section 4.2 Piggyback Registrations.

(a) Right to Piggyback. Whenever following the expiration of the Registration Lockup Period the Company proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration or in connection with registrations on Form S-4 or S-8 promulgated by the SEC or any successor or similar forms) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give written notice at least five (5) Business Days prior to the filing of the registration statement relating to the Piggyback Registration to all Holders of its intention to effect such Piggyback Registration and, subject to the terms of Section 4.2(c) and Section 4.1(e), shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within two (2) Business Days after delivery of the Company’s notice.

(b) Piggyback Expenses. The Registration Expenses of the Holders shall be paid by the Company in all Piggyback Registrations, whether or not any such registration became effective.

(c) Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their sole opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by each such holder, and (iii) third, other securities requested to be included in such registration which, in the sole opinion of the underwriters, can be sold without any such adverse effect.

(d) Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the investment banker(s) and manager(s) for the offering shall be selected by the Company.

(e) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it as a primary offering under this Section 4.2 whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4.5.

Section 4.3 Holdback Agreements.

(a) Holders. Each and every Holder shall enter into lock-up agreements with the managing underwriter(s) of an underwritten Public Offering providing that, unless the underwriters managing such underwritten Public Offering otherwise agree in writing, subject to customary exceptions such Holder shall not (i) offer, sell, contract to sell, pledge (excluding bona fide pledges pursuant to margin loans or similar arrangements) or otherwise dispose of (including

Annex D-Ex-A-16

sales pursuant to Rule 144), directly or indirectly, any Equity Interests of the Company (including Equity Interests of the Company that may be deemed to be owned beneficially by such holder in accordance with the rules and regulations of the SEC) (collectively, “Securities”), (ii) enter into a transaction which would have the same effect as described in clause (i) above, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any Securities, whether such transaction is to be settled by delivery of such Securities, in cash or otherwise (each of (i), (ii) and (iii) above, a “Sale Transaction”), or (iv) publicly disclose the intention to enter into any Sale Transaction, commencing on the earlier of the date on which the Company gives notice to the Holders that a preliminary prospectus has been circulated for such Public Offering or the “pricing” of such offering and continuing to the date that is no longer than 90 days following the date of the final prospectus for such Public Offering (or such shorter period that is required by the managing underwriter(s)) (the “Holdback Period”).

(b) The Company. The Company (i) shall not file any registration statement for a Public Offering or cause any such registration statement to become effective, or effect any public sale or distribution of its Equity Interests during any Holdback Period and (ii) shall use its reasonable best efforts to cause (A) each holder of at least 5% (on a fully-diluted basis) of its shares of Common Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock, and (B) each of its Directors and executive officers to agree not to effect any Sale Transaction during any Holdback Period, except as part of such underwritten registration, if otherwise permitted, unless the underwriters managing the Public Offering otherwise agree in writing.

Section 4.4 Registration Procedures.

(a) Whenever the Holders have requested that any Registrable Securities be registered pursuant to this Agreement or have initiated a Shelf Offering, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(i) in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder, prepare and file with the SEC a registration statement, and all amendments and supplements thereto and related prospectuses, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided, however, that, before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the Holders holding a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(ii) notify each Holder of (A) the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;

(iii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(iv) furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

Annex D-Ex-A-17

(v) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4.4(a)(v), (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any jurisdiction where it would not otherwise be subject to taxation);

(vi) notify each seller of such Registrable Securities (A) promptly after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (B) promptly after receipt thereof, of any request by the SEC for the amendment or supplementing of such registration statement or prospectus or for additional information, and (C) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, subject to Section 4.1(f), at the request of any such seller, the Company shall use its reasonable best efforts to prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(vii) use reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with FINRA;

(viii) use reasonable best efforts to provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(ix) enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Holders holding a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split, combination of shares, recapitalization or reorganization);

(x) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(xi) take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(xii) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make available to its security holders, as soon as reasonably practicable, an earnings statement

Annex D-Ex-A-18

covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158;

(xiii) permit any Holder which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company to participate in the preparation of such registration or comparable statement and to allow such holder to provide language for insertion therein, in form and substance reasonably satisfactory to the Company, which in the reasonable judgment of such holder and its counsel should be included;

(xiv) in the event of the issuance of any stop order suspending the effectiveness of a registration statement or the issuance of any order suspending or preventing the use of any related prospectus or suspending the qualification of any shares of Common Stock included in such registration statement for sale in any jurisdiction, use reasonable best efforts promptly to obtain the withdrawal of such order;

(xv) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(xvi) cooperate with the Holders covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such holders may request;

(xvii) cooperate with each Holder covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xviii) use its reasonable best efforts to make available the executive officers of the Company to participate with the Holders and any underwriters in any “road shows” or other selling efforts that may be reasonably requested by the Holders in connection with the methods of distribution for the Registrable Securities;

(xix) in the case of any underwritten offering, use its reasonable best efforts to obtain one or more comfort letters from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters;

(xx) in the case of an underwritten offering, use its reasonable best efforts to provide a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of the closing under the underwriting agreement), the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature, which opinion shall be addressed to the underwriters;

(xxi) if the Company files an Automatic Shelf Registration Statement covering any Registrable Securities, use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such Automatic Shelf Registration Statement is required to remain effective and, if WKSI status is lost, to file an amendment to the Automatic Shelf Registration Statement to convert it into a Shelf Registration Statement as promptly as practicable;

(xxii) if the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and

Annex D-Ex-A-19

(xxiii) if the Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its reasonable best efforts to refile the Shelf Registration Statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective.

(b) If the Company files any Automatic Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, and the Holders do not request that their Registrable Securities be included in such Shelf Registration Statement, the Company agrees that, once it is eligible to rely on Rule 430B, at the request of the Holders holding a majority of the Registrable Securities, it shall include in such Automatic Shelf Registration Statement such disclosures as may be required by Rule 430B in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

(c) The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information required by law to be included in such registration regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing.

(d) If Platinum, Blackstone, ECP, the Sponsors or any of their respective Affiliates seek to effectuate an in-kind distribution of all or part of their respective Registrable Securities to their respective direct or indirect equityholders, the Company shall, subject to any applicable lock-ups, use reasonable best efforts to facilitate such in-kind distribution in the manner reasonably requested.

Section 4.5 Registration Expenses.

(a) The Company’s Obligation. All expenses incident to the Company’s performance of or compliance with this ARTICLE IV (including, without limitation, all registration, qualification and filing fees, including FINRA filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, transfer agent fees and expenses, travel expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters, including, if necessary, a “qualified independent underwriter” (as such term is defined by FINRA) (excluding underwriting discounts and commissions), and other Persons retained by the Company) (all such expenses being herein called “Registration Expenses”), shall be borne by the Company, and the Company shall, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. Each Person that sells securities pursuant to a Demand Registration, Shelf Offering or Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions applicable to the securities sold for such Person’s account (provided, however, that such underwriting discounts and commissions applicable to Registrable Securities will be the same per share as those applicable to Registrable Securities held be the Demand Holders included in such Demand Registration, Shelf Offering or Piggyback Registration).

(b) Counsel Fees and Disbursements. In connection with each Demand Registration, each Piggyback Registration and each Shelf Offering that is an underwritten offering, the Company shall reimburse the Holders participating in such registration (i) for the reasonable fees and disbursements of one counsel chosen by the Holders holding a majority of the Registrable Securities included in such registration or participating in such Shelf Offering and (ii) for the reasonable fees and disbursements of each additional counsel retained by any holder for the purpose of rendering a legal opinion on behalf of any such holder in connection with any underwritten Demand Registration, Piggyback Registration or Shelf Offering.

(c) Security Holders. To the extent any expenses are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay those expenses allocable to the registration of such holder’s securities so included in proportion to the aggregate selling price of the securities to be so registered.

Annex D-Ex-A-20

Section 4.6 Indemnification and Contribution.

(a) By the Company. The Company shall indemnify and hold harmless, to the extent permitted by applicable Law, each Holder, such Holder’s officers, directors employees, agents and representatives, and each Person who controls such holder (within the meaning of the Securities Act) (the “Indemnified Parties”) against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) caused by, resulting from, arising out of, based upon or related to any of the following statements, omissions or violations by the Company: (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus, preliminary prospectus or Free-Writing Prospectus, or any amendment thereof or supplement thereto or (B) any application or other document or communication (in this Section 4.6(a), collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance. In addition, the Company will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such losses. Notwithstanding the foregoing, the Company shall not be liable in any such case to the extent that any such losses result from, arise out of, are based upon, or relate to an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus, preliminary prospectus or Free-Writing Prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Company by such Indemnified Party expressly for use therein or by such Indemnified Party’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Indemnified Party with a sufficient number of copies of the same. In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers and directors, and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Indemnified Parties.

(b) By each Holder. In connection with any registration statement in which a Holder is participating, each such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its officers, directors, employees, agents and representatives, and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use in such registration statement; provided, however, that the obligation to indemnify shall be individual, not joint and several, for each Holder and shall be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such registration statement.

(c) Claim Procedure. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, however, that the failure to give prompt notice shall impair any Person’s right to indemnification hereunder only to the extent such failure has prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such

Annex D-Ex-A-21

instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the Holders holding a majority of the Registrable Securities included in the registration if such Holders are indemnified parties, at the expense of the indemnifying party.

(d) Contribution. If the indemnification provided for in this Section 4.6(a) or (b) is held by a court of competent jurisdiction to be unavailable to, or is insufficient to hold harmless, an indemnified party or is otherwise unenforceable with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 4.6(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to herein shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Release. No indemnifying party shall, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(f) Non-exclusive Remedy; Survival. The indemnification and contribution provided for under this Section 4.6 shall be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to Law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

Section 4.7 Underwritten Offerings. No Person may participate in any registration hereunder which is underwritten unless such Person: (a) agrees to sell the same class and type of securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to any over-allotment or “green shoe” option requested by the underwriters; provided, however, that no Holder shall be required to sell more than the number of Registrable Securities such Holder has requested to include); (b) completes and executes all questionnaires, indemnities, underwriting agreements and other documents reasonably required of all holders of securities being included in such registration under the terms of such underwriting arrangements; and (c) completes and executes all powers of attorney and custody agreements as reasonably requested by the managing underwriters; provided, however, that no Holder included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto that are materially more burdensome than those provided in Section 4.6 or those provided by the other Holders participating in such underwritten registration. For the avoidance of doubt, each Holder shall execute such customary powers of attorney or custody agreements as are requested by the managing underwriters, appointing as power of attorney or custodian such persons as reasonably requested by the Holders holding the majority of the Registrable Securities. Each Holder shall execute and deliver such other agreements as may be reasonably requested by the Company and the lead managing underwriter(s) that are consistent with such Holder’s obligations under Section 4.3, Section 4.4 and this Section 4.7 or that are necessary to give further effect thereto. To the extent that any such agreement is entered into pursuant to, and consistent with, Section 4.3 and this Section 4.7, the respective rights and obligations created under such agreement shall supersede the respective rights and obligations of the Holders, the Company and the underwriters

Annex D-Ex-A-22

created pursuant to this Section 4.7. In the case of any registration hereunder that is underwritten which is requested by the Demand Holders, the price, underwriting discount and other financial terms of the related underwriting agreement for such securities shall be determined by the Holders holding a majority of the Registrable Securities requesting such underwritten offering, provided, however, that such price, underwriting discount and other financial terms shall be applicable pari passu among all Registrable Securities included in such registration on a pro rata basis.

Section 4.8 Additional Parties; Joinder. Subject to the prior written consent of the Holders holding a majority of the Registrable Securities and except as provided in Section 5.1(b), the Company may permit any Person who acquires shares of Common Stock or rights to acquire shares of Common Stock from the Company after the date hereof to become a party to this Agreement and to succeed to all of the rights and obligations of a “Holder” under this Agreement by obtaining an executed joinder to this Agreement from such Person in the form of Exhibit B (a “Joinder”). Upon the execution and delivery of a Joinder by such Person, the shares of Common Stock acquired by such Person (the “Acquired Common”) shall be Registrable Securities hereunder, such Person shall be a “Holder” under this Agreement with respect to the Acquired Common, and the Company shall add such Person’s name and address to the appropriate schedule hereto and circulate such information to the parties to this Agreement.

Section 4.9 Current Public Information. The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as any holder or Holders may reasonably request, all to the extent required to enable such Holders to sell Registrable Securities pursuant to Rule 144. Upon request, the Company shall deliver to any Holder a written statement as to whether it has complied with such requirements.

Section 4.10 Subsidiary Public Offering. If, after an initial Public Offering of the Equity Interests of one of its Subsidiaries, the Company distributes securities of such Subsidiary to its equity holders, then the rights and obligations of the Company pursuant to this Agreement shall apply, mutatis mutandis, to such Subsidiary, and the Company shall cause such Subsidiary to comply with such Subsidiary’s obligations under this Agreement.

ARTICLE V
MISCELLANEOUS, DEFINITIONS

Section 5.1 Assignment; Benefit of Parties.

(a) Subject to Section 5.1(b) and Section 5.1(c), this Agreement shall not be assignable or otherwise transferable by any Party without the prior written consent of the other Parties, and any purported assignment or other transfer without such consent shall be null and void. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

(b) The rights to cause the Company to register Registrable Securities under ARTICLE IV may be transferred or assigned by each Holder to one or more transferees or assignees of Registrable Securities; provided, however, that any such transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Holder and that each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under ARTICLE IV.

(c) So long as ECP and its Affiliates are the beneficial owners of a majority of the NESCO Holder Shares, at the written request of ECP, the NESCO Holder shall assign to ECP (or to an Affiliate of ECP designated in writing by it), without any further consent required from any other Party, all of its rights hereunder and, following such assignment, ECP (or an Affiliate designated in writing by it) shall be deemed to be the “NESCO Holder” for all purposes hereunder; provided, however, that ECP (or its Affiliate designated in writing) assumes in writing responsibility for its portion of the obligations of the NESCO Holder and that, if ECP designates an Affiliate in writing, then such Affiliate shall continue to be an Affiliate of ECP at all times.

Section 5.2 Remedies. The Parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Parties shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of Law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.
Annex D-Ex-A-23

Section 5.3 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail as of the date so transmitted (or, if transmitted after normal business hours, on the next Business Day at the local time of the recipient), (c) the third Business Day following the day sent by reputable national overnight courier (with written confirmation of receipt), or (d) the seventh Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

(a) If to the Company or the Management Holders:

Nesco Holdings, Inc.
6714 Pointe Inverness Way, Suite 220
Fort Wayne, Indiana 46804
Attention: [__]
E-mail: [__]

with a copy (which alone shall not constitute notice) to:

Latham & Watkins LLP
555 11th Street, N.W., Suite 1000
Washington D.C. 20004
Attn:            Paul Sheridan

David Brown

Email:          Paul.Sheridan@lw.com

David.Brown@lw.com

(b) If to the NESCO Holder or ECP:

Energy Capital Partners III, LLC
12680 High Bluff Drive, Suite 400
San Diego, California 92130
Attention:    Rahman D’Argenio

Chris Leininger

Email:          rdargenio@ecpartners.com

cleininger@ecpartners.com

(c) If to the Sponsors:

Capitol Investment Corp. IV
1300 17th Street North, Suite 820
Arlington, Virginia 22209
Attn:            Mark D. Ein, Chairman & CEO, and

Dyson Dryden, President & CFO

E-mail:        mark@capinvestment.com

dyson@capinvestment.com

with a copy (which alone shall not constitute notice) to:

Latham & Watkins LLP
555 11th Street, N.W., Suite 1000
Washington D.C. 20004
Attn:            Paul Sheridan

David Brown

Email:          Paul.Sheridan@lw.com

David.Brown@lw.com

Annex D-Ex-A-24

(d) If to Platinum:

Platinum Once Source Holdings, LLC
c/o Platinum Equity Advisors, LLC

1 Greenwich Office Park
North Building, Floor 2
Greenwich, CT 06831
Email: LSamson@platinumequity.com
Attn: Louis Samson

and

c/o Platinum Equity Advisors, LLC
360 North Crescent Drive, South Building
Beverly Hills, CA 90210
Attn: John Holland
Email: [      ]@platinumequity.com]

with a copy (which alone shall not constitute notice) to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
E-mail Address: ken.lefkowitz@hugheshubbard.com
Attention: Kenneth A. Lefkowitz

(e) If to Blackstone: [      ]

with a copy (which alone shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: Rhett A. Van Syoc, P.C.
Cyril V. Jones
E-mail: rhett.vansyoc@kirkland.com
             cyril.jones@kirkland.com

Section 5.4 Adjustments. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

Section 5.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 5.6 Further Assurances. In order to effectuate the provisions of this Agreement, each Stockholder hereby agrees to take, in its capacity as a stockholder of the Company, all actions reasonably necessary to give effect to the provisions of this Agreement (such actions, “Necessary Action”), including, without limitation, (a) when any action or vote is required to be taken by such Stockholder pursuant to this Agreement, using its commercially reasonable efforts to call, or cause the appropriate officers and Directors of the Company to call, one or more meetings of the Company’s stockholders, to take such action or vote, (b) to attend all meetings of the Company’s stockholders in person or by proxy for purposes of obtaining a quorum that are called for the election of Directors of the Company or for the purpose of taking any action required by this Agreement, (c) to vote or cause to be voted all Equity Interests over which such Stockholder has voting power at meetings of the Company’s stockholders or in actions of the Company’s stockholders by written consent so as to effectuate the provisions of this Agreement and, (d) in the case of a Stockholder that has nominated a Director pursuant to Section 1.1, to use its reasonable best efforts to cause the Board to adopt, either

Annex D-Ex-A-25

at a meeting of the Board or by unanimous written consent of the Board, all the resolutions necessary to effectuate the provisions of this Agreement, including causing members of the Board to be removed in accordance with the provisions of this Agreement.

Section 5.7 Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the Party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 5.8 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 5.9 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 5.9. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10 Indemnification.

(a) The Company agrees to indemnify and hold harmless each of Platinum, ECP, Capitol, Blackstone and their respective directors, officers, partners, members, direct and indirect owners, managers, Affiliates and controlling persons (each, an “Stockholder Indemnitee”) from and against any and all liability, including, without limitation, all obligations, costs, fines, claims, actions, injuries, demands, suits, judgments, proceedings, investigations, arbitrations (including stockholder claims, actions, injuries, demands, suits, judgments, proceedings, investigations or arbitrations) and reasonable expenses, including reasonable accountant’s and reasonable attorney’s fees and expenses (together the “Losses”), incurred by such Stockholder Indemnitee before or after the Effective Time to the extent arising out of, resulting from, or relating to (i) such Stockholder Indemnitee’s purchase and/or ownership of any Equity Interests or (ii) any litigation to which any Stockholder Indemnitee is made a party in its capacity as a stockholder or owner of securities (or as a director, officer, partner, member, manager, Affiliate or controlling person of any of Platinum, ECP, Capitol or Blackstone, as the case may be) of the Company; provided, however, that the foregoing indemnification rights in this Section 5.10(a) shall not be available to the extent that (i) any such Losses are incurred as a result of such Stockholder Indemnitee’s willful misconduct or gross negligence; (ii) any such Losses are incurred as a result of non-compliance by such Stockholder Indemnitee with any laws or regulations applicable to any of them; or (iii) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable Law or public policy. For purposes of this Section 5.10(a), none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Stockholder Indemnitee as to any previously advanced indemnity payments made by the Company under this Section 5.10(a), then such payments shall be promptly repaid by such Stockholder Indemnitee to the Company. The rights of any Stockholder Indemnitee to indemnification hereunder will be in addition to any other rights any such party may have under any other agreement or instrument to which such Stockholder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. In the event of any payment of indemnification pursuant to this Section 5.10(a), to the extent that any Stockholder Indemnitee is indemnified for Losses, the Company will be subrogated to the extent of such payment to all of the related rights of recovery of the Stockholder Indemnitee to which such payment is made against all other Persons. Such Stockholder Indemnitee shall execute all papers reasonably required to evidence such rights. The Company will be entitled at its election to participate in the defense of any third party claim upon which indemnification is due pursuant to this

Annex D-Ex-A-26

Section 5.10(a) or to assume the defense thereof, with counsel reasonably satisfactory to such Stockholder Indemnitee unless, in the reasonable judgment of the Stockholder Indemnitee, a conflict of interest between the Company and such Stockholder Indemnitee may exist, in which case such Stockholder Indemnitee shall have the right to assume its own defense and the Company shall be liable for all reasonable expenses therefor. Except as set forth above, should the Company assume such defense all further defense costs of the Stockholder Indemnitee in respect of such third party claim shall be for the sole account of such party and not subject to indemnification hereunder. The Company will not without the prior written consent of the Stockholder Indemnitee (which consent shall not be unreasonably withheld) effect any settlement of any threatened or pending third party claim in which such Stockholder Indemnitee is or could have been a party and be entitled to indemnification hereunder unless such settlement solely involves the payment of money and includes an unconditional release of such Stockholder Indemnitee from all liability and claims that are the subject matter of such claim. If the indemnification provided for above is unavailable in respect of any Losses, then the Company, in lieu of indemnifying a Stockholder Indemnitee, shall, if and to the extent permitted by Law, contribute to the amount paid or payable by such Stockholder Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company and such Stockholder Indemnitee in connection with the actions which resulted in such Losses, as well as any other equitable considerations.

(b) The Company agrees to pay or reimburse each Stockholder for all reasonable, out-of-pocket costs and expenses of such Stockholder (including reasonable attorneys’ fees, charges, disbursement and expenses) incurred in connection with the enforcement or exercise by such Stockholder of any right granted to it or provided for hereunder.

Section 5.11 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby.

Section 5.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement or the applicable rules and regulations of the Approved Stock Exchange, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law or the applicable rules and regulations of the Approved Stock Exchange and to the extent necessary to give effect to the intent of the Parties, and the Parties shall take all actions reasonably necessary to cause such reformation, construction or enforcement.

Section 5.13 Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Parties unless such modification is approved in writing by the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 5.14 Termination. This Agreement shall expire and terminate automatically at such time as none of Platinum, Blackstone, ECP or Capitol has the right to nominate a nominee pursuant to Section 1.1(a); provided, however, this Agreement shall expire and terminate automatically with respect to each of Platinum, Blackstone, ECP or Capitol, as applicable, at such time as such Party no longer Beneficially Owns any shares of Common Stock; provided, further, however, that Section 1.1(h), Section 1.1(j), Section 2.1, Section 2.2, Section 4.6 and ARTICLE V shall survive the termination of this Agreement (whether in whole or with respect to any particular Party).

Section 5.15 Enforcement. Each of the Parties covenant and agree that the disinterested Directors have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

Section 5.16 Definitions.

“Action” means any action, claim, demand, litigation, suit, counter suit, civil charge, criminal proceeding, complaint, dispute, examination, injunction, hearing, investigation, inquiry, audit, settlement, mediation, arbitration or other legal or administrative proceeding of any sort by or before any Governmental Authority.

Annex D-Ex-A-27

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. “Affiliates” with respect to Platinum, Blackstone, ECP and Capitol, respectively, shall not include the Company or its Subsidiaries.

“Annual Meeting” means any meeting of the stockholders of the Company held for the purpose of electing the Directors of the Company.

“Approved Stock Exchange” means the Nasdaq, the New York Stock Exchange or any other national securities exchange on which any of the Common Stock of the Company is listed.

“Beneficially Own” (including its correlative meanings, “Beneficial Owner” and “Beneficial Ownership”) has the meaning ascribed to it in Section 13(d) of the Exchange Act; provided, however, that a Person shall not be deemed to have Beneficial Ownership of an Equity Interest (including Common Stock) unless it has the pecuniary interest in such Equity Interest.

“Blackstone Director” means the individual elected to the Board that has been nominated by Blackstone pursuant to this Agreement.

“Blackstone Registrable Securities” means the Registrable Securities held by Blackstone and its Affiliates and any Person to whom it transfers or assigns its rights hereunder in accordance with Section 5.1(b).

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Law to close.

“Capitol Director” means the individual elected to the Board that has been nominated by Capitol pursuant to this Agreement.

“Chairperson” means the chairperson of the Board.

“Change in Control” means the occurrence of the following event: any one Person (other than Platinum and its Affiliates), or more than one Person that are Affiliates or that are acting as a group (excluding Platinum and its Affiliates), acquiring ownership of Equity Interests of the Company which, together with the Equity Interests held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the Equity Interests of the Company; provided, however, that to the extent such Person(s) acquire(s) ownership of more than 50% of the total voting power or economic rights of the Equity Interests of the Company through one or more transactions, the “price per share” paid or payable to the stockholders of the Company for purposes of Section 2.1(d) and Section 2.2(c) shall be the last price per share paid by such Person(s) in connection with all such transactions.

“Change in Control Consideration” means the amount per share to be received by a holder of shares of Common Stock in connection with a Change in Control, with any non-cash consideration valued as determined by the value ascribed to such consideration by the parties to such transaction.

“Common Stock Price” means, on any date after the Effective Time, the closing sale price per share of Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation or removal.

“ECP Director” means the individual elected to the Board that has been nominated by ECP pursuant to this Agreement.

“ECP Registrable Securities” means the Registrable Securities held by ECP and any Affiliate of ECP to whom ECP transfers or assigns its rights hereunder in accordance with Section 5.1(b).

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations, or other equivalents, including membership interests (however designated, whether voting or nonvoting or certificated

Annex D-Ex-A-28

or noncertificated), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, including all securities convertible or exchangeable for such equity and all options, warrants and other rights to purchase or otherwise acquire such equity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holder” means a Stockholder that holds Registrable Securities.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Maximum Target NESCO Holder Earnout Shares” means, with respect to NESCO Holder, 1,651,798 shares of NESCO Holder Earnout Shares.

“Maximum Target Sponsor Earnout Shares” means, with respect to each Sponsor, the shares of Common Stock noted as Maximum Target Sponsor Earnout Shares set forth next to such Sponsor’s name on Exhibit A.

“Merger Effective Time” means July 31, 2019.

“Minimum Target NESCO Holder Earnout Shares” means, with respect to NESCO Holder, 900,000 shares of NESCO Holder Earnout Shares.

“Minimum Target Sponsor Earnout Shares” means, with respect to each Sponsor, the shares of Common Stock noted as Minimum Target Sponsor Earnout Shares set forth next to such Sponsor’s name on Exhibit A.

“NESCO Holder Earnout Shares” means the Earnout Shares issued pursuant to Section 2.06(g) of the Merger Agreement.

“NESCO Holder Shares” means any shares of Common Stock held by the NESCO

Holder.

“Non-Fully Diluted Basis” means all shares of Common Stock issued and outstanding, excluding the Sponsor Earnout Shares to the extent such Sponsor Earnout Shares remain subject to forfeiture pursuant to Section 2.1.

“Other Holders” means any Person that has become bound by the provisions of Article IV by executing a Joinder.

“Permitted Transferee” means, with respect to any Person, (i) the direct or indirect partners, members, equity holders or other Affiliates of such Person, or (ii) any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Platinum Director” means an individual elected to the Board that has been nominated by Platinum pursuant to this Agreement or otherwise in accordance with the Bylaws.

Annex D-Ex-A-29

“Platinum Director Nomination Threshold” means that Platinum, together with its Affiliates, Beneficially Owns a number of shares of Common Stock that is equal to or greater than 50% of the total number of shares of Common Stock issued and outstanding (on a Non-Fully Diluted Basis).

“Platinum Ownership Threshold” means that Platinum, together with its Affiliates, Beneficially Owns a number of shares of Common Stock that is (a) equal to or greater than 30% of the total number of shares of Common Stock issued and outstanding and (b) greater than the number of shares of Common Stock owned by any other Person or group of Affiliated Persons (in each of cases (a) and (b) of this sentence, on a Non-Fully Diluted Basis).

“Platinum Registrable Securities” means the Registrable Securities held by a Platinum, its Affiliates and any Person to whom it transfers or assigns its rights hereunder in accordance with Section 5.1(b).

“Public Offering” means any sale or distribution by the Company and/or Holders to the public of shares of Common Stock pursuant to an offering registered under the Securities Act.

“Registrable Securities” means (a) any shares of Common Stock held by a Demand Holder or any Other Holder (including, for the avoidance of doubt, any Earnout Shares (as defined in the Merger Agreement) and Sponsor Earnout Shares), in each case, upon the issuance thereof or lapse of transfer restrictions applicable thereto), (b) any Warrants issued to or held by ECP, any Sponsor or any Other Holder or any shares of Common Stock issued or issuable upon exercise thereof, and (c) any Equity Interests of the Company or any Subsidiary of the Company issued or issuable with respect to the securities referred to in clause (a) or (b) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been (i) sold or distributed pursuant to a Public Offering, (ii) sold in compliance with Rule 144 or (iii) repurchased by the Company or a Subsidiary of the Company. For purposes of this Agreement, a Person shall be deemed to be a Holder and the Registrable Securities shall be deemed to be in existence, in each case, whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a Holder hereunder. Notwithstanding anything to the contrary in this Agreement, the Sponsor Earnout Shares shall not be deemed Registrable Securities unless and until the restrictions set forth in this Agreement shall have ceased to apply in accordance with the terms thereof.

“Rule 144,” “Rule 158,” “Rule 405,” “Rule 415” and “Rule 430B” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the SEC, as the same shall be amended from time to time, or any successor rule then in force.

“SEC” means the United States Securities and Exchange Commission.

“Second Target NESCO Holder Earnout Shares” means, with respect to NESCO Holder, 900,000 shares of NESCO Holder Earnout Shares.

“Second Target Sponsor Earnout Shares” means, with respect to each Sponsor, the shares of Common Stock noted as Second Target Sponsor Earnout Shares set forth next to such Sponsor’s name on Exhibit A.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Sponsor Earnout Shares” means, collectively, the Minimum Target Sponsor Earnout Shares, the Second Target Sponsor Earnout Shares and the Maximum Target Sponsor Earnout Shares.

“Sponsor Registrable Securities” means the Registrable Securities held by a Sponsor, its Affiliates and any Person to whom it transfers or assigns its rights hereunder in accordance with Section 5.1(b).

“Stockholder” means any holder of Common Stock that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or

Annex D-Ex-A-30

more of its other Subsidiaries), owns, directly or indirectly, more than 50% of the Equity Interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Transfer” means any (a) sale, transfer, assignment, hypothecation, pledge, encumbrance or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of Law) of Common Stock, (b) hedge, swap, forward contract or other similar transaction that is designed to or which would reasonably be expected to lead to or result in a sale or disposition of Beneficial Ownership of, or pecuniary interest in, Common Stock or (c) sale of, or trade in, derivative securities representing the right to vote or economic benefits of Common Stock.. “Transferable” and “Transferee” shall each have a correlative meaning.

“Vote” with respect to any Director, shall mean the vote of such Director when voting for or against the passing of any resolutions of the Board or any committee thereof and in respect of any determination of quorum present with respect to any matter.

“Voting Securities” shall mean, at any time of determination, shares of any class of Equity Interests of the Company that are then entitled to vote generally in the election of Directors.

“Warrants” means the Company’s warrants, each exercisable for one share of Common Stock.

“WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

Other defined terms:

Acquired Common	4.8
Agreement	Preamble
Automatic Shelf Registration Statement	4.1(a)
Blackstone	Preamble
Common Stock	Recitals
Company	Preamble
CTOS	Recitals
Demand Holders	4.1(a)
Demand Registrations	4.1(a)
Drag Shares	3.3(a)
ECP	Preamble
Effective Time	Preamble
Election Support Efforts	Section 1.1(c)
End of Suspension Notice	4.1(f)(iii)
Holdback Period	4.3(a)
Indemnified Parties	4.6(a)
Joinder	4.8
Lockup Period	3.1(a)
Long-Form Registrations	4.1(a)
Losses	5.10(a)
Management Holder	Preamble
Management Holders	Preamble
Maximum Target	2.1(c)
Merger Agreement	Recitals
Minimum Target	2.1(c)
Necessary Action	5.6
NESCO Holder	Preamble
Nominee	1.1(a)
Operating Council	1.3
Participating Stockholder	3.1(b)
Parties	Preamble

Annex D-Ex-A-31

Party	Preamble
Piggyback Registration	4.2(a)
44
Platinum	Preamble
Prior Agreements	Recitals
Qualifying Stockholder	3.1(a)
Registration Expenses	4.5(a)
Registration Lockup Period	4.1(a)
Required Sale	3.3(a)
Required Sale Notice	3.3(a)
Sale Proposal	3.3(a)
Sale Transaction	4.3(a)
Second Target	2.1(c)
Securities	4.3(a)
Shelf Offering	4.1(d)
Shelf Offering Notice	4.1(d)
Shelf Registrable Securities	4.1(d)
Shelf Registration	4.1(a)
Shelf Registration Statement	4.1(d)
Short-Form Registrations	4.1(a)
Sponsors	Preamble
Stockholder Indemnitee	5.10(a)
Suspension Event	4.1(f)(iii)
Suspension Notice	4.1(f)(iii)
Suspension Period	4.1(f)(ii)
Trigger Notice	3.1(b)
Trigger Price	3.1(a)
Trigger Transfer	3.1(b)

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

Annex D-Ex-A-32

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Time.

Company:
NESCO HOLDINGS, INC.
By:
Name:
Title:

[Signature page to Stockholders’ Agreement]

NESCO Holder:
NESCO HOLDINGS, LP
By:	NESCO Holdings GP, LLC
Its:	General Partner
By:
Name:
Title:

[Signature page to Stockholders’ Agreement]

ECP:
ENERGY CAPITAL PARTNERS III, LP
By:	Energy Capital Partners GP III, LP
Its:	General Partner
	By:	Energy Capital Partners III, LLC
	Its:	General Partner
By:
Name:
Title:
ENERGY CAPITAL PARTNERS III-A, LP
By:	Energy Capital Partners GP III, LP
Its:	General Partner
	By:	Energy Capital Partners III, LLC
	Its:	General Partner
By:
Name:
Title:
ENERGY CAPITAL PARTNERS III-B, LP
By:	Energy Capital Partners GP III, LP
Its:	General Partner
	By:	Energy Capital Partners III, LLC
	Its:	General Partner
By:
Name:
Title:

[Signature page to Stockholders’ Agreement]

ENERGY CAPITAL PARTNERS III-C, LP
By:	Energy Capital Partners GP III, LP
Its:	General Partner
	By:	Energy Capital Partners III, LLC
	Its:	General Partner
By:
Name:
Title:
ENERGY CAPITAL PARTNERS III-D, LP
By:	Energy Capital Partners GP III, LP
Its:	General Partner
	By:	Energy Capital Partners III, LLC
	Its:	General Partner
By:
Name:
Title:
ENERGY CAPITAL PARTNERS III (NESCO CO-INVEST), LP
By:	Energy Capital Partners GP III Co-Investment (NESCO), LLC
Its:	General Partner
	By:	Energy Capital Partners III, LLC
	Its:	Managing Member
By:
Name:
Title:

[Signature page to Stockholders’ Agreement]

Sponsors:
CAPITOL ACQUISITION MANAGEMENT IV LLC
By:
Name:
Title:
CAPITOL ACQUISITION FOUNDER IV LLC
By:
Name:
Title:

[Signature page to Stockholders’ Agreement]

Blackstone:
[BLACKSTONE INVESTING ENTITY]
By:
Name:
Title:

[Signature page to Stockholders’ Agreement]

Platinum:
PE ONE SOURCE HOLDINGS, LLC
By:
Name:
Title:

[Signature page to Stockholders’ Agreement]

Management Holders:

Name:
Title:

Name:
Title:

Name:
Title:

[Signature page to Stockholders’ Agreement]

EXHIBIT A

Sponsor	Minimum Target Sponsor Earnout Shares	Second Target Sponsor Earnout Shares	Maximum Target Sponsor Earnout Shares
Capitol Acquisition Management IV LLC
c/o Mark D. Ein
Capitol Investment Corp. IV
1300 17th Street North, Suite 820
Arlington, Virginia, 22209	916,405	916,405	227,924

Capitol Acquisition Founder IV LLC
c/o L. Dyson Dryden
Capitol Investment Corp. IV
1300 17th Street North, Suite 820
Arlington, Virginia, 22209	458,202	458,202	113,963

Richard C. Donaldson
Capitol Investment Corp. IV
1300 17th Street North, Suite 820
Arlington, Virginia, 22209	6,957	6,957	1,730

Brooke B. Coburn
Capitol Investment Corp. IV
1300 17th Street North, Suite 820
Arlington, Virginia, 22209	6,957	6,957	1,730

Lawrence Calcano
Capitol Investment Corp. IV
1300 17th Street North, Suite 820
Arlington, Virginia, 22209	6,957	6,957	1,730

Preston Parnell
Capitol Investment Corp. IV
1300 17th Street North, Suite 820
Arlington, Virginia, 22209	3,826	3,826	952

Winston Lin
Capitol Investment Corp. IV
1300 17th Street North, Suite 820
Arlington, Virginia, 22209	696	696	173
Total	1,400,000	1,400,000	348,202

EXHIBIT B

REGISTRATION RIGHTS JOINDER

The undersigned is executing and delivering this Joinder pursuant to the Stockholders’ Agreement dated as of [ ], 2021 (as the same may hereafter be amended, the “Stockholders’ Agreement”), among Nesco Holdings, Inc., a Delaware corporation (the “Company”), and the other person named as parties therein.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of Article IV of the Stockholders’ Agreement and all other provisions thereof necessary to give effect to such Article IV as a Holder in the same manner as if the undersigned were an original signatory to the Stockholders’ Agreement, and the undersigned’s [number] shares of Common Stock shall be included as Registrable Securities under the Stockholders’ Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ____day of___________, ______________.

Signature of Stockholder

Print Name of Stockholder
Address:

Agreed and Accepted as of

NESCO HOLDINGS, INC.
By:
Its:

Schedule 1 – Management Holders

[to come]

Exhibit B

Final

Bylaws of

Nesco Holdings, Inc.

(a Delaware corporation)

Exhibit B Page
Article I – Corporate Offices	1

1.1 Registered Office	1
1.2 Other Offices	1

Article II – Meetings of Stockholders	1

2.1 Place of Meetings	1
2.2 Annual Meeting	1
2.3 Special Meeting	1
2.4 Advance Notice Procedures for Business Brought before a Meeting	1
2.5 Advance Notice Procedures for Nominations of Directors	4
2.6 Exemption of Certain Stockholders	6
2.7 Notice of Stockholders’ Meetings	6
2.8 Manner of Giving Notice; Affidavit of Notice	6
2.9 Quorum	6
2.10 Adjourned Meeting; Notice	6
2.11 Conduct of Business	7
2.12 Voting	7
2.13 Record Date for Stockholder Meetings and Other Purposes	7
2.14 Proxies	8
2.15 List of Stockholders Entitled to Vote	8
2.16 Inspectors of Election	8
2.17 Consent of Stockholders in Lieu of a Meeting	9

Article III – Directors	9

3.1 Powers	9
3.2 Number of Directors	9
3.3 Election, Qualification and Term of Office of Directors	9
3.4 Resignation and Vacancies	9
3.5 Place of Meetings; Meetings by Telephone	9
3.6 Regular Meetings	9
3.7 Special Meetings; Notice	10
3.8 Quorum	10
3.9 Votes	10
3.10 Chairperson	10
3.11 Board Action by Written Consent without a Meeting	10
3.12 Fees and Compensation of Directors	11

Article IV – Committees	11

4.1 Committees of Directors	11
4.2 Committee Minutes	11
4.3 Meetings and Actions of Committees	11
4.4 Operating Council	12

Annex D-Ex-B-i

Exhibit B Page
Article V – Officers	12

5.1 Officers	12
5.2 Appointment of Officers	12
5.3 Subordinate Officers	12
5.4 Removal and Resignation of Officers	12
5.5 Vacancies in Offices	12
5.6 Representation of Shares of Other Corporations	12
5.7 Authority and Duties of Officers	13

Article VI – Records	13

Article VII – General Matters	13

7.1 Execution of Corporate Contracts and Instruments	13
7.2 Stock Certificates	13
7.3 Lost Certificates	13
7.4 Shares Without Certificates	14
7.5 Construction; Definitions	14
7.6 Dividends	14
7.7 Fiscal Year	14
7.8 Seal	14
7.9 Transfer of Stock	14
7.10 Stock Transfer Agreements	14
7.11 Registered Stockholders	14
7.12 Waiver of Notice	15

Article VIII – Notice by Electronic Transmission	15

8.1 Notice by Electronic Transmission	15
8.2 Definition of Electronic Transmission	15

Article IX – Indemnification	16

9.1 Indemnification of Directors and Officers	16
9.2 Indemnification of Others	16
9.3 Prepayment of Expenses	16
9.4 Determination; Claim	16
9.5 Non-Exclusivity of Rights	16
9.6 Insurance	16
9.7 Other Indemnification	17
9.8 Continuation of Indemnification	17
9.9 Amendment or Repeal; Interpretation	17

Article X – Amendments	17

Article XI – Definitions	17

Article XII – Conflicts	18

Annex D-Ex-B-ii

Bylaws of

Nesco Holdings, Inc.

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of Nesco Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted.

2.3 Special Meeting.

(i) Special meetings of the stockholders may only be called in the manner provided in the Certificate of Incorporation and may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board or the chairperson of the Board shall determine and state in the notice of meeting. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board or the chairperson of the Board; provided, however, that with respect to any special meeting of stockholders previously scheduled by the Board or the chairperson of the Board at the request of Platinum (as defined in the Certificate of Incorporation, “Platinum”), the Board shall not postpone, reschedule or cancel such special meeting without the prior written consent of Platinum.

(ii) Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) as provided in the Stockholders Agreement (as defined in the Certificate of Incorporation, the “Stockholders Agreement”), or (b) by or at the direction of the Board or any committee thereof.

(iii) No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Advance Notice Procedures for Business Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in Person who (A)(1) was a stockholder of the Corporation both at the time of

Annex D-Ex-B-1

giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), which proposal has been included in the proxy statement for the annual meeting. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3. For purposes of this Section 2.4 and Section 2.5, “present in Person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual or special meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the day occurring 90 days prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records) and (2) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into

Annex D-Ex-B-2

which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (6) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (6) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person or entity (including their names) in connection with the proposal of such business by such stockholder and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive office of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(v) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding

Annex D-Ex-B-3

officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vi) In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Advance Notice Procedures for Nominations of Directors.

(i) Nominations of any Person for election to the Board at an annual meeting may be made at such meeting only (a) as provided in the Stockholders Agreement, (b) subject to the Stockholders Agreement, by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (c) by a stockholder present in Person (as defined in Section 2.4) (1) who was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.5 as to such notice and nomination. Except as provided otherwise in the Stockholders Agreement, the foregoing clause (c) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(ii) Without qualification, for a stockholder to make any nomination of a Person or Persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii); provided that if such nominating stockholder is Platinum, then for purposes of such definition each reference to “90 days” in Section 2.4(ii) shall be replaced by “45 days”) thereof in writing and in proper form to the Secretary of the Corporation; provided further, that the Company shall identify to Platinum in writing all such Board nominees for such meeting on or before such 45th day and promptly following any change therein (other than any change in a nomination previously made by Platinum) such that for a period of ten (10) days following each such notice of change, Platinum shall be exempt from any advance notice limitations with respect to, and shall be permitted, further nominations in its capacity as a stockholder for such meeting, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iii) To be in proper form for purposes of this Section 2.5, except in the case of clauses (a) and (b) where the nominating stockholder is Platinum, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a)), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each Person for election as a director at the meeting); and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange

Annex D-Ex-B-4

Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(vi).

(iv) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, or (c) any other participant in such solicitation.

(v) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(v) To be eligible to be a candidate for election as a director of the Corporation at an annual meeting, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination.

(vi) Except with respect to a candidate nominated by Platinum, the Board may also require a proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(vii) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(viii) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect; provided that in the case where the Nominating Person is Platinum, such determination must be made and declared in writing to Platinum (including such detail as would permit Platinum to remedy any such defects) within two business days following the receipt of the applicable notice of nomination provided for in Section 2.5(ii) and the Corporation shall use it best efforts to cooperate with and assist Platinum in promptly and timely remedying any such defects.

Annex D-Ex-B-5

(ix) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

2.6 Exemption of Certain Stockholders.

Subject to this Article II, at any time when a Stockholder (as defined in the Stockholders Agreement) has the right to designate one or more directors to the Board in accordance with the Stockholders Agreement, regardless whether the Corporation is under an obligation or elects to nominate such director pursuant to the Stockholders Agreement, nothing contained in the Stockholders Agreement or elsewhere in these Bylaws shall be deemed to, and the Company shall take no action that would, nor omit to take any action where such omission would, in whole or in part, directly or indirectly, limit, impair, delay or prevent such Stockholder from making any additional nomination(s), unless and only to the extent expressly prohibited by the Stockholders Agreement.

2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.8 or Section 8.1 not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in Person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8 Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the U.S. mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records; or

(ii) if electronically transmitted as provided in Section 8.1.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.9 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in Person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in Person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.10 until a quorum is present or represented.

2.10 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in Person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Annex D-Ex-B-6

2.11 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.12 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.13 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 days nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Annex D-Ex-B-7

2.14 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of a telegram, cablegram or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other means of electronic transmission was authorized by the stockholder.

2.15 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.15 or to vote in Person or by proxy at any meeting of stockholders.

2.16 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine.

Annex D-Ex-B-8

2.17 Consent of Stockholders in Lieu of a Meeting.

Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.

Article III - Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Stockholders Agreement and the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, subject to the Stockholders Agreement, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Unless otherwise provided in the Stockholders Agreement, the Certificate of Incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the term of the class, if any, to which the director is appointed and until such director’s successor shall have been elected and qualified. A vacancy on the Board shall be deemed to exist under these bylaws in the case of the death, removal or resignation of any director.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in Person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

Annex D-Ex-B-9

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer or any two members of the Board.

Notice of the time and place of special meetings shall be:

(i) delivered Personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (a) delivered Personally by hand, by courier or by telephone, (b) sent by facsimile or electronic mail, or (c) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, a majority of the total number of directors shall constitute a quorum for the transaction of business; provided, however, that while Platinum has the right to nominate at least one director to the Board in accordance with the Stockholders Agreement, a quorum of the Board shall require the presence of at least the majority of the Platinum Directors (as defined in the Stockholders Agreement, the “Platinum Directors”), provided further, however, that if a Board meeting is rescheduled twice (no such Board meeting may be rescheduled within any 24 hour period) because the majority of the Platinum Directors is not present at each such Board meeting, the presence of the majority of the Platinum Directors shall no longer be required to establish a quorum. Any action to be taken by the Board by written consent shall require the signature of at least the majority of the Platinum Directors.

The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9 Votes.

Subject to Section 1.1 of the Stockholders Agreement with respect to the Platinum Directors, each director shall have one vote.

3.10 Chairperson.

Subject to the Stockholders Agreement, the Board may elect a chairperson of the Board, who shall have the powers and perform such duties as provided in these bylaws and as the Board may from time to time prescribe. The chairperson shall preside at all meetings of the Board at which he or she is present. If the chairperson of the Board is not present at a meeting of the Board, a majority of the directors present at such meeting shall elect one of their members to preside.

3.11 Board Action by Written Consent without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing

Annex D-Ex-B-10

or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.12 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV - Committees

4.1 Committees of Directors.

The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation, subject to the Stockholders Agreement. The Board, subject to the Stockholders Agreement, may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.9 (action without a meeting); and

(v) Section 7.12 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(vi) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(vii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(viii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Annex D-Ex-B-11

4.4 Operating Council

The Board has established an operating council (the “Operating Council”). The Operating Council is responsible for (i) the day-to-day oversight of the Corporation’s and its subsidiaries’ business (but cannot make decisions which would require Board approval), (ii) making recommendations to the Board for Board action and (iii) recommending the agenda for every meeting of the Board. Neither the Corporation nor the Board may dissolve the Operating Council while Platinum meets the Platinum Ownership Threshold (as defined in the Stockholders Agreement, the “Platinum Ownership Threshold”) without Platinum’s prior written consent.

While Platinum meets the Platinum Ownership Threshold, it shall have the right to nominate all of the members of the Operating Council, which members may be directors, officers or employees of the Corporation or any other Persons selected by Platinum; provided, however, that such members shall include the chairperson of the Board, the chief executive officer and the chief financial officer. While any of Blackstone, Capitol and the NESCO Holder (each as defined in the Stockholders Agreement) has the right to designate one (1) director to the Board pursuant to the Stockholders Agreement and has so designated a director, it may designate an observer to the Operating Council and the Operating Council shall furnish to such observer at the same time provided to the Operating Council (i) notices of all meetings of the Operating Council, and (ii) copies of the materials with respect to all meetings of the Operating Council.

Article V - Officers

5.1 Officers.

The officers of the Corporation shall include a secretary. The Corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same Person.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

5.3 Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6 Representation of Shares of Other Corporations.

Subject to the consent rights granted under the Stockholders Agreement, the chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president,

Annex D-Ex-B-12

is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3 Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Annex D-Ex-B-13

7.4 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.6 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL, (ii) the Certificate of Incorporation and (iii) the Stockholders Agreement, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.7 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.8 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.9 Transfer of Stock.

Subject to the Stockholders Agreement, shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.10 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.11 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Annex D-Ex-B-14

7.12 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice by Electronic Transmission

8.1 Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other Person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(iii) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(iv) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(v) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(vi) if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2 Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Annex D-Ex-B-15

Article IX - Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such Person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a Person in connection with a Proceeding initiated by such Person only if the Proceeding was authorized in the specific case by the Board.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such Person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Person to repay all amounts advanced if it should be ultimately determined that the Person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within 60 days, or a claim for advancement of expenses under this Article IX is not paid in full within 30 days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement (including the Stockholders Agreement), vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation shall purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any

Annex D-Ex-B-16

liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.9 Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such Person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the chairperson of the Board, a vice chairperson of the Board, a chief executive officer, a chief financial officer, a treasurer appointed pursuant to Article V, and to any vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the Certificate of Incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any Person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such Person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such Person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X - Amendments

Subject to the Stockholders Agreement, the Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation.

Article XI - Definitions

As used in these bylaws, unless the context otherwise requires, the term:

Annex D-Ex-B-17

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, as trustee (or the power to appoint a trustee), Personal representative or executor, by contract, credit arrangement or otherwise and “controlled” and “controlling” have meanings correlative to the foregoing.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Article XII - Conflicts

For as long as the Stockholders Agreement remains in effect, in the event of any conflict between the terms and provisions of these bylaws and those contained in the Stockholders Agreement, the terms and provisions of the Stockholders Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

Annex D-Ex-B-18

Nesco Holdings, Inc.

Certification of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Nesco Holdings, Inc., a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on [ ], 2021, effective as of [ ], 2021 by the Corporation’s board of directors.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this [ ] day of [ ], 2021.

/s/
[Name]
[Title]

Annex D-Ex-B-19

Exhibit C

Final Form

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NESCO HOLDINGS, INC.

The present name of the corporation is Nesco Holdings, Inc. The corporation was incorporated under the name “Nesco Holdings, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 30, 2019. This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

FIRST: The name of the corporation is Nesco Holdings, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (“DGCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 510,000,000 of which 500,000,000 shares shall be Common Stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares shall be Preferred Stock par value $0.0001 per share (the “Preferred Stock”). The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

B. Common Stock.

1. General. The voting, dividend, liquidation, conversion and stock split rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board of Directors to the holders of the then outstanding shares of Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

4. Liquidation. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding shares of Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

FIFTH:

1. The provisions of this Article Fifth shall be subject to the terms of that certain [Stockholders Agreement, dated as of [__], 2021 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), by and among the Corporation, an affiliate of Platinum Equity Advisors, LLC (“Platinum”), an affiliate of Blackstone Management Partners L.L.C. (“Blackstone”), ECP (as defined below), Capitol (as defined below) and the Management Holders (as defined therein)] and the rights of the holders of any outstanding shares of Preferred Stock. The Board of Directors (other than directors elected by holders of Preferred Stock voting separately) shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the 2020 Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the 2021 Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the 2022 Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

2. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (b) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director shall thereupon cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be reduced accordingly.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

Annex D-Ex-C-2

A. Election of directors need not be by ballot unless the Bylaws so provide.

B. In furtherance and not in limitation of the rights, power, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, and subject to the rights granted pursuant to the Stockholders Agreement, the Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws as provided in the Bylaws. The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided, however, that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this Certificate of Incorporation, and to the Bylaws; provided, however, that no bylaw shall invalidate any prior act of the directors which was valid prior to such bylaw having been made.

E. At any time when Platinum and its affiliates collectively beneficially own, in the aggregate, at least 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. At any time when the ownership thresholds of the first sentence of this paragraph are not fulfilled, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

F. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors and, at any time when Platinum and its affiliates collectively beneficially own, in the aggregate, at least 5% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, the Chairman of the Board of Directors shall call such meeting at the request of Platinum from time to time.

SEVENTH:

A. The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director is hereby eliminated to the fullest extent permitted by the DGCL. Any amendment, repeal or modification of this Article Seventh, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Seventh, shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this Article Seventh to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Annex D-Ex-C-3

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, shall indemnify, advance expenses and hold harmless all persons whom it may indemnify pursuant thereto. The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. Any amendment, repeal or modification of this Article Seventh shall not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.

C. Without limiting the generality of the foregoing, the Corporation hereby acknowledges that the directors designated by Platinum, Blackstone, ECP or Capitol pursuant to Section 1.1 of the Stockholders Agreement may have certain rights to indemnification, advancement of expenses and/or insurance provided by Platinum, Blackstone, ECP or Capitol, as applicable, and certain of their respective affiliates (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to such persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Amended and Restated Certificate of Incorporation or the Bylaws of (or any other agreement between the Corporation and such persons), without regard to any rights such persons may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of such persons with respect to any claim for which such persons have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such persons against the Corporation. The Corporation and each such person agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Article Seventh.

EIGHTH:

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time) or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case, subject to said Court of Chancery (or the federal district court for the District of Delaware or other state court of the State of Delaware, as applicable) having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States.

B. If any provision or provisions of this Article Eighth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Eighth (including, without limitation, each portion of any sentence of this Article Eighth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eighth.

Annex D-Ex-C-4

NINTH: In addition to any vote or consent required under the Stockholders Agreement, from time to time any of the provisions of this Certificate of Incorporation may be amended, altered, changed or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Ninth.

TENTH:

A. Corporate Opportunity - Scope. The provisions of this Article Tenth are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means (i) Energy Capital Partners, LLC, a Delaware limited liability company, Energy Capital Partners II, LLC, a Delaware limited liability company, Energy Capital Partners III, LLC, a Delaware limited liability company, Energy Capital Partners Mezzanine, LLC, a Delaware limited liability company, Energy Capital Partners IV, LLC, a Delaware limited liability company, Energy Capital Partners Credit Solutions II, LLC, a Delaware limited liability company, ECP ControlCo, LLC, a Delaware limited liability company, Energy Capital Partners Holdings, LP, a Delaware limited partnership, ECP Feeder, LP, a Delaware limited partnership and ECP Management GP, LLC, a Delaware limited liability company (collectively, “ECP”), and their affiliates (including, but not limited to, any entity that, directly or indirectly, controls, is controlled by or is under common control with ECP), successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation, (ii) Capitol Acquisition Management IV LLC, a Delaware limited liability company, Capitol Acquisition Founder IV LLC, a Delaware limited liability company (collectively, “Capitol”), Mark Ein, L. Dyson Dryden, William Plummer and Jeff Stoops and each of their respective affiliates, successors, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation, (iii) Platinum and its affiliates (including, but not limited to, any entity that, directly or indirectly, controls, is controlled by or is under common control with Platinum), successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees of Platinum or any of the foregoing, including any of the foregoing who serve as officers or directors of the Corporation and (iv) Blackstone and its affiliates (including, but not limited to, any entity that, directly or indirectly, controls, is controlled by or is under common control with Blackstone), successors, directly or indirectly managed funds or vehicles and partners, principals, directors, officers, members, managers and employees of Blackstone or any of the foregoing, including any of the foregoing who serve as officers or directors of the Corporation; provided, however, that Exempted Persons shall not include the Corporation or any of its subsidiaries.

B. Competition and Allocation of Corporate Opportunities. To the fullest extent permitted by law, the Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries; provided, however, that the foregoing waiver of corporate opportunities by the Corporation contained in this sentence shall not apply to any such corporate opportunity that is expressly and exclusively offered to a director or officer of the Corporation in his or her capacity as such.

C. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article Tenth, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially or legally able or contractually permitted to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Annex D-Ex-C-5

D. Limitation of Director Liability. To the fullest extent permitted by law, no amendment or repeal of this Article Tenth in accordance with the provisions hereof shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article Tenth shall not limit or eliminate any protections or defenses otherwise available to, or any rights to indemnification or advancement of expenses of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws, any agreement between the Corporation and such officer or director, or any applicable law.

E. Deemed Notice. Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Tenth.

ELEVENTH:

A. The Corporation expressly elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1. prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

2. upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3. at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C. For purposes of this Article Eleventh, references to:

1. “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2. “associate,” when used to indicate a relationship with any person, means:

(i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3. “Permitted Direct Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any of Platinum, Blackstone, ECP, Capitol or any of their respective affiliates or successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

4. “Permitted Indirect Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any Permitted Direct Transferee or any other Permitted Indirect Transferee beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

Annex D-Ex-C-6

5. “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(1) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article Eleventh is not applicable to the surviving entity;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(3) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(4) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

6. “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article Eleventh, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

7. “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include or be deemed to include, in any case, (a) Platinum, ECP, Capitol, Blackstone, any Permitted Direct Transferee, any Permitted Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange

Annex D-Ex-C-7

Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided, however, that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8. “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(1) beneficially owns such stock, directly or indirectly;

(2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

9. “person” means any individual, corporation, partnership, unincorporated association or other entity.

10. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

11. “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

TWELFTH: For as long as the Stockholders Agreement remains in effect, in the event of any conflict between the terms and provisions of this Certificate of Incorporation and those contained in the Stockholders Agreement, the terms of the Stockholders Agreement shall be incorporated by reference into the relevant provisions hereof (which provisions hereof shall be interpreted and applied in a manner consistent with the terms of the Stockholders Agreement) and shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

Annex D-Ex-C-8

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by on this [  ] day of [  ], 2021.

By:
Name:	[ ]
Title:	[ ]

[Signature Page to Nesco Holdings, Inc. A&R Certificate of Incorporation]

Annex D-Ex-C-9

Annex E

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

by and between

PE ONE SOURCE HOLDINGS, LLC,

and certain

STOCKHOLDERS OF NESCO HOLDINGS, INC.

Dated as of December 3, 2020

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of December 3, 2020 by and between the Persons identified on Schedule I hereto (each, a “Stockholder” and collectively the “Stockholders”) and PE One Source Holdings, LLC, a limited liability company organized under the laws of Delaware (the “Investor”). Capitalized terms used but not defined herein have the meanings assigned to them in the Common Stock Purchase Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Investment Agreement”), between Nesco Holdings, Inc., a corporation organized under the laws of Delaware (the “Company”) and the Investor.

WHEREAS, each Stockholder owns the number of shares of Common Stock set forth next to the name of such Stockholder on Schedule I (collectively, together with all shares of capital stock of the Company or other securities of the Company that such Stockholder purchases or otherwise acquires beneficial or record ownership of or becomes entitled to vote during the Restricted Period (as defined below), including by reason of any stock split, stock dividend, distribution, reclassification, recapitalization, conversion or other transaction, or pursuant to the vesting of restricted stock units or the exercise of options or warrants to purchase such shares or rights, the “Stockholder Shares”);

WHEREAS, the Board has approved this Agreement and the execution, delivery and performance thereof by the parties hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Investor are entering into the Investment Agreement, which provides for, among other things, subject to the terms and conditions set forth therein, an equity investment by the Investor in the Company (the “Investment”) to finance a portion of the acquisition by the Company of Custom Truck One Source, L.P., a Delaware limited partnership;

WHEREAS, the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock is required under the General Corporation Law of the State of Delaware to approve the Amended Certificate of Incorporation and the affirmative vote of the holders of a majority of the total votes cast in person or by proxy at the Stockholders Meeting is required under the rules of NYSE to approve the Contemplated Transactions (such approval, the “Company Stockholder Approval”); and

WHEREAS, as a condition and inducement to the Investor’s willingness to enter into the Investment Agreement, the Investor has required each Stockholder to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Covenants of the Stockholders.

(a) During the period beginning on the date of this Agreement and ending on the earliest of (x) the mutual agreement of each of the parties hereto, (y) the consummation of the Closing and the Acquisition Closing, and (z) the termination of the Investment Agreement in accordance with its terms (the “Restricted Period”), each Stockholder hereby agrees:

(i) to be present or otherwise cause the Stockholder Shares to be counted as present, in person or represented by proxy, at the Stockholders Meeting (including any adjournment or postponement thereof) and all other meetings (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, to vote on any matter contemplated by this Agreement so that all of the Stockholder Shares owned beneficially or of record by such Stockholder will be counted for purposes of determining the presence of a quorum at such meeting;

(ii) at each such meeting, and at any adjournment or postponement thereof, to vote, or to cause the voting of, the Stockholder Shares owned beneficially or of record by such Stockholder in favor of: (1) the approval of the Contemplated Transactions; (2) the approval of the adoption of the Amended and Restated Certificate of Incorporation and such other amendments to the Certificate of Incorporation as may be necessary or appropriate to give effect to any of the Contemplated Transactions; and (3) without limitation of the preceding clauses (1) and (2), any

Annex E-1

proposal to adjourn or postpone the Stockholders Meeting to a later date if there are not sufficient votes to approve and, as applicable, adopt any of the Contemplated Transactions, the agreements related to the Contemplated Transactions or the Amended and Restated Certificate of Incorporation on the date on which the Stockholders Meeting is held; and

(iii) at each such meeting, and at any adjournment or postponement thereof, to vote, or to cause the voting of, the Stockholder Shares owned beneficially or of record by such Stockholder against: (1) any action, proposal, transaction or agreement that is intended or that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, prevent or delay the consummation of, or otherwise be inconsistent with, the Investment or any of the other Contemplated Transactions or any of the other agreements related to the Investment or any of the other Contemplated Transactions, including: (aa) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Investment and the Acquisition); (bb) a sale, lease or transfer of any material asset of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (cc) an election of new members to the Board, other than (x) individuals who are nominated by the Company for election and (y) new nominees to the Board approved in writing by the Investor or in accordance with the Investment Agreement; (dd) any change in the present capitalization or dividend policy of the Company or any of its Subsidiaries or any amendment or other change to the Company’s certificate of incorporation or bylaws or the organizational documents of any Subsidiary of the Company (other than pursuant to the Investment Agreement), except if approved in writing by the Investor; or (ee) any other change in the corporate structure or business of the Company or any of its Subsidiaries, except if approved in writing by the Investor, (2) any Acquisition Proposal and any action required or desirable in furtherance thereof or any other transaction, proposal, agreement or action made in opposition to the adoption of the Contemplated Transactions or in competition or inconsistent with the Investment and the other Contemplated Transactions, (3) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of the Company contained in the Investment Agreement or the Acquisition Agreement or of such Stockholder contained in this Agreement, and (4) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Contemplated Transaction not being fulfilled.

(b) During the Restricted Period, each Stockholder shall not, and shall cause such Stockholder’s Affiliates and Representatives not to, directly or indirectly, take any action that would be a breach of Section 6.7 of the Investment Agreement if taken by any of the Group Companies, their controlled Affiliates or their respective Representatives.

(c) In the event a Change of Recommendation is made by the Board in accordance with Section 6.7 of the Investment Agreement, solely in connection with a vote that is subject to Section 1(a) hereof:

(i) the number of shares of Common Stock that shall be considered “Stockholder Shares” pursuant to this Agreement shall be reduced, on a pro rata basis based on the relative beneficial ownership of shares of Common Stock covered by this Agreement, without any further notice or any action by the Company or such Stockholder, such that the aggregate number of Stockholder Shares pursuant to this Agreement shall be only such aggregate number that is equal to thirty-nine percent (39.0%) of the total number of outstanding shares of Common Stock; and

(ii) each Stockholder, in its sole discretion, shall be free to vote or cause to be voted, in person or by proxy, all of the shares of Common Stock that are no longer Stockholder Shares in any manner such Stockholder may choose.

Section 2 Irrevocable Proxy. Each Stockholder hereby revokes any proxies that such Stockholder has heretofore granted with respect to such Stockholder’s Stockholder Shares, hereby irrevocably constitutes and appoints the Investor as attorney-in-fact and proxy in accordance with the DGCL for and on such Stockholder’s behalf, for and in such Stockholder’s name, place and stead, to: (a) attend any and all meetings of the stockholders of the Company, including the Stockholders Meeting, including adjournments or postponements thereof; (b) vote the Stockholder Shares of such Stockholder in accordance with the provisions of Section 1(a)(ii) and Section 1(a)(iii) at any such meeting; and (c) represent and otherwise act for such Stockholder in the same manner and with the same effect as if such Stockholder were personally present at any such meeting. The foregoing proxy is coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder) until the end of the Restricted Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 6.15. Each Stockholder authorizes such

Annex E-2

attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution by the Investor of the Investment Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 1. The irrevocable proxy set forth in this Section 2 is executed and intended to be irrevocable. Each Stockholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to the Investor in this Agreement.

Section 3 Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to the Investor, severally and not jointly, as follows:

3.1. Authorization. Such Stockholder (a) is a corporation, partnership, limited liability company, trust or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (b) has all requisite power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (c) the execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of any such Stockholder or such Stockholder’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due execution and delivery by the Investor, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Proceeding seeking enforcement may be brought.

3.2. Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority or the NYSE, except for the filing of an amendment to Schedule 13D with the SEC.

(b) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of such Stockholder, (ii) conflict with or violate, in any respect, any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound, (iii) violate any order, judgment or decree applicable to such Stockholder, (iv) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which any of such Stockholder’s properties or assets are bound or any Order or Law applicable to such Stockholder or such Stockholder’s properties or assets, or (v) result in the creation of a Lien on any property or asset of such Stockholder.

3.3. Ownership of Stockholder Shares. Such Stockholder (a) is the record or beneficial owner of all of the Stockholder Shares listed next to the name of such Stockholder on Schedule I, and has good valid title to all of such Stockholder Shares, free and clear of any and all Liens (other than as created by this Agreement or arising under applicable securities laws or the Existing Stockholders’ Agreement), (b) has and, except with respect to any Stockholder Shares transferred pursuant to a Permitted Transfer (as defined hereinafter), will have at all times through the Restricted Period the sole voting power with respect to such Stockholder Shares and (c) has not entered into any voting agreement with or granted any Person any proxy (revocable or irrevocable) with respect to such Stockholder Shares (other than this Agreement and the Existing Stockholders’ Agreement). As of the date hereof, the Stockholder Shares set forth on Schedule I constitute all of the shares of the Company’s common stock or other securities of the Company of which such Stockholder or any of its affiliates are the record or beneficial owner. As of the time of any

Annex E-3

meeting of the stockholders of the Company referred to in Section 1(a)(i), such Stockholder or such Stockholder’s Permitted Transferee will be the record or beneficial owner of all of the Stockholder Shares listed next to the name of such Stockholder on Schedule I with the sole voting power with respect to such Stockholders Shares.

3.4. Independent Advice. Such Stockholder has carefully reviewed the Investment Agreement and the other documentation relating to the Investment and the Contemplated Transactions, and has had an opportunity to discuss the Investment Agreement, such other documentation and this Agreement with an attorney of his, her or its own choosing.

3.5. Absence of Litigation. As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to restrict or prohibit (or, if successful, would restrict or prohibit) the performance by such Stockholder of its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

3.6. Absence of Other Voting Agreements. None of the Stockholder Shares is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement. None of the Stockholder Shares is subject to any pledge agreement pursuant to which such Stockholder does not retain voting rights with respect to the Stockholder Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

Section 4 No Transfers.

(a) Each Stockholder (with respect to itself and any indirect holder or beneficial owner) hereby agrees not to (i) Transfer (as defined below), or cause to be Transferred, any Stockholder Shares owned of record or beneficially by such Stockholder, or any voting rights with respect thereto, (ii) enter into any Contract with respect thereto, or (iii) grant any proxy (except as provided herein) or power of attorney with respect thereto. Each Stockholder hereby authorizes the Investor to direct the Company to impose stop transfer or similar orders to prevent the Transfer of any Stockholder Shares on the books of the Company in violation of this Agreement.

(b) Each Stockholder agrees that any shares of the Company and any other shares of capital stock or other equity of the Company that such Stockholder purchases or otherwise acquires or with respect to which such Stockholder otherwise acquires voting power shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Stockholder Shares as of the date of this Agreement, and such Stockholder shall promptly notify the Company of the existence of any such after acquired Stockholder Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities.

(c) “Transfer” means (i) any direct or indirect sale, tender pursuant to a tender or exchange offer, assignment, encumbrance, disposition, pledge, hypothecation, gift or other transfer (by operation of law or otherwise), either voluntary or involuntary, of any capital stock or any interest (including any beneficial ownership interest) in any capital stock (including the right or power to vote any capital stock) or (ii) in respect of any capital stock or interest (including any beneficial ownership interest) in any capital stock, to directly or indirectly enter into any swap, derivative or other agreement, transaction or series of transactions, in each case referred to in this clause (ii) that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, such capital stock, and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock or interest (including any beneficial ownership interest) in capital stock, whether any such transaction, swap, derivative or series of transactions is to be settled by delivery of securities, in cash or otherwise. A “Transfer” shall not include the transfer of (A) Stockholder Shares by a Stockholder to a controlled Affiliate of such Stockholder (each such transferee a “Permitted Transferee” and each such transfer, a “Permitted Transfer”), or (B) Stockholder Shares by a Stockholder after receipt of the Company Stockholder Approval. As a condition to any Permitted Transfer, the applicable Permitted Transferee shall be required to become a party to this Agreement by signing a joinder agreement hereto in form and substance reasonably satisfactory to Parent (each a “Joinder”). References to “the parties hereto” and similar references shall be deemed to include any later party signing a Joinder. For the avoidance of doubt, nothing in this Agreement shall restrict any direct or indirect Transfers of any equity interests in such Stockholder.

Annex E-4

(d) Each Stockholder hereby agrees not to, and not to permit any entity under such Stockholder’s control to, deposit any of such Stockholder’s Stockholder Shares in a voting trust, enter into a voting trust or subject any of the Stockholder Shares owned beneficially or of record by such Stockholder to any arrangement with respect to the voting of such Stockholder Shares other than agreements entered into with the Investor.

(e) Any Transfer or attempted Transfer of any Stockholder Shares in violation of this Section 4 shall, to the fullest extent permitted by applicable Law, be null and void ab initio. If any involuntary Transfer of any of Stockholder’s Stockholder Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Stockholder Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

Section 5 Standstill Period and Superior Transaction Payment.

5.1. Standstill. During the Standstill Period (as defined in Section 5.3), each Stockholder shall not, and shall direct its Representatives (as defined in Section 5.3) not to (a) solicit, initiate or take any action to knowingly facilitate or knowingly encourage any inquiries or the making of any proposal from a person or group of persons that may constitute an Alternative Transaction (as defined in Section 5.3), (b) enter into or participate in any discussions or negotiations with any person or group of persons regarding an Alternative Transaction, (c) provide (including by way of access to any data room) any non-public information relating to CTOS (as defined in Section 5.3) or any of its subsidiaries, assets or businesses, or afford access to the assets, business, properties, books or records of CTOS or any of its subsidiaries to any person, for the purpose of such person using such information to evaluate a proposal for an Alternative Transaction, or (d) enter into or approve an Alternative Transaction or any agreement, arrangement or understanding, including, without limitation, any letter of intent, term sheet, voting support undertaking or other similar document, relating to an Alternative Transaction. Each Stockholder shall, and shall direct its Representatives to, immediately cease any existing activities, including discussions or negotiations with any third person, that may be ongoing as of the date of this Agreement with respect to an Alternative Transaction.

5.2. Superior Transaction Payment. If (i) the Investment Agreement shall have been terminated under circumstances in which the Investor is or may be entitled to receive the Termination Fee and (ii) within nine (9) months after the termination of the Investment Agreement, the Company shall have entered into a definitive agreement with respect to a Superior Proposal and such Superior Proposal is subsequently consummated (whether or not such consummation occurs within such nine (9) month period), then each Stockholder shall pay to (A) the Investor, within five (5) Business Days of such consummation, an amount equal to 10% of such Stockholder’s Profit (as hereinafter defined), if any, and (B) Sellers’ Representative, within five (5) Business Days of such consummation, an amount equal to 10% of such Stockholder’s Profit (as defined in Section 5.3), if any.

5.3. For purposes of this Section 5:

(a) “Alternative Transaction” means (i) a merger, consolidation or other business combination or similar transaction involving both the Company and CTOS or any of their respective subsidiaries, (ii) a tender or exchange offer by CTOS or any of its subsidiaries with respect to the equity securities of the Company or any of its subsidiaries, or (iii) the sale or purchase of (x) any of the equity interests of the Company, CTOS or any of their respective subsidiaries (other than, in each case, issuances or sales to, or purchases from, current or former employees or consultants of equity interests in the ordinary course of business) or (y) all or any material portion of the assets of the Company and its subsidiaries (collectively), or CTOS and its subsidiaries (collectively) (other than purchases or sales of inventory in the ordinary course of business), in all cases of clauses (i)-(iii) where such transaction involves CTOS or any of its affiliates on the one hand, and the Company or any of its affiliates, on the other hand. An Alternative Transaction shall not include the transactions contemplated by the Acquisition Agreement for so long as the Investment Agreement remains in effect.

(b) “CTOS” means Custom Truck One Source, L.P.

(c) “Current Transaction Consideration” shall, as to each Stockholder, mean the volume weighted average of the closing prices per share of the Common Stock as reported on the New York Stock Exchange for each of the ten (10) trading days immediately following public disclosure of the Contemplated Transactions, multiplied by the number of Stockholder Shares owned, beneficially or of record, by such Stockholder on the day before the date of such public disclosure.

Annex E-5

(d) “Profit” of such Stockholder shall equal the excess (if any) of (i) the Superior Proposal Consideration over (ii) the Current Transaction Consideration.

(e) “Profit Share Recipient” means each of the Investor and the Sellers’ Representative.

(f) “Representatives” means a party’s stockholders, affiliates and subsidiaries and their and such party’s respective directors, officers, employees, agents, investment bankers, attorneys, accountants, consultants, advisors and other representatives.

(g) “Standstill Period” means the period beginning on the date of this letter agreement and ending on June 30, 2021.

(h) “Superior Proposal Consideration” shall mean the aggregate consideration received or to be received by such Stockholder and its Affiliates, directly or indirectly in respect of Stockholder Shares in connection with or as a result of such Superior Proposal, (i) including, (1) the net present value as of the date of consummation of such Superior Proposal of all deferred payments consideration, and (2) the value of all contingent payments, assuming for the purpose of determing such value that they have been paid as of the date of consummation of such Superior Proposal, and (ii) valuing any non-cash consideration (including any residual or remaining interest in the Company whether represented by the Stockholder Shares or other securities of the Company) at its fair market value as of the date of consummation of such Superior Proposal. The fair market value of any non-cash consideration consisting of:

(i) securities listed on a national securities exchange shall be equal to the volume weighted average of the closing prices per share of such security as reported on such exchange for each of the five (5) trading days prior to the date of consummation of such Superior Proposal; and

(ii) non-cash consideration which is other than securities of the type specified in subclause (i) above shall be equal to the amount a reasonable, willing buyer would pay a reasonable, willing seller, taking into account the nature and terms of such property as separately agreed to in good faith by the Investor or the Sellers’ Representative, as applicable, and each Stockholder. In the event a Profit Sharing Recipient and a Stockholder fail to agree within fifteen (15) Business Days as to the fair market value of such non-cash consideration, then such Profit Sharing Recipient and such Stockholder shall submit a proposal for determination, which determination shall be binding on all parties to the dispute, to a nationally recognized independent investment banking firm mutually agreed upon by the parties within ten (10) Business Days of the event requiring selection of such banking firm, and such bank shall be requested to select, within fifteen (15) Business Days following receipt of the last proposal, the proposal which is closest in value to the bank’s determination of fair market value and the value referred to in the selected proposal shall be the fair market value of such non-cash consideration binding on such Profit Sharing Recipient and such Stockholder; provided, however, that if the parties are unable to agree within five (5) Business Days after the date of the event requiring such selection as to the investment banking firm, then such Profit Sharing Recipient and such Stockholder shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination, which determination shall be binding on all parties to this Agreement. The fees and expenses of the investment banking firm shall be borne by the party whose proposal is not selected by the relevant bank for the purpose of determining fair market value. Save for the foregoing, each party to the dispute shall be solely responsible for all fees, expenses, costs and charges incurred by or on behalf of it in connection with such determination.

5.4. In the event that the Company shall declare and pay a stock or extraordinary dividend or other distribution, or effect a stock split, reverse stock split, reclassification, reorganization, recapitalization, combination or other like change with respect to Stockholder Shares, the calculations set forth in this Section 5 shall be adjusted to reflect fully such dividend, distribution, stock split, reclassification, reorganization, recapitalization, combination or other like change and the value of any such dividend, distribution, stock split, reclassification, reorganization, recapitalization, combination or other like change (including any residual interest in the Company whether represented by the Stockholder Shares or other securities of the Company) shall be considered in determining the Profit as provided in this Section 5.

5.5. Any payment to the Profit Sharing Recipients hereunder shall be made in the same form as the consideration received by the applicable Stockholder from the Superior Proposal (and, if the consideration so received was in more than one form, then in the same proportion as the forms of consideration so received); provided, however, that each Stockholder shall pay in cash any amount of Profit attributed to Stockholder’s residual or remaining interest,

Annex E-6

if any, in the Company. Any payment to be made hereunder (i) in cash, shall be paid by wire transfer of immediately available funds to an account specified in writing by the applicable Profit Sharing Recipient, and (ii) in the form of securities or other property, shall be paid through delivery of the securities or other property received, suitably endorsed for transfer, and free and clear of any and all Liens (other than those imposed by, through or under the Superior Proposal or as required by law, as the case may be).

5.6. Each Stockholder agrees that, in connection with any Superior Proposal, the price per share of Common Stock received by, and the form of consideration or, if applicable, the right to make an election as to the form of consideration received by, such Stockholder in such Superior Proposal shall be identical to the price per share of Common Stock received by, and the form of consideration or, if applicable, the right to make an election as to the form of consideration received by, the other holders of Common Stock in connection with such Superior Proposal.

5.7. Notwithstanding anything else contained herein, in the case of any Superior Proposal that is not treated as a fully taxable transaction for U.S. federal income tax purposes where all equity interests in the Company held by Capitol Acquisition Founder IV, LLC (“Capitol Founder”) or Capitol Acquisition Management IV, LLC (“Capitol Management”) are converted to cash, the amount of cash or other property required to be delivered by Capitol Founder or Capitol Management, as applicable, to a Profit Share Recipient pursuant to this Section 5 shall be reduced by the amount of Tax (if any) that would be payable by Capitol Founder or Capitol Management, as applicable, in connection with its receipt and payment to such Profit Share Recipient of an amount of cash and other property equal to the portion of its Profit payable to such Profit Share Recipient, taking into account any contemporaneous tax savings (including reduced gain in connection with the Superior Proposal) resulting from payment over to such Profit Share Recipient, assuming for this purpose that Capitol Founder or Capitol Management, as applicable, is subject to the highest combined U.S. federal, state and local income tax rates applicable to an individual tax resident in New York, NY with respect to the type of income in question; provided that such Stockholder shall provide such Profit Share Recipient with a reasonable explanation and calculation of the Tax amount.

Section 6 General.

6.1. Notices. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by email or facsimile transmission (provided, that confirmation of email or facsimile transmission is obtained) prior to 5:00 p.m., local time of the receiving party, on a Business Day, or on the first Business Day following the date of delivery if sent by email or facsimile at or after 5:00 p.m., local time of the receiving party, (b) upon receipt by registered or certified mail, or (c) on the next Business Day if transmitted by national overnight courier, in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to the Investor:

PE One Source Holdings, LLC
c/o Platinum Equity Advisors, LLC
360 North Crescent Drive, South Building
Beverly Hills, CA 90210

Attn: John Holland, General Counsel Email: jholland@platinumequity.com with a copy to (which shall not constitute notice):

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention: Kenneth A. Lefkowitz
Facsimile: +1 212 299-6557
Email: ken.lefkowitz@hugheshubbard.com

Annex E-7

If to a Stockholder, at such Stockholder’s address set forth on Schedule I,

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
555 11th Street, N.W., Suite 1000
Washington, D.C. 20004
Attention: Paul Sheridan and Bradley Faris
Email: paul.sheridan@lw.com and bradley.faris@lw.com

6.2. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by one or more of the parties and delivered to the other party/ies having signed a counterpart, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or in .pdf format by e-mail shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or in .pdf format by e-mail shall be deemed to be their original signatures for all purposes.

6.3. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the documents and the instruments referred to herein (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and no party hereto is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement, and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies; provided, however, that Sellers’ Representative is an express third party beneficiary of this Agreement and shall be entitled to specific performance of Stockholders’ obligations hereunder in accordance with Section 6.

6.4. Governing Law; Consent to Jurisdiction. This Agreement and any claim, controversy or dispute arising out of or relating to this Agreement and the transactions contemplated hereby, and/or the interpretation and enforcement of the rights and duties of the parties hereunder, shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would result in the application of the Laws of any other jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction of the state courts of the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware (and, in each case, any applicable appellate courts therefrom) for purposes of any Proceeding directly or indirectly arising out of or related in any way to this Agreement or the transactions contemplated hereby, and the interpretation and enforcement of the rights and duties of the parties under this Agreement (and agrees not to commence or support any Person in any such Proceeding relating thereto except in such courts). Each of the parties further irrevocably waives any objection which such party may now or hereafter have to the laying of the venue of any such Proceeding in such courts and shall not plead or claim in any such court that any such Proceeding brought in such court has been brought in an inconvenient forum. Service of process with respect thereto may be made upon any party by mailing a copy thereof by registered mail to such party at its address as provided in Section 6.1. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES UNDER THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY.

6.5. Amendments and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by the Investor and any one or more Stockholder(s), which written agreement(s) shall be effective against each of the parties that has signed such written agreement(s), as may be determined by such parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties.

Annex E-8

6.6. Failure or Delay Not Waiver; Remedies Cumulative. No provision of this Agreement may be waived except by a written instrument signed by the party against whom such waiver is to be effective. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay on the party of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

6.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise without the prior written consent of the Investor (in the case of an assignment by any Stockholder) or each Stockholder (in the case of any assignment by the Investor). Any purported assignment in violation of the preceding sentence shall be null and void ab initio. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

6.8. Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

6.10. Specific Performance.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall, prior to termination in accordance with Section 6.15, be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, without proving actual damages, to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) agrees that it shall not oppose the granting of any such relief and will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Stockholder under this Agreement and (ii) hereby irrevocably waives any requirement for the security or posting of any bond in connection with any such relief (it is understood that clause (i) of this sentence is not intended to, and shall not, preclude any party hereto from litigating on the merits the substantive claim to which such remedy relates).

(b) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 6.10, no party shall in any respect waive it rights to seek any other form of relief that may be available to it under this Agreement (including damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6.10 are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require a party to institute any Proceeding (or limit a party’s right to institute Proceedings for) for specific performance under this Section 6.10 prior to pursuing any other form of relief referred to in the preceding clause (i).

6.11. WAIVER OF JURY TRIAL. EACH STOCKHOLDER AND THE INVESTOR ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO

Annex E-9

THIS AGREEMENT AND ANY OF THE DOCUMENTS AND INSTRUMENTS REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF A STOCKHOLDER OR THE INVESTOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH STOCKHOLDER AND THE INVESTOR CERTIFY AND ACKNOWLEDGE THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, LITIGATION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) IT MAKES THIS WAIVER VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

6.12. Costs and Expenses. Each party to this Agreement will pay his, her or its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

6.13. No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as otherwise provide in Section 2, no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the consummation of the Closing and the Acquisition Closing (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other, and (ii) except as otherwise provided in Section 2, no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 6.13.

6.14. Public Announcements. Except as required by Law or by the requirements of any stock exchange on which the securities of any Stockholder or any of its Affiliates are listed, no Stockholder will make, or cause to be made, any press release or public announcement in respect of this Agreement or otherwise communicate with any news media with respect to the foregoing without the Investor’s prior written consent. Each Stockholder consents to and authorizes the publication and disclosure by the Company of such Stockholder’s identity and holding of the Stockholder Shares, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement, and any other disclosure document required in connection with the Investment, the Investment Agreement, or any transactions contemplated hereby or thereby.

6.15. Termination. This Agreement shall terminate on the earliest to occur of (a) the mutual agreement of each of the parties hereto and the Sellers’ Representative, (b) the consummation of the Closing and the Acquisition Closing and (c) the termination of the Investment Agreement in accordance with its terms; provided that (i) if the Investment Agreement is terminated under circumstances where the Investor is or may be entitled to receive the Termination Fee pursuant to Section 7.2(b) of the Investment Agreement, then (A) Section 5 shall survive any termination of this Agreement and (B) Section 4 shall survive so long as Section 5 survives, (ii) nothing herein shall relieve or release any party hereto from any obligations or liabilities for any willful or intentional breach of this Agreement prior to its termination and (iii) this Section 6 shall survive any termination of this Agreement.

6.16. Mutual Drafting; Interpretation. The provisions of Sections 1.2 and 7.4(i) of the Investment Agreement shall apply mutatis mutandis to this Agreement.

6.17. Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in such Stockholder’s or any of its Affiliates’ capacity as a director (including “director by deputization”), officer or employee of the Company, if applicable. Nothing herein shall be construed to limit or affect any actions or inactions by any representative of Stockholder serving as a director of the Company or any Subsidiary of the Company, acting in such person’s capacity as a director of the Company or any Subsidiary of the Company, including taking any action with respect to any Acquisition Proposal as a member of such Board (it being understood and agreed that the Investment Agreement contains provisions that govern the actions or inactions by the directors of the Company with respect to the Investment and the other Contemplated Transactions).

[The next page is the signature page]

Annex E-10

IN WITNESS WHEREOF, the parties hereto have executed this Voting and Support Agreement as of the date first written above.

PE One Source Holdings, LLC

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: President and Treasurer

[Signatures continue on following pages]

Annex E-11

NESCO Holdings, LP
By:	NESCO Holdings GP, LLP
Its:	General Partner

	By:	/s/ Rahman D’Argenio
Name: Rahman D’Argenio
Title: President

Energy Capital Partners III, LP
By:	Energy Capital Partners GP III, LP
Its:	General Partner

By:	Energy Capital Partners III, LLC
Its:	General Partner

	By:	/s/ Rahman D’Argenio
Name: Rahman D’Argenio
Title: Managing Member

Energy Capital Partners III-A, LP
By:	Energy Capital Partners GP III, LP
Its:	General Partner

By:	Energy Capital Partners III, LLC
Its:	General Partner

	By:	/s/ Rahman D’Argenio
Name: Rahman D’Argenio
Title: Managing Member
Annex E-12

Energy Capital Partners III-B, LP
By:	Energy Capital Partners GP III, LP
Its:	General Partner

By:	Energy Capital Partners III, LLC
Its:	General Partner

	By:	/s/ Rahman D’Argenio
Name: Rahman D’Argenio
Title: Managing Member

Energy Capital Partners III-C, LP
By:	Energy Capital Partners GP III, LP
Its:	General Partner

By:	Energy Capital Partners III, LLC
Its:	General Partner

	By:	/s/ Rahman D’Argenio
Name: Rahman D’Argenio
Title: Managing Member

Energy Capital Partners III-D, LP
By:	Energy Capital Partners GP III, LP
Its:	General Partner

By:	Energy Capital Partners III, LLC
Its:	General Partner

	By:	/s/ Rahman D’Argenio
Name: Rahman D’Argenio
Title: Managing Member

Annex E-13

Capital Acquisition Management IV, LLC

By:	/s/ Mark Ein
Name: Mark Ein
Title: Managing Member

Capital Acquisition Founder IV, LLC

By:	/s/ L. Dyson Dryden
Name: L. Dyson Dryden
Title: Member

Annex E-14

Annex F

December 3, 2020

The Board of Directors

Nesco Holdings, Inc.

6714 Pointe Inverness Way, Suite 220

Fort Wayne, IN 46804

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to NESCO Holdings, Inc. (the “Company”) of the proposed Transaction (as defined below) among the Company and one of its wholly owned subsidiaries (collectively with the Company, the “Purchasers”), PE One Source Holdings, LLC, (“Platinum”) and the various sellers named in the Acquisition Agreement (as defined below) (collectively, the “Sellers”), relating to (x) the acquisition by the Purchasers of (1) Custom Truck One Source, L.P. (“CTOS”) and its subsidiaries, (2) the general partner of CTOS, Utility One Source GP LLC (“UOS”), (3) Blackstone UOS Feeder Fund BEP L.P. (“Blocker 1”) and (4) Blackstone UOS Feeder Fund VI L.P. (“Blocker 2”, and together with Blocker 1, the “Blocker Entities”, and the Blocker Entities together with CTOS and UOS, the “Acquired Companies”), and (y) the equity investment in the Company by Platinum (and potentially other parties) to facilitate the acquisition of the Acquired Companies by the Purchasers.

Pursuant to (i) the Purchase and Sale Agreement (the “Acquisition Agreement”), among the Purchasers, the Sellers, the sellers’ representative named therein, solely in its capacity as the representative of the Sellers, and Platinum, for the limited purposes specified therein, and (ii) the Common Stock Purchase Agreement (the “Investment Agreement”, and together with the Acquisition Agreement, the “Agreements”), between the Company and Platinum, the following will occur (collectively, the “Transaction”):

•        the Sellers will sell to the Purchasers (1) 100% of the limited partnership interests of CTOS (other than the limited partnership interests of CTOS held by the Blocker Entities), (2) 100% of the limited liability company interests of UOS, (3) 100% of the limited partnership interests of Blocker 1, (4) 100% of the general partnership interests of Blocker 1, (5) 100% of the limited partnership interests of Blocker 2 and (6) 100% of the general partnership interests of Blocker 2 (the “Acquisition”);

•        concurrently with the consummation of the Acquisition and the Supplemental Equity Financing (as defined below), Platinum will purchase from the Company, and the Company will issue to Platinum, in each case, at a purchase price of $5.00 per share, a contingent number of shares of the Common Stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) that ranges between 140,000,000 and 152,600,000 shares (the “Investment”);

•        prior to the consummation of the Acquisition, the Company will pursue a sale of Company Common Stock in a private placement, a registered public offering and/or a rights offering to the shareholders of the Company, in each case, for the aggregate amount of up to $200,000,000 (the “Supplemental Equity Financing”); provided that, in connection with the Supplemental Equity Financing and at the Company’s option, Platinum will purchase, at a purchase price of $5.00 per share, a number of shares of Company Common Stock representing the lower of (A) the positive amount by which (x) $100,000,000 exceeds (y) the aggregate cash proceeds actually received by the Company pursuant to the Supplemental Equity Financing, if any, and (B) an amount determined by the Company; provided further that Platinum shall not be required to purchase more than $100,000,000 of Company Common Stock in the Supplemental Equity Financing;

•        certain of the Sellers will enter into Rollover and Contribution Agreements (the “Rollover Agreements”) with the Company pursuant to which such Sellers will be entitled to exchange their limited partnership interests of CTOS and/or the Blocker Entities, as applicable, for Company Common Stock, in each case, at a purchase price of $5.00 per share; and

Annex F-1

•        the Purchasers will pay to the Sellers cash consideration in the aggregate amount of $1,475,000,000 (the “CTOS Base Purchase Price”), subject to certain adjustments set forth in the Acquisition Agreement (the “Acquisition Consideration”).

Pursuant to the Acquisition Agreement, the Acquisition Consideration will be subject to adjustments in respect of (1) the amount of the Acquired Companies’ working capital as set forth in the Acquisition Agreement (the “Working Capital Adjustment”), (2) the original equipment cost of the Rental Fleet (as defined in the Acquisition Agreement) of the Acquired Companies (the “OEC Adjustment”), (3) Closing Cash (as defined in the Acquisition Agreement), (4) Closing Indebtedness (as defined in the Acquisition Agreement) and (5) Company Transaction Expenses (as defined in the Acquisition Agreement) (collectively, the “Adjustments”).

We understand that consummation of the Investment and the Supplemental Equity Financing is conditioned on the consummation of the Acquisition, and that the consummation of the Acquisition is conditioned on the consummation of the Investment and the Supplemental Equity Financing. With your consent, we have assumed that the Transaction is consummated, if at all, in its entirety. Our opinion relates exclusively to the fairness, from a financial point of view, of the proposed Transaction, taken as a whole. We express no opinion as to the fairness, from a financial point of view, of the Acquisition, the Investment or any other component part of the Transaction (or the consideration to be paid therein), in each case, on an individual basis.

At your direction, we have also made the following assumptions:

•        the consummation of the Acquisition, the Investment and the Supplemental Equity Financing shall occur substantially concurrently;

•        pursuant to the Investment, Platinum will purchase from the Company, and the Company will issue to Platinum, 148,600,000 shares of Company Common Stock;

•        the Company will sell $100,000,000 to $200,000,000 of Company Common Stock at a purchase price of $5.00 per share pursuant to the Supplemental Equity Financing;

•        pursuant to the Rollover Agreements, the Sellers will exchange certain limited partnership interests of CTOS and/or the Blocker Entities, as applicable, for, in lieu of cash, $100,000,000 in aggregate of Company Common Stock at a purchase price of $5.00 per share;

•        the Acquisition Consideration will reflect that the CTOS Base Purchase Price will be reduced by an amount of Closing Indebtedness, and increased by an amount of Closing Cash, in each case, that is consistent with estimates provided by management of the Company;

•        the Acquisition Consideration will not reflect any net adjustment to the CTOS Base Purchase Price in respect of the Working Capital Adjustment, the OEC Adjustment and Company Transaction Expenses;

•        the Purchasers will incur new debt in an aggregate amount that is consistent with estimates provided by management of the Company to, among other things, facilitate the consummation of the Transaction; and

•        the current and pro forma capital structure (including cash, debt and share count) of the Company and the Acquired Companies (taken as a whole), in each case on a standalone basis, is consistent with estimates provided by management of the Company.

We express no opinion as to the fairness, from a financial point of view, of the proposed Transaction to the extent the Transaction diverges in any way material to our analyses from any of the aforementioned assumptions. We also note that we were not authorized to, and did not, solicit any expressions of interest from any other parties with respect to the Transaction or any other alternative transaction.

In connection with preparing our opinion, we have (i) reviewed a draft dated December 3, 2020 of the Acquisition Agreement; (ii) reviewed a draft dated December 3, 2020 of the Investment Agreement; (iii) reviewed a draft dated December 2, 2020 of the form Rollover Agreement between the Company and each applicable Seller; (iv) reviewed certain publicly available business and financial information concerning the Acquired Companies and the industries in which they operate; (v) compared the financial and operating performance of the Acquired Companies with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical

Annex F-2

market prices of the Company Common Stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Acquired Companies and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Acquired Companies and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Acquired Companies and the Company, the financial condition and future prospects and operations of the Acquired Companies and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Sellers, Blackstone Management Partners L.L.C. (“Blackstone”), the Acquired Companies and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Sellers, the Acquired Companies or the Company or the other Purchasers under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of the Acquired Companies and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreements, and that the definitive Agreements will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the other Purchasers, Platinum and the Sellers in the Agreements and the related agreements are and will be true and correct in all respects material to our analysis, and that the Adjustments will not result in any adjustment to the Acquisition Consideration that is material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Acquired Companies or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the proposed Transaction and we express no opinion as to the fairness of the Transaction (or the consideration to be paid therein) to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company or the other Purchasers to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Transaction (or the consideration to be paid therein) or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with certain affiliates of each of Platinum, Blackstone, a significant shareholder of CTOS, and ECP ControlCo, LLC (“ECP”) and Capitol Acquisition Management IV, LLC (“Capitol”), each significant shareholders of the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as sole lead arranger and bookrunner on the credit facility and an offering of debt securities of an affiliate of Capitol, each of which closed in July 2019, relating to Capitol’s transaction with

Annex F-3

the Company and in various roles for portfolio company affiliates, including joint lead arranger and bookrunner on syndicated credit facilities, joint lead bookrunner on offerings of debt securities, joint lead bookrunner on offerings of equity securities and M&A financial advisor on transactions, of each of Platinum, Blackstone, ECP and Capitol, unrelated to the Transaction. In addition, our commercial banking affiliate is an agent bank and a lender under the outstanding credit facilities of certain of such affiliates, for which it receives compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Sellers for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

Annex F-4

NESCO HOLDINGS, INC. 6714 POINTE INVERNESS WAY, SUITE 220 FORT WAYNE, IN 46804 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on February 17, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NSCO2021SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on February 17, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D30340-S16467 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NESCO HOLDINGS, INC. The Board recommends you vote “FOR” Proposals 1, 2, 3, 4, 5 and 6. 1. The NYSE Proposal – To approve, for purposes of Section 312.03 of the NYSE Listed Company Manual, the issuance of the shares of common stock pursuant to the Issuance, and related change of control (capitalized terms have the meanings set forth in the accompanying proxy statement). The Charter Proposals – The following four separate proposals to approve the adoption of the proposed amended and restated certificate of incorporation of Nesco, in the form attached as Annex B to the accompanying proxy statement), to be effective upon consummation of the Transaction: 2. Charter Proposal A – To approve an amendment to the certificate of incorporation of Nesco to increase (a) the authorized shares of common stock, par value $0.0001 per share, from 250,000,000 to 500,000,000 and (b) the authorized shares of preferred stock, par value $0.0001 per share, from 5,000,000 to 10,000,000. 3. Charter Proposal B – To approve an amendment to the certificate of incorporation of Nesco to permit, at any time when Platinum and its affiliates collectively beneficially own, in the aggregate, at least 50% in voting power of the stock of Nesco entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of Nesco to be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

D30341-S16467

NESCO HOLDINGS, INC.
Special Meeting of Stockholders
February 18, 2021 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dyson Dryden and William Plummer, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of NESCO HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 A.M. EST on February 18, 2021, virtually via a live webcast at www.virtualshareholdermeeting.com/NSCO2021SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

Abstain Against For 4. Charter Proposal C – To approve an amendment to the certificate of incorporation of Nesco to include provisions that are substantially equivalent to Section 203 of the DGCL, except that Platinum, ECP, Capitol and Blackstone and certain permitted transferees thereof would be exempt. 5. Charter Proposal D – To approve the amendment to the certificate of incorporation of Nesco to include, in addition to the items listed in Proposals 2, 3 and 4 above, certain ministerial amendments, including extension of the waiver of corporate opportunities in favor of certain exempted persons, which includes Platinum, ECP, Capitol and Blackstone, and incorporates by reference the provisions of the Amended and Restated Stockholders’ Agreement of Nesco to be entered into in connection with the Transaction as opposed to the current stockholders’ agreement of Nesco. 6. The Adjournment Proposal – To approve an adjournment of the special meeting, even if a quorum is present, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve any of Proposals 1, 2, 3, 4 or 5.